As filed with the Securities and Exchange Commission on March 18, 2022
Registration No. 333-262106
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Emersub CX, Inc.
(to be renamed Aspen Technology, Inc.)
(Exact name of Registrant as specified in its charter)
Delaware	7371	87-3100817
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
8000 West Florissant Avenue
St. Louis, MO 63136
314-553-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Sara Yang Bosco
Senior Vice President, Secretary & General Counsel
Emerson Electric Co.
8000 West Florissant Avenue
St. Louis, MO 63136
314-553-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with copies to:
Phillip R. Mills Marc O. Williams Cheryl Chan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 212-450-4000	Frederic G. Hammond Senior Vice President, General Counsel and Secretary Aspen Technology, Inc. 20 Crosby Drive Bedford, MA 01730 781-221-6400	Graham Robinson Chadé Severin Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, MA 02116 617-573-4800
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company, and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

The information in this combined proxy statement/prospectus is not complete and may be changed. Emersub CX, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This combined proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION, DATED MARCH 18, 2022

Aspen Technology, Inc.
20 Crosby Drive
Bedford, Massachusetts 01730
(781) 221-6400
[ ], 2022
Dear Aspen Technology, Inc. Stockholders:
You are cordially invited to attend a special meeting of the stockholders of Aspen Technology, Inc. (“AspenTech”) to be held on [ ], 2022, at [ ] a.m., Eastern time, at [ ].
On October 10, 2021, AspenTech and Emerson Electric Co. (“Emerson”) entered into a Transaction Agreement and Plan of Merger (the “Transaction Agreement”) to combine two of Emerson’s industrial software businesses, Open Systems International, Inc. and its Geological Simulation Software business (the “Emerson Industrial Software Business”), and AspenTech under a new publicly traded company.
The Transaction Agreement provides for (i) Emerson’s contribution of $6,014,000,000 in cash to Emersub CX, Inc., a wholly owned subsidiary of Emerson (“Newco”), in exchange for Newco common stock, (ii) EMR Worldwide Inc., a wholly owned subsidiary of Emerson (“Emerson Sub”), contributing the Emerson Industrial Software Business, to Newco in exchange for Newco common stock, (iii) the merger of Emersub CXI, Inc., a wholly owned subsidiary of Newco (“Merger Sub”), with and into AspenTech, with AspenTech being the surviving corporation and becoming a wholly owned subsidiary of Newco (the “Merger”) and (iv) as a result of the Merger, each issued and outstanding share of AspenTech common stock (subject to certain exceptions) converting into the right to receive both 0.42 shares of Newco common stock and a per share cash consideration, calculated by dividing $6,014,000,000 by the number of outstanding shares of AspenTech common stock as of the closing of the transaction (the “Closing”) on a fully diluted basis (the foregoing and the other transactions contemplated by the Transaction Agreement collectively, the “Transactions”). The cash consideration is currently estimated to be approximately $87.50 per share of AspenTech common stock.
At the Closing, Newco will change its registered name with the Secretary of State of Delaware to “Aspen Technology, Inc.” (and thereafter referred to as “New AspenTech” in the accompanying combined proxy statement/prospectus). Immediately following the Closing, Emerson will own 55% of the outstanding shares of New AspenTech common stock (on a fully diluted basis) and former AspenTech stockholders will own the remaining outstanding shares of New AspenTech common stock. Following the Closing, AspenTech common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, and cease to be publicly traded. New AspenTech and its subsidiaries will operate under AspenTech’s current name “Aspen Technology, Inc.” and New AspenTech common stock will be traded on NASDAQ under AspenTech’s current stock ticker symbol “AZPN.”
At the special meeting of the stockholders of AspenTech, you will be asked to vote on:
•	a proposal to adopt the Transaction Agreement and approve the Transactions, including the Merger;
•
a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to AspenTech’s named executive officers in connection with the Transactions, including the Merger; and

•
a proposal to adjourn AspenTech’s special meeting if AspenTech determines it is necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement.

Following a comprehensive review of AspenTech’s strategic opportunities to increase stockholder value, the AspenTech board of directors (the “AspenTech Board”) concluded that Emerson is the ideal strategic partner for AspenTech and that the structure of the Transactions provides the best opportunity to drive continued growth and expand AspenTech’s ability to support customers’ global sustainability ambitions. The AspenTech Board believes the Transactions will create a diversified, high-performance industrial software leader with a global footprint, strong go-to-market capabilities and a high-growth, predictable business model. New AspenTech will potentially provide substantial benefits to AspenTech stockholders as holders of shares of New AspenTech common stock and offer a highly differentiated industrial software portfolio that can support the lifecycle of complex operations across a wide range of industry verticals including design and engineering, operations, maintenance and asset optimization.
The AspenTech Board has reviewed and considered the terms of the Transaction Agreement and has determined that the Transaction Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, AspenTech and its stockholders. The AspenTech Board recommends that you vote “FOR” the proposal to adopt the Transaction Agreement and approve the Transactions, including the Merger, and “FOR” all the other proposals described in the accompanying combined proxy statement/prospectus.
We urge you to read the enclosed combined proxy statement/prospectus, including the Annexes and the documents incorporated by reference therein, carefully and in their entirety, as they include important information about the Transactions. In particular, we urge you to carefully read the section titled “Risk Factors” beginning on page 33 of the enclosed combined proxy statement/prospectus for a description of the risks that you should consider in evaluating the Transactions.
Your vote is very important. We cannot complete the Transactions unless AspenTech stockholders adopt the Transaction Agreement and approve the Transactions, including the Merger. Whether or not you expect to attend the special meeting, the details of which are described in the enclosed combined proxy statement/prospectus, please immediately submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope.
After the completion of the Transactions, we will be a “Controlled Company” within the meaning of NASDAQ corporate governance listing standards. We will qualify for exemptions from certain NASDAQ corporate governance listing standards and we will avail ourselves of such exemptions, in whole or in part, as requested by Emerson.
If you have any questions or require assistance in voting your shares, you should call Innisfree M&A Incorporated, AspenTech’s proxy solicitor for the special meeting, toll-free at +1 (877) 717-3095.
Sincerely,

/s/ Antonio Pietri

Antonio Pietri
President and Chief Executive Officer
Aspen Technology, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to the Transactions or determined if the enclosed combined proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The enclosed combined proxy statement/prospectus is dated [ ], 2022, and is first being mailed to stockholders on or about [ ], 2022.

Aspen Technology, Inc.
20 Crosby Drive
Bedford, Massachusetts 01730
(781) 221-6400
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF ASPEN TECHNOLOGY, INC.
TO BE HELD ON [ ], 2022
A special meeting of Aspen Technology, Inc. stockholders will be held on [ ], 2022, at [ ] a.m., Eastern time, at [ ], for the following purposes:
1.
To consider and vote on a proposal to adopt the Transaction Agreement and Plan of Merger (as it may be amended from time to time, the “Transaction Agreement”), dated October 10, 2021, among Aspen Technology, Inc. (“AspenTech”), Emerson Electric Co. (“Emerson”), EMR Worldwide Inc., a wholly owned subsidiary of Emerson, Emersub CX, Inc., a wholly owned subsidiary of Emerson (“Newco”), and Emersub CXI, Inc., a wholly owned subsidiary of Newco (“Merger Sub”), and approve the transactions contemplated by the Transaction Agreement, including the merger of Merger Sub with and into AspenTech (collectively, the “Transactions”).

2.
To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to AspenTech’s named executive officers in connection with the Transactions.

3.
To consider and vote on a proposal to approve the adjournment of the special meeting if AspenTech determines that it is necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement.

4.	To transact any other business properly brought before the special meeting and any adjournment or postponement thereof, in each case, by or at the direction of the AspenTech board of directors.
These items of business, including the Transaction Agreement and the proposed Transactions, are described in detail in the accompanying combined proxy statement/prospectus.
Only stockholders of record on the books of AspenTech at the close of business on [ ], 2022, will be entitled to vote at the special meeting or any adjournment or postponement thereof. If a new record date is set, you will be entitled to vote at the special meeting if you hold shares of AspenTech common stock as of such new record date.
THE ASPENTECH BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH PROPOSAL.
Your vote is very important. Approval of the Transactions by AspenTech stockholders is a condition to the Transactions and requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of AspenTech common stock outstanding and entitled to vote on such proposal. Your abstaining, failure to submit a proxy or vote in person at the special meeting or failure to provide your broker, nominee, fiduciary or other custodian, as applicable, with instructions on how to vote your shares will have the same effect as a vote against the adoption of the Transaction Agreement and the approval of the Transactions.
Whether or not you plan to attend the special meeting, please promptly submit your proxy by telephone or by accessing the Internet site following the instructions in the accompanying combined proxy statement/prospectus or by marking, dating, signing and returning the accompanying proxy card in the self-addressed postage prepaid envelope as promptly as possible. If you attend the special meeting, you may withdraw your proxy and vote in person.
Although we are currently planning to hold the special meeting in person, in light of the ongoing public health concerns surrounding the coronavirus (COVID-19) pandemic, we are planning for the possibility that the special meeting may be held solely by means of remote communication (i.e., a virtual-only meeting) in lieu of an in-person meeting. If we decide to hold a virtual special meeting, we will publicly announce the decision in advance in a press release, and details will be posted on our website at www.AspenTech.com as soon as practicable before the special meeting and filed as additional proxy soliciting material with the Securities and Exchange Commission. In that event, the special meeting will be held on the above date and time but would be available via live video webcast. We recommend that you monitor our website for updated information, and please check the website in advance of the special meeting to confirm the status of the meeting before planning to attend in person. If we hold the special meeting by means of remote communication, stockholders will be able to attend the meeting by visiting [  ] by using the control number included in your proxy materials.
By Order of the Board of Directors

/s/ Frederic G. Hammond

Frederic G. Hammond
Senior Vice President, General Counsel and Secretary
Aspen Technology, Inc.

WHERE TO FIND ADDITIONAL INFORMATION
This combined proxy statement/prospectus incorporates important business and financial information about Aspen Technology, Inc. (“AspenTech”) from other documents that are not included in or delivered with this combined proxy statement/prospectus. This information is available to you without charge. As an electronic filer, AspenTech’s public filings are also maintained on the Securities and Exchange Commission’s (the “SEC”) Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is https://www.sec.gov. You can obtain copies of the documents incorporated by reference into this combined proxy statement/prospectus through the SEC website or by requesting them in writing or by telephone from AspenTech at the following address and telephone number:
Aspen Technology, Inc.
20 Crosby Drive
Bedford, Massachusetts 01730
Investor Relations
+1 (781) 221-6400
You may also obtain additional copies of this combined proxy statement/prospectus or the documents incorporated by reference into this combined proxy statement/prospectus by contacting Innisfree M&A Incorporated, AspenTech’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of the documents that you request.
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
+1 (877) 717-3095
To obtain timely delivery of documents, you must request them no later than five business days before the date of the special meeting, which is scheduled to be held on [ ], 2022. See the section titled “Where You Can Find Additional Information” beginning on page 214 of this combined proxy statement/prospectus.
SUBMITTING PROXIES BY MAIL, TELEPHONE OR INTERNET
AspenTech stockholders of record may vote by submitting their proxies:
•	by telephone, by calling the toll-free number +1 (800) 690-6903 and following the recorded instructions;
•	by accessing the Internet website at www.proxyvote.com and following the instructions on the website; or
•	by mail, by indicating their vote on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied the proxy card.
The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.
Stockholders of AspenTech whose shares are held in “street name” must provide their broker, nominee, fiduciary or other custodian with instructions on how to vote their shares; otherwise, their broker, nominee, fiduciary or other custodian will not vote their shares on any of the proposals before the special meeting. Stockholders should check the voting form provided by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

i

Page
Projected Financial Data	78
Opinion of AspenTech’s Financial Advisor	85
Leadership of New AspenTech	93
Indemnification and Insurance	93
Accounting Treatment	94
Regulatory Matters Relating to the Transactions	95
Appraisal Rights	97
Federal Securities Laws Consequences; Stock Transfer Restrictions	100
Stock Exchange Listing	101
U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS	102
U.S. Holders	103
Non-U.S. Holders	105
Backup Withholding and Information Reporting	106
Foreign Account Tax Compliance Act	106
INTERESTS OF ASPENTECH’S DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTIONS	108
Equity Incentive Awards	109
Leadership of New AspenTech	112
Indemnification and Insurance	112
GOLDEN PARACHUTE COMPENSATION	114
ADVISORY (NON-BINDING) VOTE ON GOLDEN PARACHUTE COMPENSATION	116
THE TRANSACTION AGREEMENT	117
Structure of the Transactions; Merger Consideration	117
Surrender and Payment; Fractional Shares; No Further Ownership Rights in AspenTech Common Stock; Transfer Books; Termination of Exchange Fund; Lost Certificates	118
Dissenting Shares	119
Treatment of AspenTech Equity Incentive Awards	120
Treatment of AspenTech Employee Stock Purchase Plan	120
Representations and Warranties; Material Adverse Effect	120
Conditions to Closing	122
Closing of the Transactions	124
Operations of AspenTech and the Emerson Industrial Software Business Pre-Closing	124
Government Approvals	129
Litigation Relating to the Transactions	131
AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation	131
Employee Matters	134
Emerson Reorganization	138
Stockholder Litigation	138
Director and Officer Indemnification and Insurance	139
AspenTech Special Meeting	139
Termination and Termination Fees	140
Indemnification	141
Amendment and Waiver	142
Specific Performance	142
CERTAIN AGREEMENTS RELATED TO THE TRANSACTIONS	143
Stockholders Agreement	143
Registration Rights Agreement	152
Tax Matters Agreement	153
Commercial Agreement	154
Transition Services Agreements	155

HELPFUL INFORMATION
In this document:
•
“AspenTech Equity Award Exchange Ratio” means the sum of (i) 0.42 shares of Common Stock and (ii) the quotient obtained by dividing (x) the amount equal to (i) $6,014,000,000 divided by (ii) the number of outstanding shares of AspenTech common stock as of the Closing on a fully diluted basis by (y) the volume weighted average price of Common Stock during the five trading days commencing on the Closing Date;

•
“AspenTech” means Aspen Technology, Inc., a Delaware corporation, prior to the Closing. At the Closing, AspenTech will change its registered name with the Secretary of State of Delaware to “AspenTech Corporation”;

•	“AspenTech Board” means the board of directors of AspenTech;
•	“AspenTech common stock” means common stock, par value $0.10 per share, of AspenTech;
•	“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close;
•	“Closing” means the consummation of the Transactions;
•	“Closing Date” means the date on which the Closing occurs;
•	“Code” means the Internal Revenue Code of 1986, as amended;
•
“Commercial Agreement” means the Commercial Agreement, to be dated, executed and delivered as of the Closing Date, among AspenTech, New AspenTech and Emerson Automation Solutions Subsidiary, a redacted copy of the form of which is attached as Annex K to this combined proxy statement/prospectus;

•	“Commercial Agreement Term Sheet” means the term sheet attached to the Transaction Agreement, a redacted copy of which is attached as Annex G to this combined proxy statement/prospectus;
•	“Common Stock” means the common stock, par value $0.0001 per share, of New AspenTech;
•
“Contribution” means, in exchange for an aggregate of 55% of the outstanding shares of Common Stock on a fully diluted basis as of immediately following the Closing, (i) the contribution by Emerson Sub to Newco of all of the equity interests of the holding company that will hold directly or indirectly the Emerson Industrial Software Business and (ii) the contribution by Emerson to Newco of $6,014,000,000 in cash;

•	“DGCL” means the Delaware General Corporation Law;
•
“Dissenting Shares” means shares of AspenTech common stock outstanding immediately prior to the effective time of the Merger and held by AspenTech stockholders who have not voted in favor of the Merger and who have demanded appraisal for such shares in accordance with the DGCL and who have not failed to perfect, withdrawn or lost the right to appraisal;

•	“DOJ” means the U.S. Department of Justice;
•	“Emerson” means Emerson Electric Co., a Missouri corporation;
•	“Emerson Automation Solutions Subsidiary” means Fisher-Rosemount Systems, Inc., a wholly owned subsidiary of Emerson;
•
“Emerson Contributed Subsidiaries” means the holding company, and such holding company’s subsidiaries, that will hold directly or indirectly the Emerson Industrial Software Business following the Emerson Industrial Software Business Reorganization, which holding company will be contributed to Newco as part of the Contribution;

•	“Emerson Group” means, at any given time, Emerson and its subsidiaries excluding, after the Closing, New AspenTech and its subsidiaries;

•	“Emerson Industrial Software Business” means Open Systems International, Inc. (“OSI Inc.”) and the Geological Simulation Software business (“GSS”) of Emerson and its subsidiaries;
•
“Emerson Industrial Software Business Employees” means employees of the Emerson Group who are primarily employed in the Emerson Industrial Software Business, subject to the addition or removal of certain individuals, as determined in accordance with the Transaction Agreement;

•
“Emerson Industrial Software Business Reorganization” means the undertaking of certain restructuring transactions in accordance with the restructuring plan attached to the Transaction Agreement to separate the Emerson Industrial Software Business from Emerson’s other business activities and consolidate such separated business under a holding company to be contributed to Newco as part of the Contribution;

•	“Emerson Retained Subsidiaries” means all subsidiaries of Emerson other than Newco and the Emerson Contributed Subsidiaries;
•	“Emerson Sub” means EMR Worldwide Inc., a Delaware corporation and a wholly owned subsidiary of Emerson;
•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;
•	“Excluded Shares” means shares of AspenTech common stock outstanding immediately prior to the effective time of the Merger held (i) by AspenTech as treasury stock or (ii) by Emerson;
•	“First Trigger” means the Emerson Group ceasing to beneficially own more than 50% of the outstanding shares of Common Stock;
•
“First Trigger Date” means the date that is 45 days following the earliest of (x) the date on which New AspenTech notifies Emerson Sub in writing of the First Trigger, (y) the date on which Emerson Sub makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the First Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the First Trigger; provided that if on such first date the Emerson Group beneficially owns more than 50% of the outstanding shares of Common Stock (and at no point during such 45-day period beneficially owned less than 45% of the outstanding shares of Common Stock), the First Trigger and the First Trigger Date will be deemed to not have occurred (for the avoidance of doubt, if at any point during such 45-day period, the Emerson Group beneficially owns less than 45% of the outstanding shares of Common Stock, the First Trigger Date will occur regardless of any subsequent acquisition by the Emerson Group of additional shares of Common Stock);

•	“Fourth Trigger Date” means the date on which the Emerson Group ceases to beneficially own at least 10% of the outstanding shares of Common Stock;
•	“FTC” means the U.S. Federal Trade Commission;
•	“GAAP” means generally accepted accounting principles in the United States;
•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
•	“Independent Director” means a director of New AspenTech who is independent under the NASDAQ listing rules;
•	“Merger” means the merger of AspenTech with Merger Sub, with AspenTech surviving the merger as a direct wholly owned subsidiary of New AspenTech;
•
“Merger Consideration” means, with respect to each share of AspenTech common stock (other than Excluded Shares), (i) a per share cash consideration amount, calculated by dividing $6,014,000,000 by the number of outstanding shares of AspenTech common stock as of the Closing on a fully diluted basis, which per share cash consideration amount is currently estimated to be approximately $87.50, and (ii) 0.42 shares of Common Stock;

•	“Merger Sub” means Emersub CXI, Inc., a Delaware corporation and a direct wholly owned subsidiary of Newco;

•	“NASDAQ” means The Nasdaq Stock Market LLC;
•	“New AspenTech” means Newco after the Closing. At the Closing, Newco will change its registered name with the Secretary of State of Delaware to “Aspen Technology, Inc.”;
•	“New AspenTech Board” means the board of directors of New AspenTech;
•	“New AspenTech Bylaws” means the amended and restated bylaws of New AspenTech, a form of which is attached as Annex C to this combined proxy statement/prospectus;
•	“New AspenTech Charter” means the amended and restated certificate of incorporation of New AspenTech, a form of which is attached as Annex B to this combined proxy statement/prospectus;
•
“New AspenTech Independent Director” means each director of New AspenTech who (x) is an Independent Director, (y) is not an executive officer or employee of any member of the Emerson Group and (z) would not be a director described under Clauses (A) through (F) of Rule 5605(a)(2) of the NASDAQ listing rules in relation to Emerson assuming Emerson were the “Company” thereunder;

•	“Newco” means Emersub CX, Inc., a Delaware corporation and direct wholly owned subsidiary of Emerson Sub, prior to the Closing;
•
“Registration Rights Agreement” means the Registration Rights Agreement, to be dated, executed and delivered as of the Closing Date, between Emerson Sub and New AspenTech, a form of which is attached as Annex E to this combined proxy statement/prospectus;

•
“Related Party Transaction” means any transaction between New AspenTech and any of its subsidiaries, on the one hand, and any member of the Emerson Group, or, solely in their capacity as such, any director, officer, employee or associate of any member of the Emerson Group, on the other hand;

•
“RPT Committee” means an ad-hoc committee formed by the New AspenTech Board from time to time consisting of at least two directors of New AspenTech; provided that all members of an RPT Committee must be New AspenTech Independent Directors who are designated by a majority of the Independent Directors;

•	“SEC” means the U.S. Securities and Exchange Commission;
•	“Second Trigger” means the Emerson Group ceasing to beneficially own more than 40% of the outstanding shares of Common Stock;
•
“Second Trigger Date” means the date that is 45 days following the earliest of (x) the date on which New AspenTech notifies Emerson Sub in writing of the Second Trigger, (y) the date on which Emerson Sub makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Second Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Second Trigger; provided that if on such first date the Emerson Group beneficially owns more than 40% of the outstanding shares of Common Stock (and at no point during such 45-day period beneficially owned less than 35% of the outstanding shares of Common Stock), the Second Trigger and the Second Trigger Date will be deemed to not have occurred (for the avoidance of doubt, if at any point during such 45-day period, the Emerson Group beneficially owns less than 35% of the outstanding shares of Common Stock, the Second Trigger Date will occur regardless of any subsequent acquisition by Emerson Group of additional shares of Common Stock);

•	“Securities Act” means the Securities Act of 1933, as amended;
•
“Stockholders Agreement” means the Stockholders Agreement, to be dated, executed and delivered as of the Closing Date, between Emerson, Emerson Sub and New AspenTech, a form of which is attached as Annex D to this combined proxy statement/prospectus;

•	“Surviving Corporation” means AspenTech as the surviving corporation in the Merger;

•
“Tax Matters Agreement” means the Tax Matters Agreement, to be dated, executed and delivered as of the Closing Date, between Emerson and New AspenTech, a form of which is attached as Annex F to this combined proxy statement/prospectus;

•	“Third Trigger” means the Emerson Group ceasing to beneficially own at least 20% of the outstanding shares of Common Stock;
•
“Third Trigger Date” means the date that is 45 days following the earliest of (x) the date on which New AspenTech notifies Emerson Sub in writing of the Third Trigger, (y) the date on which Emerson Sub makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Third Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Third Trigger; provided that if on such first date the Emerson Group beneficially owns at least 20% of the outstanding shares of Common Stock (and at no point during such 45-day period beneficially owned less than 17.5% of the outstanding shares of Common Stock), the Third Trigger and the Third Trigger Date will be deemed to have not occurred (for the avoidance of doubt, if at any point during such 45-day period, the Emerson Group beneficially owns less than 17.5% of the outstanding shares of Common Stock, the Third Trigger Date will occur regardless of any subsequent acquisition by the Emerson Group of additional shares of Common Stock);

•
“Transaction Agreement” means the Transaction Agreement and Plan of Merger, dated as of October 10, 2021, among AspenTech, Emerson, Emerson Sub, Newco and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this combined proxy statement/prospectus;

•
“Transaction Documents” means, collectively, the Transaction Agreement, the Stockholders Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Registration Rights Agreement and the Commercial Agreement;

•	“Transactions” means the various transactions contemplated by the Transaction Agreement, including the Merger and the Contribution;
•
“Transition Services Agreement” means the Transition Services Agreement, to be dated, executed and delivered as of the Closing Date, between Emerson and New AspenTech, a form of which is attached as Annex H to this combined proxy statement/prospectus;

•	“us,” “we,” and “our” refer to AspenTech and its consolidated subsidiaries, before the Closing, or New AspenTech and its consolidated subsidiaries, after the Closing, as the context requires; and
•	“you” means the stockholders of AspenTech.

QUESTIONS AND ANSWERS
The following are some questions that you, as a stockholder of AspenTech, may have regarding the Transactions and the answers to those questions. AspenTech urges you to read the remainder of this combined proxy statement/prospectus carefully, including the annexes, because the information in this section does not provide all of the information that might be important to you with respect to the Transactions and how to vote your shares.
Questions and Answers about the Transactions
Q:	Why am I receiving this combined proxy statement/prospectus?
A:
This document is being delivered to you because you are a stockholder of AspenTech. AspenTech is holding a special meeting in connection with the Transactions contemplated by the Transaction Agreement.

At the special meeting, AspenTech stockholders are being asked to vote on:
•	a proposal to adopt the Transaction Agreement and approve the Transactions, including the Merger (the “Transaction Proposal”);
•
a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to AspenTech’s named executive officers in connection with the Transactions, including the Merger (the “Compensation Proposal”); and

•
a proposal to adjourn the special meeting if AspenTech determines that it is necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement (the “Adjournment Proposal”).

This document is serving as both a proxy statement of AspenTech and a prospectus of Newco. It is a proxy statement because it is being used by the AspenTech Board to solicit proxies from its stockholders. It is a prospectus because Newco is offering shares of its common stock in exchange for shares of AspenTech common stock. A copy of the Transaction Agreement is attached as Annex A to this combined proxy statement/prospectus.
Q:	What is happening in the Transactions?
A:
If the Transactions are consummated, New AspenTech will own AspenTech and the Emerson Industrial Software Business. In connection with the Transactions, Emerson Sub will contribute the Emerson Industrial Software Business and Emerson will contribute $6,014,000,000 in cash to Newco in exchange for Newco common stock (the Contribution), and Merger Sub will merge with and into AspenTech, with AspenTech being the Surviving Corporation and becoming a wholly owned subsidiary of Newco (the Merger). As a result of the Merger, each issued and outstanding share of AspenTech common stock (subject to certain exceptions) will be converted into the right to receive 0.42 shares of Newco common stock and a per share cash consideration amount, calculated by dividing $6,014,000,000 by the number of outstanding shares of AspenTech common stock as of the Closing on a fully diluted basis, which per share cash consideration amount is currently estimated to be approximately $87.50 per share of AspenTech common stock. This means that holders of AspenTech common stock as of the Closing will receive an estimated $5,839 million in the aggregate at the Closing, with the remaining $175 million of the cash consideration remaining on the New AspenTech balance sheet as of the Closing.

At the Closing, Newco will change its registered name with the Secretary of State of Delaware to “Aspen Technology, Inc.” (and thereafter be referred to as “New AspenTech” in this combined proxy statement/prospectus). Immediately following the Closing, Emerson will own 55% of the outstanding shares of Common Stock (on a fully diluted basis) and former AspenTech stockholders will own the remaining outstanding shares of Common Stock. Following the Closing, AspenTech common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and cease to be publicly traded. New AspenTech and its subsidiaries will operate under AspenTech’s current name “Aspen Technology, Inc.” In connection with the Closing, we intend to apply to list the Common Stock on NASDAQ under AspenTech’s current stock ticker symbol and, if NASDAQ approves such application, the Common Stock will be traded on NASDAQ with the stock ticker symbol “AZPN.” It is a condition to the Transactions that the shares of Common Stock issuable pursuant to the Transactions be approved for listing on NASDAQ, subject only to official notice of issuance.

AspenTech and Emerson believe that the Transactions, as set forth in the Transaction Agreement, will create a diversified, high-performance industrial software leader with a global footprint and provide the potential for substantial strategic and financial benefits to their respective stockholders, shareholders, and customers and other stakeholders worldwide, including, among others:
•	strong go-to-market capabilities and a high-growth, predictable business model;
•
a highly differentiated industrial software portfolio with the capabilities to support the lifecycle of complex operations across a wide range of industry verticals, including design and engineering, operations, maintenance and asset optimization;

•	a strong balance sheet to support investment in innovation and operations;
•	the ability to deliver substantial value for AspenTech stockholders and Emerson shareholders; and
•	significant revenue and cost synergies once fully integrated.
Additional information on the reasons for the Transactions can be found below in the section titled “The Transactions—Recommendation of the AspenTech Board and Its Reasons for the Transactions” beginning on page 74 of this combined proxy statement/prospectus.
Q:	What will existing stockholders of AspenTech own after the Transactions?
A:
Following the Transactions, the Emerson Group is expected to beneficially own or control 55% of the outstanding shares of Common Stock on a fully diluted basis. Holders of AspenTech common stock immediately prior to the Closing will own the remaining outstanding shares of Common Stock, which will be shares in a “Controlled Company” under the NASDAQ corporate governance listing standards. When the Transactions are completed, each share of AspenTech common stock you own prior to the Closing (other than Excluded Shares and Dissenting Shares) will have been converted automatically into the right to receive 0.42 shares of Common Stock and a per share cash consideration amount, calculated by dividing $6,014,000,000 by the number of outstanding shares of Common Stock as of the Closing on a fully diluted basis, which per share cash consideration amount is currently estimated to be approximately $87.50 per share of AspenTech common stock.

Following the Transactions, the Emerson Group will be able to control any action requiring stockholder approval, including, the election of directors, the adoption of amendments to the New AspenTech Charter and the approval of any merger, consolidation or sale of all or substantially all of New AspenTech’s assets. In addition, pursuant to the Stockholders Agreement by and among New AspenTech, Emerson and Emerson Sub, a form of which is attached hereto as Annex D, Emerson Sub has the right to consent to certain agreed-upon actions taken by New AspenTech and will continue to have such consent rights so long as the Emerson Group beneficially owns a certain percentage of the outstanding shares of Common Stock.
Q:	Are there risks associated with the Transactions?
A:
Yes. The Transactions may not be completed or, if completed, we may not achieve the expected benefits of the Transactions because of the risks and uncertainties discussed in the section titled “Risk Factors” beginning on page 33 of this combined proxy statement/prospectus, which you should read carefully. Those risks include, among other things, risks relating to the uncertainty of whether the closing conditions to the completion of the Transactions will be satisfied and, if the Transactions are completed, whether we will be able to successfully integrate the Emerson Industrial Software Business with the existing AspenTech business, and uncertainties relating to the performance of the combined businesses following the completion of the Transactions due to factors outside our control. There are also other risks associated with the Transactions that are described in the “Risk Factors” section.

Q:	How will my rights as a New AspenTech stockholder after the Closing differ from my current rights as an AspenTech stockholder?
A:
New AspenTech will be a Delaware corporation, as is AspenTech, and your rights as a stockholder of a corporation incorporated in Delaware under the DGCL will remain the same. However, after the Closing, your rights as a stockholder of New AspenTech will be governed by the New AspenTech Charter, a form of which is attached hereto as Annex B, and by the New AspenTech Bylaws, a form of which is attached hereto as Annex C, rather than the current certificate of incorporation and bylaws of AspenTech. New AspenTech will also be governed by the Stockholders Agreement with Emerson and Emerson Sub, a form of which is attached hereto as Annex D, which may affect your rights as a stockholder of New AspenTech. A comparison of your rights as a stockholder under these governing documents is discussed in the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 166 of this combined proxy statement/prospectus.
Q:	How are outstanding AspenTech stock options and restricted stock units treated as a result of the Transactions?
A:
Pursuant to the terms of the Transaction Agreement and the plans and agreements governing such awards, any AspenTech stock option and restricted stock unit awards that are outstanding at the Closing will be treated as follows:

•
Each outstanding option to purchase shares of AspenTech common stock under any AspenTech equity plan, whether vested or unvested, that is unexercised as of immediately prior to the Closing will be converted into an option to acquire shares of Common Stock. Each converted option will be subject to the same terms and conditions as applied to the original option.

•
Each outstanding award of restricted stock units with respect to shares of AspenTech common stock under any AspenTech equity plan that is unvested as of immediately prior to the Closing will be converted into an award of restricted stock units with respect to shares of Common Stock. Each converted restricted stock unit will be subject to the same terms and conditions as applied to the original restricted stock unit.

The conversions described above will be effected in a manner intended to preserve the intrinsic value of the award. For additional details on the treatment of AspenTech stock options and restricted stock units in connection with the Transactions, see the section titled “The Transaction Agreement—Treatment of AspenTech Equity Incentive Awards” beginning on page 120 of this combined proxy statement/prospectus.
Q:	How is the AspenTech Employee Stock Purchase Plan being treated as a result of the Transactions?
A:
Prior to the Closing, the AspenTech Board (or the appropriate committee thereof) will take all actions necessary to cause the “Offering Period” under the Aspen 2018 Employee Stock Purchase Plan (the “AspenTech ESPP”) that is scheduled to be ongoing as of the Closing Date to terminate, and all options outstanding under the AspenTech ESPP to be exercised, on a date that is no later than five Business Days prior to the Closing Date, with any participant payroll deductions not applied to the purchase of shares of AspenTech common stock returned to the participant.

Q:	What are the U.S. federal income tax consequences to AspenTech stockholders resulting from the Transactions?
A:
For U.S. federal income tax purposes, the Transactions, taken together, are intended to qualify as a transaction described in Section 351 of the Code, and AspenTech expects to receive a tax opinion from its counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), to the effect that, for U.S. federal income tax purposes, the Transactions will constitute a transaction described in Section 351 of the Code. This opinion of counsel will be based on customary assumptions, representations, covenants, and undertakings of AspenTech and Emerson. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or is breached, the validity of the opinion may be affected and the U.S. federal income tax consequences of the Transactions could differ materially from those described in this combined proxy statement/prospectus. The obligation of each of AspenTech and Emerson to consummate the Transactions, however, is not conditioned upon the receipt of such opinion from Skadden or any other counsel, nor will the parties request a ruling from the IRS regarding the qualification of the Transactions as a transaction described in Section 351 of the Code. The U.S. federal income tax consequences of the Transactions depend on each stockholder’s particular facts and circumstances. Each AspenTech stockholder is accordingly urged to read the discussion in the section titled “U.S. Federal Income Tax Consequences of the Transactions,” beginning on page 102 of this combined proxy statement/prospectus and to consult its tax advisors to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Transactions to such stockholder.

Q:	When will the Transactions be completed?
A:
We are working to complete the Transactions as quickly as reasonably practicable, subject to receipt of necessary regulatory approvals, the stockholder approval that is being sought at the AspenTech special meeting, and the completion of the Emerson Industrial Software Business Reorganization in all material respects, among other closing conditions. AspenTech and Emerson currently expect to complete the Transactions in the second calendar quarter of 2022. However, AspenTech and Emerson cannot predict when regulatory review will be completed, whether or when regulatory or stockholder approval will be received or the potential terms and conditions of any regulatory approval that is received, and it is possible that those or other factors could require us to complete the Transactions at a later time or not complete them at all. For a discussion of the conditions to the Transactions, see the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 122 of this combined proxy statement/prospectus.

Q:	What happens if AspenTech stockholders fail to adopt the Transaction Agreement?
A:
Adoption of the Transaction Agreement by AspenTech stockholders requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of AspenTech common stock outstanding and entitled to vote. If AspenTech stockholders do not adopt the Transaction Agreement, then both AspenTech and Emerson will be permitted to terminate the Transaction Agreement unilaterally. In addition, if AspenTech subsequently enters into a definitive agreement providing for an alternative proposal for certain transactions involving AspenTech (or recommends to its stockholders entering into such an agreement) within twelve months after the Transaction Agreement is terminated, AspenTech will be required to pay Emerson a termination fee of $325,000,000 (the “Termination Fee”). See the section titled “The Transaction Agreement—Termination and Termination Fees” beginning on page 140 of this combined proxy statement/prospectus.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of AspenTech common stock?
A:
Yes. AspenTech stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they fully comply with and follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section titled “The Transactions—Appraisal Rights” beginning on page 97 of this combined proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Annex J to this combined proxy statement/prospectus. Failure to comply with Section 262 of the DGCL will result in your waiver of, or inability to exercise, appraisal rights.

Q:	What will Emerson shareholders be entitled to receive pursuant to the Transactions?
A:
Emerson shareholders will not receive any consideration pursuant to the Transactions. Emerson shareholders will continue to own shares of Emerson and as such will indirectly own a share in the investments held by Emerson in New AspenTech following the completion of the Transactions through their ownership of Emerson stock.

Questions and Answers about the Special Meeting
Q:	When and where is the special meeting?
A:
The special meeting will take place on [  ], 2022, at [  ] a.m., Eastern time, at [  ]. Due to health and safety considerations related to COVID-19, in-person attendance will require compliance with any then-applicable governmental requirements or recommendations as well as with facility requirements, which currently include the use of face coverings and proof of either vaccination or a negative COVID-19 test result from within 72 hours of the commencement of the special meeting.

Q:	Is it possible that the special meeting will be changed to a virtual format?
A:
Although we are currently planning to hold the special meeting in person, in light of the ongoing public health concerns surrounding the COVID-19 pandemic, we are planning for the possibility that the special meeting may be held solely by means of remote communication (i.e., a virtual-only meeting) in lieu of an in-person meeting. If we decide to hold a virtual special meeting, we will publicly announce the decision in advance in a press release, and details will be posted on our website at www.AspenTech.com as soon as practicable before the special meeting and filed as additional proxy soliciting material with the SEC. In that event, the special meeting will be held on the above date and time but would be available via live video webcast. We recommend that you monitor our website for updated information, and please check the website in advance of the special meeting to confirm the status of the meeting before planning to attend in person. If we hold the special meeting by means of remote communication, stockholders will be able to attend the meeting by visiting [  ] by using the control number included in your proxy materials.
Q:	What do I need to do now?
A:
After you carefully read this combined proxy statement/prospectus, please respond by submitting your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope(s), as soon as possible, so that your shares may be represented at the special meeting. If you hold your shares in “street name” through a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares. In order to ensure that your vote is recorded, please submit your proxy as instructed on your proxy card(s) even if you currently plan to attend the special meeting in person.

Q:	Who is entitled to vote at the special meeting?
A:
Only stockholders of record as of the close of business on [  ], 2022, the record date, will be entitled to vote at the special meeting. On the record date, there were [  ] shares of AspenTech common stock outstanding and entitled to vote. Each share of AspenTech common stock is entitled to one vote.

Stockholder of Record: Shares Registered in Your Name
If at the record date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If at the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the special meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.
Q:	Why is my vote important?
A:
If you do not submit your proxy, vote in person at the special meeting, or provide voting instructions, it will be more difficult for AspenTech to obtain the necessary quorum to hold the special meeting and to obtain the stockholder approvals necessary for the completion of the Transactions. For the special meeting, the presence, in person or by proxy, of holders of a majority of AspenTech common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business. If a quorum is not present at the special meeting, AspenTech stockholders will not be able to take action on any of the proposals at that meeting.

For the proposal to adopt the Transaction Agreement and approve the Transactions, the affirmative vote, in person or by proxy, of holders of a majority of the shares of AspenTech common stock outstanding and entitled to vote on such proposal is required. Thus, an abstention from voting, a failure to submit a proxy or vote in person at the special meeting, or a failure to provide your broker, nominee, fiduciary or other custodian, as applicable, with instructions on how to vote your shares will have the same effect as a vote against the proposal.

Your vote is very important. AspenTech cannot complete the Transactions unless AspenTech stockholders adopt the Transaction Agreement and approve the Transactions.
Q:	How will my proxy be voted?
A:
If you submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions. If other matters are properly brought before the special meeting, or any adjournments or postponements of the meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares to act on those matters in their discretion.

Q:	May I vote in person?
A:
Yes. If you hold shares directly in your name as a stockholder of record of AspenTech common stock as of the close of business on [ ], 2022, you may attend the special meeting and vote your shares in person, subject to compliance with any then-applicable governmental requirements or recommendations as well as with facility requirements due to health and safety considerations related to COVID-19, which currently include use of face coverings and proof of either vaccination or a negative COVID-19 test result from within 72 hours of the commencement of the special meeting.

If you hold shares of AspenTech common stock in “street name,” meaning through a broker, nominee, fiduciary or other custodian, you must obtain a legal proxy from that institution and present it to the inspector of election with your ballot to be able to vote in person at the special meeting. To request a legal proxy, please contact your broker, nominee, fiduciary or other custodian. AspenTech highly recommends that you vote in advance by submitting your proxy by telephone, by the Internet or by mail, even if you plan to attend the special meeting.
Q:	What constitutes a quorum for the special meeting?
A:
A quorum is the number of shares that must be represented at a meeting to lawfully conduct business. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of AspenTech common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What are the votes required to approve the proposals?
A:
•	Approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the shares of AspenTech common stock outstanding and entitled to vote on such proposal.
•	Approval of the Compensation Proposal requires a majority of the votes cast upon the proposal.
•	Approval of the Adjournment Proposal requires a majority of the votes cast upon the proposal whether or not a quorum is present.
Q:	Does the AspenTech Board recommend that AspenTech stockholders approve the Transaction Proposal?
A:
Yes. The AspenTech Board has approved the Transaction Agreement and the Transactions contemplated thereby, including the Merger, and determined that the Transaction Agreement and the Transactions are in the best interest of AspenTech and its stockholders. Therefore, the AspenTech Board recommends that you vote FOR the Transaction Proposal at the special meeting. See the section titled “The Transactions—Recommendation of the AspenTech Board and Its Reasons for the Transactions” beginning on page 74 of this combined proxy statement/prospectus.

In considering the recommendation of the AspenTech Board with respect to the Transaction Proposal, you should be aware that directors and executive officers of AspenTech are parties to agreements or participants in other arrangements that give them interests in the Transactions that may be different from, or in addition to, your interests as a stockholder of AspenTech. You should consider these interests in voting on this proposal. These different interests are described under “Interests of AspenTech’s Directors and Executive Officers in the Transactions” beginning on page 108 of this combined proxy statement/prospectus.
Q:	If I am a record holder of my shares, what happens if I abstain from voting (whether by returning my proxy card or submitting my proxy by telephone or via the Internet) or I don’t submit a proxy?
A:
•	For the Transaction Proposal, an abstention or a failure to submit a proxy will have the same effect as a vote against the proposal.
•	For the Compensation Proposal, an abstention or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.
•	For the Adjournment Proposal, an abstention or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you are an AspenTech stockholder of record and submit your proxy but do not make specific choices with respect to the proposals, your proxy will follow the AspenTech Board’s recommendations and your shares will be voted:

•
FOR the Transaction Proposal (under such circumstances, your proxy will constitute a waiver of your right of appraisal under Section 262 of the DGCL and will nullify any previously delivered written demand for appraisal under Section 262 of the DGCL);

•	FOR the Compensation Proposal; and
•	FOR the Adjournment Proposal.
A copy of Section 262 of the DGCL is attached as Annex J to this combined proxy statement/prospectus.
Q:	What if my shares are held in “street name”?
A:
If some or all of your shares of AspenTech are held in “street name” by your broker, nominee, fiduciary or other custodian, you must provide your broker, nominee, fiduciary or other custodian with instructions on how to vote your shares; otherwise, your broker, nominee, fiduciary or other custodian may submit a broker non-vote so as to be present for quorum purposes but will not be able to vote your shares on any of the proposals before the special meeting.

As a result of the foregoing, please be sure to provide your broker, nominee, fiduciary or other custodian with instructions on how to vote your shares. Please check the voting form used by your broker, nominee, fiduciary or other custodian to see if it offers telephone or Internet submission of proxies.
Q:	What if I fail to instruct my broker how to vote? Will my broker automatically vote my shares for me?
A:
Under NASDAQ rules, your bank, broker or other nominee will not vote your shares if you do not provide your bank, broker or other nominee with a signed voting instruction form with respect to your shares on matters deemed “non-routine,” such failure to vote being referred to as a “broker non-vote.” The proposed matters to be voted on the special meeting are “non-routine.” Therefore, if you are an AspenTech stockholder and you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the Transaction Proposal, which broker non-votes will have the same effect as a vote against the proposal;
•	your broker may not vote your shares on the Compensation Proposal, which broker non-votes will not have an effect on the outcome of the vote for the proposal; and
•	your broker may not vote your shares on the Adjournment Proposal, which broker non-votes will not have an effect on the outcome of the vote for the proposal.

See “Information About the Special Meeting and Voting—Votes Required; Abstentions and Broker Non-Votes” beginning on page 53 of this combined proxy statement/prospectus.
Q:	What happens if I sell my shares of AspenTech common stock after the record date but before the special meeting or before the Closing?
A:
The record date for the special meeting (the close of business on [ ], 2022) is earlier than the date of the special meeting and earlier than the date that the Transactions are expected to be completed. If you sell or otherwise transfer shares of AspenTech common stock after the record date but before the date of the special meeting, you will retain your right to vote those shares at the special meeting. However, you will not have the right to receive the Merger Consideration in respect of those shares. In order to receive the Merger Consideration, you must hold your shares through the effective time of the Transactions.

Q:	Who will count the votes?
A:
The inspector of elections will count all ballots submitted, including those submitted by proxies, and report the votes at the special meeting. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by Broadridge Financial Solutions, Inc.

Q:	What does it mean if I receive more than one set of materials?
A:
This means you own shares of AspenTech common stock that are registered under different names or held in different brokerage accounts. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for submitting your proxy by telephone or by the Internet on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own prepaid return envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

Q:	Can I revoke my proxy and change my vote?
A:
Yes. You can revoke your proxy at any time prior to the time your shares of AspenTech common stock are voted at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at Aspen Technology, Inc. at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730.
•	You may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
Q:	Should I send in my AspenTech stock certificates now?
A:
No. After the Transactions are completed, New AspenTech will send former AspenTech stockholders written instructions for exchanging their AspenTech stock certificates for the Merger Consideration, if applicable.

Q:	Who can answer any questions I may have about the special meeting or the Transactions?
A:	AspenTech stockholders may call Innisfree M&A Incorporated, AspenTech’s proxy solicitor for the special meeting, at +1 (877) 717-3095.

TRADEMARKS AND TRADE NAMES
AspenTech owns and has rights to, and New AspenTech will own or acquire rights to, trademarks, service marks, copyrights and trade names in conjunction with the operation of its business and future business, including, without limitation, AspenTech trademarks. Solely for convenience, the trademarks, service marks, copyrights and trade names referred to in this combined proxy statement/prospectus may be listed without the ™, © and ® symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, copyrights and trade names included or referred to in this combined proxy statement/prospectus.
This combined proxy statement/prospectus also includes trademarks, service marks and trade names of other companies, including, without limitation, Emerson. Each trademark, service mark or trade name of any other company appearing in this combined proxy statement/prospectus belongs to its holder. Use or display by us of other parties’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner.

SUMMARY
The following summary highlights information contained elsewhere in this combined proxy statement/prospectus. It may not contain all the information that may be important to you. You should read this entire combined proxy statement/prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Emerson Industrial Software Business,” “Business—Overview of Emerson’s OSI Inc. and GSS Businesses” and the Emerson Industrial Software Business financial statements and related notes, all included elsewhere in this combined proxy statement/prospectus. A copy of the Transaction Agreement is attached as Annex A to this combined proxy statement/prospectus. Additional, important information, which you are urged to also read, is contained in the documents incorporated by reference into this combined proxy statement/prospectus. See “Where You Can Find Additional Information.”
The Companies (see page 57)
Newco / New AspenTech
Newco is a Delaware corporation that was formed by Emerson Sub for the purpose of engaging in the Transactions. Since the date of its incorporation, Newco has not engaged in any activities other than as contemplated by the Transaction Documents. Following the completion of the Transactions, Newco (thereafter being referred to as New AspenTech) will be a holding company whose principal asset will be the ownership of AspenTech and the Emerson Industrial Software Business. Immediately after the completion of the Transactions, New AspenTech’s equity capital will consist solely of the Common Stock issued pursuant to the Transactions. For a description of the capital stock of New AspenTech, see “Description of New AspenTech Capital Stock” beginning on page 177 of this combined proxy statement/prospectus.
The principal executive offices of Newco are located at 8000 West Florissant Ave. P.O. Box 4100, St. Louis, MO 63136, and the telephone number at that address is (314) 553-2000. Following the Closing, the principal executive offices of New AspenTech will be located at 20 Crosby Drive, Bedford, MA 01730, and the telephone number at this location is (781) 221-6400.
AspenTech
AspenTech is a global leader in asset optimization software. Its solutions address complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modelling expertise with artificial intelligence. Its purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Additional information about AspenTech and its subsidiaries is included in documents incorporated by reference in this combined proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 214 of this combined proxy statement/prospectus.
The principal executive offices of AspenTech are located at 20 Crosby Drive, Bedford, MA 01730, and the telephone number at this location is (781) 221-6400.
Emerson and the Emerson Industrial Software Business
Emerson, headquartered in St. Louis, MO, is a global technology and engineering company providing innovative solutions for customers in industrial, commercial and residential markets. Its Automation Solutions business helps process, hybrid and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Its Commercial and Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency and create sustainable infrastructure.
The Emerson Industrial Software Business is comprised of Open Systems International, Inc. (“OSI Inc.”) and Emerson’s Geological Simulation Software (“GSS”) business. OSI Inc. and GSS are part of Emerson’s Automation Solutions business. OSI Inc. offers operational technology (“OT”) solutions that enable utilities to control generation, transmission, and distribution of power and ultimately ensure supply equals demand in the power grid. GSS is a leading developer of software solutions to the global energy and alternative energy, carbon capture and storage, and minerals and mining industries. GSS provides geological simulation software that characterizes subsurface geological formations from seismic interpretation to dynamic simulation, connecting reservoirs to operational activities to optimize production and utilization. See “Business—Overview of Emerson’s OSI Inc. and GSS Businesses” beginning on page 185 of this combined proxy statement/prospectus for more information on the Emerson Industrial Software Business.
Emerson Sub
EMR Worldwide, Inc. (Emerson Sub) is a wholly owned operating subsidiary of Emerson that, as of immediately prior to the Closing, will hold all of the equity interests of the holding company that will hold directly or indirectly the Emerson Industrial Software Business, which holding company will be contributed to Newco as part of the Contribution. Emerson Sub is, and will be prior to and following the Closing, wholly owned by Emerson.
Merger Sub
Emersub CXI, Inc. (Merger Sub) has been formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than as contemplated by the Transaction Documents. Merger Sub is, and will be prior to the Closing, a corporation incorporated in Delaware and wholly and directly owned by Newco.
The Transactions (see page 57)
The Transaction Agreement and related documents provide that, on the terms and subject to the conditions set forth in the Transaction Agreement, among other things:
•
The Emerson Industrial Software Business Reorganization. Emerson will undertake certain restructuring transactions to separate the Emerson Industrial Software Business from Emerson’s other business activities and facilitate the Contribution (the Emerson Industrial Software Business Reorganization).

•
The Contribution. Following the completion of the Emerson Industrial Software Business Reorganization, in exchange for an aggregate of 55% of the outstanding shares of Common Stock on a fully diluted basis as of immediately following the Transactions, (i) Emerson Sub will contribute to Newco all of the equity interests of the holding company that will hold directly or indirectly the Emerson Industrial Software Business and (ii) Emerson will contribute to Newco $6,014,000,000 in cash (the Contribution).

•
The Merger. Merger Sub will merge with and into AspenTech, with AspenTech as the Surviving Corporation and a direct, wholly owned subsidiary of New AspenTech. As a result of the Merger, each issued and outstanding share of AspenTech common stock as of immediately prior to the effective time of the Merger (other than Excluded Shares, which will be cancelled without consideration, and Dissenting Shares) will be converted into the right to receive (i) a per share cash consideration amount, calculated by dividing $6,014,000,000 by the number of outstanding shares of AspenTech common stock as of the Closing on a fully diluted basis, which per share cash consideration amount is currently estimated to be approximately $87.50, and (ii) 0.42 shares of Common Stock (the Merger Consideration).

The Transaction Agreement is attached as Annex A to this combined proxy statement/prospectus. We encourage you to read the Transaction Agreement carefully and fully, as it is the legal document that governs the Transactions.

The New AspenTech Structure
The following diagram illustrates the structure of New AspenTech and its stockholders upon completion of the Transactions:

Merger Consideration
Subject to the terms and conditions of the Transaction Agreement, at the Closing, each share of AspenTech common stock issued and outstanding as of immediately prior to the effective time of the Merger (other than Excluded Shares, which will be cancelled without consideration, and Dissenting Shares) will be converted into the right to receive (i) a per share cash consideration amount, calculated by dividing $6,014,000,000 by the number of outstanding shares of AspenTech common stock as of the Closing on a fully diluted basis, which per share cash consideration amount is currently estimated to be approximately $87.50 per share of AspenTech common stock, and (ii) 0.42 shares of Common Stock. This means that holders of issued and outstanding shares of AspenTech common stock as of the Closing will receive an estimated $5,839 million in the aggregate at the Closing, with the remaining $175 million of the cash consideration remaining on the New AspenTech balance sheet as of the Closing.
AspenTech Stockholders Will Have Appraisal Rights in Connection with the Transactions (see page 97)
AspenTech stockholders are entitled to appraisal rights under Section 262 of the DGCL provided they fully comply with and follow the procedures and satisfy all of the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section titled “The Transactions—Appraisal Rights” beginning on page 97 of this combined proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Annex J to this combined proxy statement/prospectus. Failure to comply with Section 262 of the DGCL will result in your waiver of, or inability to exercise, appraisal rights.
Treatment of AspenTech Equity Incentive Awards (see page 120)
There are currently outstanding options to purchase shares of AspenTech common stock and restricted stock units with respect to shares of AspenTech common stock. Pursuant to the terms of the Transaction Agreement and the plans and agreements governing such awards, each outstanding option to purchase shares of AspenTech common stock, whether vested or unvested, that is unexercised as of immediately prior to the Closing will be converted into an option to acquire shares of Common Stock in a manner intended to preserve its intrinsic value. Each converted option will be subject to the same terms and conditions as applied to the original option. In addition, each outstanding award of restricted stock units with respect to shares of AspenTech common stock that is unvested as of immediately prior to the Closing will be converted into an award of restricted stock units with respect to shares of Common Stock. Each converted restricted stock unit will also be subject to the same terms and conditions as applied to the original option in a manner intended to preserve its intrinsic value.
Treatment of AspenTech Employee Stock Purchase Plan (see page 120)
Prior to the Closing, the AspenTech Board (or the appropriate committee thereof) will take all actions necessary to cause the “Offering Period” under the AspenTech ESPP that is scheduled to be ongoing as of the Closing Date to terminate, and all options outstanding under the AspenTech ESPP to be exercised, on a date that is no later than five Business Days prior to the Closing Date, with any participant payroll deductions not applied to the purchase of shares of AspenTech common stock returned to the participant.
U.S. Federal Income Tax Consequences of the Transactions (see page 102)
AspenTech, Emerson and Newco each intend that, subject to certain limitations and qualifications described in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions,” beginning on page 102, for U.S. federal income tax purposes, the Merger and the Contribution, taken together, will qualify as a transaction described in Section 351 of the Code. Accordingly, subject to the discussion below regarding potential dividend treatment, a U.S. Holder (as defined in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions” beginning on page 102) of shares of AspenTech common stock will recognize gain, but not loss, on the exchange of shares of AspenTech common stock for a combination of shares of Common Stock and cash equal to the lesser of: (1) the excess of (a) the sum of the fair market value of shares of Common Stock and the amount of cash received by such U.S. Holder in the Transactions over (b) such U.S. Holder’s tax basis in the shares of AspenTech common stock surrendered in exchange therefor, and (2) the amount of cash received by such U.S. Holder in the Transactions.
The treatment of any cash received by a holder of shares of AspenTech common stock in lieu of fractional shares of Common Stock is discussed in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions—U.S. Holders—Cash in Lieu of Fractional Shares” beginning on page 104.
In certain circumstances, a holder of shares of AspenTech common stock could be treated as receiving a dividend in an amount up to the amount of the cash consideration received by such holder pursuant to the Transactions. As a result of the possibility of such deemed dividend treatment, a Non-U.S. Holder (as defined in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions” on page 102) of shares of AspenTech common stock may be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to the cash consideration received in the Transactions.
For a more complete discussion of the U.S. federal income tax consequences of the Transactions, see the section titled “U.S. Federal Income Tax Consequences of the Transactions” beginning on page 102. Because tax matters can be complicated, holders of shares of AspenTech common stock are urged to consult their tax advisors to determine the applicable U.S. federal, state, local and non-U.S. tax consequences, including any non-income tax consequences, to them of exchanging shares of AspenTech common stock pursuant to the Transactions in light of their particular circumstances.
The AspenTech Special Meeting (see page 52)
The special meeting will be held at [ ] on [ ], 2022 at [ ], Eastern time. The record date for the special meeting is [ ], 2022. Only AspenTech stockholders of record at the close of business on [ ], 2022 will be entitled to receive notice of and to vote at the special meeting or any adjournment thereof. Shares of AspenTech common stock held by AspenTech as treasury shares and by any AspenTech subsidiary will not be entitled to vote.

Approvals Required by AspenTech Stockholders to Complete the Transactions (see page 53)
A stockholder will be deemed “present” at the special meeting by proxy if the stockholder has returned a proxy by mail, by telephone, or via the Internet (even if the proxy contains no instructions as to voting, abstains from voting or constitutes a broker “non-vote”). If you do not return your proxy card or submit your proxy by telephone, via the Internet or vote in person at the special meeting, your vote will not be counted and it will be less likely that there will be a quorum to conduct business at the special meeting and that the vote necessary to adopt the Transaction Agreement will be obtained.
Approval of the proposal to adopt the Transaction Agreement and approve the Transactions, including the Merger, requires the affirmative vote of the holders of a majority of the shares of AspenTech common stock outstanding and entitled to vote on such proposal. AspenTech cannot complete the Transactions unless AspenTech stockholders approve the proposal to adopt the Transaction Agreement and approve the Transactions, including the Merger.
AspenTech’s directors and executive officers beneficially owned [ ] shares of AspenTech common stock on [ ], 2022, the record date for the special meeting. These shares represent in total [ ]% of the total voting power of AspenTech’s voting securities outstanding and entitled to vote as of the record date. AspenTech currently expects that AspenTech’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them have entered into any agreements obligating them to do so.
Recommendation of the AspenTech Board and Its Reasons for the Transactions (see page 74)
The AspenTech Board has reviewed and considered the terms of the Transaction Agreement and has determined that the Transaction Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, AspenTech and its stockholders, and recommends that AspenTech stockholders vote FOR the proposal to adopt the Transaction Agreement and approve the Transactions, including the Merger. See “The Transactions—Recommendation of the AspenTech Board and Its Reasons for the Transactions” beginning on page 74 of this combined proxy statement/prospectus for a discussion of the AspenTech Board’s reasons for its recommendation.
Opinion of AspenTech’s Financial Advisor (see page 85)
At the meeting of the AspenTech Board on October 10, 2021, J.P. Morgan Securities LLC (“J.P. Morgan”), financial advisor to AspenTech, rendered its oral opinion to the AspenTech Board that, as of such date and based on and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of AspenTech common stock in the proposed Transactions was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its October 10, 2021 oral opinion by delivering its written opinion to the AspenTech Board, dated October 10, 2021, that, as of such date, the Merger Consideration to be paid to the holders of AspenTech common stock in the proposed Transactions was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated October 10, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex I to this combined proxy statement/prospectus.
Regulatory Matters Relating to the Transactions (see page 95)
Under the terms of the Transaction Agreement, the Transactions cannot be completed until the waiting period applicable to the consummation of the Transactions under the HSR Act has expired or been terminated and all other specified approvals have been obtained or any applicable waiting period thereunder has expired or been terminated.
Under the HSR Act and the rules promulgated thereunder by the FTC, the Transactions cannot be completed until each of Emerson and AspenTech has filed a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of Emerson and AspenTech filed an initial notification and report effective as of November 1, 2021. The applicable waiting period under the HSR Act expired on December 1, 2021.

At any time before or after consummation of the Transactions, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest including seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Emerson or AspenTech. At any time before or after the completion of the Transactions, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Emerson and AspenTech. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
The Transactions are also subject to approval by governmental authorities in other jurisdictions under the antitrust/competition laws of those jurisdictions. Under the Transaction Agreement, the parties’ obligations to complete the Transactions are conditioned on the receipt or making, as the case may be, of all antitrust/competition law approvals or filings required by the laws of Austria, Russia and South Korea. The parties have submitted antitrust/competition filings in all of these jurisdictions. As of December 29, 2021, antitrust approvals have been received in all three jurisdictions, and therefore the condition to the closing of the Transactions with respect to required antitrust approvals has been satisfied.
Emerson has agreed to, and to cause its subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any governmental authority with respect to the Transactions so as to enable the Merger to occur prior to October 10, 2022. However, neither Emerson nor any of its affiliates is required to (and neither AspenTech nor any of its subsidiaries will, or will offer or agree to, do any of the following without Emerson’s prior written consent): (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Emerson or Emerson’s affiliates, or AspenTech or any of its affiliates, or any interest therein, or agree to any other structural or conduct remedy; (ii) otherwise take or commit to take any actions that would limit Emerson’s, Emerson’s affiliates’, New AspenTech’s, New AspenTech’s affiliates’, or AspenTech’s or its affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Emerson, Emerson’s affiliates, New AspenTech’s, New AspenTech’s affiliates, or AspenTech or any of its affiliates, or any interest or interests therein; or (iii) agree to do any of the foregoing, in each case of the foregoing clauses (i), (ii) and (iii), except and only if such action would not otherwise reasonably be expected to materially and adversely affect Emerson and its subsidiaries (assuming for this purpose that Emerson and its subsidiaries were a business the size of New AspenTech and its subsidiaries after giving effect to the Transactions) or New AspenTech and its subsidiaries (after giving effect to the Transactions) (any of the actions described in the foregoing sentence, a “Burdensome Condition”). At the written request of Emerson, AspenTech has agreed to, and to cause its subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing.
Emerson will, upon consultation with AspenTech and in consideration of AspenTech’s views in good faith, be entitled to direct the defense of the Transactions before any governmental authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, governmental authorities regarding (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (ii) any other antitrust laws or (iii) obtaining any consent from a governmental authority.
Newco cannot assure you that an antitrust law, competition law or other regulatory challenge to the Transactions will not be made. If a challenge is made, Newco cannot predict the result. These filings and approvals are more fully described in “The Transaction Agreement—Government Approvals” beginning on page 129 of this combined proxy statement/prospectus.
Interests of AspenTech’s Directors and Executive Officers in the Transactions (see page 108)
AspenTech stockholders should be aware that AspenTech directors and executive officers may have interests in the Transactions that are different from, or in addition to, the interests of AspenTech stockholders. These interests are described in “Interests of AspenTech’s Directors and Executive Officers in the Transactions” beginning on page 108 of this combined proxy statement/prospectus.

The AspenTech Board was aware of these interests and considered them, among other matters, in approving the Transaction Agreement and making its recommendation that the AspenTech stockholders adopt the Transaction Agreement.
Conditions to Closing (see page 122)
As more fully described in this combined proxy statement/prospectus and in the Transaction Agreement, each party’s obligation to complete the Transactions is subject to the satisfaction of the following conditions:
•	approval and adoption by AspenTech stockholders of the Transaction Agreement in accordance with the DGCL;
•	the absence of any applicable law prohibiting the consummation of the Transactions;
•
the effectiveness of the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of the registration statement on Form S-4 or proceedings for such purpose pending before or threatened by the SEC; and

•	approval of the shares of Common Stock to be issued in connection with the Merger for listing on NASDAQ, subject to official notice of issuance.
The obligation of Emerson, Emerson Sub, Newco and Merger Sub to complete the Transactions is also subject to the satisfaction of the following conditions:
•	the performance in all material respects by AspenTech of its obligations contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;
•
the accuracy of the representations and warranties of AspenTech in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

•	the delivery by AspenTech to Emerson of an officer’s certificate certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied;
•
the expiration or termination of any applicable waiting period under the HSR Act relating to the Merger and the making, obtainment or receipt of the necessary consent from the Austrian Federal Competition Authority, the Federal Antimonopoly Service of Russia and the Korea Fair Trade Commission (or, as applicable, the expiration or termination of any waiting periods with respect thereto), in each case without the imposition of a Burdensome Condition (as more fully described in “The Transaction Agreement—Government Approvals” beginning on page 129 of this combined proxy statement/prospectus) (including any Burdensome Condition that would come into effect at the Closing);

•
the absence of applicable law in any jurisdiction in which Emerson or AspenTech (together with their respective subsidiaries) have material assets, operations or revenues that would impose a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing) and any pending action by any governmental authority in any such jurisdiction seeking to impose a Burdensome Condition; and

•
the nonoccurrence of any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on AspenTech and its subsidiaries (as this term is described in the section “The Transaction Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 120 of this combined proxy statement/prospectus).

The obligation of AspenTech to complete the Transactions is also subject to the satisfaction of the following conditions:
•
the performance in all material respects by each of Emerson, Emerson Sub, Newco and Merger Sub of its obligations contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;

•
the accuracy of the representations and warranties of Emerson in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

•	the delivery by Emerson to AspenTech of an officer’s certificate, certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied;
•
the expiration or termination of any applicable waiting period under the HSR Act relating to the Merger and the making, obtainment or receipt of the necessary consent from the Austrian Federal Competition Authority, the Federal Antimonopoly Service of Russia and the Korea Fair Trade Commission (or, as applicable, the expiration or termination of any waiting periods with respect thereto);

•
the nonoccurrence of any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Emerson Industrial Software Business (as this term is described in the section “The Transaction Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 120 of this combined proxy statement/prospectus); and

•
the completion of the Emerson Industrial Software Business Reorganization by Emerson in all material respects in accordance with the Transaction Agreement; except that such condition may not be waived until the later of October 10, 2022 or the date on which all other closing conditions (other than those closing conditions that by their nature cannot be satisfied until the Closing, but that would be capable of being satisfied if the Closing occurred on such date) have been satisfied.

If the Transactions are not completed for any reason, AspenTech stockholders will not receive any form of consideration for their shares of AspenTech common stock in connection with the Transactions. Instead, AspenTech will remain an independent publicly traded corporation and its common stock will continue to be listed and traded on NASDAQ.
We cannot provide any assurances as to when, or if, the conditions to the Transactions will be satisfied or, if applicable, waived, or that the Transactions will be completed.
Litigation Relating to the Transactions (see page 131)
On January 13, January 21, February 2, February 17 and March 8, 2022, purported stockholders of AspenTech filed complaints in the Southern and Eastern Districts of New York, the Commonwealth of Massachusetts and the Eastern District of Pennsylvania alleging that disclosures contained within this registration statement of which this proxy statement/prospectus forms a part are incomplete. The complaints are brought individually and are captioned: Stein v. Aspen Technology, Inc. et al., Case 22-cv-00329 (S.D.N.Y.), Gaylord v. Aspen Technology, Inc. et al., Case 22-cv-00373 (E.D.N.Y.), Ciccotelli v. Aspen Technology, Inc. et al., Case 22-cv-00581 (S.D.N.Y.), Khan v. Aspen Technology, Inc. et al., Case 22-cv-00897 (S.D.N.Y.), Garfield v. Aspen Technology, Inc. et al., Civil Action No. 22-1059 (Mass.) and Whitfield v. Aspen Technology, Inc. et al., Case No. 22-cv-00872 (E.D.P.A.). The plaintiffs seek various remedies, including among other things, injunctive relief to prevent the consummation of the Transactions, unless certain allegedly material information is disclosed. On February 8, 2022, AspenTech received a demand letter on behalf of one of the purported stockholders above, seeking access to certain books and records of AspenTech, which was subsequently withdrawn. On March 10, 2022, AspenTech received a demand letter on behalf of a purported stockholder, seeking access to certain books and records of AspenTech.
AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation (see page 131)
As more fully described in this combined proxy statement/prospectus and in the Transaction Agreement, under the Transaction Agreement, neither AspenTech nor any of its subsidiaries nor any of their respective officers, directors or employees will, and AspenTech will instruct and will use its reasonable best efforts to cause its and its subsidiaries’ respective investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly, among other things (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined in “The Transaction Agreement—AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation”), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to AspenTech or any of its subsidiaries or afford access to the business, properties, assets, books or records of AspenTech or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party in connection with an Acquisition Proposal or an offer, proposal or inquiry that could reasonably be expected to lead to an Acquisition Proposal, or (iii) fail to make, withdraw or modify an Adverse Recommendation Change (as defined in “The Transaction Agreement—AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation”).
However, any time prior to, but not after, obtaining the AspenTech stockholder adoption of the Transaction Agreement and approval of the Transactions, AspenTech is permitted to, only if the AspenTech Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under the DGCL, (A) engage in negotiations or discussions with any third party and its representatives that, subject to AspenTech’s compliance with its obligations described in the preceding paragraph, has made after the date of the Transaction Agreement a bona fide, written Acquisition Proposal that the AspenTech Board reasonably believes is or is reasonably likely to result in a Superior Proposal (as defined in “The Transaction Agreement—AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation”) and (B) furnish to such third party or its representatives non-public information relating to AspenTech or any of its subsidiaries pursuant to a confidentiality agreement with such third party with terms in all material respects no less favorable to AspenTech than those contained in the confidentiality agreement between AspenTech and Emerson; provided that all such information not previously provided or made available to Emerson is provided or made available to Emerson or its representatives prior to or promptly following the time it is provided or made available to such third party.
Furthermore, at any time prior to, but not after, obtaining the AspenTech stockholder adoption of the Transaction Agreement and approval of the Transactions, AspenTech may, only if the AspenTech Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under the DGCL, and subject to compliance with certain obligations to notify Emerson and consider in good faith any revisions or adjustments to the terms and conditions of the Transaction Agreement offered in writing by Emerson, the AspenTech Board may make an Adverse Recommendation Change (A) following receipt of a Superior Proposal or (B) in response to an Intervening Event (as defined in “The Transaction Agreement—AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation”).
For more information regarding the limitations on AspenTech and the AspenTech Board to consider other proposals, see “The Transaction Agreement—AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation” beginning on page 131 of this combined proxy statement/prospectus.
The Transaction Agreement May Be Terminated and a Termination Fee May Be Payable by AspenTech (see page 140)
The Transaction Agreement may be terminated at any time prior to the Closing in any of the following ways:
•	by mutual written agreement of Emerson and AspenTech;
•	by either Emerson or AspenTech upon notice to the other if:
•
the Merger has not been completed on or before October 10, 2022, unless such party’s breach of any provision of the Transaction Agreement is the principal cause of, or results in, the failure of the Merger to be completed by such time;

•
if either party so terminates the Transaction Agreement, the AspenTech stockholders fail to adopt the Transaction Agreement and approve the Transactions at the special meeting, an alternative proposal for AspenTech has been publicly announced or otherwise communicated to the AspenTech Board prior to such termination, and within twelve months after the date of such termination, AspenTech enters into a definitive agreement with respect to, recommends to its stockholders, or consummates, any alternative proposal, AspenTech must pay Emerson the Termination Fee which is $325,000,000;

•
any applicable law making the consummation of the Merger illegal or otherwise prohibited or enjoining AspenTech or Emerson from consummating the Closing is in effect and has become final and nonappealable; or

•	the AspenTech stockholders fail to adopt the Transaction Agreement and approve the Transactions at the special meeting (including any adjournment or postponement thereof);
•
if either party so terminates the Transaction Agreement, an alternative proposal for AspenTech has been publicly announced or otherwise communicated to the AspenTech Board prior to such termination, and within twelve months after the date of such termination, AspenTech enters into a definitive agreement with respect to, recommends to its stockholders, or consummates, any alternative proposal, AspenTech must pay Emerson the Termination Fee;

•	by Emerson upon notice to AspenTech if:
•	an Adverse Recommendation Change has occurred unless the AspenTech stockholders have previously adopted the Transaction Agreement and approved the Transactions;
•	in which case, AspenTech must pay Emerson the Termination Fee;
•
AspenTech has breached any of its representations or warranties or failed to perform any of the covenants or agreements contained in the Transaction Agreement, which breach or failure to perform (a) would cause a related condition to the Closing not to be satisfied and (b) is incapable of being cured prior to October 10, 2022, or, if capable of being cured by October 10, 2022, is not cured by AspenTech within 30 days after written notice has been given by Emerson to AspenTech of such breach or failure to perform; provided that Emerson, Emerson Sub, Newco or Merger Sub are not then in breach of any representation, warranty, covenant or agreement contained in the Transaction Agreement in a manner that would cause a related condition to the Closing not to be satisfied;

•
if Emerson so terminates the Transaction Agreement, an alternative proposal for AspenTech has been publicly announced or otherwise communicated to the AspenTech Board prior to such termination, and within twelve months after the date of such termination, AspenTech enters into a definitive agreement with respect to, recommends to its stockholders, or consummates, any alternative proposal AspenTech must pay Emerson the Termination Fee; however if such termination is after the AspenTech stockholders’ adoption of the Transaction Agreement and approval of the Transactions, such termination must be the result of a willful and material breach by AspenTech; or

•
AspenTech has intentionally and materially breached its obligations under the provisions of the Transaction Agreement pertaining to the AspenTech special meeting or its obligations under the no solicitation provisions of the Transaction Agreement unless the AspenTech stockholders have adopted the Transaction Agreement and approved the Transactions;

•	in which case, AspenTech must pay Emerson the Termination Fee;
•
by AspenTech upon notice to Emerson if Emerson has breached any of its representations or warranties or failed to perform any of the covenants or agreements contained in the Transaction Agreement, which breach or failure to perform (a) would cause a related condition to Closing not to be satisfied and (b) is incapable of being cured prior to October 10, 2022, or, if capable of being cured by October 10, 2022, is not cured by Emerson, Emerson Sub, Newco or Merger Sub, as applicable, within 30 days after written notice has been given by AspenTech to Emerson of such breach or failure to perform; provided that AspenTech is not then in breach of any representation, warranty, covenant or agreement by AspenTech contained in the Transaction Agreement in a manner that would cause a related condition to Closing not to be satisfied.

If the Transaction Agreement is terminated in accordance with its terms, it will become void and of no effect, without liability of any party to the Transaction Agreement (or any subsidiary of such party or any former, current or future stockholder, director, officer, employee, agent, consultant or other representative of such party or any of its subsidiaries) to any other party to the Transaction Agreement; provided that (i) certain customary provisions will survive such termination and (ii) no party will be relieved from any liabilities or damages for actual fraud or for any willful and material breach of the Transaction Agreement prior to such termination.
Each party to the Transaction Agreement has agreed that where payment of the Termination Fee by AspenTech is required under the Transaction Agreement, upon such payment, the payment of the Termination

Fee (and, if applicable, costs and expenses incurred to collect the Termination Fee) in accordance with the Transaction Agreement will be the exclusive remedy of Emerson, Emerson Sub, Newco and Merger Sub and their respective affiliates against AspenTech or any of its subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, agents, consultants or other representatives for any damages suffered or incurred as a result of or in connection with any breach of any representation or warranty or failure to perform any covenant or agreement under the Transaction Agreement or the failure of the Transactions to be consummated and upon payment of such amount, none of AspenTech, its subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, agents, consultants or other representatives will have any further liability relating to or arising out of the Transaction Agreement, the other Transaction Documents (including amendments and waivers thereof) or the Transactions.
Specific Performance (see page 142)
Under the Transaction Agreement, each party to the Transaction Agreement is entitled to specific performance or an injunction (in addition to any other remedy to which they are entitled at law or in equity) in the event of a breach or threatened breach of the Transaction Agreement.
Common Stock Anticipated to Be Listed on NASDAQ; AspenTech Common Stock to Be Delisted and Deregistered if the Transactions Are Completed (see page 24)
The parties anticipate that shares of Common Stock will be listed on NASDAQ under the symbol “AZPN.” If the Transactions are completed, AspenTech common stock will no longer be listed on NASDAQ and will be deregistered under the Exchange Act.
Emerson Will Hold 55% of the Outstanding Shares of New AspenTech on a Fully Diluted Basis as of the Closing (see page 24)
As of the Closing, Emerson will hold 55% of the outstanding shares of Common Stock on a fully diluted basis and former AspenTech stockholders will hold the remaining outstanding shares of Common Stock.
Differences Exist Between the Rights of the Holders of Common Stock and AspenTech Stockholders (see page 166)
AspenTech stockholders, whose rights are currently governed by the restated certificate of incorporation of AspenTech, as amended, the amended and restated bylaws of AspenTech, and Delaware law, will, upon completion of the Transactions, become stockholders of New AspenTech and their rights will be governed by the New AspenTech Charter, the New AspenTech Bylaws, the Stockholders Agreement and Delaware law. As a result, AspenTech stockholders will have different rights once they become New AspenTech stockholders due to differences between the governing documents of AspenTech and New AspenTech. These differences are described in detail in the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 166 of this combined proxy statement/prospectus.
The Transactions and the Performance of New AspenTech Are Subject to a Number of Risks (see page 33)
There are a number of risks relating to the Transactions and to the Emerson Industrial Software Business, AspenTech and New AspenTech. See “Risk Factors” beginning on page 33 of this combined proxy statement/prospectus for a discussion of these and other risks and see also the documents that AspenTech has filed with the SEC that are incorporated by reference into this combined proxy statement/prospectus.
Post-Transactions Governance and Management (see page 206)
Immediately following the Closing, the New AspenTech Board will consist of nine directors; five directors will be designated by Emerson Sub (sometimes referred to as the “Emerson Directors”); one of whom will be Jill D. Smith, the current chair of the AspenTech Board and who will also be the chair of the New AspenTech Board; three of whom will be designated by Emerson Sub following consultation with Ms. Smith and one of whom will be designated by Emerson Sub without any of the foregoing conditions; one director will be the Chief Executive Officer of AspenTech as of immediately prior to the Closing; and three directors will be designated by AspenTech (all of whom will be reasonably acceptable to Emerson Sub and will also be Independent Directors, which three directors will have been designated by AspenTech prior to the designation of any director (other than

Ms. Smith) by Emerson Sub) (such directors, including the Chief Executive Officer of AspenTech, “non-Emerson Directors”). In the event of a vacancy on the New AspenTech Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any non-Emerson Director, the Nominating & Governance Committee of the New AspenTech Board will have the sole right to fill such vacancy or designate a person for nomination for election to the New AspenTech Board to fill such vacancy. Prior to the Third Trigger Date, Emerson Sub has the right to designate a number of the total authorized number of directors on the New AspenTech Board as of such time that is proportionate to the Emerson Group’s beneficial ownership of outstanding shares of Common Stock at such time (rounded up to the nearest whole person); provided that Emerson Sub will have the right to designate at least a majority of the directors on the New AspenTech Board until the Second Trigger Date. Following the Third Trigger Date, Emerson Sub has the right to designate one director to the New AspenTech Board and following the Fourth Trigger Date, Emerson Sub does not have the right to designate any directors to the New AspenTech Board. The Audit Committee will consist of three directors who must be New AspenTech Independent Directors. The Emerson Group is required to vote in favor of all non-Emerson Directors.
Jill D. Smith, the current chair of the AspenTech Board, will serve as the chair of the New AspenTech Board. For additional information regarding the new directors of New AspenTech, please see “Directors of New AspenTech” on page 206 of this combined proxy statement/prospectus.
Antonio J. Pietri, current Chief Executive Officer of AspenTech, will serve as the Chief Executive Officer of New AspenTech after Closing. Additional executive officers of New AspenTech will be idenfitied at a later date. For additional information regarding the new executive officers of New AspenTech, please see “Executive Officers and Executive Compensation” beginning on page 212 of this combined proxy statement/prospectus.
Stockholders Agreement (see page 143)
At the Closing, Emerson, Emerson Sub and New AspenTech will enter into a Stockholders Agreement, which sets forth, among other things:
Corporate Governance
Board Composition
Effective as of the Closing, the New AspenTech Board will initially consist of nine members, of which:
•
Five will be designated by Emerson Sub: one of whom will be Jill D. Smith, the current chair of the AspenTech Board and who will also be the chair of the New AspenTech Board, three of whom will be designated by Emerson Sub following consultation with Ms. Smith (the Stockholders Agreement provides that, as of the date of the Transaction Agreement, it was Emerson Sub’s expectation that these three designees would be members of the AspenTech Board or Independent Directors) and one of whom will be designated by Emerson Sub without any of the foregoing conditions.

•	One will be the Chief Executive Officer of AspenTech immediately prior to the Closing.
•
Three will be designated by AspenTech, all of whom will be reasonably acceptable to Emerson Sub and will also be Independent Directors, which three directors will have been designated by AspenTech prior to the designation of any director (other than Ms. Smith) by Emerson Sub pursuant to the first bullet above.

Following the Closing, the number of directors on the New AspenTech Board who will be designated by Emerson Sub will be as follows:
•
Before the Third Trigger Date, a number of the total authorized number of directors on the New AspenTech Board as of such time that is proportionate to the Emerson Group’s beneficial ownership of outstanding shares of Common Stock at such time (rounded up to the nearest whole person); provided that Emerson Sub will have the right to designate at least a majority of the directors on the New AspenTech Board until the Second Trigger Date;

•	Following the Third Trigger Date, one director.
Following the Closing, in the event of a vacancy on the New AspenTech Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not designated by

Emerson Sub, the Nominating & Governance Committee of the New AspenTech Board will have the sole right to fill such vacancy or designate a person for nomination for election to the New AspenTech Board to fill such vacancy in accordance with applicable law. However, until the Third Trigger Date, (i) the then-current Chief Executive Officer of New AspenTech must be included for nomination at any annual or special meeting of New AspenTech at which directors are elected and (ii) each designee to the New AspenTech Board (other than Emerson Sub’s designees and the then-current Chief Executive Officer of New AspenTech) must be a New AspenTech Independent Director (as defined in “Certain Agreements Related to the Transactions—Stockholders Agreement”) and meet all other requirements under applicable law for membership on the Audit Committee of the New AspenTech Board, and one of such designees must also be an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K. The New AspenTech Board shall at all times include at least three New AspenTech Independent Directors.
Chair
Until the Second Trigger Date, Emerson Sub will have the right to nominate a member of the New AspenTech Board as the chair of the New AspenTech Board.
Chief Executive Officer
As of the Closing, the Chief Executive Officer of New AspenTech will be Antonio J. Pietri.
Committees
The New AspenTech Board will have the following committees: (i) an Audit Committee, (ii) until the Third Trigger Date, an M&A Committee, (iii) a Compensation Committee (which New AspenTech refers to as the Human Capital Committee) and (iv) a Nominating & Governance Committee, and such other committees as determined by the New AspenTech Board.
The Audit Committee will consist solely of three directors, all of whom must (i) be New AspenTech Independent Directors and (ii) meet all other requirements of applicable law and the NASDAQ listing rules for membership on the Audit Committee. Until the Third Trigger Date, Emerson Sub will be entitled to designate one non-voting observer who is entitled to attend meetings of the Audit Committee (which non-voting observer need not be a member of the New AspenTech Board).
The M&A Committee will be an advisory committee. Until the Third Trigger Date, Emerson Sub will be entitled to appoint one member of the M&A Committee and designate one non-voting observer who is entitled to attend meetings of the M&A Committee (which non-voting observer need not be a member of the New AspenTech Board). The M&A Committee will, among other things, (i) review New AspenTech’s strategy regarding mergers, acquisitions, investments and dispositions with management periodically and (ii) review all proposed mergers, acquisitions, investments or dispositions of assets or businesses.
In addition, the New AspenTech Board will establish an ad-hoc RPT Committee from time to time when required by the Stockholders Agreement. New AspenTech will also be required to establish a Disclosure Committee consisting of members of the New AspenTech Board or management of New AspenTech to, among other things, assist in preparing disclosures required under applicable law.
Until the Third Trigger Date, the number of Emerson Sub designated directors on each committee and subcommittee of the New AspenTech Board (other than the Audit Committee, M&A Committee and any RPT Committee constituted pursuant to the Related Party Transactions Policy) at any time will be proportionate to the Emerson Group’s beneficial ownership of outstanding shares of Common Stock at such time (before the Second Trigger Date, rounded up to the nearest whole person and, following the Second Trigger Date, rounded down to the nearest whole person but in no event less than one person); provided that, until the Second Trigger Date, the number of Emerson Sub designated directors on each such committee and subcommittee will not be less than a majority of the members of such committee and subcommittee. Until the Third Trigger Date, Emerson Sub will have the right to designate which of the Emerson Sub designated directors will serve on each committee and subcommittee (other than the Audit Committee, M&A Committee and any RPT Committee) and Emerson Sub will have the right to designate the chair of each such committee and subcommittee except that the initial chair of the Human Capital Committee will be designated by AspenTech. Following the Second Trigger Date, Emerson Sub shall no longer have the rights described in this paragraph if Emerson Sub transfers 5% or more of the Common Stock outstanding at such time (subject to certain exceptions) or, at any time, none of the directors on the New AspenTech Board who are designated by Emerson is an officer or employee of any member of the Emerson Group.
Consent Rights
Emerson Sub will have the right to consent to certain material actions of New AspenTech and its subsidiaries for so long as it maintains certain ownership percentages, including over certain mergers and acquisitions, sales of assets, incurrence of indebtedness, issuances of securities and the appointment and removal of the Chief Executive Officer of New AspenTech.
Modifications to Business Strategy
Until the First Trigger Date, New AspenTech will not, and will cause its subsidiaries not to, directly or indirectly, without the prior written consent of Emerson Sub, modify the business strategy, or modify or expand the scope or nature of the business or other activities, of New AspenTech or any of its subsidiaries beyond the business of developing, marketing and selling certain industrial software, or authorize, agree or commit to do any of the foregoing.
Non-Compete
Until the First Trigger Date, Emerson will not, and will not permit any of the other members of the Emerson Group to, own, manage or operate any business that engages in developing, marketing and selling certain industrial software anywhere in the world except (i) ownership by Emerson or any of the other members of the Emerson Group of less than an aggregate of 10% of the total equity ownership of an entity engaged in such competing business and (ii) acquisitions by Emerson or any of the other members of the Emerson Group of any business or entity that is engaged in such competing business so long as no more than 20% of such business or entity’s revenues (based on such business or entity’s latest annual consolidated financial statements prior to such acquisition) are attributable to such competing business; provided that Emerson and the other members of the Emerson Group may acquire a diversified business or entity having more than 20% of such business or entity’s revenues (based on such business or entity’s latest annual consolidated financial statements prior to such acquisition) attributable to such competing business as long as Emerson or the applicable member of the Emerson Group divests the portion attributable to such competing business in excess of such 20% threshold within 18 months following consummation of such acquisition. Notwithstanding the foregoing, in no event will the Stockholders Agreement restrict or limit Emerson or any of the other members of the Emerson Group from owning, managing or operating any business that engages in certain permitted businesses (including businesses contemplated by certain intercompany commercial agreements, the business of developing, marketing and selling certain software products and certain retained businesses) anywhere in the world.
Related Party Transactions
For so long as the Emerson Group beneficially owns at least 20% of the outstanding shares of Common Stock, the Related Party Transactions Policy requires approval of an RPT Committee for, among other things and subject to certain exceptions: (i) any Related Party Transaction involving a payment above certain dollar thresholds, (ii) any material amendments to, or material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections, under any previously approved Related Party Transaction (including Related Party Transactions contemplated by the Transaction Documents), (iii) any Related Party Transaction for which a member of the Emerson Group or any of its subsidiaries requests approval from an RPT Committee and (iv) any matter under the Stockholders Agreement which expressly requires approval from an RPT Committee (including material amendments of, or waivers of New AspenTech’s rights under, the Stockholders Agreement).
Corporate Opportunity
Emerson, Emerson Sub and Newco have agreed that, in recognition and anticipation (i) that New AspenTech will not be a wholly owned subsidiary of Emerson and that Emerson will be a significant stockholder of New AspenTech, (ii) that directors, officers or employees of Emerson may serve as directors or officers of New AspenTech, (iii) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between Emerson and New AspenTech (including the Stockholders Agreement), Emerson may engage in the same, similar or related lines of business as those in which New AspenTech, directly or indirectly, may engage or other business activities that overlap with or compete with those in which New AspenTech, directly or indirectly, may engage, (iv) that Emerson may have an interest in the same areas of corporate opportunity as New AspenTech, and (v) that, as a consequence of the foregoing, it is in the best interests of New AspenTech that the respective rights and duties of New AspenTech and of Emerson, and the duties of any directors or officers of New AspenTech who are also directors, officers or employees of Emerson, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, New AspenTech, on the one hand, and Emerson, on the other hand, the Stockholders Agreement will to the fullest extent permitted by applicable law regulate and define the conduct of certain of the business and affairs of New AspenTech in relation to Emerson and the conduct of certain affairs of New AspenTech as they may involve Emerson and its directors, officers or employees, and the power, rights, duties and liabilities of New AspenTech and its officers, directors and stockholders in connection therewith.
The Stockholders Agreement provides that, except as otherwise set forth in the Stockholders Agreement or agreed in writing by New AspenTech and Emerson, no agreement pursuant to which New AspenTech, on the one hand, and Emerson, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other, or the performance thereof by New AspenTech or Emerson will, to the fullest extent permitted by applicable law, be considered contrary to (i) any fiduciary duty that Emerson may owe to New AspenTech or to any stockholder or other owner of an equity interest in New AspenTech by reason of Emerson being a controlling or significant stockholder of New AspenTech or participating in the control of New AspenTech or (ii) any fiduciary duty owed by any director or officer of New AspenTech who is also a director, officer or employee of Emerson to New AspenTech, or to any stockholder thereof. Subject to the corporate opportunities provision described below, to the fullest extent permitted by applicable law, Emerson, as a stockholder of New AspenTech, or as a participant in control of New AspenTech, will not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of New AspenTech who is also a director, officer or employee of Emerson will have or be under any fiduciary duty to New AspenTech to refrain from acting on behalf of New AspenTech or of Emerson in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.
Emerson, Emerson Sub and Newco have agreed that, except as otherwise set forth in the Stockholders Agreement or otherwise agreed in writing between New AspenTech and Emerson, and subject to the corporate opportunities provisions described below, Emerson will, to the fullest extent permitted by applicable law, have no duty to refrain from (i) engaging in the same or similar activities or lines of business as New AspenTech or (ii) doing business with any client, customer or vendor of New AspenTech, and (subject to the corporate opportunities provisions described below) neither Emerson nor any officer, director or employee thereof shall, to the fullest extent permitted by applicable law, be deemed to have breached its fiduciary duties, if any, to New AspenTech solely by reason of Emerson’s engaging in any such activity. Subject to the corporate opportunities provisions described below, except as otherwise agreed in writing between New AspenTech and Emerson, in the event that Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both New AspenTech and Emerson, Emerson will, to the fullest extent permitted by applicable law, not be liable to New AspenTech or its stockholders for breach of any fiduciary duty as a stockholder of New AspenTech by reason of the fact that Emerson acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to New AspenTech, and New AspenTech to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to New AspenTech.
The Stockholders Agreement further provides that, except as otherwise agreed in writing between New AspenTech and Emerson, in the event that a director or officer of New AspenTech who is also a director, officer or employee of Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both New AspenTech and Emerson, such director or officer will to the fullest extent permitted by applicable law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and New AspenTech to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to New AspenTech, if such director or officer acts in a manner consistent with the following policy:
•
such a corporate opportunity offered to any individual who is a director but not an officer or employee of New AspenTech and who is also a director, officer or employee of Emerson will belong to New AspenTech only if such opportunity is expressly offered to such person solely in his or her capacity as a director of New AspenTech and otherwise will belong to Emerson; and

•
such a corporate opportunity offered to any individual who is an officer or employee of New AspenTech and also is a director, officer or employee of Emerson will belong to New AspenTech unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Emerson, in which case such opportunity will belong to Emerson.

For purposes of the corporate opportunities provision in the Stockholders Agreement and the summary thereof in the preceding paragraphs, (1) “corporate opportunities” include business opportunities that New AspenTech is financially able to undertake, which are, from their nature, in the line of New AspenTech’s business, are of practical advantage to it and are ones in which New AspenTech, but for the provisions summarized above, would have an interest or a reasonable expectancy, (2) “Emerson” means Emerson and each of its subsidiaries (other than New AspenTech and its subsidiaries) and (3) “New AspenTech” means New AspenTech and each of its subsidiaries.
Under the New AspenTech Charter, any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of New AspenTech shall be deemed to have notice of and consented to the foregoing.
Restrictions on Transfers and Acquisitions
Lockup
For two years following the Closing Date (unless the Third Trigger Date has occurred), the Emerson Group will be prohibited from transferring any shares of Common Stock to any person, business or entity that is not a controlled affiliate of Emerson unless approved by an RPT Committee.
Standstill
For two years following the Closing Date, the Emerson Group is prohibited from acquiring or seeking to acquire, directly or indirectly, additional shares of Common Stock, subject to certain exceptions.
Competitors
Following the Second Trigger Date, subject to certain exceptions, Emerson will not, and will cause its subsidiaries not to, transfer, in a single transaction or in a series of transactions, more than 10% of the then-outstanding shares of Common Stock to any entity or person who is engaged in any business that engages in developing, marketing and selling certain industrial software, unless approved by an RPT Committee.
Buyout Transactions
Until the Second Trigger Date, any proposal by any member of the Emerson Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the outstanding shares of Common Stock held by stockholders (other than the Emerson Group) must be either (as elected by Emerson Sub in its sole discretion) (i) subject to review, evaluation and prior written approval of an RPT Committee or (ii) approved by a majority of the stockholders of New AspenTech (other than the Emerson Group).
Additional New AspenTech Securities
Preemptive Rights and Percentage Maintenance Share
Until the Second Trigger Date, to the extent permitted under NASDAQ rules and subject to certain exceptions, Emerson Sub has the right to purchase up to its pro rata portion of any equity securities of New AspenTech that New AspenTech proposes to issue or sell; provided that, in the case of equity securities to be issued as consideration in any merger, consolidation, reorganization, conversion, joint venture or any other business combination, or any acquisition, Emerson Sub only has the right to purchase a number of additional securities such that the Emerson Group maintains its beneficial ownership percentage of Common Stock upon the consummation of such transactions (its “percentage maintenance share”). Following the Second Trigger Date, to the extent permitted under NASDAQ rules and subject to certain exceptions, Emerson Sub has the right to purchase additional securities of New AspenTech up to its percentage maintenance share in connection with any issuance or sale thereof by New AspenTech.
Pre-Agreed Procedures
Emerson Sub will have the right to purchase additional securities of New AspenTech under certain circumstances pursuant to certain pre-agreed prices and procedures as set forth in the Pre-Agreed Procedures (as defined in “Certain Agreements Related to the Transactions—Stockholders Agreement”), set forth in the Stockholders Agreement, without the need for the approval of an RPT Committee. These Pre-Agreed Procedures provide Emerson the option (but not the obligation) to, among other things, (i) purchase additional securities of New AspenTech in connection with securities being issued as consideration in an M&A transaction, or purchase securities of New AspenTech in a public offering of securities of New AspenTech securities, or other circumstances where New AspenTech securities are not being offered for cash by New AspenTech, in each case at pre-agreed prices without the need for the approval of an RPT Committee, (ii) purchase additional shares of Common Stock up to its percentage maintenance share in connection with the issuance of equity awards or securities of New AspenTech pursuant to any “at the market” program, on a quarterly basis and in accordance with the pre-agreed prices, (iii) purchase additional equity securities of New AspenTech at pre-agreed prices to maintain its ownership of certain percentages of outstanding Common Stock during certain cure periods after Emerson’s ownership of Common Stock falls below certain thresholds and (iv) until the Second Trigger Date, provide New AspenTech with financing in connection with any proposed M&A transaction, at a pre-agreed pricing, if such financing is approved by an RPT Committee.
Financial Information
Until the Third Trigger Date, New AspenTech will be subject to financial reporting requirements to Emerson. New AspenTech will also be required to cooperate with Emerson in connection with the preparation of any filings made by Emerson with the SEC or any securities exchange, including providing all information reasonably required by Emerson to comply with its reporting obligations.
Non-Solicit
The Stockholders Agreement requires each of Emerson and New AspenTech, for one year following the Closing, not to solicit the employment of, or employ, certain employees of the other without the prior written consent of the other, subject to certain exceptions.
Intercompany Agreements
If the Emerson Group does not beneficially own more than 40% of the outstanding shares of Common Stock for a consecutive period of six months or more, each of New AspenTech (on behalf of itself or its applicable subsidiary) and Emerson (on behalf of itself or its applicable subsidiary) will have the right to terminate any intercompany commercial agreement (subject to certain exceptions) upon written notice to the other.
Termination
The Stockholders Agreement will be effective as of the Closing Date and automatically terminates in the event the Emerson Group (a) no longer owns at least 10% of the outstanding shares of Common Stock or (b) owns 100% of the outstanding shares of Common Stock.
A copy of the form of the Stockholders Agreement is attached to this combined proxy statement/prospectus as Annex D. For a more detailed summary of the Stockholders Agreement, see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.
Registration Rights Agreement (see page 152)
At the Closing, Emerson Sub and Newco will enter into the Registration Rights Agreement. The Registration Rights Agreement will grant Emerson Sub certain market registration rights, including, demand registration rights and piggyback registration rights, with respect to its registrable securities, consisting of shares of Common Stock. New AspenTech will pay all reasonable out-of-pocket fees and expenses in connection with any registration pursuant to the Registration Rights Agreement, subject to certain exceptions.

A copy of the form of the Registration Rights Agreement is attached to this combined proxy statement/prospectus as Annex E. For a more detailed summary of the Registration Rights Agreement, see “Certain Agreements Related to the Transactions—Registration Rights Agreement” beginning on page 152 of this combined proxy statement/prospectus.
Tax Matters Agreement (see page 153)
At the Closing, Newco and Emerson will enter into the Tax Matters Agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes of New AspenTech and the Emerson Contributed Subsidiaries, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of the Emerson Industrial Software Business Reorganization, the Transactions, and any failure of the Transactions or the Emerson Industrial Software Business Reorganization to qualify for tax-free treatment for U.S. federal income tax purposes. The Tax Matters Agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the allocation and utilization of tax attributes and benefits, tax elections, the administration of tax contests and assistance and cooperation on tax matters. The Tax Matters Agreement will also include covenants that contain restrictions on the activities of New AspenTech, which restrictions are generally intended to preserve the tax-free treatment of the Transactions and the Emerson Industrial Software Business Reorganization.
A copy of the form of the Tax Matters Agreement is attached to this combined proxy statement/prospectus as Annex F. For a more detailed summary of the Tax Matters Agreement, see “Certain Agreements Related to the Transactions—Tax Matters Agreement” beginning on page 153 of this combined proxy statement/prospectus.
Commercial Agreement (see page 154)
At the Closing, Newco, AspenTech and Emerson Automation Solutions Subsidiary will enter into the Commercial Agreement. Pursuant to the Commercial Agreement, New AspenTech will grant Emerson Automation Solutions Subsidiary the right to distribute, on a non-exclusive basis, certain (i) existing AspenTech products, (ii) existing Emerson products being transferred to New AspenTech pursuant to the Transaction Agreement and (iii) future New AspenTech products as mutually agreed upon by the parties during the term of the Commercial Agreement, in each case, to end-users through Emerson Automation Solutions Subsidiary acting as an agent, reseller or original equipment manufacturer.
A redacted copy of the form of Commercial Agreement is attached to this combined proxy statement/prospectus as Annex K. For a more detailed summary of the Commercial Agreement, see “Certain Agreements Related to the Transactions—Commercial Agreement” beginning on page 154 of this combined proxy statement/prospectus.
Transition Services Agreement (see page 155)
Emerson and Newco will enter into the Transition Services Agreement on the Closing Date for the provision of certain transitionary services from Emerson to New AspenTech. Pursuant to the Transition Services Agreement, Emerson will provide New AspenTech and its subsidiaries with certain services, including information technology, human resources and other specified services, as well as access to certain of Emerson’s existing facilities. The full scope of the transition services to be provided under the Transition Services Agreement will continue to be refined and supplemented by Emerson and Newco prior to the Closing Date.
For a more detailed summary of the Transition Services Agreement, see “Certain Agreements Related to the Transactions—Transition Services Agreement” beginning on page 155 of this combined proxy statement/prospectus.

Market Prices and Dividend Information
AspenTech common stock is listed on NASDAQ and AspenTech’s trading symbol is “AZPN.”
The following table sets forth the closing prices for AspenTech common stock as reported on NASDAQ on October 6, 2021, the last trading day prior to media speculation regarding a potential transaction involving AspenTech and Emerson, October 8, 2021, the trading day prior to Emerson’s and AspenTech’s announcement of their entry into the Transaction Agreement, and March 17, 2022, the most recent practicable trading day prior to the date of this combined proxy statement/prospectus.
AspenTech Closing Price
October 6, 2021	$125.52
October 8, 2021	$141.55
March 17, 2022	$139.88
AspenTech has not historically paid dividends on its common stock.
We urge you to obtain current market quotations for AspenTech common stock. We cannot give any assurance as to the future prices or markets for AspenTech common stock or Common Stock.
Market price data for New AspenTech has not been presented because the Common Stock is not listed for trading on any exchange or automated quotation service.
Whether the New AspenTech Board exercises its discretion to propose any dividends to holders of Common Stock in the future will depend on many factors, including New AspenTech’s financial condition, earnings, capital requirements of New AspenTech’s business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice, capital allocation preferences and other factors that the New AspenTech Board deems relevant. There can be no assurance that New AspenTech will pay a dividend on its Common Stock in the future. See “Description of New AspenTech Capital Stock—New AspenTech Common Stock—Dividend Rights” beginning on page 178 of this combined proxy statement/prospectus.

RISK FACTORS
AspenTech stockholders should carefully consider the following factors, in addition to those factors discussed elsewhere in this combined proxy statement/prospectus, before voting at the special meeting.
Risk Factors Related to the Transactions
The Transactions may not be completed on the terms or timeline currently contemplated, or at all, and failure to complete the Transactions may result in material adverse consequences to AspenTech’s business and operations.
The Transactions are subject to several closing conditions, including the adoption of the Transaction Agreement and approval of the Transactions by AspenTech’s stockholders, the effectiveness of a registration statement relating to the registration of the issuance of the Common Stock in the Transactions, the approval of the listing of the Common Stock on NASDAQ, the expiration or termination of any applicable waiting period under the HSR Act and the receipt of regulatory approvals in certain other jurisdictions. If any one of these conditions is not satisfied or waived, the Transactions may not be completed. There is no assurance that the Transactions will be completed on the terms or timeline currently contemplated, or at all. See the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 122 of this combined proxy statement/prospectus for a more detailed discussion.
Under the Transaction Agreement, the parties’ obligations to complete the Transactions are conditioned on the expiration or termination of the applicable waiting period under the HSR Act and the receipt or making, as the case may be, of all antitrust/competition law approvals or filings required by the laws of Austria, Russia and South Korea. The applicable waiting period under the HSR Act expired on December 1, 2021, and as of December 29, 2021, antitrust approvals have been received in the other three jurisdictions and therefore the closing condition to the Transactions with respect to required antitrust approvals has been satisfied. See “The Transaction Agreement—Government Approvals” beginning on page 129 of this combined proxy statement/prospectus.
If AspenTech’s stockholders do not adopt the Transaction Agreement and approve the Transactions or if the Transactions are not completed for any other reason, AspenTech would be subject to a number of risks, including the following:
•
AspenTech stockholders would not become stockholders of New AspenTech and therefore would not realize the anticipated benefits of the Transactions, including any anticipated synergies from combining New AspenTech and the Emerson Industrial Software Business;

•
AspenTech may be required to pay the Termination Fee, which is $325,000,000, if the Transaction Agreement is terminated: (i) due to an adverse change in the AspenTech Board’s recommendation to AspenTech’s stockholders to adopt the Transaction Agreement and approve the Transactions; (ii) due to an intentional and material breach by AspenTech of its obligations not to solicit alternative proposals; or (iii) under certain circumstances, if an alternative acquisition proposal is publicly announced or otherwise communicated to the AspenTech Board, AspenTech’s stockholders have not adopted the Transaction Agreement and approved the Transactions upon a vote at the special meeting, and AspenTech enters into an agreement with respect to, recommends to its stockholders, or consummates, an alternative acquisition within 12 months following the termination of the Transaction Agreement; and

•	the trading price of AspenTech common stock may experience increased volatility to the extent that the current market prices reflect a market assumption that the Transactions will be completed.
The occurrence of any of these events individually or in combination could have a material adverse effect on the results of operations of AspenTech or the trading price of AspenTech common stock. AspenTech is also exposed to general competitive pressures and risks, which may be increased if the Transactions are not completed.
Each of AspenTech and the Emerson Industrial Software Business will be subject to business uncertainties and contractual restrictions while the Transactions are pending that could adversely affect each of them.
Uncertainty about the effect of the Transactions on employees, customers and suppliers may have an adverse effect on either or both of AspenTech and the Emerson Industrial Software Business, regardless of whether the

Transactions are eventually completed, and, consequently, on New AspenTech. These uncertainties may impair AspenTech’s and the Emerson Industrial Software Business’s ability to attract, retain and motivate key personnel until the Transactions are completed, or the Transaction Agreement is terminated, and for a period of time thereafter, and could cause customers, suppliers and others that deal with AspenTech or the Emerson Industrial Software Business to seek to change or discontinue existing business relationships with AspenTech or the Emerson Industrial Software Business.
Employee retention and recruitment may be particularly challenging for AspenTech and the Emerson Industrial Software Business during the pendency of the Transactions, as employees and prospective employees may experience uncertainty about their future roles with New AspenTech. For each of AspenTech and the Emerson Industrial Software Business, the departure of existing key employees or the failure of potential key employees to accept employment with New AspenTech, despite AspenTech’s and the Emerson Industrial Software Business’s retention and recruiting efforts, could have a material adverse impact on AspenTech’s and New AspenTech’s business, financial condition and operating results, regardless of whether the Transactions are eventually completed.
The pursuit of the Transactions and the preparation for the integration of AspenTech and the Emerson Industrial Software Business have placed, and will continue to place, a significant burden on the management and internal resources of AspenTech and the Emerson Industrial Software Business. There is a significant degree of difficulty and management distraction inherent in the process of closing the Transactions and integrating AspenTech and the Emerson Industrial Software Business, which could cause an interruption of, or loss of momentum in, the activities of each of the existing businesses, regardless of whether the Transactions are eventually completed. Before and immediately following the Closing, the management teams of AspenTech and the Emerson Industrial Software Business will be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage their respective existing businesses, service existing customers, attract new customers and develop new products, services or strategies. One potential consequence of such distractions could be the failure of management to realize other opportunities that could be beneficial to AspenTech or the Emerson Industrial Software Business, respectively. If AspenTech’s or the Emerson Industrial Software Business’s senior management is not able to effectively manage the process leading up to and immediately following the Closing, or if any significant business activities are interrupted as a result of the integration process, the business of AspenTech or the Emerson Industrial Software Business could suffer.
In addition, the Transaction Agreement restricts AspenTech and Emerson (with respect to the Emerson Industrial Software Business) from taking specified actions without the consent of the other until the Transactions are consummated or the Transaction Agreement is terminated. These restrictions may prevent AspenTech and Emerson (with respect to the Emerson Industrial Software Business) from pursuing otherwise attractive business opportunities and making other changes to their businesses before completion of the Transactions or termination of the Transaction Agreement. For a description of the restrictive covenants applicable to AspenTech and Emerson (with respect to the Emerson Industrial Software Business), see the section titled “The Transaction Agreement—Operations of AspenTech and the Emerson Industrial Software Business Pre-Closing” beginning on page 124 of this combined proxy statement/prospectus.
The integration of AspenTech and the Emerson Industrial Software Business following the Closing will present challenges that may not result in the anticipated benefits of the Transactions.
The Transactions involve the combination of businesses that currently operate as independent businesses. New AspenTech will be required to devote management attention and resources to integrating its business practices and operations, and prior to the Transactions, management attention and resources will be required to plan for such integration. Potential difficulties New AspenTech may encounter in the integration process include the following:
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the inability to successfully integrate the businesses, including operations, technologies, products and services, in a manner that permits New AspenTech to achieve the cost savings and revenue synergies anticipated to result from the Transactions, which could result in the anticipated benefits of the Transactions not being realized partly or wholly in the time frame currently anticipated or at all;

•
lost sales and customers as a result of certain customers of any of the businesses deciding not to do business with New AspenTech, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

•	the necessity of coordinating geographically separated organizations, systems and facilities;
•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Transactions;
•	integrating personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;
•
consolidating and rationalizing information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities and difficulty implementing effective internal controls over financial reporting and disclosure controls and procedures in particular; and

•	preserving important relationships of AspenTech and the Emerson Industrial Software Business and resolving potential conflicts that may arise.
Furthermore, it is possible that the integration process could result in the loss of key employees or skilled workers of AspenTech and the Emerson Industrial Software Business. The loss of key employees and skilled workers could adversely affect New AspenTech’s ability to successfully conduct its business because of their experience and knowledge of AspenTech’s and the Emerson Industrial Software Business’s businesses. In addition, New AspenTech could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of AspenTech and the Emerson Industrial Software Business. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of AspenTech’s and the Emerson Industrial Software Business’s segments. If New AspenTech experiences difficulties with the integration process, the anticipated benefits of the Transactions may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of New AspenTech during this transition period and for an undetermined period after completion of the Transactions.
Ownership interests will not be adjusted if there is a change in the value of AspenTech or the Emerson Industrial Software Business and their respective assets before the Transactions are completed.
The shares of Common Stock to be received by Emerson and the former stockholders of AspenTech in connection with the Transactions will not be adjusted if there is a change in the value or assets of AspenTech or the Emerson Industrial Software Business prior to the consummation of the Transactions. Upon the consummation of the Transactions, the former stockholders of AspenTech will receive 0.42 shares of Common Stock and the per share cash consideration for each share of AspenTech common stock. The number of shares of Common Stock such stockholders receive is fixed and will not be adjusted if there are any decreases or increases in the trading price of AspenTech common stock prior to the Closing Date. As such, the value of the shares of AspenTech common stock exchanged for Common Stock in the Transactions may be higher or lower than the value of such shares at an earlier date, but the number of shares of Common Stock received by former stockholders of AspenTech will remain at 0.42 shares of Common Stock for each share of AspenTech common stock.
However, AspenTech will not be required to consummate the Transactions if there has been any “material adverse effect” (as this term is described in the section “The Transaction Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 120 of this combined proxy statement/prospectus) with respect to the Emerson Industrial Software Business.
The Transaction Agreement contains provisions that may discourage other companies from trying to acquire AspenTech.
The Transaction Agreement contains provisions that may discourage third parties from submitting business combination proposals to AspenTech that might result in greater value to AspenTech stockholders than the Transactions. The Transaction Agreement generally prohibits AspenTech from soliciting any competing acquisition proposal. In addition, if the Transaction Agreement is terminated by AspenTech or Emerson in circumstances that obligate AspenTech to pay the Termination Fee, AspenTech’s financial condition may be adversely affected as a result of the payment of the Termination Fee, which might deter third parties from proposing alternative business combination proposals. For further information, see the sections titled “The Transaction Agreement—AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation” and “The Transaction Agreement—Termination and Termination Fees” beginning on pages 131 and 140, respectively, of this combined proxy statement/prospectus.
The shares of Common Stock to be received by AspenTech stockholders as a result of the Transactions will have different rights from shares of AspenTech common stock.
Following the Closing, AspenTech stockholders will no longer be stockholders of AspenTech but will instead be stockholders of New AspenTech holding Common Stock. There are important differences between the rights of AspenTech stockholders and the rights of holders of Common Stock. For a description of different rights associated with AspenTech common stock and Common Stock, see the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 166 of this combined proxy statement/prospectus.
No trading market currently exists for Common Stock.
Prior to the Closing, there is no trading market for the Common Stock. At the Closing, the Common Stock is expected to be listed for trading on NASDAQ. However, there can be no assurance that an active market for the Common Stock will develop after the Closing, or if it develops, that such market will be sustained. In the absence of an active trading market for the Common Stock, investors may not be able to sell their Common Stock at the time that they would like to sell.
Following the completion of the Transactions, New AspenTech will be controlled by Emerson. The interests of Emerson may differ from the interests of other stockholders of New AspenTech.
Immediately following the Closing, Emerson will beneficially own 55% of the fully diluted shares of Common Stock. Under the Stockholders Agreement, Emerson will have the right to acquire additional equity securities of New AspenTech pursuant to pre-agreed procedures, preemptive rights and percentage maintenance rights without the approval of an RPT Committee.
Through its ownership of at least a majority of the shares of Common Stock and the provisions set forth in the New AspenTech Charter, the New AspenTech Bylaws and the Stockholders Agreement, Emerson will have the ability to designate and elect a majority of the directors of the New AspenTech Board. The Stockholders Agreement provides that, for so long as Emerson beneficially owns more than 50% of the outstanding shares of Common Stock, to the extent permitted by applicable law, if so requested by Emerson Sub, New AspenTech will avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of NASDAQ (in whole or in part, as requested by Emerson Sub) that would otherwise require New AspenTech to have (i) a majority of the board of directors consist of independent directors, (ii) a nominating/corporate governance committee that is composed solely of independent directors and (iii) a compensation committee that is composed solely of independent directors. Emerson Sub will request that New AspenTech avail itself of the exemptions from the requirements that (i) the nominating/corporate governance committee be composed solely of independent directors and (ii) the compensation committee be composed solely of independent directors.
Under the Stockholders Agreement, the New AspenTech Board will initially have four directors not designated by Emerson and five directors designated by Emerson. For further information regarding the New AspenTech Board and its committees following the Closing, please see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.
Pursuant to the terms of the Stockholders Agreement, Emerson Sub will have the right to consent to certain material actions of New AspenTech and its subsidiaries for so long as it maintains certain ownership percentages, including over certain mergers and acquisitions, sales of assets, incurrences of indebtedness, issuances of securities and the appointment and removal of the Chief Executive Officer of New AspenTech. For as long as Emerson beneficially owns a majority of the outstanding shares of Common Stock, Emerson will also have control over all other matters submitted to stockholders for approval, including changes in capital structure, transactions requiring stockholder approval under Delaware law and corporate governance, subject to the terms of the Stockholders Agreement relating to Emerson’s agreement to vote in favor of director nominees not designated by Emerson and to proposals by Emerson to acquire all of the shares of Common Stock held by non-Emerson stockholders that are described in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus. Emerson and its subsidiaries may have different interests than other holders of Common Stock and may make decisions adverse to your interests.
Among other things, Emerson’s control could delay, defer, or prevent a sale of New AspenTech that New AspenTech’s other stockholders support, or, conversely, this control could result in the consummation of such a transaction that other stockholders do not support. This concentrated control could discourage a potential investor from seeking to acquire Common Stock and, as a result, might impact the market price of Common Stock.
Members of the management and AspenTech Board have interests in the Transactions that are different from, or in addition to, those of other stockholders.
In considering whether to approve the Transactions, AspenTech stockholders should recognize that members of AspenTech management and the AspenTech Board have interests in the Transactions that differ from, or are in addition to, their interests as stockholders of AspenTech. For a description of these interests, see the section titled “Interests of AspenTech’s Directors and Executive Officers in the Transactions” beginning on page 108 of this combined proxy statement/prospectus.
AspenTech and New AspenTech will incur transaction-related costs in connection with the Transactions and the integration of the businesses.
AspenTech has incurred transaction-related costs in connection with the Transactions and both AspenTech and New AspenTech will incur costs in connection with the integration of AspenTech’s and the Emerson Industrial Software Business’s businesses. There are many systems that must be integrated, including information management, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. AspenTech and the Emerson Industrial Software Business are in the early stages of assessing the magnitude of these costs and, therefore, are not able to provide estimates of these costs. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, reduce the cost synergies that New AspenTech expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost synergies related to the integration of the businesses following the completion of the Transactions, and accordingly, any net synergies may not be achieved in the near term or at all. These integration expenses may result in New AspenTech taking significant charges against earnings following the completion of the Transactions. Some of these costs and expenses will be incurred even if the Transactions are not consummated.
The historical financial information of the Emerson Industrial Software Business may not be representative of its results or financial condition if it had been operated separately from Emerson and, as a result, may not be a reliable indicator of its future results.
The Emerson Industrial Software Business comprises two businesses of Emerson, OSI Inc. and GSS. Consequently, the financial information of Emerson Industrial Software Business included in this document has been derived from the consolidated financial statements and accounting records of Emerson and reflects all direct costs as well as an allocation of indirect costs based on assumptions and allocations made by Emerson management. The financial position, results of operations and cash flows of the Emerson Industrial Software Business presented may be different from those that would have resulted had the Emerson Industrial Software Business been operated separately from Emerson during the applicable periods or at the applicable dates. For example, in preparing the financial statements of the Emerson Industrial Software Business, Emerson made allocations of costs and Emerson corporate expenses deemed to be attributable to the Emerson Industrial Software Business. However, these costs and expenses reflect the costs and expenses attributable to the Emerson Industrial Software Business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by the Emerson Industrial Software Business had it been operated independently. As a result, the historical financial information of the Emerson Industrial Software Business contained in this document may not be a reliable indicator of its future results.

The unaudited pro forma condensed combined financial information of AspenTech and the Emerson Industrial Software Business is not intended to reflect what actual results of operations and financial condition would have been had AspenTech and the Emerson Industrial Software Business been a combined company for the periods presented, and therefore these results may not be indicative of New AspenTech’s future operating performance.
Because AspenTech will combine with the Emerson Industrial Software Business only upon completion of the Transactions, it has no available historical financial information that combines the financial results for AspenTech and the Emerson Industrial Software Business. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of AspenTech and the Emerson Industrial Software Business.
The unaudited pro forma condensed combined financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what New AspenTech’s actual results or financial condition would have been if the Transactions had occurred on the relevant dates. In addition, such unaudited pro forma combined financial information is based in part on certain assumptions regarding the Transactions that New AspenTech, AspenTech and Emerson believe are reasonable. These assumptions, however, are merely preliminary and may be updated only after the Closing. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, with the Emerson Industrial Software Business considered the acquirer of AspenTech. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair values of the tangible and intangible assets and liabilities of AspenTech. In arriving at the estimated fair values, AspenTech and Emerson have considered the preliminary appraisals of third-party consultants, which were based on a preliminary and limited review of the assets and liabilities related to AspenTech to be held by New AspenTech following the consummation of the Transactions. Following the Closing, New AspenTech will have a one-year period to complete the purchase price allocation after considering the fair value of AspenTech’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different from that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.
The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital spending that the Emerson Industrial Software Business’s or AspenTech’s management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what New AspenTech’s results of operations or operating condition would have been had AspenTech and the Emerson Industrial Software Business been a combined entity during all periods presented, or what New AspenTech’s results of operations and financial condition will be in the future.
Business issues currently faced by one company may be imputed to the operations of the combined company.
To the extent that the Emerson Industrial Software Business or AspenTech currently has or is perceived by customers to have operational challenges, those challenges may raise concerns by existing customers of the other business following the Closing, which may limit or impede New AspenTech’s future ability to obtain additional orders for products or services from those customers.
Some of AspenTech’s and the Emerson Industrial Software Business’s existing agreements contain change in control, anti-assignment or early termination rights that may be implicated by the Transactions, and some of AspenTech’s and the Emerson Industrial Software Business’s customers may experience uncertainty associated with the Transactions, which may limit New AspenTech’s business.
Parties with which AspenTech and the Emerson Industrial Software Business currently do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Transactions, including with respect to current or future business relationships with AspenTech, the Emerson Industrial Software Business, and New AspenTech. As a result, the business relationships of AspenTech and the Emerson Industrial Software Business may be subject to disruptions if customers, suppliers, or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than AspenTech, the Emerson Industrial Software Business, and New AspenTech. For example, certain customers, vendors and other counterparties have contractual consent rights that are, and may have contractual termination rights that could be, triggered by a change of control. These disruptions could impact AspenTech’s and the Emerson Industrial Software Business’s relationships with existing customers and preclude them from attracting new customers, all of which could have a material adverse effect on the business, financial condition and results of operations, cash flows, or share price of AspenTech, the Emerson Industrial Software Business, or New AspenTech. The effect of such disruptions could be exacerbated by a delay in the consummation of the Transactions.
Emerson could engage in business and other activities that compete with us.
Emerson has agreed that following the Closing Date until the First Trigger Date and subject to certain exceptions, the Emerson Group will not compete in the business of developing, marketing and selling certain industrial software, subject to certain exceptions. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.
Subject to the terms of the Stockholders Agreement, Emerson or any of its subsidiaries may engage in certain activities notwithstanding that they may fall within the scope of the competing business. Following the completion of the Transactions, Emerson may continue to engage in these activities. In addition, if we engage in activities outside the scope of the non-competition obligation under the Stockholders Agreement, Emerson will not be restricted from engaging in such activities in competition with us. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus for a more detailed discussion. To the extent that Emerson engages in the same or similar business activities or lines of business as us, or engages in business with any of our partners, customers or vendors, our ability to successfully operate and expand our business may be hampered.
The corporate opportunity provisions in the Stockholders Agreement could enable Emerson to benefit from corporate opportunities that might otherwise be available to us.
The Stockholders Agreement will contain provisions related to corporate opportunities that may be of interest to both New AspenTech and Emerson. These provisions will provide in general that (i) a corporate opportunity offered to any individual who is a director, but not an officer or employee of New AspenTech and who is also a director, officer or employee of Emerson will belong to New AspenTech only if such opportunity is expressly offered to such person solely in his or her capacity as a director of New AspenTech and otherwise will belong to Emerson and (ii) a corporate opportunity offered to any individual who is an officer or employee of New AspenTech and also is a director, officer or employee of Emerson will belong to New AspenTech unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Emerson, in which case it will belong to Emerson. The absence of a duty on the part of Emerson or its affiliates to present corporate opportunities to New AspenTech could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Emerson to itself or its affiliates (not including New AspenTech). For a more complete description of the terms of the Stockholders Agreement, see the section titled “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.
Following the completion of the Transactions, Emerson will be prohibited, subject to certain exceptions, from transferring shares of Common Stock or acquiring more shares of Common Stock until the second anniversary of the Closing, after which, subject to restrictions, it will be permitted to transfer its shares of Common Stock and acquire more shares of Common Stock, which could have a negative impact on New AspenTech’s stock price or ability to maintain NASDAQ continued listing requirements.
For two years following the completion of the Transactions (unless the Third Trigger Date has occurred), the Emerson Group will be prohibited from transferring any of its shares of Common Stock other than to a controlled affiliate of Emerson, unless approved by an RPT Committee. Following such two-year lock-up period, the Emerson Group will be permitted, subject to restrictions explained in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus, to transfer shares of Common Stock, including in public offerings pursuant to registration rights to be granted by New AspenTech. Any such transfer could significantly increase the number of shares of Common Stock available in the market, which could cause a decrease in the price of shares of Common Stock. In addition, even if Emerson does not transfer a large number of its shares into the market, the existence of its right to transfer a large number of shares into the market may depress the price of shares of Common Stock.

For two years following the completion of the Transactions, the Emerson Group is prohibited from acquiring or seeking to acquire, directly or indirectly, additional shares of Common Stock that would result in the Emerson Group having an ownership percentage of the outstanding Common Stock greater than the percentage of outstanding Common Stock they own as of the Closing Date, subject to certain exceptions explained in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus. Following such two-year standstill period, the Emerson Group will be permitted, subject to restrictions explained in more detail in “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus, to acquire or seek to acquire, directly or indirectly, additional shares of Common Stock which may have an adverse effect on New AspenTech’s ability to maintain NASDAQ continued listing requirements, including requirements with respect to a minimum number of holders of the Common Stock.
Following the completion of the Transactions, Emerson will have the right to purchase additional securities of New AspenTech pursuant to certain pre-agreed prices and procedures, which could have a negative impact on New AspenTech’s stock price.
Following the completion of the Transactions, Emerson will have the option (but not the obligation) to, among other things, (i) purchase additional securities of New AspenTech in connection with securities being issued as consideration in an M&A transaction, or purchase securities of New AspenTech in a public offering of securities of New AspenTech securities, or other circumstances where New AspenTech securities are not being offered for cash by New AspenTech, in each case at pre-agreed prices without the need for the approval of an RPT Committee, (ii) purchase additional shares of Common Stock up to its percentage maintenance share in connection with the issuance of equity awards or securities of New AspenTech pursuant to any “at the market” program, on a quarterly basis and in accordance with the pre-agreed prices and (iii) purchase additional equity securities of New AspenTech at pre-agreed prices to maintain its ownership of certain percentages of outstanding Common Stock during certain cure periods after Emerson’s ownership of Common Stock falls below certain thresholds. Any such purchase could significantly increase the number of shares of Common Stock outstanding, which could cause a decrease in the price of shares of Common Stock. In addition, even if Emerson does not exercise its right to purchase, the existence of such right may depress the price of shares of Common Stock.
Risk Factors Related to the Business of New AspenTech
The following are risk factors that relate to the business of the combined company, New AspenTech. In this section, unless the context requires otherwise, references to “AspenTech” refer to Aspen Technology, Inc. and its consolidated subsidiaries before the completion of the Transactions; references to “New AspenTech,” “we,” “our,” or “us” refer to New AspenTech and its consolidated subsidiaries, after the completion of the Transactions.
Our customers’ business operations have been, and will continue to be, subject to business interruptions arising from the COVID-19 pandemic. We will continue to monitor the situation, but there can be no assurance that the pandemic will not result in delays or possibly reductions in demand for our solutions that could have a serious adverse effect on our business.
Many countries have restrictions on travel and public assembly and closed schools and businesses in order to slow the spread of the SARS-CoV-2 virus and associated COVID-19 disease. These governmental restrictions and related private sector responses have adversely affected the business operations of some of our customers and resulted in a slowdown in closing some customer contracts and, to a lesser extent, a delay in customer payments. While the measures instituted in response to COVID-19 are expected to be temporary, the duration of the business disruptions and related operational and financial impact on our customers and us cannot be estimated with certainty at this time. The adverse effects on the economies and financial markets of many countries and markets may result in an economic downturn and changes in global economic policy that could reduce demand for our products and have a material adverse impact on our business, operating results and financial condition, including on our ability to collect accounts receivable. Our business may also be impacted if our employees are not able to perform services for customers on-site due to travel restrictions or facility closings.

If we fail to increase usage and product adoption by customers of our aspenONE engineering and manufacturing and supply chain offerings, OSI Inc.’s advanced transmission and distribution (T&D) software and GSS’s Paradigm and Roxar software offerings, and grow our aspenONE APM business, fail to provide innovative, market-leading solutions, or fail to retain our current customers, we may be unable to implement our growth strategy successfully, and our business could be seriously impacted.
Our market leadership and our future growth is largely dependent upon our ability to increase usage and product adoption by customers of our aspenONE engineering and manufacturing and supply chain offerings, OSI Inc.’s advanced transmission and distribution (T&D) software and GSS’s Paradigm and Roxar software offerings, to grow our aspenONE APM business, and to develop new software products that achieve market acceptance with acceptable operating margins. Enterprises are requiring their application software vendors to provide greater levels of functionality and broader product offerings. We must continue to enhance our current product line and develop and introduce new products and services that keep pace with increasingly sophisticated customer requirements and the technological developments of our competitors. If we fail to do so, customers may choose not to renew their contracts with us. Our business and operating results could suffer if we cannot successfully execute our strategy and drive usage and product adoption.
We will implement a product strategy for AspenTech, OSI Inc. and GSS software solutions with differentiated vertical solutions targeted at specific capital-intensive industries. We cannot ensure that our product strategy will result in new and existing products that will meet market needs and achieve significant usage and product adoption. If we fail to increase usage and product adoption or fail to develop or acquire new software products that meet the demands of our customers or our target markets, our operating results and cash flows from operations will grow at a slower rate than we anticipate and our financial condition could suffer.
In addition, we expect OSI Inc. and GSS to transition to token and/or subscription-based business models to provide enhanced flexibility and broader access to New AspenTech’s software suite for customers and improve long-term revenue and profitability. Although AspenTech management has significant experience in such business model transitions, we may not be successful in such a transition and there is no guarantee that we will achieve the expected results; for example, if our planned model transition is not acceptable to current OSI Inc. and GSS customers, they may choose not to continue their relationships with New AspenTech. Further, we may encounter unforeseen expenses, complications and delays in the process of the transition.
Our business could suffer if the demand for, or usage of, our software declines for any reason, including declines due to adverse changes in the process and other capital-intensive industries.
If demand for, or usage of, our software solutions declines for any reason, our operating results, cash flows from operations and financial position would suffer. Our business could be adversely affected by:
•	any decline in demand for or usage of our software solutions, including those related to the COVID-19 pandemic and resulting global supply chain disruptions;
•	the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, our software solutions;
•	technological innovations that our software solutions do not address;
•	our inability to release enhanced versions of our software on a timely basis; and
•
adverse changes in capital intensive industries or otherwise that lead to reductions, postponements or cancellations of customer purchases of our products and services, or delays in the execution of license agreement renewals in the same quarter in which the original agreements expire.

Because of the nature of their products and manufacturing processes and their global operations, companies in the process and other capital-intensive industries are subject to risk of adverse or even catastrophic environmental, safety and health accidents or incidents and are often subject to changing standards and regulations worldwide. In addition, worldwide economic downturns and pricing pressures experienced by energy, chemical, engineering and construction, and other capital-intensive industries have led to consolidations and reorganizations. In particular, a significant percentage of our revenue is derived from companies in the oil and gas sector. We believe that reduced demand for oil due to the COVID-19 pandemic, impacted and may continue to impact the operating levels and capital spending of certain of our customers. This has resulted in, and could continue to result in, less predictable and lower demand for our products and services. Additionally, the

COVID-19 pandemic has disrupted global supply chains in many industries, and such disruptions could also impact the operating levels and capital spending of certain of our customers and result in less predictable and lower demand for our products and services. Any such adverse environmental, safety or health incident, change in regulatory standards, or economic downturn that affects the capital-intensive industries, including continued challenges and uncertainty among customers whose business is adversely affected by a shift to a greater percentage of renewable energy sources such as wind and solar, as well as general domestic and foreign economic conditions and other factors that reduce spending by companies in these industries, could impact our operating results in the future.
Unfavorable economic and market conditions or a lessening demand in the market for asset optimization software could adversely affect our operating results.
Our business will be influenced by a range of factors that are beyond our control and difficult or impossible to predict. If the market for asset optimization software grows more slowly than we anticipate, demand for our products and services could decline and our operating results could be impaired.
Further, the state of the global economy may deteriorate in the future. Customer demand for our products will be linked to the strength of the global economy. If weakness in the global economy persists, many customers may amend their procurement strategies to delay or reduce their technology purchases. Capital expenditure and operating expense budgetary cycles are inherent in our customers’ procurement strategies. These cycles are often informed by oil prices and environmental factors such as the COVID-19 pandemic. Delay or reduction in our customers’ technology purchases could result in reductions in sales of our products, longer sales cycles, slower adoption of new technologies, increased price competition or reduced use of our products by our customers. We will lose revenue if demand for our products is reduced because potential customers experience weak or deteriorating economic conditions, catastrophic environmental or other events, and our business, results of operations, financial condition and cash flow from operations would likely be adversely affected.
Climate change, and the regulatory and legislative developments related to climate change, may materially adversely affect our business and financial condition.
We must anticipate and respond to market and technological changes driven by broader trends such as decarbonization and electrification efforts in response to climate change. Market growth from the use of cleaner energy sources, as well as emissions management, energy efficiency, lower greenhouse gas refrigerant usage, and decarbonization efforts are likely to depend in part on technologies not yet deployed or widely adopted today. We may not adequately innovate or position our businesses for the adoption of technologies such as battery storage solutions, hydrogen use cases in industry, mobility, and power generation, enhanced power grid demand management, carbon capture and sequestration or advanced nuclear power.
These trends and the relative competitiveness of our product and service offerings will continue to be impacted by uncertain factors such as the pace of technological developments and related cost considerations, the levels of economic growth in different markets around the world and the adoption of climate change-related policies such as carbon taxes, greenhouse gas emission reductions, incentives or mandates for particular types of energy, or policies that impact the availability of financing for certain types of projects.
A significant portion of our revenue will be attributable to operations outside the United States, and our operating results therefore may be materially affected by the economic, political, military, regulatory and other risks of foreign operations or of transacting business with customers outside the United States.
Customers outside the United States will account for a significant portion of our total revenue. We anticipate that revenue from customers outside the United States will account for a significant portion of our total revenue for the foreseeable future. Our operating results attributable to operations outside the United States will be subject to additional risks, including:
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unexpected changes in regulatory or environmental requirements, tariffs and other barriers, including, for example, international trade disputes, changes in climate regulations, sanctions or other regulatory restrictions imposed by the United States or foreign governments;

•	less effective protection of intellectual property;
•	requirements of foreign laws and other governmental controls;

•	difficulties in collecting trade accounts receivable in other countries;
•	adverse tax consequences; and
•	the challenges of managing legal disputes in foreign jurisdictions.
While we will license our products primarily through a direct sales force located throughout the world, we also will leverage sales relationships with Emerson and other channel partners to market our products in certain locations. In the event that we are unable to adequately staff and maintain our foreign operations, we could face difficulties managing our international operations.
In addition, the ongoing conflict in Ukraine could negatively impact our financial position and results of operations. The conditions in Ukraine, including capital controls implemented by the Ukrainian government, could adversely impact the conduct of business in that country. The United States and other governments have imposed sanctions and taken other regulatory actions that adversely affect doing business in Russia and with Russian companies. None of the businesses has operations or customers in Belarus and as software companies, no material impact to supply chain operations is expected due to the conflict in Ukraine.
AspenTech licenses software and provides related services to customers in Russia and Ukraine and maintains operations in Russia. AspenTech’s business in Russia had revenue of approximately $19.1 million and $12.6 million for the fiscal year ended June 30, 2021 and the 6-months ended December 31, 2021, respectively, and total assets of approximately $18 million as of December 31, 2021. AspenTech’s business in Ukraine had revenue of approximately $0.3 million and $0.1 million for the fiscal year ended June 30, 2021 and the 6-months ended December 31, 2021, respectively. AspenTech had no assets in Ukraine as of December 31, 2021.
While the Emerson Industrial Software Business has no operations in Ukraine, the Emerson Industrial Software Business’s GSS business licenses software and provides related services to customers in Russia and has operations there. The GSS business had net sales of approximately $24 million and $3 million for the fiscal year ended September 30, 2021 and the 3-months ended December 31, 2021, respectively, and total assets of approximately $17 million as of December 31, 2021. OSI Inc. does not have sales or operations in Russia.
AspenTech and the Emerson Industrial Software Business assess their operations for potential asset impairment in accordance with their accounting practices, and are evaluating the impact, if any, of the various sanctions and export controls measures imposed by the United States and other governments on their ability to do business in Russia, maintain contracts with vendors and pay employees in Russia, as well as receive payment from customers in Russia or Ukraine. The outcome of these assessments will depend on how the conflict evolves and on further actions that may be taken by the United States, Russia, and other governments around the world.
Fluctuations in foreign currency exchange rates could result in declines in our reported revenue and operating results.
Some of our revenue will be denominated in a currency other than the U.S. dollar and certain of our operating expenses that are incurred outside the United States will be denominated in currencies other than the U.S. dollar. Our reported revenue and operating results will be subject to fluctuations in foreign exchange rates. Foreign currency risk arises primarily from the net difference between non-U.S. dollar receipts from customers outside the United States and non-U.S. dollar operating expenses for subsidiaries in foreign countries. Currently, we anticipate that our largest exposures to foreign exchange rates will exist primarily with the Euro, Pound Sterling, Canadian Dollar, Norwegian Krone, Japanese Yen, and Russian Ruble against the U.S. dollar. We cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect our revenue and operating results. Any hedging policies we may implement in the future may not be successful, and the cost of those hedging techniques may have a significant negative impact on our operating results.
Competition from software offered by current competitors and new market entrants, as well as from internally developed solutions by our customers, could adversely affect our ability to sell our software products and related services and could result in pressure to price our products in a manner that reduces our margins.
Our markets in general are competitive and differ among our principal product areas: engineering, manufacturing and supply chain, modeling and design, asset performance management, asset optimization and maintenance, and artificial intelligence of things (AIoT). We will face challenges in selling our solutions to large companies that have internally developed their own proprietary software solutions, and we will face competition from well-established vendors as well as new entrants in our markets. Many of our current and potential competitors have greater financial, technical, marketing, service and other resources than we have. As a result, these companies may be able to offer lower prices, additional products or services, or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond more quickly to new technologies and may be able to undertake more extensive marketing campaigns. We believe they also have adopted and may continue to pursue more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. For example, some competitors may be able to initiate relationships through sales and installations of hardware and then seek to expand their customer relationships by offering asset optimization software at a discount. In addition, many of our expected competitors have established, and may in the future continue to establish, cooperative relationships with third parties to improve their product offerings and to increase the availability of their products in the marketplace. Competitors with greater financial resources may make strategic acquisitions to increase their ability to gain market share or improve the quality or marketability of their products.
Competition could seriously impede our ability to sell additional software products and related services on terms favorable to us. Businesses may continue to enhance their internally developed solutions, rather than investing in commercial software such as ours. Our current and potential commercial competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive. In addition, if these competitors develop products with similar or superior functionality to our products, we may need to decrease the prices for our products in order to remain competitive. If we are unable to maintain attractive pricing due to competitive pressures, our margins will be reduced and our operating results will be negatively affected. We cannot ensure that we will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect our business, financial condition and operating results.
Defects or errors in our software products could impact our reputation, impair our ability to sell our products and result in significant costs to us.
Our software products are complex and may contain undetected defects or errors. We may from time to time find defects in our products and we may discover additional defects in the future. We may not be able to detect and correct defects or errors before releasing products. Consequently, we or our customers may discover defects or errors after our products have been implemented. We may in the future need to issue corrective releases of our products to remedy defects or errors. The occurrence of any defects or errors could result in:
•	lost or delayed market acceptance and sales of our products;
•	delays in payment to us by customers;
•	product returns;
•	injury to our reputation;
•	diversion of our resources;
•	increased service and warranty expenses or financial concessions;
•	increased insurance costs; and
•	legal claims, including product liability claims.
Defects and errors in our software products could result in claims for substantial damages against us.
Potential strategic transactions could be difficult to consummate and integrate into our operations, and these potential strategic transactions could disrupt our business, dilute stockholder value or impair our financial results.
As part of our business strategy, we expect from time to time to seek to grow our business through acquisitions of, investments in, or partnerships with new or complementary businesses, technologies or products that we believe can improve our ability to compete in our existing customer markets or allow us to enter new markets. The potential risks associated with acquisitions and investment transactions and partnerships include, but are not limited to:

•	failure to realize anticipated returns on investment, cost savings and synergies;
•	difficulty in assimilating the operations, policies and personnel of the acquired company;
•	unanticipated costs or liabilities associated with or arising from acquisitions;
•	challenges in combining product offerings and entering into new markets in which we may not have experience;
•	distraction of management’s attention from normal business operations;
•	potential loss of key employees of the acquired company;
•	difficulty implementing effective internal controls over financial reporting and disclosure controls and procedures;
•	impairment of relationships with customers or suppliers;
•	possibility of incurring impairment losses related to goodwill and intangible assets; and
•	other issues not discovered in due diligence, which may include product quality issues or legal or other contingencies.
Acquisitions and/or investments may also result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, the expenditure of available cash, and amortization expenses or write-downs related to intangible assets such as goodwill, any of which could have a material adverse effect on our operating results or financial condition. Investments in or partnerships with immature businesses with unproven track records and technologies have an especially high degree of risk, with the possibility that we may lose our entire investment or incur unexpected liabilities. We may experience risks relating to the challenges and costs of closing a business combination or investment transaction and the risk that an announced business combination or investment transaction may not close. There can be no assurance that we will be successful in making additional acquisitions in the future or in integrating or executing on our business plan for existing or future acquisitions.
We may be subject to significant expenses and damages because of product-related claims.
In the ordinary course of business, we may be, from time to time, involved in lawsuits, claims, investigations, proceedings and threats of litigation. The amount of damages cannot be predicted with certainty, and a successful claim brought against us could materially impact our business and financial condition. Product-related claims, even if not successful, could damage our reputation, cause us to lose existing clients, limit our ability to obtain new clients, divert management’s attention from operations, result in significant revenue loss, create potential liabilities for our clients and us, and increase insurance and other operational costs.
Claims that we infringe the intellectual property rights of others may be costly to defend or settle and could damage our business.
We cannot be certain that our software and services do not infringe patents, copyrights, trademarks or other intellectual property rights, so infringement claims might be asserted against us. In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against infringement claims that third parties may assert against our customers based on use of our software or services. Such claims may have a material adverse effect on our business, may be time-consuming and may result in substantial costs and diversion of resources, including our management’s attention to our business. Furthermore, a party making an infringement claim could secure a judgment that requires us to pay substantial damages and could also include an injunction or other court order that could prevent us from selling our software or require that we re-engineer some or all of our products. Claims of intellectual property infringement also might require us to enter costly royalty or license agreements. We may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Our business, operating results and financial condition could be impacted significantly if any of these events were to occur, and the price of our common stock could be adversely affected.
We may not be able to protect our intellectual property rights, which could make us less competitive and cause us to lose market share.
Our software is and will continue to be proprietary. Our strategy will be to rely on a combination of copyright, patent, trademark and trade secret laws in the United States and other jurisdictions, and to rely on license and confidentiality agreements and software security measures to further protect our proprietary technology and brand. We will obtain or apply for patent protection with respect to some of our intellectual property, but generally will not rely on patents as a principal means of protecting our intellectual property. We will register or apply to register some of our trademarks in the United States and in selected other countries. We will generally enter into non-disclosure agreements with our employees and customers and restrict third-party access to our software and source code, which we regard as proprietary information. In certain cases, we may provide copies of source code to customers for the purpose of special product customization or may deposit copies of the source code with a third-party escrow agent as security for ongoing service and license obligations. In these cases, we will rely on non-disclosure and other contractual provisions to protect our proprietary rights.
The steps we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our technology or independent development by others of technologies that are substantially equivalent or superior to our technology. Our intellectual property rights may expire or be challenged, invalidated or infringed upon by third parties or we may be unable to maintain, renew or enter into new licenses on commercially reasonable terms. Any misappropriation of our technology or development of competitive technologies could impact our business and could diminish or cause us to lose the competitive advantages associated with our proprietary technology, and could subject us to substantial costs in protecting and enforcing our intellectual property rights, and/or temporarily or permanently disrupt our sales and marketing of the affected products or services. The laws of some countries in which our products are licensed do not protect our intellectual property rights to the same extent as the laws of the United States. Moreover, in some non-U.S. countries, laws affecting intellectual property rights are uncertain in their application, which can affect the scope of enforceability of our intellectual property rights.
Our software research and development initiatives, our customer relationships, and our customers’ operations could be compromised if the security of our information technology is breached as a result of a cyberattack. This could have a material adverse effect on our business, operating results and financial condition, and could impact our competitive position.
We have devoted and will continue to devote significant resources to updating our software and developing new products, and our financial performance will be dependent in part upon our ability to bring new products and services to market. Our customers will use our software to optimize their manufacturing processes and manage asset performance, and they will rely on us to provide updates and releases as part of our software maintenance and support services, and to provide remote on-line troubleshooting support. The security of our information technology environment will be therefore important to our research and development initiatives, and an important consideration in our customers’ purchasing decisions. We will maintain cybersecurity policies and procedures, including employee training, to manage risk to our information systems, and we will evaluate and adapt our systems and processes to mitigate evolving cybersecurity threats, including the increase in ransomware attacks. Our policy will be to follow appropriate cybersecurity frameworks to manage and reduce cybersecurity risk. We may incur additional costs to maintain appropriate cybersecurity protections in response to evolving cybersecurity threats, and we may not be able to safeguard against all data security breaches or misuses of data. If the security of our systems is impaired, or if our systems are infiltrated by unauthorized persons, our development initiatives might be disrupted, we might be unable to provide service, and our customers and their operations may be subject to cyberattacks and resulting business disruptions and financial losses. Our customer relationships might deteriorate, our reputation in the industry could be impacted, and we could be subject to liability claims. This could reduce our revenues, and expose us to significant costs to detect, correct and avoid recurrences of any breach of security and to defend any claims against us. In addition, our insurance coverage may not be adequate to cover all costs related to cybersecurity incidents and the disruptions resulting from such events.
Security and/or data privacy breaches, or disruptions of our information technology systems could adversely affect our business.
We rely on information technology networks and systems, including the internet, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities. These technology networks and systems may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components; power outages; telecommunications or system failures; terrorist attacks; natural disasters; employee error or malfeasance; server or cloud provider breaches; and computer viruses or cyberattacks. Cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to information technology networks and systems to more sophisticated and targeted measures, known as advanced persistent threats, directed at our products, customers and/or third-party service providers. Despite the implementation of cybersecurity measures (including government security clearances, access controls, data encryption, vulnerability assessments, continuous monitoring, and maintenance of backup and protective systems), our information technology systems may still be vulnerable to cybersecurity threats and other electronic security breaches. It is possible for such vulnerabilities to remain undetected for an extended period. In addition, it is possible a security breach could result in theft of trade secrets or other intellectual property or disclosure of or access to confidential customer, supplier or employee information, including personal information. Should we be unable to prevent security breaches or other damage to our information technology systems, disruptions could have an adverse effect on our operations, as well as expose New AspenTech to litigation, liability or penalties under privacy laws, increased cybersecurity protection costs, reputational damage and product failure. In addition, we must comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in the U.S. and elsewhere. Compliance with privacy and localization laws and regulations increases operational complexity. Failure to comply with these regulatory standards could subject us to fines and penalties, as well as legal and reputational risks, including investigations and proceedings brought against New AspenTech by governmental entities or others.
Our inability to maintain or develop our strategic and technology relationships could adversely affect our business.
We will have strategic and technology relationships with other companies with which we work to offer complementary solutions and services, that market and sell our solutions, and that provide technologies that we embed in our solutions. We may not realize the expected benefits from these relationships and such relationships may be terminated by the other party. If these companies fail to perform or if a company terminates or substantially alters the terms of the relationship, we could suffer delays in product development, reduced sales or other operational difficulties and our business, results of operations and financial condition could be materially adversely affected.
We may be unable to hire or retain personnel with the necessary skills to operate and grow our business, which could adversely affect our ability to compete.
Our success will depend upon our ability to attract and retain highly skilled managerial, sales and marketing, technical, financial and administrative personnel to operate and grow our business. In addition, because of the highly technical nature of our products and services, we must attract and retain highly skilled engineering and development personnel. The market for this talent is highly competitive.
The technical personnel that will be required to develop our products and solutions are in high demand, particularly technical personnel with a combination of AI, domain and real-time application expertise as there are comparatively fewer persons with those skills. If we are unable to attract and retain technical personnel with the requisite skills, our product and solution development efforts could be delayed, which could adversely affect our ability to compete and thereby adversely affect our revenues and profitability. The managerial, sales and marketing, financial and administrative personnel necessary to guide our operations, market and sell our solutions and support our business operations are also in high demand due to the intense competition in our industry. Furthermore, our ability to attract and retain employees may be affected by the COVID-19 pandemic and its effects on global workforce patterns and employee expectations regarding returning to offices, and may result in a more geographically distributed workforce and higher employee turnover than we anticipate.
If we are unable to attract and retain the personnel we need to develop compelling products and solutions, and guide, operate and support our business, we may be unable to successfully compete in the marketplace, which would adversely affect our revenues and profitability.
Following the Transactions, Emerson will be a controlling owner of New AspenTech which could discourage takeover attempts. If Emerson ceases to be a controlling owner, anti-takeover provisions contained in the New AspenTech Charter and New AspenTech Bylaws could impair attempts by a party other than Emerson to acquire a significant number of shares of Common Stock.
Following the Transactions, the Emerson Group will beneficially own a majority of the shares of Common Stock, which could discourage takeover attempts by a third party. Further, the New AspenTech Charter and New

AspenTech Bylaws also will contain provisions that may delay, defer or discourage another party from acquiring a significant number of shares of Common Stock or, in the event that the Emerson Group no longer beneficially owns a majority of the shares of Common Stock, control of New AspenTech. Among other things, the New AspenTech Charter and Bylaws include provisions regarding:
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the ability of the New AspenTech Board to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of an unsolicited acquirer;

•
the prohibition on New AspenTech to engage in any business combination with any person who owns 15% or more of the outstanding voting stock of New AspenTech (excluding Emerson) (an “interested stockholder”) for a period of three years following the time that such stockholder became an interested stockholder unless certain conditions are met; and

•
the ability of the New AspenTech Board to amend the bylaws, which may allow the New AspenTech Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt.

These provisions may discourage, in the event that the Emerson Group no longer beneficially owns a majority of the shares of Common Stock, unsolicited takeover proposals that stockholders may consider to be in their best interests. Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for New AspenTech securities, especially in the event that the Emerson Group no longer beneficially owns a majority of the shares of Common Stock.
New AspenTech’s Charter designates specific courts as the exclusive forum for certain litigation that may be initiated by New AspenTech stockholders, which could limit New AspenTech stockholders’ ability to obtain a favorable judicial forum for disputes with New AspenTech.
Pursuant to the New AspenTech Charter, unless the New AspenTech Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New AspenTech, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of New AspenTech to New AspenTech or New AspenTech’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or the New AspenTech Charter or the New AspenTech Bylaws, (iv) any action asserting a claim related to, involving or against New AspenTech governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. AspenTech and Emerson expect to enter into an amendment to the Transaction Agreement prior to the Closing, which the AspenTech Board is expected to approve, to clarify that the foregoing does not apply to claims arising under the Exchange Act or the rules and regulations promulgated thereunder. The New AspenTech Charter further provides that unless the New AspenTech Board consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder (the “Federal Forum Provision”, and together with the provision in the first sentence of this paragraph, the “Forum Selection Provisions”).
The Forum Selection Provisions in the New AspenTech Charter may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, the Forum Selection Provisions may limit New AspenTech stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with New AspenTech or New AspenTech’s directors, officers or employees, which may discourage the filing of such lawsuits against New AspenTech and New AspenTech’s directors, officers and employees even though an action, if successful, might benefit New AspenTech’s stockholders. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to New AspenTech than New AspenTech’s stockholders.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the Federal Forum Provision in the New AspenTech Charter. If the Federal Forum Provision is found to be unenforceable, New AspenTech may incur additional costs associated with resolving claims under the Securities Act. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This combined proxy statement/prospectus contains “forward-looking” statements as that term is defined in Section 27A of the Securities Act, and Section 21E of the Exchange Act, including statements regarding the proposed Transactions between Emerson and AspenTech. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected timing and structure of the proposed Transactions; the ability of the parties to complete the proposed Transactions considering the various closing conditions; the expected benefits of the proposed Transactions, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of New AspenTech following completion of the proposed Transactions; the projected future financial performance of the Emerson Industrial Software Business, AspenTech and New AspenTech; legal, economic and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target” or other similar words or expressions or negatives of these words, but not all forward-looking statements include such identifying words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements.
Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: (1) that one or more closing conditions to the Transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed Transactions, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of AspenTech may not be obtained; (2) the risk that the proposed Transactions may not be completed in the time frame expected by Emerson or AspenTech, or at all; (3) unexpected costs, charges or expenses resulting from the proposed Transactions; (4) uncertainty of the expected financial performance of New AspenTech following completion of the proposed Transactions; (5) failure to realize the anticipated benefits of the proposed Transactions, including as a result of delay in completing the proposed Transactions or integrating the Emerson Industrial Software Business and AspenTech; (6) the ability of New AspenTech to implement its business strategy; (7) difficulties and delays in achieving revenue and cost synergies of New AspenTech; (8) inability to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the proposed Transactions; (10) potential litigation in connection with the proposed Transactions or other settlements or investigations that may affect the timing or occurrence of the proposed Transactions or result in significant costs of defense, indemnification and liability; (11) evolving legal, regulatory and tax regimes; (12) changes in economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (13) the ability of the Emerson Industrial Software Business, AspenTech and New AspenTech to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; (14) the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (15) actions by third parties, including government agencies; (16) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transactions; (17) the risk that disruptions from the proposed Transactions will harm the Emerson Industrial Software Business and AspenTech, including current plans and operations; (18) certain restrictions during the pendency of the acquisition that may impact the Emerson Industrial Software Business’s or AspenTech’s ability to pursue certain business opportunities or strategic transactions; (19) the Emerson Industrial Software Business’s, AspenTech’s and New AspenTech’s ability to meet expectations regarding the accounting and tax treatments of the proposed Transactions; and (20) other risk factors as detailed from time to time in AspenTech’s reports filed with the SEC, including AspenTech’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. This list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Any forward-looking statements speak only as of the date of this combined proxy statement/prospectus. Neither AspenTech nor New AspenTech undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING
AspenTech is providing this combined proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the AspenTech special meeting (or any adjournment or postponement of the special meeting) that AspenTech has called to consider and vote on the proposals set forth below.
This combined proxy statement/prospectus is first being mailed to AspenTech stockholders on or about [ ], 2022.
Date, Time and Place of Special Meeting
The special meeting will be held at [ ] on [ ], 2022, at [ ], Eastern time.
Although we are currently planning to hold the special meeting in person, in light of the ongoing public health concerns surrounding the coronavirus (COVID-19) pandemic, we are planning for the possibility that the special meeting may be held solely by means of remote communication (i.e., a virtual-only meeting) in lieu of an in-person meeting. If we decide to hold a virtual special meeting, we will publicly announce the decision in advance in a press release, and details will be posted on our website at www.AspenTech.com as soon as practicable before the special meeting and filed as additional proxy soliciting material with the SEC. In that event, the special meeting will be held on the above date and time but would be available via live video webcast. We recommend that you monitor our website for updated information, and please check the website in advance of the special meeting to confirm the status of the meeting before planning to attend in person. If we hold the special meeting by means of remote communication, stockholders will be able to attend the meeting by visiting [ ] by using the control number included in your proxy materials.
Purpose of the Special Meeting
The purpose of the special meeting is to consider the following matters:
•	a proposal to adopt the Transaction Agreement and approve the Transactions, including the Merger (the Transaction Proposal);
•
a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable to AspenTech’s named executive officers in connection with the Transactions, including the Merger (the Compensation Proposal); and

•
a proposal to adjourn AspenTech’s special meeting if AspenTech determines it is necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Transaction Agreement (the Adjournment Proposal).

Record Date for the Special Meeting
The record date for the special meeting is [ ], 2022.
Shares Entitled to Vote
Only AspenTech stockholders of record at the close of business on the record date of [ ], 2022, will be entitled to receive notice of and to vote at the special meeting or any adjournment thereof. Shares of AspenTech common stock held by AspenTech as treasury shares and by AspenTech’s subsidiaries will not be entitled to vote.
As of the close of business on the record date of [ ], 2022, there were [ ] shares of AspenTech common stock outstanding and entitled to vote at the special meeting. Each holder of AspenTech common stock is entitled to one vote for each share of AspenTech common stock owned as of the close of business on the record date.
Quorum
The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of AspenTech common stock issued, outstanding and entitled to vote at the special meeting will constitute a quorum.
Proxies received but marked as abstentions, if any, and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Votes Required; Abstentions and Broker Non-Votes
The required votes to approve the AspenTech proposals are as follows:
•
To approve the Transaction Proposal, holders of a majority of the shares of AspenTech common stock outstanding and entitled to vote thereon must vote in favor of adoption of the Transaction Agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of AspenTech common stock entitled to vote, an AspenTech stockholder’s failure to vote in person or by proxy at the special meeting, or an abstention from voting, or the failure of an AspenTech stockholder who holds his or her shares in “street name” through a broker, nominee, fiduciary or other custodian or other nominee to give voting instructions to such broker, nominee, fiduciary or other custodian or other nominee, will have the same effect as a vote against adoption of the proposal.

•
To approve the Compensation Proposal, a majority of the votes cast upon the proposal is required. An abstention or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal, and any broker non-votes will not have an effect on the outcome of the vote for the proposal.

•
To approve the Adjournment Proposal, a majority of the votes cast upon the proposal is required, whether or not a quorum is present, or, if no stockholder is present, by any officer entitled to preside at or act as secretary of the meeting. An abstention or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal, and any broker non-votes will not have an effect on the outcome of the vote for the proposal.

A complete list of AspenTech stockholders entitled to vote at the special meeting will be available for inspection at the principal place of business of AspenTech during regular business hours for a period of no less than 10 days before the special meeting and during and at the place of the special meeting.
If your shares are held in an account of a broker, nominee, fiduciary or other custodian or through another nominee, you must instruct the broker, nominee, fiduciary or other custodian or other nominee on how to vote your shares. If you do not provide voting instructions to your broker, nominee, fiduciary or other custodian or other nominee, your shares will not be voted on any proposal on which your broker, nominee, fiduciary or other custodian or other nominee does not have discretionary authority to vote.
Under NASDAQ rules, brokers, nominees, fiduciaries or other custodians or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on by you at the special meeting are “non-routine” matters, and therefore brokers do not have discretionary authority to vote on any of the proposals. Broker non-votes occur when a broker, nominee, fiduciary or other custodian or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Broker non-votes will have the same effect as a vote against the Transaction Proposal, no effect on the Compensation Proposal, and no effect on the Adjournment Proposal.
Therefore, if you do not provide voting instructions to your broker, your shares will not be voted on:
•	The Transaction Proposal. A broker non-vote will have the same effect as a vote against the Transaction Proposal.
•	The Compensation Proposal. A broker non-vote will have no effect on the outcome of any vote on the Compensation Proposal.
•	The Adjournment Proposal. A broker non-vote will have no effect on the outcome of any vote on the Adjournment Proposal.
Voting by AspenTech Directors and Executive Officers
At the close of business on the record date for the special meeting, AspenTech’s directors and executive officers and their affiliates beneficially owned and had the right to vote [ ] shares of AspenTech common stock at the special meeting, which represents approximately [ ]% of the shares of AspenTech common stock entitled to vote at the special meeting.

It is expected that AspenTech directors and executive officers and their affiliates will vote their shares:
•	FOR the adoption of the Transaction Agreement and approval of the Transactions;
•	FOR the Compensation Proposal; and
•	FOR the Adjournment Proposal.
However, no director or executive officer has entered into any agreement obligating him or her to vote in any particular way.
Voting in Person at the Special Meeting
Stockholders of record, as well as stockholders who hold their shares in “street name” who obtain a proxy from their broker, may vote in person by ballot at the special meeting.
How to Vote by Proxy
Stockholders of record may vote by submitting their proxies:
•	by telephone, by calling the toll-free number +1 (800) 690-6903 and following the recorded instructions;
•	by accessing the Internet website at www.proxyvote.com and following the instructions on the website; or
•	by mail, by indicating their vote on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied the proxy card.
The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.
Stockholders of AspenTech who hold their shares in “street name” by a broker, nominee, fiduciary or other custodian or other nominee should refer to the proxy card or other information forwarded by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.
AspenTech recommends that you submit your proxy even if you plan to attend the special meeting. If you attend the special meeting and are a stockholder of record, you may vote by ballot, thereby canceling any proxy previously submitted. If you properly give your proxy and submit it to AspenTech in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you hold your shares in “street name,” you will have to obtain a legal proxy in your name from the broker, nominee, fiduciary or other custodian who holds your shares in order to vote in person at the special meeting. You may vote for or against the proposals or abstain from voting.
Proxies Without Instruction
If you are a stockholder of record and submit your proxy, but do not make specific choices with respect to the proposals, your proxy will follow the AspenTech Board’s recommendations and your shares will be voted:
•
FOR the proposal to adopt the Transaction Agreement and approve the Transactions (under such circumstances, your proxy will constitute a waiver of your right of appraisal under Section 262 of the DGCL and will nullify any previously delivered written demand for appraisal under Section 262 of the DGCL);

•	FOR the Compensation Proposal; and
•	FOR the Adjournment Proposal.
Revocation of Proxies
Stockholders may revoke their proxy and/or change their vote at any time before their shares are voted at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at Aspen Technology, Inc. at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730.
•	You may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
Solicitation of Proxies
This combined proxy statement/prospectus is furnished in connection with the solicitation of proxies by the AspenTech Board to be voted at the special meeting.
AspenTech will bear all costs and expenses in connection with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. Proxies may also be solicited by certain of AspenTech’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them (other than reasonable out-of-pocket expenses). AspenTech has retained Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. AspenTech will pay Innisfree M&A Incorporated fees of approximately $75,000, plus reasonable out-of-pocket expenses, for these services.
Stockholders should not send Stock Certificates with their Proxies
After the Transactions are completed, New AspenTech will send former AspenTech stockholders written instructions for exchanging their AspenTech stock certificates for the Merger Consideration, if applicable.
Other Business; Adjournments
Under the amended and restated bylaws of AspenTech, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to AspenTech stockholders provided with this combined proxy statement/prospectus.
Adjournments may be made for the purpose of, among other things, soliciting additional proxies. To approve the adjournment of the special meeting, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon is required, whether or not a quorum is present, or, if no stockholder is present, by any officer entitled to preside at or act as secretary of the meeting. AspenTech is not required to notify stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. If a quorum is present at any adjourned meeting, AspenTech may transact any business that it might have transacted at the original meeting. Proxies submitted by AspenTech stockholders for use at the special meeting may be used at any adjournment or postponement of the meeting. Unless the context otherwise requires, references to the special meeting in this combined proxy statement/prospectus are to such special meeting as adjourned or postponed.
AspenTech Stockholder Account Maintenance
AspenTech’s transfer agent is American Stock Transfer & Trust Co. All communications concerning accounts of AspenTech’s stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling American Stock Transfer & Trust Co. toll-free at +1 (800) 937-5449.

Recommendation of the AspenTech Board and Its Reasons for the Transactions (see page 74)
The AspenTech Board has reviewed and considered the terms of the Transaction Agreement and has determined that the Transaction Agreement and the Transactions contemplated thereby, including the Merger, are advisable and in the best interests of AspenTech and its stockholders. Accordingly, the AspenTech Board recommends that AspenTech stockholders vote:
•	FOR the Transaction Proposal;
•	FOR the Compensation Proposal; and
•	FOR the Adjournment Proposal.
AspenTech stockholders should carefully read this combined proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the Transaction Agreement and the Transactions contemplated thereby.

THE TRANSACTIONS
The Companies
Newco / New AspenTech
Newco is a Delaware corporation that was formed by Emerson Sub for the purpose of engaging in the Transactions. Since the date of its incorporation, Newco has not engaged in any activities other than as contemplated by the Transaction Documents. Following the completion of the Transactions, Newco (thereafter being referred to as New AspenTech) will own AspenTech and the Emerson Industrial Software Business. Immediately after the completion of the Transactions, New AspenTech’s equity capital will consist solely of the Common Stock issued pursuant to the Transactions. For a description of the capital stock of New AspenTech, see “Description of New AspenTech Capital Stock” beginning on page 177 of this combined proxy statement/prospectus.
The principal executive offices of Newco are located at 8000 West Florissant Ave. P.O. Box 4100, St. Louis, MO 63136, and the telephone number at that address is (314) 553-2000. Following the Closing, the principal executive offices of New AspenTech will be located at 20 Crosby Drive, Bedford, MA 01730, and the telephone number at this location is (781) 221-6400.
AspenTech
AspenTech is a global leader in asset optimization software. Its solutions address complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modelling expertise with artificial intelligence. Its purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Additional information about AspenTech and its subsidiaries is included in documents incorporated by reference in this combined proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 214 of this combined proxy statement/prospectus.
The principal executive offices of AspenTech are located at 20 Crosby Drive, Bedford, MA 01730, and the telephone number at this location is (781) 221-6400.
Emerson and the Emerson Industrial Software Business
Emerson, headquartered in St. Louis, MO, is a global technology and engineering company providing innovative solutions for customers in industrial, commercial and residential markets. Its Automation Solutions business helps process, hybrid and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Its Commercial and Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency and create sustainable infrastructure.
The Emerson Industrial Software Business is comprised of OSI Inc. and GSS. OSI Inc. and GSS are part of Emerson’s Automation Solutions business. OSI Inc. offers OT solutions that enable utilities to control generation, transmission, and distribution of power and ultimately ensure supply equals demand in the power grid. GSS is a leading developer of software solutions to the global energy and alternative energy, carbon capture and storage, and minerals and mining industries. GSS provides geological simulation software that characterizes subsurface geological formations from seismic interpretation to dynamic simulation, connecting reservoirs to operational activities to optimize production and utilization. See “Business—Overview of Emerson’s OSI Inc. and GSS Businesses” beginning on page 185 of this combined proxy statement/prospectus for more information on the Emerson Industrial Software Business.
Emerson Sub
EMR Worldwide, Inc. (Emerson Sub) is a wholly owned operating subsidiary of Emerson that, as of immediately prior to the Closing, will own indirectly the Emerson Industrial Software Business, which will be contributed to Newco as part of the Contribution. Emerson Sub is and will be prior to and following the Closing, wholly owned by Emerson.

Merger Sub
Emersub CXI, Inc. (Merger Sub) has been formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than as contemplated by the Transaction Documents. Merger Sub is and will be prior to the Closing, a corporation incorporated in Delaware and wholly and directly owned by Newco.
General
The Transaction Agreement and related documents provide that, on the terms and subject to the conditions set forth in the Transaction Agreement, among other things:
•
The Emerson Industrial Software Business Reorganization. Emerson will undertake certain restructuring transactions to separate the Emerson Industrial Software Business from Emerson’s other business activities and facilitate the transfer of the Emerson Industrial Software Business to Newco as part of the Contribution.

•
The Contribution. Following the completion of the Emerson Industrial Software Business Reorganization, in exchange for an aggregate of 55% of the outstanding shares of Common Stock on a fully diluted basis as of immediately following the Transactions, (i) Emerson Sub will contribute to Newco all of the equity interests of the holding company that will hold directly or indirectly the Emerson Industrial Software Business and (ii) Emerson will contribute to Newco $6,014,000,000 in cash.

•
The Merger. Merger Sub will merge with and into AspenTech, with AspenTech as the Surviving Corporation and a direct, wholly owned subsidiary of New AspenTech. As a result of the Merger, each issued and outstanding share of AspenTech common stock as of immediately prior to the effective time of the Merger (other than Excluded Shares, which will be cancelled without consideration, and Dissenting Shares) will be converted into the right to receive the Merger Consideration.

The Transaction Agreement is attached as Annex A to this combined proxy statement/prospectus. We encourage you to read the Transaction Agreement carefully and fully, as it is the legal document that governs the Transactions.
The following diagram illustrates the structure of New AspenTech and its stockholders upon completion of the Transactions:

Background of the Transactions
The following chronology summarizes the key meetings and events that led to the signing of the Transaction Agreement. This chronology does not purport to catalogue every conversation of or among members of the AspenTech Board, AspenTech management, AspenTech’s advisors, Emerson, the Emerson board of directors, Emerson management, Emerson’s advisors or any other person. For purposes of this section, “Emerson” refers to Emerson Electric Co. unless noted otherwise.
The AspenTech Board regularly evaluates AspenTech’s historical performance, future growth prospects and long-term strategic plan and considers various strategic opportunities available to AspenTech as well as ways to enhance shareholder value and AspenTech’s performance and prospects, including in light of the business, competitive, regulatory, financing and economic environment and developments in AspenTech’s industry. These reviews have included discussions as to whether AspenTech should continue to execute on its strategy as a stand-alone company, pursue various acquisitions or collaborations, seek to improve its capital structure or pursue a sale of the entire company. As part of these reviews, the AspenTech Board has considered from time to time what would offer the best avenue to enhance shareholder value along with the potential benefits and risks of any potential alternative.
Commencing in 2018, AspenTech and Emerson were party to a commercial alliance. From 2018 through 2021, AspenTech and Emerson entered into a memorandum of understanding and other operational agreements under the commercial alliance through which Emerson would solicit orders on a commission or sell-through basis as a channel partner of AspenTech.
In September 2020, the AspenTech Board, with the assistance of J.P. Morgan Securities LLC (“J.P. Morgan”), reviewed a number of strategic options for AspenTech for a potential transaction to increase shareholder value, which included a discussion of a possible transaction with Emerson that Mr. Antonio Pietri, Chief Executive Officer of AspenTech, had informally discussed with representatives of Centerview Partners LLP (“Centerview”) from time to time prior to September 2020.
On November 19, 2020, Mr. Pietri met with representatives of Centerview and discussed a range of possible value creation alternatives, including an illustrative transaction with Emerson. At that time, Centerview was not Emerson’s financial advisor but suggested that they could get further information regarding Emerson’s industrial software businesses that could help evaluate the illustrative transaction. Mr. Pietri expressed an interest in understanding the composition of Emerson’s industrial software businesses, including the business mix across software and services revenue. The representatives of Centerview communicated AspenTech’s interest in learning more about Emerson’s industrial software businesses to Mr. Mark Bulanda, Emerson’s Senior Vice President and Head of Planning and Business Development at the time, who provided further detail about Emerson’s industrial software businesses to representatives of Centerview on December 5, 2020. The representatives of Centerview used that information to refresh their analysis on a potential illustrative transaction and shared the updated analysis with Mr. Pietri in a meeting on December 17, 2020.
On December 22, 2020, representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”), at that time the financial advisor to a company referred to as “Company A,” contacted AspenTech to discuss AspenTech potentially participating in the auction process for the sale of a subsidiary of Company A (the “Company A Subsidiary”). AspenTech expressed interest in participating in the process.
On December 23, 2020, representatives of Centerview emailed to Mr. Pietri a follow-up document in response to the discussion the representatives of Centerview had with Mr. Pietri on December 17, 2020, that included further sensitivity analysis on an illustrative framework for a potential strategic transaction with Emerson.
On January 8, 2021, representatives of Centerview emailed to Mr. Pietri an updated illustrative framework for a potential strategic transaction between Emerson and AspenTech and had a discussion with him regarding the possible transaction. Mr. Pietri inquired if it was Centerview’s view that Emerson would have interest in the potential transaction and the representatives of Centerview communicated that Emerson management had expressed support of the strategic rationale and perceived financial merits.
On or about January 11, 2021, Emerson engaged Centerview as its financial advisor.
On January 14, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), M&A

legal advisor to AspenTech with whom AspenTech had a historical relationship. At the meeting, representatives of Skadden advised the AspenTech Board of its fiduciary duties in the context of a potential sale of the entire company or part of the company. Mr. Pietri reported on recent discussions with potential counterparties to a potential strategic transaction with AspenTech. The AspenTech Board also discussed and approved the engagement of J.P. Morgan.
On January 15, 2021, AspenTech entered into an engagement letter with J.P. Morgan.
Also on January 15, 2021, an executive of a company referred to as “Company B” contacted Mr. Pietri, on an unsolicited basis, and verbally indicated that Company B had an interest in discussing a possible partnership with AspenTech. On that same day, representatives of Goldman Sachs, in its capacity as financial advisor to Company A, contacted representatives of J.P. Morgan to inform Mr. Pietri that AspenTech was on the “short list” of potential counterparties to the potential sale of the Company A Subsidiary.
On January 19, 2021, during a meeting of all of the members of the AspenTech Board, also attended by representatives of Skadden, J.P. Morgan and AspenTech management, the AspenTech Board determined it was in the best interests of AspenTech to form a Transaction Committee consisting of Mr. R. Halsey Wise, Mr. Robert M. Whelan, Jr., Mr. Donald P. Casey, Dr. Georgia Keresty and Mr. Pietri (the “First Transaction Committee”). Representatives of J.P. Morgan presented materials to the AspenTech Board regarding an illustrative process, potential counterparties and next steps of a potential strategic transaction process involving AspenTech in the event the AspenTech Board decided to move forward with such a process. In addition, the AspenTech Board discussed and reviewed AspenTech management’s preliminary long-term forecasts and approved commencement of outreach to certain counterparties regarding a potential strategic transaction.
Commencing on January 20, 2021, representatives of J.P. Morgan began contacting potential counterparties (which included potential strategic and financial buyers and partners) regarding a potential strategic transaction. Representatives of J.P. Morgan initially contacted seven potential counterparties approved by the AspenTech Board, while representatives of five additional potential counterparties, including Emerson, Company A, and Company B, had already contacted either Mr. Pietri or representatives of J.P. Morgan to express interest in a potential transaction involving AspenTech. Eleven of these twelve potential counterparties (including Emerson) eventually entered into confidentiality agreements with AspenTech (and the other potential counterparty already had an existing confidentiality agreement with AspenTech). Eleven of the twelve confidentiality agreements included standstill provisions, and only two of the standstill provisions remained in effect after the execution and subsequent announcement of the Transaction Agreement and those two provisions continue in effect as of the date hereof. Neither of the two confidentiality agreements with current standstill provisions have a prohibition on requesting a waiver of the standstill from AspenTech and both agreements permit private acquisition proposals to AspenTech. These twelve potential counterparties were subsequently provided with preliminary due diligence materials. Two additional counterparties contacted AspenTech and representatives of J.P. Morgan on an unsolicited basis after hearing about AspenTech’s interest in a potential strategic transaction; however, they ultimately indicated that they were not interested in pursuing a strategic transaction with AspenTech.
On January 25, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of Skadden, J.P. Morgan, and AspenTech management. AspenTech management presented to the AspenTech Board an update on its long-term forecasts and representatives of J.P. Morgan presented the status of the outreach to potential counterparties. Representatives of J.P. Morgan also shared their relationship disclosure letter with the AspenTech Board.
On January 27, 2021, the First Transaction Committee held its first meeting, also attended by representatives of Skadden, J.P. Morgan, and AspenTech’s general counsel. Representatives of J.P. Morgan presented to the First Transaction Committee an update on the status of the outreach to potential counterparties. The First Transaction Committee discussed long-term financial forecasts for AspenTech being prepared by AspenTech management.
On January 29, 2021, at AspenTech’s annual meeting of stockholders, Dr. Thomas M. Bradicich, Ms. Adriana Karaboutis and Dr. Georgia Keresty were elected as Class III Directors of the AspenTech Board.
On February 1, 2021, representatives of Centerview, on behalf of Emerson, had a discussion with Mr. Pietri and reiterated the merits of a possible transaction between the two companies. Mr. Pietri explained that AspenTech had begun contacting possible transaction counterparties and Emerson had been contacted. Emerson also agreed to enter into a confidentiality agreement with AspenTech.

On February 3, 2021, the First Transaction Committee held a meeting, also attended by representatives of Skadden, J.P. Morgan, and AspenTech management. Representatives of J.P. Morgan presented to the First Transaction Committee an update on the status of the outreach to potential counterparties, as well as a draft of the AspenTech management presentation proposed to be presented to potential counterparties.
On February 4, 2021, Emerson entered into a confidentiality agreement with AspenTech.
On February 8, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of Skadden, J.P. Morgan, and AspenTech management. Representatives of J.P. Morgan discussed with the AspenTech Board the current timeline for AspenTech management to finalize its long-term financial forecasts for AspenTech.
On February 9, 2021, a representative from a party referred to as “Company C,” which was one of the twelve potential counterparties that ultimately entered into a confidentiality agreement with AspenTech, contacted Mr. Pietri directly to confirm that, if AspenTech was exploring potential strategic transaction opportunities, Company C was interested in participating in the process. Mr. Pietri confirmed that AspenTech was indeed exploring potential strategic transaction opportunities.
On February 10, 2021, the First Transaction Committee held a meeting, also attended by representatives of Skadden, J.P. Morgan, and AspenTech management. Representatives of J.P. Morgan presented to the First Transaction Committee an update on the status of the strategic process. The then-Chief Financial Officer of AspenTech, Mr. Karl E. Johnsen, updated the First Transaction Committee about the status of the long-term financial forecasts for AspenTech.
On February 11, 2021, AspenTech filed a Current Report on Form 8-K announcing that Mr. Johnsen had entered into a transition agreement with AspenTech on February 10, 2021, providing for Mr. Johnsen’s continued employment through June 30, 2021 (or a longer mutually agreed-upon period) while AspenTech searched for a new Chief Financial Officer. That same day, Mr. Pietri made a presentation relating to a strategic overview of AspenTech to Mr. Bulanda and Mr. Peter Zornio, Chief Technology Officer of Emerson Automation Solutions. The same presentation was also made to nine other potential counterparties out of the twelve parties that had signed a confidentiality agreement with AspenTech, including Companies B and C and Companies D and E discussed below.
On February 12, 2021, one potential counterparty (that was one of the twelve parties that had signed a confidentiality agreement with AspenTech) informed representatives of J.P. Morgan that it was dropping out of the process, which the representatives of J.P. Morgan communicated to AspenTech.
On February 16 and 17, 2021, the First Transaction Committee held meetings to discuss the updated long-term financial forecasts for AspenTech prepared by AspenTech management, which were presented to all of the members of the AspenTech Board at its meeting on February 19, 2021. The long-term financial forecasts presented to the AspenTech Board included three scenarios: a downside case, a base case and an upside case. The AspenTech Board determined that the upside case was the most likely case and adopted the upside case to be used in the valuation analysis to be done by representatives of J.P. Morgan. For more information about the long-term financial forecasts approved by the AspenTech Board, see the section titled “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus.
Representatives of Skadden, J.P. Morgan, and AspenTech management also attended all three meetings mentioned above. Dr. Bradicich also attended both First Transaction Committee meetings, while Ms. Karaboutis attended the February 16, 2021 First Transaction Committee meeting. Representatives of J.P. Morgan also provided an update on the status of the outreach to potential counterparties at the February 16, 2021 First Transaction Committee meeting and the February 19, 2021 AspenTech Board meeting.
On February 23, 2021, representatives of J.P. Morgan held a call with representatives of Centerview to provide an update on the strategic process. The representatives of J.P. Morgan shared that AspenTech was reviewing a full range of strategic alternatives. They communicated that further financial information would be shared after forecasts were reviewed and approved by the AspenTech Board and they anticipated requests for feedback on possible proposals in the mid-March timeframe.
On February 24, 2021, the First Transaction Committee held a meeting, also attended by representatives of Skadden, J.P. Morgan, and AspenTech management. Representatives of J.P. Morgan presented to the First

Transaction Committee an update on the status of the strategic process. The First Transaction Committee agreed that the approved long-term financial forecasts for AspenTech and a process letter should be sent to six of the twelve counterparties that ultimately signed confidentiality agreements with AspenTech. These six potential counterparties were chosen because the First Transaction Committee viewed them as the most viable candidates for a potential strategic transaction with AspenTech (the six selected counterparties collectively, the “Selected Potential Bidders”). These six potential counterparties included Emerson, Company C, two other parties referred to respectively as “Company D” and “Company E,” and two additional parties. The process letter requested proposals for an acquisition of AspenTech or other structured transactions by 5:00 p.m. on March 17, 2021. Later that day, representatives of J.P. Morgan sent such documents to the Selected Potential Bidders.
On March 1, 2021, one potential counterparty that was not one of the Selected Potential Bidders informed Mr. Pietri that it was withdrawing from the process.
On March 2, 2021, AspenTech announced by press release the appointment of Ms. Chantelle Breithaupt to the position of Senior Vice President, Chief Financial Officer and noted that Mr. Johnsen would continue with AspenTech in an advisory role through June 30, 2021. AspenTech filed a Current Report on Form 8-K announcing Ms. Breithaupt’s appointment.
On March 3, 2021, the First Transaction Committee held a meeting, also attended by Ms. Karaboutis and representatives of AspenTech management, Skadden, and J.P. Morgan. Representatives of J.P. Morgan presented to the First Transaction Committee an update on the status of the strategic process. The First Transaction Committee instructed the representatives of J.P. Morgan to send the approved long-term financial forecasts for AspenTech and the process letter to Company A, which representatives of J.P. Morgan sent on March 4, 2021. Reference to the “Selected Potential Bidders” shall hereafter include Company A.
On March 8, 2021, Company B, which was not a Selected Potential Bidder, and one Selected Potential Bidder informed representatives of J.P. Morgan that they were withdrawing from the process, which the representatives of J.P. Morgan communicated to AspenTech.
Also on March 8, 2021, the AspenTech Board elected Ms. Karen Golz as a Class I Director.
On March 9, 2021, two additional potential counterparties, neither of which were Selected Potential Bidders, informed representatives of J.P. Morgan that they were withdrawing from the process, which the representatives of J.P. Morgan communicated to AspenTech.
On March 10, 2021, the First Transaction Committee held a meeting, also attended by Ms. Karaboutis and representatives of AspenTech management, Skadden, and J.P. Morgan. Representatives of J.P. Morgan presented to the First Transaction Committee an update on the status of the strategic process.
On March 12, 2021, representatives of J.P. Morgan discussed with representatives of Centerview the ongoing strategic process and the initial indication which was targeted for March 17, 2021. The representatives of Centerview shared that Emerson was working toward that date but may need more time before submitting a proposal and that they would be back in touch with the representatives of J.P. Morgan as timing became clearer.
On March 16, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, Skadden, and J.P. Morgan. Representatives of J.P. Morgan presented to the AspenTech Board an update on the status of the strategic process. Representatives of AspenTech management presented two alternative potential acquisition targets for AspenTech: the Company A Subsidiary and an entity owned by Company D (the “Company D Subsidiary”). Representatives of J.P. Morgan presented a preliminary standalone valuation analysis of the Company A Subsidiary and the AspenTech Board indicated its support for continuing to explore a potential transaction to acquire the Company A Subsidiary.
On March 17, 2021, before any bidder had submitted a proposal in response to the process letter, the First Transaction Committee held a meeting, also attended by Dr. Bradicich, Ms. Golz, and representatives of AspenTech management, Skadden, and J.P. Morgan. Representatives of J.P. Morgan presented to the First Transaction Committee an update on the status of the strategic process, including an update on the Selected Potential Bidders. The First Transaction Committee discussed alternative paths forward, including AspenTech potentially submitting a bid to acquire the Company A Subsidiary.
On March 17 and 18, 2021, AspenTech received proposals from Company C, Company D and Company E, none of which was a firm proposal for the acquisition of AspenTech as a whole. Company C proposed a minority investment of $750 million to $1 billion in AspenTech common stock. Company D offered two alternative transactions: (i) a minority investment of $1 billion to $1.5 billion, with no identified potential co-investors, to support a take private of AspenTech; or (ii) the potential sale of the Company D Subsidiary to AspenTech in exchange for consideration consisting of cash and AspenTech common stock (the transaction in the foregoing clause (ii) is referred to hereinafter as “Transaction D”). The letter from Company E indicated that (i) Company E would be willing to partner with AspenTech to fund future acquisition transactions for an undeclared investment amount in AspenTech; and (ii) Company E believed that there was an opportunity for a strategic combination between AspenTech and a subsidiary of Company E, but did not specify a consideration amount or transaction structure. None of the other Selected Potential Bidders that remained in the process submitted a proposal in response to the process letter.
On March 18, 2021, AspenTech submitted a non-binding, preliminary indication of interest to acquire the Company A Subsidiary.
On March 19, 2021, an executive from another company not yet involved in the process, referred to as “Company F,” contacted a member of the AspenTech Board to discuss potential opportunities for a transaction with AspenTech, which the AspenTech Board member subsequently communicated to the whole AspenTech Board.
On March 21, 2021, representatives of Goldman Sachs informed AspenTech management that AspenTech had not been selected to proceed to the second round of the possible sale of the Company A Subsidiary. AspenTech ceased further contact with Company A regarding a potential transaction.
On March 22, 2021, representatives of J.P. Morgan, Emerson and Centerview held a diligence discussion on AspenTech’s financials. Later that day, representatives of Centerview held a call with representatives of J.P. Morgan and communicated that Emerson intended to submit a proposal on or around March 25, 2021, given their internal review process, including a board discussion. Also on that day, Ms. Breithaupt commenced her employment as Senior Vice President, Chief Financial Officer of AspenTech.
Also on March 22, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, Skadden and J.P. Morgan. Representatives of J.P. Morgan presented to the AspenTech Board a summary of the offers received from Company C, Company D and Company E. Representatives of J.P. Morgan also informed the AspenTech Board that Emerson had indicated an intent to submit a non-binding proposal on March 25, 2021. The AspenTech Board also discussed Company F’s recent expression of interest in opportunities for a potential strategic transaction involving AspenTech, and directed the representatives of J.P. Morgan to explore such opportunities with Company F. The AspenTech Board also discussed the possibility of funding the acquisition of the Company D Subsidiary with investments from potentially interested counterparties, such as Company C.
On March 23, 2021, nine of the eleven members of the AspenTech Board held a meeting, also attended by representatives of Skadden, to consider which available strategic alternatives to pursue, if any. The AspenTech Board determined that there was still an opportunity for a sale of the entire company, but wanted to pursue Transaction D if a sale of AspenTech was not viable.
Also on March 23, 2021, at the direction of the AspenTech Board, representatives of J.P. Morgan delivered feedback to Company D, requesting that Company D provide updated financials on, and an overview of, Transaction D for further evaluation. Representatives of Company D told the representatives of J.P. Morgan they would connect internally and revert quickly with a response to the feedback and request for further information.
On March 24, 2021, at the direction of the AspenTech Board, representatives of J.P. Morgan discussed with representatives of Company C the potential of Company C to fund Transaction D. The representatives of J.P. Morgan did not communicate the name of the potential target to Company C.
On March 24, 2021, the First Transaction Committee held a meeting, also attended by Ms. Karaboutis, Ms. Golz, and representatives of AspenTech management, Skadden and J.P. Morgan. Representatives of J.P. Morgan presented to the First Transaction Committee an update on the status of the strategic process.

Also on March 24, 2021, Company D communicated to representatives of J.P. Morgan a willingness to move forward on Transaction D. Representatives of J.P. Morgan, at the direction of the AspenTech Board, also communicated to Company F that AspenTech was open to a potential strategic transaction with Company F and requested Company F to submit a proposal as soon as possible, if it was sincerely interested in such a transaction.
On March 25, 2021, Emerson contacted representatives of Goldman Sachs in order to engage Goldman Sachs as a financial co-advisor on a potential transaction with AspenTech.
Also on March 25, 2021, Mr. Ram Krishnan, the Executive Vice President and Chief Operating Officer of Emerson, sent by email to representatives of J.P. Morgan an indication of interest (the “March 25, 2021 Proposal”). In the March 25, 2021 Proposal, Emerson proposed to combine certain of its industrial software and solutions assets, estimated by Emerson to be worth $3.7 billion, with AspenTech and to make a cash contribution of $4.2 billion in exchange for 55% of the combined company’s pro forma fully diluted equity, including a mutually agreed allowance for equity awards. Pursuant to the March 25, 2021 Proposal, Emerson expected AspenTech stockholders to receive an estimated $81 per share in cash at the closing of the transaction, including as a result of additional borrowing by the combined company, in addition to shares representing 45% of the combined company’s pro forma fully diluted equity. The assets proposed to be contributed by Emerson to AspenTech under the March 25, 2021 Proposal comprised five segments of Emerson’s industrial software assets business (the “Emerson ISS Business”): the Power Transmission & Distribution, Life Sciences, Operational Certainty Solutions, Oil & Gas Software and Simulation/Human Machine Interface segments.
On March 26, 2021, representatives of J.P. Morgan discussed with representatives of Centerview a virtual or in person meeting for Emerson management to discuss the proposal they had submitted. The representatives of Centerview explained that given the structure of the possible transaction, which involved a contribution of different businesses, Emerson believed a meeting would be advantageous to enhance AspenTech’s understanding of the structure and value creation merits for their shareholders. The representatives of Centerview and J.P. Morgan discussed participation and timing of the possible meeting. The representatives of Centerview communicated that Emerson would share a presentation deck before the meeting.
On March 28, 2021, representatives of AspenTech management, Skadden and J.P. Morgan had a call to discuss and compare Emerson’s March 25, 2021 Proposal to Transaction D.
On March 30, 2021, AspenTech received by email a presentation deck from Emerson further clarifying and describing the March 25, 2021 Proposal.
Later that day, several representatives of Emerson, including Mr. Lal Karsanbhai, the Chief Executive Officer, Mr. Frank Dellaquila, the Chief Financial Officer, Mr. Krishnan, Mr. Bulanda, now the Executive President of Emerson Automation Solutions, and representatives of Centerview and Goldman Sachs, financial co-advisors to Emerson, met with representatives of AspenTech management via videoconference to review the presentation deck Emerson provided earlier in the day.
On March 31, 2021, the First Transaction Committee held a meeting, also attended by Mr. Gary E. Haroian, Ms. Karaboutis, and Ms. Golz to compare Emerson’s March 25, 2021 Proposal to Transaction D, including the possibility of Transaction D being funded by Company C in exchange for AspenTech common stock. Representatives of Skadden also discussed sharing due diligence materials with Company F.
On April 3, 2021, representatives of J.P. Morgan communicated initial feedback on Emerson’s March 25, 2021 Proposal to representatives of Centerview and Goldman Sachs, and in particular noted that the AspenTech Board preferred a whole company sale as opposed to the structured transaction proposed by Emerson because the AspenTech Board had determined that some components of the Emerson ISS Business were not suitable or appropriate for AspenTech’s then-current business strategy.
On April 6, 2021, representatives of Goldman Sachs and Centerview delivered to representatives of J.P. Morgan a financial overview of the Emerson ISS Business that included estimated financial projections for the Emerson ISS Business prepared by Emerson management.
On April 7, 2021, the First Transaction Committee held a meeting, also attended by Ms. Karaboutis, Ms. Golz, and representatives of AspenTech management, Skadden and J.P. Morgan, to discuss the potential transaction with Emerson and the financial projections for the Emerson ISS Business. The First Transaction

Committee also discussed the status of Transaction D and communications with Company F. After discussion, the First Transaction Committee directed the representatives of J.P. Morgan and AspenTech management to provide diligence materials to Emerson, to review the financial overview of the Emerson ISS Business provided on April 6, 2021, and for AspenTech management to consider any adjustments it would make to the financial projections of the Emerson ISS Business for J.P. Morgan to use in its financial analysis regarding the potential pro forma value of the combined company. The First Transaction Committee also instructed AspenTech management, with assistance from J.P. Morgan, to progress Transaction D and conversations with Company C and Company F.
On April 13, 2021, AspenTech provided Company C with access to a virtual data room containing diligence information.
On April 14, 2021, the First Transaction Committee held a meeting, also attended by Mr. Haroian and representatives of AspenTech management, Skadden and J.P. Morgan, to review the status of the diligence process and discussions with the potential counterparties.
On April 15, 2021, representatives of AspenTech engaged in business and financial diligence sessions with representatives of Emerson. Representatives of Centerview and Goldman Sachs also attended.
On April 19, 2021, Mr. Pietri and Mr. Karsanbhai spoke by telephone to discuss the business and financial diligence sessions held on April 15, 2021, and possible next steps on the potential transaction with Emerson, including establishing workstreams to jointly assess the opportunity to collaborate in sectors covered by Emerson’s assets.
On April 20, 2021, representatives of AspenTech sent to representatives of Centerview and Goldman Sachs key due diligence questions required to form a response to Emerson’s March 25, 2021 Proposal.
On April 21, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, Skadden and J.P. Morgan, at which the status and analysis of each of the potential transactions with Emerson, Company C, Company D and Company F was discussed.
Also on April 21, 2021, the AspenTech Board elected Ms. Jill D. Smith as a Class II Director.
On April 22, 2021, AspenTech provided Emerson with access to the virtual data room.
On April 25, 2021, AspenTech executed a confidentiality agreement with Company F.
On April 27, 2021, AspenTech management finalized the financial forecasts with respect to the Company D Subsidiary in Transaction D and presented them to representatives of J.P. Morgan for use in J.P. Morgan’s valuation analyses.
On April 28, 2021, the First Transaction Committee held a meeting, also attended by Mr. Haroian, Ms. Golz, and representatives of AspenTech management, Skadden and J.P. Morgan, to discuss the status of each of the potential transactions.
On May 3, 2021, representatives of J.P. Morgan and Goldman Sachs discussed the structure, contributed assets, and the First Transaction Committee’s feedback regarding the economics and Emerson’s control of the combined company under the March 25, 2021 Proposal. At the close of market on May 3, 2021, AspenTech’s stock price was $129.89.
On May 4, 2021, Company C submitted a revised proposal to AspenTech to acquire a minority stake in AspenTech (the “Company C May 4, 2021 PIPE Proposal”). Company C proposed to initially invest $750 million in AspenTech, with an additional $1.25 billion to be invested if AspenTech sought to acquire the Company D Subsidiary. Company C also desired the ability to make additional investments in AspenTech in the future up to an undetermined percentage cap. In the same proposal letter, Company C alternatively offered to acquire 100% of the outstanding common stock of AspenTech for a price of $125-$130 per share on a fully diluted basis, which would not be conditioned on the purchase of the Company D Subsidiary (the “Company C May 4, 2021 WholeCo Proposal”).
On May 5, 2021, the First Transaction Committee held a meeting, also attended by Ms. Golz, Ms. Smith, and Mr. Haroian, together with representatives of Skadden and J.P. Morgan. Representatives of J.P. Morgan updated the First Transaction Committee on the status of Transaction D, the Company C May 4, 2021 PIPE

Proposal and the Company C May 4, 2021 WholeCo Proposal. The representatives of J.P. Morgan then reviewed the valuation of the Company D Subsidiary outlined in the Company C May 4, 2021 PIPE Proposal, as developed by AspenTech management and as compared to the valuation developed by the Company D Subsidiary. The First Transaction Committee directed the representatives of J.P. Morgan to deliver to Company D a proposal that, as part of Transaction D, certain members of management of the Company D Subsidiary would exchange their equity in Company D for equity in AspenTech. The First Transaction Committee also directed AspenTech management to finalize the updated long-term financial forecasts of the standalone AspenTech business and update the valuation of the Company D Subsidiary. The First Transaction Committee also discussed that the Company C May 4, 2021 WholeCo Proposal did not offer any premium to AspenTech’s stockholders to the current stock price, and, therefore, was not an attractive offer.
On May 6 and 7, 2021, representatives of AspenTech held a series of virtual meetings with representatives of Emerson to obtain more details concerning various components of the Emerson ISS Business.
On May 9, 2021, AspenTech management circulated updated long-term financial forecasts to the AspenTech Board to be discussed in the upcoming AspenTech Board meeting.
On May 10, 2021, Mr. Pietri and Mr. Karsanbhai spoke by telephone about feedback received by Mr. Karsanbhai from Emerson management on the virtual meetings held on May 6 and 7, 2021. Mr. Pietri also discussed with Mr. Karsanbhai his impression of the virtual meetings.
Also on May 10, 2021, ten of the eleven members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. The AspenTech Board discussed the asset perimeter of the Emerson ISS Business, which was discussed by representatives of AspenTech and Emerson at the May 6 and 7 meetings. The AspenTech Board expressed concerns about the relative strategic value of the non-software portions of the Emerson ISS Business and the ability to integrate them with AspenTech. The AspenTech Board also evaluated the revised long-term financial forecasts for AspenTech prepared by AspenTech management and adopted the revised forecasts to be used by J.P. Morgan in its updated valuation analysis. For more information about the long-term financial forecasts the AspenTech Board adopted, see the section titled “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus.
On the morning of May 12, 2021, Bloomberg published a story that AspenTech was reviewing strategic alternatives, including the possible sale of a minority stake in AspenTech.
Also on May 12, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. The AspenTech Board determined to make an offer to Company D to acquire the Company D Subsidiary. Later that day, representatives of J.P. Morgan, on behalf of AspenTech, forwarded a letter from AspenTech to representatives of the Company D Subsidiary reflecting the same.
On May 19 and May 20, 2021, a representative of the Company D Subsidiary met with Mr. Pietri to discuss AspenTech’s proposal and whether AspenTech would be willing to pay any additional consideration.
Also on May 20, 2021, representatives of J.P. Morgan spoke with representatives of the Company D Subsidiary regarding AspenTech’s proposal. Representatives of J.P. Morgan communicated, on behalf of AspenTech, that AspenTech’s proposal was its best and final offer for the Company D Subsidiary.
Later on May 20, 2021, a representative from Company D spoke with a representative of J.P. Morgan and communicated that Company D would not move forward with the proposal from AspenTech.
Also on May 20, 2021, representatives of Goldman Sachs and J.P. Morgan held a call to discuss the assets that Emerson would contribute to AspenTech, the amount of cash Emerson would contribute to AspenTech and the amount of additional borrowings by the combined company under Emerson’s March 25, 2021 Proposal.
On May 22, 2021, Mr. Pietri and Mr. Karsanbhai spoke by telephone about the AspenTech Board’s concerns regarding Emerson’s March 25, 2021 Proposal. Specifically, Mr. Pietri expressed AspenTech’s view that the Emerson ISS Business would be too difficult and time-consuming to carve out in the contemplated time frame for the proposed transaction. Mr. Pietri also described how AspenTech’s focus was on pure-play software as opposed to a business that had a meaningful portfolio of hardware or services, such as the Emerson ISS

Business. Mr. Pietri informed Mr. Karsanbhai that AspenTech would not move forward with Emerson’s March 25, 2021 Proposal. Mr. Pietri and Mr. Karsanbhai agreed to keep future dialogue open with respect to the relationship between AspenTech and Emerson and to continue working together with respect to the existing commercial alliance between AspenTech and Emerson.
On May 24, 2021, Mr. Wise, Mr. Whelan and Mr. Pietri—a majority of the members of the First Transaction Committee—met with representatives of J.P. Morgan and instructed J.P. Morgan to terminate any discussions with Emerson.
On May 25, 2021, AspenTech terminated J.P. Morgan’s January 15, 2021 engagement letter.
On May 26, 2021, AspenTech disbanded the First Transaction Committee and terminated any existing discussions with respect to a potential sale of, or other structured transaction with, AspenTech. Skadden, at the direction of AspenTech, began preparing Return and Destroy Notices to send to the counterparties of the confidentiality agreements described above, including Emerson, Company A, Company C and Company D, which were sent to the counterparties on June 22, 2021.
On June 23, 2021, Mr. Pietri met in person with the Chief Executive Officer of the parent company of Company F at the latter’s request. The Chief Executive Officer of Company F was also present at the meeting. The meeting concerned the status of the process conducted by the AspenTech Board and the First Transaction Committee, Company F’s recently announced acquisition, and macroeconomic conditions. There was no subsequent contact between AspenTech and Company F regarding a potential transaction.
On July 13, 2021, representatives of J.P. Morgan met with representatives of Emerson management in St. Louis, Missouri to discuss business matters in the ordinary course. During the meeting, representatives of J.P. Morgan and Emerson management briefly discussed the prior engagement with AspenTech and the potential to revisit discussions.
On July 13, 2021, Mr. Pietri and Mr. Karsanbhai met in person and discussed the industrial software landscape and areas of opportunity for each of the two companies as well as possible benefits of a combination. Mr. Pietri communicated his opinion that Emerson would be a good strategic partner for AspenTech under the right transaction structure that would address the concerns Mr. Pietri raised with Mr. Karsanbhai on May 22, 2021. Mr. Pietri proposed to Mr. Karsanbhai a potential transaction structure that would involve the joint purchase of an enterprise software company with approximately $175-225 million in annual revenue (which was not identified to Emerson but was referred to as “Company X”) and a subsequent combination among Company X, AspenTech and Emerson’s industrial software businesses, specifically OSI Inc. Mr. Karsanbhai proposed that the GSS businesses be included in the combined company, which Mr. Pietri agreed with. Mr. Karsanbhai indicated his expectation that if AspenTech and Emerson completed such a combination, Mr. Pietri would be the Chief Executive Officer of the combined company.
On July 14, 2021, Mr. Pietri spoke with Mr. Whelan, who endorsed exploring further a potential revised transaction with Emerson. That same day, Mr. Pietri received feedback from Mr. Karsanbhai on the proposed transaction structure discussed on July 13, 2021. Mr. Pietri and Mr. Karsanbhai agreed to have representatives of Goldman Sachs and J.P. Morgan connect to discuss a strategy for approaching Company X as part of a broader transaction between AspenTech and Emerson.
On July 21, 2021, Mr. Pietri instructed representatives of J.P. Morgan to update Skadden on the potential structure of a revised transaction with Emerson and then to communicate with representatives of Goldman Sachs and Centerview.
On July 22, 2021, representatives of Goldman Sachs and J.P. Morgan had more detailed discussions clarifying aspects of the transaction structure proposed by Mr. Pietri on July 13, 2021, and discussed alternative structures that would allow for both the acquisition of Company X and Emerson contributing assets (and potentially cash) to achieve majority control of AspenTech. On the same day, representatives of J.P. Morgan presented to Mr. Pietri information on another possible structure for the potential revised transaction with Emerson, under which (i) AspenTech would acquire Company X funded by new debt and an equity commitment from Emerson, and Emerson would contribute certain industrial software assets to AspenTech in exchange for AspenTech common stock and (ii) Emerson would launch a tender offer to acquire majority ownership of AspenTech, with the first transaction not being contingent on the second transaction.

On July 26, 2021, representatives of J.P. Morgan, Goldman Sachs and Centerview had a call, on which the representatives of J.P. Morgan presented to the representatives of Goldman Sachs and Centerview the potential revised transaction structure that representatives of J.P. Morgan presented to Mr. Pietri on July 22, 2021.
On July 27, 2021, Mr. Pietri and Mr. Karsanbhai spoke by telephone about the transaction structure proposed by Mr. Pietri and feedback from Emerson’s board of directors on the potential revised transaction between Emerson and AspenTech. Mr. Karsanbhai explained that Emerson was not interested in a transaction structure that involved Emerson launching a tender offer and offered a counter-proposal to Mr. Pietri’s proposal with a different transaction structure whereby Emerson would acquire direct ownership of Company X and then contribute Company X and the OSI Inc. and GSS businesses to AspenTech in a structured transaction with AspenTech.
On the same day, representatives of Goldman Sachs discussed with representatives of J.P. Morgan certain transaction structuring alternatives which would be signed and announced at the same time, consisting of the following: (i) a cash purchase of Company X either as an outright purchase by Emerson or as a joint purchase by Emerson and AspenTech and (ii) a structured transaction resulting in a publicly traded company that would hold AspenTech’s current assets, Emerson’s contributed assets and Company X, with Emerson as majority owner of such company.
On July 28, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management. Mr. Pietri provided updates to the AspenTech Board on his ongoing conversations with Mr. Karsanbhai. The AspenTech Board determined to support a potential revised transaction with Emerson, where Emerson would combine its OSI Inc. and GSS businesses with AspenTech and purchase a majority stake in the combined company without the acquisition of Company X.
On July 29, 2021, representatives of Goldman Sachs and J.P. Morgan had a call, during which the representatives of J.P. Morgan previewed the call that Mr. Pietri intended to have with Mr. Karsanbhai later that day, and delivered feedback from the AspenTech Board meeting. The representatives of Goldman Sachs and J.P. Morgan explored potential paths forward on a further revised transaction proposal, structurally and economically. Later that day, Mr. Pietri and Mr. Karsanbhai spoke by telephone about feedback received from the AspenTech Board on Mr. Karsanbhai’s proposed structure for the potential revised transaction with Emerson. Mr. Pietri explained that the AspenTech Board preferred a simplified approach that would focus on the contribution of Emerson’s OSI Inc. and GSS businesses and an associated transaction between Emerson and AspenTech, without the purchase of Company X.
On July 30, 2021, Mr. Pietri instructed representatives of J.P. Morgan to ask for an explicit proposal regarding the potential revised transaction. The representatives of J.P. Morgan communicated Mr. Pietri’s request to representatives of Goldman Sachs and Centerview later that day.
On August 1, 2021, representatives of Skadden and Davis Polk & Wardwell LLP (“Davis Polk”), Emerson’s legal counsel, spoke by telephone to discuss the tax structuring of a potential transaction. On the call, Skadden communicated to Davis Polk that the AspenTech Board did not want a three-party deal and that the AspenTech Board wanted to pursue a transaction that did not involve the purchase of Company X.
On August 2, 2021, AspenTech announced the election of Ms. Smith to the position of Chair of the AspenTech Board.
On August 3, 2021, AspenTech entered into an engagement letter with J.P. Morgan.
On August 5, 2021, Mr. Pietri and Mr. Karsanbhai spoke by telephone about the renewed possibility of a potential revised transaction between Emerson and AspenTech that would not involve the acquisition of Company X. Mr. Karsanbhai communicated that the Emerson board of directors required a deal involving the integration of certain Emerson businesses with AspenTech and cash from Emerson to take a controlling stake in the combined company. Mr. Karsanbhai indicated that he expected Emerson to issue its formal proposal to AspenTech after AspenTech’s earnings announcement the following week. Mr. Karsanbhai reiterated his expectation that if AspenTech and Emerson completed the revised transaction, Mr. Pietri would be the Chief Executive Officer of the combined company.

On August 6, 2021, representatives of Goldman Sachs and J.P. Morgan discussed the framework for determining an implied value to AspenTech stockholders, judgments on optimal capital structure for the combined company and the potential time period between signing and closing under the then contemplated revised transaction.
On August 10, 2021, representatives of Goldman Sachs discussed with representatives of J.P. Morgan potential capital structures and AspenTech’s desire for more cash for its stockholders in the transaction.
On August 11, 2021, AspenTech announced fourth quarter financial results.
On August 12, 2021, Mr. Karsanbhai sent by email an indication of interest to Mr. Pietri (the “August 12, 2021 Proposal”). In the August 12, 2021 Proposal, Emerson proposed to contribute its OSI Inc. and GSS businesses, estimated by Emerson to be worth $3.3 billion, and $5.72 billion in cash to a new holding company that would also wholly own AspenTech, in exchange for 55% of the combined company’s pro forma fully diluted equity. In addition, AspenTech stockholders would exchange their AspenTech shares for $5.72 billion in cash and a 45% ownership in the combined company’s pro forma fully diluted equity.
On August 13, 2021, representatives of J.P. Morgan met with Mr. Pietri and Ms. Smith to discuss the August 12, 2021 Proposal.
On August 14, 2021, the AspenTech Board held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden, to discuss the August 12, 2021 Proposal. The AspenTech Board discussed the OSI Inc. and GSS businesses and determined that, subject to further due diligence, they could be successful on the AspenTech platform.
On August 17, 2021, representatives of Emerson met with AspenTech management to discuss the August 12, 2021 Proposal and provide additional disclosure on the financial performance, growth expectations and other characterizations of the contributed assets as described in the August 12, 2021 Proposal. Representatives of Centerview, Goldman Sachs and J.P. Morgan also attended.
On August 18, 2021, Ms. Smith, Ms. Golz, Mr. Pietri and Mr. Whelan met with representatives of AspenTech management, J.P. Morgan and Skadden to review the August 12, 2021 Proposal and consider a response.
On August 20, 2021, ten of the eleven members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. Representatives of J.P. Morgan presented to the AspenTech Board an updated, preliminary standalone valuation analysis. The AspenTech Board instructed AspenTech management to continue to update the long-term financial forecasts as diligence continued.
On August 23, 2021, ten of the eleven members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden, to determine a response to the August 12, 2021 Proposal. The AspenTech Board determined that Emerson needed to improve the cash portion of the August 12, 2021 Proposal. The AspenTech Board instructed the representatives of J.P. Morgan to respond to the August 12, 2021 Proposal by asking Emerson to deliver more cash value to AspenTech stockholders. The AspenTech Board also determined it was in the best interests of AspenTech to form a new Transaction Committee consisting of Ms. Smith, Ms. Golz, Mr. Pietri and Mr. Whelan (the “Second Transaction Committee”).
On August 24, 2021, representatives of Goldman Sachs, Centerview and J.P. Morgan had a call to clarify terms of the August 12, 2021 Proposal, address questions from the August 23 AspenTech Board meeting, and receive preliminary feedback on certain terms. On the same day, Mr. Pietri and Mr. Karsanbhai also spoke by telephone about the AspenTech Board’s reaction to the August 12, 2021 Proposal.
On August 25, 2021, Mr. Pietri and Mr. Karsanbhai spoke by telephone again and discussed the revised terms Mr. Karsanbhai would propose in response to the AspenTech Board’s feedback. Mr. Karsanbhai indicated that Emerson would likely increase the amount of cash that AspenTech stockholders would receive at the closing, but that other headline economic terms would not change. Mr. Pietri expressed to Mr. Karsanbhai that AspenTech did not agree with the proposed $3.3 billion valuation for the OSI Inc. and GSS businesses in the August 12, 2021 Proposal. Mr. Karsanbhai expressed his belief that the overall value package, including potential synergies, being offered would create value for AspenTech stockholders even if lower values were ascribed by AspenTech to these businesses.

Later on August 25, 2021, Mr. Karsanbhai sent by email an updated indication of interest to Mr. Pietri (the “August 25, 2021 Proposal”). In the August 25, 2021 Proposal, Emerson proposed that AspenTech stockholders would receive in the aggregate at the closing $6 billion in cash and a 45% ownership in the combined company’s pro forma fully diluted equity. All other terms of the August 12, 2021 Proposal remained unchanged. The August 25, 2021 Proposal stated that these were the final economic terms that Emerson was prepared to contemplate.
Also on August 25, 2021, the Second Transaction Committee held a meeting to discuss the August 25, 2021 Proposal. Mr. Pietri updated the Second Transaction Committee on his recent conversations with Mr. Karsanbhai.
On August 26, 2021, representatives of Goldman Sachs and J.P. Morgan had a call to further discuss the August 25, 2021 Proposal.
Later on August 26, 2021, ten of the eleven members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden, to discuss the August 25, 2021 Proposal and a proposed timeline. Mr. Pietri updated the AspenTech Board on his recent conversations with Mr. Karsanbhai. The AspenTech Board determined to move forward with negotiations with Emerson based on the August 25, 2021 Proposal.
On August 29, 2021, representatives of J.P. Morgan, Goldman Sachs and Centerview discussed by telephone the due diligence process.
On August 30, 2021, representatives of AspenTech and Emerson, including their respective advisors, discussed by telephone due diligence and the various workstreams required for the potential revised transaction.
On August 31, 2021, AspenTech and Emerson each opened a virtual data room to the other.
Commencing in September 2021, AspenTech management began its analysis of potential synergies from the proposed transaction with Emerson outlined in the August 25, 2021 Proposal. The analytical framework included estimates for the impact of the commercial model transformation of the OSI Inc. and GSS portfolios, improved sales performance and cost synergies.
On September 1, 2021, representatives of Goldman Sachs, Centerview, Emerson, AspenTech and Fleishman Hillard (“Fleishman”), PR advisor to Emerson, discussed by telephone investor relations and communications in the event of a potential transaction between Emerson and AspenTech.
On September 2, 2021, Mr. Pietri and Mr. Karsanbhai spoke by telephone about the status of ongoing due diligence and negotiations of the transaction agreement. On the same day, Emerson and its advisors spoke by telephone with AspenTech and its advisors regarding potential synergies.
On September 3, 2021, representatives of Goldman Sachs, Centerview, Emerson, AspenTech and Fleishman discussed by telephone case studies of other structured transactions, which had some similarities to the proposed transaction.
On September 7, 2021, the AspenTech Board resolved to approve by unanimous written consent changes to the long-term financial forecasts for AspenTech and approved to provide such updated financial forecasts to Emerson on September 8, 2021. For more information about the long-term financial forecasts the AspenTech Board approved, see the section titled “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus.
Also on September 7, 2021, representatives of AspenTech and Emerson discussed by telephone due diligence and other matters.
On September 8, 2021, Emerson spoke by telephone with AspenTech to review the potential terms of an agreement under which Emerson would provide transitional services. On the same day, AspenTech and Emerson held a diligence call regarding certain technology.
On September 9, 2021, AspenTech and Emerson held a diligence call covering questions from Emerson’s review of AspenTech’s due diligence material relating to human resource matters and discussing culture, talent, retention and compensation at AspenTech. On the same day, AspenTech and Emerson held several calls relating to diligence regarding certain technology, availability of financial information and lessons learned from case studies of other structured transactions.

On September 10, 2021, representatives of Davis Polk sent representatives of Skadden an initial draft of a governance term sheet for the stockholders agreement and a term sheet for the commercial agreement to be entered into by AspenTech and Emerson for the post-closing company. The governance term sheet, among other things, included the provisions that Mr. Pietri would serve as a director and the chief executive officer of the post-closing company. The commercial agreement term sheet was based on the existing commercial alliance between Emerson and AspenTech.
Also on September 10, 2021, Mr. Pietri and Mr. Karsanbhai spoke by telephone about the status of the transaction agreement and the various ancillary agreements to the transaction agreement, synergies associated with the proposed transaction, and governance of the combined company, including their perspectives on the current AspenTech Board and revenue, cost and transformational synergies. On the same day, AspenTech and Emerson held due diligence calls on human resource matters and financial data.
On September 13, 2021, Emerson spoke by telephone with AspenTech on due diligence relating to products. On the same day, representatives of AspenTech and Emerson discussed by telephone due diligence and other transaction-related matters.
On September 14, 2021, Emerson held several calls with AspenTech on due diligence relating to products, insurance, information technology and security and certain other legal topics.
On September 15, 2021, Emerson held several calls with AspenTech on various due diligence matters, including information technology, expenditures, training, tax matters, sales and marketing, and revenue recognition.
Also on September 15, 2021, the Second Transaction Committee held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. Representatives of J.P. Morgan provided a due diligence process update to the Second Transaction Committee.
Later that day, Davis Polk sent Skadden an initial draft of the transaction agreement and the transition services agreement, and on September 22, 2021, October 4, 2021, and October 5, 2021, Davis Polk sent Skadden initial drafts of the various ancillary agreements to the transaction agreement, including the form of stockholders agreement, which would be entered into at the closing of the proposed transaction and attached as exhibits to the transaction agreement. Following delivery of the draft transaction agreement and the various ancillary agreements, discussions and negotiations among representatives of Davis Polk and Skadden continued until the signing of the transaction agreement on October 10, 2021, and the parties exchanged numerous revised drafts of the transaction agreement and the various ancillary agreements during this time.
On September 16, 2021, Emerson held several calls with AspenTech to discuss facility details and address follow-up questions on information technology. On the same day, representatives of AspenTech and Emerson discussed by telephone due diligence and other transaction-related matters.
On September 17, 2021, Emerson held various calls with AspenTech on various matters including treasury and finance due diligence and AspenTech’s financial model.
On September 19, 2021, Mr. Pietri and Mr. Karsanbhai spoke by telephone about the status of diligence, potential synergies, membership of the board of the combined company, other corporate governance matters and the plan for a meeting in Bedford, Massachusetts on September 24, 2021.
On September 20, 2021, representatives of Goldman Sachs and J.P. Morgan spoke by telephone regarding potential market reactions to a transaction, investor messaging and communications planning. Later that day, the Second Transaction Committee held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. Representatives of J.P. Morgan provided a due diligence process update to the Second Transaction Committee. On the same day, Emerson held a call with AspenTech to conduct financial diligence and to discuss due diligence and other transaction-related matters.
On September 21, 2021, representatives of Emerson held several calls with AspenTech to address due diligence questions from AspenTech, including questions related to Emerson’s human resource management and financial information.

On September 22, 2021, representatives of Emerson held several calls with AspenTech to discuss, among other matters, terms of a potential transition services agreement, expenditures, tax matters and other due diligence topics.
On September 23, 2021, representatives of Emerson spoke by telephone with AspenTech to address follow-up questions on quality of earnings. On the same day, representatives of AspenTech and Emerson discussed by telephone due diligence and other transaction-related matters.
On September 24, 2021, representatives of Emerson met with representatives of AspenTech near AspenTech’s offices in Bedford, Massachusetts to discuss technology, alignment on synergy valuations (including specific initiatives that comprised each synergy type) and the pro forma financial model of a combined business. On the same day, AspenTech and Emerson held a due diligence call on real estate matters.
On September 26, 2021, representatives of Goldman Sachs and J.P. Morgan discussed outstanding issues. Later that day, the Second Transaction Committee held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. The advisors presented strategic observations, preliminary financial valuation analyses and synergy analyses, draft legal agreements, communications updates, and due diligence process updates.
Also on September 26, 2021, representatives of Skadden sent representatives of Davis Polk a markup of the governance term sheet for the form of stockholders agreement which included a provision that Ms. Smith would be the initial chair of the combined company after the closing. This governance term sheet also proposed that some of the existing AspenTech directors may be directors of the combined company after the closing.
On September 27, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. AspenTech management provided an update on the due diligence process and various legal workstreams to the AspenTech Board.
On September 28, 2021, representatives of Emerson held two calls with AspenTech to address follow-up questions on quality of earnings and certain due diligence related to information technology.
On September 30, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. Representatives of AspenTech management reviewed updated long-term financial forecasts for AspenTech. The AspenTech Board approved the updated long-term financial forecasts. For more information about the long-term financial forecasts the AspenTech Board approved, see the section titled “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus.
On October 1, 2021, AspenTech management shared with Emerson management AspenTech’s standalone long-term financial forecasts, as well as AspenTech management’s consolidated forecasts of the Emerson Industrial Software Business and AspenTech that included anticipated synergies between the two companies.
Also on October 1, 2021, representatives of Emerson held two calls with AspenTech to discuss due diligence relating to intellectual property and financial models.
Between October 3 and 10, 2021, representatives of Goldman Sachs, Centerview, Davis Polk, J.P. Morgan and Skadden held multiple calls, negotiating various aspects and terms of the transaction, including the commercial agreement term sheet and approaches to investor messaging.
On October 4, 2021, the Second Transaction Committee held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. Representatives of J.P. Morgan provided an updated relationship disclosure and an update on the status of the transaction to the Second Transaction Committee. On the same day, Emerson spoke by telephone with AspenTech regarding various due diligence topics, including human capital management, tax and treasury matters.
Also on October 4, 2021, representatives of Davis Polk sent to representatives of Skadden an initial draft of a stockholders agreement for the combined company, which reflected the provision in the markup of the term sheet for the form of stockholders agreement that representatives of Skadden had sent on September 10 that Ms. Smith, the current chair of the AspenTech Board, would be on the board of the combined company and be its initial chair.

After the market closed on October 6, 2021, Bloomberg published a story detailing that Emerson was in talks over a combination with AspenTech. The closing price of AspenTech’s stock on October 6, 2021 was $125.52.
Also on October 6, 2021, the Second Transaction Committee held a meeting, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. Representatives of J.P. Morgan presented a draft preliminary fairness valuation analysis to the Second Transaction Committee. The Second Transaction Committee, AspenTech management, and advisors discussed communications updates, draft legal agreements, and next steps towards the signing of the transaction agreement. On the same day, Emerson spoke by telephone with AspenTech regarding tax diligence.
Between October 6, 2021 and October 9, 2021, representatives of AspenTech, Emerson, J.P. Morgan, Goldman Sachs, Centerview, Skadden and Davis Polk discussed the mechanism for Emerson to achieve an ownership level of 55% of common stock in the combined company immediately after the closing on a fully diluted basis. As part of these discussions, the parties agreed to target a total number of shares of common stock of the combined company outstanding immediately after the closing based on an exchange ratio of 0.42 for AspenTech stockholders plus the number of shares of common stock to be held by Emerson that would achieve the agreed 55% ownership level for Emerson on a fully diluted basis. The parties further agreed that (1) AspenTech would be permitted to repurchase shares, up to certain limits and subject to applicable regulations, during the period between signing and closing and (2) discussed the interplay and funding of certain to-be-issued dilutive equity awards stemming from the transaction on Emerson’s ability to achieve 55% ownership on a fully diluted basis at closing. The parties agreed that the contemplated share repurchases and dilutive equity award issuances would not affect the previously agreed 55% post closing diluted ownership level for Emerson, and as part of these discussions Emerson agreed to raise the cash consideration from $6,000,000,000 to $6,014,000,000 to facilitate the execution of the agreed mechanism.
On October 7, 2021, the Second Transaction Committee held a meeting prior to a meeting of the AspenTech Board, also attended by representatives of AspenTech management, J.P. Morgan and Skadden. Representatives of Skadden presented an update on the key terms of the transaction agreement and the ancillary agreements.
Later on October 7, 2021, all of the members of the AspenTech Board held a meeting, also attended by representatives of AspenTech management, J.P. Morgan, and Skadden. Representatives of J.P. Morgan presented information in preparation for responding to investor questions following the signing and announcement of the transaction agreement. On the same day, representatives of Goldman Sachs and Centerview held two calls with representatives of J.P. Morgan to discuss investor communications.
Also on October 7, 2021, representatives of Skadden proposed to representatives of Davis Polk a termination fee of $220 million in the event that AspenTech terminated the Transaction Agreement to accept a Superior Proposal. Representatives of Davis Polk responded with a proposal for a termination fee of $385 million. Later that day, representatives of Skadden responded with a proposal for a termination fee of $300 million. Between October 7 and October 9, 2021, representatives of Skadden and Davis Polk continued to discuss the amount of the termination fee, which resulted in the Termination Fee of $325 million in the final definitive Transaction Agreement.
On October 9, 2021, Mr. Pietri and Mr. Karsanbhai spoke by telephone twice to discuss remaining terms and conditions of the transactions to be negotiated prior to the signing of the transaction agreement and announcement of the transactions, including the treatment of equity awards in the transactions, the interim operating covenants that AspenTech would be subject to between signing and closing, indemnities provided by Emerson and an employee non-solicit provision binding on each party. On the same day, representatives of Goldman Sachs and Centerview held two calls with representatives of J.P. Morgan to discuss the merger consideration and public relations.
On October 10, 2021, ten of the eleven members of the AspenTech Board held a meeting, at which the proposed transactions (which had previously been reviewed by the Second Transaction Committee) were discussed. The sole absent member of the AspenTech Board later confirmed full support of the Transactions. Representatives of AspenTech management, J.P. Morgan and Skadden also attended the meeting. During the meeting, the representatives of J.P. Morgan reviewed with the AspenTech Board its analysis of the financial terms of the proposed transactions, during which the AspenTech Board had the opportunity to ask questions and discuss J.P. Morgan’s analysis. The representatives of J.P. Morgan also presented information regarding the potential synergies of the proposed transactions identified by representatives of AspenTech management in consultation with representatives of Emerson management. Those synergies included (a) cross-selling opportunities of OSI Inc. and GSS with AspenTech’s existing suite of programs; (b) cost synergies driven by economies of scale in, among others, facilities and investments; and (c) enhanced selling opportunities and competitiveness from the combined company. After J.P. Morgan’s presentation, representatives of J.P. Morgan rendered to the AspenTech Board an oral opinion, which was subsequently confirmed by delivery of a written opinion to the AspenTech Board dated October 10, 2021 (attached as Annex I to this combined proxy statement/prospectus), that, as of such date, and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of AspenTech common stock in the proposed transactions was fair, from a financial point of view, to such holders. Next, representatives of Skadden noted that the Transaction Agreement and other definitive documentation were in substantially agreed-upon form and reviewed their key terms. After further discussing potential reasons for and against the proposed transactions, including the AspenTech Board’s analysis of the possible alternatives to the proposed transactions and the risks associated with such possible alternatives (see below under the heading “—Recommendation of the AspenTech Board and Its Reasons for the Transactions”), the AspenTech Board: (i) determined the Transaction Agreement and the Transactions to be in the best interest of AspenTech and its stockholders; (ii) declared it advisable for AspenTech to enter into the Transaction Agreement; (iii) approved the execution, delivery and performance by AspenTech of the Transaction Agreement and the consummation of the Transactions; and (iv) recommended the adoption of the Transaction Agreement by the stockholders of AspenTech. For a detailed discussion of J.P. Morgan’s opinion, please see below under “—Opinion of AspenTech’s Financial Advisor.”
In the evening of October 10, 2021, the parties executed the Transaction Agreement.
On October 11, 2021, prior to the opening of trading on each of NASDAQ and NYSE, the parties issued a joint press release announcing the execution of the Transaction Agreement. Emerson and AspenTech each filed a related Current Report on Form 8-K on October 12, 2021 announcing the same.
Recommendation of the AspenTech Board and Its Reasons for the Transactions
At a meeting on October 10, 2021, the AspenTech Board determined that the Transaction Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of AspenTech and its stockholders and that it was advisable for AspenTech to enter into the Transaction Agreement. The AspenTech Board recommends that the stockholders of AspenTech adopt the Transaction Agreement and approve the Transactions, including the Merger.
Ten of eleven members of the AspenTech Board were present at the meeting held on October 10, 2021, and the sole absent member of the AspenTech Board later confirmed full support of the Transactions.
In evaluating the Transaction Agreement and the Transactions, the AspenTech Board consulted with management, as well as AspenTech’s outside legal counsel and its financial advisor, and considered a number of factors, weighing both the perceived benefits and the potential risks of the Transactions.
The AspenTech Board considered the following factors (not in any relative order of importance) that it believes support its determinations and recommendation:
Aggregate Value of the Emerson Industrial Software Business and Cash Consideration
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Implied Premium. The Merger Consideration, consisting of 0.42 shares of Common Stock and approximately $87.50 in cash per share of AspenTech common stock, implies a total consideration of approximately $180 per share (inclusive of synergies) of AspenTech common stock as of October 10, 2021, and $12,208 million in total value attributable to the existing AspenTech stockholders. The total implied per share consideration amount represents a premium of approximately 43.5% compared to AspenTech’s closing stock price on October 6, 2021, the last trading day prior to media speculation regarding a potential transaction.

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Composition of the Merger Consideration. The AspenTech Board considered the fact that the cash component of the Merger Consideration will provide AspenTech stockholders with immediate liquidity and certainty of value, and the equity component of the Merger Consideration will provide AspenTech stockholders the opportunity to participate in any future earnings and growth of the combined company.

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Fixed Ownership Percentage in New AspenTech. The terms of the Transaction Agreement ensure that current AspenTech stockholders will collectively own 45% of Common Stock, on a fully diluted basis, immediately after Closing.

Strategic Rationale and Synergies
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Business and Financial Information of AspenTech. The AspenTech Board considered AspenTech’s current, historical and projected financial condition, results of operations, business, competitive position, prospects, properties, assets, liabilities and the long-range plan of AspenTech on a standalone basis. The AspenTech Board also considered execution risks associated with AspenTech’s long-range plan. Specifically, the AspenTech Board considered the need for AspenTech to diversify and expand the industries and markets served by its products and to provide new or enhanced products to meet customer requirements for emerging market opportunities, including demands for greater safety, sustainability, reliability and efficiency. The AspenTech Board also considered the ability of AspenTech to address these needs through certain potential acquisitions, as well as recent challenges in pursuing such acquisitions. The AspenTech Board considered these execution risks associated with AspenTech’s long-range plan as compared to the certainty of realizing the payment of the cash component of the Merger Consideration to AspenTech stockholders and the additional opportunities afforded to AspenTech stockholders through the equity component of the Merger Consideration. See “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus for additional discussion of the projected financial information that the AspenTech Board considered.

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Combined Company. The AspenTech Board considered the benefits of the Transactions to New AspenTech, including an expanded product portfolio that covers a broader asset lifecycle and is scalable and adaptable to emerging green energy markets and that will be well-positioned to support blue-chip customers’ sustainability needs in current and new energy transition markets such as biofuels, hydrogen and carbon capture. The AspenTech Board also considered the benefits of the Transactions to New AspenTech’s ability to realize significant revenue and cost synergy opportunities, enhanced revenue and free cash flow growth, and access to a wider range of acquisition and investment targets across industries, products and geographies.

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Strategic Alternatives. The AspenTech Board considered strategic alternatives for maximizing stockholder value over the long term, including remaining as a standalone company and the potential to acquire, be acquired by or combine with other third parties, and the potential risks, rewards, and uncertainties associated with such alternatives. As part of this process, the AspenTech Board considered various transaction options and structures, including public and private acquisitions by financial or strategic buyers, recapitalizations, PIPE investments, and minority investments. In particular, the AspenTech Board considered the process and results of AspenTech’s extensive outreaches to 12 counterparties for opportunities of potential strategic transactions involving AspenTech throughout late 2020 and the first half of 2021. The AspenTech Board also considered the fact that if any potential counterparty, including any counterparty that had signed a confidentiality agreement with AspenTech that contained a standstill, was interested in pursuing a transaction with AspenTech on terms more favorable to AspenTech and its stockholders than those contemplated by the Transaction Agreement, such potential counterparty could make a proposal to AspenTech notwithstanding AspenTech’s entry into the Transaction Agreement. See “—Background of the Transactions” beginning on page 59 of this combined proxy statement/prospectus for additional information of the outreach process conducted by AspenTech.

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Business and Financial Information of Emerson Industrial Software Business. The AspenTech Board considered information and discussions with AspenTech’s management regarding the current, historical and projected financial condition, results of operations, business, prospects, properties, assets and liabilities of the Emerson Industrial Software Business. In particular, AspenTech management discussed with the AspenTech Board the projected financial information concerning the business prospects of the Emerson Industrial Software Business provided by Emerson management, the adjustments of such prospective financial information proposed by AspenTech management and diligence findings of the Emerson Industrial Software Business. AspenTech management also discussed with the AspenTech Board the potential synergies of the combined company in revenue, business model transformation and cost related to the current business models of OSI Inc. and the GSS business. See “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus for additional information of the projected financial information that the AspenTech Board considered.
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Pro Forma Effect. The AspenTech Board considered information and discussions regarding the benefits of size, scale and the expected credit profile of the combined company as well as the expected pro forma effect of the Transactions. See “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus for additional information of the pro forma projected financial information that the AspenTech Board considered.

Opinion of Financial Advisor
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The AspenTech Board considered the written opinion of J.P. Morgan, dated October 10, 2021, which was delivered to the AspenTech Board on October 10, 2021 and stated that, as of such date and based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be paid to the holders of AspenTech common stock in the proposed Transactions was fair, from a financial point of view, to such holders. The AspenTech Board also considered the financial analyses presented by J.P. Morgan in connection with the delivery of its opinion, as further described under “—Opinion of AspenTech’s Financial Advisor” beginning on page 85 of this combined proxy statement/prospectus.

Likelihood of Completion of the Transaction
The AspenTech Board considered the likelihood that the Transactions will be completed, including the following factors:
•	The Transaction Agreement contains no financing conditions;
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The commitment made by Emerson to cooperate and use reasonable best efforts to obtain necessary regulatory clearances, including clearance under the HSR Act and any other applicable antitrust laws, as further discussed under “—Regulatory Matters Relating to the Transactions” beginning on page 95 of this combined proxy statement/prospectus; and

•
Emerson may terminate the Transaction Agreement only under limited circumstances, as further discussed under “The Transaction Agreement—Termination and Termination Fees” beginning on page 140 of this combined proxy statement/prospectus.

Favorable Terms of the Transaction Agreement
The AspenTech Board considered the favorable terms of the Transaction Agreement, including:
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The ability of AspenTech, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described under “The Transaction Agreement—AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation” beginning on page 131 of this combined proxy statement/prospectus;

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The ability of the AspenTech Board, under certain circumstances, to change its recommendation to AspenTech stockholders concerning the Transactions, as further described under “The Transaction Agreement—AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation” beginning on page 131 of this combined proxy statement/prospectus;

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The ability of the AspenTech Board to terminate the Transaction Agreement under certain circumstances, subject to certain conditions and the payment by AspenTech of the Termination Fee under certain circumstances, as further described under “The Transaction Agreement—Termination and Termination Fees” beginning on page 140 of this combined proxy statement/prospectus;

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The fact that the AspenTech Board, after discussing the Termination Fee with its advisors, believed that such fee was consistent with market practice and would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal following the announcement of the Transactions;

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The fact that a vote of AspenTech’s stockholders on the Transaction Agreement is required under Delaware law, and that if the Transactions are approved by AspenTech’s stockholders and consummated, those AspenTech stockholders who do not vote in favor of the adoption of the Transactions will have the right to demand appraisal of the fair value of their shares under Delaware law;

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The scope of matters that are specifically excluded from consideration in determining whether a “material adverse effect” has occurred is sufficient to protect AspenTech’s interest in ensuring the certainty of the consummation of the Transactions, as further discussed under “The Transaction Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 120 of this combined proxy statement/prospectus;

•	The fact that Emerson is required to deliver to AspenTech certain audited financial information of the Emerson Industrial Software Business for the past three years; and
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The expectation that AspenTech stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their AspenTech common stock for Common Stock in the Transactions to the extent stockholders have gain in excess of the amount of cash consideration paid in the Transactions.

Risks
The AspenTech Board also considered a variety of risks and other potentially negative factors, including:
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The fact that the Transactions may not be completed in a timely manner, or at all, despite the parties’ efforts. Even if the requisite approval is obtained from AspenTech stockholders, if required antitrust approvals are not obtained or if obtaining antitrust approval would require Emerson agreeing to divestitures of assets, businesses or product lines that would constitute a Burdensome Condition, as further discussed under “—Regulatory Matters Relating to the Transactions” beginning on page 95 of this combined proxy statement/prospectus, then Emerson is not required to close the Transactions;

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The fact that, after the completion of the Transactions, Emerson is expected to beneficially own or control 55% of the outstanding shares of Common Stock on a fully diluted basis and Emerson will control, subject to the terms of the Stockholders Agreement, the outcome of corporate actions of New AspenTech, including the election of directors, any merger, consolidation or sale of all or substantially all of New AspenTech’s assets and certain other agreed-upon corporate transactions, and Emerson will continue to have approval rights over certain actions taken by New AspenTech so long as Emerson beneficially owns a certain percentage of the outstanding shares of Common Stock under the Stockholders Agreement, as further discussed under the sections titled “Risk Factors” and “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on pages 33 and 143, respectively, of this combined proxy statement/prospectus;

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The risks and costs to AspenTech if the Transactions are not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on AspenTech’s business and relations with customers, suppliers and vendors;

•	The total costs to be incurred in connection with the Transactions, which were estimated on October 10, 2021 to be approximately $75 million;
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The restrictions on the conduct of AspenTech’s business prior to completion of the Transactions, which could delay or prevent AspenTech from undertaking material strategic opportunities that might arise pending completion of the Transactions to the detriment of the AspenTech stockholders;

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The risk of not realizing all of the anticipated strategic, synergistic and other benefits between the Emerson Industrial Software Business and AspenTech, including, without limitation, the challenges of combining businesses, operations and workforces, the risk that expected operating efficiencies and cost savings may not be realized or will cost more to achieve than anticipated and the risk that divestitures required by antitrust authorities may decrease the anticipated benefits of the Transactions to New AspenTech;

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The fact that AspenTech’s directors and executive officers may have interests in the Transactions that are different from, or in addition to, those of AspenTech’s stockholders generally, including certain interests arising from the employment and compensation arrangements of AspenTech’s executive officers, and the manner in which they would be affected by the Transactions;

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The expectation that AspenTech stockholders may recognize a gain for U.S. federal income tax purposes as a result of the exchange of their shares of AspenTech common stock for cash in the Transactions, as further described under “U.S. Federal Income Tax Consequences of the Transactions” beginning on page 102 of this combined proxy statement/prospectus; and

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The risks of the type and nature described under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 33 and 50, respectively, of this combined proxy statement/prospectus.

This discussion of the information and factors considered by the AspenTech Board includes the principal positive and negative factors considered by the AspenTech Board, but is not intended to be exhaustive and may not include all of the factors considered by the AspenTech Board. In view of the wide variety of factors considered in connection with its evaluation of the Transactions and the complexity of these matters, the AspenTech Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transactions and making its recommendations to the AspenTech stockholders. Rather, the AspenTech Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the AspenTech Board may have given differing weights to different factors. The AspenTech Board concluded that the potential benefits of the Transactions outweighed the uncertainties, risks and potentially negative factors relevant to the Transactions.
Projected Financial Data
AspenTech does not make public long-term projections as to future revenues, earnings or other results of AspenTech’s business due to, among other reasons, the unpredictability of long-term financial performance and uncertainty of underlying assumptions and estimates. However, in connection with AspenTech’s evaluation of the Transactions, AspenTech management prepared unaudited prospective financial information relating to AspenTech on a stand-alone, pre-Transactions basis; unaudited prospective financial information relating to the Emerson Industrial Software Business on a stand-alone, pre-Transactions basis, based on projections provided by Emerson as adjusted by AspenTech management, after discussion and agreement with Emerson management; and unaudited prospective pro forma financial information for New AspenTech after the Transactions. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that any of AspenTech, Emerson or any other provider or recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.
The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of AspenTech with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to AspenTech’s business and the Emerson Industrial Software Business, all of which are difficult to predict and many of which are beyond AspenTech’s or Emerson’s control. Many of these assumptions are subject to change. The unaudited prospective financial information does not reflect revised prospects for AspenTech’s business or the Emerson Industrial Software Business, changes in general business, economic, market and financial conditions or any other transaction, event or impact that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. As a result, there can be no assurance that the results reflected in the unaudited prospective financial information will be realized or that actual results will not materially vary from this unaudited prospective financial information. In addition, because the unaudited prospective financial information of AspenTech and the Emerson Industrial Software Business covers multiple years, such information by its nature becomes less predictive with each successive year. Moreover, because the unaudited prospective financial information of the Emerson Industrial Software Business is based on information provided by Emerson, and adjusted by AspenTech, such information may be less predictive than information provided by AspenTech management with respect to AspenTech. Therefore, the inclusion of the unaudited prospective financial information in this combined proxy statement/prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.
The prospective financial information presented below should be read in light of the risks described under “Risk Factors” beginning on page 33 of this combined proxy statement/prospectus and the risk factors described in AspenTech’s most recent SEC filings for additional risk factors with respect to AspenTech’s business. See “Where You Can Find Additional Information” beginning on page 214 of this combined proxy statement/prospectus. As all prospective financial information is forward-looking in nature, it is expressly qualified in its entirety by the “Cautionary Note Regarding Forward-Looking Statements” beginning on page 50 of this combined proxy statement/prospectus.
The unaudited prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board for preparation and presentation of prospective financial information, but in the view of AspenTech management, was prepared on a reasonable basis, reflects the best available estimates and judgments at the time of preparation, and presents, to the best of AspenTech management’s knowledge and belief at the time of preparation, the expected course of action and the expected future financial performance of AspenTech, the Emerson Industrial Software Business and New AspenTech after giving effect to the Transactions. Neither AspenTech’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability of the results reflected in such information, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. Accordingly, neither AspenTech’s independent registered public accounting firm, nor any other independent accountants, provide any form of assurance with respect thereto for the purpose of this combined proxy statement/prospectus. Any report of AspenTech’s independent registered public accounting firm incorporated by reference in this combined proxy statement/prospectus relates to AspenTech’s previously issued historical financial statements. Such report does not extend to the prospective financial information in this combined proxy statement/prospectus and should not be read to do so.
Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures under SEC rules and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by J.P. Morgan for purposes of its financial analysis as described in “—Opinion of AspenTech’s Financial Advisor” beginning on page 85 of this combined proxy statement/prospectus or the AspenTech Board in connection with its consideration of the Transactions. Accordingly, we have not provided reconciliations of the non-GAAP financial measures included in the management projections to the most directly comparable GAAP financial measures.
Readers of this combined proxy statement/prospectus are cautioned not to unduly rely on the unaudited prospective financial information. AspenTech stockholders are urged to review this combined proxy statement/prospectus for a description of the reported results of operations, financial condition and capital resources of the Emerson Industrial Software Business, and are urged to review AspenTech’s most recent SEC filings for a description of the reported results of operations, financial condition and capital resources of AspenTech. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such information was prepared. AspenTech has not updated and does not intend to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing after the date when such information was prepared or to reflect the occurrence of future events, except to the extent required by applicable law. AspenTech has made no representation concerning the unaudited prospective financial information, in the Transaction Agreement or otherwise, to Emerson, AspenTech stockholders, or any other person.
For more information about the unlevered free cash flow presented below, see “—Opinion of AspenTech’s Financial Advisor” beginning on page 85 of this combined proxy statement/prospectus.

AspenTech Management Projections
In January 2021, in connection with its outreach efforts to potential counterparties for a strategic transaction as described in “—Background of the Transactions” beginning on page 59 of this combined proxy statement/prospectus, AspenTech management began preparing unaudited prospective financial projections for AspenTech on a standalone basis for the upcoming fiscal years. We refer to AspenTech’s financial projections generally as the “AspenTech Management Projections.” Between January and October 2021, AspenTech management continued to revise such prospective financial projections to reflect AspenTech management’s updated assumptions and outlook based on then available information and guidance from the Transaction Committees of the AspenTech Board and the AspenTech Board. AspenTech management presented various preliminary draft AspenTech Management Projections to the Transaction Committees of the AspenTech Board and the AspenTech Board to assist them in their evaluation of the proposed Transactions.
The AspenTech Management Projections assumed AspenTech’s continued operation as a stand-alone, publicly traded company and reflected a risk-adjusted outlook, based on certain internal assumptions prepared by AspenTech management about the general market conditions, market share, market competition, research and development expenses, sales and marketing expenses, general and administrative expenses, effective tax rate and other relevant factors related to AspenTech’s long-term operation plan. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive overview of all assumptions reflected in the AspenTech Management Projections. Certain key assumptions underlying the AspenTech Management Projections are described in more detail below. The AspenTech Management Projections did not take into account the effect of the proposed Transactions.
In the first half of January 2021, AspenTech received expression of interests in a strategic transaction from Emerson and Companies A and B. At the January 19, 2021 AspenTech Board meeting, AspenTech management discussed and reviewed the preliminary AspenTech Management Projections in anticipation of a potential strategic outreach process. The AspenTech Board instructed AspenTech management to continue revising its financial projections of AspenTech on a standalone basis.
On February 16 and 17, 2021, AspenTech management presented to the First Transaction Committee a set of updated preliminary AspenTech Management Projections for upcoming fiscal years through 2025, which AspenTech management then presented to the AspenTech Board at the meeting held on February 19, 2021 (the “AspenTech February 19 Projections”).
The AspenTech February 19 Projections included three scenarios (the base case, the upside case and the downside case). The three scenarios reflected AspenTech management’s different assumptions of the growth rates of AspenTech’s revenues and expenses, taking into consideration the effect of COVID-19 on the macro economy and sectors that AspenTech operates in, the uncertainties of the global economic recovery from the COVID-19 pandemic, the outlook of energy, oil & gas and chemicals industries and the expected changes in AspenTech’s headcount, among other factors. The AspenTech February 19 Projections assumed, for the base case, the upside case and the downside case, respectively, compound annual growth rates of AspenTech’s annual spend of 11%, 12% and 10%, and of AspenTech’s levered free cash flow of 12%, 14% and 11%. The other material estimates that AspenTech management used as assumptions underlying the AspenTech Management Projections were: (i) bookings (growing at 12%, 13% and 10% compound annual growth rate for base, upside and downside cases, respectively) and known bookings up for renewal (which remained approximately the same for all three cases); (ii) rate of attrition across existing customers (which remained approximately the same for all three cases); (iii) revenue recognition (growing at 11%, 12% and 10% compound annual growth rate for base, upside and downside cases, respectively) and (iv) unit costs and margins (48% average margins for the upside case and 47% average margins for the base and downside cases).
Annual spend is a business metric utilized by AspenTech that represents an estimate of the annualized value of AspenTech’s portfolio of term license agreements as of a specific date. Annual spend is calculated by summing the most recent annual invoice value of each of AspenTech’s active term license agreements. For more detail on annual spend, see AspenTech’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the SEC on August 18, 2021, which is incorporated by reference into this combined proxy statement/prospectus.
At the February 19 meeting, after discussing the assumptions underlying each case, and the AspenTech Board’s views with respect to the risks and opportunities for AspenTech, the AspenTech Board determined that it believed that the upside case was the most realistic case and most likely to represent the future operation of

AspenTech’s business. The AspenTech Board directed AspenTech management to further develop its financial projections of AspenTech based on the upside case and provide the upside case financial projections to Emerson or other potential counterparties, and directed J.P. Morgan to use such financial projections developed based on the upside case in its subsequent valuation analyses.
AspenTech February 19 Projections - Upside Case
(in millions)	FY22E	FY23E	FY24E	FY25E
Revenue	$792	$831	$949	$1,069
EBITDA (including stock based compensation)	$401	$396	$454	$501
Unlevered free cash flow(1)	$258	$298	$351	$413
(1)	Stock-based compensation treated as a cash expense.
AspenTech February 19 Projections - Base Case
(in millions)	FY22E	FY23E	FY24E	FY25E
Revenue	$772	$805	$903	$1,009
EBITDA (including stock based compensation)	$383	$376	$419	$460
Unlevered free cash flow(1)	$255	$291	$338	$392
(1)	Stock-based compensation treated as a cash expense.
AspenTech February 19 Projections - Downside Case
(in millions)	FY22E	FY23E	FY24E	FY25E
Revenue	$753	$780	$853	$943
EBITDA (including stock based compensation)	$366	$360	$392	$434
Unlevered free cash flow(1)	$252	$285	$327	$377
(1)	Stock-based compensation treated as a cash expense.
On February 24, 2021, AspenTech provided the upside case of the AspenTech February 19 Projections to Emerson with minor adjustments, which adjusted the EBITDA (including stock based compensation) for fiscal year 2023 through fiscal year 2025 to $397 million, $456 million and $507 million, respectively.
At the meeting of the AspenTech Board on May 10, 2021, AspenTech management presented to the AspenTech Board updated financial projections based on the upside case of the AspenTech February 19 Projections (the “AspenTech May 10 Projections”) and reflecting the earnings results from AspenTech’s third quarter of fiscal year 2021. The AspenTech May 10 Projections also reflected AspenTech management’s downward adjustments of the growth rate expectations of annual spend and profitability across fiscal years 2021 through 2025 due to the impact of the COVID-19 pandemic on the economy. Specifically, the compound annual growth rate of AspenTech’s annual spend was adjusted from 12% to 10% in the AspenTech May 10 Projections.
AspenTech May 10 Projections
(in millions)	FY22E	FY23E	FY24E	FY25E
Revenue	$742	$802	$939	$1,046
EBITDA (including stock based compensation)	$360	$379	$462	$507
Unlevered free cash flow(1)	$244	$278	$317	$364
(1)	Stock-based compensation treated as a cash expense.
Between May and September 2021, AspenTech management updated the AspenTech Management Projections to include fiscal years 2022 through 2026 due to the conclusion of AspenTech’s 2021 fiscal year on June 30, 2021, which were approved by the AspenTech Board on September 7, 2021 (the “AspenTech September 7 Projections”). The AspenTech September 7 Projections reflected AspenTech management’s updated expectation based on the actual results of fiscal year 2021 (which resulted in approximately $8 million less in revenue than previously projected), fiscal year 2022 operating plan and the addition of fiscal year 2026 projections.

AspenTech September 7 Projections
(in millions)	FY22E	FY23E	FY24E	FY25E	FY26E
Revenue	$728	$784	$895	$984	$1,063
EBITDA (including stock based compensation)	$350	$380	$438	$467	$458
On September 8, 2021, AspenTech provided Emerson with the AspenTech September 7 Projections. The AspenTech September 7 Projections were also provided to J.P. Morgan, but J.P. Morgan did not calculate unlevered free cash flow based on the AspenTech September 7 Projections.
Between September 8 and 30, 2021, AspenTech management continued to adjust its financial projections of AspenTech, which ultimately resulted in the financial projections approved by the AspenTech Board at its meeting on September 30, 2021 (the “AspenTech Final Projections”). These adjustments reflected AspenTech management’s updated expectation of costs and profitability for fiscal year 2026, reflecting increases of operating margins by approximately 200 basis points for fiscal year 2026. All other key assumptions of the AspenTech Final Projections remained the same as the AspenTech September 7 Projections.
On October 1, 2021, AspenTech management provided the AspenTech Final Projections to Emerson and to J.P. Morgan, and instructed J.P. Morgan to use and rely on the AspenTech Final Projections as a basis for its analysis in rendering the opinion described in the section titled “—Recommendation of the AspenTech Board and its Reasons for the Transactions—Opinion of AspenTech’s Financial Advisor” beginning on page 85 of this combined proxy statement/prospectus.
AspenTech Final Projections
(in millions)	FY22E	FY23E	FY24E	FY25E	FY26E
Revenue	$728	$784	$895	$984	$1,063
Adj. EBITDA (including stock based compensation)	$350	$380	$438	$467	$479
Unlevered free cash flow(1)	$254	$265	$308	$357	$448
(1)	Stock-based compensation treated as a cash expense.
Adjusted Emerson Industrial Software Business Projections
On August 17, 2021, Emerson management provided AspenTech with unaudited prospective financial information of the Emerson Industrial Software Business for fiscal years 2022 through 2026 (the “Emerson Industrial Software Business Projections”). Following discussions between Emerson management and AspenTech management regarding the Emerson Industrial Software Business’s total addressable market, including the size, growth profile, composition by use case and market share, and also the growth of the GSS business generally, Emerson and AspenTech agreed to certain adjustments to the Emerson Industrial Software Business Projections (the “Adjusted Emerson Industrial Software Business Projections”), which included (i) downward adjustments to the GSS business’s growth and expense projections in the Emerson Industrial Software Business Projections (which resulted in decreases of absolute revenue estimates of the GSS business by approximately 9%-16% and reductions in annual compound revenue growth rate estimates of the GSS business from 6% to 3% for fiscal years 2022 through 2026); and (ii) downward adjustments of the GSS business’s total expenses modeled on a common size basis relative to actual cash value (which resulted in decreases in the GSS business’s total expenses by 9%-16% across fiscal years 2022 through 2026). The Adjusted Emerson Industrial Software Business Projections did not give effect to the Transactions.
AspenTech management presented the Adjusted Emerson Industrial Software Business Projections to the Second Transaction Committee and the AspenTech Board to assist their evaluation of the Transactions. AspenTech management also provided the Adjusted Emerson Industrial Software Business Projections to J.P. Morgan to use as a basis for its analysis in rendering the opinion described in the section titled “—Recommendation of the AspenTech Board and its Reasons for the Transactions—Opinion of AspenTech’s Financial Advisor” beginning on page 85 of this combined proxy statement/prospectus.

Adjusted Emerson Industrial Software Business Projections
(Adjusted to June 30 fiscal year end)
(in millions)	FY22E	FY23E	FY24E	FY25E	FY26E
Revenue	$342	$376	$414	$456	$498
Adj. EBITDA (including stock based compensation)	$105	$120	$138	$160	$179
Unlevered free cash flow(1)	$64	$84	$100	$121	$129
(1)	Stock-based compensation treated as a cash expense.
Adjusted Projected Synergies and Pro Forma Projections
On September 2, 2021, Emerson management provided AspenTech with a set of projected synergies developed by Emerson management (the “Emerson Projected Synergies”). Following discussions between AspenTech management and Emerson management, AspenTech and Emerson agreed to certain adjustments to the Emerson Projected Synergies based on then current market outlook data (the “Adjusted Projected Synergies”). AspenTech management presented the Adjusted Projected Synergies to the AspenTech Board at its October 10 meeting, when the AspenTech Board approved the Transactions.
The Adjusted Projected Synergies reflected revenue enhancements derived from expected changes in current commercial models of the Emerson Industrial Software Business, cross-selling opportunities and enhanced competitiveness. Cost saving synergies were driven primarily by economies of scale in research and development investments, cost reduction in back-office functions and facilities consolidation, and systems and vendor savings. The Adjusted Projected Synergies are not reflected in the AspenTech Management Projections or the Adjusted Emerson Industrial Software Business Projections, because the AspenTech Management Projections and the Adjusted Emerson Industrial Software Business Projections were prepared on a standalone basis for each of AspenTech and the Emerson Industrial Software Business without giving effect to the Transactions.
Adjusted Projected Synergies
(Adjusted to June 30 fiscal year end)
(in millions)	FY22E	FY23E	FY24E	FY25E	FY26E	FY27E-FY32E (sum of unlevered FCF synergy impact)
Revenue synergies	$0	$46	$99	$101	$91
EBITDA synergies(1)	$(8)	$26	$137	$160	$146
Unlevered free cash flow synergies(1)	$(7)	$(23)	$(40)	$(26)	$5	$680
(1)	Including costs to achieve.
AspenTech management also prepared projections of future financial and operating performance of New AspenTech by combining the AspenTech Final Projections, the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies (the “Pro Forma Projections”).
Pro Forma Projections
(Adjusted to June 30 fiscal year end)
(in millions)	FY22E	FY23E	FY24E	FY25E	FY26E
Revenue	$1,070	$1,206	$1,409	$1,540	$1,653
Adj. EBITDA (including stock based compensation)	$447	$526	$713	$787	$805
Unlevered free cash flow(1)	$351	$367	$413	$501	$633
(1)	Stock-based compensation treated as a non-cash expense.
AspenTech management provided the Adjusted Projected Synergies and the Pro Forma Projections to J.P. Morgan to use as a basis for its analysis in rendering the opinion described in the section titled “—Recommendation of the AspenTech Board and Its Reasons for the Transactions—Opinion of AspenTech’s Financial Advisor” beginning on page 85 of this combined proxy statement/prospectus.

Certain Additional Information regarding Unaudited Prospective Financial Information with respect to Emerson Industrial Software Business
Emerson does not, as a matter of course, disclose long-term projections in respect of the Emerson Industrial Software Business due to, among other reasons, the unpredictability of long-term financial performance and uncertainty of the underlying assumptions and estimates. The Emerson Industrial Software Business Projections, the Adjusted Emerson Industrial Software Business Projections, the Emerson Projected Synergies and the Adjusted Projected Synergies were not prepared with a view to public disclosure and are included in this combined proxy statement/prospectus only to give you access to the information that was made available by Emerson to AspenTech in connection with its review of the Transactions and by AspenTech, in whole or in part, to J.P. Morgan, its financial advisor, for purposes of J.P. Morgan’s financial analyses and opinion.
The Emerson Industrial Software Business Projections, the Adjusted Emerson Industrial Software Business Projections, the Emerson Projected Synergies and the Adjusted Projected Synergies were not prepared with a view to compliance with GAAP, the published guidelines of the SEC (including those regarding projections, forward-looking statements and the use of non-GAAP measures), or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither AspenTech’s nor Emerson’s independent registered public accounting firms, nor any other independent registered public accounting firm, has compiled, examined, or performed any procedures with respect to the Emerson Industrial Software Business Projections, the Adjusted Emerson Industrial Software Business Projections, the Emerson Projected Synergies or the Adjusted Projected Synergies, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Emerson Industrial Software Business Projections, the Adjusted Emerson Industrial Software Business Projections, the Emerson Projected Synergies and the Adjusted Projected Synergies. The Emerson Industrial Software Business Projections, the Adjusted Emerson Industrial Software Business Projections, the Emerson Projected Synergies and the Adjusted Projected Synergies were prepared solely for internal use of Emerson and AspenTech and AspenTech’s financial advisor and are subjective in many respects.
The development of the Emerson Industrial Software Business Projections, the Adjusted Emerson Industrial Software Business Projections, the Emerson Projected Synergies and the Adjusted Projected Synergies entailed numerous assumptions about the Emerson Industrial Software Business’s industries, markets, products and services at a point in time. Although the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies are presented with numerical specificity, the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies reflect assumptions, estimates and judgments as to future events made by the management of the Emerson Industrial Software Business that it believed were reasonable at the time the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies were prepared, taking into account the relevant information available to the Emerson Industrial Software Business’s management at the time. Important factors that may affect actual results and cause the results to be different from the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies include: the ultimate timing, outcome and results of integrating the operations of the Emerson Industrial Software Business and AspenTech, general economic, financial, political, legal, regulatory and industrial conditions, changes in customer behavior, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws or accounting rules, changes in government regulations and regulatory requirements, costs and availability of resources and other matters described in the section “Risk Factors” beginning on page 33 of this combined proxy statement/prospectus as well as the risk factors contained in Emerson and AspenTech’s recent SEC filings, which you are urged to review, and which may be found as described under the section entitled “Where You Can Find Additional Information” beginning on page 214 of this combined proxy statement/prospectus, all of which are difficult to predict and subject to change and many of which are beyond the control of Emerson. As the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies are forward-looking statements, see also “Cautionary Note Regarding Forward-Looking Statements” beginning on page 50 of this combined proxy statement/prospectus. In addition, the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the Transactions or any changes to the Emerson Industrial Software Business’s operations or strategy that may be implemented after completion of the Transactions. For the aforementioned reasons, the inclusion of the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies in this combined proxy statement/prospectus should not be regarded as an indication that the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies will be necessarily predictive of actual future events, and they should not be relied on as such. Actual results may be materially different from those contained in the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies. In addition, because the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies cover multiple years and extend many years into the future, such information by its nature becomes less predictive with each successive year. As a result, the Adjusted Emerson Industrial Software Business Projections and the Adjusted Projected Synergies cannot be considered predictive of actual future operating results, nor should they be construed as financial guidance, and this information should not be relied on as such.
No one has made or makes any representation to any stockholder regarding the information included in the Emerson Industrial Software Business Projections, the Adjusted Emerson Industrial Software Business Projections, the Emerson Projected Synergies and the Adjusted Projected Synergies and Emerson has not made any representation to AspenTech regarding the information included in the Emerson Industrial Software Business Projections, the Adjusted Emerson Industrial Software Business Projections, the Emerson Projected Synergies and the Adjusted Projected Synergies.
Opinion of AspenTech’s Financial Advisor
Pursuant to an engagement letter, AspenTech retained J.P. Morgan as its financial advisor in connection with the proposed Transactions.
At the meeting of the AspenTech Board on October 10, 2021, J.P. Morgan rendered its oral opinion to the AspenTech Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders of AspenTech common stock in the proposed Transactions was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its October 10, 2021 oral opinion by delivering its written opinion to the AspenTech Board, dated October 10, 2021, that, as of such date, the Merger Consideration to be paid to the holders of AspenTech common stock in the proposed Transactions was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated October 10, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex I to this combined proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this combined proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. AspenTech stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the AspenTech Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Transactions, and was directed only to the Merger Consideration to be paid in the Transactions and did not address any other aspect of the Transactions. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any class of securities, creditors or other constituencies of AspenTech or as to the underlying decision by AspenTech to engage in the proposed Transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of AspenTech as to how such stockholder should vote with respect to the proposed Transactions or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	Reviewed the Transaction Agreement;
•	Reviewed certain publicly available business and financial information concerning AspenTech and the Emerson Industrial Software Business and the industries in which they operate;
•
Compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•
Compared the financial and operating performance of AspenTech and the Emerson Industrial Software Business with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the AspenTech common stock and certain publicly traded securities of such other companies;

•
Reviewed certain internal financial analyses and forecasts prepared by the managements of AspenTech and Emerson relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the Transactions; and

•	Performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of AspenTech and Emerson with respect to certain aspects of the Transactions, and the past and current business operations of AspenTech and the Emerson Industrial Software Business, the financial condition and future prospects and operations of AspenTech and the Emerson Industrial Software Business, the effects of the Transactions on the financial condition and future prospects of AspenTech and the Emerson Industrial Software Business, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by AspenTech and Emerson or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of AspenTech, the Emerson Industrial Software Business or the Emerson Group under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including any synergies expected to result from the Transactions, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of AspenTech and the Emerson Industrial Software Business to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including synergies expected to result from the Transactions) or the assumptions on which they were based. J.P. Morgan also assumed that the Transactions will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of AspenTech, and will be consummated as described in the Transaction Agreement. J.P. Morgan also assumed that the representations and warranties made by AspenTech and Emerson (together with Emerson Sub, Merger Sub and Newco) in the Transaction Agreement and the related agreements were and will be true and correct in all respects material to its analysis and that AspenTech will have no exposure under any indemnification obligations contained within the Transaction Agreement or the related agreements in any amount material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to AspenTech with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on AspenTech or New AspenTech or on the contemplated benefits of the Transactions.
The projections furnished to J.P. Morgan, including the AspenTech Management Projections, Adjusted Emerson Industrial Software Business Projections, Adjusted Projected Synergies, and Pro Forma Projections, were prepared by AspenTech management. AspenTech does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Transactions, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of AspenTech management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section titled “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of AspenTech common stock in the proposed Transactions, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of AspenTech or the underlying decision by

AspenTech to engage in the Transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Transactions, or any class of such persons relative to the Merger Consideration in the proposed Transactions or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which AspenTech common stock or Common Stock will trade at any future time.
The terms of the Transaction Agreement, including the Merger Consideration, were determined through arm’s length negotiations between AspenTech and Emerson, and the decision to enter into the Transaction Agreement was solely that of the AspenTech Board and Emerson’s board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the AspenTech Board in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of the AspenTech Board or management with respect to the proposed Transactions or the Merger Consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the AspenTech Board on October 10, 2021 and contained in the presentation delivered to the AspenTech Board on such date in connection with the rendering of such opinion, and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Emerson Industrial Software Business Financial Analyses
Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial data of the Emerson Industrial Software Business with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Emerson Industrial Software Business. The companies selected by J.P. Morgan were:
•	Dassault Systèmes SE
•	Hexagon AB
•	PTC Inc.
•	AVEVA Group plc
These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Emerson Industrial Software Business. However, certain of these companies may have characteristics that are materially different from those of the Emerson Industrial Software Business. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Emerson Industrial Software Business.
Using publicly available information, J.P. Morgan calculated the firm value, which is referred to in this section as “FV,” for each of the selected companies (calculated as equity value, plus or minus, as applicable, net debt or net cash) as of October 8, 2021, as a multiple of the analyst consensus estimates of fiscal year 2022 and 2023 unlevered free cash flow for the applicable company (which is referred to in this section as “FV/FY2022 uFCF” and “FV/FY2023 uFCF,” respectively).
Based on the results of this analysis, and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a multiple reference range of 29.0x to 34.5x for FV/FY2022 uFCF and a multiple reference range of 27.0x to 33.0x for FV/FY2023 uFCF. J.P. Morgan then applied such reference ranges to the Emerson Industrial Software Business’s unlevered free cash flow forecasts for the fiscal years ended June 30, 2022 and June 30, 2023 (as applicable) based on the Adjusted Emerson Industrial Software Business Projections (more fully described in the section titled “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus). The analysis indicated the following ranges of implied equity value for the Emerson Industrial Software Business (expressed in millions), rounded to the nearest $10 million:
	Implied Equity Value of Emerson Industrial Software Business
	Low	High
FV/FY2022 uFCF	$1,930	$2,290
FV/FY2023 uFCF	$2,340	$2,860
Selected Transaction Multiples Analysis
Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be analogous to the Emerson Industrial Software Business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Emerson Industrial Software Business operates. Specifically, J.P. Morgan reviewed the following transactions:
Target	Acquiror	Announcement Date
Infor Inc.	Hexagon AB	July 2021
QAD Inc.	Thoma Bravo	June 2021
Plex Systems, Inc.	Rockwell Automation, Inc.	June 2021
Sparta Systems Inc.	Honeywell International Inc.	December 2020
Arena Solutions, Inc.	PTC Inc.	December 2020
OSIsoft, LLC	AVEVA Group plc	August 2020
Open Systems International, Inc.	Emerson	August 2020
RIB Software SE	Schneider Electric SE	February 2020
Accruent, LLC	Fortive Corporation	July 2018
Gordian Group, Inc.	Fortive Corporation	July 2018
AVEVA Group plc	Schneider Electric SE	September 2017
None of the selected transactions reviewed was identical to the proposed Transactions. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Transactions. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Transactions.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s unlevered free cash flow for the twelve-month period after the announcement, which is referred to in this section as the “NTM,” of the applicable transaction (which is referred to in this section as “FV/NTM uFCF”).
Based on the results of this analysis, and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a FV/NTM uFCF reference range of 25.5x to 40.5x. J.P. Morgan then applied such reference range to the Emerson Industrial Software Business’s unlevered free cash flow forecasts for the twelve-month period ending September 30, 2022 based on the Adjusted Emerson Industrial Software Business Projections. The analysis indicated the following ranges of implied equity value for the Emerson Industrial Software Business (expressed in millions), rounded to the nearest $10 million:
	Implied Equity Value of Emerson Industrial Software Business
	Low	High
FV/NTM uFCF	$1,820	$2,900
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied equity value of the Emerson Industrial Software Business.
A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” “Unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered net operating profit after tax, adjusted for depreciation and amortization, capital expenditures, changes in net working capital and certain other one-time cash expenses, as applicable. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using an appropriate discount rate and applying a discounting convention that assumes that all cash flows were generated at the midpoint of each period.
J.P. Morgan calculated the unlevered free cash flows that the Emerson Industrial Software Business is expected to generate from July 1, 2021 through June 30, 2026 based on the Adjusted Emerson Industrial Software Business Projections. J.P. Morgan also calculated a range of terminal values of the Emerson Industrial Software Business at the end of this period by applying a perpetual growth rate ranging from 4.5% to 5.5% to the unlevered free cash flow of the Emerson Industrial Software Business during the terminal period of the projections. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period. The unlevered free cash flows and the range of terminal values were then discounted to present values as of September 30, 2021 using a range of discount rates from 8.50% to 9.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Emerson Industrial Software Business.
Based on the foregoing, this analysis indicated the following range of implied equity values for the Emerson Industrial Software Business (expressed in millions), rounded to the nearest $10 million:
	Implied Equity Value of Emerson Industrial Software Business
	Low	High
Discounted Cash Flow Analysis	$2,220	$3,590
Based on the above analysis, J.P. Morgan used the midpoint of the foregoing implied equity value of the Emerson Industrial Software Business (which is $2,731 million) for purposes of the value creation analysis described below.
AspenTech Financial Analyses
Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial data of AspenTech with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to AspenTech. The companies selected by J.P. Morgan were:
•	Dassault Systèmes SE
•	Hexagon AB
•	PTC Inc.
•	AVEVA Group plc
These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of AspenTech. However, certain of these companies may have characteristics that are materially different from those of AspenTech. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect AspenTech.
Using publicly available information, J.P. Morgan calculated the firm value, which is referred to in this section as “FV,” for each of the selected companies (calculated as equity value, plus or minus, as applicable, net debt or net cash) as of October 8, 2021, as a multiple of the analyst consensus estimates of fiscal year 2022 and 2023 unlevered free cash flow for the applicable company (which is referred to in this section as “FV/FY2022 uFCF” and “FV/FY2023 uFCF,” respectively).
Based on the results of this analysis, and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a multiple reference range of 29.0x to 34.5x for FV/FY2022 uFCF and a multiple reference range of 27.0x to 33.0x for FV/FY2023 uFCF. J.P. Morgan then applied such reference ranges to AspenTech’s unlevered free cash flow forecasts for the fiscal years ended June 30, 2022 and June 30, 2023 (as applicable) based on the AspenTech Final Projections (more fully described in the section titled “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus). The analysis indicated the following ranges of implied equity value per share for AspenTech common stock, rounded to the nearest $0.05, which J.P. Morgan compared to the unaffected price per share of AspenTech common stock of $125.52 on October 6, 2021:
	Implied Equity Value Per Share of AspenTech common stock
	Low	High
FV/FY2022 uFCF	$123.55	$146.85
FV/FY2023 uFCF	$120.20	$146.80
Selected Transaction Multiples Analysis
Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be analogous to AspenTech (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which AspenTech operates. Specifically, J.P. Morgan reviewed the following:
Target	Acquiror	Announcement Date
Infor Inc.	Hexagon AB	July 2021
QAD Inc.	Thoma Bravo	June 2021
Plex Systems, Inc.	Rockwell Automation, Inc.	June 2021
Sparta Systems Inc.	Honeywell International Inc.	December 2020
Arena Solutions, Inc.	PTC Inc.	December 2020
OSIsoft, LLC	AVEVA Group plc	August 2020
Open Systems International, Inc.	Emerson	August 2020
RIB Software SE	Schneider Electric SE	February 2020
Accruent, LLC	Fortive Corporation	July 2018
Gordian Group, Inc.	Fortive Corporation	July 2018
AVEVA Group plc	Schneider Electric SE	September 2017
None of the selected transactions reviewed was identical to the proposed Transactions. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Transactions. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Transactions.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the FV/NTM uFCF.
Based on the results of this analysis, and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a FV/NTM uFCF reference range of 25.5x to 40.5x. J.P. Morgan then applied such reference range to AspenTech’s unlevered free cash flow forecasts for the twelve-month period ending September 30, 2022 based on the AspenTech Final Projections. The analysis indicated the following range of implied equity value per share for AspenTech, rounded to the nearest $0.05, which J.P. Morgan compared to the unaffected price per share of AspenTech common stock of $125.52 on October 6, 2021:
	Implied Equity Value Per Share of AspenTech common stock
	Low	High
FV/NTM uFCF	$109.80	$174.10
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted implied equity value per share of AspenTech.
J.P. Morgan calculated the unlevered free cash flows that AspenTech is expected to generate from July 1, 2021 through June 30, 2026 based on the AspenTech Final Projections. J.P. Morgan also calculated a range of terminal values of AspenTech at the end of this period by applying a perpetual growth rate ranging from 4.5% to 5.5% to the unlevered free cash flow of AspenTech during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of September 30, 2021 using a range of discount rates from 8.50% to 9.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of AspenTech.
Based on the foregoing, this analysis indicated the following range of implied per share equity values for AspenTech (rounded to the nearest $0.05), which J.P. Morgan compared to the unaffected price per share of AspenTech common stock of $125.52 on October 6, 2021:
	Implied Equity Value Per Share of AspenTech common stock
	Low	High
Discounted Cash Flow Analysis	$109.35	$177.80
Based on the above analysis, J.P. Morgan used the midpoint of the foregoing implied equity value of AspenTech (which is $9,161 million) for purposes of the value creation analysis described below.
Other Analyses
Discounted Cash Flow Analysis of Synergies
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the present value of total projected synergies.
J.P. Morgan calculated the unlevered free cash flows that the projected net synergies were expected to generate from July 1, 2021 through June 30, 2032 based on the Adjusted Projected Synergies (more fully described in the section titled “Projected Financial Data” beginning on page 78 of this combined proxy statement/prospectus). J.P. Morgan also calculated a range of terminal values for the projected net synergies at the end of this period by applying a perpetual growth rate ranging from 4.5% to 5.5% to the unlevered free cash flow of the projected net synergies during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of September 30, 2021 using a range of discount rates from 8.50% to 9.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of AspenTech.
Based on the foregoing, this analysis indicated the following range of implied values for the projected net synergies (rounded to the nearest $10 million):
	Implied Value of Projected Net Synergies
	Low	High
Discounted Cash Flow Analysis	$1,700	$2,980
Based on the above analysis, J.P.Morgan used the midpoint of the foregoing implied value of the projected net synergies (which is $2,181 million) for purposes of the value creation analysis described below.
Value Creation Analysis
J.P. Morgan conducted an analysis of the theoretical value creation to the holders of AspenTech common stock that compared the implied equity value of AspenTech common stock on a standalone basis based on the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, to the estimated implied equity value of ownership by the holders of AspenTech common stock in New AspenTech, pro forma for the Transactions.
J.P. Morgan calculated the pro forma implied equity value of ownership by the holders of AspenTech common stock in New AspenTech by calculating:
(i)
the sum of $2,731 million, the implied equity value of the Emerson Industrial Software Business on a standalone basis using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis above, plus $9,161 million, the implied equity value of AspenTech on a standalone basis using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis above, plus $2,181 million, the midpoint of the implied value of the projected net synergies pursuant to J.P. Morgan’s discounted cash flow analysis for the projected net synergies described above, plus $191 million, the portion of the cash consideration estimated by J.P. Morgan to remain on the New AspenTech balance sheet, minus estimated transaction costs of $75 million relating to the Transactions, resulting in an implied pro forma equity value of New AspenTech of $14,189 million, multiplied by

(ii)	45%, the pro forma equity ownership percentage of New AspenTech attributable to the existing holders of AspenTech common stock pursuant to the Transactions, plus
(iii)	$5,823 million, the estimated aggregate amount of cash consideration to be paid to holders of issued and outstanding AspenTech common stock in the Transactions.
This value creation analysis indicated that, on an illustrative basis, the Transactions would result in $12,208 million in total value attributable to the existing holders of AspenTech common stock, or $180.16 on a per share basis, which implies a hypothetical incremental implied value of 33.3% to the holders of AspenTech common stock (based on the midpoint implied equity value of AspenTech on a standalone basis determined in J.P. Morgan’s discounted cash flow analysis above). J.P. Morgan compared the hypothetical implied total value of $180.16 per share to the unaffected price per share of AspenTech common stock of $125.52 on October 6, 2021. There can be no assurance, however, that the synergies expected to result from the Transactions, transaction-related costs and other impacts referred to above will not be substantially greater or less than those estimated by the management of AspenTech and described above.
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of AspenTech or the Emerson Industrial Software Business. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to AspenTech or the Emerson Industrial Software Business, and none of the selected transactions reviewed was identical to the Transactions. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of AspenTech and the Emerson Industrial Software Business. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Transactions. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to AspenTech and the Emerson Industrial Software Business and the transactions compared to the Transactions.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise AspenTech with respect to the Transactions on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with AspenTech, the Emerson Industrial Software Business and the industries in which they operate.
For services rendered in connection with the Transactions, AspenTech has agreed to pay J.P. Morgan a fee of approximately $50 to $55 million, of which $3 million was payable by AspenTech to J.P. Morgan in connection with J.P. Morgan’s delivery of its opinion, and the balance of which becomes payable upon the consummation of the Transactions. In addition, AspenTech has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with AspenTech and Emerson for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting (i) for AspenTech as joint arranger and joint bookrunner on a syndicated credit facility closed in December 2019 and (ii) for Emerson as joint bookrunner on a bond issuance filed in May 2019, and joint bookrunner on a bond issuance filed in September 2020. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of AspenTech and Emerson, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of AspenTech and Emerson. During the two-year period preceding delivery of its opinion ending on September 30, 2021, the aggregate fees recognized by J.P. Morgan from AspenTech were approximately $2 million and from Emerson were approximately $12 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of AspenTech or Emerson for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Leadership of New AspenTech
Effective as of the Closing, the New AspenTech Board will initially consist of nine members comprised of (i) five directors designated by Emerson Sub as follows: (A) Jill D. Smith, the chair of the AspenTech Board as of the date of the Transaction Agreement, who will be the initial chair of the New AspenTech Board, (B) three directors designated by Emerson Sub after consultation with Jill D. Smith, and (C) one director designated by Emerson Sub without any of the foregoing conditions, (ii) Antonio Pietri, Chief Executive Officer of AspenTech immediately prior to the Closing, and (iii) three directors that are Independent Directors designated by AspenTech, and reasonably acceptable to Emerson Sub, which directors shall have been designated by AspenTech prior to the designation of any director (other than Jill D. Smith) by Emerson Sub. Effective as of the Closing, the initial chair of the Human Capital Committee of the New AspenTech Board (the “Human Capital Committee,” which is referred to as the Compensation Committee under the Stockholders Agreement) shall be designated by AspenTech. The Stockholders Agreement provides that as of the Closing, Antonio Pietri will be the Chief Executive Officer of New AspenTech.
Prior to the Third Trigger Date, Emerson Sub has the right to designate a number of directors to the New AspenTech Board equal to the percentage of Common Stock owned by the Emerson Group multiplied by the authorized number of directors of the New AspenTech Board at such time (rounded up to the nearest whole person) but in no event less than a majority of the members of the New AspenTech Board until the Second Trigger Date. Following the Third Trigger Date, Emerson Sub has the right to designate one director to the New AspenTech Board and following the Fourth Trigger Date, Emerson Sub does not have the right to designate any director to the New AspenTech Board. In the event that any Emerson Director ceases to serve as a director on the New AspenTech Board for any reason, the vacancy resulting therefrom shall be filled by the New AspenTech Board with a designee by Emerson Sub. In the event of a vacancy on the New AspenTech Board following the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not an Emerson Director, the Nominating & Governance Committee will have the sole right to fill the vacancy or designate a person for nomination for election to fill such vacancy, subject to certain exceptions. At least one non-Emerson designee must be an audit committee financial expert, and the New AspenTech Board will at all times include at least three New AspenTech Independent Directors.
For additional information regarding the new directors of New AspenTech, please see “Directors of New AspenTech” beginning on page 206 of this combined proxy statement/prospectus.
Indemnification and Insurance
The Transaction Agreement provides that, for six years after the effective time of the Merger, (i) the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of AspenTech in respect of acts or omissions arising out of or relating to their service as an officer or director of AspenTech occurring at or prior to the effective time of the Merger as provided under AspenTech’s certificate of incorporation and bylaws in effect on the date of the Transaction Agreement, and (ii) the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Emerson Contributed Subsidiaries in respect of acts or omissions arising out of or relating to their service as an officer or director of an Emerson Contributed Subsidiary occurring at or prior to the effective time of the Merger as provided under such Emerson Contributed Subsidiary’s certificate of incorporation and bylaws or equivalent organizational documents in effect on the date of the Transaction Agreement, in each case, subject to any limitation imposed from time to time under applicable law.
For six years after the effective time of the Merger, New AspenTech has agreed to maintain in effect provisions in the Surviving Corporation’s and each Emerson Contributed Subsidiary’s certificate of incorporation and bylaws (or equivalent organizational documents, including in such documents of any successor to the business of the Surviving Corporation or the Emerson Contributed Subsidiaries, as applicable) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are equivalent in all material respects to the corresponding provisions in existence on the date of the Transaction Agreement.
The parties to the Transaction Agreement have agreed that, prior to the effective time of the Merger, (i) AspenTech will as of such time obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of AspenTech’s existing directors’ and officers’ insurance policies and AspenTech’s existing fiduciary liability insurance policies for its present and former officers and directors for a claims reporting or discovery period of at least six years from the effective time of the Merger with respect to any claim related to any period prior to the effective time of the Merger; provided that AspenTech will provide Emerson a reasonable opportunity to participate in the selection of such tail policy and will give reasonable and good faith consideration to any comments made by Emerson with respect thereto, and (ii) Emerson will continue to provide coverage for the present and former officers and directors of the Emerson Contributed Subsidiaries under its directors’ and officers’ liability and fiduciary liability insurance policies for six years from the effective time of the Merger with respect to any claim related to any period before the effective time of the Merger with terms, conditions, retentions and limits of liability no less favorable than Emerson’s existing policies.
Accounting Treatment
The Transactions will be accounted for as a business combination in accordance with U.S. GAAP, with the Emerson Industrial Software Business treated as the “acquirer” and AspenTech treated as the “acquired” company for financial reporting purposes. Prior to the Closing, Emersub CX, Inc. is an indirect wholly owned subsidiary of Emerson and, as of the Closing, Emersub CX, Inc. will own 100% of the Emerson Industrial Software Business. Post-Closing, Emerson will continue to control Emersub CX, Inc. (renamed New AspenTech after the Transactions) as it will beneficially own 55% of the outstanding shares of Common Stock, be entitled to designate five of the nine New AspenTech Board members, and the non-controlling stockholders will hold no substantive participating rights. As a result, the Emerson Industrial Software Business will be deemed the acquirer, as it is the business contributed by and still controlled by Emerson, and the consideration to acquire AspenTech will be allocated to the assets and liabilities of AspenTech based on their respective values at the closing date of the Transactions, including any identifiable intangible assets acquired. In addition, the excess of the purchase price over the AspenTech separately identifiable assets acquired and liabilities assumed will be recorded as goodwill. The purchase price will primarily be based on the market capitalization of the outstanding AspenTech common stock on the Closing Date. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of the Emerson Industrial Software Business’s acquisition of AspenTech will not be known until the Closing Date and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.
The historical financial statements of the Emerson Industrial Software Business will become the historical financial statements of New AspenTech following the completion of the Transactions. In addition, the assets, liabilities and results of operations of AspenTech (including the impact of purchase accounting, which will result in increased amortization expense for acquired intangible assets, among other impacts) will only be included in New AspenTech’s financial statements from the Closing Date. New AspenTech’s assets, liabilities and results of operations will not be restated retroactively to reflect the historical financial position or results of operations of AspenTech.

Regulatory Matters Relating to the Transactions
Under the terms of the Transaction Agreement, the Transactions cannot be completed until the waiting period applicable to the consummation of the Transactions under the HSR Act has expired or been terminated and all other specified approvals have been obtained or any applicable waiting period thereunder has expired or been terminated.
Under the HSR Act and the rules promulgated thereunder by the FTC, the Transactions cannot be completed until each of Emerson and AspenTech has filed a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of Emerson and AspenTech filed an initial notification and report effective as of November 1, 2021. The applicable waiting period under the HSR Act expired on December 1, 2021.
At any time before or after consummation of the Transactions, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest including seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Emerson or AspenTech. At any time before or after the completion of the Transactions, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Emerson and AspenTech. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
The Transaction Agreement provides that the Transactions are subject to approval by government authorities in other jurisdictions and under the antitrust/competition laws of those jurisdictions. Under the Transaction Agreement, the parties’ obligations to complete the Transactions are conditioned on the receipt or making, as the case may be, of all antitrust/competition law approvals or filings required by the laws of Austria, Russia and South Korea. As of December 29, 2021, antitrust approvals have been received in all three jurisdictions, and therefore the condition to the closing of the Transactions with respect to required antitrust approvals has been satisfied.
There can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Emerson or AspenTech to obtain the approvals on satisfactory terms (including without the imposition of a Burdensome Condition) or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental authorities or any private party will not attempt to challenge the Transactions on antitrust grounds and, if such a challenge is made, there can be no assurance as to the result.
Under the terms of the Transaction Agreement, each of the parties to the Transaction Agreement have agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to cause the satisfaction as promptly as practicable of all of the conditions to the Closing set forth in the Transaction Agreement and to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing, as promptly as practicable, with any governmental authority all documentation to effect all necessary filings (including filing pursuant to the HSR Act, which such filing pursuant to the HSR Act will be made within fifteen business days after the date of the Transaction Agreement) and (ii) using its reasonable best efforts to obtain, as promptly as practicable, all consents required to be obtained from any governmental authority that are necessary, proper or advisable to consummate the Transactions).

Each of Emerson and AspenTech have agreed, to the extent permitted by applicable law, to:
•
promptly notify the other of any substantive communication made or received by Emerson or AspenTech, as applicable, with any governmental authority relating to antitrust laws (or any other filings made pursuant to the Transaction Agreement) and regarding the Transaction Agreement or the Transactions, and, if permitted by applicable law, provide the other party a reasonable opportunity to review in advance any proposed written communication to any such governmental authority and incorporate such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication;

•
not agree to participate in any in-person meeting or substantive discussion with any governmental authority in respect of any filing, investigation or inquiry relating to antitrust laws (or any other filings made pursuant to the Transaction Agreement) and regarding the Transaction Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such governmental authority, gives such other party the opportunity to attend or participate, as applicable; and

•
promptly furnish the other party with copies of all correspondence, filings and written communications between it and its affiliates and representatives, on the one hand, and such governmental authority or its respective staff, on the other hand, with respect to the Transaction Agreement and the Transactions.

Emerson has agreed to, and to cause its subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any governmental authority with respect to the Transactions so as to enable the Merger to occur prior to October 10, 2022. However, neither Emerson nor any of its affiliates is required to (and neither AspenTech nor any of its subsidiaries will, or will offer or agree to, do any of the following without Emerson’s prior written consent): (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Emerson or Emerson’s affiliates, or AspenTech or any of its affiliates, or any interest therein, or agree to any other structural or conduct remedy; (ii) otherwise take or commit to take any actions that would limit Emerson’s, Emerson’s affiliates’, New AspenTech’s, New AspenTech’s affiliates’, or AspenTech’s or its affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Emerson, Emerson’s affiliates, New AspenTech, New AspenTech’s affiliates, or AspenTech or any of its affiliates, or any interest or interests therein; or (iii) agree to do any of the foregoing, in each case of the foregoing clauses (i), (ii) and (iii), except and only if such action would not otherwise constitute a Burdensome Condition. At the written request of Emerson, AspenTech has agreed to, and to cause its subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing.
Emerson will, upon consultation with AspenTech and in consideration of AspenTech’s views in good faith, be entitled to direct the defense of the Transactions before any governmental authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, governmental authorities regarding (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (ii) any other antitrust laws or (iii) obtaining any consent from a governmental authority.
AspenTech currently intends to submit the proposals in respect of the Transactions to its stockholders at a special meeting noted above in “Information About the Special Meeting and Voting” beginning on page 52 of this combined proxy statement/prospectus. It is possible that a governmental authority will not have approved the Transactions by the date of such special meeting, which could delay or prevent completion of the Transactions for a significant period of time after AspenTech stockholders have approved the proposals relating to the Transactions. Any delay in the completion of the Transactions could diminish the anticipated benefits of the Transactions or result in additional transaction costs, loss of revenue or other effects associated with uncertainty surrounding the Transactions. In addition, it is possible that, among other things, a governmental authority could condition its approval of the Transactions upon Emerson and AspenTech entering into an agreement to divest businesses or assets, or could restrict the operations of New AspenTech in accordance with specified business conduct rules. See “Risk Factors” beginning on page 33 of this combined proxy statement/prospectus. A governmental authority also could impose significant additional costs on New AspenTech. Acceptance of any such conditions could diminish the benefits of the Transactions to New AspenTech and result in additional costs, loss of revenue or other effects. Alternatively, rejection of such conditions could result in Emerson and AspenTech litigating with a governmental authority, which could delay the Transactions or cause the Transactions to be abandoned.
No additional stockholder approval is expected to be required for any decision by AspenTech after the special meeting is held relating to any divestitures or other terms and conditions necessary to resolve any regulatory objections to the Transactions and possibly to proceed with consummation of the Transactions.
As more fully described in “The Transaction Agreement—Termination and Termination Fees” beginning on page 140 of this combined proxy statement/prospectus, the Transaction Agreement may be terminated by Emerson or AspenTech if the Transactions are not consummated on or before October 10, 2022, unless such party’s breach of any provision of the Transaction Agreement is the principal cause of, or results in, the failure of the Merger to be completed on or before October 10, 2022.
Appraisal Rights
In connection with the Transactions, record holders of AspenTech common stock who comply with the procedures summarized below will be entitled to appraisal rights if the Transactions are completed. Under Section 262 of the DGCL, as a result of completion of the Transactions, holders of shares of AspenTech common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the Merger Consideration, to have the “fair value” of their shares at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Transactions) paid to them in cash, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery, by complying with the provisions of Section 262 of the DGCL. Any AspenTech stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. AspenTech is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. THIS COMBINED PROXY STATEMENT/PROSPECTUS CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. ANY ASPENTECH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSION AND ANNEX J CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL.
The following is a brief summary of Section 262 of the DGCL, which sets forth the procedures for demanding and perfecting statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262 of the DGCL, a copy of the text of which is attached to this combined proxy statement/prospectus as Annex J. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Failure to follow any of the procedures of Section 262 of the DGCL may result in termination or waiver of appraisal rights under Section 262 of the DGCL. Stockholders should assume that AspenTech will take no action to perfect any appraisal rights of any AspenTech stockholder.
A stockholder who desires to exercise appraisal rights must (i) not vote in favor of the adoption of the Transaction Agreement and thereby approve the Transactions, (ii) deliver, as set forth in Section 262 of the DGCL a written demand for appraisal of the stockholder’s shares to AspenTech before the taking of the vote on the adoption of the Transaction Agreement, (iii) continuously hold the shares of record for which appraisal will be sought from the date of making the demand through the effective time of the Merger, and (iv) otherwise comply with the requirements of Section 262 of the DGCL. Within ten days after the effective time of the Merger, the Surviving Corporation must provide notice of the effective time of the Merger to all stockholders who have complied with Section 262 of the DGCL and not voted in favor of the Transactions.
Only a holder of record of AspenTech common stock is entitled to demand an appraisal of the shares registered in that holder’s name. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.
A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.
Beneficial owners who are not record owners and who intend to exercise appraisal rights must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary. Any holder of shares desiring to demand and perfect appraisal rights with respect to such shares who holds such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder must instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.
As required by Section 262 of the DGCL, a demand for appraisal must be in writing or electronic transmission if directed to an information processing system (if any) expressly designated for that purpose the notice of appraisal rights and must reasonably inform AspenTech of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.
Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Aspen Technology, Inc., 20 Crosby Drive, Bedford, MA 01730, Attention: Corporate Secretary. The written demand must be delivered to AspenTech prior to the taking of the vote on the Transactions by the stockholders of AspenTech. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Transaction Agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. In addition, the stockholder seeking to demand appraisal must not vote its shares of stock in favor of adoption of the Transaction Agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the Transaction Agreement, it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who wishes to exercise appraisal rights must, in addition to demanding and perfecting its appraisal rights in accordance with Section 262 of the DGCL, vote against the adoption of the Transaction Agreement, abstain from voting on the adoption of the Transaction Agreement or refrain from executing and submitting the enclosed proxy card.
Within 120 days after the effective time of the Merger, but not thereafter, either the Surviving Corporation following the Transactions, or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. Upon filing of any such petition by an AspenTech stockholder, service of a copy thereof shall be made upon AspenTech. AspenTech shall, within 20 days after such service, file in the office of the Register of Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by AspenTech. If, within this 120-day period, no such petition shall have been filed as provided above, all rights to appraisal will cease and each of the dissenting stockholders who owned shares of AspenTech common stock will become entitled to receive the Merger Consideration set forth in the Transaction Agreement (if any) applicable to his or her shares of AspenTech common stock.
There is no present intent on the part of the Surviving Corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Within 120 days after the effective time of the Merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the Transactions, and with respect to which demands for appraisal were received by the Surviving Corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in the previous sentence. Such statement must be mailed within ten days after the written request has been received by the Surviving Corporation.
If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. In addition, because immediately before the effective time of the Merger, AspenTech common stock was listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.
After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Transactions, together with interest to be paid, if any, upon the amount determined to be the fair value. Section 262 of the DGCL provides that, unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award, from the effective time of the Merger through the date of payment of the judgment, shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. At any time before the entry of judgment in an appraisal proceeding, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.
In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation.” Section 262 of the DGCL provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court, in Weinberger v. UOP, Inc., construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
AspenTech stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined by the Delaware Court of Chancery under Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration they are entitled to receive pursuant to the Transaction Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262 of the DGCL. Neither Emerson nor AspenTech anticipates offering more than the applicable Merger Consideration to any AspenTech stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of AspenTech common stock is less than the applicable Merger Consideration.
The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness fees, although upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.
Any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Closing.
At any time within 60 days after the effective time of the Merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration as provided for in the Transaction Agreement by delivering to the Surviving Corporation a written withdrawal of such stockholder’s demand for appraisal and acceptance of the Merger Consideration. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Merger, all stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the Merger Consideration as provided for in the Transaction Agreement. Inasmuch as the parties to the Transaction Agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed must file it on a timely basis. No appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Transactions, within 60 days after the effective time of the Merger.
The foregoing is a brief summary of Section 262 of the DGCL that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of the text of which is attached as Annex J to this combined proxy statement/prospectus.
FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR SHARES OF ASPENTECH COMMON STOCK IN ACCORDANCE WITH THE TRANSACTION AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A HOLDER OF ASPENTECH COMMON STOCK AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.
Federal Securities Laws Consequences; Stock Transfer Restrictions
The registration statement of which this combined proxy statement/prospectus is a part does not cover any resales of the Common Stock to be received by the stockholders of AspenTech upon completion of the Transactions, and no person is authorized to make any use of this combined proxy statement/prospectus in connection with any such resale.

All shares of Common Stock received by AspenTech stockholders pursuant to the Transactions will be freely transferable, except that shares of Common Stock received by persons who are deemed to be “affiliates” of New AspenTech under the Securities Act may not be resold by such persons except to the extent permitted by Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of New AspenTech for such purposes generally include individuals or entities that control, are controlled by or are under common control with, New AspenTech, as the case may be, and include directors and certain executive officers of New AspenTech.
Stock Exchange Listing
Application will be made to list the shares of Common Stock on NASDAQ. It is a condition to the Transactions that the shares of Common Stock issuable pursuant to the Transactions be approved for listing on NASDAQ, subject only to official notice of issuance. Shares of Common Stock are expected to be traded on NASDAQ under the symbol “AZPN” immediately following the completion of the Transactions. If the Transactions are completed, AspenTech common stock will cease to be listed on NASDAQ and its shares will be deregistered under the Exchange Act.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS
The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose shares of AspenTech common stock are exchanged for shares of Common Stock and cash pursuant to the Transactions. This summary is for general information only and is not tax advice. This summary is based on the Code, Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only Holders who hold their AspenTech common stock as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax considerations that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities for U.S. federal income tax purposes (including partnerships and S corporations) and investors in such entities, certain financial institutions, banks, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, certain former U.S. citizens or long-term residents, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their AspenTech common stock as part of a straddle, hedge, conversion transactions, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders that have a functional currency other than the U.S. dollar, persons who hold (or that held, directly or constructively, at any time during the five-year period ending on the date of the disposition of such person’s AspenTech common stock pursuant to the Transactions) 5% or more of the AspenTech common stock, and persons who acquired their AspenTech common stock upon the exercise of stock options or otherwise as compensation. The following discussion also does not address tax considerations applicable to holders of options or warrants to acquire AspenTech common stock. This summary does not address any U.S. federal estate, gift, or other non-income tax considerations, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax considerations.
As used in this summary, the term “U.S. Holder” means a beneficial owner of AspenTech common stock that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of shares of AspenTech common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges AspenTech common stock pursuant to the Transactions, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership and any partner in a partnership holding AspenTech common stock should consult its tax advisor regarding the tax considerations applicable to exchanging such stock pursuant to the Transactions.
This discussion is not intended as tax advice. Holders are urged to consult their tax advisors to determine the applicable U.S. federal, state, local and non-U.S. tax consequences, including any non-income tax consequences, to them of exchanging AspenTech common stock pursuant to the Transactions in light of their particular circumstances.
For U.S. federal income tax purposes, the Transactions, taken together, are intended to constitute a transaction that is described in Section 351 of the Code, and AspenTech expects to receive a tax opinion from Skadden to the effect that, for U.S. federal income tax purposes, the Transactions, taken together, will qualify for U.S. federal income tax purposes as a transaction described in Section 351 of the Code. This opinion of counsel will be based on customary assumptions, representations, covenants, and undertakings of AspenTech and Emerson. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or is breached, the validity of the opinion may be affected and the U.S. federal income tax consequences of the Transactions could differ materially from those described in this combined proxy statement/prospectus. The obligation of each of AspenTech and Emerson to complete the Transactions, however, is not conditioned upon the receipt of such opinion from Skadden or any other counsel.
An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither AspenTech nor Emerson will request a ruling from the IRS with respect to the tax treatment of the Transactions, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Transactions, taken together, as a transaction described in Section 351 of the Code or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the Transactions, the tax consequences would differ from those set forth in this combined proxy statement/prospectus.
The following discussion assumes that the Transactions will be consummated as described in the Transaction Agreement and as described in this combined proxy statement/prospectus. AspenTech, Emerson, Newco, and their respective affiliates each intend to take the position that the Transactions, taken together, qualify as a transaction described in Section 351 of the Code, and the following discussion assumes that it so qualifies.
U.S. Holders
A U.S. Holder will receive a combination of Common Stock and cash in the Transactions in exchange for shares of AspenTech common stock. Subject to the discussions below relating to (1) the U.S. federal income tax treatment of the receipt of cash in lieu of fractional entitlements to Common Stock under the section entitled “—Cash in Lieu of Fractional Shares” and (2) the potential application of Section 304 of the Code to the Transactions under the section entitled “—Potential Application of Section 304 of the Code,” the U.S. federal income tax consequences of the Transactions to U.S. Holders will be as follows:
•	a U.S. Holder will recognize gain, but not loss, in an amount equal to the lesser of the following two amounts:
1.	the amount of cash received by the U.S. Holder in the Transactions; and
2.
the fair market value of the Common Stock received by the U.S. Holder in the Transactions plus the amount of cash received by the U.S. Holder in the Transactions minus the U.S. Holder’s adjusted tax basis in the AspenTech common stock surrendered in the Transactions;

•
the aggregate tax basis of the shares of Common Stock received pursuant to the Transactions will be the same as the aggregate tax basis of the shares of AspenTech common stock surrendered in exchange therefor, minus the amount of cash received in the Transactions, plus the amount of gain recognized on the exchange as calculated in the previous bullet; and

•	the holding period of the Common Stock received pursuant to the Transactions will include the holding period of the shares of AspenTech common stock surrendered in exchange therefor.
Any gain recognized will generally be long-term capital gain if, as of the date of the exchange, a U.S. Holder’s holding period in the AspenTech common stock exchanged is more than one year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently subject to tax at a reduced rate.
If a U.S. Holder acquired different blocks of AspenTech common stock at different times or at different prices, any gain or loss and the holding period with respect to the AspenTech common stock exchanged (or the Common Stock deemed sold, in the case of cash in lieu of fractional entitlements to Common Stock, as discussed under the section entitled “—Cash in Lieu of Fractional Shares”) must be determined separately with respect to each block of AspenTech common stock that is exchanged (or deemed exchanged for Common Stock, in the case of cash in lieu of fractional entitlements to Common Stock) and such U.S. Holder may not offset a loss realized on one block of AspenTech common stock against gain recognized on another block of AspenTech common stock.

Cash in Lieu of Fractional Shares
Notwithstanding the foregoing, if a U.S. Holder receives cash pursuant to the Transactions in lieu of a fractional share of Common Stock, the U.S. Holder will be treated as having (1) exchanged a portion of such U.S. Holder’s AspenTech common stock equal in value to such cash in exchange for a fractional share of Common Stock in a nontaxable transaction, and (2) then sold such fractional share of Common Stock for such cash in a taxable transaction. In general, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Common Stock deemed sold.
Such gain or loss will generally be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period in the Common Stock deemed sold is more than one year. The U.S. Holder’s holding period of the Common Stock deemed sold will include the U.S. Holder’s holding period for the AspenTech common stock deemed exchanged therefor. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations under the Code.
Potential Application of Section 304 of the Code
Notwithstanding the foregoing, the U.S. federal income tax consequences of the Transactions to U.S. Holders could be different from those described above if Section 304 of the Code were to apply to the Transactions. Section 304 of the Code will apply to the Transactions if the AspenTech stockholders, in the aggregate, own 50% or more of Common Stock immediately after the Transactions, taking into account certain constructive ownership rules under the Code. Based on publicly available information about share ownership as of the date hereof, AspenTech and Emerson believe that it is unlikely that the 50% ownership requirement is satisfied as of the date hereof. However, it may not be possible to establish with certainty at the time of the Transactions whether or not the 50% ownership requirement is satisfied because sufficient ownership information necessary to make such determination may not be available at that time.
If Section 304 of the Code were to apply to the Transactions, a U.S. Holder would be treated as having (1) exchanged a portion of such U.S. Holder’s AspenTech common stock equal in value to the Common Stock received pursuant to the Transactions in a nontaxable transaction, and (2) received cash consideration pursuant to the Transactions as a distribution in redemption of Common Stock deemed received by such U.S. Holder in exchange for such U.S. Holder’s remaining portion of its AspenTech common stock (the “Deemed Redemption”). As a result, subject to the discussion below regarding potential dividend treatment, U.S. Holders would recognize capital gain or loss equal to the difference between the amount of such cash consideration and such U.S. Holder’s tax basis in the portion of its AspenTech common stock that is treated as being exchanged for such cash consideration. Subject to the discussion below regarding potential dividend treatment, any such gain or loss recognized by such U.S. Holder would be treated as capital gain or loss and would be treated as long-term capital gain or loss if such U.S. Holder’s holding period for shares of AspenTech common stock treated as exchanged for cash consideration is more than one year as of the date of the Closing. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Notwithstanding the above, in certain circumstances, the cash consideration received by a U.S. Holder pursuant to the Transactions could be treated as having been received in a Deemed Redemption of Common Stock having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. Holder generally would recognize dividend income up to the amount of cash consideration received, to the extent, first, of New AspenTech’s and, then, of AspenTech’s current or accumulated earnings and profits for the year of the Closing, as determined under U.S. federal income tax principles. Based on information available as of the date hereof, we cannot determine with certainty whether New AspenTech or AspenTech will have current or accumulated earnings and profits for the year of Closing, although we believe that it is likely that AspenTech and/or New AspenTech will have current or accumulated earnings and profits for the year of Closing. We further cannot determine whether any such current or accumulated earnings and profits will be less than, will equal or will exceed the cash consideration received by U.S. Holders pursuant to the Transactions. New AspenTech’s and AspenTech’s current and accumulated earnings and profits may not be readily determinable or made available. To the extent that the amount of the deemed distribution of cash exceeds New AspenTech’s and AspenTech’s current or accumulated earnings and profits, the excess first will be treated as a non-taxable return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Common Stock, and any remaining portion will be taxable to a U.S. Holder as capital gain. Such gain will generally be long-term capital gain if, as of the date of the Deemed Redemption, the U.S. Holder’s holding period in the Common Stock deemed redeemed is more than one year. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are generally taxed at preferential rates. There is uncertainty regarding the proper method or methods for determining basis recovery in a dividend equivalent redemption under Section 302 of the Code.
Under the tests provided in Section 302 of the Code, such Deemed Redemption generally would be treated as having the effect of a distribution of a dividend if the receipt of the cash consideration by a U.S. Holder is not “substantially disproportionate” with respect to such U.S. Holder or is “essentially equivalent to a dividend.” The Deemed Redemption generally will not be “substantially disproportionate” with respect to a U.S. Holder if the percentage of the outstanding Common Stock that the U.S. Holder actually and constructively owns immediately after the Transactions is greater than or equal to 80% of the percentage of the outstanding AspenTech common stock that the U.S. Holder is deemed actually and constructively to have owned immediately before the Deemed Redemption. The Deemed Redemption will be considered to be “essentially equivalent to a dividend” if it does not result in a “meaningful reduction” in the U.S. Holder’s deemed percentage of stock ownership of New AspenTech, applying constructive ownership rules. The IRS has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have experienced a “meaningful reduction” if the stockholder has even a small reduction in such stockholder’s percentage of stock ownership under the above analysis. In applying the “substantially disproportionate” and “not essentially equivalent to a dividend” tests to a U.S. Holder, sales or purchases of Common Stock made by such U.S. Holder (or by persons whose shares are attributed to such U.S. Holder) in connection with the Transactions will be taken into account. If, immediately prior to the Transactions, a U.S. Holder does not actually or constructively own any stock of Emerson, and is not acquiring any stock of New AspenTech pursuant to a plan or arrangement in connection with the Transactions other than pursuant to the Transactions, the U.S. Holder’s Deemed Redemption of Common Stock would not be treated as having the effect of a distribution of a dividend under the tests provided in Section 302 of the Code.
Because the possibility of dividend treatment depends upon each U.S. Holder’s particular circumstances, including the application of constructive ownership rules, U.S. Holders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances, and any actions that may be taken to mitigate the potential application of such rules (such as whether to sell their AspenTech common stock or Emerson stock, and the considerations relating to the timing of any such sales).
Non-U.S. Holders
The U.S. federal income tax consequences of the Transactions to Non-U.S. Holders that receive a combination of shares of Common Stock and cash in exchange for shares of AspenTech common stock pursuant to the Transactions will be the same as those described above for U.S. Holders, except that, subject to the discussion below regarding potential dividend treatment, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the Transactions unless:
•
such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of such Non-U.S. Holder in the United States); or

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met.
Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses, if any, of the Non-U.S. Holder.

As discussed above under the section entitled “—U.S. Holders—Potential Application of Section 304 of the Code,” in certain circumstances, the cash consideration received pursuant to the Transactions by a Non-U.S. Holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such Non-U.S. Holder would be treated as receiving a dividend up to the amount of the cash received. Any amount so treated generally would be subject to U.S. withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of such Non-U.S. Holder in the United States). Because it may not be possible to establish with certainty at the time the Transactions are consummated whether Section 304 of the Code applies to the Transactions, and because the application of Sections 302 and 304 of the Code will depend on a Non-U.S. Holder’s particular circumstances, a withholding agent may not be able to determine the amount, if any, subject to such withholding with respect to a particular Non-U.S. Holder. Accordingly, withholding agents may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of the cash consideration payable to such Non-U.S. Holder pursuant to the Transactions, unless (1) the withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (2) the Non-U.S. Holder is able to certify that the Non-U.S. Holder meets the requirements of such exemption (e.g., because the Non-U.S. Holder is not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that such withholding agent will establish such special certification procedures. If a withholding agent withholds excess amounts from the cash consideration so payable to a Non-U.S. Holder, the Non-U.S. Holder may obtain a refund of any such excess amounts by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the Transactions, and whether to sell their shares of AspenTech common stock or Emerson stock (and considerations relating to the timing of any such sales).
Backup Withholding and Information Reporting
Payments of cash to a Holder in the Transactions may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the Holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain Holders (such as corporations and Non-U.S. Holders) are exempt from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.
Foreign Account Tax Compliance Act
In certain circumstances, the Foreign Account Tax Compliance Act provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”) impose a withholding tax of 30% on certain U.S.-source dividends, interest and other income unless certain non-U.S. financial institutions (including investment funds) (i) enter into, and comply with, an agreement with the IRS to perform certain due diligence on account holders, and report to the U.S. authorities, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons, or (ii) comply with the terms of an intergovernmental agreement (if available) between the United States and an applicable foreign country, to perform modified due diligence on account holders and report certain account holder information either directly to the U.S. authorities or to its local tax authority, which will exchange such information with the U.S. authorities. Accordingly, the entity through which Common Stock is held will affect the determination of whether New AspenTech or another applicable withholding agent will be required to withhold tax at a rate of

30% on any portion of payments made pursuant to the Transactions that are treated as dividends. Such withholding tax will generally be in lieu of, rather than in addition to, the 30% withholding tax described above under “—Non-U.S. Holders.” Similarly, certain U.S.-source dividends, interest and other income payable held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which New AspenTech or another applicable withholding agent generally will be required to provide to the IRS. A Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Each Holder should consult its own tax advisor regarding the application of FATCA to the receipt of payments pursuant to the Transactions.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSIDERATIONS APPLICABLE TO THE TRANSACTIONS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE TRANSACTIONS IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

INTERESTS OF ASPENTECH’S DIRECTORS AND EXECUTIVE OFFICERS
IN THE TRANSACTIONS
AspenTech’s current executive officers and their respective positions are as follows:
Name	Position
Antonio J. Pietri	President and Chief Executive Officer
Chantelle Breithaupt	Senior Vice President and Chief Financial Officer
John W. Hague	Executive Vice President, Operations
Frederic G. Hammond	Senior Vice President, General Counsel and Secretary
In considering the recommendation of the AspenTech Board with respect to the Transactions, you should be aware that executive officers and directors of AspenTech have certain interests in the Transactions that may be different from, or in addition to, the interests of AspenTech stockholders generally.
The AspenTech Board was aware of the interests described in this section and considered them, among other matters, in approving the Transaction Agreement and making its recommendation that the AspenTech stockholders adopt the Transaction Agreement. See “The Transactions—Recommendation of the AspenTech Board and Its Reasons for the Transactions” beginning on page 74 of this combined proxy statement/prospectus.
These interests include the following:
Conversion of Outstanding Shares of AspenTech Common Stock Pursuant to the Transactions
AspenTech’s directors and executive officers who own shares of AspenTech common stock will receive in the Transactions the same Merger Consideration, on the same terms and conditions, as the other stockholders of AspenTech. See “The Transaction Agreement—Structure of the Transactions; Merger Consideration” beginning on page 117 of this combined proxy statement/prospectus for more details of the Merger Consideration to be received by AspenTech stockholders in the Transactions.
The following table sets forth the number of issued and outstanding shares of AspenTech common stock beneficially owned as of March 13, 2022 by each of AspenTech’s executive officers and directors (which, for this purpose, excludes (i) shares of AspenTech common stock underlying AspenTech Stock Options, as defined below, and (ii) shares of AspenTech common stock that are subject to outstanding and unvested AspenTech RSUs, as defined below).
Number of Shares of AspenTech Common Stock Beneficially Owned(#)
Named Executive Officer
Antonio J. Pietri	186,662
Chantelle Breithaupt	4,208
John W. Hague	10,667
Frederic G. Hammond	10,961
Total:	212,498

Non-Employee Board Member
Jill D. Smith	168
Dr. Thomas Bradicich	1,683
Donald P. Casey	8,537
Karen Golz	273
Amar Hanspal*	2,071
Gary E. Haroian**	17,515
Adriana Karaboutis	1,319
Dr. Georgia Keresty	2,566
Robert M. Whelan, Jr.	12,865
R. Halsey Wise	7,035
Total:	54,032
*
Mr. Hanspal was serving as a member of the AspenTech Board at the time the Transaction Agreement was entered into and has subsequently ceased to serve on the AspenTech Board. Mr. Hanspal resigned from the AspenTech Board on March 13, 2022. Mr. Hanspal did not advise AspenTech of any disagreement with AspenTech on any matter relating to AspenTech’s operations, policies or practices.

**
Mr. Haroian was serving as a member of the AspenTech Board at the time the Transaction Agreement was entered into and has subsequently retired from the AspenTech Board after serving as a Board member and chair of the audit committee since 2003. His share ownership figure is as of December 10, 2021, the date of his departure from the AspenTech Board.

Equity Incentive Awards
The Transaction Agreement provides that, at the Closing, each option to purchase shares of AspenTech common stock under any AspenTech equity plan (each, an “AspenTech Stock Option”) that is then outstanding and unexercised (whether or not vested) will cease to represent a right to acquire shares of AspenTech common stock and will be converted into an option to acquire shares of Common Stock (each, a “New AspenTech Stock Option”). The number of shares of Common Stock subject to each such New AspenTech Stock Option will be equal to the product of (i) the number of shares of AspenTech common stock underlying the corresponding AspenTech Stock Option as of immediately prior to the Closing multiplied by (ii) the AspenTech Equity Award Exchange Ratio, rounded down to the nearest whole number of shares of Common Stock. The exercise price per share of Common Stock applicable to each New AspenTech Stock Option will be equal to (A) the exercise price per share of AspenTech common stock applicable to the corresponding AspenTech Stock Option as of immediately prior to the Closing divided by (ii) the AspenTech Equity Award Exchange Ratio, rounded up to the nearest whole cent. The New AspenTech Stock Options will be subject to the same terms and conditions (including vesting and expiration schedule) as applied to the corresponding AspenTech Stock Option as of immediately prior to the Closing.
The executive officers and the non-employee members of the AspenTech Board hold certain AspenTech Stock Options that are currently unvested, which AspenTech Stock Options would become fully vested in the event of a qualifying termination of the individual’s employment within 12 months following the Closing (or, in the case of non-employee members of the AspenTech Board, in the event that the individual does not continue as a member of the New AspenTech Board following the Closing). Estimates of certain information with respect to such AspenTech Stock Options held by the “named executive officers” of AspenTech (as described below) as of March 31, 2022 (assuming the Closing occurs on such date and no AspenTech Stock Options are exercised prior to such date) is set forth in the below table and also in the section titled “Golden Parachute Compensation” beginning on page 114 of this combined proxy statement/prospectus. For the non-employee members of the AspenTech Board, the aggregate number of unvested AspenTech Stock Options estimated to be held by such individuals as of March 31, 2022 is 4,201, with an aggregate spread of $165,351 (assuming a per share fair market value for shares of AspenTech common stock of $165.20, which reflects the average closing market price of AspenTech common stock over the first five business days following the first public announcement of the Transactions).
AspenTech Stock Options Held by AspenTech Executive Officers and Board Members
	Number of Shares Subject to AspenTech Stock Options (#)	Number of Shares Subject to Unvested AspenTech Stock Options (as of March 31, 2022) (#)	Spread on Unvested AspenTech Stock Options at $165.20/Share ($)
Named Executive Officer
Antonio J. Pietri	458,457	115,894	4,082,637
Chantelle Breithaupt	43,158	33,742	896,532
John W. Hague	45,438	19,390	681,380
Frederic G. Hammond	32,271	15,543	547,337
Total:	579,324	184,569	6,207,886

Non-Employee Board Member
Jill D. Smith	1,586	1,288	20,376
Dr. Thomas Bradicich	3,606	348	9,417
Donald P. Casey	—	—	—
Karen Golz	1,769	750	11,775
Amar Hanspal*	3,426	990	67,518
Gary E. Haroian**	20,434	—	—
Adriana Karaboutis	3,426	825	56,265
Dr. Georgia Keresty	4,962	—	—
Robert M. Whelan, Jr.	21,526	—	—
R. Halsey Wise	12,813	—	—
Total^:	73,548	4,201	165,351
*
Mr. Hanspal was serving as a member of the AspenTech Board at the time the Transaction Agreement was entered into and has subsequently ceased to serve on the AspenTech Board. Mr. Hanspal resigned from the AspenTech Board on March 13, 2022.

Mr. Hanspal did not advise AspenTech of any disagreement with AspenTech on any matter relating to AspenTech’s operations, policies or practices. His total AspenTech Stock Option ownership figure and the number of shares subject to unvested AspenTech Stock Options held by Mr. Hanspal is as of that date.
**
Mr. Haroian was serving as a member of the AspenTech Board at the time the Transaction Agreement was entered into and has subsequently retired from the AspenTech Board after serving as a Board member and chair of the audit committee since 2003. At the time of his departure from the AspenTech Board on December 10, 2021, Mr. Haroian did not hold any unvested AspenTech Stock Options. His AspenTech Stock Option ownership figure is as of that date.

^	The total amounts in this table include and reflect Mr. Hanspal’s holdings as of March 13, 2022, the date of his departure from the AspenTech Board.
The Transaction Agreement also provides that at the Closing, each award of restricted stock units with respect to shares of AspenTech common stock under any AspenTech equity plan (each, an “AspenTech RSU”) that is then-outstanding and unvested will be converted into an award of restricted stock units with respect to shares of Common Stock (each, a “New AspenTech RSU”). The number of shares of Common Stock subject to each such New AspenTech RSU will be equal to the product of (i) the number of shares of AspenTech common stock underlying such AspenTech RSU immediately prior to the Closing multiplied by (ii) the AspenTech Equity Award Exchange Ratio, rounded down to the nearest whole number of shares of Common Stock. Each New AspenTech RSU will be subject to the same terms and conditions (including vesting schedule) as applied to the corresponding AspenTech RSU immediately prior to the Closing.
The executive officers and the non-employee members of the AspenTech Board hold certain AspenTech RSUs that would become fully vested in the event of a qualifying termination of the individual’s employment within 12 months following the Closing (or, in the case of non-employee members of the AspenTech Board, in the event that the individual does not continue as a member of the New AspenTech Board following the Closing). Estimates of the information with respect to such AspenTech RSUs held by the “named executive officers” of AspenTech as of March 31, 2022 (assuming Closing occurs on such date) is set forth in the below table and also in the section titled “Golden Parachute Compensation” beginning on page 114 of this combined proxy statement/prospectus. The figures for named executive officers account for vesting of Executive Retention RSUs (as defined below) upon the Closing. For the non-employee members of the AspenTech Board, the aggregate number of unvested AspenTech RSUs estimated to be held by such individuals as of March 31, 2022 (assuming the Closing occurs on such date) is 2,132, with an aggregate value of $352,207 (assuming a per share fair market value for shares of AspenTech common stock of $165.20, which reflects the average closing market price of AspenTech common stock over the first five business days following the first public announcement of the Transactions).
AspenTech Unvested RSUs Held by AspenTech Executive Officers and Board Members
Named Executive Officer	Total Unvested AspenTech RSUs (as of March 31, 2022) (#)	Total Value at $165.20/Share ($)
Antonio J. Pietri	64,574	10,667,625
Chantelle Breithaupt	20,663	3,413,528
John W. Hague	18,888	3,120,298
Frederic G. Hammond	15,772	2,605,534
Total:	119,897	19,806,984

Non-Employee Board Member
Jill D. Smith	653	107,876
Dr. Thomas Bradicich	176	29,075
Donald P. Casey	—	—
Karen Golz	381	62,941
Amar Hanspal*	503	83,096
Gary E. Haroian**	—	—
Adriana Karaboutis	419	69,219
Dr. Georgia Keresty	—	—
Robert M. Whelan, Jr.	—	—
R. Halsey Wise	—	—
Total^:	2,132	352,207
*	Mr. Hanspal was serving as a member of the AspenTech Board at the time the Transaction Agreement was entered into and has subsequently ceased to serve on the AspenTech Board. Mr. Hanspal resigned from the AspenTech Board on March 13, 2022. Mr. Hanspal did not advise AspenTech of any disagreement with AspenTech on any matter relating to AspenTech’s operations, policies or practices. The number of unvested AspenTech RSUs held by Mr. Hanspal is as of that date.
**
Mr. Haroian was serving as a member of the AspenTech Board at the time the Transaction Agreement was entered into and has subsequently retired from the AspenTech Board after serving as a Board member and chair of the audit committee since 2003. At the time of his departure from the AspenTech Board on December 10, 2021, Mr. Haroian did not hold any unvested AspenTech RSUs.

^	The total amounts in this table include and reflect Mr. Hanspal’s holdings as of March 13, 2022, the date of his departure from the AspenTech Board.
Potential Executive Severance
AspenTech has previously entered into Amended and Restated Executive Retention Agreements (the “Amended Agreements”) with each of its executive officers.
Pursuant to the terms of each Amended Agreement with an AspenTech executive, if the executive’s employment is terminated without cause or the executive resigns for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, our failure to obtain an agreement from any of our successors to assume the executive’s Amended Agreement, any material breach by us of the executive’s Amended Agreement, and our failure to pay benefits when due) within 12 months following a change in control (which includes the closing of the Transactions), then the executive will be entitled to receive the following, subject to his or her execution and non-revocation of a release of claims:
•	the executive’s base salary and any accrued vacation pay through the date of termination, in each case to the extent not already paid, payable in one lump sum;
•
an amount equal to the sum of (i) the executive’s annual base salary then in effect (or, for Mr. Pietri 1.5 times his annual base salary then in effect) and (ii) the higher of the executive’s target bonus for (a) the then-prior fiscal year and (b) the then-current fiscal year, payable in one lump sum;

•
an amount equal to 12 times (or, for Mr. Pietri, 18 times) the excess of (a) the monthly premium payable by former employees for continued coverage under COBRA for the same level of coverage, including dependents, provided to the executive under our group health benefit plans in which the executive participates immediately prior to termination over (b) the monthly premium paid by active employees for the same coverage immediately prior to termination, payable in one lump sum;

•
an amount equal to the cost to the executive of providing life, disability and accident insurance benefits, payable in one lump sum for a period of 12 months (or, for Mr. Pietri, a period of 18 months);

•	to the extent not already paid, any other amounts due to the executive under any other plan, program, policy or agreement, payable in one lump sum; and
•
full vesting of (a) all AspenTech Stock Options then held by the executive, which options may be exercised by the executive for a period of 12 months (or, for Mr. Pietri, 18 months) following the date of termination (subject to the original expiration date of such options), and (b) all AspenTech RSUs then held by the executive, provided that vesting for awards that are subject to performance conditions will be based on assumed performance at the greater of (i) target level and (ii) the level of performance achieved immediately prior to termination, as determined by the board of directors; and

•
outplacement services through one or more firms of the executive’s choosing, up to an aggregate amount of $45,000, which services will extend until the earlier of (a) 12 months (or, for Mr. Pietri, 18 months) following the date of termination, and (b) the date the executive secures full-time employment.

Estimates of potential cash severance and related benefits payable to our executive officers are set forth below under “Golden Parachute Compensation.”
Each Amended Agreement with an executive provides that in the event the total payments or distributions received by the executive relating to termination of employment are subject to excise tax imposed by Section 4999 of the Code, the payments or distributions will be reduced to the extent such reduction will result in the executive retaining a larger amount, on an after-tax basis, than if the executive had received all of the payments or distributions in full, in each case first reducing or eliminating the portion of the payments that are not payable in cash and then by reducing or eliminating cash payments.

Executive Retention
As part of a retention program adopted for certain employees in connection with the Transactions, the AspenTech compensation committee recommended and the AspenTech Board approved equity grants for Ms. Breithaupt and Messrs. Hague and Hammond as set forth in the table below (the “Executive Retention RSUs”), which were granted on October 10, 2021. Vesting of the Executive Retention RSUs is generally subject to the closing of the Transactions; 25% of the awards vests on the Closing and the balance vests on the first day of the 18th month following the month in which the Closing occurs.
Named Executive Officer	Type of Equity Award	Number of Shares Subject to Award (#)	Value of Award (at $165.20/Share) ($)
Chantelle Breithaupt	Restricted Stock Units	4,504	744,061
John W. Hague	Restricted Stock Units	4,027	665,260
Frederic G. Hammond	Restricted Stock Units	3,974	656,505
Leadership of New AspenTech
Effective as of the Closing, the New AspenTech Board will initially consist of nine members comprised of (i) five directors designated by Emerson Sub as follows: (A) Jill D. Smith, the chair of the AspenTech Board as of the date of the Transaction Agreement, who will be the initial chair of the New AspenTech Board, (B) three directors designated by Emerson Sub after consultation with Jill D. Smith, and (C) one director designated by Emerson Sub without any of the foregoing conditions, (ii) Antonio Pietri, Chief Executive Officer of AspenTech immediately prior to the Closing, and (iii) three directors that are Independent Directors designated by AspenTech, and reasonably acceptable to Emerson Sub, which directors shall have been designated by AspenTech prior to the designation of any director (other than Jill D. Smith) by Emerson Sub. Effective as of the Closing, the initial chair of the Human Capital Committee shall be designated by AspenTech. The Stockholders Agreement provides that as of the Closing Antonio Pietri will be the Chief Executive Officer of New AspenTech. For a more detailed discussion of the New AspenTech Board post-Closing, see the section titled “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus. For additional information regarding the new directors of New AspenTech, please see “Directors of New AspenTech” beginning on page 206 of this combined proxy statement/prospectus.
Indemnification and Insurance
The Transaction Agreement provides that, for six years after the effective time of the Merger, (i) the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of AspenTech in respect of acts or omissions arising out of or relating to their service as an officer or director of AspenTech occurring at or prior to the effective time of the Merger as provided under AspenTech’s certificate of incorporation and bylaws in effect on the date of the Transaction Agreement, and (ii) the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Emerson Contributed Subsidiaries in respect of acts or omissions arising out of or relating to their service as an officer or director of an Emerson Contributed Subsidiary occurring at or prior to the effective time of the Merger as provided under such Emerson Contributed Subsidiary’s certificate of incorporation and bylaws or equivalent organizational documents in effect on the date of the Transaction Agreement, in each case, subject to any limitation imposed from time to time under applicable law.
For six years after the effective time of the Merger, New AspenTech has agreed to maintain in effect provisions in the Surviving Corporation’s and each Emerson Contributed Subsidiary’s certificate of incorporation and bylaws (or equivalent organizational documents, including in such documents of any successor to the business of the Surviving Corporation or the Emerson Contributed Subsidiaries, as applicable) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are equivalent in all material respects to the corresponding provisions in existence on the date of the Transaction Agreement.
The parties to the Transaction Agreement have agreed that, prior to the effective time of the Merger, (i) AspenTech will as of such time obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of AspenTech’s existing directors’ and officers’ insurance policies and AspenTech’s existing fiduciary liability insurance policies for its present and former officers and directors for a claims reporting or discovery period of at least six years from the effective time of the Merger with respect to any claim related to any period prior to the effective time of the Merger; provided that AspenTech will provide

Emerson a reasonable opportunity to participate in the selection of such tail policy and will give reasonable and good faith consideration to any comments made by Emerson with respect thereto, and (ii) Emerson will continue to provide coverage for the present and former officers and directors of the Emerson Contributed Subsidiaries under its directors’ and officers’ liability and fiduciary liability insurance policies for six years from the effective time of the Merger with respect to any claim related to any period before the effective time of the Merger with terms, conditions, retentions and limits of liability no less favorable than Emerson’s existing policies.

GOLDEN PARACHUTE COMPENSATION
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise related to the Transactions for each of AspenTech’s executive officers who were designated as “named executive officers” in the AspenTech Proxy Statement filed on October 28, 2021 and who remain employed with AspenTech as of the date hereof. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Transaction-related compensation that will or may be payable to those named executive officers. The amounts set forth in the table below are based on multiple assumptions that may or may not actually prove correct, including assumptions described in in the footnotes to the table below. As a result, the actual amounts, if any, to be received by a named executive officer in connection with the Transactions may differ materially from the amounts set forth below.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each of AspenTech’s named executive officers would receive, assuming that (i) the Closing occurs on March 31, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure); (ii) each of AspenTech’s named executive officers employed at this time experiences a qualifying termination of employment immediately following the Closing; (iii) the unvested AspenTech Stock Options and AspenTech RSUs estimated to be outstanding as of March 31, 2022 become fully vested as a result of such qualifying termination; (iv) no named executive officer receives any additional equity grants or retention awards on or prior to the Closing; and (v) no named executive officer enters into any new agreement or becomes entitled to, prior to the Closing, additional Transaction-related compensation or benefits.
Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Antonio J. Pietri	2,100,000	14,750,262	82,861	16,933,123
Chantelle Breithaupt	725,000	4,310,060	69,754	5,104,814
John W. Hague	780,000	3,801,678	64,823	4,646,501
Frederic G. Hammond	660,000	3,152,871	64,899	3,877,770
(1)
Under relevant SEC rules, AspenTech is required to provide information in this table with respect to AspenTech’s named executive officers, who are generally the individuals whose compensation was required to be reported in the summary compensation table of AspenTech’s most recent proxy statement. Karl Johnsen was a named executive officer in AspenTech’s most recent proxy statement but is no longer employed by AspenTech and is not eligible to receive any compensation based on, or otherwise related to, the Transactions.

(2)
The amounts in this column represent the cash severance payments that would be payable to each named executive officer upon a qualifying termination under their respective Amended Agreements within 12 months following the Closing, as described in more detail under “Interests of AspenTech’s Directors and Executive Officers in the Transactions—Potential Executive Severance.” The amounts in this column are considered “double-trigger” (i.e., such amounts are payable upon a qualifying termination of employment following the Closing). The cash severance amounts for each named executive officer are calculated as follows:

Named Executive Officer	Salary ($)	Bonus ($)	Severance Multiple	Total ($)
Antonio J. Pietri	600,000	800,000	150%	2,100,000
Chantelle Breithaupt	425,000	300,000	100%	725,000
John W. Hague	380,000	400,000	100%	780,000
Frederic G. Hammond	375,000	285,000	100%	660,000

(3)
The amounts in this column represent the estimated pre-tax value to each named executive officer of the vesting of unvested AspenTech Stock Options and unvested AspenTech RSUs estimated to be held by such named executive officer as of March 31, 2022 (including the Executive Retention RSUs described above). The value of such AspenTech Stock Options is calculated by multiplying the excess of $165.20 (the average closing market price of AspenTech common stock over the first five business days following the first public announcement of the Transaction) over the exercise price per share under such AspenTech Stock Option by the number of shares subject to such AspenTech Stock Option. The value of the AspenTech RSUs is calculated by multiplying the number of shares subject to such AspenTech RSU by $165.20. The following table breaks down the amounts in this column by types of AspenTech equity award. These amounts are considered “double trigger” as they vest upon a qualifying termination following a change in control, which change in control will occur upon the Closing. For additional information on the treatment of outstanding equity awards held by each named executive officer in the Transactions, see “Interests of AspenTech’s Directors and Executive Officers in the Transactions—Equity Incentive Awards.”

Name	Unvested AspenTech Stock Options($)	AspenTech RSUs($)
Antonio J. Pietri	4,082,637	10,667,625
Chantelle Breithaupt	896,532	3,413,528
John W. Hague	681,380	3,120,298
Frederic G. Hammond	547,337	2,605,534
(4)
The amounts in this column represent the estimated value of outplacement benefits and COBRA, life, disability and accident insurance benefits payments, as described in more detail under “Interests of AspenTech’s Directors and Executive Officers in the Transactions—Potential Executive Severance.” The amounts in this column are considered “double-trigger” as they will only be payable in the event of a qualifying termination of employment following the Closing.

ADVISORY (NON-BINDING) VOTE ON GOLDEN PARACHUTE COMPENSATION
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, AspenTech stockholders are required to be given an opportunity to cast a non-binding, advisory vote to approve certain compensation that will or may become payable to the named executive officers of AspenTech in connection with the Transactions (the “Compensation Proposal”). The Compensation Proposal gives AspenTech stockholders the opportunity to cast such a vote. This compensation is summarized in the section titled “Golden Parachute Compensation” on page 114 of this combined proxy statement/prospectus, and the accompanying and related narrative disclosure and footnotes.
The AspenTech Board encourages you to review carefully the compensation-related disclosure contained herein and unanimously recommends that the AspenTech stockholders approve the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Aspen Technology, Inc., in connection with the Transactions, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section titled “Golden Parachute Compensation” and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Transaction Proposal, and approval of the Compensation Proposal is not a condition to the completion of the Transactions. Accordingly, you may vote to approve the Transaction Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on AspenTech. Accordingly, if the Transaction Proposal is approved and the Transactions are completed, the compensation will or may be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Compensation Proposal. However, AspenTech seeks the support of its stockholders and believes that stockholder support is appropriate because AspenTech has a comprehensive executive compensation program designed to link the compensation of its executives with AspenTech’s performance and the interests of its stockholders.
THE ASPENTECH BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PROPOSAL, ON A NON-BINDING ADVISORY BASIS, OF THE SPECIFIED COMPENSATORY ARRANGEMENTS BETWEEN ASPENTECH AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE TRANSACTIONS; SPECIFICALLY, THE COMPENSATION SUMMARIZED IN THE SECTION TITLED “GOLDEN PARACHUTE COMPENSATION” ON PAGE 114 OF THIS COMBINED PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING AND RELATED NARRATIVE DISCLOSURE AND FOOTNOTES.
IN CONSIDERING THE RECOMMENDATION OF THE ASPENTECH BOARD, YOU SHOULD BE AWARE THAT CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF ASPENTECH MAY HAVE INTERESTS IN THE PROPOSED TRANSACTION THAT ARE DIFFERENT FROM, OR IN ADDITION TO, ANY INTERESTS THEY MIGHT HAVE AS STOCKHOLDERS.

THE TRANSACTION AGREEMENT
This section of the combined proxy statement/prospectus describes the material provisions of the Transaction Agreement, but does not purport to describe all of the terms of the Transaction Agreement. The following summary may not contain all of the information about the Transaction Agreement that is important to you and is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is attached as Annex A to this combined proxy statement/prospectus and incorporated into this combined proxy statement/prospectus by reference. AspenTech and Newco urge you to read the full text of the Transaction Agreement because it is the legal document that governs the Transactions. The Transaction Agreement and this summary are not intended to provide you with any other factual information about Newco, AspenTech or the Emerson Industrial Software Business. In particular, the assertions embodied in the representations and warranties contained in the Transaction Agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure schedules provided by the parties in connection with the signing of the Transaction Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Transaction Agreement. Moreover, certain representations and warranties in the Transaction Agreement were used for the purpose of allocating risk between the parties thereto rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Information concerning the subject matter of these representations or warranties may have changed since the date of the Transaction Agreement. Information about Newco, AspenTech and the Emerson Industrial Software Business can be found elsewhere in this combined proxy statement/prospectus and in the public filings Emerson and AspenTech make with the SEC, as described in the section titled “Where You Can Find Additional Information” beginning on page 214 of this combined proxy statement/prospectus.
Structure of the Transactions; Merger Consideration
Upon the terms and conditions of the Transaction Agreement, at the Closing, (i) the Contribution will occur, (ii) Merger Sub will merge with and into AspenTech in the Merger, with AspenTech as the Surviving Corporation and a direct wholly owned subsidiary of New AspenTech, and (iii) each issued and outstanding share of AspenTech common stock as of immediately prior to the effective time of the Merger (other than Excluded Shares, which will be cancelled without consideration, and Dissenting Shares) will be converted into the right to receive (x) a per share cash consideration amount, calculated by dividing $6,014,000,000 by the number of outstanding shares of AspenTech common stock as of the Closing on a fully diluted basis, which per share cash consideration amount is currently estimated to be approximately $87.50, and (y) 0.42 shares of Common Stock. This means that holders of issued and outstanding shares of AspenTech common stock as of the Closing will receive an estimated $5,839 million in the aggregate at the Closing, with the remaining $175 million of the cash consideration remaining on the New AspenTech balance sheet as of the Closing.
Immediately following the Closing, (i) Emerson and Emerson Sub will collectively hold 55% of the outstanding shares of Common Stock on a fully diluted basis, and (ii) former AspenTech stockholders will hold the remaining shares of Common Stock.
After completion of the Merger and by virtue of the Merger, the certificate of incorporation and the bylaws of the Surviving Corporation will be amended as set forth in the Transaction Agreement, in each case, until thereafter amended as provided therein or by applicable law. After completion of the Merger, the directors of Merger Sub and the officers of AspenTech immediately prior to the effective time of the Merger will be the directors and officers, respectively, of the Surviving Corporation, in each case, until successors are duly elected or appointed and qualified in accordance with applicable law.
The Merger will be completed and become effective at such time as a certificate of merger with respect to the Merger is duly filed with the Delaware Secretary of State (or at such later time as agreed to by Emerson and AspenTech and is specified in the certificate of merger). Unless Emerson and AspenTech agree to another date, the Closing will occur as soon as possible after (but in any event no later than the second business day after) the date the conditions to the Closing (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions by the party entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by applicable law, waived by the party entitled to the benefit thereof, as described under “—Conditions to Closing” beginning on page 122 of this combined proxy statement/prospectus.

If, during the period between the date of the Transaction Agreement and the effective time of the Merger, any change in the outstanding shares of capital stock of AspenTech or Newco occurs, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options or settlement of restricted stock units outstanding as of the date of the Transaction Agreement to purchase shares of AspenTech common stock granted under AspenTech’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to the Transaction Agreement will be appropriately adjusted.
Surrender and Payment; Fractional Shares; No Further Ownership Rights in AspenTech Common Stock; Transfer Books; Termination of Exchange Fund; Lost Certificates
Surrender and Payment
The conversion of shares of AspenTech common stock (other than the Excluded Shares and Dissenting Shares) into the right to receive the Merger Consideration will occur at the effective time of the Merger.
Promptly after the effective time of the Merger and in any event within three business days after the Closing Date, New AspenTech will send or will cause American Stock Transfer & Trust Company, LLC, as exchange agent (sometimes referred to herein as the “Exchange Agent”) to send to each holder of shares of AspenTech common stock represented by a certificate at the effective time of the Merger a letter of transmittal for use in such exchange.
Each holder of shares of AspenTech common stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the Exchange Agent of a certificate formerly representing shares of AspenTech common stock, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of book-entry shares, in respect of each share of AspenTech common stock represented by such certificate or book-entry share, the Merger Consideration and any dividends and distributions with respect thereto as contemplated by the Transaction Agreement. The shares of Common Stock constituting Merger Consideration will, at New AspenTech’s option, be in uncertificated book-entry form, unless a physical certificate is required under applicable law.
If any portion of the Merger Consideration (or any dividends and distributions with respect thereto contemplated by the Transaction Agreement) is to be paid to a person other than the person in whose name the surrendered certificate or the transferred book-entry share is registered, it will be a condition to such payment that (i) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such book-entry share will be properly transferred and (ii) the person requesting such payment will pay to the Exchange Agent any transfer or similar taxes required as a result of such payment to a person other than the registered holder of such certificate or book-entry share or establish to the satisfaction of the Exchange Agent that such transfer or similar taxes have been paid or are not payable.
Each of the Exchange Agent, Emerson, Emerson Sub, the Surviving Corporation, New AspenTech and their respective affiliates will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the Transaction Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable law. Any amounts so withheld will be treated for all purposes of the Transaction Agreement as having been paid to the person in respect of such deduction and withholding was made.
At the effective time of the Merger, each share of AspenTech common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will (other than Excluded Shares and Dissenting Shares) thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to the Transaction Agreement, without interest.
Holders of stock certificates representing AspenTech common stock should not send in their AspenTech stock certificates until they receive a letter of transmittal with instructions for the surrender of AspenTech stock certificates.

Fractional Shares
No fractional shares of Common Stock will be issued in the Merger. All fractional shares of Common Stock that a holder of shares of AspenTech common stock would otherwise be entitled to receive as a result of the Merger will be aggregated and if a fractional share results from such aggregation, such holder will be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Common Stock on NASDAQ on the first full trading day immediately following the effective time of the Merger by the fraction of a share of Common Stock to which such holder would otherwise have been entitled.
No Further Ownership Rights in AspenTech Common Stock; Transfer Books
After the effective time of the Merger, there will be no further registrations of transfers of any shares of AspenTech common stock. Certificates or book-entry shares of AspenTech common stock presented to New AspenTech or the Exchange Agent after the effective time of the Merger will be canceled and exchanged for the Merger Consideration payable in respect of such certificates or book-entry shares, and any dividends or other distributions with respect thereto contemplated by the Transaction Agreement, without interest.
Termination of Exchange Fund
Any portion of the Merger Consideration made available to the Exchange Agent that remains unclaimed by holders of shares of AspenTech common stock for twelve months after the Closing Date will be delivered to New AspenTech or as otherwise instructed by New AspenTech, upon demand. Thereafter, a holder of shares of AspenTech common stock who has not exchanged such shares for the applicable Merger Consideration in accordance with the Transaction Agreement prior to such time must look only to New AspenTech for payment of such Merger Consideration and any dividends and distributions with respect to the Merger Consideration, without any interest thereon. New AspenTech and its subsidiaries will not be liable to any holder of shares of AspenTech common stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of AspenTech common stock immediately prior to such time when the amounts would otherwise escheat to or become the property of any governmental authority will become, to the extent permitted by applicable law, the property of New AspenTech free and clear of all claims or interests of any person previously entitled thereto.
Lost Stock Certificates
If a certificate formerly representing shares of AspenTech common stock has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration payable under the Transaction Agreement in respect of such shares upon the making of an affidavit as to that fact by the person claiming such certificate, and, if required by New AspenTech, the posting by such person of a bond, in such reasonable amount as New AspenTech will direct, as indemnity against any claim that may be made against it with respect to such certificate.
Dissenting Shares
Shares of AspenTech common stock outstanding immediately prior to the effective time of the Merger and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL will not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the effective time of the Merger, such holder fails to perfect, withdraws or loses the right to appraisal, such shares will be treated as if they had been converted as of the effective time of the Merger into the right to receive the Merger Consideration.

Treatment of AspenTech Equity Incentive Awards
There are currently outstanding options to purchase AspenTech common stock and restricted stock units with respect to shares of AspenTech common stock. Pursuant to the terms of the Transaction Agreement and the plans and agreements governing such awards, outstanding AspenTech Stock Options and AspenTech RSUs will be treated as follows:
•
Each AspenTech Stock Option that is then outstanding and unexercised (whether or not vested), will cease to represent a right to acquire shares of AspenTech common stock and will be converted into a New AspenTech Stock Option. The number of shares of Common Stock subject to each such New AspenTech Stock Option will be equal to the product of (i) the number of shares of AspenTech common stock underlying the corresponding AspenTech Stock Option as of immediately prior to the Closing multiplied by (ii) the AspenTech Equity Award Exchange Ratio, rounded down to the nearest whole number of shares of Common Stock. The exercise price per share of Common Stock applicable to each New AspenTech Stock Option will be equal to (A) the exercise price per share of AspenTech common stock applicable to the corresponding AspenTech Stock Option as of immediately prior to the Closing divided by (ii) the AspenTech Equity Award Exchange Ratio, rounded up to the nearest whole cent. The New AspenTech Stock Options will be subject to the same terms and conditions (including vesting and expiration schedule) as applied to the corresponding AspenTech Stock Option as of immediately prior to the Closing.

•
The Transaction Agreement also provides that at the Closing, each AspenTech RSU that is then outstanding will be converted into a New AspenTech RSU. The number of shares of Common Stock subject to each such New AspenTech RSU will be equal to the product of (i) the number of shares of AspenTech common stock underlying such AspenTech RSU immediately prior to the Closing multiplied by (ii) the AspenTech Equity Award Exchange Ratio, rounded down to the nearest whole number of shares of Common Stock. Each New AspenTech RSU will be subject to the same terms and conditions (including vesting schedule) as applied to the corresponding AspenTech RSU immediately prior to the Closing.

Treatment of AspenTech Employee Stock Purchase Plan
Prior to the Closing, the AspenTech Board (or the appropriate committee thereof) will take all actions necessary to cause the “Offering Period” under the AspenTech ESPP that is scheduled to be ongoing as of the Closing Date to terminate, and all options outstanding under the AspenTech ESPP to be exercised, on the date that is no later than five business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of AspenTech common stock returned to the participant).
Representations and Warranties; Material Adverse Effect
The Transaction Agreement contains generally customary representations and warranties made by each of AspenTech and Emerson regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Transactions. These representations and warranties expire at the effective time of the Merger (subjected to certain limited exceptions) and have been made solely for the benefit of the other parties to the Transaction Agreement. Each of AspenTech and Emerson has made representations and warranties to the other in the Transaction Agreement with respect to the following subject matters:
•	corporate existence, good standing and qualification to conduct business;
•	power and authorization to enter into and carry out the obligations under the Transaction Documents and the enforceability of the Transaction Documents;
•	governmental and regulatory approvals required to complete the transactions;
•
absence of any conflict or violation of organizational documents, third-party agreements or laws or regulations or of the creation or imposition of any lien on any assets as a result of entering into and consummating the obligations under, the Transaction Documents;

•	capitalization;
•	subsidiaries;

•	SEC filings;
•	financial statements;
•	accuracy of the information supplied for inclusion in this combined proxy statement/prospectus;
•
conduct of business in the ordinary course of business consistent with past practice and the absence of a material adverse effect to a party’s business and of certain actions that are the subject of certain covenants that restrict certain activities prior to the Closing, in each case since June 30, 2021;

•	absence of undisclosed material liabilities;
•	compliance with laws and court orders;
•	absence of litigation;
•	permits;
•	real properties;
•	intellectual property;
•	data protection and cybersecurity;
•	tax matters;
•	employee benefit plans and labor matters;
•	environmental matters;
•	material contracts;
•	absence of actions that would prevent the Transactions from qualifying for the intended tax treatment;
•	brokers’ fees; and
•	certain business practices and compliance with customs and trade laws.
AspenTech has made additional representations and warranties to Emerson in the Transaction Agreement with respect to the following subject matters:
•	internal controls and disclosure controls and procedures relating to financial reporting;
•	recommendations of the Transactions by the AspenTech Board and required stockholder vote of AspenTech;
•	opinion of financial advisor; and
•	compliance with anti-takeover statutes.
Emerson has made additional representations and warranties to AspenTech in the Transaction Agreement with respect to the following subject matters:
•	sufficiency of assets; and
•	financing.
Certain of the representations and warranties made by AspenTech and Emerson are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the Transaction Agreement, “material adverse effect,” when used in reference to AspenTech or Emerson, means any circumstance, development, change, event, state of facts, condition or effect that individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of AspenTech and its subsidiaries, taken as a whole, or the Emerson Industrial Software Business, taken as a whole, respectively; provided that none of the following (or the results thereof) will constitute, or be taken into account in or be taken into account in determining whether there has been or will be a “material adverse effect”:
•
any changes after the date of the Transaction Agreement in general United States or global economic, political, business, labor or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets;

•
any changes after the date of the Transaction Agreement (including changes of applicable law) or conditions generally affecting the industry in which AspenTech and its subsidiaries or the Emerson Industrial Software Business, respectively, operate;

•
any acts of God, force majeure, natural disasters, weather conditions, terrorism, armed hostilities, cyber-attacks, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic, measures taken in response to COVID-19 or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak);

•
the execution and delivery of the Transaction Agreement, the public announcement of, or the pendency of, the Transaction Agreement or the Transactions, including the identity of AspenTech or Emerson, respectively, or any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (except that this exception does not apply with respect to the representations and warranties contained in the Transaction Agreement relating to absence of any conflict or violation of organizational documents that would prevent the Transactions from qualifying for the intended tax treatment and the closing condition related thereto);

•
any failure by AspenTech and its subsidiaries or the Emerson Industrial Software Business, respectively, to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that any underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

•	any change in applicable law or GAAP occurring after the date of the Transaction Agreement;
•	any action or omission required by the Transaction Agreement or any other Transaction Document or taken or omitted to be taken at the written request of Emerson or AspenTech, respectively; or
•
any change in the trading price or trading volume of AspenTech common stock or Emerson common stock, respectively, or change or announcement of potential change in the credit rating of AspenTech or its subsidiaries or Emerson or its subsidiaries, respectively (except that any underlying facts or causes giving rise or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

provided that the exceptions described in the first, second, third and sixth bullet points will not apply to the extent that any such effect has a disproportionate effect on AspenTech and its subsidiaries or the Emerson Industrial Software Business, respectively, taken as a whole, relative to the effect on other companies operating in the industries in which AspenTech or any of its subsidiaries or the Emerson Industrial Software Business, respectively, engages.
Conditions to Closing
The completion of the Transactions is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.
Conditions to Each Party’s Obligations
Each party’s obligation to complete the Transactions is subject to the satisfaction of the following conditions:
•	approval and adoption by AspenTech stockholders of the Transaction Agreement in accordance with the DGCL;
•	the absence of any applicable law prohibiting the consummation of the Transactions;
•
the effectiveness of the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of the registration statement on Form S-4 or proceedings for such purpose pending before or threatened by the SEC; and

•	approval of the shares of Common Stock to be issued in connection with the Merger for listing on NASDAQ, subject to official notice of issuance.

Additional Conditions to Emerson’s Obligations
The obligation of Emerson, Emerson Sub, Newco and Merger Sub to complete the Transactions is also subject to the satisfaction of the following conditions:
•	the performance in all material respects by AspenTech of its obligations contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;
•
the accuracy of the representations and warranties of AspenTech in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

•	the delivery by AspenTech to Emerson of an officer’s certificate certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied;
•
the expiration or termination of any applicable waiting period under the HSR Act relating to the Merger and the making, obtainment or receipt of the necessary consent from the Austrian Federal Competition Authority, the Federal Antimonopoly Service of Russia and the Korea Fair Trade Commission (or, as applicable, the expiration or termination of any waiting periods with respect thereto), in each case without the imposition of a Burdensome Condition (as more fully described in “—Government Approvals” beginning on page 129 of this combined proxy statement/prospectus) (including any Burdensome Condition that would come into effect at the Closing);

•
the absence of applicable law in any jurisdiction in which Emerson or AspenTech (together with their respective subsidiaries) have material assets, operations or revenues that would impose a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing) and any pending action by any governmental authority in any such jurisdiction seeking to impose a Burdensome Condition; and

•
the non-occurrence of any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on AspenTech and its subsidiaries (as described above under the section titled “—Representations and Warranties; Material Adverse Effect” beginning on page 120 of this combined proxy statement/prospectus).

Additional Conditions to AspenTech’s Obligations
The obligation of AspenTech to complete the Transactions is also subject to the satisfaction of the following conditions:
•
the performance in all material respects by each of Emerson, Emerson Sub, Newco and Merger Sub of its obligations contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;

•
the accuracy of the representations and warranties of Emerson in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

•	the delivery by Emerson to AspenTech of an officer’s certificate, certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied;
•
the expiration or termination of any applicable waiting period under the HSR Act relating to the Merger and the making, obtainment or receipt of the necessary consent from the Austrian Federal Competition Authority, the Federal Antimonopoly Service of Russia and the Korea Fair Trade Commission (or, as applicable, the expiration or termination of any waiting periods with respect thereto);

•
the non-occurrence of any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Emerson Industrial Software Business (as described above under the section titled “—Representations and Warranties; Material Adverse Effect” beginning on page 120 of this combined proxy statement/prospectus); and

•	the completion of the Emerson Industrial Software Business Reorganization by Emerson in all material respects in accordance with the Transaction Agreement; except that such condition may not be waived until the later of the date on which all other closing conditions (other than those closing conditions that by their nature cannot be satisfied until the Closing, but that would be capable of being satisfied if the Closing occurred on such date) have been satisfied and October 10, 2022.
Closing of the Transactions
Unless another time, date or place is agreed to in writing by Emerson and AspenTech, the Closing will occur at 10:00 a.m. (Eastern time) as soon as possible (but in any event no later than the second business day after) the date the closing conditions set forth in the Transaction Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions by the party entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by applicable law, waived by the party entitled to the benefit thereof.
Operations of AspenTech and the Emerson Industrial Software Business Pre-Closing
Conduct of AspenTech’s Business
AspenTech has agreed that during the period from the date of the Transaction Agreement until the effective time of the Merger, except (a) as otherwise expressly contemplated by the Transaction Agreement, (b) as required by any applicable law or requested by any governmental authority (including any measures taken in response to COVID-19), (c) as set forth in the disclosure schedule of AspenTech, (d) with the prior written consent of Emerson (not to be unreasonably withheld, conditioned or delayed) or (e) as reasonably taken or omitted to be taken in response to measures taken in response to COVID-19 (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (e), to the extent permitted under applicable law and practicable under the circumstances, AspenTech will provide prior notice to and consult in good faith with Emerson prior to taking such action):
•
AspenTech will, and will cause its subsidiaries to, use reasonable best efforts to (i) conduct their businesses in the ordinary course consistent with past practice, (ii) maintain and preserve intact their business organizations, their rights, franchises and other authorizations issued by governmental authorities and their relationships with their customers, regulators and other persons with which they have advantageous business relationships (including employees of AspenTech) and (iii) maintain and keep in good repair (ordinary wear and tear excepted) the material properties, assets and businesses of AspenTech and its subsidiaries; and

•	AspenTech will not, and will cause its subsidiaries not to:
•	amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
•
(i) merge or consolidate with any other person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $35 million individually or $100 million in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

•
(i) split, combine or reclassify any securities of AspenTech (whether by merger, consolidation or otherwise), (ii) amend any term or alter any rights of any securities of AspenTech or any of its subsidiaries (in each case, whether by merger, consolidation or otherwise), (iii) declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any securities of AspenTech or any of its subsidiaries (in the case of this clause (iii), other than dividends or distributions by a wholly owned subsidiary of AspenTech to AspenTech or another wholly owned subsidiary of AspenTech), or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of AspenTech or any of its subsidiaries (other than pursuant to the terms of equity awards of AspenTech outstanding as of the date of the Transaction Agreement in accordance with the terms of the governing plans and applicable award agreements);

•
(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of AspenTech or any of its subsidiaries, other than the issuance of any shares of AspenTech common stock upon the exercise or settlement of equity awards of AspenTech outstanding as of the date of the Transaction Agreement in accordance with the terms of the governing plans and applicable award agreements as of the date of the Transaction Agreement or (ii) grant any equity awards of AspenTech or any other equity or equity-based awards or discretionarily accelerate the vesting or payment of any equity awards, except that (1) AspenTech may, in the ordinary course of business consistent with past practice, grant equity awards with respect to shares of AspenTech common stock to eligible AspenTech employees, officers and directors (x) as part of its annual equity grant process or (y) to new hires (collectively, the “Permitted AspenTech Equity Grants”); provided that (A) the Permitted AspenTech Equity Grants must be granted pursuant to the Aspen 2016 Omnibus Incentive Plan and the forms of award agreement thereunder provided to Emerson prior to the date of the Transaction Agreement, (B) the maximum aggregate number of shares of AspenTech common stock that may be granted pursuant to the Permitted AspenTech Equity Grants must not exceed 750,000 shares of AspenTech common stock in the aggregate (the “Permitted AspenTech Share Pool”), (C) the allocation of the Permitted AspenTech Share Pool amongst the types of awards to be granted and amongst the individuals to whom the Permitted AspenTech Equity Grants will be made, in each case will be made in the ordinary course of business consistent with past practice and (D) the Permitted AspenTech Equity Grants will not provide for any “single-trigger” vesting, but may provide for “double-trigger” vesting in the ordinary course of business consistent with past practices and (2) grant equity awards with respect to AspenTech common stock pursuant to the AspenTech Retention Program (as described below);

•
incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Emerson prior to the date of the Transaction Agreement and (ii) any unbudgeted capital expenditures not to exceed $2 million in the aggregate;

•
sell, lease, license, sublicenses, transfer, abandon or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) or permit to lapse, any assets, securities, interests, businesses or property, other than (i) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice and (ii) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $2 million in the aggregate;

•
incur, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, other than (i) any indebtedness under the existing AspenTech credit facility, (ii) any indebtedness under any letters of credit or other credit support (or similar instruments) issued in the ordinary course of business consistent with past practice, (iii) any indebtedness of AspenTech owing to any of its subsidiaries and of any subsidiary of AspenTech owing to AspenTech or any other subsidiary of AspenTech, any other indebtedness incurred pursuant to agreements in effect prior to the execution of the Transaction Agreement and made available to Emerson prior to the date of the Transaction Agreement, or (iv) any indebtedness incurred to replace, renew, extend, refinance or refund any of the foregoing (including undrawn commitments thereunder) (plus unpaid accrued interest thereon, and underwriting discounts, fees, commissions and expenses associated with such replacement, renewal, extension, refinancing or refunding);

•
make any loans, advances or capital contributions to, or investments in, any other person, other than (i) between AspenTech and its wholly owned subsidiaries or among the wholly owned subsidiaries of AspenTech or (ii) in the ordinary course of business consistent with past practice;

•	create or incur any lien (except for certain permitted liens) on any material asset;
•
other than in the ordinary course of business consistent with past practice, enter into certain specified types of contracts or terminate, renew, extend or amend in any material respect any such contracts or waive, release or assign any material rights, claims or benefits thereunder, except

(i) for any amendment, restatement, replacement (whether upon or after termination or otherwise, and whether with the original lenders or otherwise) refinancing, supplement or modification of indebtedness under the existing AspenTech credit facility or (ii) for any amendment, replacement, renewal, extension or termination of certain real property leases in the ordinary course of business that would not be reasonably expected to materially increase the liabilities of AspenTech;
•
except as required by applicable law or the terms of any collective bargaining agreement or AspenTech benefit plan in effect on the date of the Transaction Agreement, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing) (except for (x) the grant of awards under the AspenTech Retention Program (as defined below) and (y) the payment of cash severance in the ordinary course of business consistent with past practice for employees terminated without cause, subject to his or her execution of a release of claims), (ii) establish, adopt, materially amend or terminate any AspenTech benefit plan or any collective bargaining or similar agreement with any labor or trade union, works council or other employee representative (except that (1) AspenTech may establish the AspenTech Retention Program and, (2) subject to the restrictions set forth in clauses (i) and (iii), AspenTech may establish, adopt, materially amend or terminate benefits plans (other than any defined benefit pension plan, retiree medical or deferred compensation plan, equity incentive plan, a transaction, change in control, severance or retention plan or program), in each case to the extent not material to (and would not result in a material cost or liability to) AspenTech and its subsidiaries, taken as a whole), (iii) increase the compensation, bonus or other benefits payable to any employee of AspenTech, except (A) increases in compensation or benefits for any employee of AspenTech who is not the Chief Executive Officer of AspenTech that are made in the ordinary course of business consistent with past practice (except as prohibited by clause (i) above) and (B) increases in base salary or bonus made in the discretion of AspenTech to AspenTech employees (other than the Chief Executive Officer) to the extent determined reasonably necessary by AspenTech to retain such employees (provided that in the aggregate such increases shall not result in an increase in the payroll costs of AspenTech of more than $2 million from the 2021 calendar year costs) or (iv) hire or terminate the employment of the Chief Executive Officer of AspenTech;

•	change methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;
•
(i) make, change or revoke any material tax election; (ii) change any annual tax accounting period; (iii) adopt, change or revoke any material method of tax accounting; (iv) amend any material tax return; (v) enter into any material closing or similar agreement with respect to taxes; (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business); (vii) settle or compromise any action or investigation relating to material taxes; (viii) request, apply for, or seek any relief, assistance or benefit, including any deferral of taxes, under any COVID-19 relief legislation; or (ix) take or cause (or otherwise permit any other person to take or cause) any action outside of the ordinary course of business which would reasonably be expected to materially increase liability for taxes of New AspenTech or any of its affiliates;

•
settle or compromise, or offer or propose to settle or compromise, (i) any action or investigation, whether pending or threatened, involving or against AspenTech, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by AspenTech and its subsidiaries in excess of $1 million individually or $5 million in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief will be deemed not to be in the ordinary course of business), (ii) any litigation related to the Transactions or (iii) any action initiated by a stockholder of AspenTech in their capacity as such;

•
disclose to any third party, other than to employees, representatives or agents of AspenTech or any of its subsidiaries, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material trade secrets or source code included in AspenTech’s intellectual property; or

•	agree, resolve or commit to do any of the foregoing actions.
Conduct of Emerson’s Business
Emerson has agreed, in general, that during the period from the date of the Transaction Agreement until the effective time of the Merger, except (a) as otherwise expressly contemplated by the Transaction Agreement, (b) as required by any applicable law or requested by any governmental authority (including any measures taken in response to COVID-19), (c) as set forth in the disclosure schedule of Emerson, (d) with the prior written consent of AspenTech (not to be unreasonably withheld, conditioned or delayed) or (e) as reasonably taken or omitted to be taken in response to measures taken in response to COVID-19 (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (e), to the extent permitted under applicable law and practicable under the circumstances, Emerson will provide prior notice to and consult in good faith with AspenTech prior to taking such action):
•
Emerson will, and will cause its subsidiaries to, use reasonable best efforts to (i) conduct the Emerson Industrial Software Business in the ordinary course consistent with past practice, (ii) maintain and preserve intact the Emerson Industrial Software Business and, to the extent relating to the Emerson Industrial Software Business, their business organizations, their rights, franchises and other authorizations issued by governmental authorities and their relationships with their customers, regulators and other persons with which they have advantageous business relationships (including the Emerson Industrial Software Business Employees) and (iii) maintain and keep in good repair (ordinary wear and tear excepted) the material properties, assets and businesses of the Emerson Industrial Software Business; and

•
Emerson will not, and will cause its subsidiaries (other than Newco, Merger Sub and the Emerson Contributed Subsidiaries) not to, to the extent relating to the Emerson Industrial Software Business, and will cause Newco, Merger Sub and the Emerson Contributed Subsidiaries not to:

•	amend the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Newco, Merger Sub or any Emerson Contributed Subsidiary;
•
(i) merge or consolidate with any other person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $25 million individually or $50 million in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

•
(i) split, combine or reclassify any securities of any Emerson Contributed Subsidiary (whether by merger, consolidation or otherwise), (ii) amend any term or alter any rights of any securities of any Emerson Contributed Subsidiary (in each case, whether by merger, consolidation or otherwise), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of any Emerson Contributed Subsidiary;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of any Emerson Contributed Subsidiary;
•
incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget made available to AspenTech prior to the date of the Transaction Agreement and (ii) any unbudgeted capital expenditures not to exceed $2 million in the aggregate;

•
sell, lease, license, sublicense, transfer, abandon or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) or permit to lapse, any assets, securities, interests, businesses or property, other than (i) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice and (ii) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $2 million in the aggregate;

•
incur, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money;

•
make any loans, advances or capital contributions to, or investments in, any other person, other than (i) between Emerson and its wholly owned subsidiaries or among the wholly owned subsidiaries of Emerson or (ii) in the ordinary course of business consistent with past practice;

•	create or incur any lien (except for certain permitted liens) on any material asset;
•
other than in the ordinary course of business consistent with past practice, enter into certain specified types of contracts or terminate, renew, extend or amend in any material respect any such contracts or waive, release or assign any material rights, claims or benefits thereunder, except for any amendment, replacement, renewal, extension or termination of certain real property leases in the ordinary course of business that would not be reasonably expected to materially increase the liabilities of the Emerson Industrial Software Business;

•
except as required by applicable law or the terms of any collective bargaining agreement or any benefit plan of the Emerson Industrial Software Business in effect as of the date of the Transaction Agreement, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing) to any Emerson Industrial Software Business Employees (except for (x) the grant of certain cash transaction completion bonuses determined by Emerson that become payable as a result of the Closing, the cost of which will be borne by Emerson and (y) the payment of cash severance in the ordinary course of business consistent with past practice for employees terminated without cause, subject to his or her execution of a release of claims), (ii) establish, adopt, materially amend or terminate any Emerson benefit plan assumed by Newco or any benefit plan of any Emerson Contributed Subsidiary or any collective bargaining or similar agreement applicable to Emerson Industrial Software Business Employees with any labor or trade union, works council or other employee representative (except for certain appropriate actions in connection with annual renewals of benefits plans (and related insurance or vendor contracts)), (iii) increase the compensation, bonus or other benefits payable to any Emerson Industrial Software Business Employee, except (A) increases for any Emerson Industrial Software Business Employee (whose annual base compensation does not exceed $250,000) that are made in the ordinary course of business consistent with past practice (except as prohibited by clause (i) above), (B) increases in base salary or bonus made in the discretion of Emerson to Emerson Industrial Software Business Employees (other than those whose annual base compensation exceeds $250,000) to the extent determined reasonably necessary by Emerson to retain such employees (provided that in the aggregate such increases shall not result in an increase in the payroll costs of the Emerson Industrial Software Business of more than $2 million from the 2021 calendar year costs), (C) increases in benefits provided under any retained benefit plan of Emerson that are provided generally to Emerson employees and are not specifically targeted at Emerson Industrial Software Business Employees and (D) the grant of equity awards by Emerson with respect to Emerson common stock in the ordinary course of business, (iv) hire or terminate the employment of any Emerson Industrial Software Business Employee (whose annual base compensation exceeds $250,000), other than in the ordinary course of business consistent with past practice, or (v) transfer the employment or otherwise reallocate the services of (A) any Emerson Industrial Software Business Employee to Emerson or any subsidiary of Emerson that is not Newco or an Emerson Contributed Subsidiary such that such Emerson Industrial Software Business Employee’s employment would not transfer to Newco following the consummation of the Transactions or (B) any person who is not an

Emerson Industrial Software Business Employee to an Emerson Contributed Subsidiary or the Emerson Industrial Software Business such that such person’s employment would transfer to Newco or any Emerson Contributed Subsidiary by operation of applicable Law;
•	change methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;
•
other than (x) with respect to matters of any combined, consolidated, affiliated, unitary or similar group consisting of Emerson and/or any Emerson Retained Subsidiaries, on the one hand, and at least one Emerson Contributed Subsidiary, on the other hand, that do not exclusively relate to or affect Newco, Merger Sub or any Emerson Contributed Subsidiary or (y) as would not be expected to materially increase the liability for taxes of New AspenTech, Merger Sub, or any Emerson Contributed Subsidiary in any tax period (or portion thereof) beginning after the Closing, (i) make, change or revoke any material tax election; (ii) change any annual tax accounting period; (iii) adopt, change or revoke any material method of tax accounting; (iv) amend any material tax return; (v) enter into any material closing or similar agreement with respect to taxes; (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business); (vii) settle or compromise any action or investigation relating to material taxes; (viii) request, apply for, or seek any relief, assistance or benefit, including any deferral of taxes, under any COVID-19 relief legislation; or (ix) take or cause (or otherwise permit any other person to take or cause) any action outside of the ordinary course of business which would reasonably be expected to materially increase liability for taxes of New AspenTech or any of its affiliates;

•
settle or compromise, or offer or propose to settle or compromise, any action or investigation, whether pending or threatened, (i) involving the Emerson Industrial Software Business or against Newco, Merger Sub or any Emerson Contributed Subsidiary or any of their respective subsidiaries or involving any liabilities relating to the ownership or use of the Emerson Contributed Subsidiaries or the Emerson Industrial Software Business to be assumed by the Emerson Contributed Subsidiaries in the Transactions, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by Newco, Merger Sub or any Emerson Contributed Subsidiary in excess of $1 million individually or $5 million in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief will be deemed not to be in the ordinary course of business) or (ii) that relates to the Transactions;

•
disclose to any third party, other than to employees, representatives or agents of Newco, Merger Sub or any Emerson Contributed Subsidiary, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material trade secrets or source code included in the Emerson Industrial Software Business’s intellectual property; or

•	agree, resolve or commit to do any of the foregoing.
Government Approvals
Subject to the terms and conditions of the Transaction Agreement, each of the parties to the Transaction Agreement have agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to cause the satisfaction as promptly as practicable of all of the conditions to the Closing set forth in the Transaction Agreement and to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing, as promptly as practicable, with any governmental authority all documentation to effect all necessary filings (including filing pursuant to the HSR Act, which such filing pursuant to the HSR Act will be made within fifteen business days after the date of the Transaction Agreement) and (ii) using its reasonable best efforts to obtain, as promptly as practicable, all consents required to be obtained from any governmental authority that are necessary, proper or advisable to consummate the Transactions). To the extent permitted by applicable law, the parties to the Transaction Agreement will deliver as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested by any governmental authority in connection with the Transactions. None of the parties to the Transaction Agreement or any of their respective affiliates is permitted to extend any waiting period or comparable period under the HSR Act or other antitrust laws or enter into any agreement with any governmental authority not to consummate the Transactions, except with the prior written consent of the other parties to the Transaction Agreement.
Each of Emerson and AspenTech have agreed, to the extent permitted by applicable law, to:
•
promptly notify the other of any substantive communication made or received by Emerson or AspenTech, as applicable, with any governmental authority relating to antitrust laws (or any other filings made pursuant to the Transaction Agreement) and regarding the Transaction Agreement or the Transactions, and, if permitted by applicable law, provide the other party a reasonable opportunity to review in advance any proposed written communication to any such governmental authority and incorporate such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication;

•
not agree to participate in any in-person meeting or substantive discussion with any governmental authority in respect of any filing, investigation or inquiry relating to antitrust laws (or any other filings made pursuant to the Transaction Agreement) and regarding the Transaction Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such governmental authority, gives such other party the opportunity to attend or participate, as applicable; and

•
promptly furnish the other party with copies of all correspondence, filings and written communications between it and its affiliates and representatives, on the one hand, and such governmental authority or its respective staff, on the other hand, with respect to the Transaction Agreement and the Transactions.

Emerson has agreed to, and to cause its subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any governmental authority with respect to the Transactions so as to enable the Merger to occur prior to October 10, 2022. However, neither Emerson nor any of its affiliates is required to (and neither AspenTech nor any of its subsidiaries will, or will offer or agree to, do any of the following without Emerson’s prior written consent): (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Emerson or Emerson’s affiliates, or AspenTech or any of its affiliates, or any interest therein, or agree to any other structural or conduct remedy; (ii) otherwise take or commit to take any actions that would limit Emerson’s, Emerson’s affiliates’, New AspenTech’s, New AspenTech’s affiliates’, or AspenTech’s or its affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Emerson, Emerson’s affiliates, New AspenTech, New AspenTech’s affiliates, or AspenTech or any of its affiliates, or any interest or interests therein; or (iii) agree to do any of the foregoing, in each case of the foregoing clauses (i), (ii) and (iii), except and only if such action would not otherwise reasonably be expected to materially and adversely affect Emerson and its subsidiaries (assuming for this purpose that Emerson and its subsidiaries were a business the size of New AspenTech and its subsidiaries after giving effect to the Transactions) or New AspenTech and its subsidiaries (after giving effect to the Transactions) (any of the actions described in the foregoing sentence, a “Burdensome Condition”). At the written request of Emerson, AspenTech has agreed to, and to cause its subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing.
Emerson will, upon consultation with AspenTech and in consideration of AspenTech’s views in good faith, be entitled to direct the defense of the Transactions before any governmental authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, governmental authorities regarding (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (ii) any other antitrust laws or (iii) obtaining any consent from a governmental authority.

Litigation Relating to the Transactions
On January 13, January 21, February 2, February 17 and March 8, 2022, purported stockholders of AspenTech filed complaints in the Southern and Eastern Districts of New York, the Commonwealth of Massachusetts and the Eastern District of Pennsylvania alleging that disclosures contained within this registration statement of which this proxy statement/prospectus forms a part are incomplete. The complaints are brought individually and are captioned: Stein v. Aspen Technology, Inc. et al., Case 22-cv-00329 (S.D.N.Y.), Gaylord v. Aspen Technology, Inc. et al., Case 22-cv-00373 (E.D.N.Y.), Ciccotelli v. Aspen Technology, Inc. et al., Case 22-cv-00581 (S.D.N.Y.), Khan v. Aspen Technology, Inc. et al., Case 22-cv-00897 (S.D.N.Y.), Garfield v. Aspen Technology, Inc. et al., Civil Action No. 22-1059 (Mass.) and Whitfield v. Aspen Technology, Inc. et al., Case No. 22-cv-00872 (E.D.P.A.). The plaintiffs seek various remedies, including among other things, injunctive relief to prevent the consummation of the Transactions, unless certain allegedly material information is disclosed. On February 8, 2022, AspenTech received a demand letter on behalf of one of the purported stockholders above, seeking access to certain books and records of AspenTech, which was subsequently withdrawn. On March 10, 2022, AspenTech received a demand letter on behalf of a purported stockholder, seeking access to certain books and records of AspenTech.
AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation
The Transaction Agreement provides that, from the date of the Transaction Agreement until the earlier of the effective time of the Merger and the termination of the Transaction Agreement in accordance with its terms, except as described below, neither AspenTech nor any of its subsidiaries nor any of their respective officers, directors or employees will, and AspenTech will instruct and will use its reasonable best efforts to cause its and its subsidiaries’ respective investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined below), (ii) enter into or participate in any discussions (other than to request clarification of an unsolicited Acquisition Proposal for purposes of assessing whether such Acquisition Proposal is or is reasonably likely to result in a Superior Proposal (as defined below)) or negotiations with, furnish any information relating to AspenTech or any of its subsidiaries or afford access to the business, properties, assets, books or records of AspenTech or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party in connection with an Acquisition Proposal or an offer, proposal or inquiry that could reasonably be expected to lead to an Acquisition Proposal, (iii) fail to make, withdraw or modify, in a manner adverse to Emerson, the AspenTech Board’s recommendation to the AspenTech stockholders to adopt the Transaction Agreement (any failure to publicly (A) if a tender or exchange offer for AspenTech common stock that constitutes an Acquisition Proposal is commenced, recommend against such Acquisition Proposal within ten business days after the commencement of such Acquisition Proposal or (B) reaffirm the AspenTech Board’s recommendation to the AspenTech stockholders to adopt the Transaction Agreement within ten business days after written request by Emerson to do so will be treated as a withdrawal of the AspenTech Board’s recommendation to the AspenTech stockholders to adopt the Transaction Agreement; provided that Emerson will be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and once for each material amendment to such Acquisition Proposal) or recommend an Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of AspenTech or any of its subsidiaries (provided that if the AspenTech Board determines in good faith that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then (A) AspenTech may fail to enforce or grant any waiver or release under any such standstill or similar agreement to the extent necessary to permit the person bound by such provision or agreement to make an Acquisition Proposal to the AspenTech Board and (B) concurrently with such waiver, release or failure to enforce by AspenTech, any standstill or similar provisions in the confidentiality agreement between AspenTech and Emerson will immediately and automatically cease to be of any force or effect), (v) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.
However, any time prior to, but not after, the AspenTech stockholder approval of the Transactions is obtained, AspenTech is permitted to, only if the AspenTech Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under the DGCL, (A) engage in negotiations or discussions with any third party and its representatives that, subject to AspenTech’s compliance with its obligations described in the preceding paragraph, has made after the date of the Transaction Agreement a bona fide, written Acquisition Proposal that the AspenTech Board reasonably believes is or is reasonably likely to result in a Superior Proposal and (B) furnish to such third party or its representatives non-public information relating to AspenTech or any of its subsidiaries pursuant to a confidentiality agreement with such third party with terms in all material respects no less favorable to AspenTech than those contained in the confidentiality agreement between AspenTech and Emerson (such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal and will not include any term that would prevent AspenTech from complying with its obligations under the Transaction Agreement); provided that all such information (to the extent that such information has not been previously provided or made available to Emerson) is provided or made available to Emerson or its representatives prior to or promptly (and in any event within 24 hours) following the time it is provided or made available to such third party.
Furthermore, at any time prior to, but not after, the AspenTech stockholder approval of the Transactions is obtained, only if the AspenTech Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under the DGCL, and subject to compliance with AspenTech’s obligations described in the following paragraph, the AspenTech Board may make an Adverse Recommendation Change (A) following receipt of a Superior Proposal or (B) in response to an Intervening Event (as defined in “—AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation”).
AspenTech has agreed that the AspenTech Board will not make an Adverse Recommendation Change, unless (i) AspenTech promptly notifies Emerson, in writing at least four business days (provided that any amendment to the financial terms or other material terms of a Superior Proposal will require a new written notification from AspenTech and a new notice period except that such new notice period will be for two business days (as opposed to four business days)) before taking that action, of its intention to do so, attaching:
•
in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal; or

•	in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (ii) at the end of such four or two Business Day period, the AspenTech Board, after considering in good faith any revisions or adjustments to the terms and conditions of the Transaction Agreement offered in writing by Emerson, within such four or two Business Days period if applicable, continues to determine in good faith, after consultation with outside legal counsel, that the failure to make such Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under the DGCL.
For purposes of the non-solicitation provisions in the Transaction Agreement, the term “Acquisition Proposal” means, any offer, proposal or inquiry, other than the Transactions, relating to, or any third party indication of interest in:
•
any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of AspenTech, (ii) 15% or more of the voting securities of AspenTech or (iii) any equity or voting securities of AspenTech or any of its subsidiaries which equity or voting securities represent, directly or indirectly, 15% or more of the consolidated assets of AspenTech;

•
any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning (i) 15% or more of any class of equity or voting securities of AspenTech or (ii) any equity or voting securities of AspenTech or any of its subsidiaries which equity or voting securities represent, directly or indirectly, 15% or more of the consolidated assets of AspenTech; or

•
a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction pursuant to which any third party would hold, directly or indirectly, (i) 15% or more of the consolidated assets or voting securities of AspenTech or (ii) any equity or voting securities of AspenTech or any of its subsidiaries which equity or voting securities represent, directly or indirectly, 15% or more of the consolidated assets of AspenTech.
For purposes of the non-solicitation provisions in the Transaction Agreement, the term “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of AspenTech common stock or all or substantially all of the consolidated assets of AspenTech on terms that the AspenTech Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation, anticipated timing of consummation and, if a cash transaction (whether in whole or in part), the expectation of obtaining any necessary financing, are more favorable and provide greater value to all of AspenTech’s stockholders than the Transactions (taking into account any proposal by Emerson to amend the terms of the Transaction Agreement pursuant to the provisions described in the preceding paragraph).
For purposes of the Adverse Recommendation Change provisions in the Transaction Agreement, the term “Intervening Event” means material events, changes, circumstances, state of facts, conditions or developments occurring or arising after the date of the Transaction Agreement that (i) were not known or reasonably foreseeable, or the material consequences or magnitude of which were not known or reasonably foreseeable, in each case to the AspenTech Board as of or prior to the date of the Transaction Agreement, and (ii) does not relate to the receipt, existence, or terms of an Acquisition Proposal; provided that in no event will any of the following matters constitute an Intervening Event (or be taken into account in determining whether an Intervening Event has occurred): (a) any changes after the date of the Transaction Agreement in general United States or global economic, political, business, labor or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (b) any changes after the date of the Transaction Agreement (including changes of applicable law) or conditions generally affecting the industry in which AspenTech and its subsidiaries operate, and (c) any acts of God, force majeure, natural disasters, weather conditions, terrorism, armed hostilities, cyber-attacks, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic, measures taken in response to COVID-19 or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak).
The Transaction Agreement requires AspenTech to notify Emerson promptly (but in no event later than 24 hours) after receipt by AspenTech (or any of its subsidiaries or its or their respective representatives) of (i) any Acquisition Proposal, (ii) any bona fide indication that a third party intends to make an Acquisition Proposal or (iii) any request for information relating to AspenTech or any of its subsidiaries or for access to the business, properties, assets, books or records of AspenTech or any of its subsidiaries by any third party that has given any bona fide indication to AspenTech (or any of its subsidiaries or its or their respective representatives) that it intends to make, or has made, an Acquisition Proposal. Such notice must identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. AspenTech is required to keep Emerson reasonably informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal, indication or request, and will promptly (but in no event later than 24 hours after receipt) provide to Emerson copies of all correspondence and written materials sent or provided to AspenTech or any of its subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).
The Transaction Agreement provides that any violation of the restrictions described above by any officer, director or employee of AspenTech or any of its subsidiaries, and any violation of such restrictions by a representative of AspenTech or any of its subsidiaries acting on behalf of AspenTech or any of its subsidiaries with the knowledge of AspenTech or resulting from actions directed by AspenTech or any of its subsidiaries or any of their respective officers, directors or employees, will be deemed to constitute a breach of such restriction by AspenTech.

Employee Matters
Employee Transfers
Emerson will cause New AspenTech to continue the employment as of the Closing of each Emerson Industrial Software Business Employee who is employed by an Emerson Contributed Subsidiary immediately prior to the Closing. In addition, Emerson will cause New AspenTech to make an employment offer to each other Emerson Industrial Software Business Employee (other than those employees whose employment will transfer as the result of automatic transfer regulations) (each an “Emerson Offer Business Employee”). Such offers of employment will be effective as of, and contingent upon the occurrence of, the Closing and will provide for terms consistent with the Transaction Agreement. If Emerson and AspenTech agree that an Emerson Offer Business Employee should be employed by AspenTech or one of its subsidiaries with effect from the Closing (each such employee, an “AspenTech Offer Employee”), AspenTech will be required to make an offer of employment to each such employee (x) on terms consistent with the Transaction Agreement and (y) with terms and conditions of employment substantially comparable to the terms and conditions of employment applicable to such employee as of immediately prior to the date of such employment offer, which such offer of employment will be effective as, and contingent upon the occurrence of, the Closing.
Effective as of immediately prior to the Closing (or such later time as may be required by applicable law), Emerson will terminate the employment of any Emerson Offer Business Employee or AspenTech Offer Employee who does not accept an offer of employment from New AspenTech or AspenTech, as applicable. Emerson will be responsible for any severance, statutory or other termination-related payments or benefits payable to any such Emerson Offer Business Employee who does not accept such offer of employment from New AspenTech and New AspenTech will be responsible for any severance, statutory or other termination-related payments or benefits payable to any AspenTech Offer Employee who does not receive an offer that satisfies the requirements in the Transaction Agreement as described above.
If any Emerson Industrial Software Business Employee whose employment falls within the scope of applicable automatic transfer regulations (an “Emerson Automatic Transfer Employee”) does not transfer automatically to New AspenTech or one of its subsidiaries pursuant to such transfer regulations, Emerson will cause New AspenTech (or its relevant subsidiary) to make an offer to employ such employee in accordance with the employee offer and acceptance terms of the Transaction Agreement as described above as soon as reasonably practicable following such determination.
If the contract of employment of any individual who is not an Emerson Automatic Transfer Employee or Emerson Offer Business Employee transfers to New AspenTech pursuant to the automatic transfer regulations in connection with the Closing, or any such individual asserts that this is the case, New AspenTech, AspenTech or their subsidiaries will notify Emerson as soon as reasonably practicable after becoming aware and may, where relevant, terminate the employment of such individual no later than 28 days after such individual’s contract of employment transfers to New AspenTech, and Emerson will indemnify and hold harmless New AspenTech, AspenTech and their subsidiaries, as applicable, for 50% of the aggregate liabilities relating to (a) the employment of the individual up to the date of any such termination, (b) the termination by New AspenTech, AspenTech or any of their subsidiaries of the contract of employment of such individual, and (c) all other liabilities New AspenTech, AspenTech or their subsidiaries may incur pursuant to the automatic transfer regulations in relation to such individual.
Maintenance of Compensation and Benefits
Unless otherwise required by applicable law or any applicable collective bargaining or similar agreement, for a period of 12 months following the Closing Date, New AspenTech will provide (a) employees of AspenTech who are employed by AspenTech as of immediately prior to the Closing and (b) any Emerson Industrial Software Business Employee whose employment is transferred to and commences with New AspenTech as of the Closing in accordance with the Transaction Agreement (clauses (a) and (b), collectively, “Continuing Employees”) with (i) at least the same base salary or wage rate and target annual cash bonus opportunity as provided to such employee as of immediately prior to the closing date and (ii) employee benefits (excluding defined benefit pension benefits, retiree health or welfare benefits, severance or other termination-related compensation or benefits, equity-based compensation or change in control, transaction or retention bonuses) that are substantially comparable to in the aggregate to the employee benefits provided to such employees under benefit plans of AspenTech or Emerson, as applicable, as of immediately prior to the Closing Date.

In addition, New AspenTech will generally provide each Continuing Employee with credit for his or her service with AspenTech or Emerson, as applicable, prior to the Closing Date for purposes of eligibility to participate, vesting and level of benefits under employee benefit plans maintained by New AspenTech following the Closing Date.
For the period from the Closing Date to October 1, 2022, New AspenTech will (i) use reasonable best efforts to hold the same or similar work-place events and offer the same or similar work place perquisites for the benefit of Continuing Employees who, prior to October 1, 2020, were employees of OSI Inc. that, collectively, are substantially similar in the aggregate to those provided by OSI Inc. prior to October 1, 2020 and (ii) generally not make any material adverse revisions to certain specified employment policies and procedures of OSI Inc.
U.S. Defined Contribution Plans
As soon as practicable following the Closing, but no later than 120 days following the Closing, Emerson will cause the trustee of each Emerson 401(k) plan to transfer, and New AspenTech will cause its 401(k) plan to receive, in the form of cash (or promissory notes representing outstanding loans) the full account balances of Emerson employees who are Continuing Employees and who participate under any Emerson 401(k) plan to New AspenTech’s applicable 401(k) plan.
Following the Closing, each U.S. Emerson employee that is a Continuing Employee will be eligible to participate in the New AspenTech 401(k) plan (or, if applicable, such other tax-qualified defined contribution retirement plan in which similarly situated U.S. employees of New AspenTech and its subsidiaries are eligible to participate in from time to time) in accordance with the terms of such plan.
Creation and Assumption of Benefit Plans
Prior to the Closing, Emerson may, in consultation with AspenTech, cause an Emerson Contributed Subsidiary to establish or assume such “mirror” or “clone” benefit plans that correspond to any applicable Emerson benefit plan to be retained by Emerson which Emerson reasonably determines, in consultation with AspenTech, should be established or assumed by an Emerson Contributed Subsidiary as a “mirror” or “clone” plan, and Emerson will use commercially reasonable efforts to provide that such plans in each case provide benefits substantially comparable to the retained Emerson benefit plan to which the plan relates. In addition, Emerson will use commercially reasonable efforts to cause an Emerson Contributed Subsidiary to establish such “mirror” or “clone” benefit plans that correspond to any applicable Emerson benefit plan to be retained by Emerson that is either (1) required to be provided by applicable law to Emerson employees who are Continuing Employees or (2) which provides material healthcare or medical benefits for such employees, in each case unless AspenTech is able, using commercially reasonable efforts and in consultation with Emerson, to provide for participation by such employees in a corresponding AspenTech benefit plan.
Unless otherwise required by applicable law or contemplated by the Transaction Agreement or the Transition Services Agreement, effective as of the Closing, each Emerson Industrial Software Business Employee who becomes a Continuing Employee will cease active participation in, and accrual of benefits under, the employee benefit plans and programs being retained by Emerson.
Works Council Information/Consultation Obligations
Emerson, AspenTech and Newco will cooperate in good faith to comply in all material respects with all information, consultation and other processes, if any, relating to any works councils (including Emerson’s European Works Council), union and any employee representative bodies in connection with the Transactions. In particular, for the purposes of any information or consultation process as is required with Emerson’s European Works Council, AspenTech agrees to provide Emerson with all reasonable and necessary information requested by Emerson and cooperate in good faith with all reasonable requests made by Emerson in relation to the same.
New AspenTech Omnibus Incentive Plan
Prior to the Closing, Newco intends to approve and adopt an incentive equity plan (the “New Omnibus Plan”), subject to the approval of the Newco stockholders and contingent upon the Closing. If the New Omnibus Plan is approved by Newco and its stockholders and the Transactions are consummated, New AspenTech will be authorized following Closing to grant awards to eligible service providers pursuant to the New Omnibus Plan.

The principal features of the New Omnibus Plan are summarized below. The following summary of the New Omnibus Plan does not purport to be a complete description of all of the provisions of the New Omnibus Plan. It is qualified in its entirety by reference to the complete text of the New Omnibus Plan.
Eligibility and Administration
Awards may be granted under the New Omnibus Plan to officers, employees, consultants and advisors of New AspenTech and its affiliates and to non-employee directors of Newco. Incentive stock options may be granted only to employees of New AspenTech or its subsidiaries.
The New Omnibus Plan will be administered by the New AspenTech Board or the Human Capital Committee (as applicable, sometimes referred to herein as the plan administrator). The New AspenTech Board or the Human Capital Committee, in its discretion, will select the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.
Authorized Shares
The number of shares of Common Stock authorized for issuance under the New Omnibus Plan is expected to be [ ]. The shares of Common Stock issuable under the New Omnibus Plan will consist of authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.
If any award is canceled, terminates, expires, lapses or is forfeited, the shares subject to such awards will not count against the aggregate number of shares of Common Stock available for grant under the New Omnibus Plan. In addition, the following items will not count against the aggregate number of shares of Common Stock available for grant under the New Omnibus Plan: (a) the payment in cash of dividends or dividend equivalents under any outstanding award, (b) any award that is settled in cash rather than by issuance of shares of Common Stock, (c) awards granted in assumption of or in substitution for awards previously granted by an acquired company or (d) shares tendered or withheld to pay the exercise price or tax withholding for an award under the New Omnibus Plan.
Types of Awards
The New Omnibus Plan permits the granting of stock options (nonqualified stock options and, in the case of employees, incentive stock options), stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and performance awards.
Adjustments
New AspenTech may equitably adjust the number and kind of securities for which stock options and other stock-based awards may be made under the New Omnibus Plan, including any individual award limits under the New Omnibus Plan, if certain changes in the Common Stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the Common Stock, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets.
Treatment upon a Change in Control
Subject to the terms of the applicable award agreements, upon a change in control, vesting of awards under the New Omnibus Plan will depend on whether the awards are assumed, converted or replaced by the resulting entity. The consummation of the Transactions will not constitute a change in control under the New Omnibus Plan. For awards that are not assumed, converted or replaced, the awards will vest upon the change in control, with any performance conditions deemed to be met at the greater of target and actual level of performance as of the end of New AspenTech’s fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control. For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the Transactions, will continue to vest in accordance with their terms and will vest in full in the event of a termination without “cause” or resignation for “good reason” within a specified period following the change in control (with any performance conditions deemed to be met at the greater of target and actual level of performance as of New AspenTech’s fiscal quarter end preceding the change in control), prorated based on the portion of the performance period that had been completed through the date of the separation from service.
Term, Termination and Amendment of New Omnibus Plan
Unless terminated earlier by the New AspenTech Board, the New Omnibus Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by the AspenTech stockholders. The New AspenTech Board may amend, suspend or terminate the New Omnibus Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the New Omnibus Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.
New AspenTech Employee Stock Purchase Plan
Prior to the Closing, Newco intends to approve and adopt an employee stock purchase plan (the “New ESPP”), subject to the approval of the Newco stockholders and contingent upon the Closing. If the New ESPP is approved by Newco and its stockholders and the Transactions are consummated, New AspenTech will be authorized following Closing to permit eligible service providers to participate in the New ESPP.
The principal features of the New ESPP are summarized below. The following summary of the New ESPP does not purport to be a complete description of all of the provisions of the New ESPP. It is qualified in its entirety by reference to the complete text of the New ESPP.
Administration; Authorized Shares
The New AspenTech Board or a committee thereof will have the authority to administer, interpret and implement the terms of the New ESPP, subject to the delegation provisions set forth in the plan. A total of [ ] shares of Common Stock will be reserved under the New ESPP.
Eligibility and Participation
All the United States employees of New AspenTech will generally be eligible to participate in the New ESPP. New AspenTech may exclude certain categories of employees from participation in the New ESPP, subject to Code rules, which may also limit participation by certain employees.
Offering Periods; Payroll Deductions; Exercise of Purchase Rights
The New ESPP will be implemented by offering periods to be established by the New AspenTech Board or the applicable committee. Generally, a maximum of 10% of a participant’s eligible “compensation” (as defined in the New ESPP) may be contributed by payroll deductions toward the purchase of shares of Common Stock during each offering period; provided that a participant may not have more than $10,000 in payroll deductions withheld during any one calendar year. Amounts deducted and accumulated by the participant are used to purchase whole shares of Common Stock at the end of each offering period. Amounts remaining for any fractional share that cannot be purchased are carried forward to the next offering period (if the participant has not withdrawn from participation). The purchase price of the shares will be 85% (or such other percentage determined by the New AspenTech Board that is not less than 85%) of the fair market value of common stock on the first trading day of the offering period or on the last day of the offering period, whichever is lower. The maximum number of shares of Common Stock purchasable per participant during any single offering period may not exceed 1,000 shares, subject to adjustment, including in the event of certain changes in our capitalization.
Amendment and Termination
The New AspenTech Board in its discretion may amend, suspend or terminate the New ESPP at any time. Unless sooner terminated, the New ESPP will terminate at the earlier of the time that all of the shares reserved under the New ESPP have been issued under the terms of the New ESPP and the tenth anniversary of the date Newco approved the New ESPP.

Retention Program for Continuing Emerson Industrial Software Business Employees
On or promptly following the Closing Date, but in any event no later than five business days after the Closing Date, New AspenTech will implement the retention program agreed between the parties for the Emerson Industrial Software Business Employees that become Continuing Employees (the “Emerson Retention Program”).
Under the Emerson Retention Program, New AspenTech will grant equity incentive awards (“Emerson Retention Program Awards”), in the form of restricted stock units with respect to shares of Common Stock under the New Omnibus Plan, to Emerson Industrial Software Business Employees that become Continuing Employees, in an aggregate amount of up to approximately $14 million (subject to certain adjustments determined after consultation between the parties). The Emerson Retention Program Awards will generally vest, depending on the employee’s position, (i) 25% on the date of grant and 75% on the 18-month anniversary of the Closing Date, or (ii) 100% on the first anniversary of the Closing Date. The number of shares of Common Stock underlying the restricted stock units granted under the Emerson Retention Program Award will be calculated by (1) dividing the dollar value of the applicable Emerson Retention Program Award by the closing price per share of AspenTech common stock on October 8, 2021, and (2) by multiplying the result obtained in step (1) by the AspenTech Equity Award Exchange Ratio, rounded down to the nearest whole share.
Retention Program for AspenTech Employees
AspenTech has established a retention program which provides for the grant of retention cash and equity incentive awards with respect to shares of AspenTech common stock to eligible AspenTech employees (the “AspenTech Retention Program”).
Under the AspenTech Retention Program, AspenTech has granted and will continue to grant, prior to the Closing, awards (“AspenTech Retention Program Awards”), in the form of either cash or restricted stock units with respect to shares of AspenTech common stock, to each AspenTech employee, in an aggregate amount of up to approximately $28.5 million (with the cash awards being made to any applicable employees in jurisdictions such as Russia, China, Malaysia, Thailand and India where AspenTech does not make equity compensation awards). The AspenTech Retention Program Awards will generally vest, depending on the employee’s position, (i) 25% on the Closing Date and 75% on the 18-month anniversary of the Closing Date, (ii) 100% on the first anniversary of the Closing Date, or (iii) 100% at the Closing Date. To the extent an AspenTech Retention Program Award is to be granted in the form of restricted stock units, the number of shares of AspenTech common stock underlying such award will be calculated by dividing the dollar value of the applicable AspenTech Retention Program Award by the closing price per share of AspenTech common stock on October 8, 2021. The AspenTech Retention Program Awards granted to executive officers of AspenTech are described in more detail under “Interests of AspenTech’s Directors and Executive Officers in the Transactions” beginning on page 108 of this combined proxy statement/prospectus.
Emerson Reorganization
Prior to the Closing, the Emerson Group will undertake certain restructuring transactions that will include, among other things, the transfer of certain assets of the Emerson Group (other than the Emerson Contributed Subsidiaries) related to the Emerson Industrial Software Business to the Emerson Contributed Subsidiaries and the assumption by the Emerson Contributed Subsidiaries of certain liabilities related to the Emerson Industrial Software Business, as described in the Transaction Agreement.
Stockholder Litigation
AspenTech has agreed to notify Emerson of, and give Emerson the opportunity to participate in, but not control, the defense and settlement of, any stockholder litigation against AspenTech or its directors or officers relating to the Transactions. AspenTech has agreed to (i) keep Emerson reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such litigation (and Emerson may offer comments or suggestions with respect to such litigation, which AspenTech will consider in good faith) and (ii) not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any such litigation without Emerson’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Director and Officer Indemnification and Insurance
The Transaction Agreement provides that, for six years after the effective time of the Merger, (i) the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of AspenTech in respect of acts or omissions arising out of or relating to their service as an officer or director of AspenTech occurring at or prior to the effective time of the Merger as provided under AspenTech’s certificate of incorporation and bylaws in effect on the date of the Transaction Agreement, and (ii) the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Emerson Contributed Subsidiaries in respect of acts or omissions arising out of or relating to their service as an officer or director of an Emerson Contributed Subsidiary occurring at or prior to the effective time of the Merger as provided under such Emerson Contributed Subsidiary’s certificate of incorporation and bylaws or equivalent organizational documents in effect on the date of the Transaction Agreement, in each case, subject to any limitation imposed from time to time under applicable law.
For six years after the effective time of the Merger, New AspenTech has agreed to maintain in effect provisions in the Surviving Corporation’s and each Emerson Contributed Subsidiary’s certificate of incorporation and bylaws (or equivalent organizational documents, including in such documents of any successor to the business of the Surviving Corporation or the Emerson Contributed Subsidiaries, as applicable) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are equivalent in all material respects to the corresponding provisions in existence on the date of the Transaction Agreement.
The parties to the Transaction Agreement have agreed that, prior to the effective time of the Merger, (i) AspenTech will as of such time obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of AspenTech’s existing directors’ and officers’ insurance policies and AspenTech’s existing fiduciary liability insurance policies for its present and former officers and directors for a claims reporting or discovery period of at least six years from the effective time of the Merger with respect to any claim related to any period prior to the effective time of the Merger; provided that AspenTech will provide Emerson a reasonable opportunity to participate in the selection of such tail policy and will give reasonable and good faith consideration to any comments made by Emerson with respect thereto, and (ii) Emerson will continue to provide coverage for the present and former officers and directors of the Emerson Contributed Subsidiaries under its directors’ and officers’ liability and fiduciary liability insurance policies for six years from the effective time of the Merger with respect to any claim related to any period before the effective time of the Merger with terms, conditions, retentions and limits of liability no less favorable than Emerson’s existing policies.
AspenTech Special Meeting
AspenTech will cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable (but in no event later than 45 days) after the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, is declared effective under the Securities Act for the purpose of voting on the approval and adoption of the Transaction Agreement and the Merger. AspenTech will coordinate with Emerson regarding the record date and the meeting date for such special meeting. Subject to the AspenTech Board’s ability to make an Adverse Recommendation Change (as described above), AspenTech will (i) through the AspenTech Board, recommend approval and adoption of the Transaction Agreement, the Merger and the other Transactions by AspenTech’s stockholders, (ii) use its reasonable best efforts to obtain the approval by the stockholders of AspenTech and (iii) otherwise comply with all applicable law with respect to such meeting. AspenTech will not, without the prior written consent of Emerson (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the meeting of its stockholders; provided that, AspenTech may postpone or adjourn such meeting (x) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the AspenTech Board has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by AspenTech’s stockholders prior to such meeting, (y) if AspenTech determines in good faith after consultation with outside counsel that such postponement or adjournment is required to comply with applicable law or (z) if, on the date of such meeting, AspenTech reasonably determines in good faith after consultation with Emerson that AspenTech has not received proxies representing a sufficient number of shares of AspenTech common stock to obtain approval of the Transaction Agreement by the AspenTech stockholders (whether or not a quorum is present) or it will not have sufficient shares of AspenTech common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting.
Notwithstanding the foregoing, if, on the date of the AspenTech special meeting, Emerson reasonably determines in good faith that AspenTech has not received proxies representing a sufficient number of shares of AspenTech common stock to obtain approval of the Transaction Agreement by the AspenTech stockholders, Emerson may request AspenTech to adjourn the special meeting once and upon such written request of Emerson, AspenTech will adjourn the special meeting until such date as will be mutually agreed upon by AspenTech and Emerson, which date will be not less than five days nor more than ten days after the date of adjournment (but no later than October 6, 2022), and, subject to the terms of the Transaction Agreement, AspenTech will continue to use its reasonable best efforts to solicit proxies from stockholders. The Transaction Agreement, the Merger and the other Transactions will be submitted to AspenTech’s stockholders at the AspenTech special meeting whether or not an Adverse Recommendation Change has occurred.
Termination and Termination Fees
The Transaction Agreement may be terminated at any time prior to the Closing in any of the following ways:
•	by mutual written agreement of Emerson and AspenTech;
•	by either Emerson or AspenTech upon notice to the other if:
•
the Merger has not been completed on or before October 10, 2022, unless such party’s breach of any provision of the Transaction Agreement is the principal cause of, or results in, the failure of the Merger to be completed by such time;

•
if either party so terminates the Transaction Agreement, the AspenTech stockholders fail to adopt the Transaction Agreement and approve the Transactions at the special meeting prior to such termination, an alternative proposal for AspenTech has been publicly announced or otherwise communicated to the AspenTech Board prior to such termination, and within 12 months after the date of such termination, AspenTech enters into a definitive agreement with respect to, recommends to its stockholders, or consummates, any alternative proposal, AspenTech must pay Emerson the Termination Fee, which is $325,000,000;

•
any applicable law making the consummation of the Merger illegal or otherwise prohibited or enjoining AspenTech or Emerson from consummating the Closing is in effect and has become final and nonappealable; or

•	the AspenTech stockholders fail to adopt the Transaction Agreement and approve the Transactions at the special meeting (including any adjournment or postponement thereof);
•
if either party so terminates the Transaction Agreement, an alternative proposal for AspenTech has been publicly announced or otherwise communicated to the AspenTech Board prior to such termination, and within 12 months after the date of such termination, AspenTech enters into a definitive agreement with respect to, recommends to its stockholders, or consummates, any alternative proposal, AspenTech must pay Emerson the Termination Fee;

•	by Emerson upon notice to AspenTech if:
•
an Adverse Recommendation Change (as defined in “—AspenTech Non-Solicitation; AspenTech’s Ability to Change Recommendation”) has occurred unless the AspenTech stockholders have previously adopted the Transaction Agreement and approved the Transactions;

•	in which case, AspenTech must pay Emerson the Termination Fee;
•
AspenTech has breached any of its representations or warranties or failed to perform any of the covenants or agreements contained in the Transaction Agreement, which breach or failure to perform (a) would cause a related condition to the Closing not to be satisfied and (b) is incapable of being cured prior to October 10, 2022, or, if capable of being cured by October 10, 2022, is not cured by AspenTech within 30 days after written notice has been given by Emerson to AspenTech of such breach or failure to perform; provided that Emerson is not then in breach of any representation, warranty, covenant or agreement by Emerson contained in the Transaction Agreement in a manner that would cause a related condition to the Closing not to be satisfied;
•
if Emerson so terminates the Transaction Agreement, an alternative proposal for AspenTech has been publicly announced or otherwise communicated to the AspenTech Board prior to such termination, and, within 12 months after the date of such termination, AspenTech enters into a definitive agreement with respect to, recommends to its stockholders, or consummates, any alternative proposal, AspenTech must pay Emerson the Termination Fee; however, if such termination is after the AspenTech stockholders’ adoption of the Transaction Agreement and approval of the Transactions, such termination must be the result of a willful and material breach by AspenTech; or

•
AspenTech has intentionally and materially breached its obligations under the provisions of the Transaction Agreement pertaining to the AspenTech special meeting or its obligations under the no solicitation provisions of the Transaction Agreement unless the AspenTech stockholders have approved and adopted the Transaction Agreement;

•	in which case, AspenTech must pay Emerson the Termination Fee; or
•
by AspenTech upon notice to Emerson if Emerson has breached any of its representations or warranties or failed to perform any of the covenants or agreements contained in the Transaction Agreement, which breach or failure to perform (a) would cause a related condition to Closing not to be satisfied and (b) is incapable of being cured prior to October 10, 2022, or, if capable of being cured by October 10, 2022, is not cured by Emerson within 30 days after written notice has been given by AspenTech to Emerson of such breach or failure to perform; provided that AspenTech is not then in breach of any representation, warranty, covenant or agreement by AspenTech contained in the Transaction Agreement in a manner that would cause a related condition to Closing not to be satisfied.

If the Transaction Agreement is terminated in accordance with its terms, it will become void and of no effect, without liability of any party to the Transaction Agreement (or any subsidiary of such party or any former, current or future stockholder, director, officer, employee, agent, consultant or other representative of such party or any of its subsidiaries) to any other party to the Transaction Agreement; provided that (i) certain customary provisions will survive such termination and (ii) no party will be relieved from any liabilities or damages for actual fraud or for any willful and material breach of the Transaction Agreement prior to such termination.
Each party to the Transaction Agreement has agreed that where payment of the Termination Fee by AspenTech is required under the Transaction Agreement, upon such payment, the payment of the Termination Fee (and, if applicable, costs and expenses incurred to collect the Termination Fee) in accordance with the Transaction Agreement will be the exclusive remedy of Emerson, Emerson Sub, Newco and Merger Sub and their respective affiliates against AspenTech or any of its subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, agents, consultants or other representatives for any damages suffered or incurred as a result of or in connection with any breach of any representation or warranty or failure to perform any covenant or agreement under the Transaction Agreement or the failure of the Transactions to be consummated and upon payment of such amount, none of AspenTech, its subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, agents, consultants or other representatives will have any further liability relating to or arising out of the Transaction Agreement, the other Transaction Documents (including amendments and waivers thereof) or the Transactions.
Indemnification
From and after the date of the Closing, Emerson will indemnify and defend New AspenTech and its subsidiaries and their respective officers, directors, managers, employees, agents, successors and assigns from and against, and hold each such person harmless from, any and all damages incurred or suffered by any such person arising out of, in connection with or relating to (i) all liabilities of the Emerson Group other than liabilities relating to the Emerson Industrial Software Business assumed by the Emerson Contributed Subsidiaries under the Transaction Agreement and (ii) any breach of the representations and warranties by Emerson with respect to its representations regarding the absence of undisclosed material liabilities and sufficiency of assets of the Emerson

Industrial Software Business. Emerson will have no obligation to indemnify any such person with respect to damages resulting from a breach of such representations and warranties (i) unless such claim or series of related claims involve damages in excess of $100,000, (ii) unless and until the aggregate amount of all damages indemnifiable for breaches of such representations and warranties exceeds $25 million, after which Emerson will be obligated for such person’s damages for breaches of such representations and warranties to the extent in excess of $25 million and (iii) after the aggregate damages paid by Emerson to such persons for breaches of such representations and warranties exceeds $250 million.
From and after the date of the Closing, New AspenTech will indemnify and defend Emerson and the other members of the Emerson Group and their respective officers, directors, managers, employees, agents, successors and assigns from and against, and hold each such person harmless from, any and all damages incurred or suffered by any such person arising out of, in connection with or relating to (i) any liability of an Emerson Contributed Subsidiary other than liabilities of Emerson and its subsidiaries not assumed by the Emerson Contributed Subsidiaries under the Transaction Agreement and (ii) any breach of the representations and warranties made by AspenTech regarding the absence of undisclosed material liabilities. New AspenTech will have no obligation to indemnify any such person with respect to damages resulting from a breach of such representations and warranties (i) unless such claim or series of related claims involve damages in excess of $100,000, (ii) unless and until the aggregate amount of all damages indemnifiable for breaches of such representations and warranties exceeds $85 million, after which New AspenTech will be obligated for such person’s damages for breaches of such representations and warranties to the extent in excess of $85 million and (iii) after the aggregate damages paid by New AspenTech to such persons for breaches of such representations and warranties exceeds $850 million.
Indemnification for taxes will be governed by the Tax Matters Agreement.
Amendment and Waiver
The Transaction Agreement provides that any provision of the Transaction Agreement may be amended or waived prior to the effective time of the Merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Transaction Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the AspenTech stockholders approve the Transaction Agreement, there will be no amendment or waiver that would require the further approval of the stockholders of AspenTech under the DGCL without such approval having first been obtained.
The Transaction Agreement further provides that no failure or delay by any party in exercising any right, power or privilege thereunder will operate as a waiver nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Transaction Agreement will be cumulative and not exclusive of any rights or remedies provided by applicable law.
Specific Performance
The Transaction Agreement provides that irreparable damage would occur if any provision of the Transaction Agreement were not performed in accordance with the terms thereof and that the parties to the Transaction Agreement will be entitled to an injunction or injunctions to prevent breaches of the Transaction Agreement or to enforce specifically the performance of the terms and provisions thereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each party to the Transaction Agreement has agreed to waive any requirement for the securing or posting of any bond in connection with such remedy.

CERTAIN AGREEMENTS RELATED TO THE TRANSACTIONS
Stockholders Agreement
General
At the Closing, Emerson, Emerson Sub and Newco will enter into a Stockholders Agreement, which sets forth, among other things, certain rights and obligations of Emerson, Emerson Sub and New AspenTech in connection with Emerson Group’s beneficial ownership of Common Stock.
A copy of the form of the Stockholders Agreement is attached hereto as Annex D. The following summary of the terms of the Stockholders Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof. For purposes of the Stockholders Agreement and this summary, a reference to Emerson’s affiliates or subsidiaries or their affiliates or subsidiaries does not include Newco or its subsidiaries.
Corporate Governance
Board Composition
The Stockholders Agreement will provide that, effective as of the Closing, the New AspenTech Board will initially consist of nine members, of which:
•
Five will be designated by Emerson Sub: one of whom will be Jill D. Smith, the current chair of the AspenTech Board and who will also be the chair of the New AspenTech Board, three of whom will be designated by Emerson Sub following consultation with Ms. Smith (the Stockholders Agreement provides that, as of the date of the Transaction Agreement, it was Emerson Sub’s expectation that these three designees would be members of the AspenTech Board or Independent Directors) and one of whom will be designated by Emerson Sub without any of the foregoing conditions.

•	One will be the Chief Executive Officer of AspenTech as of immediately prior to the Closing.
•
Three will be designated by AspenTech, all of whom will be reasonably acceptable to Emerson Sub and also meet independence standards under NASDAQ listing rules, which three directors will have been designated by AspenTech prior to the designation of any director (other than Ms. Smith) by Emerson Sub pursuant to the first bullet above.

Following the Closing, the number of directors on the New AspenTech Board who will be designated by Emerson Sub will be as follows:
•
Before the Third Trigger Date, a number of the total authorized number of directors on the New AspenTech Board as of such time that is proportionate to the Emerson Group’s beneficial ownership of outstanding shares of Common Stock at such time (rounded up to the nearest whole person); provided that Emerson Sub will have the right to designate at least a majority of the directors on the New AspenTech Board until the Second Trigger Date.

•	Following the Third Trigger Date, one director.
Following the Closing, the members of the New AspenTech Board not designated by Emerson Sub will be designated by the Nominating & Governance Committee of the New AspenTech Board as described below under “—Director Nomination, Removal and Vacancies.”
Chair
Until the Second Trigger Date, Emerson Sub will have the right to nominate a member of the New AspenTech Board as the chair of the New AspenTech Board.
Chief Executive Officer
Emerson, Emerson Sub and Newco have agreed that, as of the Closing, the Chief Executive Officer of New AspenTech will be Antonio J. Pietri.
Lead Independent Director
Until the Second Trigger Date, if at any time the chair of the New AspenTech Board is not an independent director under NASDAQ listing rules, to the extent the New AspenTech Board designates a director to be the lead independent director, Emerson Sub will have the right to nominate a member of the New AspenTech Board who is an independent director under NASDAQ listing rules to be the lead independent director.
Director Nomination, Removal and Vacancies
With respect to Emerson Sub’s designees to the New AspenTech Board, New AspenTech will cause each such person to be included in the slate of nominees recommended by the New AspenTech Board to holders of Common Stock for election (including at any annual or special meeting of stockholders held for the election of directors) and will use its best efforts to cause the election of each such designee, including soliciting proxies in favor of the election of such persons. In the event that any Emerson Sub designated director on the New AspenTech Board ceases to serve as a director for any reason, the resulting vacancy will be filled by the New AspenTech Board with a substitute person designated by Emerson Sub. New AspenTech will take all actions necessary to facilitate the removal and replacement of any Emerson Sub designated director upon the written request of Emerson Sub.
In the event of a vacancy on the New AspenTech Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not designated by Emerson Sub, the Nominating & Governance Committee will have the sole right to fill such vacancy or designate a person for nomination for election to the New AspenTech Board to fill such vacancy in accordance with applicable law. However, until the Third Trigger Date, (i) the then-current Chief Executive Officer of New AspenTech must be included for nomination at any annual or special meeting of New AspenTech at which directors are elected and (ii) each designee to the New AspenTech Board (other than Emerson Sub’s designees and the then-current Chief Executive Officer of New AspenTech) must be a New AspenTech Independent Director and meet all other requirements under applicable law for membership on the Audit Committee of the New AspenTech Board, and one of such designees must also be an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K. The New AspenTech Board shall at all times include at least three New AspenTech Independent Directors.
Controlled Company
For so long as the Emerson Group beneficially owns more than 50% of the outstanding shares of Common Stock, to the extent permitted by applicable law, if so requested by Emerson Sub, New AspenTech will avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of NASDAQ (in whole or in part, as requested by Emerson Sub). Emerson Sub will request that New AspenTech avail itself of the exemptions from the requirements that (i) the nominating/corporate governance committee be composed solely of indepdent directors and (ii) the compensation committee be composed solely of independent directors.
Committees
The New AspenTech Board will have the following committees: (i) an Audit Committee, (ii) until the Third Trigger Date, an M&A Committee, (iii) a Compensation Committee (which New AspenTech refers to as the Human Capital Committee), (iv) a Nominating & Governance Committee, and such other committees as determined by the New AspenTech Board.
The Audit Committee will consist solely of three directors, all of whom must (i) be New AspenTech Independent Directors and (ii) meet all other requirements of applicable law and the NASDAQ listing rules for membership on the Audit Committee. Until the Third Trigger Date, Emerson Sub will be entitled to designate one non-voting observer who is entitled to attend meetings of the Audit Committee (which non-voting observer need not be a member of the New AspenTech Board).
The M&A Committee will be an advisory committee. Until the Third Trigger Date, Emerson Sub will be entitled to appoint one member of the M&A Committee and designate one non-voting observer who is entitled to attend meetings of the M&A Committee (which non-voting observer need not be a member of the New AspenTech Board). The M&A Committee will, among other things, (i) review New AspenTech’s strategy regarding mergers, acquisitions, investments and dispositions with management periodically and (ii) review all proposed mergers, acquisitions, investments or dispositions of assets or businesses.
In addition, the New AspenTech Board will establish an ad-hoc RPT Committee from time to time when required by the Stockholders Agreement. New AspenTech will also be required to establish a Disclosure Committee consisting of members of the New AspenTech Board or management of New AspenTech to, among other things, assist in preparing disclosures required under applicable law.

Until the Third Trigger Date, the number of Emerson Sub designated directors on each committee and subcommittee of the New AspenTech Board (other than the Audit Committee, M&A Committee and any RPT Committee) at any time will be proportionate to the Emerson Group’s beneficial ownership of outstanding shares of Common Stock at such time (before the Second Trigger Date, rounded up to the nearest whole person and, following the Second Trigger Date, rounded down to the nearest whole person but in no event less than one person); provided that, until the Second Trigger Date, the number of Emerson Sub designated directors on each such committee and subcommittee will not be less than a majority of the members of such committee and subcommittee. Until the Third Trigger Date, Emerson Sub will have the right to designate which of the Emerson Sub designated directors will serve on each committee and subcommittee (other than the Audit Committee, M&A Committee and any RPT Committee) and Emerson Sub will have the right to designate the chair of each such committee and subcommittee except that the initial chair of the Human Capital Committee will be designated by AspenTech. Following the Second Trigger Date, Emerson Sub shall no longer have the rights described in this paragraph if Emerson Sub transfers 5% or more of the Common Stock outstanding at such time (subject to certain exceptions) or, at any time, none of the directors on the New AspenTech Board who are designated by Emerson is an officer or employee of any member of the Emerson Group.
Confidentiality
Subject to applicable law, each director of the New AspenTech Board designated by Emerson Sub will keep confidential any information about New AspenTech and its affiliates he or she receives as a result of being a director of the New AspenTech Board, provided such director is permitted to disclose to the Emerson Group, representatives of the Emerson Group and such director’s advisors information about New AspenTech and its affiliates that he or she receives as a result of being a director. To the fullest extent permitted by applicable law, no such director will have any duty to disclose to New AspenTech or the New AspenTech Board or any committee of the New AspenTech Board (or subcommittee thereof) confidential information of Emerson or any of its affiliates in such director’s possession even if it is material and relevant information to New AspenTech, the New AspenTech Board or any committee of the New AspenTech Board (or subcommittee thereof) and, in any case, such director will not be liable to New AspenTech, any of its stockholders or any other person or entity for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a director by reason of such lack of disclosure of such confidential information.
Emerson Agreement to Vote
The Stockholders Agreement will provide that Emerson will, and will cause each member of the Emerson Group to, cause their respective shares of Common Stock to be present for quorum purposes at any New AspenTech stockholder meeting and vote in favor of all directors nominated by the Nominating & Governance Committee in accordance with the Stockholders Agreement.
Consent Rights
Until the Second Trigger Date, New AspenTech will not, and will cause its subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of Emerson Sub:
•	any merger, consolidation, reorganization, conversion or any other business combination involving New AspenTech, or sale of all or substantially all of the consolidated assets of New AspenTech;
•
any acquisition of any businesses, assets, operations or securities comprising a business (other than capital expenditures) with a value in excess of $50 million in any transaction or series of related transactions;

•
any redemption, repurchase, cancellation or other acquisition or any offer to redeem, repurchase, cancel or otherwise acquire any equity or equity-linked securities of New AspenTech or any of its subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act (a “Significant Subsidiary”), other than (a) repurchases of Common Stock of no more than $50 million in any 12-month period and that are approved by the New AspenTech Board or (b) repurchases of equity or equity-linked securities of any wholly owned subsidiary of New AspenTech by New AspenTech or any of its wholly owned subsidiaries;

•
the declaration or payment of a cash or other dividend or any other distribution on any equity or equity-linked securities of New AspenTech or any of its Significant Subsidiaries (other than to New AspenTech or one of its wholly owned subsidiaries);

•
any recapitalization, reclassification, spin-off or combination of any equity or equity-linked securities of New AspenTech or any of its Significant Subsidiaries, other than a recapitalization, reclassification or combination of equity or equity-linked securities of a wholly owned subsidiary of New AspenTech (and solely involving wholly owned subsidiaries of New AspenTech) that remains a wholly owned subsidiary of New AspenTech after the consummation of such transaction and that does not have any adverse tax consequences to the Emerson Group;

•
any sale, transfer, lease, pledge, abandonment or other disposition or exclusive license (in each case of the foregoing, including by merger, consolidation, reorganization, conversion, joint venture, sale of stock or assets or otherwise) of any assets, businesses, interests, properties, securities or persons with a value in excess of $25 million in any transaction or series of related transactions in any 12-month period, other than (A) sales of inventory or services or dispositions of obsolete assets in each case in the ordinary course of business or (B) to New AspenTech or any of its wholly owned subsidiaries;

•
any incurrence, assumption, guarantee, repurchase or other creation of indebtedness for borrowed money (including through the issuance of debt securities) in an aggregate principal amount in excess of $25 million on a consolidated basis in any 12-month period, excluding (A) any indebtedness in respect of a revolving debt facility in existence as of the Closing Date or which has previously been approved pursuant to Emerson Sub’s consent rights under the Stockholders Agreement and (B) any indebtedness solely among New AspenTech and its wholly owned subsidiaries;

•
any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving New AspenTech or any of its Significant Subsidiaries, other than a liquidation or dissolution of any wholly owned subsidiary of New AspenTech;

•	any establishment, adoption, amendment or termination of any equity incentive plan or arrangement;
•
any issuance, delivery or sale, or authorization of the issuance, delivery or sale, of any equity or equity-linked securities of New AspenTech or any of its subsidiaries, other than (A) pursuant to equity incentive plans and arrangements previously approved pursuant to Emerson Sub’s consent rights under the Stockholders Agreement and by the New AspenTech Board, (B) to New AspenTech or one of its wholly owned subsidiaries and (C) in the case of issuance of securities by any subsidiary of New AspenTech located outside of the United States, de minimis issuances required by applicable law;

•	any termination of the employment of the Chief Executive Officer of New AspenTech or any appointment of a new Chief Executive Officer of New AspenTech;
•
any amendment to the organizational documents of New AspenTech or any of its Significant Subsidiaries, other than any such amendment to the organizational documents of any wholly owned subsidiary of New AspenTech that does not disproportionately and adversely affect Emerson Sub in its capacity as an indirect stockholder of such subsidiary as compared to other indirect stockholders of such subsidiary;

•	any establishment, adoption, material amendment or termination of any disclosure controls and procedures of New AspenTech; and
•	authorize, agree or commit to do any of the foregoing.
Following the Second Trigger Date until the Third Trigger Date, New AspenTech will not, and will cause its subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of Emerson Sub:
•	any merger, consolidation, reorganization, conversion or any other business combination involving New AspenTech, or sale of all or substantially all of the consolidated assets of New AspenTech;
•
any sale, transfer, lease, pledge, abandonment or other disposition or exclusive license of any assets, businesses, interests, properties, securities or entities with a value in excess of $25 million in any transaction or series of related transactions in any 12-month period, other than (A) sales of inventory or services or dispositions of obsolete assets in each case in the ordinary course of business or (B) to New AspenTech or any of its wholly owned subsidiaries;

•	any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving New AspenTech;
•	any material amendment to the organizational documents of New AspenTech;
•	any establishment, adoption, material amendment or termination of any disclosure controls and procedures of New AspenTech; and
•	authorize, agree or commit to do any of the foregoing.
Following the Third Trigger Date until the Fourth Trigger Date, New AspenTech will not, and will cause its subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of Emerson Sub:
•	any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving New AspenTech;
•
any amendment to the organizational documents of New AspenTech that disproportionately and adversely affects Emerson Sub in its capacity as a stockholder of New AspenTech as compared to other stockholders of the same class of securities of New AspenTech; and

•	authorize, agree or commit to do any of the foregoing.
Modifications to Business Strategy
Until the First Trigger Date, New AspenTech will not, and will cause its subsidiaries not to, directly or indirectly, without the prior written consent of Emerson Sub, modify the business strategy, or modify or expand the scope or nature of the business or other activities, of New AspenTech or any of its subsidiaries beyond the business of developing, marketing and selling certain industrial software, or authorize, agree or commit to do any of the foregoing.
Non-Compete
Until the First Trigger Date, Emerson will not, and will not permit any of the other members of the Emerson Group to, own, manage or operate any business that engages in developing, marketing and selling certain industrial software anywhere in the world except (i) ownership by Emerson or any of the other members of the Emerson Group of less than an aggregate of 10% of the total equity ownership of an entity engaged in such competing business and (ii) acquisitions by Emerson or any of the other members of the Emerson Group of any business or entity that is engaged in such competing business so long as no more than 20% of such business or entity’s revenues (based on such business or entity’s latest annual consolidated financial statements prior to such acquisition) are attributable to such competing business; provided that Emerson and its subsidiaries may acquire a diversified business or entity having more than 20% of such business or entity’s revenues (based on such business or entity’s latest annual consolidated financial statements prior to such acquisition) attributable to such competing business as long as Emerson or the applicable member of the Emerson Group divests the portion attributable to such competing business in excess of such 20% threshold within 18 months following consummation of such acquisition. Notwithstanding the foregoing, in no event will the Stockholders Agreement restrict or limit Emerson or any member of the Emerson Group from owning, managing or operating any business that engages in certain permitted businesses (including businesses contemplated by certain intercompany commercial agreements, the business of developing, marketing and selling certain software products and certain retained businesses) anywhere in the world.
Related Party Transactions
Under the Stockholders Agreement, all Related Party Transactions contemplated by the Transaction Documents between New AspenTech or any of its subsidiaries, on the one hand, and any member of the Emerson Group, on the other hand, will not require further approval of the New AspenTech Board or an RPT Committee after the Closing.
Until the Third Trigger Date, the Related Party Transactions Policy, as set forth in the Stockholders Agreement (the “Related Party Transactions Policy”) requires approval of an RPT Committee for, among other things and subject to certain exceptions: (i) any Related Party Transaction involving a payment above certain dollar thresholds, (ii) any material amendments to, or material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections under any previously approved Related Party Transactions, (iii) any Related Party Transaction for which a member of the Emerson Group requests approval from an RPT Committee and (iv) any matter under the Stockholders Agreement which expressly requires approval from an RPT Committee (including material amendments of, or waivers of New AspenTech’s rights under, the Stockholders Agreement).
Related Party Transactions below the dollar thresholds specified in the Related Party Transactions Policy may be approved by New AspenTech management. Such transactions must be reported on a quarterly basis to the New AspenTech Independent Directors.
Corporate Opportunity
The Stockholders Agreement provides that, except as otherwise set forth in the Stockholders Agreement or agreed in writing by New AspenTech and Emerson, no agreement pursuant to which New AspenTech, on the one hand, and Emerson, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other, or the performance thereof by New AspenTech or Emerson will, to the fullest extent permitted by applicable law, be considered contrary to (i) any fiduciary duty that Emerson may owe to New AspenTech or to any stockholder or other owner of an equity interest in New AspenTech by reason of Emerson being a controlling or significant stockholder of New AspenTech or participating in the control of New AspenTech or (ii) any fiduciary duty owed by any director or officer of New AspenTech who is also a director, officer or employee of Emerson to New AspenTech, or to any stockholder thereof. Subject to the corporate opportunities provision described below, to the fullest extent permitted by applicable law, Emerson, as a stockholder of New AspenTech, or as a participant in control of New AspenTech, will not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of New AspenTech who is also a director, officer or employee of Emerson will have or be under any fiduciary duty to New AspenTech to refrain from acting on behalf of New AspenTech or of Emerson in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.
Emerson, Emerson Sub and Newco have agreed that, except as otherwise set forth in the Stockholders Agreement or otherwise agreed in writing between New AspenTech and Emerson, and subject to the corporate opportunities provisions described below, Emerson will to the fullest extent permitted by applicable law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as New AspenTech or (ii) doing business with any client, customer or vendor of New AspenTech, and (subject to the corporate opportunities provisions described below) neither Emerson nor any officer, director or employee thereof will, to the fullest extent permitted by applicable law, be deemed to have breached its fiduciary duties, if any, to New AspenTech solely by reason of Emerson’s engaging in any such activity. Subject to the corporate opportunities provisions described below, except as otherwise agreed in writing between New AspenTech and Emerson, in the event that Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both New AspenTech and Emerson, Emerson will to the fullest extent permitted by applicable law not be liable to New AspenTech or its stockholders for breach of any fiduciary duty as a stockholder of New AspenTech by reason of the fact that Emerson acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to New AspenTech, and New AspenTech to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to New AspenTech.

The Stockholders Agreement further provides that, except as otherwise agreed in writing between New AspenTech and Emerson, in the event that a director or officer of New AspenTech who is also a director, officer or employee of Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both New AspenTech and Emerson, such director or officer will to the fullest extent permitted by applicable law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and New AspenTech to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to New AspenTech, if such director or officer acts in a manner consistent with the following policy:
•
such a corporate opportunity offered to any individual who is a director but not an officer or employee of New AspenTech and who is also a director, officer or employee of Emerson will belong to New AspenTech only if such opportunity is expressly offered to such person solely in his or her capacity as a director of New AspenTech and otherwise will belong to Emerson; and

•
such a corporate opportunity offered to any individual who is an officer or employee of New AspenTech and also is a director, officer or employee of Emerson will belong to New AspenTech unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Emerson, in which case such opportunity will belong to Emerson.

For purposes of the corporate opportunities provision in the Stockholders Agreement and the summary thereof in the preceding paragraphs, (1) “corporate opportunities” include business opportunities that New AspenTech is financially able to undertake, which are, from their nature, in the line of New AspenTech’s business, are of practical advantage to it and are ones in which New AspenTech, but for the provisions summarized above, would have an interest or a reasonable expectancy, (2) “Emerson” means Emerson Group (other than New AspenTech and its subsidiaries) and (3) “New AspenTech” means New AspenTech and each of its subsidiaries.
Under the New AspenTech Charter, any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of New AspenTech will be deemed to have notice of and consented to the foregoing.
Restrictions on Transfers and Acquisitions
Lockup
For two years following the Closing Date (unless the Third Trigger Date has occurred), the Emerson Group will be prohibited from transferring any shares of Common Stock to any person, business or entity that is not a controlled affiliate of Emerson unless approved by an RPT Committee.
Standstill
For two years following the Closing Date, the Emerson Group is prohibited from acquiring or seeking to acquire, directly or indirectly, additional shares of Common Stock that would result in the Emerson Group having an ownership percentage of the outstanding Common Stock greater than the percentage of outstanding Common Stock they own as of the Closing Date; provided that Emerson will be permitted to make a private proposal to the New AspenTech Board that would not reasonably be expected to require New AspenTech or any of its subsidiaries to make any public announcement or other disclosure. Notwithstanding the foregoing:
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Emerson and the other members of the Emerson Group can acquire Common Stock by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by New AspenTech to all holders of Common Stock on a pro rata basis.

•
Emerson and the other members of the Emerson Group can acquire Common Stock (i) as approved by an RPT Committee, (ii) pursuant to the exercise of Emerson Sub’s preemptive rights, (iii) pursuant to the Pre-Agreed Procedures (described below) or (iv) constituting no more than 5% of the outstanding Common Stock in the aggregate (as measured as of the Closing Date) in the open market.

Competitors
Following the Second Trigger Date, subject to certain exceptions, Emerson will not, and will cause its subsidiaries not to, transfer, in a single transaction or in a series of transactions, more than 10% of the then-outstanding shares of Common Stock to any entity or person who is engaged in any business that engages in developing, marketing and selling certain industrial software, unless approved by an RPT Committee.
Buyout Transactions
Until the Second Trigger Date, any proposal by any member of the Emerson Group to engage in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the outstanding shares of Common Stock held by stockholders (other than the Emerson Group) must be either (as elected by Emerson Sub in its sole discretion) (i) subject to review, evaluation and prior written approval of an RPT Committee or (ii) approved by a majority of the stockholders of New AspenTech (other than the Emerson Group).
Additional New AspenTech Securities
Preemptive Rights and Percentage Maintenance Share
Until the Second Trigger Date, to the extent permitted under NASDAQ rules and subject to certain exceptions, Emerson Sub has the right to purchase up to its pro rata portion of any equity securities of New AspenTech that New AspenTech proposes to issue or sell provided, that, in the case of equity securities to be issued as consideration in any merger, consolidation, reorganization, conversion, joint venture or any other business combination, or any acquisition, Emerson Sub only has the right to purchase its percentage maintenance share. Following the Second Trigger Date, to the extent permitted under NASDAQ rules and subject to certain exceptions, Emerson Sub has the right to purchase additional securities of New AspenTech up to its percentage maintenance share in connection with any issuance or sale thereof by New AspenTech.
The purchase price for securities to be sold or issued to Emerson Sub in accordance with the preceding paragraph will be calculated based on (i) in the case of an issuance for cash (other than a public offering of New AspenTech securities) or offer from a prospective third party for cash, the proposed purchase price in cash per security, and (ii) in all other cases (including a public offering of New AspenTech equity securities), the Pre-Agreed Procedures (as described below).
In the case of Emerson Sub’s exercise of preemptive rights, if the issuance or sale to Emerson Sub is delayed due to a governmental approval or stockholder approval under NASDAQ listing rules and the triggering issuance or sale is consummated, the Emerson Group’s ownership of Common Stock will be calculated for all purposes of the Stockholders Agreement as if Emerson Sub had exercised its right in full and as if any securities not yet issued or sold to the third party had been issued or sold, until such time that (i) the applicable sale to Emerson Sub is consummated, (ii) in the case of an approval of a governmental authority, there is a final, non-appealable court order prohibiting Emerson Sub from acquiring such securities, (iii) in the case stockholder approval is required under the NASDAQ rules, such stockholder vote will have occurred and such sale to Emerson Sub not be approved or (iv) Emerson determines not to exercise such rights.
In the case of Emerson Sub’s exercise of percentage maintenance share rights, if the issuance or sale to Emerson Sub is delayed due to a governmental approval or stockholder approval under NASDAQ listing rules, the Emerson Group’s ownership of Common Stock will be calculated for all purposes of the Stockholders Agreement as if Emerson Sub had exercised its right in full and as if any securities not yet issued or sold to the third party had been issued or sold, until such time that (i) the applicable sale to Emerson Sub is consummated, (ii) in the case of a required approval of a governmental authority, there is a final, non-appealable court order prohibiting Emerson Sub from acquiring such securities, (iii) in the case stockholder approval is required under the NASDAQ rules, such stockholder vote will have occurred and such sale to Emerson Sub not be approved or (iv) Emerson determines not to exercise such rights.
Pre-Agreed Procedures
Emerson Sub will have the right to purchase additional securities of New AspenTech under certain circumstances pursuant to certain pre-agreed prices and procedures as set forth in the Pre-Agreed Procedures, set forth in the Stockholders Agreement (the “Pre-Agreed Procedures”), without the need for the approval of an RPT Committee. These Pre-Agreed Procedures provide Emerson the option (but not the obligation) to, among other things, (i) purchase additional securities of New AspenTech in connection with securities being issued as consideration in an M&A transaction, or purchase securities of New AspenTech in a public offering of securities of New AspenTech securities, or other circumstances where New AspenTech securities are not being offered for cash by New AspenTech, in each case at pre-agreed prices without the need for the approval of an RPT Committee, (ii) purchase additional shares of Common Stock up to its percentage maintenance share in connection with the issuance of equity awards or securities of New AspenTech pursuant to any “at the market” program, on a quarterly basis and in accordance with the pre-agreed prices, (iii) purchase additional equity securities of New AspenTech at pre-agreed prices to maintain its ownership of certain percentages of outstanding Common Stock during certain cure periods after Emerson’s ownership of Common Stock falls below certain thresholds and (iv) until the Second Trigger Date, provide New AspenTech with financing in connection with any proposed M&A transaction, at a pre-agreed pricing, if such financing is approved by an RPT Committee.
Financial Information
Until the Third Trigger Date, New AspenTech will be subject to financial reporting requirements to Emerson. New AspenTech will provide Emerson with certain monthly, quarterly and annual financial, tax and accounting information as Emerson may reasonably request. Additionally, New AspenTech will deliver to Emerson a substantially final form of its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q no later than five business days prior to filing such documents with the SEC and will consult with Emerson in preparing all reports, notices and proxy and information statements to be sent or made available by New AspenTech to its security holders. New AspenTech will provide Emerson with information reasonably requested by Emerson in connection with Emerson’s press releases and public filings and agrees to review or draft such portion of Emerson’s filings pertaining to New AspenTech.
New AspenTech will also be required to cooperate with Emerson in connection with the preparation of any filings made by Emerson with the SEC or any securities exchange, including providing all information reasonably required by Emerson to comply with its reporting obligations.
New AspenTech will be required to establish a Disclosure Committee consisting of members of the New AspenTech Board or management of New AspenTech to, among other things, assist in preparing disclosures required under applicable law. Emerson Sub will be entitled to appoint one individual as a non-voting observer to the Disclosure Committee who is entitled to attend meetings of the Disclosure Committee (which non-voting observer need not be a member of the New AspenTech Board). Subject to certain limitations, Emerson Sub will also be permitted to conduct internal audits and perform risk assessments on New AspenTech’s controls over financial reporting processes, and propose certain changes.
The above provisions terminate after the Third Trigger Date.
Non-Solicit
The Stockholders Agreement requires each of Emerson and New AspenTech, for one year following the Closing, not to solicit the employment of, or employ, certain employees of the other without the prior written consent of the other, subject to certain exceptions.
Intercompany Agreements
If the Emerson Group does not beneficially own more than 40% of the outstanding shares of Common Stock for a consecutive period of six months or more, each of New AspenTech (on behalf of itself or its applicable subsidiary) and Emerson (on behalf of itself or its applicable subsidiary) will have the right to terminate any intercompany commercial agreement (subject to certain exceptions) upon written notice to the other.
Termination
The Stockholders Agreement will be effective as of the Closing Date and automatically terminates in the event the Emerson Group (a) no longer owns at least 10% of the outstanding shares of Common Stock or (b) owns 100% of the outstanding shares of Common Stock. However, Emerson’s, Emerson Sub’s and New AspenTech’s agreements under the Stockholders Agreement with respect to the following provisions will survive the termination of the Stockholders Agreement: confidentiality, intercompany agreements, cooperation with respect to third-party litigation, privilege and dispute resolution and certain miscellaneous provisions.

Registration Rights Agreement
At the Closing, Newco will enter into the Registration Rights Agreement with Emerson Sub to grant Emerson Sub certain registration rights with respect to its registrable securities consisting of shares of Common Stock.
A copy of the form of the Registration Rights Agreement is attached hereto as Annex E. The following summary of the terms of the Registration Rights Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.
Emerson Sub may require New AspenTech pursuant to a demand to register all or any portion of these registrable securities under the Securities Act or the Exchange Act for their public offering, listing or trading. New AspenTech will not be obligated to effect a demand registration (i) within 60 days after the effective date of a previous demand registration, other than a shelf registration, or (ii) if the demand request is for a number of registrable securities with a market value of less than $50 million.
Subject to certain exceptions, New AspenTech may defer the filing of a registration statement after a demand request has been made if: (i) the New AspenTech Board determines in good faith that such registration would be materially detrimental to New AspenTech and its stockholders, or (ii) prior to receiving such demand request, the New AspenTech Board had determined to effect a registered underwritten public offering of New AspenTech securities for its account, New AspenTech had taken substantial steps to effect such offering and the managing underwriter for such offering has determined that the filing of the requested registration statement at the time and on the requested terms would materially and adversely affect such underwritten public offering of New AspenTech securities for New AspenTech’s account.
In addition, Emerson Sub has piggyback registration rights, which means that Emerson Sub and its permitted transferees who have agreed to be bound by the Registration Rights Agreement may include their registrable securities in future registrations of equity securities by New AspenTech, whether or not that registration relates to a primary offering by New AspenTech or a secondary offering by or on behalf of any other stockholders of New AspenTech.
The demand registration rights and piggyback registration rights are each subject to market cut-back exceptions, with specified priorities.
New AspenTech will pay all reasonable out-of-pocket fees and expenses in connection with any registration pursuant to the Registration Rights Agreement, except underwriting discounts, commissions or fees attributable to the sale of shares by the registering stockholder. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by New AspenTech to make its management available for road show presentations and other information meetings reasonably organized by the underwriters in connection with any underwritten offerings. New AspenTech also agrees to indemnify Emerson Sub and its affiliates, to the fullest extent permitted by law, with respect to liabilities resulting from untrue statements of a material fact or omissions of a material fact in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to New AspenTech for use in the registration statement by Emerson Sub or the registering stockholder.
Emerson Sub may transfer its rights under the Registration Rights Agreement to any permitted transferee under the Stockholders Agreement who becomes a party to, and agrees to be bound by the terms of, the Registration Rights Agreement. The rights of Emerson Sub and its permitted transferees under the Registration Rights Agreement will remain in effect with respect to the registrable securities covered by the agreement until those securities: (i) have been sold pursuant to an effective registration statement under the Securities Act; (ii) have been sold to the public pursuant to Rule 144 under the Securities Act; (iii) have been transferred in a transaction where the subsequent public distribution of the securities would not require registration under the Securities Act or any similar state law; (iv) are no longer outstanding; (v) in the case of registrable securities held by a holder other than Emerson Sub or its affiliates, such holder holds less than 5% of the then outstanding registrable securities and such securities are eligible for sale pursuant to Rule 144 under the Securities Act; or (vi) in the case of registrable securities held by Emerson Sub or one of its affiliates, Emerson Sub or its respective affiliate ceases to beneficially own any registrable securities or, if earlier, upon written agreement of New AspenTech and Emerson Sub.

Tax Matters Agreement
Prior to the Closing, Emerson will undertake the Emerson Industrial Software Business Reorganization, pursuant to which Emerson will engage in certain internal restructuring transactions to separate the Emerson Industrial Software Business from Emerson’s other business activities and facilitate the transfer of the Emerson Industrial Software Business to Newco as part of the Contribution. The Emerson Industrial Software Business Reorganization will include, among other things, certain tax elections, and internal intercompany stock and asset distributions, contributions and other transfers. While some of these internal transactions will be taxable transactions and result in tax liabilities which will be borne by Emerson, other internal transactions are intended to qualify for tax-free treatment for U.S. federal income tax purposes. After the completion of the Emerson Industrial Software Business Reorganization, Emerson will effect the Contribution, as part of which Emerson Sub will contribute to Newco all of the equity interests of the holding company that will hold directly or indirectly the Emerson Industrial Software Business. The Contribution is also intended to qualify for tax-free treatment to Emerson for U.S. federal income tax purposes. The Tax Matters Agreement described below contemplates that Emerson will receive, and Emerson expects to receive, an opinion from its tax counsel with respect to the qualification of certain of the internal transactions described above and the Contribution for tax-free treatment to Emerson for U.S. federal income tax purposes. The receipt of such an opinion is not a condition to Emerson’s obligations to complete the Emerson Industrial Software Business Reorganization or the Transactions.
At the Closing, Newco and Emerson will enter into the Tax Matters Agreement, which will govern the parties’ respective rights, responsibilities and obligations with respect to taxes of New AspenTech and the Emerson Contributed Subsidiaries, including taxes arising in the ordinary course of business, taxes, if any, incurred as a result of the Emerson Industrial Software Business Reorganization and the Transactions, and taxes resulting from any failure of the Transactions or the Emerson Industrial Software Business Reorganization to qualify for tax-free treatment for U.S. federal income tax purposes. The Tax Matters Agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the allocation and utilization of tax attributes and benefits, tax elections, the administration of tax contests and assistance and cooperation on tax matters. The following summary of the terms of the Tax Matters Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.
In general, the Tax Matters Agreement will govern the rights and obligations that New AspenTech and Emerson have after the Transactions with respect to taxes of New AspenTech and the Emerson Contributed Subsidiaries for both pre- and post-closing tax periods. Under the Tax Matters Agreement, Emerson generally will be responsible for all of the pre-closing taxes of the Emerson Contributed Subsidiaries that are reported on consolidated or combined income tax returns with Emerson or any of its affiliates. New AspenTech will generally be responsible for all other taxes of the Emerson Contributed Subsidiaries for pre-closing tax periods, as well as the taxes for post-closing tax periods attributable to New AspenTech and the Emerson Contributed Subsidiaries, whether reported on consolidated or combined tax returns with Emerson or any of its affiliates or otherwise.
In the Tax Matters Agreement, Newco will also agree to certain covenants that contain restrictions on activities of New AspenTech, which restrictions are generally intended to preserve the tax-free treatment of the Transactions and the tax-free treatment of certain of the transactions forming part of the Emerson Industrial Software Business Reorganization. New AspenTech may take certain actions otherwise prohibited by these covenants only if New AspenTech and Emerson obtain a ruling from the IRS or New AspenTech obtains an unqualified opinion from a tax adviser reasonably acceptable to Emerson, in each case, to the effect that such action will not affect the tax-free treatment of these transactions. New AspenTech will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free treatment of the Transactions or the Emerson Industrial Software Business Reorganization, for all relevant time periods. In addition, for a period of two years after the Closing, New AspenTech will agree not to:
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discontinue the active conduct of specified trades or businesses conducted by certain of the Emerson Contributed Subsidiaries (the “Specified Subsidiaries”), or dispose of the stock of any of the Specified Subsidiaries;

•	cause a Specified Subsidiary to repurchase any of its equity interests;

•
cause a Specified Subsidiary to, merge, consolidate or amalgamate with any other person, unless, in the case of a merger or consolidation, such Specified Subsidiary is the survivor of the merger, consolidation or amalgamation;

•	cease to own, indirectly, 100% of the equity interests of any Specified Subsidiary;
•	subject to certain exceptions, issue or sell any of its stock or other securities (including securities convertible into Common Stock but excluding certain compensatory arrangements);
•	subject to certain exceptions, participate in any transaction or business combination which would result in any person acquiring, directly or indirectly, any stock of a Specified Subsidiary;
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amend the certificate of incorporation (or other organizational documents of New AspenTech) or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of equity interests of New AspenTech or the equity interests of the Specified Subsidiaries; and

•	contribute or otherwise transfer any equity interests in certain of the Emerson Contributed Subsidiaries to an entity treated as a corporation for U.S. federal income tax purposes.
Newco will generally agree to indemnify Emerson and its affiliates against any and all tax-related liabilities incurred by them relating to the Transactions or the Emerson Industrial Software Business Reorganization to the extent caused by any action of New AspenTech. The indemnification will apply even if New AspenTech is permitted to take an action that would otherwise have been prohibited under the tax-related covenants described above.
Commercial Agreement
Pursuant to the Transaction Agreement, AspenTech and Emerson negotiated the terms and conditions of the Commercial Agreement substantially on the terms set forth in the Commercial Agreement Term Sheet. At the Closing, Newco, AspenTech and Emerson Automation Solutions Subsidiary will enter into the Commercial Agreement.
A redacted copy of the form of the Commercial Agreement is attached to this combined proxy statement/prospectus as Annex K. The following summary of the terms of the Commercial Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.
Pursuant to the Commercial Agreement, New AspenTech will grant Emerson Automation Solutions Subsidiary the right to distribute, on a non-exclusive basis, certain (i) existing AspenTech products, (ii) existing Emerson products being transferred to New AspenTech pursuant to the Transaction Agreement and (iii) future New AspenTech products as mutually agreed upon by the parties during the term of the Commercial Agreement (the “Products”), in each case, to end-users through Emerson Automation Solutions Subsidiary acting as an agent, reseller, or original equipment manufacturer. Through the Commercial Agreement, Emerson currently anticipates achieving run rate synergies with respect to revenues of approximately $135 million by 2026 primarily as a result of the following:
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An expanded strategic alliance between Emerson and AspenTech. Emerson’s global salesforce will have access to a broad range of AspenTech software offerings on a non-exclusive basis which could be incorporated into existing Emerson customer accounts at the operational technology level. As Emerson has a global salesforce that serves the process and hybrid manufacturing industries, we expect that this will improve AspenTech’s customer access and result in growth for the business.

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Utilization of AspenTech’s relevant software solutions on an original equipment manufacturer basis within Emerson’s existing control system offerings. Emerson’s distributed control systems businesses will be able to migrate to AspenTech’s relevant offerings as part of the overall control system solution for its customers.

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Collaboration between Emerson and AspenTech on next generation technologies combining measurement, control and simulation capabilities. This collaboration would include enhanced digital twin offerings for customer simulation needs, autonomous operations offerings to improve the efficiency and safety of customer facilities, and sustainability solutions to reduce waste and emissions in customer manufacturing processes.

When acting as New AspenTech’s agent, Emerson Automation Solutions Subsidiary will receive a commission for all license orders sourced by Emerson Automation Solutions Subsidiary and closed by New

AspenTech, and for which New AspenTech is the licensor of the applicable Product to the applicable end-user, based on a percentage of all amounts paid by the applicable customer to New AspenTech in connection with such order. When acting as New AspenTech’s reseller, a discount from New AspenTech’s standard pricing will be applied to license fees payable by Emerson Automation Solutions Subsidiary to New AspenTech for license orders for which Emerson Automation Solutions Subsidiary is the licensor of the applicable Product to the applicable end-user. Additionally, when acting as an original equipment manufacturer on New AspenTech’s behalf, Emerson Automation Solutions Subsidiary will be permitted to embed the Products in Emerson Automation Solutions Subsidiary products and sell such combined products as part of Emerson Automation Solutions Subsidiary’s own solutions, subject to certain fees to be determined on a product-by-product basis, subject to a discount from New AspenTech’s standard pricing.
Under the Commercial Agreement, New AspenTech will also grant Emerson Automation Solutions Subsidiary and its affiliates a non-exclusive license to, among other things, (i) test the Products for the purposes described above, (ii) provide professional services or consulting to licensees, (iii) develop interfaces and integration and (iv) otherwise exercise their rights under the Commercial Agreement.
The economic terms of the Commercial Agreement will be reviewed by the parties commencing 60 days prior to January 1, 2023 and annually thereafter, and the Commercial Agreement will be amended to reflect any modifications mutually agreed by the parties.
Under the Commercial Agreement, the parties will establish a non-binding understanding that the parties will explore additional opportunities to work together, which, upon successful exploration, would be governed by a separate written joint development agreement.
The Commercial Agreement will have an initial term of five years following the Closing Date. After the initial term of the Commercial Agreement, the Commercial Agreement will automatically renew for successive five-year terms unless either party provides written notice to the other party at least 90 days prior to the initial term or the then-current renewal term, as applicable. If, following the Closing Date, Emerson holds 40% or less of the voting power in New AspenTech for more than six consecutive months, each of Emerson Automation Solutions Subsidiary and New AspenTech will have the right to terminate the Commercial Agreement. Each party will also have the right to terminate the Commercial Agreement upon a breach of the Commercial Agreement by the other party that is not cured, or if the other party becomes insolvent or is the subject of a petition in bankruptcy.
Transition Services Agreements
Emerson and Newco will enter into the Transition Services Agreement on the Closing Date for the provision of certain transitionary services from Emerson to New AspenTech. A copy of the Transition Services Agreement is attached hereto as Annex H. The following summary of the terms of the Transition Services Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.
Pursuant to the Transition Services Agreement, Emerson will provide New AspenTech and its subsidiaries with certain services, including information technology, human resources and other specified services, as well as access to certain of Emerson’s existing facilities. The full scope of the transition services to be provided under the Transition Services Agreement will continue to be refined and supplemented by Emerson and New AspenTech prior to the Closing Date.
The services provided by Emerson to New AspenTech are generally planned to be provided for an initial term of 12 months following the Closing Date. New AspenTech may terminate any service at any time and for any reason upon 30 days’ written notice to Emerson. Each party can terminate the Transition Services Agreement upon written notice to the other party in the event that the other party materially breaches the Transition Services Agreement and such breach remains uncured for thirty days after receipt of written notice from the non-breaching party. New AspenTech may extend any service at no additional premium for six months, and for up to an additional six month period for an increased base fee.
Services are generally provided at a base monthly service fee per service which will not increase during the initial term; however, Emerson is permitted to increase a given service fee in the event that Emerson’s direct costs of providing such a service increase.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On October 10, 2021, Emerson entered into the Transaction Agreement, which provides for, in part, Emerson Sub’s contribution of the Emerson Industrial Software Business and Emerson’s contribution of $6,014,000,000 to Newco. Upon closing of the Transactions, Emerson will beneficially own 55% of the outstanding shares of Common Stock (on a fully diluted basis) and the results and financial position of New AspenTech will be consolidated in Emerson’s financial statements. The Transactions are expected to close in the second calendar quarter of 2022, subject to certain closing conditions. See the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 122 of this combined proxy statement/prospectus.
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with the Emerson Industrial Software Business considered the accounting acquirer of AspenTech. Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation is preliminary and was based on an estimate of the fair values of the tangible and intangible assets and liabilities related to AspenTech and the closing price of AspenTech common stock of $150.16 on January 31, 2022. The final purchase price allocation will be determined based on the fair value of AspenTech’s tangible and intangible assets and liabilities and the closing price of AspenTech common stock on the date the acquisition closes, which could differ materially from the preliminary estimates made herein.
The unaudited pro forma condensed combined financial statements combine the historical financial statements of the Emerson Industrial Software Business and AspenTech and give effect to the acquisition. The unaudited pro forma condensed combined statement of earnings for the three months ended December 31, 2021 and for the year ended September 30, 2021 give effect to the AspenTech acquisition as if it had occurred on October 1, 2020. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the AspenTech acquisition as if it had occurred on December 31, 2021.
The unaudited pro forma condensed combined financial statements are presented to reflect the AspenTech acquisition and do not represent what the results of operations or financial position would actually have been had the AspenTech acquisition occurred on the dates noted above, or project New AspenTech’s results of operations or financial position for any future periods. Actual results may differ materially from the amounts shown in the unaudited pro forma condensed combined financial statements herein. The unaudited pro forma condensed combined financial statements are intended to provide information about the impact of the AspenTech acquisition as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have an impact on New AspenTech’s results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.
The unaudited pro forma condensed combined financial statements were prepared using the Emerson Industrial Software Business’s unaudited historical consolidated and combined financial statements as of and for the three months ended December 31, 2021 and its audited historical consolidated and combined financial statements for the year ended September 30, 2021, which are included elsewhere in this combined proxy statement/prospectus.
AspenTech’s financial statements as of and for the three months ended December 31, 2021 were derived from the historical unaudited consolidated financial statements of AspenTech as of and for the three months ended December 31, 2021, included in their Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2022. AspenTech’s results for the 12 months ended September 30, 2021 were derived from the following: (a) the historical consolidated financial statements of AspenTech as of and for the year ended June 30, 2021, included in their Annual Report on Form 10-K filed with the SEC on August 18, 2021; (b) the historical unaudited consolidated financial statements for the quarterly period ended September 30, 2020, included in their Form 10-Q filed with the SEC on December 22, 2020; and (c) the historical unaudited consolidated financial statements for the quarterly period ended September 30, 2021, included in their Form 10-Q filed with the SEC on October 27, 2021. See the Supplemental Schedule for further details.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the Emerson Industrial Software Business’s and AspenTech’s historical financial statements described above, and the accompanying notes to the unaudited pro forma condensed combined financial statements, which describe the assumptions and estimates underlying the adjustments set forth therein. Those assumptions, estimates, and related adjustments are based on information available at the time of this filing and, accordingly, the actual financial condition or performance of New AspenTech following completion of the AspenTech acquisition in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other activities, or the recognition of any cost increases or dis-synergies that might result from the AspenTech acquisition.

PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
NEW ASPENTECH
As of December 31, 2021
(Dollars in thousands)
	Historical		Pro Forma
	Emerson Industrial Software Business	AspenTech	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
	(a)	(b)
ASSETS
Current assets
Cash and equivalents	$27,651	211,399	175,000	(c)	414,050
Accounts receivable, net	94,149	35,696			129,845
Current contract assets, net	69,752	324,710			394,462
Prepaid expenses and other current assets	9,009	13,401			22,410
Income tax receivable	3,414	2,696			6,110
Total current assets	203,975	587,902	175,000		966,877
Property, equipment and leasehold improvements, net	13,905	4,741			18,646
Goodwill	1,044,383	156,626	6,011,076	(d)	7,212,085
Intangible assets, net	815,108	40,804	4,339,196	(e)	5,195,108
Non-current contract assets, net	—	448,331			448,331
Contract costs	—	29,679	(29,679)	(f)	—
Operating lease right-of-use assets	44,647	29,984	11,200	(g)	85,831
Deferred tax assets	7,002	2,145			9,147
Other noncurrent assets	4,994	3,718			8,712
Total Assets	$2,134,014	1,303,930	10,506,793		13,944,737
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$5,995	4,666			10,661
Accrued expenses and other current liabilities	37,487	44,637	64,700	(h)	146,824
Current operating lease liabilities	5,668	7,511	800	(g)	13,979
Income taxes payable	2,674	42,457			45,131
Current borrowings	—	24,000			24,000
Current contract liabilities	89,709	49,464			139,173
Total current liabilities	141,533	172,735	65,500		379,768
Non-current contract liabilities	5,771	9,478			15,249
Deferred tax liabilities	146,545	139,914	956,954	(i)	1,243,413
Non-current operating lease liabilities	39,776	26,481	9,700	(g)	75,957
Non-current borrowings, net	—	261,177			261,177
Other non-current liabilities	11,796	2,341			14,137
Equity
Net parent investment	1,794,388	—	(1,794,388)	(j)	—
Common stock	—	10,480	(10,480)	(j)	—
Additional paid-in capital	—	828,780	11,149,051	(g),(h),(i),(j)	11,977,831
Retained earnings (accumulated deficit)	—	1,879,396	(1,896,396)	(j)	(17,000)
Accumulated other comprehensive income (loss)	(5,795)	4,336	(4,336)	(j)	(5,795)
Treasury stock, at cost	—	(2,031,188)	2,031,188	(j)	—
Total equity	$1,788,593	691,804	9,474,639		11,955,036
Total liabilities and equity	$2,134,014	1,303,930	10,506,793		13,944,737
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS (UNAUDITED)
NEW ASPENTECH
For the Three Months Ended December 31, 2021
(Dollars in thousands)
	Historical		Pro Forma
	Emerson Industrial Software Business	AspenTech	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
	(k)	(l)
Revenue:
License and solutions	$48,491	116,111			164,602
Maintenance	26,272	48,385			74,657
Services and other	7,012	6,860			13,872
Total revenue	81,775	171,356			253,131
Cost of revenue:
License and solutions	33,221	2,340	30,425	(m)	65,986
Maintenance	4,074	4,352	65	(n)	8,491
Services and other	4,282	8,204	120	(n)	12,606
Total cost of revenue	41,577	14,896	30,610		87,083
Gross profit	40,198	156,460	(30,610)		166,048
Operating expenses:
Research and development	15,383	25,414	680	(n)	41,477
General and administrative	7,036	31,927	1,990	(n),(o)	40,953
Selling and marketing	17,995	30,630	43,689	(n),(p)	92,314
Restructuring costs	38	—			38
Total operating expenses	40,452	87,971	46,359		174,782
Earnings (loss) from operations	(254)	68,489	(76,969)		(8,734)
Other expense (income), net	1,419	1,757			3,176
Interest expense (income), net	20	(7,177)			(7,157)
Earnings (loss) before income taxes	(1,693)	73,909	(76,969)		(4,753)
Provision (benefit) from income taxes	(933)	12,045	(16,881)	(q)	(5,769)
Net earnings (loss)	$(760)	61,864	(60,088)		1,016
Earnings per share (in Dollars):
Basic		$0.93			$0.02	(r)
Diluted		$0.92			$0.02	(r)
Weighted average outstanding shares (in thousands of shares):
Basic		66,775	(2,000)	(r)	64,775
Diluted		67,249	(2,000)	(r)	65,249
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS (UNAUDITED)
NEW ASPENTECH
For the Year Ended September 30, 2021
(Dollars in thousands)
	Historical		Pro Forma
	Emerson Industrial Software Business	AspenTech	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
	(k)	(l)
Revenue:
License and solutions	$180,914	516,724			697,638
Maintenance	92,562	186,519			279,081
Services and other	27,164	27,182			54,346
Total revenue	300,640	730,425			1,031,065
Cost of revenue:
License and solutions	125,181	9,602	121,800	(m)	256,583
Maintenance	18,610	18,085	525	(n)	37,220
Services and other	19,219	31,881	950	(n)	52,050
Total cost of revenue	163,010	59,568	123,275		345,853
Gross profit	137,630	670,857	(123,275)		685,212
Operating expenses:
Research and development	59,646	98,556	5,275	(n)	163,477
General and administrative	32,638	88,924	81,900	(n),(o)	203,462
Selling and marketing	103,311	119,268	176,144	(n),(p)	398,723
Restructuring costs	2,474	—			2,474
Total operating expenses	198,069	306,748	263,319		768,136
Earnings (loss) from operations	(60,439)	364,109	(386,594)		(82,924)
Other expense (income), net	5,359	2,603			7,962
Interest expense (income), net	115	(30,100)			(29,985)
Earnings (loss) before income taxes	(65,913)	391,606	(386,594)		(60,901)
Provision (benefit) from income taxes	(45,305)	65,115	(80,402)	(q)	(60,592)
Net earnings (loss)	$(20,608)	326,491	(306,192)		(309)

Earnings per share (in Dollars):
Basic		$4.82			$(0.00)	(r)
Diluted		$4.79			$(0.00)	(r)

Weighted average outstanding shares (in thousands of shares):
Basic		67,680	(2,000)	(r)	65,680
Diluted		68,218	(2,538)	(r)	65,680
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

HISTORICAL ASPENTECH CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
Supplemental Schedule
The following table shows the calculation of AspenTech’s historical unaudited condensed consolidated statement of operations for the 12 months ended September 30, 2021 determined by using their results of operations for the year ended June 30, 2021, deducting their results of operations for the three months ended September 30, 2020, and including their results of operations for the three months ended September 30, 2021.
	For the fiscal year ended June 30, 2021	For the three months ended Sept 30, 2020 (Less)	For the three months ended Sept 30, 2021 (Plus)	For the twelve months ended Sept 30, 2021
Revenue:
License and solutions	$497,479	61,859	81,104	516,724
Maintenance	185,164	46,858	48,213	186,519
Services and other	26,733	6,254	6,703	27,182
Total revenue	709,376	114,971	136,020	730,425
Cost of revenue:
License and solutions	9,276	2,136	2,462	9,602
Maintenance	18,287	4,764	4,562	18,085
Services and other	32,588	8,566	7,859	31,881
Total cost of revenue	60,151	15,466	14,883	59,568
Gross profit	649,225	99,505	121,137	670,857
Operating expenses:
Research and development	94,229	22,530	26,857	98,556
General and administrative	81,636	17,633	24,921	88,924
Selling and marketing	114,959	25,172	29,481	119,268
Total operating expenses	290,824	65,335	81,259	306,748
Earnings from operations	358,401	34,170	39,878	364,109
Other expense, net	3,200	1,469	872	2,603
Interest (income), net	(29,546)	(6,574)	(7,128)	(30,100)
Earnings before income taxes	384,747	39,275	46,134	391,606
Provision for income taxes	64,944	6,564	6,735	65,115
Net earnings	$319,803	32,711	39,399	326,491
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
(1)	DESCRIPTION OF THE ACQUISITION
On October 10, 2021, Emerson entered into the Transaction Agreement, which provides for, in part, Emerson Sub’s contribution of the Emerson Industrial Software Business and Emerson’s contribution of $6,014,000,000 to Newco. Upon closing of the Transactions, Emerson will beneficially own 55% of the outstanding shares of Common Stock (on a fully diluted basis) and the results and financial position of New AspenTech will be consolidated in Emerson’s financial statements. The Transactions are expected to close in the second calendar quarter of 2022, subject to certain closing conditions. See the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 122 of this combined proxy statement/prospectus.
(2)	BASIS OF PRESENTATION
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with the Emerson Industrial Software Business considered the accounting acquirer of AspenTech. Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill.
The unaudited pro forma condensed combined financial statements combine the historical financial statements of the Emerson Industrial Software Business and AspenTech and give effect to the AspenTech acquisition. The unaudited pro forma condensed combined statement of earnings for the three months ended December 31, 2021 and for the year ended September 30, 2021 give effect to the AspenTech acquisition as if it had occurred on October 1, 2020. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the AspenTech acquisition as if it had occurred on December 31, 2021. The unaudited pro forma condensed combined financial statements reflect the adoption of updates to ASC 805, Business Combinations, which is disclosed in Note 1 of the Unaudited Consolidated and Combined Financial Statements.
The unaudited pro forma condensed combined financial statements are presented to reflect the AspenTech acquisition and do not represent what New AspenTech’s results of operations or financial position would actually have been had the AspenTech acquisition occurred on the dates noted above, or project New AspenTech’s results of operations or financial position for any future periods. Actual results may differ materially from the amounts shown in the unaudited pro forma condensed combined financial statements herein. The unaudited pro forma condensed combined financial statements are intended to provide information about the impact of the AspenTech acquisition as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have an impact on New AspenTech’s results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.
(3)	PRELIMINARY PURCHASE PRICE ALLOCATION
The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation is preliminary and was based on an estimate of the fair values of the tangible and intangible assets and liabilities related to AspenTech and the closing price of AspenTech common stock of $150.16 on January 31, 2022. The purchase price allocation in the unaudited pro forma condensed combined balance sheet is based on an estimated purchase price of $10,062 million. The final purchase price will be computed using AspenTech’s share price as of the date the transaction closes; therefore, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10% fluctuation in the market price of AspenTech common stock would impact the estimated purchase price by $1,006 million.

The following table summarizes the components of the estimated purchase price reflected in the unaudited pro forma condensed combined financial information using AspenTech’s shares outstanding and closing market price per share as of January 31, 2022 (in thousands except share and per share data):
AspenTech shares outstanding	66,561,786
AspenTech share price	$150.16
Estimated purchase price	$9,994,918
Estimated value of stock-based compensation awards attributable to pre-combination service	67,300
Total estimated purchase price	$10,062,218

The following is a preliminary estimate of the net assets acquired and purchase price allocation (in thousands):
Carrying value of AspenTech net assets as of December 31, 2021	$691,804
Less: Pre-existing AspenTech goodwill	(156,626)
Less: Pre-existing AspenTech intangible assets	(40,804)
Less: Deferred tax liabilities on pre-existing AspenTech goodwill and intangible assets	6,892
Adjusted book value of net assets acquired	$501,266
Purchase accounting adjustments:
Identifiable intangible assets at fair value	$4,380,000
Fair value adjustment to AspenTech deferred contract acquisition costs	(29,679)
Goodwill	6,167,702
Deferred tax impact of fair value adjustments	(957,071)
Total purchase price allocation including book value of net assets acquired	$10,062,218
(4)	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS
The pro forma transaction accounting adjustments are based on currently available information, which is directly attributable and factually supportable, as well as certain assumptions Newco believes are reasonable. The actual effects of the AspenTech acquisition may materially differ from the pro forma adjustments. A general description of the adjustments is provided as follows:
Pro Forma Transaction Accounting Adjustments to the Condensed Combined Balance Sheet as of December 31, 2021:
a.
Represents the Emerson Industrial Software Business’s historical unaudited consolidated and combined balance sheet as of December 31, 2021 which is included elsewhere in this combined proxy statement/prospectus.

b.	Represents AspenTech’s historical unaudited consolidated balance sheet as of December 31, 2021, included in its Form 10-Q filed with the SEC on January 26, 2022.
c.
As part of the transaction agreement with AspenTech, Emerson will contribute $6,014,000,000 in cash to Newco. A portion of the cash will be paid out at approximately $87.50 per share to holders of issued and outstanding shares of AspenTech common stock as of the Closing, with an estimated $175 million of cash consideration remaining on the New AspenTech balance sheet as of the Closing.

d.	Represents the elimination of $156.6 million of existing goodwill of AspenTech and the preliminary recognition of $6,167.7 million of goodwill which is not expected to be deductible for tax purposes.
e.
Represents the elimination of $40.8 million of existing intangible assets of AspenTech and the preliminary recognition of $4,380.0 million of identifiable intangible assets attributable to the transaction.

The estimated intangible assets attributable to the transaction are comprised of the following (in thousands):
	Amount	Amortization Expense for Three months ended Dec. 31, 2021	Amortization Expense for Year ended Sept. 30, 2021	Estimated Weighted Average life (Years)
Developed technology	$1,160,000	32,225	128,900	9.0
Customer relationships	2,700,000	45,000	180,000	15.0
Trade names	520,000	—	—	Indefinite-lived
Total	$4,380,000	77,225	308,900
f.	Represents the elimination of $29.7 million of deferred contract costs of AspenTech which have no future value.
g.
Represents increases in AspenTech's historical operating lease right-of-use assets, current and noncurrent operating lease liabilities and additional paid-in-capital of $11.2 million, $0.8 million, $9.7 million and $0.7 million, respectively, as a result of AspenTech conforming to the Emerson Industrial Software Business's accounting policy election to combine lease and non-lease components as a single lease component for offices and manufacturing facilities.

h.
Reflects the accrual of the remaining AspenTech non-recurring transaction costs of $64.7 million related to the transaction including fees expected to be paid for financial advisors, legal services, and professional accounting services. These remaining acquiree costs are not reflected in the historical balance sheet of AspenTech as of December 31, 2021, but are reflected in the New AspenTech unaudited pro forma condensed combined balance sheet as of December 31, 2021 as an increase to accrued expenses and a decrease to additional paid-in capital. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the transaction.

i.
Represents the net change in deferred tax liabilities associated with the fair value adjustments related to allocation of the purchase price to assets acquired and liabilities assumed (excluding goodwill). Deferred taxes were computed using a combined U.S. federal and state statutory tax rate of 22%. This rate is subject to change when New AspenTech performs a complete tax analysis after the transaction is completed. Additionally, the amount shown includes an adjustment of $6.8 million related to certain tax attributes in the Emerson Industrial Software Business’s historical financial statements that will not be retained as part of the transaction.

j.	Represents adjustments to equity for the following:
•
Purchase of shares of common stock valued at $10,062.2 million as consideration for the transaction. Of the stock purchased, a nominal amount will be recorded as par value of common stock and $10,062.2 million will be recorded as additional paid-in-capital.

•	Elimination of the historical AspenTech stockholders’ equity of $691.8 million.
•
Reclassification of net parent investment, of which approximately $(17.0) million is included in retained earnings related to the Emerson Industrial Software Business’s historical accumulated deficit and the remainder is in additional paid-in-capital.

Pro Forma Transaction Accounting Adjustments to the Combined Statement of Earnings for the three months ended December 31, 2021 and the year ended September 30, 2021:
k.
Represents the Emerson Industrial Software Business’s historical unaudited consolidated statement of operations for the three months ended December 31, 2021 and historical consolidated statement of operations for the year ended September 30, 2021 which is included elsewhere in this combined proxy statement/prospectus.

l.
Represents AspenTech’s historical unaudited consolidated statement of operations for the three months ended December 31, 2021, included in their Form 10-Q filed with the SEC on January 26, 2022, and its results for the 12 months ended September 30, 2021. AspenTech’s results for the 12 months ended September 30, 2021 were derived from the following: (a) the historical consolidated financial statements of AspenTech as of and for the year ended June 30, 2021, included in their Annual Report on Form 10-K filed with the SEC on August 18, 2021; (b) the historical unaudited consolidated financial statements for the quarterly period ended September 30, 2020, included in their Form 10-Q filed with the SEC on December 22, 2020; and (c) the historical unaudited consolidated financial statements for the quarterly period ended September 30, 2021, included in their Form 10-Q filed with the SEC on October 27, 2021. See the Supplemental Schedule for further details.
m.
Represents the net change from the removal of AspenTech’s historical intangibles amortization of $1.8 million and $7.1 million for the three months ended December 31, 2021 and 12 months ended September 30, 2021, respectively, and the recognition of new amortization expense of $32.2 million and $128.9 million for the three months ended December 31, 2021 and 12 months ended September 30, 2021, resulting from the intangibles identified as part of the estimated purchase price allocation. See note (e) above.

n.
Represents expense related to the retention cash and equity incentive awards under the Emerson Retention Program and the AspenTech Retention Program. Expense includes $0.1 million in cost of maintenance, $0.1 million in cost of services and other, $0.7 million in research and development, $2.4 million in general and administrative, and $0.5 million in selling and marketing for the three months ended December 31, 2021, and $0.5 million in cost of maintenance, $1.0 million in cost of services and other, $5.3 million in research and development, $18.9 million in general and administrative, and $3.9 million in selling and marketing for the year ended September 30, 2021.

o.
Represents the removal of AspenTech’s historical intangibles amortization of $0.4 million and $1.7 million for the three months ended December 31, 2021 and 12 months ended September 30, 2021, respectively, and the accrual of non-recurring transaction costs of $64.7 million related to the transaction, including fees expected to be paid for financial advisors, legal services, and professional accounting services which are reflected in the results for the year ended September 30, 2021 (see note (h) above). These transaction costs are not reflected in the historical results of operations of AspenTech for the 12 months ended September 30, 2021. These transaction costs are not expected to be incurred in any period beyond 12 months from the Closing Date. For the three months ended December 31, 2021, AspenTech’s historical financial statements included $10.3 million of costs related to the Transactions, all of which are non-recurring. For the year ended September 30, 2021, the Emerson Industrial Software Business’s historical statements included $6.1 million of transaction costs related to the OSI Inc. acquisition, while AspenTech’s historical financial statements included $7.3 million of costs related to the Transactions, all of which are non-recurring.

p.
Represents the recognition of new amortization expense of $45.0 million and $180.0 million for the three months ended December 31, 2021 and year ended September 30, 2021, respectively, resulting from intangibles identified as part of the estimated purchase price allocation (see note (e) above), and the removal of AspenTech’s historical amortization of capitalized contract costs of $1.8 million and $7.7 million for the three months ended December 31, 2021 and 12 months ended September 30, 2021, respectively.

q.
Represents the income tax effect of the pro forma adjustments presented. The pro forma income tax adjustments were estimated using a combined U.S. federal and statutory tax rate of 22%, except for the accrued transaction costs and the retention cash and equity incentive awards which were at a lower rate. The effective tax rate of New AspenTech could be materially different depending on post-combination activities.

r.	Represents the estimated change in shares of Common Stock from the exchange of shares by existing AspenTech stockholders and the issuance of shares of Common Stock to Emerson.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS
The rights of AspenTech stockholders under the DGCL, the amended and restated certificate of incorporation of AspenTech, as amended (sometimes referred to as “AspenTech’s certificate of incorporation”), and the amended and restated bylaws of AspenTech (sometimes referred to as “AspenTech’s bylaws”), prior to the completion of the Transactions are different from the rights that they will have as New AspenTech stockholders immediately following the completion of the Transactions under the DGCL and, subject to the terms of the Stockholders Agreement, the New AspenTech Charter and the New AspenTech Bylaws. Below is a summary of the material differences between the current rights of AspenTech stockholders and the rights those stockholders will have as New AspenTech stockholders immediately following the Closing. The summary in the following chart does not purport to be complete, and it does not identify all differences that may, under certain situations, be material to stockholders and is subject in all respects to, and qualified by reference to, the DGCL, AspenTech’s certificate of incorporation, AspenTech’s bylaws, the New AspenTech Charter, the New AspenTech Bylaws and the Stockholders Agreement. You are encouraged to read such documents and the DGCL carefully. For additional details on the terms of the Stockholders Agreement, see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.
Copies of AspenTech’s certificate of incorporation and AspenTech’s bylaws are incorporated by reference into this combined proxy statement/prospectus and have been filed with the SEC. Forms of the New AspenTech Charter and the New AspenTech Bylaws which will be in effect at Closing are attached as Annex B and Annex C, respectively, to this combined proxy statement/prospectus. The form of the Stockholders Agreement which will be in effect at the Closing is attached as Annex D to this combined proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 214 of this combined proxy statement/prospectus.
New AspenTech Stockholder Rights	AspenTech Stockholder Rights
Authorized Capital Stock
New AspenTech will be authorized to issue:
  • [ ] shares of Common Stock.
  • [ ] shares of preferred stock, $0.0001 per share (“Preferred Stock”).
The New AspenTech Board is authorized to issue the Preferred Stock in one or more classes or series.

AspenTech is authorized to issue:
  • 210,000,000 shares of common stock, of which  66,591,685 were issued and outstanding as of March 14, 2022.
  • 10,000,000 shares of preferred stock, of which
 none were issued and outstanding as of
 March 14, 2022.
The AspenTech Board is authorized to issue the preferred stock in one or more series.

Voting Rights
Under the New AspenTech Charter, holders of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of Common Stock (as such) will not be entitled to vote on any amendment to the New AspenTech Charter that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the New AspenTech Charter or the DGCL.

Under AspenTech’s certificate of incorporation, the holders of AspenTech common stock are entitled to one vote for each share held at all meetings of stockholders, subject to and qualified by the rights of holders of any preferred stock of AspenTech as may be designated in any resolution or resolutions providing for the issue of such preferred stock as may be adopted by the AspenTech Board.

New AspenTech Stockholder Rights	AspenTech Stockholder Rights
Quorum
Under the New AspenTech Bylaws, unless otherwise provided under the New AspenTech Charter and subject to the DGCL, the holders of a majority of the voting power of all of the outstanding shares of capital stock of New AspenTech generally entitled to vote at a meeting, present in person or by proxy will constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series is required, the holders of a majority of the voting power of the shares of such class or classes or series, present in person or by proxy, will constitute a quorum entitled to take action with respect to the vote on such matter.

Under AspenTech’s bylaws, the holders of a majority of the shares of capital stock of AspenTech issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or AspenTech’s certificate of incorporation.

Stockholder Rights Plans
New AspenTech will not be a party to a stockholder rights plan at the Closing.	AspenTech is not a party to a stockholder rights plan.

Number of Directors
The New AspenTech Bylaws provide that, subject to the Stockholders Agreement and any rights of holders of any series of Preferred Stock, the New AspenTech Board will consist of not less than seven nor more than 15 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of the total number of authorized directors constituting the New AspenTech Board whether or not there exist any vacancies or other unfilled seats. The Stockholders Agreement provides that immediately following the Closing, the New AspenTech Board will be comprised of (i) five designees of Emerson Sub (one of whom will be Jill D. Smith, the current chair of the AspenTech Board and who will also be the chair of the New AspenTech Board, and three of whom will be designated by Emerson Sub following consultation with Ms. Smith), (ii) the Chief Executive Officer of AspenTech immediately prior to the Closing and (iii) three designees of AspenTech (all of whom will be reasonably acceptable to Emerson Sub and also be Independent Directors, which three directors will have been designated by AspenTech prior to the designation of any director (other than Ms. Smith) by Emerson Sub pursuant to clause (i) above.)

Under the Stockholders Agreement and before the Third Trigger Date, Emerson Sub will have the right to designate a number of the total authorized number of directors of the New AspenTech Board as of such time that is proportionate to the Emerson Group’s beneficial ownership of outstanding shares of Common Stock at such time (rounded up to the nearest whole person),
AspenTech’s bylaws provide that the number of directors that constitute the AspenTech Board will be determined by resolution of the AspenTech Board but must not be less than three directors.

New AspenTech Stockholder Rights	AspenTech Stockholder Rights
provided that Emerson Sub will have the right to designate at least a majority of the directors on the New AspenTech Board until the Second Trigger Date. Following the Third Trigger Date until the Fourth Trigger Date, Emerson Sub will have the right to designate one director. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.

Filling Vacancies on the Board of Directors
Subject to the terms of the Stockholders Agreement, under the New AspenTech Charter and the New AspenTech Bylaws, newly created directorships resulting from any increase in the number of directors and other vacancies in the New AspenTech Board may be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Under the Stockholders Agreement, in the event of a vacancy on the New AspenTech Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who is not an Emerson Director, the Nominating & Governance Committee will have the sole right to fill such vacancy or designate a person for nomination for election to the New AspenTech Board to fill such vacancy in accordance with applicable law. However, until the Third Trigger Date, (i) the then-current Chief Executive Officer of New AspenTech must be included for nomination at any annual or special meeting of New AspenTech at which directors are elected and (ii) each designee to the New AspenTech Board (other than Emerson Sub’s designees and the then-current Chief Executive Officer of New AspenTech) must be a New AspenTech Independent Director and must meet all other requirements under applicable law for membership on the Audit Committee of the New AspenTech Board, and one of which such designees must also be an “audit committee financial expert” under Item 407(d)(5) of Regulation S K.

In the event that any Emerson Director will cease to serve as a director for any reason, the resulting vacancy will be filled by the New AspenTech Board with a substitute person designated by Emerson Sub. New AspenTech will take all actions necessary to facilitate the removal and replacement of any Emerson Director upon the written request of Emerson Sub. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.

Under AspenTech’s bylaws, newly created directorships resulting from any increase in the number of directors and other vacancies in the AspenTech Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director.

New AspenTech Stockholder Rights	AspenTech Stockholder Rights
Classified Board
The New AspenTech Board is not classified. Under the New AspenTech Bylaws, the New AspenTech directors will hold office until their successors have been duly elected and qualified or until their earlier deaths, resignations or removal.

Under AspenTech’s certificate of incorporation and bylaws, the board of directors is classified and directors hold office for a term of three years, with each term ending on the date of the third annual meeting following the annual meeting at which the director was elected, subject to the election and qualification of a successor to such director and to the earlier death, resignation or removal of such director.

Removal of Directors
Under the New AspenTech Charter, subject to the terms of the Stockholders Agreement with respect to the parties to such agreement and any rights of holders of any series of Preferred Stock, any director or the entire New AspenTech Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New AspenTech entitled to vote thereon.

Under the Stockholders Agreement, New AspenTech agrees to take all actions necessary to facilitate the removal and replacement of any Emerson Director upon the written request of Emerson Sub. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.

Under AspenTech’s certificate of incorporation, directors may be removed only for cause by the affirmative vote of at least two-thirds of the shares of capital stock issued and outstanding and entitled to vote.

Director Nominations by Stockholders
Nominations of persons for election to the New AspenTech Board may be made at an annual or special meeting of stockholders. For a nomination to be properly made by a stockholder, the stockholder must, among other things, give timely notice in writing to New AspenTech (i) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event the annual meeting of stockholders is more than 30 days before or more than 90 days after such anniversary date, not more than 120 days prior to the date of such annual meeting and not later than the later of 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by New AspenTech; and (ii) with respect to an election to be held at a special meeting of stockholders called by New AspenTech, which is not called at the request of holders of at least 20% of the voting power of the then outstanding Common Stock, not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special

Under AspenTech’s bylaws, nominations of persons for election to the AspenTech Board may be made at an annual or special meeting of stockholders. For nominations to be properly made before an annual or special meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of AspenTech. To be timely, notice must be delivered to the Secretary with respect to an election to be held at the annual meeting of stockholders, not less than 90 days nor more than 120 days before the one year anniversary of the previous year’s annual meeting of stockholders; provided, however, if the date of the annual meeting is more than 30 days before or more than 70 days after such one year anniversary of the date of the preceding year’s annual meeting, the notice must be received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement is first made by AspenTech that announces the date of the annual meeting. Nominations of persons for election to the board of directors may be made at a special meeting of

New AspenTech Stockholder Rights	AspenTech Stockholder Rights
meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting.

In addition to other information required by the New AspenTech Bylaws, except for any nomination pursuant to the Stockholders Agreement, a stockholder’s nomination of person(s) for election to the New AspenTech Board must set forth, as to each person whom the stockholder proposes to nominate for election or re-election as a director, in general, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (ii) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than New AspenTech including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of New AspenTech, (iii) a completed D&O questionnaire (in the form provided by the secretary of New AspenTech at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by New AspenTech to determine the eligibility of such proposed nominee to serve as a director of New AspenTech or to serve as an independent director of New AspenTech, (2) a written representation that, unless previously disclosed to New AspenTech, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to New AspenTech pursuant to the notice provisions of the New AspenTech Bylaws, the nominee is not and will not become a party to any arrangements described in (ii) above and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with New AspenTech’s corporate governance guidelines as disclosed on New AspenTech’s website, as amended from time to time.

Under the Stockholders Agreement, with respect to Emerson Sub’s designees to the New AspenTech Board,

stockholders pursuant to AspenTech’s notice of meeting: (a) by or at the direction of the AspenTech Board or any committee thereof or (b) by any stockholder of AspenTech who is a stockholder of record at the time the notice is provided and who complies with the notice procedures in AspenTech’s bylaws.

In addition to other information required by AspenTech’s bylaws, a stockholder’s nomination of person(s) for election to the AspenTech Board must set forth, as to each person whom the stockholder proposes to nominate for election or re-election as a director, in general, (i) all information relating to such person that is required to be disclosed, in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

With respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (A) the name and address of such stockholder, (B) the class, series and number of shares of AspenTech capital stock which are owned beneficially and of record, (C) a description of any agreement, arrangement or understanding with respect to the nomination among the stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including the nominee, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares or capital stock of AspenTech, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to equity securities of AspenTech, (E) a representation that the stockholder is a holder of record of AspenTech stock entitled to vote at the meeting and intends to appear in person or by proxy at such meeting to propose such nomination, (F) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of AspenTech’s outstanding capital stock required to elect the nominee or (ii) otherwise to solicit proxies or votes

New AspenTech Stockholder Rights	AspenTech Stockholder Rights
New AspenTech will cause each such person to be included in the slate of nominees recommended by the New AspenTech Board to holders of Common Stock for election (including at any annual or special meeting of stockholders held for the election of directors) and will use its best efforts to cause the election of each such designee, including soliciting proxies in favor of the election of such persons. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.

from stockholders in support of such nomination, and (G) any other information related to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act.

Stockholder Proposals
Stockholders may propose business to be brought before an annual meeting. The New AspenTech Bylaws provide that to be properly brought before an annual meeting of the stockholders, business must be brought (a) pursuant to New AspenTech’s notice of meeting (or any supplement thereto), (b) by or at the direction of the New AspenTech Board or any committee thereof, (c) as may be provided in the certificate of designations for any class or series of Preferred Stock, (d) pursuant to the Stockholders Agreement or (e) by any stockholder of New AspenTech who delivers timely notice in proper form and the other required information to New AspenTech’s secretary and who is a stockholder of record at the time of giving of such notice and at the time of the annual meeting and who is entitled to vote at the meeting, except as otherwise required by law.

For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder action and the stockholder must, among other things, give timely notice in writing to New AspenTech not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting of stockholders is more than 30 days before or more than 90 days after such anniversary date, no earlier than 120 days prior to the date of such annual meeting and no later than the later of 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by New AspenTech. A stockholder’s notice must set forth, in addition to other information required by the New AspenTech Bylaws, in general, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the text of the proposal or business (including the complete text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the New AspenTech Bylaws, the text of the proposed amendment),

Under AspenTech’s bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of AspenTech and such proposed business must constitute a proper matter for stockholder action. To be timely, notice must be received by the Secretary not less than 90 days nor more than 120 days before the one year anniversary of the previous year’s annual meeting of stockholders; provided, however, if the date of the annual meeting is more than 30 days before or more than 70 days after such one year anniversary of the date of the preceding year’s annual meeting, the notice must be received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the later of (A) the 90th day prior to the annual meeting or (B) the 10th day following the day on which public announcement of the meeting date was first made by AspenTech.

A stockholder’s notice must set forth, in addition to other information required by AspenTech’s bylaws, in general, (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the AspenTech bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iv) a description of any agreement, arrangement or understanding with respect to the proposal among the stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing.

New AspenTech Stockholder Rights	AspenTech Stockholder Rights
(iii) the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (iv) a description of any agreement, arrangement and understanding between such stockholder and beneficial owner, if any, and their respective affiliates and associates, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders that is not a Stockholder Requested Meeting.

Stockholder Action by Written Consent
The New AspenTech Charter permits action being taken by written consent of New AspenTech stockholders in lieu of a meeting, so long as Emerson and its affiliates beneficially own in the aggregate at least 20% of the voting power of all of the then-outstanding shares of capital stock of New AspenTech. If Emerson and its affiliates do not beneficially own in the aggregate at least 20% of the voting power of all of the then-outstanding shares of capital stock of New AspenTech, New AspenTech stockholders may not act by written consent.
AspenTech’s certificate of incorporation and AspenTech’s bylaws provide that stockholders may not take any action by written consent in lieu of a meeting.

Amendments to Certificate of Incorporation
The New AspenTech Charter provides that New AspenTech may amend the New AspenTech Charter in any manner permitted by the DGCL. Under the DGCL, an amendment to a certificate of incorporation generally requires the approval of the New AspenTech Board and the approval of the holders of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment.

The Stockholders Agreement provides that, without the prior written consent of Emerson Sub: (i) until the Second Trigger Date, New AspenTech will not amend the New AspenTech Charter, (ii) following the Second Trigger Date until the Third Trigger Date, New AspenTech will not make any material amendments to the New AspenTech Charter, and (iii) following the Third Trigger Date until the Fourth Trigger Date, New AspenTech will not amend the New AspenTech Charter in any manner that disproportionately and adversely affects Emerson Sub in its capacity as a stockholder of New AspenTech as compared to other stockholders of the same class of securities of New AspenTech. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.

AspenTech’s certificate of incorporation provides that AspenTech may amend its certificate of incorporation as provided therein and by the DGCL. Under the DGCL, an amendment to a certificate of incorporation generally requires the approval of the AspenTech Board and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment. AspenTech’s certificate of incorporation provides that notwithstanding the foregoing or any other law or provision of AspenTech’s certificate of incorporation or AspenTech’s bylaws, the affirmative vote of the holders of at least 75% of the shares of the capital stock of AspenTech issued and outstanding and entitled to vote will be required to amend certain provisions of the certificate of incorporation concerning (i) the prohibition on stockholders acting by written consent and the calling of special meetings of stockholders, (ii) the number, election, classes, terms, class allocation, or removal of directors, and (iii) amending the certificate of incorporation.

New AspenTech Stockholder Rights	AspenTech Stockholder Rights
Amendments to Bylaws
The New AspenTech Bylaws provide that, subject to the Stockholders Agreement, the New AspenTech Bylaws may be adopted, amended or repealed by the affirmative vote of a majority of the total number of authorized directors constituting the New AspenTech Board whether or not there exist any vacancies or other unfilled seats, or the affirmative vote at an annual or special meeting of stockholders of the holders of a majority in of the votes cast by the holders of the shares of capital stock of New AspenTech issued, outstanding and entitled to vote thereon.

The Stockholders Agreement provides that, without the prior written consent of Emerson Sub: (i) until the Second Trigger Date, New AspenTech will not amend the New AspenTech Bylaws, (ii) following the Second Trigger Date until the Third Trigger Date, New AspenTech will not make any material amendments to the New AspenTech Bylaws, and (iii) following the Third Trigger Date until the Fourth Trigger Date, New AspenTech will not amend the New AspenTech Bylaws in any manner that disproportionately and adversely affects Emerson in its capacity as a stockholder of New AspenTech as compared to other stockholders of the same class of securities of New AspenTech. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.

AspenTech’s bylaws provide that such bylaws (i) may be amended by the affirmative vote of a majority of the AspenTech Board present at the meeting at which a quorum is present and (ii) may be amended by the affirmative vote of the holders of a majority of AspenTech capital stock outstanding and entitled to vote at the meeting present at the meeting. AspenTech’s bylaws further provide that notwithstanding the foregoing or any other law or provision of AspenTech’s certificate of incorporation or AspenTech’s bylaws, the affirmative vote of the holders of at least 75% of the shares of the capital stock of AspenTech entitled to vote will be required to amend certain provisions of the bylaws concerning stockholder meetings, directors, forum selection or amendments.

Special Meetings of Stockholders
The New AspenTech Bylaws provide that, a special meeting of stockholders (i) may be called only by the New AspenTech Board, the chair of the New AspenTech Board, or the president or the secretary of New AspenTech, and (ii) shall be called by the secretary of New AspenTech upon the written request of the holders of at least 20% of the voting power of all of the then-outstanding shares of capital stock of New AspenTech entitled to vote on the matter or matters to be brought before the proposed special meeting.

Under AspenTech’s certificate of incorporation and bylaws, special meetings of the stockholders may be called for any purpose or purposes by the chair of the AspenTech Board, the chief executive officer (or if there is no chief executive officer, the president) or the AspenTech Board.

Limitation of Personal Liability of Directors
The New AspenTech Charter provides that, to the fullest extent permitted by applicable law, directors of New AspenTech will not be liable to New AspenTech or its stockholders for monetary damages for breach of fiduciary duty as a director.

AspenTech’s certificate of incorporation provides that no director shall be personally liable to AspenTech or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of AspenTech, except to the extent that such elimination or limitation of liability is not permitted by the DGCL.

New AspenTech Stockholder Rights	AspenTech Stockholder Rights
Indemnification
The New AspenTech Charter provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of New AspenTech or is or was serving at the request of New AspenTech as a director or officer of another corporation, partnership, joint venture, trust or other enterprise will be indemnified and held harmless by New AspenTech to the fullest extent permitted by the DGCL. Such right to indemnification will also include the right to be paid by New AspenTech the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law.

AspenTech’s certificate of incorporation provides that AspenTech shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of AspenTech), by reason of the fact that such person is or was, or has agreed to become, a director or officer of AspenTech, or is or was serving or has agreed to serve, at the request of AspenTech, as a director, officer or trustee of, or in a similar capacity with, another corporation (including any partially or wholly owned subsidiary of AspenTech), partnership, joint venture, trust or other enterprise (including any employee benefit plan) (each of such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with such action, suit or proceedings and any appeal therefrom, if (A) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of AspenTech and (B) with respect to any criminal action or proceeding, the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith, did not act in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of AspenTech or, with respect to any criminal action or proceeding, did not have reasonable cause to believe that the Indemnitee’s conduct was unlawful. AspenTech shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the AspenTech Board.

Corporate Opportunities
The New AspenTech Charter provides that New AspenTech has waived certain corporate opportunities as identified in the Stockholders Agreement, such that Emerson and the other persons specified therein shall not be liable to New AspenTech, its affiliates or its stockholders for breach of any fiduciary duty as a stockholder or director of New AspenTech from pursuit of such opportunities as set forth in the
AspenTech’s certificate of incorporation does not waive the corporate opportunity doctrine.

New AspenTech Stockholder Rights	AspenTech Stockholder Rights
Stockholders Agreement. Under the New AspenTech Charter, any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of New AspenTech shall be deemed to have notice of and consented to the foregoing.

Business Combinations
The New AspenTech Charter provides that New AspenTech elects not to be subject to Section 203 of the DGCL. However, the New AspenTech Charter provides that if a person (other than (a) Emerson and any direct transferees of voting stock of New AspenTech from Emerson or its affiliates, and their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, and (b) any person whose ownership of shares in excess of the 15% limit described in this paragraph is the result of any action taken solely by New AspenTech) acquires 15% or more of the voting stock of New AspenTech, is an affiliate or associate of New AspenTech and was the owner of 15% or more of the outstanding voting stock of New AspenTech at any time within the three-year period immediately prior to the date of determination, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with New AspenTech for a period of three years from the time such person became an interested stockholder, unless: (1) the New AspenTech Board approved either the business combination or the transaction which resulted in such person becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting power of all of the then-outstanding shares of capital stock of New AspenTech at the time the transaction commenced (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) at or subsequent to such time, the business combination is approved by the New AspenTech Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the voting power of all of the then-outstanding shares of capital stock of New AspenTech which is not owned by the interested stockholder. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus for a more detailed discussion.

AspenTech’s certificate of incorporation does not contain a provision expressly electing not to be governed by Section 203 of the DGCL and, accordingly, AspenTech is subject to Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an interested stockholder (which is defined to include any person that owns 15% or more of the corporation’s outstanding voting stock) for three years following the time that person becomes an “interested stockholder,” unless (i) prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a meeting.

AspenTech’s certificate of incorporation does not contain any provision requiring a supermajority vote of stockholders for business combinations.

New AspenTech Stockholder Rights	AspenTech Stockholder Rights
Forum for Adjudication of Disputes
The New AspenTech Charter provides that unless the New AspenTech Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of New AspenTech, (B) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of New AspenTech to New AspenTech or New AspenTech’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, or the New AspenTech Charter or the New AspenTech Bylaws, (D) any action asserting a claim related to, involving, or against New AspenTech governed by the internal affairs doctrine, or (E) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. AspenTech and Emerson expect to enter into an amendment to the Transaction Agreement prior to the Closing, which the AspenTech Board is expected to approve, to clarify that the foregoing does not apply to claims arising under the Exchange Act or the rules and regulations promulgated thereunder. Unless the New AspenTech Board otherwise approves in writing the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

AspenTech’s bylaws provide that, unless AspenTech consents in writing to the selection of an alternative forum, the Delaware Court of Chancery is the sole and exclusive forum for all internal corporate claims. Additionally, unless AspenTech consents in writing to the selection of an alternative forum, the federal district courts of the United States are the sole and exclusive forum for all causes of action arising under the Securities Act.

DESCRIPTION OF NEW ASPENTECH CAPITAL STOCK
The following summary of the terms of the capital stock of New AspenTech is not meant to be complete and is qualified in its entirety by reference to the New AspenTech Charter and the New AspenTech Bylaws. Copies of the New AspenTech Charter and the New AspenTech Bylaws, substantially in the form proposed to be effective as of the completion of the Transactions, are attached as Annexes B and C, respectively, to this combined proxy statement/prospectus. In certain circumstances, the terms of such capital stock are subject to the terms of the Stockholders Agreement. A copy of the Stockholders Agreement, substantially in the form proposed to be effective as of the completion of the Transactions, is attached as Annex D to this combined proxy statement/prospectus. Also see “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.
Authorized Capital Stock
Under the New AspenTech Charter, New AspenTech will have the authority to issue [  ] shares of stock, initially consisting of [  ] shares of Common Stock and [  ] shares of Preferred Stock. Shares of Common Stock and Preferred Stock shall be uncertificated unless the New AspenTech Board determines that some or all shares shall be certificated.
New AspenTech Common Stock
New AspenTech Common Stock Outstanding
The shares of Common Stock issued pursuant to the Transactions will be duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that New AspenTech may designate and issue in the future. On completion of the Transactions, it is expected that approximately [ ] shares of Common Stock will be issued and outstanding.
Voting Rights
Holders of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of Common Stock (as such) will not be entitled to vote on any amendment to the New AspenTech Charter that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the New AspenTech Charter or the DGCL.
The New AspenTech Bylaws will provide that, subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances under a certificate filed pursuant to the DGCL, a nominee for director of the New AspenTech Board will be elected by a majority of the votes cast with respect to that nominee’s election at any meeting of stockholders for the election of directors at which a quorum is present. However, if as of the 10th day preceding the date New AspenTech first mails its notice of meeting for such meeting to the stockholders of New AspenTech, the number of nominees for director exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. The New AspenTech Charter will provide that any director or the entire New AspenTech Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote or pursuant to the terms of the Stockholders Agreement with respect to the parties to such agreement and any rights of holders of any series of Preferred Stock.
The New AspenTech Bylaws will provide that, except as otherwise required by law, the New AspenTech Charter, the New AspenTech Bylaws, or any law, rule or regulation applicable to New AspenTech or its securities, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting at which a quorum is present on the subject matter will be the act of the stockholders. The New AspenTech Charter will provide that if Emerson and its affiliates beneficially own in the aggregate at least 20% of the voting power of all of the then-outstanding shares of capital stock of New AspenTech, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by consent of stockholders without a meeting; provided that, if Emerson and its affiliates do not beneficially own at least 20% of the voting power of all of the then-outstanding shares of capital stock of New AspenTech, then any action required or permitted to be taken at any annual or special meeting of stockholders may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and the New AspenTech Charter and may not be taken by consent of stockholders without a meeting (except pursuant to the rights of holders of any series of Preferred Stock).
The New AspenTech Charter may be amended in any manner permitted by the DGCL.
Emerson, by virtue of its expected beneficial ownership of at least a majority of the outstanding shares of Common Stock immediately following the Closing, will be able to approve any matter brought to a vote of New AspenTech stockholders without the affirmative vote of any other stockholders. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus.
Dividend Rights
The New AspenTech Bylaws will provide that the New AspenTech Board may, subject to limitations contained in the DGCL and the New AspenTech Charter, declare and pay dividends to holders of New AspenTech capital stock, which dividends may be paid either in cash, in property or in shares of the capital stock of New AspenTech.
For more information regarding Emerson’s consent rights with respect to dividends, see “Certain Agreements Related to the Transactions—Stockholders Agreement—Consent Rights” beginning on page 145 of this combined proxy statement/prospectus.
Liquidation Rights
On the liquidation, dissolution or winding up of New AspenTech, whether voluntary or involuntary, the holders of Common Stock will be entitled to share in the net assets and funds of New AspenTech available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.
For more information regarding Emerson’s consent rights with respect to liquidation, see “Certain Agreements Related to the Transactions—Stockholders Agreement—Consent Rights” beginning on page 145 of this combined proxy statement/prospectus.
Preemptive Rights and Percentage Maintenance Share
The New AspenTech Charter will not provide the holders of Common Stock with preemptive rights. The Stockholders Agreement, however, will provide that until the Second Trigger Date, to the extent permitted under NASDAQ rules and subject to certain exceptions, Emerson Sub will have the right to purchase its pro rata portion of any equity securities of New AspenTech that New AspenTech proposes to issue or sell or, in the case of equity securities to be issued as consideration in any merger, consolidation, reorganization, conversion, joint venture or any other business combination, or any acquisition, the right to purchase a number of equity securities up to its percentage maintenance share. Following the Second Trigger Date, to the extent permitted under NASDAQ rules and subject to certain exceptions, Emerson Sub will have the right to purchase up to its percentage maintenance share of equity securities of New AspenTech in connection with any issuance or sale thereof. See “Certain Agreements Related to the Transactions—Stockholders Agreement—Additional New AspenTech Securities—Preemptive Rights and Percentage Maintenance Share” beginning on page 150 of this combined proxy statement/prospectus.
There will be no redemption or sinking fund provisions applicable to the Common Stock.
New AspenTech Preferred Stock
Preferred Stock Outstanding at the Closing
On completion of the Transactions, no shares of Preferred Stock will be issued and outstanding.
Blank Check Preferred Stock
Under the New AspenTech Charter, the New AspenTech Board will have the authority to issue Preferred Stock in one or more classes or series, and, subject to limitations prescribed by law, to fix for each class or series the voting powers and the distinctive designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as may be stated and expressed in the resolution or resolutions adopted by the New AspenTech Board providing for the issuance of such class or series as may be permitted by the DGCL, including dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of, and the number of shares constituting each such class or series and the designation thereof, without any further vote or action by the stockholders of New AspenTech.
The New AspenTech Charter will provide that the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of New AspenTech entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, subject to obtaining a vote of the holders of any classes or series of Preferred Stock, if such a vote is required pursuant to the terms of the New AspenTech Charter (including any rights of holders of any series of Preferred Stock).
The purpose of authorizing the New AspenTech Board to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding New AspenTech voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of Common Stock by restricting dividends on Common Stock, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. For more information on New AspenTech Preferred Stock, see the Form of Amended and Restated Certificate of Incorporation of New AspenTech in Annex B beginning on page B-1 of this combined proxy statement/prospectus.
Exclusive Venue
The New AspenTech Charter will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of New AspenTech, (ii) any action asserting a claim for or based on a breach of a duty (including any fiduciary duty) owed by any current or former director, officer, employee or stockholder to New AspenTech or New AspenTech’s stockholders, including a claim alleging the aiding and abetting of such a breach of a fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the New AspenTech Charter or the New AspenTech Bylaws, (iv) any action asserting a claim related to, involving or against New AspenTech governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, will have to be brought only in the Court of Chancery in the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware, also does not have jurisdiction, the United States District Court for the District of Delaware), unless the New AspenTech Board otherwise approves in writing the selection of an alternate forum. AspenTech and Emerson expect to enter into an amendment to the Transaction Agreement prior to the Closing, which the AspenTech Board is expected to approve, to clarify that the foregoing does not apply to claims arising under the Exchange Act or the rules and regulations promulgated thereunder. Unless the New AspenTech Board otherwise approves in writing the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated therunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of the applicable law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the New AspenTech directors and officers.
Anti-Takeover Effects of Provisions of the New AspenTech Charter and Bylaws
Although immediately after Closing, Emerson will own at least a majority of the Common Stock, the New AspenTech Charter and New AspenTech Bylaws will also contain provisions that may delay, defer or discourage another party from acquiring control of New AspenTech. We expect that these provisions, which are summarized below as well as New AspenTech’s ability to issue Preferred Stock, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New AspenTech to first negotiate with the New AspenTech Board, which we believe may result in an improvement of the terms of any such acquisition in favor of New AspenTech’s stockholders. However, the New AspenTech Charter and the New AspenTech Bylaws also give the New AspenTech Board the power to discourage acquisitions that some stockholders may favor.
Emerson Board Designees
Effective as of the Closing, the New AspenTech Board will initially consist of nine members, of which:
•
Five will be designated by Emerson Sub: one of whom will be Jill D. Smith, the current chair of the AspenTech Board and who will also be the chair of the New AspenTech Board, three of whom will be designated by Emerson Sub following consultation with Ms. Smith (the Stockholders Agreement provides that, as of the date of the Transaction Agreement, it was Emerson Sub’s expectation that these three designees would be members of the AspenTech Board or Independent Directors) and one of whom will be designated by Emerson Sub without any of the foregoing conditions.

•	One will be the Chief Executive Officer of AspenTech immediately prior to the Closing.
•
Three will be designated by AspenTech, all of whom will be reasonably acceptable to Emerson Sub and will be Independent Directors, which three directors will have been designated by AspenTech prior to the designation of any director (other than Ms. Smith) by Emerson Sub pursuant to the first bullet above.

Following the Closing, the number of directors on the New AspenTech Board who will be designated by Emerson Sub will be as follows:
•
Before the Third Trigger Date, a number of the total authorized number of directors of New AspenTech as of such time that is proportionate to the Emerson Group’s beneficial ownership of outstanding shares of Common Stock at such time (rounded up to the nearest whole person), provided that Emerson Sub will have the right to designate at least a majority of the directors on the New AspenTech Board until the Second Trigger Date;

•	Following the Third Trigger Date, one director.
See “Directors of New AspenTech—New AspenTech Director Compensation” beginning on page 211 of this combined proxy statement/prospectus and “Certain Agreements Related to the Transactions—Stockholders Agreement—Corporate Governance” beginning on page 143 of this combined proxy statement/prospectus. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of New AspenTech or New AspenTech’s management.
Authorized but Unissued Shares
The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ and the Stockholders Agreement. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of New AspenTech by means of a proxy contest, tender offer, merger or otherwise.
Anti-Takeover
New AspenTech will elect not to be subject to Section 203 of the DGCL. However, the New AspenTech Charter will provide that if a person (other than (a) Emerson and any direct transferees of voting stock of New AspenTech from Emerson or its affiliates, and their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, and (b) any person whose ownership of shares in excess of the 15% limit described in this paragraph is the result of any action taken solely by New AspenTech) acquires 15% or more of the voting stock of New AspenTech, or is an affiliate or associate of New AspenTech and was the owner of 15% or more of the outstanding voting stock of New AspenTech at any time within the three year period immediately prior to the date of determination, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with New AspenTech for a period of three years from the time such person became an interested stockholder, unless:

(1) the New AspenTech Board approved either the business combination or the transaction which resulted in such person becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting power of all of the then-outstanding shares of capital stock of New AspenTech at the time the transaction commenced (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) at or subsequent to such time, the business combination is approved by the New AspenTech Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the voting power of all of the then-outstanding shares of capital stock of New AspenTech which is not owned by the interested stockholder. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus for a more detailed discussion.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Except as otherwise required by law, the New AspenTech Bylaws will provide that nominations of persons for election to the New AspenTech Board or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (a) pursuant to New AspenTech’s notice of meeting (or any supplement thereto), (b) by or at the direction of the New AspenTech Board or any committee thereof, (c) as may be provided in the certificate of designations for any class or series of Preferred Stock, (d) pursuant to the Stockholders Agreement or (e) by any stockholder of New AspenTech who delivers timely notice in proper form and the other required information to New AspenTech’s secretary and who is a stockholder of record at the time of giving of such notice and at the time of the annual meeting and who is entitled to vote at the meeting. The New AspenTech Bylaws will provide that special meetings of the stockholders (1) may be called only by the New AspenTech Board, the chair of the New AspenTech Board, the president, or the secretary of New AspenTech and (2) shall be called by the secretary of New AspenTech upon written request of the holders of 20% of the voting power of all of the then-outstanding shares of capital stock of New AspenTech entitled to vote on the matter or matters to be brought before the proposed special meeting. The New AspenTech Bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of New AspenTech or its management.
Corporate Opportunities and Transactions with Controlling Stockholder
In recognition and anticipation that directors, officers or employees of Emerson may serve as directors or officers of New AspenTech, that Emerson may engage in the same, similar or related lines of business as New AspenTech, and that Emerson may have an interest in the same areas of corporate opportunity as New AspenTech, the Stockholders Agreement will provide for the allocation of certain transactions and corporate opportunities between New AspenTech and Emerson. Specifically, except as otherwise agreed by New AspenTech and Emerson (including in the Stockholders Agreement) and, subject to the limitations set forth in the non-compete provisions in the Stockholders Agreement, Emerson and the other members of the Emerson Group. will be permitted to engage in some of the same or similar activities or lines of business as New AspenTech or to do business with any client, customer or vendor of New AspenTech.
The Stockholders Agreement will provide that in the event that Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both New AspenTech and Emerson, Emerson shall to the fullest extent permitted by applicable law not be liable to New AspenTech or its stockholders for breach of any fiduciary duty as a stockholder of New AspenTech by reason of the fact that Emerson acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to New AspenTech, and New AspenTech to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to New AspenTech.

The Stockholders Agreement will provide that, except as otherwise agreed in writing between New AspenTech and Emerson, in the event that a director or officer of New AspenTech who is also a director, officer or employee of Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both New AspenTech and Emerson, such director or officer will to the fullest extent permitted by applicable law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and New AspenTech to the fullest extent permitted by applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to New AspenTech, if such director or officer acts in a manner consistent with the following policy:
•
such a corporate opportunity offered to any individual who is a director but not an officer or employee of New AspenTech and who is also a director, officer or employee of Emerson will belong to New AspenTech only if such opportunity is expressly offered to such person solely in his or her capacity as a director of New AspenTech and otherwise will belong to Emerson; and

•
such a corporate opportunity offered to any individual who is an officer or employee of New AspenTech and also is a director, officer or employee of Emerson will belong to New AspenTech unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Emerson, in which case such opportunity will belong to Emerson.

The New AspenTech Charter will provide that any person acquiring or holding any interest in any shares of capital stock of New AspenTech will be deemed to have notice of and consented to these provisions of the Stockholders Agreement regarding corporate opportunities. See “Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 143 of this combined proxy statement/prospectus for a more detailed discussion of these provisions.
Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC will be the transfer agent and registrar for the Common Stock.
Listing of Common Stock
We will apply for the listing of Common Stock on NASDAQ under the trading symbol “AZPN.”

BUSINESS
New AspenTech
We anticipate New AspenTech will be a high-performance industrial software leader with pro forma combined revenue of $991 million for the twelve-month period ended September 30, 2021, a global customer base and more than 3,700 employees. By combining the product capabilities, deep domain expertise and leadership of AspenTech and the Emerson Industrial Software Business, which is comprised of two businesses—Open Systems International, Inc. (OSI Inc.) and Geological Simulation Software (GSS)—we believe New AspenTech will be able to deliver superior value to customers across diverse end markets including energy, chemical, power transmission and distribution, engineering, procurement, and construction, pharmaceuticals, and metals and mining, among others.
We expect that New AspenTech will have an industry-leading portfolio of differentiated software products and solutions designed to meet the most complex challenges confronting customers across diverse industries. In combining AspenTech’s leading asset optimization software for asset design, operations and maintenance with the Emerson Industrial Software Business, including OSI Inc.’s next generation advanced power transmission and distribution (“T&D”) management software and GSS’s seismic processing and imaging, subsurface modeling and dynamic simulation software, New AspenTech will have a comprehensive portfolio of mission-critical software products and solutions. These products and solutions will enable new and existing customers to operate asset definition, design, operations and maintenance systems with greater safety, sustainability, reliability and efficiency.
New AspenTech has a significant opportunity to accelerate growth across end markets by enabling existing and new customers to accelerate digitalization, to implement industrial internet of things solutions, and to realize sustainability goals, in particular, our collective focus on reducing industrial emissions, increasing carbon capture and the electrification of industry and transport sectors. We believe New AspenTech will be able to achieve this growth by leveraging its enhanced product portfolio, culture of innovation and go-to-market capabilities. In addition to its existing product portfolio, we believe that New AspenTech will be able to bring more innovative solutions to market faster and more cost-effectively by utilizing the combined domain expertise, technology and engineering cultures of AspenTech and Emerson. New AspenTech’s go-to-market capabilities will be enhanced through commercial agreements with Emerson granting access to Emerson Automation Solutions’ large global installed base and go-to-market capabilities, expanding its presence in existing and new markets, including pharmaceuticals, metals and mining, alternative energy and other asset-intensive industries, as well as geographies where Emerson has a strong presence.
New AspenTech is also expected to be well-positioned to further develop its business through the pursuit of organic and inorganic growth initiatives, which we expect will be an important element of New AspenTech’s growth strategy.
New AspenTech is expected to benefit from the following strengths:
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New AspenTech Portfolio Spans the Asset Lifecycle: New AspenTech will provide differentiated offerings in industrial artificial intelligence and asset optimization, including AspenTech’s leading software for asset engineering, modeling and design, asset optimization and asset predictive maintenance, as well as OSI Inc.’s power grid management technology, advanced distribution management systems and GSS’s geological simulation software. With the addition of OSI Inc.’s and GSS’s software solutions, New AspenTech will have an enhanced end-to-end software portfolio and be even better positioned to help customers improve their safety, reliability and productivity while reducing their carbon footprint.

•
Diversified End Markets with Blue-Chip Customer Base; Scalable and Adaptable Portfolio to Support Customers’ Sustainability Needs: With the capabilities of OSI Inc. and GSS, New AspenTech will expand into new markets. For example, the addition of OSI Inc. will enable New AspenTech to develop its T&D offering to support power grid management and ensure power grid reliability, particularly as utilities increase the amount of generation from renewable sources. In addition, we believe New AspenTech will be better positioned to expand its position in existing and new end markets. AspenTech announced a commitment to invest $35 million in life sciences and metals and mining in fiscal year 2022. Through commercial agreements with Emerson, New AspenTech will have access to the Emerson global capabilities, including its installed base and sales force, which will help accelerate adoption of New AspenTech’s solutions in these and other markets. For example, New AspenTech will leverage the Emerson global life sciences capabilities, including 3,000 installed control systems, 30 locations and nearly 1,000 project engineering and consulting employees dedicated to active life sciences projects.
New AspenTech’s software is also scalable and adaptable to address the needs of the emerging green energy markets and well-positioned to support blue-chip customers’ sustainability needs in existing and new markets such as biofuels, hydrogen, carbon capture and management of current and future power grid infrastructure.
•
Significant Revenue and Cost Synergy Opportunities: Over time, we believe that New AspenTech will drive revenue growth and synergy opportunities by offering a more comprehensive product portfolio delivering superior value to customers, transitioning OSI Inc. and GSS to subscription-based business models, and expanding the existing strategic alliance between Emerson and AspenTech.

○
Deliver Higher Value to Customers with Joint Platform: We believe New AspenTech’s enhanced portfolio, providing differentiated offerings in industrial artificial intelligence and asset optimization, including T&D asset management and expanded reservoir modeling and optimization, will be better positioned to drive increased penetration with existing customers and adoption by new customers in existing and new markets.

○
Business Model Transformation: By transitioning OSI Inc. and GSS to token and subscription-based business models, including commercializing the recurring value of certain service offerings into a standardized solution under a token model, we believe New AspenTech will provide enhanced flexibility and broader access to New AspenTech’s software suite for customers and improve long-term revenue and profitability for New AspenTech. AspenTech has significant expertise in such business model transitions, having successfully implemented them in its existing portfolio.

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Expanded Strategic Alliance: The Transactions will enhance the existing commercial alliance and increase collaboration between Emerson and New AspenTech as they drive innovation, develop new products and pursue joint go-to-market opportunities leveraging New AspenTech’s comprehensive product portfolio and Emerson’s $120 billion global installed base and its sales force.

In addition to revenue synergy opportunities, the Transactions are expected to create cost synergies for New AspenTech, which are expected to be driven by scale efficiencies, including shared R&D and SG&A organizations between AspenTech and the Emerson Industrial Software Business, and overhead and spend optimization.
•
Best-in-Class Financial Profile: We believe that New AspenTech will be a leading player in the industrial software market with scale, significant recurring revenue and strong free cash flow generation that can be used to drive innovation and growth. Over time, as New AspenTech delivers on its synergy opportunities and completes the business model transitions of OSI Inc. and GSS, we believe New AspenTech will have the potential to deliver a better software and recurring revenue mix and even stronger adjusted EBITDA and free cash flow margins.

•
Strong Platform for Future Acquisitions: We expect that mergers and acquisitions will be a key pillar of New AspenTech’s go-forward strategy given the continued evolution and consolidation of the industrial software industry. With an expanded solution set, broader global footprint and larger installed base, New AspenTech will have the ability to execute on a wider range of acquisition and investment transactions across industries, products and geographies. With greater financial flexibility and the strategic relationship with Emerson, New AspenTech will have the scale and financial capacity to pursue larger strategic transactions, quickly integrate targets, and realize synergies.

Liquidity and Capital Resources of New AspenTech
New AspenTech will have a strong balance sheet with significant liquidity upon consummation of the Transactions; accordingly, it will be well-positioned to pursue its strategic investment priorities, including acquisitions. We believe that our sources of funding will be sufficient to satisfy New AspenTech’s currently anticipated cash requirements including capital expenditures, working capital requirements, certain potential acquisitions or investments, income and payroll tax payments for net-settled stock awards, and other liquidity requirements through at least the next 12 months. In the case of fundings through debt, including existing or future borrowings, there can be no assurance that such funding will be available on terms acceptable to us, or at all.
Aspen Technology, Inc.
See “Business” in Part I of AspenTech’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the SEC on August 18, 2021 (incorporated by reference herein).
In February 2018, Emerson and AspenTech entered into an alliance to jointly deliver digital solutions to the marketplace. The focus of the alliance was in support of the Emerson Project Certainty and Operational Certainty initiatives. Since that time, the alliance has worked together to study or sell joint applications focused around digital twins, advanced process control, the pharmaceutical and biotechnology business and asset performance management. After the Closing, the alliance will be replaced by commercial agreements between Emerson and New AspenTech.
Overview of Emerson’s OSI Inc. and GSS Businesses
OSI Inc. and GSS are Emerson’s two stand-alone industrial software businesses in Emerson’s Automation Solutions segment. As part of the Transactions, Emerson will contribute OSI Inc. and GSS to New AspenTech, as further described under “The Transaction Agreement—Structure of the Transactions; Merger Consideration” beginning on page 117 of this combined proxy statement/prospectus. New AspenTech will have a number of contractual relationships with Emerson following the Contribution, as further described under “Related-Party Transactions” beginning on page 212 of this combined proxy statement/prospectus.
On a combined basis, OSI Inc. and GSS generated total revenue of $300.6 million and a net loss of $20.6 million in the fiscal year ended September 30, 2021; total revenue of $130.5 million and a net loss of $20.3 million in the fiscal year ended September 30, 2020; and total revenue of $194.2 million and net earnings of $5.6 million in the fiscal year ended September 30, 2019.
OSI Inc.
Emerson broadened and complemented its Automation Solutions’ software portfolio and ability to help customers in the global power industry and other end markets through its acquisition of OSI Inc., a leading software provider primarily serving T&D utilities, in October 2020. Operating as a stand-alone business, OSI Inc. offers operational technology (OT) solutions that enable utilities to control generation, transmission, distribution and outage management assets and ultimately ensure supply equals demand in the power grid. OSI Inc.’s systems also play a key role in the energy transition to a more carbon neutral footprint. Utilities use OSI Inc.’s control platform to transform and digitize operations to more seamlessly incorporate renewable energy resources and improve energy efficiency and reliability.
OSI Inc.’s advanced distribution management systems provide system resiliency, efficiency and safety by modeling the distribution network via a digital twin as well as monitoring and controlling the operational network. The platform also provides integrated workflows for switching operations, outage management and field service activities. OSI Inc.’s energy management systems provide efficient and holistic modeling, monitoring and controlling of complex transmission networks and generation fleets to manage grid stability and ensure security and regulatory compliance.
OSI Inc. is a global business with consolidated revenue of $173.3 million for the fiscal year ended September 30, 2021. OSI Inc. generates its revenue and orders from long-standing relationships with various utility companies. For the year ended September 30, 2021, sales in North America, the Asia Pacific, Europe, Latin America and the Middle East & Africa each accounted for 83%, 8%, 4%, 3% and 2% of total sales. For the year ended September 30, 2021, OSI Inc.’s advanced distribution management products accounted for 39% of total sales and energy management systems products accounted for 48% of total sales.

Products and Services
OSI Inc.’s current product platform includes:
•
Advanced Automation Platform—OSI Inc.’s monarchTM platform is a modern real time operations technology control system architecture that has multiple layers of redundancy to meet the harshest resiliency requirements needed by utilities and industrial customers. The monarchTM platform is highly configurable and manages data acquisition, data management, alarming, visualization, and user interface. Purpose built applications interface with monarchTM through standard application programming interfaces (APIs) and provide a performant system for supporting, monitoring, controlling, scheduling and optimizing complex network operations for electric, oil & gas, transportation, water industries, and large-scale industrial internet of things applications such as Microgrids. Monarch’sTM flexibility and high-performance, real-time data management platform is an ideal foundation to support industry-specific advanced applications. It also serves as a foundational layer to build new applications within the utility markets as well as other markets that need highly resilient real time OT systems.

•
Web Platform Architecture—OSI Inc.’s cloud-based deployment architecture is designed to meet the demands of future operational environments and is built on disruptive leading-edge technology. At its core, OSI Inc.’s web platform provides a web application layer that can connect with almost any data source. The web platform ingests data, provides visualization and real time control, and is highly configurable to support mobile applications to support field crews, executive dashboards, and an expanded user base outside the typical control room environment. This platform can connect with the monarchTM kernels as well as other applications. Over the long term, OSI Inc. expects that the web platform architecture will increasingly be deployed to support distributed control environments as well as the migration to the cloud.

•
Next Generation Data Historian—CHRONUSTM is a comprehensive time series-based data historian platform for high-fidelity archival of time series data. Competitive historian solutions on the market may not meet all users’ needs and these existing solutions are not designed to support an exponential increase in data; are based on traditional and rigid database technology; and have limited platform support. CHRONUSTM is built on proven big data technology and excels in archiving time series data.

•
Purpose Built T&D Applications—OSI Inc.’s product portfolio is made up of many industry-leading, purpose-built applications that interface with the monarchTM platform. OSI Inc.’s Generation Management System (GMS) software is the leading application controlling global generation fleets to ensure daily generation is optimized and meets demand. The Energy Management System software is used by many global transmission operators to ensure safe and reliable operation of their transmission networks. OSI Inc.’s advanced distribution management system (ADMS) application suite is used by distribution utilities to model and safely control switching operations, outages, etc. in the distribution network. OSI Inc. has many other applications that support utility companies as well as other industries such as water and gas distribution.

Customers and Sales
OSI Inc.’s customers primarily include power T&D utilities, customers in the energy, transport and water industries as well as large industrial customers, data centers, and campuses globally. For the fiscal year ended September 30, 2021, 94% of sales were generated from the power utilities industry.
OSI Inc. sells to its customers through direct and indirect channels. In North America, OSI Inc. reaches customers through its direct sales force that predominantly leverages account managers and inside sales representatives. In the rest of the world, OSI Inc. reaches customers primarily through its direct sales force, while international sales agents and partners assist OSI Inc. in certain markets. OSI Inc. employs a team of approximately 110 globally distributed sales staff.
GSS
GSS is a leading developer of software solutions to the global energy and alternative energy, carbon capture and storage, and minerals and mining industries. GSS provides, in part, geological simulation software that characterizes subsurface geological formations from seismic interpretation to dynamic simulation, connecting reservoirs to operational activities to optimize production and utilization.

GSS is a global business with consolidated revenue of $127.4 million for the fiscal year ended September 30, 2021. GSS generates the majority of its revenue and orders from clients in the global energy industry by helping these companies increase confidence in their exploration and production decisions and reduce time to first oil by providing deeper insight into the subsurface. Today, GSS is investing in enhancing its portfolio in carbon capture and storage, alternative energy and minerals and mining applications. GSS is a global business that currently offers support in over 50 locations, distributed across all world areas.
Products and Services
GSS’s main product platforms include:
•
Subsurface Exploration: Echos, GeoDepth, ES360, SeisEarth—GSS’s seismic data processing, velocity modeling and hi-resolution seismic imaging and interpretation software enables customers to quickly clean large datasets, create accurate velocity models, produce high resolution images of the subsurface and easily conduct multi-user, multi-survey seismic interpretation.

•
Subsurface Development: SKUA, RMS, GeoLog—GSS’s reservoir modeling and formation evaluation software provides customers with accurate, evergreen reservoir models and the most comprehensive well data management tool that incorporates machine learning-based well-log prediction.

•
Subsurface Production & Utilization: RMS, Tempest, Mette—GSS’s reservoir simulation and risk assessment, Big LoopTM history-matched reservoir modeling, production and utilization forecasting optimization, and virtual metering software provide customers with operational cost and capital expenditure optimization.

Customers and Sales
GSS’s largest customers include major global energy operators that seek to increase efficiency, reduce costs and improve return on investment. GSS also has a presence with alternative energy providers and minerals and mining operators.
GSS sells to its customers primarily through direct channels employing a team of approximately 75 globally distributed sales staff.
Competition
OSI Inc. and GSS operate in highly competitive markets. OSI Inc. and GSS compete based on product performance, quality, branding, service and/or price across the industries and markets served. A significant element of the competitive strategies of OSI Inc. and GSS is to deliver solutions to customers by offering high-quality products and services incorporating differentiated technology and know-how. Some competitors have substantially greater sales, assets and financial resources than OSI Inc. and GSS. OSI Inc. and GSS also compete with many smaller, typically local companies.
OSI Inc.’s primary competitors include General Electric Company, Hitachi, Ltd., Schneider Electric SE and Siemens AG, and also smaller national players including Survalent, Indra (formerly Advanced Control System (ACS)) and others. OSI Inc. believes its product platform has unique advantages in terms of features, security and ease of deployment relative to competitors’ offerings, with significant barriers to entry created by OSI Inc.’s large proprietary, internally-developed code base, as more fully described under “—Intellectual Property” beginning on page 187 of this combined proxy statement/prospectus.
GSS’s primary competitors include Schlumberger NV, CGG, IHS Markit Ltd., Halliburton Company, Rock Flow Dynamics LLC, and Petroleum Experts Ltd. GSS combines the richest scientific technology set spanning all subsurface disciplines in a single end-to-end product platform. Together with an open and customizable application environment, the GSS offering is highly adaptable to every customer’s assets and business requirements compared to more rigid competitive offerings.
Intellectual Property
OSI Inc. and GSS maintain an intellectual property portfolio that has been developed or acquired over a number of years, including patents, trademarks, trade secrets and licenses. OSI Inc. and GSS also continue to develop or acquire new intellectual property. From time to time, new patent and trademark applications are filed to protect OSI Inc.’s and GSS’s ongoing research and development activities and brands. OSI Inc.’s and certain GSS existing trademark registrations may be renewed and their duration is dependent upon national laws and trademark use. While these proprietary intellectual property portfolios are important to OSI Inc. and GSS in the aggregate, management does not regard either OSI Inc. or GSS as being dependent on any single patent, trademark, trade secret or license and as such no single patent, trademark, trade secret or license is individually material to OSI Inc. or GSS.
OSI Inc. has not traditionally pursued patents for its software products, but it has amassed a large code base of more than 15 million lines of internally developed code to produce a formidable control platform and provide a significant barrier to entry for competitors. As of September 30, 2021, GSS owned approximately 183 issued patents and pending patent applications worldwide, of which approximately 70 were in the United States.
OSI Inc. and GSS believe that protection of their patents, trademarks, trade secrets and other intellectual property rights is central to the conduct of their businesses and strive to protect and enforce their intellectual property rights against infringement, misappropriation or other violations worldwide as they deem appropriate to protect their businesses. Additionally, OSI Inc. and GSS consider the quality and timely delivery of their products, the services they provide to their customers and the technical knowledge and skills of their personnel to be other important components of the portfolio of capabilities and assets that support their abilities to compete.
To the extent any intellectual property rights owned by Emerson and its subsidiaries and used in the operation of OSI Inc. and GSS as of the Closing will not be transferred to New AspenTech as part of the Transactions, New AspenTech will receive a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license to use such intellectual property rights pursuant to the Transaction Agreement.
Research and Development
OSI Inc. and GSS maintain active research and development organizations directed primarily toward the development of new products, services, technology and other solutions, as well as the improvement of existing products and services and the design of specialized products to meet specific customer needs.
As of September 30, 2021, OSI Inc. had a total of 310 employees dedicated to research and development in three different locations globally. OSI Inc.’s core software development projects are located in the United States, while the research and development team in Bangalore, India is focused on software testing. OSI Inc. also has a research and development team located in Montreal, Canada that focuses on custom development related to a project for Hydro-Québec.
As of September 30, 2021, GSS had a total of 250 employees dedicated to research and development located in: Tel Aviv, Israel, Oslo, Norway, Oxford, UK, Nancy, France, Moscow, Russia, Pune, India and Brisbane, Australia.
Employees
As of November 1, 2021, OSI Inc. and GSS employed approximately 1,770 individuals globally, with approximately 1,190 in OSI Inc. and 600 in GSS. None of OSI Inc.’s employees is represented under collective bargaining agreements or similar labor arrangements. Only a small portion of GSS employees are represented under a collective bargaining agreement or similar labor agreement. We believe that employee relations under these agreements or otherwise are generally favorable.
Regulatory
OSI Inc. and GSS operate in a rapidly evolving regulatory environment and are subject to extensive and complex regulation under U.S. federal law and the laws of the states and countries in which they operate. These cover certain aspects of the business and include laws, regulations, rules and guidance relating to anti-corruption, anti-bribery, export and import compliance, antitrust and money laundering, consumer protection, and privacy, and data protection and cybersecurity, among other areas. In addition, other laws, public policy, and general principles of equity, such as with respect to the protection of consumers and unfair and deceptive acts or practices, may apply to their activities.
OSI Inc. and GSS could become subject to additional legal or regulatory requirements if laws or regulations change in the jurisdictions in which they operate, or if they were to release new products or services, under applicable laws or regulations to which they are not currently subject today. In addition, the regulatory framework for OSI Inc.’s and GSS’s products and services is evolving and uncertain as federal and state governments and regulators consider the application of existing laws and potential adoption of new laws. New laws and regulations, as well as continued uncertainty regarding the application of existing laws and regulations to OSI Inc.’s and GSS’s products and services, may negatively affect the business of OSI Inc. and GSS. This could include the need to obtain new or different types of licenses or comply with additional laws and regulations in order to conduct the business of OSI Inc. and GSS.
Properties
The following table provides a list of the principal facilities owned or leased by OSI Inc. as of December 1, 2021. OSI Inc.’s corporate headquarters are located in Medina, Minnesota.
Location	Approximate Square Feet
Bangalore, India	30,642
Houston, Texas	8,425
Macquarie Park, Australia	8,837
Medina, Minnesota	180,400
Montreal, Canada	12,549
The following table provides a list of the principal facilities owned or leased by GSS as of December 1, 2021. GSS’s corporate headquarters are located in Houston, Texas.
Location	Approximate Square Feet
Beijing, China	3,358
Brisbane, Australia	7,500
Buenos Aires, Argentina	1,200
Houston, Texas	1,995
Kuala Lumpur, Malaysia	3,653
Oslo, Norway	16,114
Mexico City, Mexico	850
Moscow, Russia	12,000
Mumbai, India	750
Nancy, France	7,534
Oxford, United Kingdom	857
Paris, France	2,152
Pau, France	3,616
Pune, India	10,000
Rio De Janeiro, Brazil	3,844
Tel Aviv, Israel	38,500
Tyumen, Russia	2,250
Woking, United Kingdom	1,300
Legal Proceedings
OSI Inc. and GSS are, from time to time, party to general legal proceedings and claims, which arise in the ordinary course of business. While it is not possible to quantify the financial impact or predict the outcome of all pending claims and litigation, management of Emerson does not anticipate that the outcome of any current proceedings or known claims, either individually or in aggregate, will have a material adverse effect upon OSI Inc.’s or GSS’s financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF THE EMERSON INDUSTRIAL SOFTWARE BUSINESS
Overview
Basis of Presentation
GSS and OSI Inc., which was acquired on October 1, 2020, have been combined in the accompanying unaudited and audited consolidated and combined financial statements and related notes beginning on page FS-1 of this combined proxy statement/prospectus to represent the business that we refer to as the Emerson Industrial Software Business. GSS and OSI Inc. are two of Emerson’s industrial software businesses and their results of operations and financial statements have previously been reflected in Emerson’s consolidated financial statements. The accompanying unaudited and audited consolidated and combined financial statements of the Emerson Industrial Software Business present the historical financial position, results of operations, and cash flows of the Emerson Industrial Software Business as historically managed within Emerson and include all accounts of the Emerson Industrial Software Business in a combination of dedicated legal entities and shared legal entities of Emerson. Intercompany transactions, profits and balances among the Emerson Industrial Software Business’s entities have been eliminated. Sale and purchase transactions between the Emerson Industrial Software Business and other Emerson affiliates are included in the consolidated and combined financial statements. See Note 8 and Note 11 to the unaudited and audited consolidated and combined financial statements, respectively. The accompanying unaudited and audited consolidated and combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).
The accompanying unaudited and audited consolidated and combined financial statements reflect charges for costs directly related to the Emerson Industrial Software Business and the Emerson Industrial Software Business has been allocated a portion of Emerson’s general corporate costs. All such costs are reflected in the accompanying unaudited and audited consolidated and combined financial statements. The Emerson Industrial Software Business participates in various Emerson programs which include information technology services, employee benefits, medical insurance, and other programs. Costs associated with these programs are charged to the Emerson Industrial Software Business based on Emerson’s actual cost and the Emerson Industrial Software Business’s relative level of usage. The Emerson Industrial Software Business also utilizes Emerson’s global shared service centers and is charged for direct costs and its share of associated overhead costs.
Emerson provides certain oversight and support services, including assistance with management strategy, logistics, marketing, finance, treasury, tax, human resources, legal and other activities. A charge for these services has historically been allocated to the Emerson Industrial Software Business based principally on revenue. While management believes the methodologies and assumptions used to allocate these costs are reasonable, the consolidated and combined financial statements do not purport to represent the financial position, the results of operations, changes in equity, and cash flows of the Emerson Industrial Software Business in the future, or what such costs would have been had the Emerson Industrial Software Business operated as a stand-alone entity during the periods presented.
The Proposed Transaction
On October 10, 2021, Emerson entered into the Transaction Agreement, which provides for, in part, Emerson Sub’s contribution of the Emerson Industrial Software Business and Emerson’s contribution of $6,014,000,000 to Newco. Upon closing of the Transactions, Emerson will beneficially own 55% of the outstanding shares of Common Stock (on a fully diluted basis) and the results of operations and financial position of New AspenTech will be consolidated in Emerson’s financial statements. The Transactions are expected to close in the second calendar quarter of 2022. See the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 122 of this combined proxy statement/prospectus.
Financial Results
Overall, total revenue for the Emerson Industrial Software Business for the three months ended December 31, 2021 was $81.8 million, up 24% compared with the prior year. OSI Inc. increased $19.6 million, partially offset by lower revenue in GSS of $3.5 million. The net loss for the first quarter of fiscal 2022 was

$0.8 million compared to net earnings of $5.0 million in the prior year. Results for the prior year included pretax first year acquisition accounting charges of $21.1 million related to deferred revenue, backlog amortization and transaction fees related to the OSI Inc. acquisition.
Results of Operations
Three months ended December 31
(Dollars are in thousands, except per share amounts or where noted)
	2021	2020	2021 vs. 2020
Revenue:
License and solutions	$48,491	36,788	32%
Maintenance	26,272	23,113	14%
Services and other	7,012	5,834	20%
Total revenue	81,775	65,735	24%
Cost of revenue:
License and solutions	33,221	27,552	21%
Maintenance	4,074	4,697	(13)%
Services and other	4,282	4,612	(7)%
Total cost of revenue	41,577	36,861	13%

Gross profit	40,198	28,874	39%
Operating expenses:
Research and development	15,383	14,394	7%
General and administrative	7,036	12,304	(43)%
Selling and marketing	17,995	28,124	(36)%
Restructuring costs	38	3,948
Total operating expenses	40,452	58,770
Earnings (loss) from operations	(254)	(29,896)
Other expense (income), net	1,419	1,361
Interest expense, net	20	(143)
Earnings (loss) before income taxes	(1,693)	(31,114)	(95)%
Benefit from income taxes	(933)	(36,086)
Net earnings (loss)	$(760)	4,972	(115)%
REVENUE
Total revenue for the three months ended December 31, 2021 was $81.8 million, an increase of $16.0 million, or 24% compared to the prior year. OSI Inc. increased $19.6 million, while revenue in GSS decreased $3.5 million.
Revenue increased in all categories as license and solutions, maintenance, and services and other revenue were up $11.7 million, $3.2 million and $1.2 million, respectively. See below for a description of each type of revenue.
License and Solutions Revenue
License and solutions revenue includes primarily term software licenses sold in GSS and perpetual software licenses sold along with professional services and hardware that form an integrated solution in OSI Inc. License and solutions revenue changes are due to sales to new customers or the loss of existing customers, the timing of multi-year term license renewals, new offerings to existing customers, and the timing of progress on integrated solutions.
	2021	2020	2021 vs. 2020
License and solutions revenue	$ 48,491	36,788	32%
As a percent of total revenue	59.3%	56.0%

License and solutions revenue increased by $11.7 million compared with the prior year. OSI Inc. license and solutions revenue increased $15.6 million, reflecting progress on large integrated solution projects signed in the prior year, a significant stand-alone software license sale of $10.4 million that did not include an integrated solution to a Mexican third-party technology services provider and reseller whose territory is limited to Mexico, and the impact of the first year pretax acquisition accounting charge of $2.3 million related to deferred revenue in the prior year. OSI Inc. sells stand-alone software licenses in limited circumstances and expects that the majority of its revenue for the remainder of the fiscal year of 2022 will continue to be derived from integrated solution projects. GSS license and solutions revenue decreased $3.9 million largely due to a significant software license sale of $3.6 million in the prior year.
Maintenance Revenue
Maintenance revenue includes technical support, software assurance patch management services and the right to receive any when-and-if available updates to software. Maintenance revenue changes as a result of adding new term or perpetual software license customers, the timing of maintenance renewals for existing perpetual software license customers, and the scope of maintenance offerings customers subscribe to.
	2021	2020	2021 vs. 2020
Maintenance revenue	$ 26,272	23,113	14%
As a percent of total revenue	32.1%	35.1%
Maintenance revenue increased $3.2 million compared with the prior year. OSI Inc. increased $2.7 million, largely reflecting the impact of the first year pretax acquisition accounting charge of $2.3 million related to deferred revenue in the prior year. Maintenance revenue increased by $0.4 million in GSS due to the timing of existing customers’ maintenance renewals and scope increases on certain contracts.
Services & Other Revenue
Services & other revenue includes professional services that are not considered part of an integrated software solution and training services. Time-and-materials contracts are based upon hours worked and contractually agreed-upon hourly rates. Fixed-price engagements recognize revenue using the proportional performance method by comparing the costs incurred to the total estimated project cost.
	2021	2020	2021 vs. 2020
Services & other revenue	$ 7,012	5,834	20%
As a percent of total revenue	8.6%	8.9%
Services & other revenue increased $1.2 million compared with the prior year. OSI Inc. services & other revenue increased $1.2 million, reflecting an increase in training services and travel due to reduced COVID-19-related restrictions compared to the prior year. Services & other revenue in GSS were largely in line with the prior year, decreasing slightly by $0.1 million.
COST OF REVENUE
Cost of License and Solutions Revenue
	2021	2020	2021 vs. 2020
Cost of license and solutions revenue	$ 33,221	27,552	21%
As a percent of license and solutions revenue	68.5%	74.9%
Cost of license and solutions revenue increased by $5.7 million for the three months ended December 31, 2021 compared to the prior year. OSI Inc. cost of license and solutions revenue increased $5.6 million reflecting progress on large integrated solution projects signed in the prior year, while GSS increased $0.1 million due to changes in mix. License and solutions gross profit margin was 31.5% in the first quarter of 2022, an increase of 6.4 percentage points compared to 25.1% in the prior year. The increase was due to improved margins for OSI Inc., reflecting the significant software license sale in the current year and the prior year impact from first year pretax acquisition accounting charges related to deferred revenue.

Cost of Maintenance Revenue
	2021	2020	2021 vs. 2020
Cost of maintenance revenue	$4,074	4,697	(13)%
As a percent of maintenance revenue	15.5%	20.3%
Cost of maintenance revenue decreased by $0.6 million for the three months ended December 31, 2021 compared to the prior year. OSI Inc. decreased $0.3 million, and GSS decreased $0.3 million. Maintenance gross profit margin increased to 84.5% in the first quarter of 2022, reflecting the prior year impact at OSI Inc. from first year pretax acquisition accounting charges related to deferred revenue, while margins improved slightly for GSS due to lower personnel and variable spending in the current year.
Cost of Services and Other Revenue
	2021	2020	2021 vs. 2020
Cost of services and other revenue	$4,282	4,612	(7)%
As a percent of services and other revenue	61.1%	79.1%
Cost of services & other revenue decreased by $0.3 million for three months ended December 31, 2021 compared to the prior year. OSI Inc. cost of services & other revenue increased $0.1 million, while GSS decreased $0.4 million due to higher hardware costs incurred in the prior year on a specific service offering. Services & other gross profit margin was 38.9% in the first quarter of 2022, an increase of 18.0 percentage points compared to the prior year. GSS and OSI Inc. margins improved, reflecting the impact of the higher hardware costs at GSS in the prior year and relatively stable headcount at OSI Inc.
GROSS PROFIT
	2021	2020	2021 vs. 2020
Gross profit	$40,198	28,874	39%
As a percent of total revenue	49.2%	43.9%
For further discussion of gross profit, please refer to the “Cost of License and Solutions Revenue,” “Cost of Maintenance Revenue,” and “Cost of Services & Other Revenue” sections above.
Gross profit was $40.2 million in the first quarter of 2022, an increase of $11.3 million and gross profit margin increased 5.3 percentage points to 49.2%. OSI Inc. increased $14.2 million due to the significant software license sale to a customer in the quarter, partially offset by a decrease of $2.8 million in GSS, reflecting the significant software license sale to a customer in the prior year.
OPERATING EXPENSES
RESEARCH AND DEVELOPMENT
	2021	2020	2021 vs. 2020
Research and development expense	$15,383	14,394	7%
As a percent of total revenue	18.8%	21.9%
Research and development expenses were $15.4 million in the first quarter of 2022, an increase of $1.0 million compared with the prior year. OSI Inc. increased $2.1 million, reflecting headcount increases, while GSS expenses declined by $1.1 million, reflecting headcount reductions.
GENERAL AND ADMINISTRATIVE
	2021	2020	2021 vs. 2020
General and administrative expense	$7,036	12,304	(43)%
As a percent of total revenue	8.6%	18.7%
General and administrative expenses were $7.0 million in the first quarter of 2022, a decrease of $5.3 million compared with the prior year, due to transaction costs of $6.0 million in the prior year related to the OSI Inc. acquisition, partially offset by increased headcount and higher travel-related and other discretionary costs at OSI Inc.

SELLING AND MARKETING
	2021	2020	2021 vs. 2020
Selling and marketing	$17,995	28,124	(36)%
As a percent of total revenue	22.0%	42.8%
Selling and marketing expenses were $18.0 million in the first quarter of 2022, a decrease of $10.1 million compared with the prior year. OSI Inc. selling and marketing expenses decreased $10.3 million due to backlog amortization of $10.5 million related to purchase accounting in the prior year, while GSS expenses increased slightly by $0.1 million.
RESTRUCTURING COSTS
	2021	2020	2021 vs. 2020
Restructuring costs	$38	3,948	(99)%
As a percent of total revenue	—%	6.0%
Restructuring costs were $38,000 in the first quarter of 2022, a decrease of $3.9 million compared with the prior year due to GSS headcount reductions implemented in the prior year.
OTHER EXPENSES (INCOME), NET
	2021	2020	2021 vs. 2020
Other expenses (income), net	$1,419	1,361	4%
As a percent of total revenue	1.7%	2.1%
Other expenses (income), net were $1.4 million in the first quarter of 2022, an increase of $0.1 million compared with the prior year, largely reflecting higher foreign currency transaction losses at OSI Inc. of $0.3 million, partially offset by lower foreign currency transaction losses at GSS of $0.2 million. See Note 4.
BENEFIT FROM INCOME TAXES
	2021	2020	2021 vs. 2020
Benefit from income taxes	$(933)	(36,086)	(97)%
Effective tax rate	55.1%	116.0%
Benefit from income taxes was $(0.9) million in the first quarter of 2022 compared to $(36.1) million in the prior year. The higher income tax benefit in the prior year was due to the OSI Inc. acquisition, which allowed for the reversal of the valuation allowance for certain U.S. deferred tax assets. See Note 6.

Results of Operations
Year ended September 30
(Dollars are in thousands, except per share amounts or where noted)
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Revenue:
License and solutions	$180,914	42,038	52,609	330%	(20)%
Maintenance	92,562	65,591	74,937	41%	(12)%
Services and other	27,164	22,866	66,670	19%	(66)%
Total revenue	300,640	130,495	194,216	130%	(33)%
Cost of revenue:
License and solutions	125,181	17,462	16,849	617%	4%
Maintenance	18,610	16,092	17,679	16%	(9)%
Services and other	19,219	17,336	51,143	11%	(66)%
Total cost of revenue	163,010	50,890	85,671	220%	(41)%

Gross profit	137,630	79,605	108,545	73%	(27)%
Operating expenses:
Research and development	59,646	36,842	41,639	62%	(12)%
General and administrative	32,638	21,717	30,707	50%	(29)%
Selling and marketing	103,311	32,876	39,180	214%	(16)%
Restructuring costs	2,474	6,230	2,070
Total operating expenses	198,069	97,665	113,596
Earnings (loss) from operations	(60,439)	(18,060)	(5,051)
Other expense (income), net	5,359	4,335	(3,908)
Interest expense, net	115	50	215
Earnings (loss) before income taxes	(65,913)	(22,445)	(1,358)	(194)%	(1,553)%
Benefit from income taxes	(45,305)	(2,128)	(6,971)
Net earnings (loss)	$(20,608)	(20,317)	5,613	(1)%	(462)%
Financial Results
Overall, total revenue for the Emerson Industrial Software Business in fiscal 2021 was $300.6 million, up 130% compared with the prior year, reflecting the OSI Inc. acquisition which was completed on October 1, 2020 and added $173.3 million, partially offset by slightly lower revenue in GSS. The net loss for fiscal 2021 was $20.6 million compared to a net loss of $20.3 million in the prior year. Results for 2021 included backlog and intangibles amortization related to the OSI Inc. acquisition, which totaled $96.9 million.
In fiscal 2020, total revenue was $130.5 million, a decrease of 33% compared with the prior year. Results were primarily impacted by the Emerson Industrial Software Business’s decision to terminate a relationship with a large customer. This decision primarily impacted lower-margin services revenue, which was $45.3 million for the customer in 2019 compared to $3.9 million in 2020. The net loss for fiscal 2020 was $20.3 million in 2020 compared to net income of $5.6 million in 2019.
REVENUE
Fiscal 2021 Compared to Fiscal 2020
Total revenue for 2021 was $300.6 million, an increase of $170.1 million, or 130% compared with 2020. The increase was due to the OSI Inc. acquisition, which added $173.3 million. Revenue of GSS decreased slightly ($3.1 million) as an increase in license and solutions revenue of $4.1 million was more than offset by decreases in maintenance and services and other of $4.8 million and $2.4 million, respectively.
Fiscal 2020 Compared to Fiscal 2019
Total revenue for 2020 was $130.5 million, a decrease of $63.7 million, or 33% compared with 2019. Results were primarily impacted by the Emerson Industrial Software Business’s decision to terminate a relationship with a large customer which primarily impacted lower-margin services revenue. License and solutions revenue decreased $10.6 million, maintenance revenue declined $9.3 million and services and other decreased $43.8 million.
License and Solutions Revenue
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
License and solutions revenue	$180,914	42,038	52,609	330%	(20)%
As a percent of total revenue	60.2%	32.2%	27.1%
Fiscal 2021 Compared to Fiscal 2020
The increase in license and solutions revenue of $138.9 million compared with the prior year was largely due to the OSI Inc. acquisition ($134.8 million), while software license and solutions revenue of GSS increased $4.1 million due to the timing of multi-year contract renewals.
Fiscal 2020 Compared to Fiscal 2019
License and solutions revenue decreased $10.6 million due to unfavorable timing of multi-year contract renewals compared to the prior year and the Emerson Industrial Software Business’s decision to terminate a relationship with a major customer, which deducted $3.1 million.
Maintenance Revenue
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Maintenance revenue	$92,562	65,591	74,937	41%	(12)%
As a percent of total revenue	30.8%	50.3%	38.6%
Fiscal 2021 Compared to Fiscal 2020
The increase in maintenance revenue of $27.0 million compared with the prior year was due to the OSI Inc. acquisition ($31.8 million), partially offset by a $4.8 million decrease by GSS due to existing customers not renewing their maintenance or renewing with a lower scope.
Fiscal 2020 Compared to Fiscal 2019
The decrease in maintenance revenue of $9.3 million compared with the prior year was due to existing customers not renewing their maintenance or renewing with a lower scope.
Services and Other Revenue
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Services and other revenue	$27,164	22,866	66,670	19%	(66)%
As a percent of total revenue	9.0%	17.5%	34.3%
Fiscal 2021 Compared to Fiscal 2020
The increase in services and other revenue of $4.3 million compared with the prior year was due to the OSI Inc. acquisition ($6.7 million), partially offset by a $2.4 million decrease by GSS, largely due to the termination of a relationship with a major customer in the prior year which deducted $3.9 million.
Fiscal 2020 Compared to Fiscal 2019
The decrease in services and other revenue of $43.8 million compared with the prior year was due to the Emerson Industrial Software Business’s decision to terminate a relationship with a major customer. This customer contributed $45.3 million of services revenue in 2019 compared to $3.9 million in 2020.

COST OF REVENUE
Cost of License and Solutions Revenue
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Cost of license and solutions revenue	$125,181	17,462	16,849	617%	4%
As a percent of license and solutions revenue	69.2%	41.5%	32.0%
Fiscal 2021 Compared to Fiscal 2020
Cost of license and solutions revenue increased by $107.7 million for fiscal 2021 compared to the prior year. The increase was due to the OSI Inc. acquisition ($108.0 million which included $38.6 million of intangibles amortization). License and solutions gross profit margin was 30.8% in fiscal 2021, a decrease of 27.7 percentage points compared to 58.5% in the prior year, largely due to the increased intangibles amortization related to the OSI Inc. acquisition. Excluding the OSI Inc. intangibles amortization, which deducted 21.3 percentage points, license and solutions gross profit margin was 52.1% and in line with the prior year.
Fiscal 2020 Compared to Fiscal 2019
Cost of license and solutions revenue increased slightly by $0.6 million for fiscal 2020 compared to the prior year, while license and solutions gross profit margin decreased by 9.5 percentage points to 58.5%, reflecting a negative impact from the decrease in license and solutions revenue.
Cost of Maintenance Revenue
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Cost of maintenance revenue	$18,610	16,092	17,679	16%	(9)%
As a percent of maintenance revenue	20.1%	24.5%	23.6%
Fiscal 2021 Compared to Fiscal 2020
Cost of maintenance revenue increased by $2.5 million for fiscal 2021 compared to the prior year. The increase was due to the OSI Inc. acquisition which added $3.6 million, while GSS decreased $1.1 million. Maintenance gross profit margin was 79.9% in fiscal 2021 and was relatively consistent with 2020.
Fiscal 2020 Compared to Fiscal 2019
Cost of maintenance revenue decreased by $1.6 million for fiscal 2020 compared to the prior year. The decrease reflected the decline in maintenance revenue. Maintenance gross profit margin was 75.5% in fiscal 2020 and relatively consistent with 2019.
Cost of Services and Other Revenue
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Cost of services and other revenue	$19,219	17,336	51,143	11%	(66)%
As a percent of services and other revenue	70.8%	75.8%	76.7%
Fiscal 2021 Compared to Fiscal 2020
Cost of services and other revenue increased by $1.9 million for fiscal 2021 compared to the prior year. The increase was due to the OSI Inc. acquisition ($3.8 million). Services and other gross profit margin was 29.2% in fiscal 2021, an increase of 5.0 percentage points compared to the prior year, reflecting the impact of the OSI Inc. acquisition.
Fiscal 2020 Compared to Fiscal 2019
Cost of services and other revenue decreased by $33.8 million for fiscal 2020 compared to the prior year. The decrease was due to the termination of a relationship with a major customer. Services and other revenue gross profit margin was 24.2% in fiscal 2020, an increase of 0.9 percentage points due to lower travel-related costs, reflecting the impact of COVID-19.

GROSS PROFIT
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Gross profit	$137,630	79,605	108,545	73%	(27)%
As a percent of total revenue	45.8%	61.0%	55.9%
For further discussion of gross profit, please refer to the “Cost of License and Solutions Revenue,” “Cost of Maintenance Revenue,” and “Cost of Services and Other Revenue” sections above.
Fiscal 2021 Compared to Fiscal 2020
Gross profit was $137.6 million in fiscal 2021, an increase of $58.0 million, while gross profit margin decreased 15.2 percentage points to 45.8%. These changes largely related to the OSI Inc. acquisition, which included $38.6 million of intangibles amortization. Excluding the OSI Inc. intangibles amortization, which deducted 12.8 percentage points, gross profit margin was 58.6%.
Fiscal 2020 Compared to Fiscal 2019
Gross profit was $79.6 million in fiscal 2020, a decrease of $28.9 million, while gross profit margin improved by 5.1 percentage points to 61.0%. The improved gross profit margin benefited from the Emerson Industrial Software Business’s decision to terminate a relationship with a major customer, which primarily impacted lower-margin services revenue.
OPERATING EXPENSES

RESEARCH AND DEVELOPMENT
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Research and development expense	$59,646	36,842	41,639	62%	(12)%
As a percent of total revenue	19.8%	28.2%	21.4%
Fiscal 2021 Compared to Fiscal 2020
Research and development expenses were $59.6 million in fiscal 2021, an increase of $22.8 million compared with 2020. The OSI Inc. acquisition resulted in $29.2 million of additional research and development expense, while GSS expense declined by $6.4 million, reflecting headcount reductions which were initiated in 2020 due to the negative impacts from COVID-19.
Fiscal 2020 Compared to Fiscal 2019
Research and development expenses were $36.8 million in 2020, a decrease of $4.8 million compared with 2019, reflecting headcount reductions which were initiated in 2020 due to the negative impacts from COVID-19.
GENERAL AND ADMINISTRATIVE
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
General and administrative expense	$32,638	21,717	30,707	50%	(29)%
As a percent of total revenue	10.9%	16.6%	15.8%
Fiscal 2021 Compared to Fiscal 2020
General and administrative expenses were $32.6 million in 2021, an increase of $10.9 million compared with 2020. The OSI Inc. acquisition resulted in $11.8 million of additional general and administrative expenses, while GSS expenses decreased by $0.9 million, reflecting headcount reductions, which began in the second half of fiscal 2020 in response to COVID-19, and lower travel-related costs, partially offset by higher transaction costs which increased $2.8 million.

Fiscal 2020 Compared to Fiscal 2019
General and administrative expenses were $21.7 million in 2020, a decrease of $9.0 million compared with 2019. The decrease reflected headcount reductions, which were initiated in response to the negative impacts from COVID-19, and lower travel-related costs, partially offset by transaction costs of $3.3 million.
SELLING AND MARKETING
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Selling and marketing	$103,311	32,876	39,180	214%	(16)%
As a percent of total revenue	34.4%	25.2%	20.2%
Fiscal 2021 Compared to Fiscal 2020
Selling and marketing expenses were $103.3 million in 2021, an increase of $70.4 million compared with 2020. The OSI Inc. acquisition resulted in $74.0 million of additional selling and marketing expenses due to the impact of intangibles and backlog amortization of $58.3 million, while GSS expenses declined by $3.6 million due to headcount reductions that were initiated in the second half of fiscal 2020 in response to COVID-19, as well as lower travel-related costs.
Fiscal 2020 Compared to Fiscal 2019
Selling and marketing expenses were $32.9 million in 2020, a decrease of $6.3 million compared with 2019. The decrease reflected headcount reductions, which were initiated in response to the negative impacts from COVID-19, and lower travel-related costs.
RESTRUCTURING COSTS
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Restructuring costs	$2,474	6,230	2,070	(60)%	201%
As a percent of total revenue	0.8%	4.8%	1.1%
Fiscal 2021 Compared to Fiscal 2020
Restructuring costs were $2.5 million in 2021, a decrease of $3.8 million compared with 2020. The OSI Inc. acquisition resulted in $0.7 million of additional restructuring costs, while GSS expenses declined by $4.4 million, as actions were implemented in fiscal 2020 in response to COVID-19.
Fiscal 2020 Compared to Fiscal 2019
Restructuring costs were $6.2 million in 2020, an increase of $4.2 million compared with 2019. The increase reflected higher severance related to headcount reductions initiated in response to the negative effects of COVID-19.
OTHER EXPENSES (INCOME), NET
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Other expenses (income), net	$5,359	4,335	(3,908)	24%	(211)%
As a percent of total revenue	1.8%	3.3%	(2.0)%
Fiscal 2021 Compared to Fiscal 2020
Other expenses (income), net were $5.4 million in 2021, an increase of $1.0 million compared with 2020, reflecting higher foreign currency transaction losses of $0.3 million related to OSI Inc. and $0.3 million related to GSS. See Note 4.
Fiscal 2020 Compared to Fiscal 2019
Other expenses (income), net were $4.3 million in 2020, an increase of $8.2 million compared with 2019, largely due to higher foreign currency transaction losses of $7.9 million compared to the prior year.

BENEFIT FROM INCOME TAXES
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Benefit from income taxes	$(45,305)	(2,128)	(6,971)	2,029%	(69)%
Effective tax rate	68.7%	9.5%	513.3%
Fiscal 2021 Compared to Fiscal 2020
Benefit from income taxes was $(45.3) million in 2021 compared to $(2.1) million in 2020. The increased income tax benefit in 2021 was due to the OSI Inc. acquisition, which allowed for the reversal of the valuation allowance for certain U.S. deferred tax assets. See Note 9.
Fiscal 2020 Compared to Fiscal 2019
Benefit from income taxes was $(2.1) million in 2020 compared to $(7.0) million in 2019. The reduced income tax benefit in 2020 reflected a lower benefit from the resolution of certain uncertain tax benefits compared to the prior year, partially offset by a higher benefit due to pretax losses incurred in 2020.
Financial Position, Liquidity and Capital Resources
The Emerson Industrial Software Business generates cash from operations to support its liquidity needs, with additional funding provided through cash pooling arrangements with Emerson.
Emerson utilizes a centralized treasury function which manages the working capital and financing needs of its business operations. This function oversees a cash pooling arrangement which sweeps participating Emerson Industrial Software Business cash accounts into pooled Emerson cash accounts on a daily basis. Pooled cash and nontrade intercompany balances attributable to Emerson have not been presented as assets and liabilities in the unaudited consolidated and combined financial statements of the Emerson Industrial Software Business presented in this combined proxy statement/prospectus. These balances are reflected as “Net parent investment” in the equity section in the “Unaudited Consolidated and Combined Balance Sheets as of December 31, 2021 and 2020” beginning on page FS-26 of this combined proxy statement/prospectus. Changes in these balances are reflected as “Net transfer from (to) Emerson” in the financing activities section in the “Unaudited Consolidated and Combined Statements of Cash Flows for the Quarters Ended December 31, 2021 and 2020” and the “Consolidated and Combined Statements of Cash Flows for the Years Ended September 30, 2021, 2020 and 2019” beginning on page FS-7 and FS-28 of this combined proxy statement/prospectus. Cash and cash equivalents from entities not participating in the Emerson centralized treasury function and specifically attributable to the Emerson Industrial Software Business have been reflected in the unaudited consolidated and combined financial statements of the Emerson Industrial Software Business presented in this combined proxy statement/prospectus. The Emerson Industrial Software Business does not have any long-term debt outstanding nor has it borrowed any amounts from third party banks.
Cash on hand and cash flows generated by operations are expected to be sufficient for at least the next 12 months to meet the Emerson Industrial Software Business’s operating requirements, including those related to salaries and wages, working capital, capital expenditures, and other liquidity requirements associated with operations. The Emerson Industrial Software Business also has certain contractual obligations primarily related to operating leases. See Note 6.
CASH FLOW
The following table summarizes cash flow activities for the three months ended December 31 (dollars in thousands):
Cash flow provided by (used in):	2021	2020
Operating activities	$(15,256)	(6,076)
Investing activities	(788)	(1,588,532)
Financing activities	18,118	1,598,167
Effect of exchange rates on cash and cash equivalents	(136)	171
Increase (decrease) in cash and cash equivalents	$1,938	3,730

Operating Activities
The primary source of cash is from term and perpetual software license sales, maintenance renewals, and to a lesser extent professional services and training.
Operating cash flow for three months ended December 31, 2021 was $(15.3) million, a $9.2 million or 151% decrease compared with the prior year, largely due to unfavorable working capital.
Investing Activities
Cash outflows from investing activities were $0.8 million and $1,588.5 million for the three months ended December 31, 2021 and 2020, respectively. The significant outflows in the prior year were due to the OSI Inc. acquisition.
Financing Activities
Cash flows from financing activities were $18.1 million and $1,598.2 million for the three months ended December 31, 2021 and 2020, respectively. As stated previously, this represents changes in the cash pool balance accounts in the Emerson Industrial Software Business’s cash pooling arrangement with Emerson.
CASH FLOW
The following table summarizes cash flow activities for the years ended September 30 (dollars in thousands):
Cash flow provided by (used in):	2021	2020	2019
Operating activities	$53,056	14,599	31,360
Investing activities	(1,594,982)	(2,456)	(5,202)
Financing activities	1,553,281	(17,268)	(34,554)
Effect of exchange rates on cash and cash equivalents	(141)	(551)	97
Increase (decrease) in cash and cash equivalents	$11,214	(5,676)	(8,299)
Operating Activities
The primary source of cash is from term and perpetual software license sales, maintenance renewals, and to a lesser extent professional services and training.
Operating cash flow for 2021 was $53.1 million, a $38.5 million or 263% increase compared with 2020, largely due to the OSI Inc. acquisition. Operating cash flow of $14.6 million in 2020 decreased 53% compared to $31.4 million in 2019, largely due to lower earnings and unfavorable working capital.
Investing Activities
Cash outflows from investing activities were $1,595.0 million, $2.5 million and $5.2 million for the years ended September 30, 2021, 2020 and 2019, respectively. The significant outflows in 2021 were due to the OSI Inc. acquisition.
Financing Activities
Cash flows provided by (used in) financing activities were $1,553.3 million, $(17.3) million and $(34.6) million for the years ended September 30, 2021, 2020 and 2019, respectively. As stated previously, this represents changes in the cash pool balance accounts in the Emerson Industrial Software Business’s cash pooling arrangement with Emerson.
OFF BALANCE SHEET ARRANGEMENTS
As of December 31, 2021, the Emerson Industrial Software Business did not have any significant off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
In the ordinary course of business, the Emerson Industrial Software Business is exposed to market risk related to changes in foreign currency exchange rates due to its global presence. The foreign currency exposures exist primarily with the Euro, Pound Sterling, Canadian Dollar, Norwegian Krone, and Russian Ruble. The Emerson Industrial Software Business measures its net exposure for cash balance positions and for cash inflows and outflows in order to evaluate the need to mitigate its foreign exchange risk. Although the Emerson Industrial Software Business has not done so historically, it may enter into foreign currency forward or option contracts to minimize the impact related to unfavorable exchange rate movements. Based on a hypothetical 10% change in foreign currency exchange rates, the Emerson Industrial Software Business estimates that its consolidated net earnings could increase or decrease by approximately $6.0 million.
CRITICAL ACCOUNTING ESTIMATES
Preparation of the Emerson Industrial Software Business’s unaudited consolidated and combined financial statements requires management to make judgments, assumptions and estimates regarding uncertainties that could affect reported revenue, expenses, assets, liabilities and equity. The most significant areas where management judgments and estimates impact the primary consolidated and combined financial statements are described below. Actual results in these areas could differ materially from management’s estimates under different assumptions or conditions. See Note 1.
REVENUE RECOGNITION
In accordance with ASC 606, Revenue from Contracts with Customers, the Emerson Industrial Software Business evaluates its contracts with customers to identify the promised goods or services and recognizes revenue for the identified performance obligations at the amount the Emerson Industrial Software Business expects to be entitled to in exchange for those goods or services.
The Emerson Industrial Software Business disaggregates its revenue into three categories: (i) license and solutions, (ii) maintenance and (iii) services and other.
License and solutions
License and solutions revenue is primarily derived from term software licenses sold by GSS and perpetual software licenses sold by OSI Inc.
Term software license revenue and solutions is recognized at a point in time when control transfers to the customer, which generally aligns with the first day of the contractual term.
OSI Inc. perpetual software licenses primarily are sold with professional services and hardware to form an integrated solution for the customer. Maintenance is also sold with the integrated solution but is accounted for as a separate performance obligation (see below). The professional services and hardware sold with the perpetual license significantly customize the underlying functionality and usability of the software. As such, neither the license, hardware, nor professional services are considered distinct within the context of the contract and are therefore considered a single performance obligation. Because the integrated solution has no alternative use to the Emerson Industrial Software Business and the Emerson Industrial Software Business has an enforceable right to payment, revenue is recognized over time (typically one to two years) using an input measure of progress based on the ratio of actual costs incurred to date to the total estimated cost to complete. This requires management judgment to estimate the costs to complete a contract upfront, with updates made regularly to the estimate. Revenue recognition related to the integrated solution ends once implementation is complete. In limited circumstances, OSI Inc. sells perpetual software licenses on a stand-alone basis and recognizes revenue on those sales on a point in time basis.
Maintenance
Maintenance is derived from both segments and consists of software maintenance.
Software maintenance revenue includes technical support, software assurance patch management services and the right to receive any when-and-if available updates to the software. For term software licenses, maintenance is included with the license. For perpetual software licenses, maintenance is initially sold with the license and subsequently sold separately, both primarily on an annual basis. Software maintenance does not significantly modify or otherwise depend on other performance obligations within the contracts and therefore is accounted for as a separate performance obligation. Management judgment is required to allocate the contract consideration between the license and maintenance; see further discussion below. Software maintenance represents a stand-ready obligation to provide a series of distinct support periods that are all substantially the same and have the same transfer pattern to the customer. As a result, the Emerson Industrial Software Business recognizes revenue ratably over the software maintenance term. For maintenance sold with the integrated solution, the maintenance term begins once implementation is complete.
Services and other
Both businesses offer services, which consist of professional services and training.
Professional service revenue, not considered part of an integrated software solution, is provided to customers on a time-and-materials (“T&M”) or fixed-price basis. The obligation to provide professional services is generally satisfied over time, with the customer simultaneously receiving and consuming the benefits as the Emerson Industrial Software Business satisfies its performance obligation. Professional service revenue is recognized by measuring progress toward the completion of the Emerson Industrial Software Business’s obligations. The Emerson Industrial Software Business recognizes professional services revenue for its T&M contracts based upon hours worked at contractually agreed-upon hourly rates. Fixed-price engagements recognize revenue using the proportional performance method by comparing the costs incurred to the total estimated project cost. The use of the proportional performance method depends on the Emerson Industrial Software Business’s ability to reliably estimate the costs to complete a project. Historical experience is used as a basis for future estimates to complete current projects. Additionally, the Emerson Industrial Software Business believes that costs are the best available measure of performance.
Training services provided to customers include on-site, internet-based and customized training. These services are considered separate performance obligations as they do not significantly modify, integrate or otherwise depend on other performance obligations included in a contract. Revenue is recognized as the customer consumes the benefits of the services the Emerson Industrial Software Business provides.
Contracts with Multiple Performance Obligations
The Emerson Industrial Software Business allocates total contract consideration to each distinct performance obligation in an arrangement on a relative standalone selling price basis. The standalone selling price reflects the price that would be charged for a specific product or service if it was sold separately in similar circumstances and to similar customers.
When two or more contracts are entered into at or near the same time with the same customer, the Emerson Industrial Software Business evaluates the facts and circumstances associated with the negotiation of those contracts. Where the contracts are negotiated as a package, the Emerson Industrial Software Business will account for them as a single arrangement and allocate the consideration for the combined contracts among the performance obligations accordingly.
When available, the Emerson Industrial Software Business uses directly observable transactions to determine the standalone selling prices for performance obligations. If directly observable data is not available when software licenses are sold together with software maintenance in a bundled arrangement, the Emerson Industrial Software Business estimates a standalone selling price for these distinct performance obligations using relevant information, including the Emerson Industrial Software Business’s overall pricing objectives and strategies, historical pricing data, market consideration and other factors.
GOODWILL AND OTHER INTANGIBLES IMPAIRMENT TESTING
Assets and liabilities acquired in business combinations are accounted for using the acquisition method and recorded at their respective fair values. Goodwill represents the excess of consideration paid over the net assets acquired and is assigned to the reporting unit that acquires the business. The Emerson Industrial Software Business conducts annual impairment tests of goodwill in the fourth quarter and between tests if events or circumstances indicate a reporting unit’s fair value may be less than its carrying value. If an initial assessment indicates it is more likely than not goodwill may be impaired, it is evaluated by comparing the reporting unit’s estimated fair value to its carrying value. An impairment charge would be recorded for the amount by which the carrying value of the reporting unit exceeds the estimated fair value. Estimated fair values are developed primarily under an income approach that discounts estimated future cash flows using risk-adjusted interest rates, as well as earnings multiples or other techniques as warranted. No goodwill impairment was recorded for any of the periods presented.
All of the Emerson Industrial Software Business’s identifiable intangible assets are subject to amortization on a straight-line basis over their estimated useful lives. Identifiable intangibles consist of intellectual property such as patented and unpatented technology and trademarks, customer relationships and capitalized software. Identifiable intangible assets are also subject to evaluation for potential impairment if events or circumstances indicate the carrying value may not be recoverable.
VALUATION OF ASSETS AND LIABILITIES ACQUIRED IN A BUSINESS COMBINATION
The accounting for a business combination requires the excess of the purchase price for an acquisition over the net book value of assets acquired to be allocated to identifiable assets, including intangible assets. The Emerson Industrial Software Business engaged an independent third-party valuation specialist to assist in the determination of the fair value of intangible assets related to the acquisition of OSI Inc. This included the use of certain assumptions and estimates, including the customer attrition rate, forecasted cash flow attributable to existing customers, and the discount rate for the customer relationship intangible asset and the royalty rate, forecasted revenue attributable to acquired technology, obsolescence factor and the discount rate for the technology intangible asset. Although we believe the assumptions and estimates to be reasonable and appropriate, they require judgement and are based on experience and historical information obtained from OSI Inc.
The key assumption requiring the use of judgement in the valuation of the customer relationship intangible asset was the attrition rate of 5%. This rate was selected based on experience and historical information obtained from OSI Inc. management. An increase in the customer attrition rate to 7.5% would reduce the fair value of intangible assets by approximately $31.9 million and a decrease in the customer attrition rate to 2.5% would increase the fair value of intangibles by approximately $50.2 million.
The key assumptions requiring the use of judgement in the valuation of the technology intangible asset were the royalty rate of 20% and the obsolescence factor. The royalty rate was based on information obtained from third party market analysis corroborating the advantages of the technology in relation to OSI Inc. competitors and market royalty data. A five-percentage point increase or decrease in the royalty rate would change the fair value of intangible assets by approximately $96.5 million. The obsolescence factor was calculated assuming a straight-line phase out over 15 years after an initial five-year period of no obsolescence based on where the technology was in the lifecycle and expectations of OSI Inc. management regarding remaining economic life, and the level of integration of the technology in customer facilities. A two-year increase in the economic life of the technology intangible asset would increase the fair value of intangible assets by approximately $27.3 million and a two-year decrease in the economic life of the technology intangible asset would decrease the fair value of intangible assets by approximately $29.0 million.
INTERNAL CONTROL OVER FINANCIAL REPORTING
In connection with the preparation and audit of the Emerson Industrial Software Business financial statements for the three years ended September 30, 2021, control deficiencies primarily related to revenue recognition were identified. Specifically, the Emerson Industrial Software Business did not have effective controls in place at two locations to review the accounting for significant new revenue contracts, which resulted in audit adjustments that reduced 2021 revenue by $4.9 million, and management had identified deficiencies in the design of information system program change controls over certain reports utilized in the determination of revenue recognition at OSI Inc. The combination of those deficiencies was deemed by management to be a material weakness in internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of interim or annual financial statements will not be prevented or detected and corrected on a timely basis.
Subsequent to year-end, the Emerson Industrial Software Business has implemented focused reviews of new revenue contracts at the Emerson corporate level to assess the accounting for those contracts. Additionally, revenue recognition training will be conducted. Management has also designed and implemented information system program change controls over the relevant reports. These remediation activities and any others will be tested as appropriate in fiscal year 2022. Should we fail to remediate these control deficiencies or experience material weaknesses in our internal control over financial reporting in the future, management may conclude that the Emerson Industrial Software Business’s disclosure controls and procedures are not effective.
RECENT ACCOUNTING PRONOUNCEMENTS
See Note 1 for information about recently adopted accounting pronouncements.
OTHER ITEMS
While the Emerson Industrial Software Business has no operations in Ukraine, the ongoing conflict there could negatively impact its financial position and results of operations. The United States and other governments have imposed sanctions and taken other regulatory actions that adversely affect doing business in Russia and with Russian companies. The Emerson Industrial Software Business’s GSS business licenses software and provides related services to customers in Russia and has operations there. The GSS business had net sales of approximately $24 million and $3 million for the fiscal year ended September 30, 2021 and the 3-months ended December 31, 2021, respectively, and total assets of approximately $17 million as of December 31, 2021. OSI Inc. does not have sales or operations in Russia. The Emerson Industrial Software Business assesses its operations for potential asset impairment in accordance with its accounting practices, and is evaluating the impact, if any, of the various sanctions and export controls measures imposed by the United States and other governments on its ability to do business in Russia, maintain contracts with vendors and pay employees in Russia, as well as receive payment from customers in Russia or Ukraine. The outcome of these assessments will depend on how the conflict evolves and on further actions that may be taken by the United States, Russia, and other governments around the world. No material impact to supply chain operations is expected due to the conflict in Ukraine.

DIRECTORS OF NEW ASPENTECH
The business and affairs of New AspenTech will be managed by or under the direction of the New AspenTech Board. The Stockholders Agreement provides for the designation by Emerson Sub of a certain number of members of the New AspenTech Board, and for the designation by AspenTech of a certain number of members of the initial New AspenTech Board. The table below lists eight of the nine persons expected to be designated, and subsequently nominated and elected to the New AspenTech Board as of the completion of the Transactions, along with the party to the Stockholders Agreement expected to nominate each person, each nominee’s age as of the date of the special meeting and any other position that such nominee will hold with New AspenTech. The final person expected to be designated and subsequently nominated and elected to the New AspenTech Board is expected to be determined prior to the Closing. To the extent not determined prior to the Closing, there will be a vacancy on the New AspenTech Board as of the Closing which will be filled in accordance with the Stockholders Agreement.
Name	Position with New AspenTech	Age	Nominated By
Jill D. Smith	Chair	63	Emerson
Antonio J. Pietri	CEO	56	—
Karen M. Golz	Director	67	AspenTech
Robert M. Whelan, Jr.	Director	70	AspenTech
Ram R. Krishnan	Director	51	Emerson
Arlen R. Shenkman	Director	51	Emerson
Thomas F. Bogan	Director	70	Emerson
Patrick M. Antkowiak	Director	61	Emerson
The following is a brief biography of each director nominee of the New AspenTech Board that is known as of the date of this combined proxy statement/prospectus.
Jill D. Smith has served on the AspenTech Board since April 2021 and was appointed Chair in July 2021. Ms. Smith brings more than 20 years of significant international business leadership, most recently serving as President and Chief Executive Officer and director of Allied Minds plc, an intellectual property commercialization company for technology and life sciences, from March 2017 to June 2019. Previously, she served as Chair, Chief Executive Officer, and President of DigitalGlobe Inc., a global provider of satellite imagery products and services. Ms. Smith has also served as President and Chief Executive Officer of eDial, a VoIP collaboration company, and President and Chief Executive Officer of SRDS, a business-to-business publishing firm. Ms. Smith began her career as a Consultant at Bain & Company, where she rose to Partner, before taking leadership roles with Sara Lee in France, and becoming Executive Vice President and President and Chief Operating Officer of Micron Electronics, a direct to consumer PC manufacturing firm. Ms. Smith holds a M.Sc. in Management from MIT Sloan School of Management and currently serves on the board of directors for R1 RCM Inc., a technology-led revenue cycle management company, Circor International, a flow control, engineered products producer, and MDA, a space technology developer and manufacturer, as well as other privately held technology companies. Ms. Smith previously served as a director of Gemalto NV, a SIM card manufacturer, from 2016 to 2018, and Endo International plc, a pharmaceutical company, from 2012 to 2018. We believe Ms. Smith’s proven business leadership, extensive experience as a technology executive, including as a chief executive officer, track record in growing innovative companies and experience serving on corporate boards qualify her to serve on the New AspenTech Board.
Antonio J. Pietri was named AspenTech’s President and Chief Executive Officer in October 2013 and has served on the AspenTech Board since July 2013. Before accepting his appointment as President and Chief Executive Officer, he had served as AspenTech’s Executive Vice President, Field Operations since July 2007. Mr. Pietri served as AspenTech’s Senior Vice President and Managing Director for the Asia-Pacific region from 2002 to June 2007 and held various other positions with AspenTech from 1996 until 2002. From 1992 to 1996, he was at Setpoint Systems, Inc., which AspenTech acquired, and before that he worked at ABB Simcon and AECTRA Refining and Marketing, Inc. He holds an M.B.A. from the University of Houston and a B.S. in Chemical Engineering from the University of Tulsa. We believe Mr. Pietri will be a valuable member of the New AspenTech Board because he has developed extensive working relationships with AspenTech’s customers and employees, and therefore will provide a unique perspective on New AspenTech’s growth strategy as well as its day-to-day operations.

Karen M. Golz has served on the AspenTech Board since March 2021. Ms. Golz is a retired partner of Ernst & Young (EY), where she held various senior leadership positions during her 40-year tenure, including most recently, Global Vice Chair, Japan (2016-2017). In addition to accounting, financial reporting and audit expertise, Ms. Golz brings considerable experience in international and regulatory matters. As Global Vice Chair of Professional Practice (2010-2016), Ms. Golz oversaw accounting, auditing, regulatory, tools and methodologies and supported innovation within EY’s Global Assurance practice. Prior to that, Ms. Golz held the Americas and Global Vice-Chair of Professional Ethics/Independence. Ms. Golz is a board and audit committee member of Analog Devices, Inc., a semiconductor company, iRobot Corporation, a consumer robot company, and Osteon Holdings/Exactech, a privately held company. She is senior advisor to The Boston Consulting Group’s Audit and Risk Committee and is a National Association of Corporate Directors (NACD) Board Leadership Fellow and sits on the Board of Trustees of the University of Illinois Foundation. She earned her Bachelor of Science degree in Accountancy, summa cum laude, from the University of Illinois, Urbana-Champaign and is a certified public accountant. We believe that Ms. Golz’s financial, international and corporate governance expertise will be valuable to the New AspenTech Board.
Robert M. Whelan, Jr. has served on the AspenTech Board since 2011. He served as the Chair of the AspenTech Board from January 29, 2013 to July 28, 2021. Mr. Whelan has an extensive background as an advisor to, investor in and board member of emerging growth companies in the U.S. and Canada. From 1976 until 2001, Mr. Whelan worked in the investment banking industry. In 1999, his company, Volpe Brown Whelan & Company, an investment banking, brokerage and asset management firm, was acquired by Prudential Securities, for which Mr. Whelan served as Vice Chair of the global technology investment banking division until 2001. Mr. Whelan then formed Whelan & Co., a consulting firm which advises CEOs, boards and investors of emerging growth companies on financing and strategic matters. During this time, Mr. Whelan served on several for-profit boards of public and private companies and on the board of several non-profit organizations. Mr. Whelan has served as a director for iAnthus Capital Holdings Inc., which owns, operates and partners with regulated cannabis operations across the United States, from December 2019 to January 2022; Annovis Bio, a drug development company focused on novel treatments for neurodegenerative diseases, from April 2016 to March 2021; and ARIAD Pharmaceuticals, Inc., a developer of small-molecule drugs to treat patients with aggressive cancers, from April 2010 to September 2014; as well as other privately-held companies. Mr. Whelan holds a B.A. in History from Dartmouth College and an M.B.A. from Stanford University Graduate School of Business with a concentration in Finance and Accounting. We believe that Mr. Whelan’s executive management and technology investment banking experience will be valuable to the New AspenTech Board.
Ram R. Krishnan has served as Executive Vice President and Chief Operating Officer of Emerson since February 17, 2021 and is expected to become a member of the New AspenTech Board following the consummation of the Transactions. Mr. Krishnan has extensive experience across Emerson’s Automation Solutions and Commercial & Residential Solutions businesses. He joined Emerson in 1994 as a project engineer and held a number of management roles of increasing responsibility. He was named President of Climate Technologies in Asia in 2011, serving in Hong Kong. He returned to the United States as Vice President of Profit Planning and Perfect Execution in 2015, a role he held until 2016, when he became Group President of Flow Solutions. He was named Chief Operating Officer of Final Control in January 2017 and became the Group President of Final Control in November 2017 following the successful $3.15 billion acquisition of Pentair’s valves and controls business. As Chief Operating Officer of Emerson, Mr. Krishnan oversees global supply chain operations, information technology, and mergers and acquisitions. Mr. Krishnan has a bachelor’s degree in metallurgical engineering from the India Institute of Technology, a master’s degree in materials engineering from the Rensselaer Polytechnic Institute and a master’s degree in business administration from Xavier University. We believe Mr. Krishnan’s extensive operational, strategic, and mergers and acquisitions experience will be valuable to the New AspenTech Board.
Arlen R. Shenkman is expected to become a member of the New AspenTech Board following the consummation of the Transactions. Mr. Shenkman has served as Executive Vice President and Chief Financial Officer of Citrix Systems Inc. since September 2019. Prior to joining Citrix, Mr. Shenkman served as Executive Vice President and Global Head of Business Development and Ecosystems of SAP from May 2017 to August 2019, where he was responsible for driving business development by building new ecosystems, fostering strategic partnerships, incubating new business models, and overseeing investments and mergers and acquisitions. Prior to that role from January 2015 to May 2017, Mr. Shenkman served as Chief Financial Officer of SAP North America, SAP’s largest business unit, responsible for all finance functions in North America, including forecasting and planning, identifying efficiencies, and ensuring the region’s overall financial health. Mr. Shenkman previously served as SAP’s Global Head of Corporate Development from January 2012 to January 2015 and was a principal architect of SAP’s rapid transformation into a cloud company. Mr. Shenkman has a J.D. from the University of Miami School of Law, an M.B.A. from the Fox School of Business at Temple University, and a bachelor’s degree in political science from George Washington University. He has also completed the London Business School’s Corporate Finance Program. Shenkman is the Chair of the Operating Committee and member of the Audit Committee and Board of Directors of Commvault Systems Inc., a data protection and information management software company. We believe Mr. Shenkman’s extensive operational experience in the software industry will be valuable to the New AspenTech Board.
Thomas F. Bogan is expected to become a member of the New AspenTech Board following the consummation of the Transactions. Mr. Bogan served as Vice Chairman at Workday, Inc. from February 2020 to January 2022, and previously served as Executive Vice President of Workday’s Planning Business Unit. Mr. Bogan joined Workday from Adaptive Insights, where he was Chief Executive Officer and a director from January 2015 until its acquisition by Workday in August 2018. From 2007 until January 2019, he was a director of Apptio, Inc., including its Chair from 2012 to January 2019. Mr. Bogan was a director of Citrix Systems, Inc. from 2003 to June 2016, including its Chair from 2004 to 2015, and was a director of PTC, Inc. from 2011 to June 2015; and of Rally Software Development Corp. from 2009 to July 2015. He has also served as a director and executive officer of various public and privately-held companies, including Greylock Partners, Rational Software, Avatar Technologies and Pacific Data. Mr. Bogan received a bachelor’s degree in accounting from Stonehill College. We believe Mr. Bogan’s varied experiences in the software industry and venture capital will be valuable to the New AspenTech Board.
Patrick M. Antkowiak is expected to become a member of the New AspenTech Board following the consummation of the Transactions. Mr. Antkowiak is currently president of CEM Technology Advisors, LLC, a strategy and technology consulting business. He spent over 38 years in increasingly senior roles at Northrop Grumman Corporation, including as the company’s Chief Technology Officer from 2014 to 2018, and retired in 2019 as the company’s Chief Technology and Strategy Officer having led the company’s technology development strategy and execution, focusing the company on competitive differentiation in emerging technology areas across the space, airborne, maritime, ground and cyber domains. Mr. Antkowiak currently serves on the board of directors for the Advanced Robotics for Manufacturing (ARM) Institute, a non-profit organization focused on accelerating the development and adoption of innovative robotics technologies and workforce strategies for the nation. He is also a member of The Johns Hopkins University’s Whiting School of Engineering Dean’s advisory board. Mr. Antkowiak received his BSEE in electrical and computer engineering (ECE) from The Johns Hopkins University, his MSEE from the University of Maryland, and completed the General Manager’s Program at the Harvard Business School. We believe Mr. Antkowiak’s extensive experience in technology development and corporate strategy will be valuable to the New AspenTech Board.
Director Nominations
Immediately following the Closing, the New AspenTech Board will consist of nine directors as described above; five directors will be designated by Emerson Sub (sometimes referred to as the “Emerson Directors”); one of whom will be Jill D. Smith, the current chair of the AspenTech Board and who will also be the chair of the New AspenTech Board, and three of whom will be designated by Emerson Sub following consultation with Ms. Smith; one director will be the Chief Executive Officer of AspenTech as of immediately prior to the Closing; and three directors will be designated by AspenTech (all of whom will be reasonably acceptable to Emerson Sub and will be Independent Directors, which three directors will have been designated by AspenTech prior to the designation of any director (other than Ms. Smith) by Emerson Sub) (such directors, including the Chief Executive Officer of AspenTech, and their successors, are sometimes referred to as the “non-Emerson Directors”). In the event of a vacancy on the New AspenTech Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any non-Emerson Director, the Nominating & Governance Committee has the sole right to fill such vacancy or designate a person for nomination for election to the New AspenTech Board to fill such vacancy. Prior to the Third Trigger Date, Emerson Sub has the right to designate a number of the total authorized number of directors on the New AspenTech Board as of such time that is proportionate to the Emerson Group’s beneficial ownership of outstanding shares of Common Stock at such time (rounded up to the nearest whole person); provided that Emerson Sub will have the right to designate at least a majority of the directors on the New AspenTech Board until the Second Trigger Date. Following the Third Trigger Date, Emerson Sub has the right to designate one director to the New AspenTech Board and following the Fourth Trigger Date, Emerson Sub does not have the right to designate any directors to the New AspenTech Board. The Audit Committee will consist of three directors who must be New AspenTech Independent Directors. The Emerson Group is required to vote in favor of all non-Emerson Directors nominated in accordance with the Stockholders Agreement.
Controlled Company
Under NASDAQ rules, a “Controlled Company” is defined as a listed company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. On completion of the Transactions, the Emerson Group will own 55% of the outstanding shares of Common Stock (on a fully diluted basis), which will be more than 50% of the voting power of New AspenTech and accordingly, New AspenTech will be a “Controlled Company”. Under NASDAQ rules, a “Controlled Company” is not required to comply with NASDAQ’s requirements that (i) a majority of a company’s board of directors consist of independent directors, (ii) a company’s nominating/corporate governance committee be composed solely of independent directors, and (iii) a company’s compensation committee be composed solely of independent directors. For so long as the Emerson Group beneficially owns more than 50% of the outstanding shares of Common Stock, upon the request of Emerson Sub, New AspenTech will avail itself of such “Controlled Company” exemptions in whole or in part, as requested by Emerson Sub. Emerson Sub will request that New AspenTech avail itself of the exemptions from the requirements that (i) the nominating/corporate governance committee be composed solely of independent directors and (ii) the compensation committee be composed solely of independent directors, in each case, so that Mr. Krishnan can be a member of each of the committees.
Board Meetings and Committees
Pursuant to the New AspenTech Bylaws, every act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the New AspenTech Board, unless a greater number is required by law or by the New AspenTech Charter.
The Stockholders Agreement provides that the New AspenTech Board will initially have an Audit Committee, Human Capital Committee, Nominating & Governance Committee and an M&A Committee. The table below sets forth the anticipated composition of the committees of the New AspenTech Board following the Closing:
Board Member	Audit Committee	Human Capital Committee	Nominating & Governance Committee	M&A Committee
Jill D. Smith			X (Chair)
Antonio J. Pietri
Karen M. Golz	X (Chair)
Robert M. Whelan, Jr.		X	X
Ram R. Krishnan		X	X	X (Chair)
Arlen R. Shenkman	X			X
Thomas F. Bogan		X (Chair)		X
Patrick M. Antkowiak	X
Audit Committee
It is expected that the primary responsibilities of the Audit Committee will be to oversee the accounting and financial reporting processes of New AspenTech as well as its subsidiaries, and to oversee the internal and external audit processes. It is also expected that the Audit Committee will assist the New AspenTech Board in fulfilling its oversight responsibilities by reviewing the financial information which is provided to stockholders and others and the system of internal controls which management and the New AspenTech Board will have established. It is expected that the Audit Committee will oversee the independent auditors, including their independence and objectivity. However, the Audit Committee members will not act as professional accountants or auditors, and their functions will not be intended to duplicate or substitute for the activities of management and the independent auditors. It is expected that the Audit Committee will be empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

Pursuant to the Stockholders Agreement, the Audit Committee will have three directors, each of whom shall be a New AspenTech Independent Director. At least one member of the Audit Committee will qualify as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K and each member of the Audit Committee will be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement as required under the NASDAQ rules. So long as the Emerson Group holds at least 20% of the outstanding Common Stock, Emerson Sub shall be entitled to designate one non-voting observer who is entitled to attend meetings of the Audit Committee (which non-voting observer need not be a member of the New AspenTech Board).
Human Capital Committee
It is expected that the primary responsibilities of the Human Capital Committee will be to periodically review and approve the compensation and other benefits for New AspenTech’s executive officers. It is also expected that New AspenTech’s Human Capital Committee will administer and have discretionary authority over the issuance of stock awards under any New AspenTech stock compensation plans.
Prior to the Second Trigger Date, Emerson Sub has the right to designate a number of directors to the Human Capital Committee equal to the percentage of Common Stock owned by the Emerson Group multiplied by the authorized number of directors on the Human Capital Committee at such time (rounded up to the nearest whole person), Emerson Sub will have the right to designate the chair of the Human Capital Committee (except that the initial chair shall be designated by AspenTech) and in no event will the number of Emerson Directors on the Human Capital Committee be less than a majority of the members of the Human Capital Committee. Following the Second Trigger Date and prior to the Third Trigger Date, Emerson Sub has the right to designate a number of directors to the Human Capital Committee equal to the percentage of Common Stock owned by the Emerson Group multiplied by the authorized number of directors on the Human Capital Committee at such time (rounded down to the nearest whole person), Emerson Sub will have the right to designate the chair of the Human Capital Committee (except that the initial chair shall be designated by AspenTech) and in no event will the number of Emerson Directors on the Human Capital Committee be less than one. Following the Third Trigger Date, Emerson Sub has no right to designate directors to the Human Capital Committee.
Nominating & Governance Committee
It is expected that the Nominating & Governance Committee will, subject to the terms of the Stockholders Agreement, assist the New AspenTech Board with respect to: (a) the organization and membership and function of the New AspenTech Board, including the identification and recommendation of director nominees and the structure and membership of each committee of the New AspenTech Board, (b) corporate governance principles applicable to New AspenTech, and (c) New AspenTech’s policies and programs that relate to matters of corporate responsibility. It is expected that the Nominating & Governance Committee will not formally establish any specific, minimum qualifications that must be met by each candidate for the New AspenTech Board or specific qualities or skills that are necessary for one or more of the members of the New AspenTech Board to possess. However, it is expected that the Nominating & Governance Committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate, among others: professional experience, educational background, knowledge of our business, diverse identity (gender, race/ethnicity, or LGBTQ+), integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders. It is also expected that the Nominating & Governance Committee will review and make recommendations to the New AspenTech Board regarding the nature, composition and duties of the committees of the New AspenTech Board. It is expected that the Nominating & Governance Committee will review and consider stockholder-recommended candidates for nomination to the New AspenTech Board.
Prior to the Second Trigger Date, Emerson Sub has the right to designate a number of directors to the Nominating & Governance Committee equal to the percentage of Common Stock owned by the Emerson Group multiplied by the authorized number of directors on the Nominating & Governance Committee at such time (rounded up to the nearest whole person), Emerson Sub will have the right to designate the chair of the Nominating & Governance Committee and in no event will the number of Emerson Directors on the Nominating & Governance Committee be less than a majority of the members of the Nominating & Governance Committee. Following the Second Trigger Date and prior to the Third Trigger Date, Emerson Sub has the right to designate a number of directors to the Nominating & Governance Committee equal to the percentage of Common Stock owned by the Emerson Group multiplied by the authorized number of directors on the Nominating &

Governance Committee at such time (rounded down to the nearest whole person), Emerson Sub will have the right to designate the chair of the Nominating & Governance Committee and in no event will the number of Emerson Directors on the Nominating & Governance Committee be less than one. Following the Third Trigger Date, Emerson Sub has no right to designate directors to the Nominating & Governance Committee.
M&A Committee
The M&A Committee shall be an advisory committee that will, among other things, (i) review the New AspenTech’s strategy regarding mergers, acquisitions, investments and dispositions with management periodically and (ii) review all proposed mergers, acquisitions, investments or dispositions of assets or businesses (it being understood that (x) ordinary course capital expenditures which are otherwise unrelated to any acquisition or disposition of a business will not be within the purview of the M&A Committee and (y) the charter for the M&A Committee will permit the M&A Committee to establish materiality thresholds for transactions as to which the M&A Committee will not review, which thresholds shall be approved by Emerson Sub).
Until the Third Trigger Date, Emerson Sub shall be entitled to appoint one member of the M&A Committee and designate one non-voting observer who is entitled to attend meetings of the M&A Committee (which non-voting observer need not be a member of the New AspenTech Board).
RPT Committee
The RPT Committee is an ad-hoc committee formed from time to time as needed or required under the Stockholders Agreement with respect to transactions requiring RPT Committee approval as set forth in the Related Party Transaction Policy. Under the Related Party Transaction Policy, with certain exceptions, neither New AspenTech nor any of its subsidiaries may enter into certain Related Party Transactions without the prior written approval from the RPT Committee.
An RPT Committee must consist of at least two directors who are designated by a majority of the Independent Directors. All members of the RPT Committee must be New AspenTech Independent Directors.
New AspenTech Director Compensation
Following the completion of the Transactions, compensation for directors of New AspenTech will be determined by the New AspenTech Board. We anticipate that compensation for service on the New AspenTech Board will be provided only to the non-employee directors of New AspenTech who are not officers or employees of Emerson or its affiliates and will generally be consistent with the compensation provided to the current non-employee directors of AspenTech. The New AspenTech Board will periodically assess the amount and terms of any compensation paid to directors of New AspenTech.
Indemnification of Officers and Directors
The New AspenTech Charter provides that New AspenTech shall indemnify to the fullest extent permitted by the DGCL its directors and officers and any person who is or was serving at the request of New AspenTech as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The New AspenTech Charter also provides that New AspenTech may indemnify its employees and agents as determined by the New AspenTech Board in accordance with applicable law.
In addition, the New AspenTech Charter states that it shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of New AspenTech, or is or was serving at the request of New AspenTech as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the corporation would have the power to indemnify that person against such liability under the DGCL. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling as under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION
The Stockholders Agreement provides that Antonio J. Pietri, current Chief Executive Officer of AspenTech, will serve as the Chief Executive Officer of New AspenTech after Closing. Additional executive officers of New AspenTech will be identified at a later date. See “Executive Officers” and “Compensation Discussion And Analysis” of AspenTech’s Proxy Statement on Schedule 14A filed with the SEC on October 28, 2021 (incorporated herein by reference) for information of Mr. Pietri. See also “Where You Can Find Additional Information” beginning on page 214 of this combined proxy statement/prospectus.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the last completed fiscal year of AspenTech, Donald P. Casey, Dr. Thomas M. Bradicich, Amar Hanspal, Dr. Georgia Keresty, and Robert M. Whelan, Jr., served as members of the AspenTech compensation committee, none of whom was formerly an officer of AspenTech or has served as an employee of AspenTech since July 1, 2020. For additional information see the section below titled “Related-Party Transactions.”
RELATED-PARTY TRANSACTIONS
See “Related-Party Transactions” of AspenTech’s Proxy Statement on Schedule 14A filed with the SEC on October 28, 2021 (incorporated herein by reference).
FUTURE STOCKHOLDER PROPOSALS
New AspenTech
Assuming consummation of the Transactions, New AspenTech stockholders will be entitled to present proposals for consideration at forthcoming New AspenTech stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and the New AspenTech Charter and New AspenTech Bylaws. The deadline for submission of all New AspenTech stockholder proposals for its next annual meeting will be disclosed in a subsequent filing with the SEC.
AspenTech
AspenTech will hold an annual meeting in 2022 only if the Transactions have not already closed. If a stockholder wishes to have a proposal considered for inclusion in AspenTech’s proxy statement and proxy card in accordance with Rule 14a-8 under the Exchange Act for presentation at the 2022 annual meeting of stockholders, the proposal must be received in writing by August 11, 2022 by AspenTech’s Secretary at AspenTech’s principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730.
Additionally, if a stockholder wishes to propose a director nominee or item of business before the 2022 annual meeting, the stockholder must give timely written notice to AspenTech’s Secretary at the address noted above. To be timely, a stockholder’s notice must be delivered to AspenTech’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not less than 90 days nor more than 120 days prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by AspenTech.
In addition to the timing requirements set forth above, AspenTech’s bylaws set forth the procedures a stockholder must follow in order to nominate a director for election or to present any other proposal at an annual meeting, other than proposals intended to be included in AspenTech’s sponsored proxy materials.

HOUSEHOLDING
Some banks, brokers and other nominee record holders may participate in the practice of “householding” the notice or the proxy statement. This means that only one copy of each of the notice or the proxy statement may have been sent to multiple stockholders in your household. AspenTech will promptly deliver a separate copy of these documents to you if you call or write to Aspen Technology, Inc., 20 Crosby Drive, Bedford, Massachusetts 01730, Attention: Investor Relations, Telephone: (781) 221-6400. If you prefer to receive copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact us at the above address or phone number.
EXPERTS
The consolidated financial statements of Aspen Technology, Inc. and subsidiaries as of June 30, 2021 and 2020, and for each of the years in the three-year period ended June 30, 2021, and management’s assessment of the effectiveness of Aspen Technology, Inc. and its subsidiaries’ internal control over financial reporting as of June 30, 2021, have been incorporated in this combined proxy statement/prospectus by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The audit report covering the June 30, 2021 consolidated financial statements refers to a change in accounting for leases as of July 1, 2019, due to the adoption of Accounting Standards Codification (ASC), Topic 842, Leases.
The consolidated and combined financial statements of the Emerson Industrial Software Business as of September 30, 2021 and 2020, and for each of the years in the three-year period ended September 30, 2021, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
Certain legal matters in connection with the validity of the Common Stock to be issued in the Transactions will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
AspenTech electronically files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including AspenTech, who file electronically with the SEC. The address of that site is https://www.sec.gov.
Newco has filed a registration statement on this Form S-4 to register with the SEC the common stock to be issued to AspenTech stockholders under the Securities Act. Newco is not a reporting company under the Exchange Act, and following the effectiveness of the registration statement on this Form S-4, Newco will be subject to the information reporting requirements of the Exchange Act. This combined proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Newco in addition to being a proxy statement of AspenTech for its special meeting. As permitted by SEC rules, this combined proxy statement/prospectus does not contain all the information you can find in the registration statement and the accompanying exhibits.
The SEC allows AspenTech to “incorporate by reference” information into this combined proxy statement/prospectus, which means that AspenTech can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this combined proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this combined proxy statement/prospectus. This combined proxy statement/prospectus incorporates by reference the documents listed below that AspenTech has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in connection with SEC rules). These documents contain important information about AspenTech and its financial position.
•	AspenTech’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the SEC on August 18, 2021;
•
AspenTech’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on October 27, 2021, and the quarter ended December 31, 2021, filed with the SEC on January 26, 2022;

•	AspenTech’s Definitive Proxy Statement on Schedule 14A filed with the SEC on October 28, 2021;
•
AspenTech’s Current Reports on Form 8-K filed with the SEC on July 29, 2021, August 3, 2021, August 11, 2021, October 12, 2021, October 27, 2021, December 14, 2021, December 20, 2021, December 22, 2021, January 26, 2022, and March 15, 2022.

AspenTech is also incorporating by reference additional documents that it files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this combined proxy statement/prospectus and the date of the special meeting, provided, however, that AspenTech is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
All information contained or incorporated by reference into this combined proxy statement/prospectus relating to AspenTech has been supplied by AspenTech.
If you are a stockholder, AspenTech may have sent you some of the documents incorporated by reference, but you can obtain any of them through AspenTech or the SEC. Documents incorporated by reference are available from AspenTech without charge, excluding all exhibits unless AspenTech has specifically incorporated by reference an exhibit in this combined proxy statement/prospectus. Stockholders may obtain documents incorporated by reference into this combined proxy statement/prospectus by requesting them in writing or by telephone at the following address and telephone number:
Aspen Technology, Inc.
20 Crosby Drive
Bedford, Massachusetts 01730
Investor Relations
(781) 221-6400
If you would like to request documents from AspenTech, please do so no later than 5 business days before the date of the special meeting in order to receive them before the special meeting on [ ], 2022.

You also can get more information about AspenTech by visiting its website at www.AspenTech.com. Website materials are not part of this combined proxy statement/prospectus.
You should rely only on the information contained or incorporated by reference into this combined proxy statement/prospectus to vote on the proposals to AspenTech stockholders in connection with the Transactions. AspenTech has not authorized anyone to provide you with information that is different from what is contained in this combined proxy statement/prospectus. This combined proxy statement/prospectus is dated [ ], 2022. You should not assume that the information contained in this combined proxy statement/prospectus is accurate as of any date other than such date, and the mailing of this combined proxy statement/prospectus to stockholders shall not create any implication to the contrary.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Emerson Electric Co.:
Opinion on the Consolidated and Combined Financial Statements
We have audited the accompanying consolidated and combined balance sheets of the Emerson Industrial Software Business (a business of Emerson Electric Co.) (the Business) as of September 30, 2021 and 2020, the related consolidated and combined statements of earnings (loss), comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended September 30, 2021, and the related notes (collectively, the consolidated and combined financial statements). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Business as of September 30, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated and combined financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated and combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Business’s auditor since 2021.
Houston, Texas
January 11, 2022

Consolidated and Combined Statements of Earnings (Loss)
EMERSON INDUSTRIAL SOFTWARE BUSINESS
Years ended September 30
(Dollars in thousands)
	2021	2020	2019
Revenue:
License and solutions	$180,914	42,038	52,609
Maintenance	92,562	65,591	74,937
Services and other	27,164	22,866	66,670
Total revenue	300,640	130,495	194,216
Cost of revenue:
License and solutions	125,181	17,462	16,849
Maintenance	18,610	16,092	17,679
Services and other	19,219	17,336	51,143
Total cost of revenue	163,010	50,890	85,671
Gross profit	137,630	79,605	108,545
Operating expenses:
Research and development	59,646	36,842	41,639
General and administrative	32,638	21,717	30,707
Selling and marketing	103,311	32,876	39,180
Restructuring costs	2,474	6,230	2,070
Total operating expenses	198,069	97,665	113,596
Earnings (loss) from operations	(60,439)	(18,060)	(5,051)
Other expense (income), net	5,359	4,335	(3,908)
Interest expense, net	115	50	215
Earnings (loss) before income taxes	(65,913)	(22,445)	(1,358)
Provision (benefit) for income taxes	(45,305)	(2,128)	(6,971)
Net earnings (loss)	$(20,608)	(20,317)	5,613
See accompanying Notes to Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Comprehensive Income (Loss)
EMERSON INDUSTRIAL SOFTWARE BUSINESS
Years ended September 30
(Dollars in thousands)
	2021	2020	2019
Net earnings (loss)	$(20,608)	(20,317)	5,613
Other comprehensive income (loss), net of tax:
Foreign currency translation	122	(881)	127
Pension, net of taxes of: 2021, $(288); 2020, $(104); 2019, $96	723	244	(164)
Total other comprehensive income (loss)	845	(637)	(37)
Comprehensive income (loss)	$(19,763)	(20,954)	5,576
See accompanying Notes to Consolidated and Combined Financial Statements.

Consolidated and Combined Balance Sheets
EMERSON INDUSTRIAL SOFTWARE BUSINESS
September 30
(Dollars in thousands)
ASSETS	2021	2020
Current assets:
Cash and cash equivalents	$25,713	14,499
Accounts receivable, net of credit loss allowances of $364 and $1,288	65,040	32,516
Current contract assets	61,494	2,172
Prepaid expenses and other current assets	6,262	4,830
Income taxes receivable	3,414	4,097
Total current assets	161,923	58,114
Property, equipment and leasehold improvements, net	14,744	6,578
Goodwill	1,044,383	77,000
Intangible assets, net	837,655	174,116
Operating lease right-of-use assets	46,048	8,807
Deferred tax assets	7,002	6,607
Other noncurrent assets	5,001	4,429
Total assets	$2,116,756	335,651

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,644	6,029
Accrued expenses	45,328	27,400
Current operating lease liabilities	5,744	2,374
Income taxes payable	2,690	505
Current contract liabilities	72,524	19,970
Total current liabilities	135,930	56,278
Non-current contract liabilities	7,029	5,590
Deferred income taxes	148,788	12,581
Non-current operating lease liabilities	41,114	6,195
Other non-current liabilities	12,549	17,179
Equity:
Net parent investment	1,777,030	244,357
Accumulated other comprehensive loss	(5,684)	(6,529)
Total equity	1,771,346	237,828
Total liabilities and equity	$2,116,756	335,651
See accompanying Notes to Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Equity
EMERSON INDUSTRIAL SOFTWARE BUSINESS
Years ended September 30
(Dollars in thousands)
	2021	2020	2019
Net parent investment
Beginning balance	$244,357	281,942	301,382
Adoption of accounting standard updates	—	—	9,501
Net earnings (loss)	(20,608)	(20,317)	5,613
Net transfer from (to) Emerson	1,553,281	(17,268)	(34,554)
Ending balance	1,777,030	244,357	281,942

Accumulated other comprehensive income (loss)
Beginning balance	(6,529)	(5,892)	(5,855)
Foreign currency translation	122	(881)	127
Pension	723	244	(164)
Ending balance	(5,684)	(6,529)	(5,892)
Total equity	$1,771,346	237,828	276,050
See accompanying Notes to Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Cash Flows
EMERSON INDUSTRIAL SOFTWARE BUSINESS
Years ended September 30
(Dollars in thousands)
	2021	2020	2019
Operating activities:
Net earnings (loss)	$(20,608)	(20,317)	5,613
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	125,642	28,595	29,657
Reduction in carrying amount of right-of-use asset	5,515	3,188	—
Net foreign currency losses (gains)	5,525	4,932	(2,956)
Deferred income taxes	(57,086)	(3,201)	(11,336)
Other operating	165	71	—
Changes in assets and liabilities:
Accounts receivable	(5,621)	4,025	(18,411)
Other current assets	2,100	3,649	1,803
Contract assets	(17,868)	(2,193)	89
Other noncurrent assets	(547)	937	(654)
Accounts payable	(4,764)	(6,906)	14,669
Accrued expenses and income taxes payable	8,374	(1,294)	18,931
Contract liabilities	22,252	6,327	6,855
Lease liabilities	(4,673)	(3,505)	—
Other liabilities	(5,350)	291	(12,900)
Net cash provided by operating activities	53,056	14,599	31,360

Investing activities
Purchase of property, equipment and leasehold improvements	(6,185)	(2,459)	(5,164)
Payment for business acquisition, net of cash acquired	(1,588,802)	—	—
Other, net	5	3	(38)
Net cash used in investing activities	(1,594,982)	(2,456)	(5,202)

Financing activities
Net transfer from (to) Emerson	1,553,281	(17,268)	(34,554)
Net cash provided by (used in) financing activities	1,553,281	(17,268)	(34,554)

Effect of exchange rate changes on cash and cash equivalents	(141)	(551)	97
Increase (decrease) in cash and cash equivalents	11,214	(5,676)	(8,299)
Beginning cash and cash equivalents	14,499	20,175	28,474
Ending cash and cash equivalents	$25,713	14,499	20,175
See accompanying Notes to Consolidated and Combined Financial Statements.

Notes to Consolidated and Combined Financial Statements
EMERSON INDUSTRIAL SOFTWARE BUSINESS
Years ended September 30
(Dollars in thousands except where noted)
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
The Emerson Industrial Software Business (“the Business”) is a global leader in providing grid modernization technology, advanced distribution management systems and geological simulation software. The Business operates two businesses: Open Systems International, Inc. (“OSI Inc.”) and Geological Simulation Software (“GSS”). OSI Inc. and GSS are two of Emerson Electric Co.’s (“Emerson”) industrial software businesses.
OSI Inc. offers operational technology (“OT”) solutions that enable utilities to control generation, transmission, and distribution of power and ultimately ensure supply equals demand in the power grid. GSS is a leading developer of software solutions to the global energy and alternative energy, carbon capture and storage, and minerals and mining industries. GSS provides geological simulation software that characterizes subsurface geological formations from seismic interpretation to dynamic simulation, connecting reservoirs to operational activities to optimize production and utilization.
The Proposed Transaction
On October 10, 2021, Emerson entered into a definitive agreement (the “Transactions”) with Aspen Technology, Inc. (“AspenTech”) to contribute OSI, Inc. and GSS, along with $6.014 billion in cash, to create a diversified, high performance industrial software leader with greater scale, capabilities, and technologies (“New AspenTech”). Upon closing of the Transactions, Emerson will own 55% of the outstanding shares of New AspenTech on a fully diluted basis and the results and financial position of New AspenTech will be consolidated in Emerson’s financial statements. The Transactions are expected to close in the second calendar quarter of 2022, subject to certain closing conditions and customary regulatory approvals.
Basis of Presentation
GSS and OSI Inc. are two of Emerson’s industrial software businesses, and their results of operations and financial statements have previously been reflected in Emerson’s consolidated financial statements. These consolidated and combined financial statements of the Business present the historical financial position, results of operations, and cash flows of the Business as historically managed within Emerson and include all accounts of the Business in a combination of dedicated legal entities and shared legal entities of Emerson. Intercompany transactions, profits and balances among the Business’s entities have been eliminated. These consolidated and combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Sale and purchase transactions between the Business and other Emerson affiliates are included in the consolidated and combined financial statements. See Note 11.
These consolidated and combined financial statements reflect charges for costs directly related to the Business and the Business has been allocated a portion of Emerson’s general corporate costs. All such costs are reflected in the consolidated and combined financial statements. The Business participates in various Emerson programs which include information technology services, employee benefits, medical insurance, and other programs. Costs associated with these programs are charged to the Business based on Emerson’s actual cost and the Business’s relative level of usage. The Business also utilizes Emerson’s global shared service centers and is charged for direct costs and its share of associated overhead costs.
Emerson provides certain oversight and support services, including assistance with management strategy, logistics, marketing, finance, treasury, tax, human resources, legal and other activities. A charge for these services has historically been allocated to the Business based principally on revenue. While management believes the methodologies and assumptions used to allocate these costs are reasonable, the consolidated and combined financial statements do not purport to represent the financial position, the results of operations, changes in equity, and cash flows of the Business in the future, or what such costs would have been had the Business operated as a stand-alone entity during the periods presented.

Emerson utilizes a centralized treasury function which manages the working capital and financing needs of all of its business operations. This function oversees a cash pooling arrangement which sweeps participating Business cash accounts into pooled Emerson cash accounts on a daily basis. Pooled cash and nontrade intercompany balances attributable to Emerson have not been presented as assets and liabilities in the accompanying consolidated and combined financial statements. These balances are reflected as “Net parent investment” in the equity section of the consolidated and combined balance sheets. Changes in these balances are reflected as “Net transfer from (to) Emerson” in the financing activities section of the consolidated and combined statements of cash flows. Cash and cash equivalents from entities not participating in the Emerson centralized treasury function and specifically attributable to the Business have been reflected in the consolidated and combined financial statements.
Use of Estimates
The preparation of the consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the reported amounts of assets, liabilities, revenues and expenses for the periods presented. Actual results could differ from those estimates.
Foreign Currency Translation
The determination of the functional currency of the Business’s subsidiaries is based on the subsidiaries’ financial and operational environment. Adjustments resulting from translating local currency functional financial statements into U.S. dollars are reflected in accumulated other comprehensive income (loss). Transactions denominated in currencies other than the subsidiaries’ functional currencies are subject to changes in exchange rates with resulting gains/losses recorded in net earnings (loss).
Cash and Cash Equivalents
Cash and cash equivalents are reflected on the consolidated and combined balance sheets and consist of highly liquid investments with original maturities of three months or less.
Fair Value Measurement
Accounting Standards Codification (ASC) 820, Fair Value Measurement, establishes a formal hierarchy and framework for measuring certain financial statement items at fair value, and requires disclosures about fair value measurements and the reliability of valuation inputs. Under ASC 820, measurement assumes the transaction to sell an asset or transfer a liability occurs in the principal or at least the most advantageous market for that asset or liability. Within the hierarchy, Level 1 instruments use observable market prices for the identical item in active markets and have the most reliable valuations. Level 2 instruments are valued through broker/dealer quotation or through market-observable inputs for similar items in active markets, including forward and spot prices, interest rates and volatilities. Level 3 instruments are valued using inputs not observable in an active market, such as Business-developed future cash flow estimates, and are considered the least reliable.
The carrying value approximates fair value for accounts receivable and accounts payable.
Property, Equipment and Leasehold Improvements
The Business records investments in leasehold improvements and equipment at cost. Depreciation is recorded using the straight-line method over estimated service lives, which for equipment is 3 to 12 years and for leasehold improvements, the remaining term of the lease or the life of the underlying asset, whichever is shorter. Long-lived tangible assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. Impairment losses are recognized based on estimated fair values if the sum of expected future undiscounted cash flows of the related assets is less than the carrying values.

The components of property, equipment and leasehold improvements as of September 30 are as follows:
	2021	2020
Leasehold improvements	$4,793	834
Equipment	24,857	14,224
Construction in progress	99	1,812
Property, equipment and leasehold improvements, at cost	29,749	16,870
Less: Accumulated depreciation	15,005	10,292
Property, equipment and leasehold improvements, net	$14,744	6,578
Goodwill and Other Intangibles
Assets and liabilities acquired in business combinations are accounted for using the acquisition method and recorded at their respective fair values. Goodwill represents the excess of consideration paid over the net assets acquired and is assigned to the reporting unit that acquires the business. The Business conducts annual impairment tests of goodwill in the fourth quarter and between annual tests if events or circumstances indicate a reporting unit’s fair value may be less than its carrying value. If an initial assessment indicates it is more likely than not goodwill may be impaired, it is evaluated by comparing the reporting unit’s estimated fair value to its carrying value. An impairment charge would be recorded for the amount by which the carrying value of the reporting unit exceeds the estimated fair value. Estimated fair values are developed primarily under an income approach that discounts estimated future cash flows using risk-adjusted interest rates, as well as earnings multiples or other techniques as warranted. No goodwill impairment was recorded for any of the periods presented.
All of the Business’s identifiable intangible assets are subject to amortization on a straight-line basis over their estimated useful lives. Identifiable intangibles consist of intellectual property such as technology and trademarks, customer relationships and capitalized software. Identifiable intangible assets are also subject to evaluation for potential impairment if events or circumstances indicate the carrying value may not be recoverable.
Leases
The Business leases offices and equipment under operating lease arrangements. The Business determines whether an arrangement is, or contains, a lease at contract inception. An arrangement contains a lease if the Business has the right to direct the use of and obtain substantially all of the economic benefits of an identified asset. Right-of-use assets and lease liabilities are recognized at lease commencement based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less are not recognized on the balance sheet and are recorded as short-term lease expense. The discount rate used to calculate present value is the Business’s incremental borrowing rate based on the lease term and the economic environment of the applicable country or region.
Certain leases have renewal options or options to terminate prior to lease expiration, which are included in the measurement of right-of-use assets and lease liabilities when it is reasonably certain they will be exercised. The Business has elected to account for lease and non-lease components as a single lease component for its office facilities. Some lease arrangements include payments that are adjusted periodically based on actual charges incurred for common area maintenance, utilities, taxes and insurance, or changes in an index or rate referenced in the lease. The fixed portion of these payments is included in the measurement of right-of-use assets and lease liabilities at lease commencement, while the variable portion is recorded as variable lease expense. The Business’s leases do not contain material residual value guarantees or restrictive covenants.
Net Parent Investment
The net parent investment balance included in the consolidated and combined balance sheets represents Emerson’s historical investment in the Business, the Business’s accumulated net earnings after income taxes, and the net effect of transactions with Emerson.
Revenue Recognition
In accordance with ASC 606, Revenue from Contracts with Customers, the Business evaluates its contracts with customers to identify the promised goods or services and recognizes revenue for the identified performance obligations at the amount the Business expects to be entitled to in exchange for those goods or services. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. Revenue is recognized when, or as, performance obligations are satisfied, and control has transferred to the customer and the Business has a present right to payment.
The Business disaggregates its revenue into three categories: (i) license and solutions, (ii) maintenance and (iii) services and other.
License and solutions
License and solutions revenue is primarily derived from term software licenses sold by GSS and perpetual software license sold by OSI Inc.
Term software license revenue is recognized at a point in time when control transfers to the customer, which generally aligns with the first day of the contractual term.
OSI Inc. perpetual software licenses are primarily sold with professional services and hardware to form an integrated solution for the customer. Maintenance is also sold with the integrated solution but is accounted for as a separate performance obligation (see below). The professional services and hardware sold with the perpetual license significantly customize the underlying functionality and usability of the software. As such, neither the license, hardware, nor professional services are considered distinct within the context of the contract and are therefore considered a single performance obligation. Because the integrated solution has no alternative use to the Business and the Business has an enforceable right to payment, revenue is recognized over time (typically one to two years) using an input measure of progress based on the ratio of actual costs incurred to date to the total estimated cost to complete. Revenue recognition related to the integrated solution ends once implementation is complete.
Maintenance
Maintenance is derived from both businesses and consists of software maintenance.
Software maintenance revenue includes technical support, software assurance patch management services and the right to receive any when-and-if available updates to the software. For term software licenses, maintenance is included with the license. For perpetual software licenses, maintenance is initially sold with the license and subsequently sold separately, both primarily on an annual basis. Software maintenance does not significantly modify or otherwise depend on other performance obligations within the contracts and therefore is accounted for as a separate performance obligation. Software maintenance revenue is recognized ratably over the maintenance term. For maintenance sold with the integrated solution, the maintenance term begins once implementation is complete.
Services and other
Both businesses offer services, which consist of professional services and training.
Professional service revenue, not considered part of an integrated software solution, is provided to customers on a time-and-materials (“T&M”) or fixed-price basis. The obligation to provide professional services is generally satisfied over time, with the customer simultaneously receiving and consuming the benefits as the Business satisfies its performance obligation. Professional service revenue is recognized by measuring progress toward the completion of the Business’s obligations. The Business recognizes professional services revenue for its T&M contracts based upon hours worked at contractually agreed-upon hourly rates. Fixed-price engagements recognize revenue using the proportional performance method by comparing the costs incurred to the total estimated project cost. The use of the proportional performance method depends on the Business’s ability to reliably estimate the costs to complete a project. Historical experience is used as a basis for future estimates to complete current projects. Additionally, the Business believes that costs are the best available measure of performance.
Training services provided to customers include on-site internet-based and customized training. These services are considered separate performance obligations as they do not significantly modify, integrate or otherwise depend on other performance obligations included in a contract. Revenue is recognized as the customer consumes the benefits of the services the Business provides.

Contracts with Multiple Performance Obligations
The Business allocates total contract consideration to each distinct performance obligation in an arrangement on a relative standalone selling price basis. The standalone selling price reflects the price that would be charged for a specific product or service if it was sold separately in similar circumstances and to similar customers.
When two or more contracts are entered into at or near the same time with the same customer, the Business evaluates the facts and circumstances associated with the negotiation of those contracts. Where the contracts are negotiated as a package, the Business will account for them as a single arrangement and allocate the consideration for the combined contracts among the performance obligations accordingly.
When available, the Business uses directly observable transactions to determine the standalone selling prices for performance obligations. If directly observable data is not available when software licenses are sold together with software maintenance in a bundled arrangement, the Business estimates a standalone selling price for these distinct performance obligations using relevant information, including the Business’s overall pricing objectives and strategies, historical pricing data, market consideration and other factors.
Contract Modifications
The Business sometimes enters into agreements to modify previously executed contracts, which constitute contract modifications. The Business assesses each of these contract modifications to determine (i) if the additional products and services are distinct from the products and services in the original arrangement; and (ii) if the amount of consideration expected for the added products and services reflects the standalone selling price of those products and services, as adjusted for contract-specific circumstances. A contract modification meeting both criteria is accounted for as a separate contract. A contract modification not meeting both requirements is considered a change to the original contract and is accounted for on either (i) a prospective basis as a termination of the existing contract and the creation of a new contract or (ii) a cumulative catch-up basis.
Contract Assets and Contract Liabilities
The timing of revenue recognition generally does not align with the right to invoice the customer. The Business records accounts receivable when it has the unconditional right to issue an invoice and receive payment regardless of whether revenue has been recognized. If revenue is not yet recognizable and the Business has a right to invoice, a contract liability is recorded to defer the revenue until recognition is appropriate. If revenue is recognizable in advance of the right to invoice, a contract asset is recorded until invoicing occurs.
The Business defers unearned maintenance and service revenue when it has the right to invoice, with recognition of the revenue recognized over the support period. The Business classifies unearned maintenance and service revenue as a current liability on the balance sheet if the related revenue is expected to be realized within 12 months. The remaining unearned maintenance and service revenue is classified as long-term.
Payment Terms
Term software licenses generally require payment from the customer annually at the start of the contract term. Perpetual software licenses, sold along with professional services and hardware as an integrated solution, generally require payments from the customer aligned with progress milestones in the contract. Payment terms on invoiced amounts are typically net 30 days. The Business does not offer return rights for its products and services in the ordinary course of business, and contracts generally do not include customer acceptance clauses or significant financing components.
Income Taxes
The Business’s operations have historically been included in Emerson’s consolidated U.S. and non-U.S. income tax returns, in most locations. Income tax expense for the consolidated and combined financial statements has been calculated following the separate return method. The separate return method applies ASC 740, Income Taxes, to the consolidated and combined financial statements as if the Business was a separate enterprise and a stand-alone taxpayer for the periods presented. The calculation of income taxes under the separate return method requires considerable judgment and the use of both estimates and assumptions. These estimates and assumptions affect the calculation of certain tax liabilities and the determination of the recoverability of certain deferred tax assets, which arise from the temporary differences between the tax and financial statement recognition of revenue and expenses. As a result, the Business’s deferred tax rate and deferred tax balances may differ from those in Emerson’s historical periods.

The provision for income taxes is determined using the asset and liability approach of ASC 740. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes result from differences between the financial and tax basis of the Business’s assets and liabilities and are measured using enacted rates in effect for the year in which the temporary differences are expected to be recovered or settled. The impact of a change in income tax rates on deferred tax assets and liabilities is recognized in earnings in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The tax carryforwards reflected in the consolidated and combined financial statements have been determined using the separate return method. The tax carryforwards include net operating losses and tax credits. The Business’s carryforwards after the Transaction will be different than those reflected in the Business’s consolidated and combined financial statements.
The Business’s operations and the complexity of global tax regulations require assessments of uncertainties in estimating the taxes the Business will ultimately pay. The Business recognizes liabilities for tax uncertainties based on its estimate of whether, and the extent to which, additional taxes will more likely than not be due. These tax liabilities are reflected net of related tax loss carryforwards. For purposes of the Business’s consolidated and combined financial statements, these estimated tax liabilities have been computed under the separate return method.
The Business also provides for U.S. federal income taxes, net of available foreign tax credits, on earnings intended to be repatriated from non-U.S. locations. No provision has been made for U.S. income taxes on approximately $170,000 of undistributed earnings of non-U.S. subsidiaries as of September 30, 2021, as these earnings are considered permanently invested or otherwise indefinitely retained for continuing international operations. Recognition of U.S. taxes on undistributed non-U.S. earnings would be triggered by a management decision to repatriate those earnings. Determination of the amount of taxes that might be paid on these undistributed earnings if eventually remitted is not practicable.
Adopted Accounting Pronouncements
Effective October 1, 2020, the Business adopted the following two accounting standard updates and one new accounting standard, all of which had an immaterial impact on the Business’s financial statements.
•
Updates to ASC 350, Intangibles- Goodwill and Other, which eliminate the requirement to measure impairment based on the implied fair value of goodwill compared to the carrying amount of a reporting unit’s goodwill. Instead, goodwill impairment will be measured as the excess of a reporting unit’s carrying amount over its estimated fair value.

•
Updates to ASC 350, Intangibles- Goodwill and Other, which align the requirements for capitalizing implementation costs incurred in a software hosting arrangement with the requirements for costs incurred to develop or obtain internal-use software.

•
Adoption of ASC 326, Financial Instruments- Credit Losses, which amends the impairment model by requiring entities to use a forward-looking approach to estimate lifetime expected credit losses on certain types of financial instruments, including trade receivables.

On October 1, 2019, the Business adopted ASC 842, Leases, which requires rights and obligations related to lease arrangements to be recognized on the balance sheet, using the optional transition method under which prior periods were not adjusted. The Business elected the package of practical expedients for leases that commenced prior to the adoption date, which included carrying forward the historical lease classification as operating or finance. The adoption of ASC 842 resulted in the recognition of operating lease right-of-use assets and related lease liabilities of approximately $12,700 as of October 1, 2019 but did not materially impact the Business’s earnings or cash flows for the year ended September 30, 2020.
On October 1, 2018, the Business adopted ASC 606, Revenue from Contracts with Customers, which updated and consolidated revenue recognition guidance from multiple sources into a single, comprehensive standard to be applied for all contracts with customers. The fundamental principle of the revised standard is to recognize revenue based on the transfer of goods and services to customers at the amount the Business expects to be entitled to in exchange for those goods and services. The Business adopted the new standard using the modified retrospective approach and applied the guidance to open contracts which were not completed at the date of adoption. The cumulative effect of adoption resulted in an increase to beginning retained earnings of $9,501 as of October 1, 2018. This increase related to the timing of software license revenue recognition in term-based arrangements with a bundled software license and maintenance. Under the new standards, the Business recognizes the full license revenue upon delivery of the software license. The adoption of ASC 606 did not materially impact the Business’s consolidated and combined financial statements as of and for the year ended September 30, 2019.
(2) REVENUE RECOGNITION
The following table summarizes the Business’s contract assets and contract liabilities as of September 30:
	2021	2020
Contract assets	$61,494	2,172
Contract liabilities	(79,553)	(25,560)
Net contract liabilities	$(18,059)	(23,388)
The increases in contract assets and contract liabilities were primarily due to the acquisition of OSI Inc. completed on October 1, 2020. Other factors that impacted the change in net contract liabilities were immaterial. Revenue recognized for 2021 included revenue that was included in the beginning contract liability balance of $21,719.
As of September 30, 2021, capitalized incremental costs to obtain customer contracts were $205. Capitalized costs to fulfill contracts are immaterial. Contract assets are reviewed for credit losses in accordance with ASC 326. The potential impact of credit losses is immaterial. Revenue recognized for 2021 for performance obligations that were fully satisfied in previous periods is immaterial.
As of September 30, 2021, the Business’s backlog relating to unsatisfied (or partially unsatisfied) performance obligations in contracts with its customers was approximately $333,862. The Business expects to recognize approximately 55% of its remaining performance obligations as revenue over the next 12 months, with the remainder substantially over the subsequent two years thereafter.
See Note 14, “Business Segment Information,” for additional information about the Business’s revenues.
(3) ACQUISITIONS
On October 1, 2020, the Business completed the acquisition of OSI Inc. for approximately $1,588,802 net of cash acquired. OSI Inc., with annual revenue of approximately $170,000 at the time of acquisition, is a leading operations technology provider to the global power industry. The Business recognized goodwill of $967,383 (none of which is expected to be tax deductible) and identifiable intangible assets of $783,400, primarily technology, customer relationships, and trademarks with a weighted-average useful life of approximately 11 years.
The purchase price of the OSI Inc. acquisition was allocated to assets and liabilities as follows.
Accounts receivable	$24,782
Current contract assets	41,454
Other current assets	3,576
Property, equipment and leasehold improvements	7,153
Goodwill	967,383
Intangible assets	783,400
Operating lease right-of-use assets and other	28,182
Total assets	1,855,930
Accounts payable	1,321
Current contract liabilities	24,041
Accrued expenses and other current liabilities	11,885
Operating lease liability	28,388
Deferred income taxes	192,592
Non-current contract liabilities	7,701
Other non-current liabilities	1,200
Purchase price, net of cash acquired	$1,588,802

Results of operations for OSI Inc. in 2021 included revenue of $173,252 and a net loss of $(46,428), including first-year pretax acquisition accounting charges related to backlog and deferred revenue of $30,400 and $13,661, respectively. Results also included amortization of technology, customer relationships, and trademarks of $66,475.
Pro forma Financial Information (Unaudited)
The following pro forma consolidated and combined financial results of operations are presented as if the OSI Inc. acquisition occurred on October 1, 2019. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved had the acquisition occurred as of that time.
	2021	2020
Total revenue	$314,301	285,190
Net income (loss)	$18,141	(36,760)
The 2021 pro forma results exclude acquisition costs and first-year acquisition accounting charges of $6,102 and $44,061, respectively. The 2020 pro forma results include the acquisition costs and first-year acquisition charges and were further adjusted to include amortization of technology, customer relationships, and trademarks of $66,475.
(4) OTHER EXPENSE (INCOME), NET
Other expense (income), net, is summarized as follows:
	2021	2020	2019
Foreign currency losses (gains)	$5,525	4,932	(2,956)
Other expense (income)	(166)	(597)	(952)
Total	$5,359	4,335	(3,908)
(5) RESTRUCTURING COSTS
Restructuring expenses were $2,474, $6,230 and $2,070 respectively, for 2021, 2020, and 2019. The Business currently expects to incur 2022 restructuring expense of approximately $900.
GSS severance in 2021 relates to a restructuring action to reduce 39 positions and transfer responsibilities to Emerson shared-service centers. OSI Inc. restructuring expense in 2021 related mostly to severance and resulted from a reduction in force, mainly in Asia.
Reduction in force programs were implemented in 2020 in response to unfavorable economic conditions driven by the impact of the COVID-19 pandemic. These programs resulted in the elimination of approximately 150 positions worldwide.
Severance expense in 2019 was driven by a reduction in force, mainly in Europe and the US, to improve profitability.
The change in the liability for restructuring costs during the years ended September 30 follows:
	2020	Expense	Paid/Utilized	2021
Severance	$2,429	2,287	(4,233)	483
Other	2	187	(187)	2
Total	$2,431	2,474	(4,420)	485
	2019	Expense	Paid/Utilized	2020
Severance	$ 192	6,175	(3,938)	2,429
Other	217	55	(270)	2
Total	$409	6,230	(4,208)	2,431

Restructuring expense by business follows:
	2021	2020	2019
GSS	$1,823	6,230	2,070
OSI Inc.	651	—	—
Total	$2,474	6,230	2,070
(6) LEASES
The components of lease expense for the years ended September 30, 2021 and 2020 were as follows:
	2021	2020
Operating lease expense	$6,365	3,521
Variable lease expense	$797	345
Short term lease expense	$889	620
Operating lease right-of-use asset additions were $14,582 for the year ended September 30, 2021, primarily due to the OSI Inc. acquisition, and $179 for the year ended September 30, 2020.
The following table summarizes the balances of the Business’s operating lease right-of-use assets and operating lease liabilities as of September 30, 2021 and 2020, and is primarily comprised of office facilities:
	2021	2020
Operating lease right-of-use assets	$46,048	8,807
Current operating lease liabilities	$5,744	2,374
Non-current operating lease liabilities	$41,114	6,195
The weighted-average remaining lease term for operating leases was 7.6 years and 3.2 years and the weighted-average discount rate was 2.2% and 2.0% as of September 30, 2021 and September 30, 2020, respectively.
Future maturities of operating lease liabilities as of September 30, 2021 are summarized below:
2021
2022	$6,670
2023	6,181
2024	4,794
2025	3,508
2026	3,392
Thereafter	28,874
Total lease payments	53,419
Less: Interest	6,561
Total lease liabilities	$46,858
(7) GOODWILL AND OTHER INTANGIBLES
The change in the carrying value of goodwill by segment follows:
	GSS	OSI Inc.	Total
Balance, September 30, 2019	$77,000	—	77,000
Balance, September 30, 2020	77,000	—	77,000
Acquisition	—	967,383	967,383
Balance, September 30, 2021	$77,000	967,383	1,044,383

The gross carrying amount and accumulated amortization of identifiable intangible assets by major class follow:
	Technology		Trademarks		Customer Relationships and Backlog		Capitalized Software and Other		Total
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Gross carrying amount	$532,095	146,095	34,400	3,400	462,506	96,106	11,986	11,502	1,040,987	257,103
Less: Accumulated amortization	97,313	44,543	6,047	1,606	88,621	26,286	11,351	10,552	203,332	82,987
Net carrying amount	$434,782	101,552	28,353	1,794	373,885	69,820	635	950	837,655	174,116
The increase in goodwill and intangible asset balances in 2021 was due to the OSI Inc. acquisition. See note 3.
Total intangible asset amortization expense for 2021, 2020 and 2019 was $120,330, $24,636 and $25,964, respectively. The increase in amortization for 2021 is due to the OSI Inc. acquisition. Based on intangible asset balances as of September 30, 2021, expected amortization expense is $89,361 in 2022, $89,101 in 2023, $88,298 in 2024, $88,182 in 2025, and $88,181 in 2026.
(8) RETIREMENT PLANS
Most of the Business’s U.S. and non-U.S. employees participate in defined contribution plans, including 401(k), profit sharing, and other savings plans that provide retirement benefits. Total expenses related to employees participating in these plans were $5,051, $2,107, and $1,545 for 2021, 2020, and 2019, respectively.
Certain non-U.S. employees participate in Business-specific or statutorily required defined benefit plans. In general, the Business’s policy is to fund these plans based on legal requirements, required benefit payments, and other factors.
Defined benefit plans expense includes the following components:
	Non-U.S. Plans
	2021	2020	2019
Business defined benefit plans:
Service cost (benefits earned during the period)	$762	803	748
Interest cost	283	341	302
Expected return on plan assets	(208)	(271)	(212)
Net amortization and other	(328)	(14)	1
Net periodic pension expense	$509	859	839
The non-U.S. defined benefit liability was $2,830 and $4,424 as of September 30, 2021 and 2020, respectively, as the projected benefit obligation and fair value of plan assets were $7,261 and $4,431 as of September 30, 2021 and $11,448 and $7,024 as of September 30, 2020, respectively, while the deferred actuarial gain in accumulated other comprehensive income was $842 as of September 30, 2021 and a loss of $169 as of September 30, 2020.
Benefits paid were $803 and $58 for 2021 and 2020, respectively, and the Business estimates that future benefit payments will be $868 in 2022, $591 in 2023, $808 in 2024, $475 in 2025, $373 in 2026 and $1,827 in total over the five years 2027 through 2031. The Business expects to contribute approximately $331 to its retirement plans in 2022. Business defined benefit pension plan expense for 2022 is expected to be approximately $500, versus $509 in 2021.
(9) INCOME TAXES
The Business’s operations have historically been included in Emerson’s combined U.S. and non-U.S. income tax returns, in most locations. Income tax expense and deferred income tax balances are presented in the consolidated and combined financial statements as if the Business filed its own income tax returns in each jurisdiction. Accordingly, tax results are presented utilizing the separate return method, are not necessarily indicative of future performance and do not necessarily reflect the results that the Business would have generated as a separate and independent business for the periods presented.
Earnings (loss) before income taxes consist of the following:
	2021	2020	2019
United States	$(86,550)	(18,594)	(15,170)
Non-U.S.	20,637	(3,851)	13,812
Total earnings (loss) before income taxes	$(65,913)	(22,445)	(1,358)
The principal components of income tax expense (benefit) follow:
	2021	2020	2019
Current:
Federal	$2,702	130	870
State and local	1,004	39	61
Non-U.S.	4,191	1,136	(1,376)

Deferred:
Federal	(48,043)	—	—
State and local	(4,980)	—	—
Non-U.S.	(179)	(3,433)	(6,526)
Income tax benefit	$(45,305)	(2,128)	(6,971)
Reconciliation of U.S. federal statutory taxes to the Business’s total income tax expense (benefit) follows:
	2021	2020	2019
Taxes at U.S. statutory rate (21%)	$(13,842)	(4,713)	(285)
State and local taxes, net of federal tax benefit	(3,141)	31	48
Non-U.S. rate differential	1,181	(142)	1,125
Uncertain tax positions	(2,522)	(1,603)	(11,926)
U.S. research credits	(523)	(290)	(294)
Change in valuation allowance	(27,953)	3,638	5,051
Other	1,495	951	(690)
Total income tax benefit	$(45,305)	(2,128)	(6,971)
The change in valuation allowance increased the income tax benefit in 2021 and reduced the income tax benefit in 2020 and 2019, while the resolution of uncertain tax benefits increased the income tax benefit in all years. The acquisition of OSI Inc. in 2021 changed the assessment as to the recoverability of certain U.S. deferred tax assets such that they became realizable and, accordingly, the associated valuation allowance was reversed. The Business has elected to recognize the U.S. tax on global intangible low taxed income as a period expense when it is incurred.
Following are changes in unrecognized tax benefits before considering recoverability of cross-jurisdictional tax credits (federal, state, and non-U.S.) and temporary differences. The amount of unrecognized tax benefits is not expected to significantly increase or decrease within the next 12 months.
	2021	2020
Beginning balance	$11,410	14,287
Additions for current year tax positions	542	650
Additions for prior year tax positions	2,060	335
Reductions for prior year tax positions	(3,746)	(1,245)
Reductions for settlements with tax authorities	(976)	—
Reductions for expirations of statute of limitations	(1,258)	(2,617)
Ending balance	$8,032	11,410

If none of the unrecognized tax benefits are ultimately paid, the tax provision and the calculation of the effective tax rate would be favorably impacted by $7,623. The Business accrues interest and penalties related to income taxes in income tax expense. Total interest and penalties recognized were $(628), $1,007, and $(2,729) in 2021, 2020, and 2019, respectively. As of September 30, 2021 and 2020, total accrued interest and penalties were $2,789 and $3,889, respectively.
The U.S. is the major jurisdiction for which the Business files income tax returns. Examinations for the U.S. are complete through 2013. The status of state and other non-U.S. tax examinations varies due to the numerous legal entities and jurisdictions in which the Business operates.
The principal items that gave rise to deferred income tax assets and liabilities follow:
	2021	2020
Deferred tax assets:
Net operating losses and tax credits	$27,776	26,074
Goodwill	18,341	19,529
Accrued liabilities	839	804
Employee compensation and benefits	1,717	1,551
Other	3,883	3,998
Total	$52,556	51,956
Valuation allowances	$(14,590)	(42,106)
Deferred tax liabilities:
Intangibles	(170,955)	(13,641)
Other	(8,797)	(2,183)
Total	$(179,752)	(15,824)
Net deferred income tax asset (liability)	$(141,786)	(5,974)
Total income taxes paid were approximately $9,600, $6,600 and $13,700 in 2021, 2020, and 2019, respectively. Approximately half of the $27,776 net operating losses and tax credits can be carried forward indefinitely, while the remainder expire over the next 20 years.
(10) STOCK-BASED COMPENSATION
Certain employees of the Business participate in Emerson stock-based compensation plans, which include performance share and restricted stock units. Compensation expense is recognized based on Emerson’s cost of the awards under ASC 718, Compensation- Stock Compensation. All awards granted under these stock-based compensation plans are based on Emerson’s common stock and are not indicative of the results that the Business would have experienced as a separate and independent business for the periods presented. Stock-based compensation expense reflected in the Business’s financial statements was $1,744, $606, and $516 for 2021, 2020, and 2019, respectively.
Performance Shares and Restricted Stock Units
Emerson’s incentive shares plans include performance shares awards which distribute the value of Emerson common stock to key management employees at the conclusion of a three-year period subject to certain operating performance and other restrictions. The form of distribution is primarily shares of Emerson common stock with a portion in cash in the first quarter following the end of the applicable three-year performance period. Dividend equivalents are only paid on earned awards after the performance period has concluded. Compensation expense for performance shares is recognized over the service period based on the number of shares ultimately expected to be earned. Performance shares awards are accounted for as liabilities in accordance with ASC 718, Compensation - Stock Compensation, with compensation expense adjusted at the end of each reporting period to reflect the change in fair value of the awards.
Incentive shares plans also include restricted stock units which involve distribution of common stock to key management employees subject to cliff vesting at the end of a three-year service period. The fair value of restricted stock units is determined based on the average of the high and low market prices of Emerson common stock on the date of grant, with compensation expense recognized ratably over the applicable service period.

(11) RELATED-PARTY TRANSACTIONS
The Business has been charged for costs directly attributable to the Business and has been allocated a portion of Emerson’s general corporate costs. All of these costs are reflected in the Business’s consolidated and combined financial statements. Management believes the methodologies and assumptions used to allocate these costs to the Business are reasonable.
Emerson maintains a centralized information technology function for its units. Services provided include application hosting, network support, network security, messaging, and technology related services. Charges to the Business for these services are based on Emerson’s costs and the Business’s actual usage. Emerson administers a medical insurance program for its employees in the U.S. that the Business participates in and for which it records the cost of claims incurred each period. The Business participates in other Emerson programs including, but not limited to, workers compensation and general and product liability insurance. Other Emerson programs are charged to the Business based on cost incurred and usage.
The Business utilizes Emerson global shared service centers that host Business-dedicated resources providing customer facing support, research and development, and back office financial services. Costs for Business-dedicated resources are directly charged to the Business, most which relate to employee compensation and benefits, with the remaining portion related to the Business’s share of facility overhead, allocated based on headcount or space occupied. In addition, general corporate costs incurred by Emerson are allocated to the Business, based on its proportionate share of Emerson’s total consolidated revenue, and include the cost of support functions such as procurement, logistics, marketing, human resources, legal, finance, internal audit and other Emerson corporate functions.
Allocations and charges from Emerson are as follows:
	2021	2020	2019
Corporate costs	$5,536	2,771	3,583
Information technology	$1,908	1,132	721
Insurance and other benefits	$1,263	1,086	1,408
Shared services and other	$9,300	8,614	8,020
Corporate costs, information technology, and insurance and other benefits are recorded in general and administrative expenses and shared services and other is recorded primarily in research and development and general and administrative expenses.
The Business engages in various transactions to sell software and purchase goods in the ordinary course of business with affiliates of Emerson as follows:
	2021	2020	2019
Revenue from Emerson affiliates	$2	1,582	3,175
Purchases from Emerson affiliates	$241	—	—
Related-party balances reported in the consolidated and combined balance sheets as of September 30 include the following:
	2021	2020
Accounts receivable	$285	2,967
Accounts payable	$3,019	4,267
(12) COMMITMENTS AND CONTINGENCIES
The Business accrues estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim assessment or damages can be reasonably estimated. The Business believes it has sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.
As of September 30, 2021, there were no known contingent liabilities (including guarantees, taxes and other claims) that management believes will be material in relation to the Business’s consolidated and combined financial statements, nor were there any material commitments outside the normal course of business.

(13) ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Activity in accumulated other comprehensive income (loss) is as follows:
	2021	2020	2019
Foreign currency translation, beginning	$(6,430)	(5,549)	(5,676)
Other comprehensive income (loss)	122	(881)	127
Foreign currency translation, ending	(6,308)	(6,430)	(5,549)
Pension, beginning	(99)	(343)	(179)
Actuarial gain (losses) deferred during the period, net of income taxes of: 2021, $(286); 2020, $(97); 2019, $96	718	227	(164)
Amortization of deferred losses into earnings, net of income taxes of: 2021, $(2); 2020, $(7); 2019, $0	5	17	—
Pension, ending	624	(99)	(343)
Accumulated other comprehensive income (loss)	$(5,684)	(6,529)	(5,892)
(14) BUSINESS SEGMENT INFORMATION
The Business operates and reports its results in two separate business segments consisting of: OSI Inc. and GSS. A description of the product and service offerings by each business segment follows.
OSI Inc. offers operational technology (“OT”) solutions that enable utilities to control generation, transmission, and distribution of power and ultimately ensure supply equals demand in the power grid. OSI Inc.’s systems also play a key role in the energy transition to a more carbon neutral footprint. Utilities use OSI Inc.’s control platform to transform and digitize operations to more seamlessly incorporate renewable energy resources and improve energy efficiency and reliability. OSI Inc.’s advanced distribution management systems provide system resiliency, efficiency and safety by modeling the distribution network via a digital twin as well as monitoring and controlling the operational network. The platform also provides integrated workflows for switching operations, outage management and field service activities. OSI Inc.’s energy management systems provide efficient and holistic modeling, monitoring and controlling of complex transmission networks and generation fleets to manage grid stability and ensure security and regulatory compliance.
GSS is a leading developer of software solutions to the global energy and alternative energy, carbon capture and storage, and minerals and mining industries. GSS provides geological simulation software that characterizes subsurface geological formations from seismic interpretation to dynamic simulation, connecting reservoirs to operational activities to optimize production and utilization.
The primary income measure used for assessing business segment performance and making operating decisions is earnings (loss) from operations. Summarized below is information about the Business’s operations by business segment, geography and product and service offerings:
Business
	Revenue			Earnings (loss) from Operations			Total Assets
	2021	2020	2019	2021	2020	2019	2021	2020
OSI Inc.	$173,252	—	—	$(57,876)	—	—	$1,805,001	—
GSS	127,388	130,495	194,216	(2,563)	(18,060)	(5,051)	311,755	335,651
Total	$300,640	130,495	194,216	$(60,439)	(18,060)	(5,051)	$2,116,756	335,651

Revenue by Product and Service Offering
	OSI Inc.			GSS			Total
	2021	2020	2019	2021	2020	2019	2021	2020	2019
License and solutions	$134,797	—	—	$46,117	42,038	52,609	$180,914	42,038	52,609
Maintenance	31,777	—	—	60,785	65,591	74,937	92,562	65,591	74,937
Services and other	6,678	—	—	20,486	22,866	66,670	27,164	22,866	66,670
Total	$173,252	—	—	$127,388	130,495	194,216	$300,640	130,495	194,216
	Depreciation and Amortization			Capital Expenditures
	2021	2020	2019	2021	2020	2019
OSI Inc.	$98,675	—	—	$4,916	—	—
GSS	26,967	28,595	29,657	1,269	2,459	5,164
Total	$125,642	28,595	29,657	$ 6,185	2,459	5,164
Geographic Information
Revenue by Destination
	OSI Inc.			GSS			Total
	2021	2020	2019	2021	2020	2019	2021	2020	2019
Americas	$149,853	—	—	$32,461	39,705	92,822	$182,314	39,705	92,822
Asia, Middle East and Africa	17,041	—	—	43,259	41,496	44,589	60,300	41,496	44,589
Europe	6,358	—	—	51,668	49,294	56,805	58,026	49,294	56,805
Total	$173,252	—	—	$127,388	130,495	194,216	$300,640	130,495	194,216
Americas included revenue in the U.S. of $123,213, $18,537, and $22,322 for 2021, 2020, and 2019, respectively.
	Property, Equipment, and Leasehold Improvements, Net
	2021	2020	2019
Americas	$11,819	4,322	4,955
Asia, Middle East and Africa	1,393	768	1,142
Europe	1,532	1,488	2,078
Total	$14,744	6,578	8,175
Assets located in the U.S. were $10,463, $3,566, and $3,673 for 2021, 2020, and 2019, respectively.
(15) OTHER FINANCIAL DATA
The components of depreciation and amortization expense reported for the years ended September 30 include the following:
	2021	2020	2019
Depreciation expense(a)	$5,312	3,959	3,693
Amortization of technology(b)	52,770	14,829	15,049
Amortization of customer, backlog, tradename and other(c)	66,948	9,534	9,578
Amortization of capitalized software(d)	612	273	1,337
Total	$125,642	28,595	29,657
(a)	Depreciation expense included $3,202, $2,250, and $2,486 reported in cost of revenue for 2021, 2020, and 2019, respectively, with the remainder reported in operating expenses.
(b)	Amortization of technology is reported in cost of revenue- license and solutions.
(c)
Amortization of customer, backlog, tradename and other intangibles is reported in selling and marketing expenses and included backlog amortization of $30,400 related to the OSI Inc. acquisition for the year ended September 30, 2021.

(d)	Amortization of capitalized software is primarily reported in cost of revenue.

Items reported in accrued expenses include the following:
	2021	2020
Accrued payroll and other employee compensation	$24,898	9,731
(16) SUBSEQUENT EVENTS
The Business has evaluated subsequent events through January 11, 2022, which is the date the consolidated and combined financial statements were available to be issued.

Consolidated and Combined Statements of Earnings (Loss)
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Unaudited)
Three months ended December 31, 2021 and 2020
(Dollars in thousands)
	Three Months Ended December 31
	2021	2020
Revenue:
License and solutions	$48,491	36,788
Maintenance	26,272	23,113
Services and other	7,012	5,834
Total revenue	81,775	65,735
Cost of revenue:
License and solutions	33,221	27,552
Maintenance	4,074	4,697
Services and other	4,282	4,612
Total cost of revenue	41,577	36,861
Gross profit	40,198	28,874
Operating expenses:
Research and development	15,383	14,394
General and administrative	7,036	12,304
Selling and marketing	17,995	28,124
Restructuring costs	38	3,948
Total operating expenses	40,452	58,770
Earnings (loss) from operations	(254)	(29,896)
Other expense (income), net	1,419	1,361
Interest expense (income), net	20	(143)
Earnings (loss) before income taxes	(1,693)	(31,114)
Provision (benefit) for income taxes	(933)	(36,086)
Net earnings (loss)	$(760)	4,972
See accompanying Notes to Unaudited Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Comprehensive Income (Loss)
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Unaudited)
Three months ended December 31, 2021 and 2020
(Dollars in thousands)
	Three Months Ended December 31
	2021	2020
Net earnings (loss)	$(760)	4,972
Other comprehensive income (loss), net of tax:
Foreign currency translation	(110)	169
Pension, net of taxes of 2021, $1; 2020, $(1)	(1)	1
Total other comprehensive income (loss)	(111)	170
Comprehensive income (loss)	$(871)	5,142
See accompanying Notes to Unaudited Consolidated and Combined Financial Statements.

Consolidated and Combined Balance Sheets
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Dollars in thousands)
	December 31	September 30
	2021	2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$27,651	25,713
Accounts receivable, net of credit loss allowances of $342 and $364	94,149	65,040
Current contract assets	69,752	61,494
Prepaid expenses and other current assets	9,009	6,262
Income taxes receivable	3,414	3,414
Total current assets	203,975	161,923
Property, equipment and leasehold improvements, net	13,905	14,744
Goodwill	1,044,383	1,044,383
Intangible assets, net	815,108	837,655
Operating lease right-of-use assets	44,647	46,048
Deferred tax assets	7,002	7,002
Other noncurrent assets	4,994	5,001
Total assets	$2,134,014	2,116,756

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$5,995	9,644
Accrued expenses	37,487	45,328
Current operating lease liabilities	5,668	5,744
Income taxes payable	2,674	2,690
Current contract liabilities	89,709	72,524
Total current liabilities	141,533	135,930
Non-current contract liabilities	5,771	7,029
Deferred income taxes	146,545	148,788
Non-current operating lease liabilities	39,776	41,114
Other non-current liabilities	11,796	12,549
Equity:
Net parent investment	1,794,388	1,777,030
Accumulated other comprehensive loss	(5,795)	(5,684)
Total equity	1,788,593	1,771,346
Total liabilities and equity	$2,134,014	2,116,756
See accompanying Notes to Unaudited Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Equity
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Unaudited)
Three months ended December 31, 2021 and 2020
(Dollars in thousands)
	Three Months Ended December 31
	2021	2020
Net parent investment
Beginning balance	$1,777,030	244,357
Net earnings (loss)	(760)	4,972
Net transfer from (to) Emerson	18,118	1,598,167
Ending balance	1,794,388	1,847,496

Accumulated other comprehensive income (loss)
Beginning balance	(5,684)	(6,529)
Foreign currency translation	(110)	169
Pension	(1)	1
Ending balance	(5,795)	(6,359)
Total equity	$1,788,593	1,841,137
See accompanying Notes to Unaudited Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Cash Flows
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Unaudited)
Three months ended December 31, 2021 and 2020
(Dollars in thousands)
	Three Months Ended December 31
	2021	2020
Operating activities:
Net earnings (loss)	$(760)	4,972
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	23,664	34,076
Reduction in carrying amount of right-of-use asset	1,355	669
Net foreign currency losses (gains)	1,475	1,348
Deferred income taxes	(2,355)	(40,927)
Other operating	23	(17)
Changes in assets and liabilities:
Accounts receivable	(31,387)	(5,160)
Other current assets	(2,920)	(276)
Contract assets	(8,258)	(472)
Other noncurrent assets	(58)	(381)
Accounts payable	(2,540)	(8,554)
Accrued expenses and income taxes payable	(7,462)	950
Contract liabilities	15,926	9,648
Lease liabilities	(1,390)	(828)
Other liabilities	(569)	(1,124)
Net cash provided by (used in) operating activities	(15,256)	(6,076)

Investing activities
Purchase of property, equipment and leasehold improvements	(786)	(931)
Payment for business acquisition, net of cash acquired	—	(1,587,689)
Other, net	(2)	88
Net cash used in investing activities	(788)	(1,588,532)

Financing activities
Net transfer from (to) Emerson	18,118	1,598,167
Net cash provided by (used in) financing activities	18,118	1,598,167

Effect of exchange rate changes on cash and cash equivalents	(136)	171
Increase (decrease) in cash and cash equivalents	1,938	3,730
Beginning cash and cash equivalents	25,713	14,499
Ending cash and cash equivalents	$27,651	18,229

See accompanying Notes to Unaudited Consolidated and Combined Financial Statements.

Notes to Unaudited Consolidated and Combined Financial Statements
EMERSON INDUSTRIAL SOFTWARE BUSINESS
(Dollars in thousands except where noted)
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
The Emerson Industrial Software Business (“the Business”) is a global leader in providing grid modernization technology, advanced distribution management systems and geological simulation software. The Business operates two businesses: Open Systems International, Inc. (“OSI Inc.”) and Geological Simulation Software (“GSS”). OSI Inc. and GSS are two of Emerson Electric Co.’s (“Emerson”) industrial software businesses.
OSI Inc. offers operational technology (“OT”) solutions that enable utilities to control generation, transmission, and distribution of power and ultimately ensure supply equals demand in the power grid. GSS is a leading independent developer of software solutions to the global energy and alternative energy, carbon capture and storage, and minerals and mining industries. GSS provides geological simulation software that characterizes subsurface geological formations from seismic interpretation to dynamic simulation, connecting reservoirs to operational activities to optimize production and utilization.
The Proposed Transaction
On October 10, 2021, Emerson entered into a definitive agreement (the “Transactions”) with Aspen Technology, Inc. (“AspenTech”) to contribute OSI Inc. and GSS, along with $6.014 billion in cash, to create a diversified, high performance industrial software leader with greater scale, capabilities, and technologies (“New AspenTech”). Upon closing of the Transactions, Emerson will own 55% of the outstanding shares of New AspenTech on a fully diluted basis and the results and financial position of New AspenTech will be consolidated in Emerson’s financial statements. The Transactions are expected to close in the second calendar quarter of 2022 subject to certain closing conditions and regulatory approvals.
Basis of Presentation
GSS and OSI Inc. are two of Emerson’s industrial software businesses, and their results of operations and financial statements have previously been reflected in Emerson’s consolidated financial statements. These unaudited consolidated and combined financial statements present the historical financial position, results of operations, and cash flows of the Business as historically managed within Emerson and include all accounts of the Business in a combination of dedicated legal entities and shared legal entities of Emerson. Intercompany transactions, profits and balances among the Business’s entities have been eliminated. These unaudited consolidated and combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Sale and purchase transactions between the Business and other Emerson affiliates are included in the unaudited consolidated and combined financial statements. See Note 8.
These unaudited consolidated and combined financial statements reflect charges for costs directly related to the Business and the Business has been allocated a portion of Emerson’s general corporate costs. All such costs are reflected in the unaudited consolidated and combined financial statements. The Business participates in various Emerson programs which include information technology services, employee benefits, medical insurance, and other programs. Costs associated with these programs are charged to the Business based on Emerson’s actual cost and the Business’s relative level of usage. The Business also utilizes Emerson’s global shared service centers and is charged for direct costs and its share of associated overhead costs.
Emerson provides certain oversight and support services, including assistance with management strategy, logistics, marketing, finance, treasury, tax, human resources, legal and other activities. A charge for these services has historically been allocated to the Business based principally on revenue. While management believes the methodologies and assumptions used to allocate these costs are reasonable, the unaudited consolidated and combined financial statements do not purport to represent the financial position, the results of operations, changes in equity, and cash flows of the Business in the future, or what such costs would have been had the Business operated as a stand-alone entity during the periods presented.

Emerson utilizes a centralized treasury function which manages the working capital and financing needs of all of its business operations. This function oversees a cash pooling arrangement which sweeps participating Business cash accounts into pooled Emerson cash accounts on a daily basis. Pooled cash and nontrade intercompany balances attributable to Emerson have not been presented as assets and liabilities in the accompanying unaudited consolidated and combined financial statements. These balances are reflected as “Net parent investment” in the equity section of the unaudited consolidated and combined balance sheets. Changes in these balances are reflected as “Net transfer from (to) Emerson” in the financing activities section of the unaudited consolidated and combined statements of cash flows. Cash and cash equivalents from entities not participating in the Emerson centralized treasury function and specifically attributable to the Business have been reflected in the unaudited consolidated and combined financial statements.
In the opinion of management, the accompanying unaudited consolidated and combined financial statements include all adjustments necessary for a fair presentation of operating results for the interim periods presented. Adjustments consist of normal and recurring accruals. The unaudited consolidated and combined financial statements included herein have been prepared by the Business pursuant to the rules and regulations of the Securities and Exchange Commission and consequently do not include all disclosures required for annual financial statements presented in conformity with U.S. GAAP. However, the Business believes that the disclosures are adequate to make the information presented not misleading. The unaudited consolidated and combined financial statements should be read in conjunction with the audited consolidated and combined financial statements as of and for the year ended September 30, 2021 and the notes thereto.
Adopted Accounting Pronouncements
Effective October 1, 2021, the Business adopted three accounting standard updates which had no impact or an immaterial impact on the Business’s financial statements. These included:
•
Updates to ASC 805, Business Combinations, which clarify the accounting for contract assets and liabilities assumed in a business combination. In general, this will result in contract liabilities being recognized at their historical amounts under ASC 606, rather than at fair value in accordance with the general requirements of ASC 805.

•
Updates to ASC 740, Income Taxes, which require the recognition of a franchise tax that is partially based on income as an income-based tax with any incremental amount as a non-income-based tax. These updates also make certain changes to intra-period tax allocation principles and interim tax calculations.

•
Adoption of ASC 321, Equity Securities, ASC 323, Investments- Equity Method and Joint Ventures, and ASC 815, Derivatives and Hedging, which clarify when equity method of accounting should be applied or discontinued based on observable transactions.

(2) REVENUE RECOGNITION
The Business disaggregates its revenue into three categories: (i) license and solutions, (ii) maintenance and (iii) services and other. License and solutions revenue is primarily derived from term software licenses sold in the GSS segment and perpetual software license sold in the OSI Inc. segment. Term software license revenue is recognized at a point in time when control transfers to the customer, which generally aligns with the first day of the contractual term. OSI Inc. perpetual software license revenue is generally recognized over time using an input measure of progress based on the ratio of actual costs incurred to date to the total estimated cost to complete. In limited circumstances, OSI Inc. sells perpetual software licenses on a stand-alone basis and recognizes revenue on those sales on a point in time basis. Maintenance is derived from both segments and consists of software maintenance, recognized ratably over the maintenance term. Both segments offer services, which consist of professional services and training. Revenue from professional services not considered part of an integrated software solution and training are generally recognized as the customer consumes the associated benefits. See note 11, “Business Segment Information,” for additional information about the Business’s revenues.

The following table summarizes the Business's contract assets and contract liabilities:
	Dec 31, 2021	Sept 30, 2021
Contract assets	$69,752	61,494
Contract liabilities	(95,480)	(79,553)
Net contract liabilities	$(25,728)	(18,059)
The majority of the Business’s contract balances are related to arrangements where revenue is recognized over time and payments are made according to a contractual billing schedule. The increase in net contract liabilities was primarily due to customer billings which exceeded revenue recognized for performance completed during the period. Revenue recognized for the three months ended December 31, 2021 included $34,988 that was included in the beginning contract liability balance.
As of December 31, 2021 and September 30, 2021, capitalized incremental costs to obtain customer contracts and capitalized costs to fulfill contracts are immaterial. Contract assets are reviewed for credit losses in accordance with ASC 326. The potential impact of credit losses is immaterial. Revenue recognized for the three months ended December 31, 2021 for performance obligations that were fully satisfied in previous periods is immaterial.
As of December 31, 2021, the Business’s backlog relating to unsatisfied (or partially unsatisfied) performance obligations in contracts with its customers was approximately $361,435. The Business expects to recognize approximately 53% of its remaining performance obligations as revenue over the next 12 months, with the remainder substantially over the subsequent two years.
(3) ACQUISITIONS
On October 1, 2020, the Business completed the acquisition of OSI Inc., for approximately $1,588,802 net of cash acquired. OSI Inc. is a leading operations technology provider to the global power industry. The Business recognized goodwill of $967,383 (none of which is tax deductible) and identifiable intangible assets of $783,400, primarily technology, customer relationships, and trademarks with a weighted-average useful life of approximately 11 years.
Results of operations for OSI Inc. for fiscal year 2021 included revenue of $173,252 and a net loss of $(46,428), including first-year pretax acquisition accounting charges related to backlog and deferred revenue of $30,400 and $13,661, respectively. Results also included amortization of technology, customer relationships, and trademarks of $66,475.
Proforma Financial Information (Unaudited)
The following unaudited pro forma consolidated and combined financial results of operations are presented as if the OSI Inc. acquisition occurred on October 1, 2019. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved had the acquisition occurred as of that time.
Three Months Ended
Dec 31, 2020
Total revenue	$70,292
Net income (loss)	$21,597
Unaudited pro forma results for the three months ended December 31, 2020 exclude acquisition costs of $6,042 and pretax acquisition accounting charges related to backlog and deferred revenue of $10,500 and $4,557, respectively.

(4) OTHER EXPENSE (INCOME), NET
Other expense (income), net, is summarized as follows:
	Three Months Ended December 31
	2021	2020
Foreign currency losses (gains)	$1,475	1,348
Other expense (income)	(56)	13
Total	$1,419	1,361
(5) GOODWILL AND OTHER INTANGIBLES
The carrying value of goodwill by segment follows:
	GSS	OSI Inc.	Total
Balance, September 30, 2021	$77,000	967,383	1,044,383
Balance, December 31, 2021	$77,000	967,383	1,044,383
The gross carrying amount and accumulated amortization of identifiable intangible assets by major class follow:
	Technology		Trademarks		Customer Relationships and Backlog		Capitalized Software and Other		Total
	Dec 31,	Sept 30,	Dec 31,	Sept 30,	Dec 31,	Sept 30,	Dec 31,	Sept 30,	Dec 31,	Sept 30,
	2021	2021	2021	2021	2021	2021	2021	2021	2021	2021
Gross carrying amount	$532,095	532,095	34,400	34,400	462,506	462,506	11,995	11,986	1,040,996	1,040,987
Less: Accumulated amortization	110,506	97,313	7,158	6,047	96,605	88,621	11,619	11,351	225,888	203,332
Net carrying amount	$421,589	434,782	27,242	28,353	365,901	373,885	376	635	815,108	837,655
Total intangible asset amortization expense for the three months ended December 31, 2021 and 2020 was $22,561 and $32,674 respectively. The decline in amortization expense was due primarily to no backlog amortization for the three months ended December 31, 2021 compared to $10,500 in the prior period.
(6) INCOME TAXES
Income tax benefit was $933 and $36,086, resulting in effective tax rates of 55% and 116% for the three months ended December 31, 2021 and 2020, respectively. The acquisition of OSI Inc. in the first quarter of fiscal year 2021 changed the assessment as to the recoverability of certain U.S. federal and state deferred tax assets such that they became realizable and, accordingly, a $29,431 tax benefit for the valuation allowance reversal was included in the three months ended December 31, 2020. The reversal of the valuation allowance for the three months ended December 31, 2020 and discrete benefits related to uncertain tax positions in both periods had a favorable impact of 30 and 96 percentage points for December 31, 2021 and 2020, respectively.
(7) STOCK-BASED COMPENSATION
Certain employees of the Business participate in Emerson stock-based compensation plans, which include performance share and restricted stock units. Compensation expense is recognized based on Emerson’s cost of the awards under ASC 718, Compensation- Stock Compensation. All awards granted under these stock-based compensation plans are based on Emerson’s common stock and are not indicative of the results that the Business would have experienced as a separate and independent business for the periods presented. Stock-based compensation expense reflected in the Business’s unaudited financial statements for the three months ended December 31, 2021 and 2020 was $458 and $459 respectively.

(8) RELATED-PARTY TRANSACTIONS
The Business has been charged for costs directly attributable to the Business and has been allocated a portion of Emerson’s general corporate costs. All of these costs are reflected in the Business’s unaudited consolidated and combined financial statements. Management believes the methodologies and assumptions used to allocate these costs to the Business are reasonable.
Emerson maintains a centralized information technology function for its units. Services provided include application hosting, network support, network security, messaging, and technology related services. Charges to the Business for these services are based on Emerson’s costs and the Business’s actual usage. Emerson administers a medical insurance program for its employees in the U.S. that the Business participates in and for which it records the cost of claims incurred each period. The Business participates in other Emerson programs including, but not limited to, workers compensation and general and product liability insurance. Other Emerson programs are charged to the Business based on cost incurred and usage.
The Business utilizes Emerson global shared service centers that host Business-dedicated resources providing customer facing support, research and development, and back office financial services. Costs for Business-dedicated resources are directly charged to the Business, most which relate to employee compensation and benefits, with the remaining portion related to the Business’s share of facility overhead, allocated based on headcount or space occupied. In addition, general corporate costs incurred by Emerson are allocated to the Business, based on its proportionate share of Emerson’s total consolidated revenue, and include the cost of support functions such as procurement, logistics, marketing, human resources, legal, finance, internal audit and other Emerson corporate functions.
Allocations and charges from Emerson are as follows:
	Three Months Ended December 31,
	2021	2020
Corporate costs	$1,229	1,199
Information technology	$534	502
Insurance and other benefits	$360	178
Shared services and other	$3,682	2,220
Corporate costs, information technology, and insurance and other benefits are recorded in general and administrative expenses and shared services and other is recorded primarily in research and development and general and administrative expenses.
The Business engages in various transactions to sell software and purchase goods in the ordinary course of business with affiliates of Emerson as follows:
	Three Months Ended December 31,
	2021	2020
Revenue from Emerson affiliates	$36	—
Purchases from Emerson affiliates	$1	—
Related-party balances reported in the unaudited consolidated and combined balance sheets as of December 31, 2021 and September 30, 2021 include the following:
	Dec 31, 2021	Sept 30, 2021
Accounts receivable	$198	285
Accounts payable	$2,358	3,019

(9) COMMITMENTS AND CONTINGENCIES
The Business accrues estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim, assessment or damages can be reasonably estimated. The Business believes it has sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.
As of December 31, 2021, there were no known contingent liabilities (including guarantees, taxes and other claims) that management believes will be material in relation to the Business’s unaudited consolidated and combined financial statements, nor were there any material commitments outside the normal course of business.
(10) ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Activity in accumulated other comprehensive income (loss) for the three months ended December 31, 2021 and December 31, 2020 is as follows:
	Three Months Ended December 31,
	2021	2020
Foreign currency translation, beginning	$(6,308)	(6,430)
Other comprehensive income (loss)	(110)	169
Foreign currency translation, ending	(6,418)	(6,261)
Pension, beginning	624	(99)
Amortization of deferred losses (gains) into earnings, net of income taxes of: 2021, $1; 2020, $(1)	(1)	1
Pension, ending	623	(98)
Accumulated other comprehensive income (loss)	$(5,795)	(6,359)
(11) BUSINESS SEGMENT INFORMATION
The Business reports two segments: OSI Inc. and GSS. A description of the product and service offerings by each segment follows.
OSI Inc. offers OT solutions that enable utilities to control generation, transmission, and distribution of power and ultimately ensure supply equals demand in the power grid. OSI Inc.’s systems also play a key role in the energy transition to a more carbon neutral footprint. Utilities use OSI Inc.’s control platform to transform and digitize operations to more seamlessly incorporate renewable energy resources and improve energy efficiency and reliability. OSI Inc.’s advanced distribution management systems provide system resiliency, efficiency and safety by modeling the distribution network via a digital twin as well as monitoring and controlling the operational network. The platform also provides integrated workflows for switching operations, outage management and field service activities. OSI Inc.’s energy management systems provide efficient and holistic modeling, monitoring and controlling of complex transmission networks and generation fleets to manage grid stability and ensure security and regulatory compliance.
GSS is a leading developer of software solutions to the global energy and alternative energy, carbon capture and storage, and minerals and mining industries. GSS provides geological simulation software that characterizes subsurface geological formations from seismic interpretation to dynamic simulation, connecting reservoirs to operational activities to optimize production and utilization.

The primary income measure used for assessing segment performance and making operating decisions is earnings (loss) from operations. Summarized below is information about the Business’s operations by business segment, geography and product and service offerings:
Business Segments
	Three Months Ended December 31,		Three Months Ended December 31,		Total Assets
	Revenue		Earnings (loss) from Operations		Dec 31,	Sept 30,
	2021	2020	2021	2020	2021	2021
OSI Inc.	$55,703	36,144	$3,074	(18,554)	$1,804,849	1,805,001
GSS	26,072	29,591	(3,328)	(11,342)	329,165	311,755
Total	$81,775	65,735	$(254)	(29,896)	$2,134,014	2,116,756
Revenue by Product and Service Offering
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	OSI Inc.		GSS		Total
	2021	2020	2021	2020	2021	2020
License and solutions	$43,161	27,586	$5,330	9,202	$48,491	36,788
Maintenance	10,170	7,433	16,102	15,680	26,272	23,113
Services and other	2,372	1,125	4,640	4,709	7,012	5,834
Total	$55,703	36,144	$26,072	29,591	$81,775	65,735
	Three Months Ended December 31,		Three Months Ended December 31,
	Depreciation and Amortization		Capital Expenditures
	2021	2020	2021	2020
OSI Inc.	$17,099	27,343	$589	604
GSS	6,565	6,733	197	327
Total	$23,664	34,076	$786	931
Geographic Information
Revenue by Destination
	OSI Inc		GSS		Total
	2021	2020	2021	2020	2021	2020
Americas	$45,942	35,083	$7,372	7,713	$53,314	42,796
Asia, Middle East and Africa	6,257	946	10,446	11,804	16,703	12,750
Europe	3,504	115	8,254	10,074	11,758	10,189
Total	$55,703	36,144	$26,072	29,591	$81,775	65,735
Americas included revenue in the U.S. of $30,048, and $35,396 for the three months ended December 31, 2021 and 2020, respectively.

(12) OTHER FINANCIAL DATA
The components of depreciation and amortization expense reported for the three months ended December 31, 2021 and 2020 include the following:
	2021	2020
Depreciation expense(a)	$1,103	1,402
Amortization of technology(b)	13,192	13,192
Amortization of customer, backlog, tradename and other(c)	9,095	19,444
Amortization of capitalized software(d)	274	38
Total	$23,664	34,076
(a)	Depreciation expense included $658 and $818 reported in cost of revenue for the three months ended December 31, 2021 and 2020, respectively, with the remainder reported in operating expenses.
(b)	Amortization of technology is reported in cost of revenue- license and solutions.
(c)
Amortization of customer, backlog, tradename and other intangibles is reported in selling and marketing expenses and included backlog amortization of $10,500 related to the OSI Inc. acquisition for the three months ended December 31, 2020.

(d)	Amortization of capitalized software is primarily reported in cost of revenue.
Items reported in accrued expenses include the following:
	Dec 31,	Sept 30
	2021	2021
Accrued payroll and other employee compensation	$16,087	24,898
The components of property, equipment and leasehold improvements are as follows:
	Dec 31,	Sept 30,
	2021	2021
Leasehold improvements	$4,541	4,793
Equipment	25,072	24,857
Construction in progress	204	99
Property, equipment and leasehold improvements, at cost	29,817	29,749
Less: Accumulated depreciation	15,912	15,005
Property, equipment and leasehold improvements, net	$13,905	14,744
(13) SUBSEQUENT EVENTS
The Business has evaluated subsequent events through February 22, 2022, which is the date the unaudited consolidated and combined financial statements were available to be issued.

Annex A

EXECUTION VERSION
TRANSACTION AGREEMENT AND PLAN OF MERGER

dated as of

October 10, 2021

among

ASPEN TECHNOLOGY, INC.,

EMERSON ELECTRIC CO.,

EMR WORLDWIDE INC.,

EMERSUB CX, INC.,

and

EMERSUB CXI, INC.

A-i

A-ii

A-iii

A-iv

EXHIBITS
Exhibit A	–	Commercial Agreement Term Sheet
Exhibit B	–	Form of Stockholders Agreement
Exhibit C	–	Form of Tax Matters Agreement
Exhibit D	–	Form of Transition Services Agreement
Exhibit E	–	Form of Surviving Corporation Certificate of Incorporation
Exhibit F	–	Form of Surviving Corporation Bylaws
Exhibit G	–	Form of Newco Certificate of Incorporation
Exhibit H	–	Form of Newco Bylaws
Exhibit I	–	Pre-Closing Restructuring Plan
Exhibit J	–	Form of Registration Rights Agreement
A-v

TRANSACTION AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 10, 2021 among Aspen Technology, Inc., a Delaware corporation (“Aspen”), Emerson Electric Co., a Missouri corporation (“Emerson”), EMR Worldwide Inc., a Delaware corporation and a wholly owned subsidiary of Emerson (“Emerson Sub”), Emersub CX, Inc., a Delaware corporation and a wholly owned subsidiary of Emerson (“Newco”), and Emersub CXI, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Subsidiary”).
W I T N E S E T H :
WHEREAS, Aspen and Emerson desire to combine Aspen with the Echo Business (as defined below) pursuant to the following steps:
(i) Emerson will contribute $6,014,000,000 in cash to Newco in exchange for shares of common stock, par value $0.0001 per share, of Newco (the “Newco Stock”) (the “Emerson Cash Contribution”);
(ii) Emerson Sub will contribute the Echo Business Shares to Newco in exchange for shares of Newco Stock (the “Emerson Sub Contribution” and together with the Emerson Cash Contribution, the “Emerson Contributions”);
(iii) Merger Subsidiary will merge with and into Aspen, with Aspen as the surviving corporation (the “Surviving Corporation”) and a direct wholly owned subsidiary of Newco on the terms and subject to the conditions set forth herein (the “Merger”); and
(iv) As a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the “Delaware Law”), each issued and outstanding share of common stock, par value $0.10 per share, of Aspen (the “Aspen Stock”) (other than as specifically set forth herein) will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Per Share Mixed Consideration Shares and the Per Share Mixed Consideration Cash Amount;
WHEREAS, the Board of Directors of Aspen has (i) determined that it is in the best interests of Aspen and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Aspen of this Agreement and the consummation of the Transactions, including the Merger, and (iii) recommended the adoption of this Agreement by the stockholders of Aspen;
WHEREAS, the Board of Directors of Emerson has unanimously (i) determined that it is in the best interests of Emerson and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance by Emerson of this Agreement and the consummation of the Transactions; and
WHEREAS, the parties intend that the Emerson Contributions and the exchange of Aspen Stock for Newco Stock and cash pursuant to the Merger (the “Merger Exchange”), taken together, will qualify as exchanges governed by Section 351 of the of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder (the “Treasury Regulations,” and such intended tax treatment, the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“Acquisition Proposal” means, other than the Transactions, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of (1) 15% or more of the consolidated assets of Aspen, (2) 15% or more of the voting securities of Aspen or (3) any equity or voting securities of Aspen or any of its Subsidiaries which equity or voting securities represent, directly or indirectly,

15% or more of the consolidated assets of Aspen, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning (1) 15% or more of any class of equity or voting securities of Aspen or (2) any equity or voting securities of Aspen or any of its Subsidiaries which equity or voting securities represent, directly or indirectly, 15% or more of the consolidated assets of Aspen, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction pursuant to which any Third Party would hold, directly or indirectly, (1) 15% or more of the consolidated assets or voting securities of Aspen or (2) any equity or voting securities of Aspen or any of its Subsidiaries which equity or voting securities represent, directly or indirectly, 15% or more of the consolidated assets of Aspen.
“Action” means any action, claim, dispute, suit, audit or proceeding, in each case by or before any arbitrator or Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided that, following the Closing, neither Emerson nor any of its Affiliates (other than Newco and its Subsidiaries), on the one hand, nor Newco or any Subsidiary of Newco, on the other hand, will be treated as an Affiliate of the other.
“Ancillary Agreements” means the Stockholders Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Registration Rights Agreement and, subject to Section 7.07, the Commercial Agreement.
“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.
“Applicable Law” means, with respect to any Person, any U.S., non-U.S. or transnational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Aspen 10-K” means Aspen’s annual report on Form 10-K for the fiscal year ended June 30, 2021.
“Aspen Balance Sheet” means the consolidated balance sheet of Aspen as of the Aspen Balance Sheet Date and the footnotes thereto set forth in the Aspen 10-K.
“Aspen Balance Sheet Date” means June 30, 2021.
“Aspen Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to (or required to be contributed to) or entered into by Aspen or any of its Subsidiaries.
“Aspen Closing Fully Diluted Shares” means the sum of (i) the number of outstanding Aspen Shares as of immediately prior to the Closing Date (excluding the Aspen Shares referred to in Section 2.04(b)), calculated on a fully diluted basis assuming that all outstanding Aspen Equity Awards have been exercised for, converted into or exchanged for shares of Aspen Stock, plus (ii) the quotient of the total under the column “Aggregate Estimated Value” set forth on Section 8.19 of the Emerson Disclosure Schedule divided by 141.55, rounded to the nearest whole number.
“Aspen Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 23, 2019, by and among Aspen, as the borrower, the lenders and issuing banks from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of August 5, 2020, and as further amended, restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any extension of the maturity thereof or increase in the amount of available borrowings thereof.

“Aspen Credit Agreement Consents” means all necessary consents, amendments or waivers from the requisite lenders and agents under the Aspen Credit Agreement that are required thereunder in order to permit the consummation of the Transactions and, if requested by Aspen, change the borrower under the Aspen Credit Agreement to Newco, effective as of the Closing.
“Aspen Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Aspen to Emerson, Emerson Sub, Newco and Merger Subsidiary.
“Aspen Employee” means, as of any relevant date of determination, any individual employed by Aspen or any of its Subsidiaries.
“Aspen Equity Award Exchange Ratio” means the sum of (i) the Per Share Mixed Consideration Shares and (ii) the quotient obtained by dividing (x) the Per Share Mixed Consideration Cash Amount by (y) the Newco Stock Price.
“Aspen Equity Plans” means the Aspen 2010 Equity Incentive Plan and the Aspen 2016 Omnibus Incentive Plan.
“Aspen ESPP” means the Aspen 2018 Employee Stock Purchase Plan.
“Aspen Intellectual Property” means all Intellectual Property owned or purported to be owned by Aspen or any of its Subsidiaries.
“Aspen International Benefit Plan” means any Aspen Benefit Plan that is not an Aspen U.S. Benefit Plan.
“Aspen Material Adverse Effect” means any circumstance, development, change, event, state of facts, condition or effect that individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Aspen and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) will constitute, or be taken into account in determining whether there has been or will be, an Aspen Material Adverse Effect: (i) any changes after the date hereof in general United States or global economic, political, business, labor or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof (including changes of Applicable Law) or conditions generally affecting the industry in which Aspen and its Subsidiaries operate, (iii) any acts of God, force majeure, natural disasters, weather conditions, terrorism, armed hostilities, cyber-attacks, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic, COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak), (iv) the execution and delivery of this Agreement, the public announcement of, or the pendency of, this Agreement or the Transactions, including the identity of Emerson or any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (it being understood and agreed that this clause (iv) shall not apply with respect to Section 3.04 and Section 10.02(a) solely as such section relates to Section 3.04), (v) any failure by Aspen and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of “Aspen Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, an Aspen Material Adverse Effect), (vi) any change in Applicable Law or GAAP occurring after the date hereof, (vii) any action or omission required by this Agreement or any other Transaction Document or taken or omitted to be taken at the written request of Emerson, and (viii) any change in the trading price or trading volume of the Aspen Stock or change or announcement of potential change in the credit rating of Aspen or its Subsidiaries (it being understood that any underlying facts or causes giving rise or contributing to such change that are not otherwise excluded from the definition of “Aspen Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, an Aspen Material Adverse Effect), except in the case of each of clauses (i), (ii), (iii) and (vi) above, to the extent that any such effect has a disproportionate effect on Aspen and its Subsidiaries, taken as a whole, relative to the effect on other companies operating in the industries in which Aspen or any of its Subsidiaries engages.
“Aspen Material Leases” means all those Leases under which Aspen or any of its Subsidiaries leases, subleases, licenses, uses, occupies or has any interest in any real property (a) which has an annual base rental obligation of more than $600,000 or (b) where the real property is reasonably necessary to the operation of the business of Aspen as conducted on the date of this Agreement and as of the Closing Date.

“Aspen SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Aspen since January 1, 2018.
“Aspen U.S. Benefit Plan” means any Aspen Benefit Plan that covers Aspen Employees or other individual independent contractors or consultants of Aspen or any of its Subsidiaries who are located primarily in the U.S.
“Automatic Transfer Echo Business Employees” means the Echo Business Employees who fall within the scope of the Automatic Transfer Regulations and whose employment will automatically transfer to Newco or one of its Subsidiaries pursuant to the Automatic Transfer Regulations in connection with the Transactions.
“Automatic Transfer Regulations” means the (i) the Acquired Rights Directive 77/187/EC, 98/50/EC and 2001/23/EC and all national legislation enacted to give effect to the Acquired Rights Directive 77/187/EC, 98/50/EC and 2001/23/EC in each member state of the European Economic Area and (ii) all other national legislation which effects the automatic transfer of employees on the sale or transfer or continuation of a business.
“Benefit Plan” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, change in control, transaction or retention bonus or similar Contract, plan, arrangement or policy and (iii) other Contract, arrangement or policy providing for compensation, bonuses, profit-sharing, equity or equity-based incentives, incentive compensation, deferred compensation, vacation or paid time off benefits, relocation or expatriate benefits, insurance (including any self-insured arrangements), health or medical benefits (including dental and vision benefits), employee assistance program, death benefits, voluntary supplemental benefits, identity theft protection, tuition reimbursement, disability or sick leave benefits, severance, jubilee, old age, gratuity, part time or other termination-related payments or benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, (x) whether written or oral and (y) whether funded or unfunded and (z) whether covering current or former employees, individual independent contractors, workers or consultants, but not including any multiemployer plan, as defined in Section 3(37) of ERISA.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Closing Newco Aggregate Share Number” means the product of (i) the Aspen Closing Fully Diluted Shares times 0.42, times (ii) 1.2222, rounded to the nearest whole number.
“Confidentiality Agreement” means the Confidentiality Agreement dated February 4, 2021, between Aspen and Emerson.
“Consent” means any consent, approval, waiver, license, permit, variance, franchise, clearance, authorization or permission.
“Continuing Aspen Employees” means the Aspen Employees who are employed by Aspen or one of its Subsidiaries as of immediately prior to the Closing.
“Continuing Echo Business Employees” means, collectively, (i) the Automatic Transfer Echo Business Employees who do not expressly object to the transfer of their employment, (ii) the Emerson Contributed Subsidiary Business Employees who are employed by an Emerson Contributed Subsidiary or any Subsidiary of an Emerson Contributed Subsidiary as of immediately prior to the Closing and (iii) the Emerson Offer Business Employees who accept (or are deemed to accept) an offer of employment from Newco or Aspen or one of their Subsidiaries, in each case of the foregoing clauses (i), (ii) and (iii), who continue as employees of Newco or Aspen or one of their Subsidiaries immediately following the Closing Date (or such later time as may be required by Applicable Law).
“Continuing Employees” means, collectively, each Continuing Aspen Employee and each Continuing Echo Business Employee.
“Contract” means, with respect to a Person, any written or oral contract, agreement, obligation, commitment, arrangement, understanding, instrument, lease, sublease or license to which such Person is a party or by which such Person is otherwise legally bound.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, facility capacity limitation, social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive or guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“COVID-19 Relief Legislation” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, the Consolidated Appropriations Act, 2021, Pub. L. 116-260, the American Rescue Plan Act of 2021, Pub. L. 117-2, and any similar U.S., non-U.S., state or local grant, subsidy, allowance, relief scheme, stimulus fund, program or measure enacted by a Governmental Authority in connection with or in response to COVID-19.
“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted or enforced by any Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to each Person.
“Damages” means any damage, expense, fine, penalty, loss, liability, award, judgment, obligation, amount paid in settlement, interest, fee, cost and expense (including reasonable fees and expenses of attorneys, consultants and experts and investigation and defense costs).
“Data Protection Laws” means all Applicable Law in any jurisdiction to the extent relating to privacy or the processing or protection of personal data, including (without limitation), to the extent applicable, the GDPR, the GDPR as transposed into the national laws of the United Kingdom, the UK Data Protection Act 2018 and the Privacy and Electronic Communications (EC Directive) Regulations 2003, and including any successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.
“Dutch Emerson Employees” means those employees of Emerson or one of its Subsidiaries who are employed within the Netherlands and primarily dedicated to or employed in the Echo Business.
“Echo Business” means the Open Systems International and exploration and production industrial software businesses as conducted by Emerson and its Subsidiaries, including, for the avoidance of doubt, the design, development, testing, commercialization and support of the products set forth on Section 1.01(b) of the Emerson Disclosure Schedule.
“Echo Business Balance Sheet Date” means June 30, 2021.
“Echo Business Benefit Plan” means each Emerson Retained Benefit Plan, Emerson Assumed Benefit Plan and Emerson Contributed Subsidiary Benefit Plan.
“Echo Business Employees” means each (i) individual who is (A) primarily employed in the Echo Business by Emerson or any its Subsidiaries (including any individual who is absent from work on account of vacation, jury duty, funeral leave, personal day, sickness, short- or long-term disability, workers’ compensation leave, military leave, leave under the Family Medical Leave Act or other approved leave of absence (including under local law)) and (B) listed on Section 1.01(c) of the Emerson Disclosure Schedule and (ii) each other individual who is employed by Emerson or any of its Subsidiaries who is listed on Section 1.01(d) of the Emerson Disclosure Schedule; provided that Echo Business Employees shall not include the individuals listed on Section 1.01(e) of the Emerson Disclosure Schedule. The foregoing described sections of the Emerson Disclosure Schedule shall be updated in accordance with Section 8.16.
“Echo Business Intellectual Property” means the Intellectual Property owned or purported to be owned by the Emerson Contributed Subsidiaries after giving effect to the Pre-Closing Restructuring, which includes (i) the Intellectual Property set forth on Section 4.14(a) of the Emerson Disclosure Schedule and (ii) all Intellectual Property associated with the products set forth on Section 1.01(b) of the Emerson Disclosure Schedule that has been developed or created by any employees or contractors of the Emerson Contributed Subsidiaries during the period of their employment thereof or engagement as a contractor therefor.

“Echo Business Shares” means all of the outstanding capital stock or other equity interests of the Emerson Direct Transfer Subsidiary.
“Emerson Contributed Assets” means (a) the assets, properties and business, of every kind and description, owned (other than Intellectual Property), and the assets, properties and business with respect to which Emerson or any of the Emerson Retained Subsidiaries otherwise has any right, title, or interest (other than Intellectual Property), in each case, that is used or held for use by Emerson or any of the Emerson Retained Subsidiaries primarily in the conduct of the Echo Business (but, for the avoidance of doubt, in each case, excluding any Emerson Excluded Assets) as the same shall exist as of the Closing and, in any event, shall include the following to the extent owned by, used or held for use by Emerson or any of its Subsidiaries, or to the extent Emerson or any of the Emerson Retained Subsidiaries otherwise has any right, title, or interest with respect thereto:
(i) the real property, together with all buildings, fixtures and improvements erected thereon, and the leases of, and other interests in real property, in each case, listed on Section 1.01(f) of the Emerson Disclosure Schedule (collectively, the “Contributed Facilities”);
(ii) all tangible personal property primarily used or held for use in the conduct of the Echo Business or otherwise primarily relating to the Echo Business and all interests therein, including all furniture, office equipment and communications equipment located at any of the premises described in clause (i) above;
(iii) all raw materials, work-in-process, finished goods, supplies and other inventories primarily used or held for use in the conduct of the Echo Business;
(iv) all rights under all Contracts primarily relating to or arising out of the conduct of the Echo Business (the “Contributed Contracts”), including those listed in Section 1.01(g) of the Emerson Disclosure Schedule;
(v) all rights, claims, credits, causes of action or rights of set-off against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties, in each case, primarily relating to or arising out of the conduct of the Echo Business or otherwise relating to or arising out of the Emerson Contributed Assets described in the other clauses of this definition, the Emerson Assumed Liabilities or any Continuing Echo Business Employees;
(vi) all books, records, files and papers primarily used or held for use in the conduct of the Echo Business or otherwise primarily relating to the Echo Business, whether in hard copy or electronic format (the “Transferred Business Records”) (it being understood that Emerson and the Emerson Retained Subsidiaries shall be permitted to retain copies of such materials in accordance with Section 6.07);
(vii) all assets relating to any Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan (including Emerson’s rights thereto, to the extent held in trust or covered by insurance);
(viii) all personnel and employment records in respect of the Continuing Echo Business Employees (to the extent not prohibited by Applicable Law);
(ix) all trade and non-trade accounts receivable primarily relating to or arising out of the Echo Business, which shall include, for the avoidance of doubt, debit payables from Third Parties;
(x) all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities to the extent transferrable and primarily used by, or held for use in, the Echo Business (as operated as of the date hereof and as of the Closing Date) (the “Transferred Permits”);
(xi) all IT Assets primarily used or held for use in the conduct of the Echo Business or otherwise primarily relating to the Echo Business (the “Transferred IT Assets”), including those set forth on Section 1.01(h) of the Emerson Disclosure Schedule; and
(b) the Intellectual Property set forth on Section 1.01(i) of the Emerson Disclosure Schedule (the “Transferred Intellectual Property”);

provided, that the Emerson Contributed Assets shall not include any Tax assets, the parties’ rights and obligations with respect to which shall be governed by the Tax Matters Agreement.
“Emerson 401(k) Plan” means any Emerson Retained Benefit Plan that is a tax-qualified defined contribution retirement plan within the meaning of Section 401(k) of the Code, but, for the avoidance of doubt, not including the OSI 401(k) Plan (which is an Emerson Contributed Subsidiary Benefit Plan).
“Emerson Assumed Benefit Plan” means each Benefit Plan (other than an Emerson Contributed Subsidiary Benefit Plan) (i) that transfers to, or is assumed by Newco, any Emerson Contributed Subsidiary or any of their respective Subsidiaries as a result of the Transactions (including by operation of Applicable Law) as a result of the establishment of Benefit Plans that correspond to any applicable Emerson Retained Benefit Plan in which any Echo Business Employees participate prior to the Closing that is established by Emerson or one of its Subsidiaries and transferred to Newco or maintained by an Emerson Contributed Subsidiary on or prior to the Closing in accordance with Section 8.09 or (ii) that otherwise transfers to, or is assumed by Newco, any Emerson Contributed Subsidiary or any of their respective Subsidiaries in connection with the Transactions by operation of Applicable Law.
“Emerson Assumed Liabilities” means all Liabilities of Emerson or any of the Emerson Retained Subsidiaries primarily relating to the ownership or use of the Emerson Contributed Assets or the Echo Business, of whatever nature, whether presently in existence or arising hereafter and shall include the following:
(i) all Liabilities set forth on the Echo Business Balance Sheet and all Liabilities incurred after the Echo Business Balance Sheet Date, in each case, to the extent not satisfied prior to the Closing;
(ii) all Liabilities arising out of or in connection with acts or omissions by or on behalf of the Echo Business occurring at or prior to the Closing;
(iii) all Liabilities arising under the Contributed Contracts;
(iv) all Liabilities under warranty obligations relating to any products manufactured or sold by the Echo Business at or prior to the Closing;
(v) all Liabilities for any claim relating to, or arising out of, the use, application, malfunction, defect, design, operation, performance or suitability of any product of the Echo Business manufactured, sold or distributed by the Echo Business at or prior to the Closing;
(vi) all Liabilities arising out of any Action primarily related to the Echo Business;
(vii) all Liabilities (A) arising out of, or relating to, the employment, or the termination of employment, of any Echo Business Employee or Former Echo Business Employee, in each case, whether arising before, on or after the Closing or (B) expressly assumed by Newco and its Subsidiaries pursuant to Article 8;
(viii) all Liabilities arising out of, or relating to, any Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan;
(ix) all Liabilities of the Echo Business or any predecessor thereof (as currently or formerly conducted) or related to any property currently or formerly owned, leased, operated or used by the Echo Business, Emerson or any of its Subsidiaries, in each case, arising out of or relating to any Environmental Law or Hazardous Substance and arising out of or in connection with any act, omission or circumstance occurring or existing at any time at or before the Closing; and
(x) all trade and non-trade accounts payable and other accounts payable;
provided that the Emerson Assumed Liabilities shall not include any Tax Liabilities, the parties’ rights and obligations with respect to which shall be governed by the Tax Matters Agreement.
“Emerson Contributed Subsidiaries” means the Emerson Direct Transfer Subsidiary and its Subsidiaries.
“Emerson Contributed Subsidiary Benefit Plan” means each Benefit Plan that is solely sponsored, maintained, contributed to (or required to be contributed to) or entered into by any Emerson Contributed Subsidiary.

“Emerson Contributed Subsidiary Business Employee” means, as of any relevant date of determination, any Echo Business Employee who is employed by any of the Emerson Contributed Subsidiaries.
“Emerson Direct Transfer Subsidiary” means the Subsidiary of Emerson set forth on Section 1.01(j) of the Emerson Disclosure Schedule.
“Emerson Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Emerson to Aspen.
“Emerson Excluded Assets” the assets, properties and business, of every kind and description, that are not owned, used or held for use by Emerson or any of the Emerson Retained Subsidiaries primarily in the conduct of the Echo Business and shall include the following:
(i) all cash and cash equivalents on hand and in banks, and all bank accounts;
(ii) all insurance policies issued to Emerson and the Emerson Retained Subsidiaries;
(iii) the Echo Business Shares and all of the outstanding capital stock or other equity interests of all of the Emerson Retained Subsidiaries;
(iv) except for the Contributed Contracts, all rights under all Contracts to which Emerson or any Emerson Retained Subsidiary is a party or by which any of them is bound;
(v) except for the Transferred IT Assets, all other IT Assets owned by, or licensed or leased to, Emerson and the Emerson Retained Subsidiaries or with respect to which Emerson or any of the Emerson Retained Subsidiaries otherwise has any right, title, or interest;
(vi) except for the Transferred Intellectual Property, all other Intellectual Property owned by Emerson and the Emerson Retained Subsidiaries, including all Emerson Marks;
(vii) all books, records, files and papers, whether in hard copy or electronic format, including all such materials prepared in connection with the Transaction Documents or the Transactions, and all rights of Emerson or any of the Emerson Retained Subsidiaries arising under the Transaction Documents or the Transactions;
(viii) all personnel and employment records in respect of any employees of Emerson and its Subsidiaries who are not Continuing Echo Business Employees;
(ix) all assets relating to any Emerson Retained Benefit Plan (including Emerson’s rights thereto, to the extent held in trust or covered by insurance);
(x) except for the Transferred Permits, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities (excluding, for the avoidance of doubt, any permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities held by Newco or an Emerson Contributed Subsidiary); and
(xi) except for the Contributed Facilities, all real property, together with all buildings, fixtures and improvements erected thereon, and the leases of, and other interests in real property;
provided that the Emerson Excluded Assets shall not include any Tax assets, the parties’ rights and obligations with respect to which shall be governed by the Tax Matters Agreement.
“Emerson Excluded Employee Liabilities” means all Liabilities (i) assumed by Emerson pursuant to Article 8, (ii) arising out of, or relating to, any employee of Emerson or any of its Subsidiaries who is not an Echo Business Employee (including, for the avoidance of doubt, any severance, statutory or other termination-related Liabilities), other than any Liabilities assumed, transferred to or retained by Newco, any Emerson Contributed Subsidiary or any of their respective Subsidiaries, pursuant to Article 8, or (iii) arising directly out of Emerson or its Affiliates’ failure (other than any Emerson Contributed Subsidiary’s failure) to comply with (A) the Automatic Transfer Regulations, (B) WARN or (C) any information, consultation or other processes with any works councils, union or employee representative body, in each case of the foregoing clauses (A), (B) and (C), with respect to any Echo Business Employee or Former Echo Business Employee and in connection with the transactions contemplated by the Transaction Documents.

“Emerson Excluded Liabilities” means all Liabilities of Emerson or any of its Subsidiaries, other than the Emerson Assumed Liabilities, of whatever nature, whether presently in existence or arising hereafter, including the following:
(i) (A) all outstanding indebtedness for borrowed money, (B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all monetary obligations for the deferred purchase price of property or services or “earn-out” or other similar performance-based contingent payment obligations, (D) all monetary obligations under any financial lease excluding, for the avoidance of doubt, any such obligation that is reflected on the Echo Business Balance Sheet, (E) all obligations under any interest rate or currency protection agreement or similar hedging agreement, and (F) all accrued and unpaid interest, penalties, make-whole payments, fees and other charges related to any of the foregoing;
(ii) all Liabilities assumed or retained, or agreed to be performed, by Emerson or any of its Subsidiaries (other than, after Closing, Newco and its Subsidiaries) under this Agreement or any of the Transaction Documents;
(iii) all Liabilities of Emerson or any of its Subsidiaries to any broker, finder or agent for any investment banking or brokerage fees, finders’ fees or commission relating to the Transactions;
(iv) all Liabilities relating to or arising out of any Emerson Retained Benefit Plans and any other Benefit Plans which Emerson or any of the Emerson Retained Subsidiaries sponsors or maintains or with respect to which Emerson or any of the Emerson Retained Subsidiaries contributes, is a party or has any Liability (other than any Emerson Assumed Benefit Plan and any Emerson Contributed Subsidiary Benefit Plan); and
(v) all Emerson Excluded Employee Liabilities;
provided that the Emerson Excluded Liabilities shall not include any Tax Liabilities, the parties’ rights and obligations with respect to which shall be governed by the Tax Matters Agreement.
“Emerson International Benefit Plan” means each Echo Business Benefit Plan that is not an Emerson U.S. Benefit Plan.
“Emerson Licensed IP” means any and all Intellectual Property (other than Trademarks), including Patents, (i) owned by Emerson or any of its Subsidiaries (including the Emerson Contributed Subsidiaries) as of the Closing and (ii) that is used or held for use by Emerson or any of its Subsidiaries (including the Emerson Contributed Subsidiaries) in the operation of the Echo Business as of the Closing.
“Emerson Marks” means, except for any Trademarks included in the Echo Business Intellectual Property, any and all (i) Trademarks owned by Emerson or any of the Emerson Retained Subsidiaries as of the Closing, including the Trademarks set forth on Section 1.01(l) of the Emerson Disclosure Schedule, and (ii) Trademarks derived from, confusingly similar to or including any of the foregoing.
“Emerson Material Adverse Effect” means any circumstance, development, change, event, state of facts, condition or effect that individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Echo Business, taken as a whole; provided that none of the following (or the results thereof) will constitute, or be taken into account in determining whether there has been or will be, an Emerson Material Adverse Effect: (i) any changes after the date hereof in general United States or global economic, political, business, labor or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof (including changes of Applicable Law) or conditions generally affecting the industry in which Aspen and its Subsidiaries operate, (iii) any acts of God, force majeure, natural disasters, weather conditions, terrorism, armed hostilities, cyber-attacks, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic, COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak), (iv) the execution and delivery of this Agreement, the public announcement of, or the pendency of, this Agreement or the Transactions, including the identity of Aspen or any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (it being understood and agreed that this clause (iv) shall not apply with respect to Section 4.04 and Section 10.03(a) solely as such section relates to Section 4.04), (v) any failure by the Echo Business to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of “Emerson Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, an Emerson Material Adverse Effect), (vi) any change in Applicable Law or GAAP occurring after the date hereof, (vii) any action or omission required by this Agreement or any other Transaction Document or taken or omitted to be taken at the written request of Aspen, and (viii) any change in the trading price or trading volume of shares of common stock of Emerson or change or announcement of potential change in the credit rating of Emerson or its Subsidiaries (it being understood that any underlying facts or causes giving rise or contributing to such change that are not otherwise excluded from the definition of “Emerson Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, an Emerson Material Adverse Effect), except in the case of each of clauses (i), (ii), (iii) and (vi) above, to the extent that any such effect has a disproportionate effect on the Echo Business, taken as a whole, relative to the effect on other companies operating in the industries in which the Echo Business engages.
“Emerson Material Leases” means all those Leases (a) under which an Emerson Contributed Subsidiary leases, subleases, licenses, uses, occupies or has any interest in any real property (after giving effect to the Pre-Closing Restructuring), in each case, where such Lease has an annual base rental obligation of over $600,000 or (b) where the real property is reasonably necessary to the operation of the Echo Business as conducted on the date of this Agreement and as of the Closing Date.
“Emerson Material Owned Real Property” means any real property owned by an Emerson Contributed Subsidiary (after giving effect to the Pre-Closing Restructuring) which is reasonably necessary to the operation of the Echo Business as conducted on the date of this Agreement and as of the Closing Date.
“Emerson Offer Business Employee” means any Echo Business Employee who is not an Automatic Transfer Echo Business Employee or Emerson Contributed Subsidiary Business Employee.
“Emerson Retained Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to (or required to be contributed to) or entered into by Emerson or an Emerson Retained Subsidiary for the benefit of any Echo Business Employee or other individual consultant or independent contractor primarily engaged in the Echo Business (other than, for the avoidance of doubt, any Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan).
“Emerson Retained Subsidiaries” means all Subsidiaries of Emerson other than Newco and the Emerson Contributed Subsidiaries.
“Emerson SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Emerson since January 1, 2018.
“Emerson Tax Group” means any combined, consolidated, affiliated, unitary or similar group consisting of Emerson and/or any Emerson Retained Subsidiaries, on the one hand, and at least one Emerson Contributed Subsidiary, on the other hand.
“Emerson True-Up Amount” means the difference between (i) the Final Newco Aggregate Share Number minus (ii) the Closing Newco Aggregate Share Number.
“Emerson U.K. Pension Plan” means the Emerson UK Pension Plan as currently governed by the Sixth Definitive Trust Deed and Rules dated 20 June 2012, as amended from time to time.
“Emerson U.S. Benefit Plan” means each Emerson Assumed Benefit Plan and each Emerson Contributed Subsidiary Benefit Plan that covers Echo Business Employees located primarily within the U.S.
“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to hazardous substances.
“Environmental Permits” means, with respect to a Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of such Person or any of its Subsidiaries as currently conducted.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.
“Final Newco Aggregate Share Number” means the product of (i) the sum of (A) the number of outstanding Aspen Shares as of immediately prior to the Closing (excluding the Aspen Shares referred to in Section 2.04(b)) times 0.42, plus (B) the aggregate number of Newco Shares underlying the Newco Options and Newco RSUs into which the Aspen Equity Awards are converted pursuant to Section 2.07, plus (C) the aggregate number of Newco Shares underlying Newco RSUs issued pursuant to Section 8.19, times (ii) 1.2222, rounded to the nearest whole number.
“Former Echo Business Employee” means any (i) former employee of any of the Emerson Contributed Subsidiaries or (ii) former employee of Emerson or any Emerson Retained Subsidiary who was last actively employed primarily with respect to the Echo Business.
“GAAP” means generally accepted accounting principles in the United States.
“GDPR” means the General Data Protection Regulation (EU) 2016/679.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law, including asbestos, asbestos-containing materials, petroleum or any of its constituents or byproducts, lead-based paint, toxic mold and PFOA, PFOS and any other per-and polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Intellectual Property” means, in any jurisdiction, (i) Trademarks, (ii) inventions and discoveries, whether patentable or not, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof (collectively, “Patents”), (iii) Trade Secrets and know-how, (iv) copyrights, whether registered or not, rights in works of authorship, whether copyrightable or not, rights in databases and data collections, design rights, mask work rights and moral rights and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”), (v) rights in software (including source code, object code, firmware, operating systems and specifications), (vi) industrial property rights, publicity rights and privacy rights and (vii) any other intellectual property or similar proprietary rights.
“IRS” means the U.S. Internal Revenue Service or any successor agency thereto.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation.
“Key Echo Business Employee” means each Echo Business Employee whose annual base compensation exceeds $250,000.
“knowledge” means (i) with respect to Aspen, the actual knowledge after reasonable inquiry of Chantelle Breithaupt or John Hague, and (ii) with respect to Emerson, the actual knowledge after reasonable inquiry of Sabee Mitra or Jack Frazier.
“Liability” means any debt, liability, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief) or obligation of any kind or nature, whether accrued, unaccrued, contingent, absolute, asserted, unasserted, known, unknown, disclosed, undisclosed, liquidated, unliquidated, determined, determinable or otherwise, whether due or becomes due and regardless of when asserted (including, whether arising out of any Contract or tort based on negligence or strict liability) and all costs and expenses relating thereto.

“Licensed Back Intellectual Property” means any and all Echo Business Intellectual Property (other than Trademarks), including Patents, that is used or held for use by Emerson or any of the Emerson Retained Subsidiaries in the operation of any of their respective businesses (other than the Echo Business) as of the Closing.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, deed of trust, charge, option, right of first refusal, easement, servitude, lease, sublease, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Material Lease” means an Aspen Material Lease and/or an Emerson Material Lease, as the context requires.
“Nasdaq” means The Nasdaq Stock Market LLC, or any successor thereto.
“Newco Stock Price” means the average of the VWAPs of Newco Stock on each of the trading days during the Newco Trading Period.
“Newco Trading Period” means the first five trading days with respect to Newco Stock commencing on (and including) the Closing Date.
“Open Source License” means a license that complies with the “Open Source Definition” of the Open Source Initiative (www.opensource.org), including, for example, to the extent applicable, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), in each case that requires, as a condition of distribution of the software licensed thereunder, that other software incorporated into, derived from or distributed with, such software (i) be disclosed or distributed in source code form, (ii) be licensed for purposes of preparing derivative works, (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) be redistributed at no charge.
“OSI 401(k) Plan” means the Open Systems International 401(k) Plan.
“Permitted Lien” means (i) Liens for Taxes or other governmental levies, fees or charges (x) not yet due and payable or (y) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar statutory liens, in each case, arising or incurred in the ordinary course of business, in each case, with respect to which adequate reserves have been established in accordance with GAAP, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business, (iv) easements, rights-of-way, covenants, zoning ordinances, restrictions and other similar encumbrances incurred in the ordinary course of business that do not, in any case, materially detract from the value or impair the continued use or occupancy of the real property subject thereto in the operation of the businesses as presently conducted thereon, (v) statutory landlords’ liens and liens granted to landlords under any Lease, (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (vii) Liens which are disclosed on the Aspen Balance Sheet (in the case of Liens applicable to Aspen or any of its Subsidiaries) or the Echo Business Balance Sheet (in the case of Liens applicable to Emerson or any of its Subsidiaries) or the notes thereto, (viii) any Liens that are not material to Aspen and its Subsidiaries or the Echo Business, as applicable, taken as a whole, or (ix) in the case of Liens applicable to Aspen, any Liens securing the obligations under the Aspen Credit Agreement.
“Per Share Mixed Consideration Cash Amount” means the amount equal to (i) the Emerson Cash Contribution divided by (ii) the Aspen Closing Fully Diluted Shares.
“Per Share Mixed Consideration Shares” means 0.42 shares of Newco Stock.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, in the form of Exhibit J.

“Residual Number of Shares of Newco Stock” means a number of shares of Newco Stock equal to the excess of (i) the Closing Newco Aggregate Share Number, over (ii) the Specified Number of Shares of Newco Stock.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed on any Sanctions-related list of sanctioned Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, the European Union (or any Member State thereof), or the United Nations Security Council, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person otherwise subject to Sanctions, or (d) any Person owned or controlled by any such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities in the United States, the United Kingdom or the European Union (or any Member State thereof) or by the United Nations Security Council.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Specified Number of Shares of Newco Stock” means a number of shares of Newco Stock, not to exceed the Closing Newco Aggregate Share Number, as determined by Emerson in its reasonable discretion prior to Closing.
“Stockholders Agreement” means the Stockholders Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, in the form of Exhibit B.
“Subsidiary” means, with respect to any Person, any other Person of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or (b) such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.
“Tax” means (i) any and all federal, state, local and non-U.S. taxes, including, without limitation, gross receipts, gross income, net income, capital gains, profits, branch profits, windfall, license, sales, use, services, digital services, estimated, occupation, value added, ad valorem, documentary, recording, transfer, franchise, withholding, severance, social insurance, social security, payroll, recapture, net worth, employment, unemployment, alternative or add-on minimum, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, customs duties, tariffs, imposts, levies and other similar charges, in each case, in the nature of a tax and imposed by a Governmental Authority (a “Taxing Authority”), together with any interest, penalty, addition to tax or additional amount, whether disputed or not, imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing resulting from having been a member of a group filing a combined, consolidated, affiliated, unitary or similar group, by operation of any other Law, or as a transferee or successor.
“Tax Matters Agreement” means the Tax Matters Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, in the form of Exhibit C.
“Tax Return” means any report, return, document, declaration, election, statement or other information or filing filed or required to be filed with any Taxing Authority, with respect to Taxes, including information returns, any documents or any schedule or attachment thereto and any amendment thereof.
“Tax Sharing Agreements” means all agreements or arrangements (whether or not written) entered into prior to the Closing that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability (other than pursuant to commercial arrangements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes).
“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Emerson or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.
“Trademarks” means trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.
“Transaction Documents” means this Agreement and the Ancillary Agreements.
“Transactions” means the transactions contemplated by this Agreement, including the Pre-Closing Restructuring, the Emerson Contributions and the Merger.
“Transition Services Agreement” means the Transition Services Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, in the form of Exhibit D.
“VWAP” shall mean, for any trading day, the volume-weighted average price per share of the Newco Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Emerson and Aspen).
“WARN” means the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign law.
(b) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
15%	13.04(b)(ii)
50%	13.04(b)(ii)
Acquired Trademarks	7.12(e)
Adverse Recommendation Change	5.03(a)
Agreement	Preamble
Anti-Corruption Laws	3.12(e)
Aspen	Preamble
Aspen Board Recommendation	3.02(b)
Aspen Equity Awards	2.07(b)
Aspen Indemnified D&O	7.04(a)
Aspen IT Assets	3.16(b)
Aspen Material Contract	3.21
Aspen Offer Employee	8.01
Aspen Permits	3.14
Aspen Permitted Actions	5.01
Aspen Preferred Stock	3.05(a)
Aspen Qualifying Offer	8.01
Aspen RSU	2.07(b)
Aspen Securities	3.05(a)
Aspen Share	2.04(a)
Aspen Stock	Recitals
Aspen Stock Option	2.07(a)
Aspen Stockholder Approval	3.02(a)
Aspen Stockholder Meeting	5.02
Aspen Subsidiary Securities	3.06(b)
Aspen Tax Return	3.18(a)
AZPN	6.03
Burdensome Condition	7.01(c)
Census Update Time	8.16
Certificate	2.05(a)

Term	Section
Certificate of Merger	2.02(c)
Closing	2.01
Closing Date	2.01
Code	Recitals
Commercial Agreement	7.07
Commercial Agreement Term Sheet	7.07
Credit Support Instrument	7.11
Current Representation	7.16(a)
Delaware Law	Recitals
Designated Counsel	7.16(a)
Designated Person	7.16(a)
Echo Business Balance Sheet	4.06
Echo Business IT Assets	4.14(b)
Effective Time	2.02(c)
Emerson	Preamble
Emerson Carveout Financial Statements	4.06
Emerson Cash Contribution	Recitals
Emerson Contributed Subsidiary Indemnified D&O	7.04(a)
Emerson Contributed Subsidiary Securities	4.05(b)
Emerson Contributions	Recitals
Emerson Indemnified Persons	12.02
Emerson Material Contract	4.19
Emerson Permits	4.12
Emerson Permitted Actions	6.01
Emerson Sub	Preamble
Emerson Sub Contribution	Recitals
Emerson Tax Return	4.16(a)
Employment Laws	3.19(m)
End Date	11.01(b)(i)
Enforceability Exceptions	3.02(a)
Exchange Agent	2.05(a)
Exchange Fund	2.05(a)
Excluded Benefits	8.04
Indemnified Party	12.03(a)
Indemnifying Party	12.03(a)
Intended Tax Treatment	Recitals
Intervening Event	5.03(f)
Last Look	5.03(d)
Lease	3.15(b)
Merger	Recitals
Merger Consideration	2.04(a)
Merger Exchange	Recitals
Merger Subsidiary	Preamble
Nasdaq Notice	6.03
Newco	Preamble
Newco 401(k) Plan	8.06
Newco Benefit Plans	8.05
Newco Indemnified Persons	12.01
Newco Options	2.07(a)
Newco RSUs	2.07(b)

Term	Section
Newco Stock	Recitals
Non-Transferred Business Records	6.07(a)
Omnibus Incentive Plan	8.15
OSI Agreement	7.12(f)
Pre-Closing Business Records	6.07(b)
Pre-Closing Restructuring	7.05
Proxy Statement/Prospectus	7.02(a)
Registered Aspen Intellectual Property	3.16(a)
Registered Echo Business Intellectual Property	4.14(a)
Registration Statement	7.02(a)
Release	7.03
Representatives	5.03(a)
Roxar License Agreement	7.20
Subsequent Echo Business Financial Statements	6.06
Superior Proposal	5.03(e)
Surviving Corporation	Recitals
Termination Fee	13.04(b)(i)
Third-Party Claim	12.03(a)
Title IV Plan	3.19(b)
Transaction Litigation	7.13
Transferee	7.06(b)
Transferring Party	7.06(b)
Transition Period	7.12(b)
Treasury Regulations	Recitals
Uncertificated Shares	2.05(a)
Section 1.02 Other Definitional and Interpretative Provisions. The words “hereby,” “herewith,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, captions, headings and the division of this Agreement into Articles, Sections and other subdivisions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof (it being understood that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must nevertheless be listed in the appropriate schedule). References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The sign “$” and the term “dollars” means the lawful currency of the United States of America. The phrase “made available,” “delivered” or words of similar import used in this Agreement (other than Section 3.27 and Section 4.24) shall mean (i) in respect of Aspen, any document that was made available for viewing by Emerson and its Representatives in the “Project Alias” electronic data rooms hosted by Intralinks at least one day prior to the date of this Agreement or publicly available in any Aspen SEC Document (including exhibits and other information incorporated by reference therein) that was publicly available at least one Business Day prior to the date of this Agreement (but, in each case, excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) and (ii) in the case of any document of Emerson, any document that was made available for viewing by Aspen and its Representatives in the “Project Alias – Echo Data Room” electronic data rooms hosted by DealRoom at least one day prior to the date of this Agreement or publicly available in any Emerson SEC Document (including exhibits and other information incorporated by reference therein) that was publicly available at least one Business Day prior to the date of this Agreement (but, in each case, excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature).
ARTICLE 2
THE EMERSON CONTRIBUTIONS AND THE MERGER
Section 2.01 The Closing. The closing of the Transactions (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 at 10:00 a.m., Eastern time, as soon as possible after (but in any event no later than the second Business Day after) the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Emerson and Aspen may mutually agree (the date on which the Closing occurs, the “Closing Date”).
Section 2.02 The Emerson Contributions and the Merger. (a) At the Closing:
(i) Emerson shall contribute the Emerson Cash Contribution in cash to Newco and in consideration of which, Newco shall issue to Emerson the Specified Number of Shares of Newco Stock;
(ii) Concurrently with the consummation of the transaction in Section 2.02(a), (i) Emerson Sub shall contribute, convey, transfer and assign to Newco, and Newco shall acquire and accept from Emerson, the Echo Business Shares, free and clear of any Liens (other than transfer restrictions arising under applicable securities laws) and (ii) in consideration of the foregoing, Newco shall issue to Emerson Sub the Residual Number of Shares of Newco Stock;
(iii) Aspen and Merger Subsidiary shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the Delaware Law in connection with the Merger, and the Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Emerson and Aspen shall agree and is specified in the Certificate of Merger); and
(iv) each of Emerson, Aspen and Newco will deliver, or cause to be delivered, to the other parties thereto duly executed counterparts of each of the Ancillary Agreements.
(b) In addition, on the first Business Day following the Newco Trading Period, Newco shall issue (for no additional consideration) an aggregate number of shares of Newco Stock to Emerson and Emerson Sub, in such proportions as Emerson shall specify to Newco, equal to the Emerson True-Up Amount. For the avoidance of doubt, the Newco Shares delivered to Emerson and Emerson Sub pursuant to this Section 2.02(b) shall be treated as additional consideration for the contributions made by Emerson and Emerson Sub, as applicable, pursuant to Section 2.02(a).
Section 2.03 The Surviving Corporation. (a) As a result of the Merger, at the Effective Time the separate existence of Merger Subsidiary shall cease, and Aspen shall be the Surviving Corporation. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Aspen and Merger Subsidiary, all as provided under Delaware Law.

(b) At the Effective Time and by virtue of the Merger, the certificate of incorporation of Aspen shall be amended so that it reads in its entirety as set forth on Exhibit E hereto. From and after the Effective Time, the certificate of incorporation of Aspen as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law.
(c) At the Effective Time and by virtue of the Merger, the bylaws of Aspen shall be amended so that they read in their entirety as set forth on Exhibit F hereto. From and after the Effective Time, the bylaws of Aspen as so amended shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by Applicable Law.
(d) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Aspen at the Effective Time shall be the officers of the Surviving Corporation.
Section 2.04 Conversion of Shares. At the Effective Time:
(a) except as otherwise provided in Section 2.04(b) and Section 2.06, each share of Aspen Stock outstanding immediately prior to the Effective Time (each, an “Aspen Share”) shall be converted into the right to receive (i) the Per Share Mixed Consideration Cash Amount and (ii) the Per Share Mixed Consideration Shares (the Per Share Mixed Consideration Shares, together with the Per Share Mixed Consideration Cash Amount and any cash in lieu of fractional shares of Newco Stock to be paid pursuant to Section 2.11, the “Merger Consideration”).
(b) each Aspen Share held immediately prior to the Effective Time by Aspen as treasury stock or by Emerson shall be cancelled, and no consideration shall be paid with respect thereto;
(c) each Aspen Share shall no longer be outstanding and shall, subject to Section 2.04(b) and Section 2.06, automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.05(f), in each case to be issued or paid in accordance with Section 2.05, without interest; and
(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.05 Surrender and Payment. (a) Prior to the Effective Time, Newco shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration, (i) certificates representing Aspen Shares (each a “Certificate”) or (ii) uncertificated Aspen Shares which immediately prior to the Effective Time were registered to a holder on the stock transfer books of Aspen (the “Uncertificated Shares”). At or prior to the Effective Time, Newco shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Section 2.05 through the Exchange Agent, (i) evidence of shares in book-entry form representing the shares of Newco Stock issuable pursuant to Section 2.04 and (ii) cash in immediately available funds in an amount sufficient for the payment of all cash amounts payable pursuant to Section 2.04. Newco agrees to make promptly available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which holders of Aspen Shares are entitled pursuant to Section 2.05(f) and cash in lieu of any fractional shares of Newco Stock to which such holders are entitled pursuant to Section 2.11. Promptly after the Effective Time and in any event within three Business Days after the Closing Date, Newco shall send, or shall cause the Exchange Agent to send, to each holder of Aspen Shares represented by a Certificate at the Effective Time a letter of transmittal and instructions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Uncertificated Shares) for use in such exchange. All evidence of shares of Newco Stock in book-entry form and cash deposited with the Exchange Agent pursuant to this Section 2.05 shall be referred to in this Agreement as the “Exchange Fund.” Newco shall cause the Exchange

Agent to deliver the Merger Consideration out of the Exchange Fund in accordance herewith. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Newco. Any interest and other income resulting from such investments shall be the property of, and paid to, Newco upon termination of the Exchange Fund.
(b) Each holder of Aspen Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in respect of each Aspen Share represented by such Certificate or Uncertificated Share, the Merger Consideration and any dividends and distributions with respect thereto as contemplated by Section 2.05(f). The shares of Newco Stock constituting Merger Consideration shall, at Newco’s option, be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law.
(c) If any portion of the Merger Consideration (or any dividends and distributions with respect thereto contemplated by Section 2.05(f)) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.
(d) After the Effective Time, there shall be no further registration of transfers of Aspen Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (and any dividends and distributions with respect thereto contemplated by Section 2.05(f)) provided for, and in accordance with the procedures set forth, in this Article 2.
(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Aspen Stock twelve months following the Closing Date shall be delivered to Newco or as otherwise instructed by Newco, upon demand, and any such holder who has not exchanged Aspen Shares for the applicable Merger Consideration in accordance with this Section 2.05 prior to such time shall thereafter look only to Newco for payment of such Merger Consideration (and any dividends and distributions with respect thereto as contemplated by Section 2.05(f)), without any interest thereon. Notwithstanding the foregoing, Newco and its Subsidiaries (including, after the Closing, the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of Aspen Shares for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Aspen Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Newco free and clear of any claims or interest of any Person previously entitled thereto.
(f) Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 2.05, and in any event within two Business Days following such surrender or transfer, the Exchange Agent shall promptly pay, or cause to be paid, without interest, to the Person in whose name the shares of Newco Stock constituting the Merger Consideration have been registered, (i) in connection with the payment of the Merger Consideration, (x) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.11, as applicable, and (y) the aggregate amount of all dividends or other distributions payable with respect to such shares of Newco Stock with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole shares of Newco Stock constituting the Merger Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Newco Stock constituting the Merger

Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.11, as applicable, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.05.
Section 2.06 Dissenting Shares. Notwithstanding Section 2.05(a), shares of Aspen Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. Aspen shall give Emerson prompt notice of any demands received by Aspen for appraisal, and Emerson shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Emerson, Aspen shall not make any payment with respect to, or offer to settle or settle, any such demands.
Section 2.07 Aspen Equity Awards. (a) At the Effective Time, each outstanding option to purchase shares of Aspen Stock under any Aspen Equity Plan, whether vested or unvested (each, an “Aspen Stock Option”), that is unexercised as of immediately prior to the Effective Time shall cease to represent a right to acquire Aspen Stock and shall be converted into an option to acquire shares of Newco Stock (“Newco Options”) on the terms and conditions set forth in this Section 2.07(a). The number of shares of Newco Stock subject to each such Newco Option shall be equal to the product of (i) the number of shares of Aspen Stock underlying the corresponding Aspen Stock Option as of immediately prior to the Effective Time multiplied by (ii) the Aspen Equity Award Exchange Ratio, rounded down to the nearest whole number of shares of Newco Stock. The exercise price per share of Newco Stock applicable to each Newco Option shall be equal to (A) the exercise price per share of Aspen Stock applicable to the corresponding Aspen Stock Option as of immediately prior to the Effective Time divided by (ii) the Aspen Equity Award Exchange Ratio, rounded up to the nearest whole cent. The Newco Options shall be subject to the same terms and conditions (including vesting and expiration schedule) as applied to the corresponding Aspen Stock Option as of immediately prior to the Effective Time. Notwithstanding anything to the contrary herein, the number of shares of Newco Stock and the exercise price per share applicable to Newco Options will be determined in a manner consistent with the requirements of Sections 409A of the Code and, to the extent applicable, Section 424 of the Code.
(b) At the Effective Time, each outstanding award of restricted stock units with respect to shares of Aspen Stock under any Aspen Equity Plan (each, an “Aspen RSU” and, together with the Aspen Stock Options, the “Aspen Equity Awards”) that is unvested as of immediately prior to the Effective Time shall be assumed by Newco and converted into an award of restricted stock units with respect to shares of Newco Stock (“Newco RSUs”) on the terms and conditions set forth in this Section 2.07(b). The number of shares of Newco Stock applicable to each such Newco RSU shall be equal to the product of (i) the number of shares of Aspen Stock underlying such Aspen RSU immediately prior to the Effective Time multiplied by (ii) the Aspen Equity Award Exchange Ratio, rounded down to the nearest whole number of shares of Newco Stock. Each Newco RSU shall be subject to the same terms and conditions (including vesting schedule) as applied to the corresponding Aspen RSU immediately prior to the Effective Time.
(c) Prior to the Effective Time, Aspen shall take all actions necessary or appropriate to effectuate the treatment of Aspen Equity Awards contemplated by this Section 2.07, including (i) obtaining any necessary consents or approvals, (ii) providing any notices or communications to participants or other Persons, (iii) adopting any necessary or appropriate resolutions of the Board of Directors of Aspen (and/or any applicable committee thereof) and (iv) making any necessary amendments to the terms of the Aspen Equity Awards or any Aspen Equity Plan.
Section 2.08 Form S-8. As soon as practicable following the Effective Time, Newco shall file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to a number of shares at least equal to the number of shares of Newco Stock subject to the Newco Options and Newco RSUs granted in respect of Aspen Equity Awards pursuant to Section 2.07 and shall maintain the effectiveness of such statement while such awards remain outstanding.

Section 2.09 Aspen ESPP. Prior to the Effective Time, with respect to the Aspen ESPP, the Board of Directors of Aspen or the appropriate committee thereof shall take all actions necessary, including adopting any resolutions or amendments and providing any notices to participants to cause the Offering Period (as defined in the Aspen ESPP), if any, scheduled to be ongoing as of the Closing Date to terminate, and all options outstanding under the Aspen ESPP to be exercised, on the date that is no later than five Business Days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of Aspen Stock promptly returned to the participant).
Section 2.10 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Aspen or Newco shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options or settlement of restricted stock units outstanding as of the date hereof to purchase shares of Aspen Stock granted under Aspen’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
Section 2.11 Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Newco Stock shall be issued in the Merger. All fractional shares of Newco Stock that a holder of Aspen Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Newco Stock on Nasdaq on the first full trading day immediately following the Effective Time by the fraction of a share of Newco Stock to which such holder would otherwise have been entitled.
Section 2.12 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Emerson, Emerson Sub, the Surviving Corporation, Newco and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. If the Exchange Agent, Emerson, Emerson Sub, the Surviving Corporation, Newco, or any of their respective Affiliates, as the case may be, so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Emerson, Emerson Sub, the Surviving Corporation, Newco, or such Affiliate, as the case may be, made such deduction and withholding.
Section 2.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Aspen Stock represented by such Certificate, as contemplated by this Article 2.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ASPEN
Subject to Section 13.05, except as disclosed in any publicly available Aspen SEC Document (including exhibits and other information incorporated by reference therein) filed after June 30, 2021 (excluding any disclosure set forth in any risk factor or forward looking statements section) and prior to the date hereof or as set forth in the Aspen Disclosure Schedule, Aspen represents and warrants to Emerson, as of the date hereof and as of the Closing Date, that:
Section 3.01 Corporate Existence and Power. Aspen is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Aspen is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect. Aspen has heretofore made available to Emerson true and complete copies of the certificate of incorporation and bylaws of Aspen as currently in effect.

Section 3.02 Corporate Authorization. (a) The execution, delivery and performance by Aspen of this Agreement and the consummation by Aspen of the transactions contemplated hereby are within Aspen’s corporate powers and, except for the required approval of Aspen’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Aspen. The execution, delivery and performance of each other Transaction Document to which Aspen or any of its Affiliates is or will be a party by Aspen and each such Affiliate, and the consummation of the transactions contemplated thereby, are within Aspen’s and each such Affiliate’s organizational powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary organizational action on the part of Aspen and each such Affiliate. The affirmative vote of the holders of a majority of the outstanding shares of Aspen Stock is the only vote of the holders of any of Aspen’s capital stock necessary in connection with the consummation of the Merger or the other Transactions (the “Aspen Stockholder Approval”). Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Aspen, enforceable against Aspen in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Transaction Document to which Aspen or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Aspen and any such Affiliate, shall constitute, a valid and binding agreement of Aspen and each such Affiliate, enforceable against Aspen and each such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.
(b) At a meeting duly called and held, the Board of Directors of Aspen has (i) determined that it is in the best interests of Aspen and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Aspen of this Agreement and the consummation of the Transactions, including the Merger, and (iii) recommended adoption of this Agreement by the stockholders of Aspen (such recommendation, the “Aspen Board Recommendation”).
Section 3.03 Governmental Authorization. The execution, delivery and performance by Aspen and its Affiliates of the Transaction Documents and the consummation by Aspen and its Affiliates of the Transactions require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Aspen is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, and (iv) any actions, Filings or Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect.
Section 3.04 Non-contravention. The execution, delivery and performance by Aspen and its Affiliates of the Transaction Documents and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Aspen or its applicable Affiliates, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Aspen or any of its Subsidiaries is entitled under any provision of any Aspen Material Contract or (iv) result in the creation or imposition of any Lien on any asset of Aspen or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect.
Section 3.05 Capitalization. (a) The authorized capital stock of Aspen consists of 210,000,000 shares of Aspen Stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share (the “Aspen Preferred Stock”). As of October 7, 2021, there were outstanding (i) 104,659,267 shares of Aspen Stock, of which 37,710,083 shares are held in treasury, (ii) no shares of Aspen Preferred Stock, (iii) Aspen Stock Options to purchase an aggregate of 1,480,796 shares of Aspen Stock (of which options to purchase an aggregate of 899,587 shares of Aspen Stock were exercisable) and (iv) Aspen RSUs with respect to an aggregate of 427,982 shares of Aspen Stock. There are no outstanding bonds, debentures, notes or other indebtedness of Aspen having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Aspen may vote. Except as set forth in this Section 3.05 and for changes since October 7, 2021 resulting from the exercise or settlement of Aspen Equity Awards outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Aspen, (ii) securities of Aspen convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Aspen or (iii) warrants, calls, options or other rights to acquire from Aspen, or other obligation of Aspen to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Aspen or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Aspen (the items in clauses (i) through (iv) being referred to collectively as the “Aspen Securities”).
(b) All outstanding shares of capital stock of Aspen have been, and all shares that may be issued pursuant to any Aspen Equity Award or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 3.05 of the Aspen Disclosure Schedule contains a complete and correct list of each outstanding Aspen Equity Award, including, as applicable, the holder, date of grant, type of award, exercise price, expiration date, vesting schedule (including whether such award accelerates on a single- or double-trigger basis) and number of shares of Aspen Stock subject thereto. There are no obligations of Aspen or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Aspen Securities other than pursuant to the existing terms of Aspen Equity Awards outstanding as of the date hereof. Each Aspen Equity Award has been granted in all material respects in compliance with all applicable securities laws and the terms of the applicable Aspen Equity Plan and, in the case of Aspen Stock Options, has at all times been exempt from Section 409A of the Code. Neither Aspen nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Aspen Securities.
(c) Except as set forth in this Section 3.05, none of the (i) shares of capital stock of Aspen or (ii) Aspen Securities are owned by any Subsidiary of Aspen.
Section 3.06 Subsidiaries. (a) Each Subsidiary of Aspen has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to Aspen and its Subsidiaries, taken as a whole. All material Subsidiaries of Aspen and their respective jurisdictions of organization are identified in the Aspen 10-K.
(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of Aspen is owned by Aspen, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of Aspen or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of Aspen, (ii) warrants, calls, options or other rights to acquire from Aspen or any of its Subsidiaries, or other obligations of Aspen or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Aspen or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Aspen (the items in clauses (i) through (iii) being referred to collectively as the “Aspen Subsidiary Securities”). There are no outstanding obligations of Aspen or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Aspen Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person, Aspen does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 3.07 SEC Filings and the Sarbanes-Oxley Act. (a) Aspen has filed with or furnished to the SEC, and made available to Emerson, all Aspen SEC Documents.
(b) As of its filing date (and as of the date of any amendment), each Aspen SEC Document complied, and each Aspen SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Aspen SEC Document did not, and each Aspen SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d) Aspen is, and since January 1, 2018, has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(e) Aspen has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Aspen, including its consolidated Subsidiaries, is made known to Aspen’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Aspen’s principal executive officer and principal financial officer to material information required to be included in Aspen’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(f) Since January 1, 2018, Aspen and its Subsidiaries have maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Aspen’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Aspen has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Aspen’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
(g) Since January 1, 2018, each of the principal executive officer and principal financial officer of Aspen (or each former principal executive officer and principal financial officer of Aspen, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete.
Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Aspen included or incorporated by reference in the Aspen SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Aspen and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).
Section 3.09 Disclosure Documents. The information supplied by Aspen for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Aspen for inclusion in the Proxy Statement/Prospectus, or any amendment or supplement thereto, shall not, on the date the Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of Aspen or at the time of the Aspen Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.10 Absence of Certain Changes. (a) Since the Aspen Balance Sheet Date, (i) the business of Aspen and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect.
(b) From the Aspen Balance Sheet Date until the date hereof, there has not been any action taken by Aspen or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Emerson’s consent, would constitute a breach of Section 5.01.
Section 3.11 No Undisclosed Material Liabilities. There are no Liabilities of Aspen or any of its Subsidiaries, other than: (i) Liabilities disclosed and provided for in the Aspen Balance Sheet; (ii) Liabilities incurred in the ordinary course of business consistent with past practices since the Aspen Balance Sheet Date; (iii) Liabilities arising in the ordinary course of business under Contracts to the extent not resulting from a breach thereof; and (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect.
Section 3.12 Compliance with Laws and Court Orders. (a) Aspen and each of its Subsidiaries is, and since January 1, 2018, has been, in compliance with, and to the knowledge of Aspen is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Aspen and its Subsidiaries, taken as a whole. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Aspen or any of its Subsidiaries that has had or would reasonably be expected to be, individually or in the aggregate, material to Aspen and its Subsidiaries, taken as a whole.
(b) For the five years preceding the date hereof, neither Aspen nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Sanctioned Country or Sanctioned Person. Neither Aspen nor any of its Subsidiaries nor any directors, officers, or to the knowledge of Aspen, employees or agents of Emerson or any of its Subsidiaries is a Sanctioned Person.
(c) Aspen and its Subsidiaries (i) are, and for the five years preceding the date hereof have been, in material compliance with all applicable Sanctions and export controls laws, and (ii) have instituted, maintain and enforce policies and procedures reasonably designed to promote compliance with all applicable Sanctions and export controls laws. For the five years preceding the date hereof, Aspen and its Subsidiaries have not been penalized for or threatened to be charged with, or given notice of any violation of, or, to the knowledge of Aspen, been under investigation with respect to, any Sanctions or export controls laws, and no Action by or before any Governmental Authority or any arbitrator involving Aspen or any of its Subsidiaries with respect to Sanctions or export controls laws is pending, except where such proceedings or investigations would not reasonably be expected to be, either individually or in the aggregate, material to Aspen and its Subsidiaries, taken as a whole.
(d) None of (a) the Emerson Contributions or the Merger, (b) the execution, delivery or performance of this Agreement or (c) the consummation of any Transactions, or the fulfillment of the terms hereof, will result in a violation by Aspen, or to the knowledge of Aspen, cause a violation by any other Person, of Sanctions.
(e) Neither Aspen, any of its Subsidiaries, nor any of its or their respective officers, directors, or, to Aspen’s knowledge, employees or other Persons acting on behalf of Aspen or any of its Subsidiaries has in the past five years directly or knowingly indirectly made, promised, or authorized or offered, agreed, or attempted to make any payment of cash or other thing of value to any employee or official of a Governmental Authority, any political party or official thereof, any candidate for political office or any other Person for purposes of obtaining or retaining business or gaining other unlawful advantage in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or other Laws regarding bribery or corruption (the “Anti-Corruption Laws”). Neither Aspen, any of its Subsidiaries, nor any of its or their respective officers, directors, or, to Aspen’s knowledge, employees or other Persons acting on behalf of

Aspen or any of its Subsidiaries has in the past five years (i) been the subject of a material claim or allegation (from any source) relating to any potential violation of the Anti-Corruption Laws or any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to any employee or official of a Governmental Authority, to any political party or official thereof or to any candidate for political office or (ii) received any written notice or communication from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.
(f) Neither Aspen nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that would not reasonably be expected to be, individually or in the aggregate, material to Aspen and its Subsidiaries, taken as a whole.
Section 3.13 Litigation. There is no Action or, to the knowledge of the Aspen, investigation pending against, or, to the knowledge of Aspen, threatened against or affecting, Aspen, any of its Subsidiaries, any present or former officer, director, employee, independent contractor, worker or consultant of Aspen or any of its Subsidiaries or any Person for whom Aspen or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened investigations or Actions, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to be, individually or in the aggregate, material to Aspen and its Subsidiaries, taken as a whole.
Section 3.14 Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect, Aspen and each of its Subsidiaries hold all Consents from Governmental Authorities necessary for the operation of their respective businesses (the “Aspen Permits”). Aspen and each of its Subsidiaries are and since January 1, 2018, have been in compliance with the terms of the Aspen Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect. There is no Action pending, or, to the knowledge of Aspen, threatened in writing that seeks the revocation, cancellation, termination, non-renewal or adverse modification of any Aspen Permit except where such revocation, cancellation, termination, non-renewal or adverse modification would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect.
Section 3.15 Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect, Aspen and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Aspen Balance Sheet or acquired after the Aspen Balance Sheet Date, except as have been disposed of since the Aspen Balance Sheet Date in the ordinary course of business consistent with past practice and (b) such property and assets are free and clear of all Liens, except Permitted Liens.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect, (i) each lease, sublease, license or other similar agreement to occupy space (each, a “Lease”) under which Aspen or any of its Subsidiaries leases, subleases, licenses, uses, occupies or has any interest in any real property is valid and in full force and effect and free and clear of all Liens, except Permitted Liens; and (ii) neither Aspen nor any of its Subsidiaries, nor to Aspen’s knowledge any other party to any such Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Lease, and neither Aspen nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any such Lease.
(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to Aspen and its Subsidiaries, taken as a whole, neither Aspen nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy all or a portion of any real property in which an Aspen or its Subsidiaries holds a real property interest.
(d) Section 3.15(d) of the Aspen Disclosure Schedule sets forth an accurate and complete list of all Aspen Material Leases as of the date of this Agreement, together with the use, address, landlord and tenant for each such Lease.
(e) Aspen and its Subsidiaries do not own any real property.

Section 3.16 Intellectual Property. (a) Section 3.16(a) of the Aspen Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration for Patents, Trademarks and Copyrights included in the Aspen Intellectual Property (the “Registered Aspen Intellectual Property”).
(b) Except as would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect: (i) Aspen and its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Permitted Liens), all Aspen Intellectual Property; (ii) none of the material Registered Aspen Intellectual Property has been adjudged invalid or unenforceable in whole or in part other than in the ordinary course of Patent and Trademark prosecution and, to the knowledge of Aspen, all such Intellectual Property is otherwise valid, subsisting and enforceable; (iii) Aspen and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used, held for use in or necessary for the conduct of their respective businesses as currently conducted; (iv) neither Aspen nor its Subsidiaries, nor the conduct of their respective businesses, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, the Intellectual Property rights of any Person; (v) to the knowledge of Aspen, no Person has infringed, misappropriated or otherwise violated any Aspen Intellectual Property; (vi) neither Aspen nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending Action alleging that Aspen or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (vii) the consummation of the Transactions will not alter, encumber, impair or extinguish any Aspen Intellectual Property nor will it, pursuant to any Contract to which Aspen or any of its Subsidiaries is party, encumber any Intellectual Property owned by or licensed to Emerson or any of its Affiliates; (viii) Aspen and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets and source code included in the Aspen Intellectual Property and no such Trade Secrets or source code has been disclosed other than to employees, representatives and agents of Aspen or any of its Subsidiaries all of whom are bound by written confidentiality agreements; (ix) none of the software included in the Aspen Intellectual Property is subject to any agreement with any Person under which Aspen or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such software, except for arrangements requiring the release of such source code solely for reasons of cessation to exist or bankruptcy of Aspen or any of its Subsidiaries, and no such source code has been released to any Person by any escrow agent or is entitled to be released to any Person, by any escrow agent as a result of the Transactions; (x) the consummation of the Transactions will not trigger the release of any source code of any software included in the Aspen Intellectual Property; (xi) Aspen and its Subsidiaries have entered into binding, written agreements with the current and former employees and independent contractors of Aspen and its Subsidiaries who have participated in the development of any material Intellectual Property for or on behalf of Aspen or any of its Subsidiaries, whereby such employees and independent contractors presently assign to Aspen or any of its Subsidiaries any ownership interest and right they may have in all such Intellectual Property; (xii) neither Aspen nor any of its Subsidiaries has, to the knowledge of Aspen (A) used or incorporated any material proprietary source code included in the Aspen Intellectual Property in a manner that would require Aspen or any of its Subsidiaries to deliver any such source code to any Third Party pursuant to any Open Source License, or (B) licensed, distributed or used any software subject to an Open Source License in material breach of the terms of any Open Source License or in a manner that does not materially comply with the internal policies of Aspen or its Subsidiaries with respect to the licensing, distribution or use of software subject to an Open Source License; (xiii) the IT Assets owned by, or licensed or leased to, Aspen and its Subsidiaries (the “Aspen IT Assets”) operate and perform in a manner that permits Aspen and its Subsidiaries to conduct their respective businesses as currently conducted and, to the knowledge of Aspen, there has been no breach, or unauthorized use, access, interruption, modification or corruption of the Aspen IT Assets (or any information and transactions stored or contained therein or transmitted thereby); and (xiv) Aspen and its Subsidiaries have taken reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Aspen IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and have implemented reasonable backup, disaster recovery, business continuity and encryption technology consistent with industry practices.
Section 3.17 Data Protection and Cybersecurity. For the purposes of this Section 3.17, the terms “personal data,” “personal data breach,” “process” (and its derivatives) and “supervisory authority” shall have the meaning given to them in the GDPR. Except as would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect: (a) Aspen and each of its Subsidiaries have complied with all applicable requirements of the Data Protection Laws; (b) Aspen and each of its Subsidiaries have implemented appropriate technical and organizational measures to keep personal data processed by or on behalf of Aspen and its Subsidiaries confidential in accordance with Applicable Law (including, for the avoidance of doubt, Data Protection Laws) and to protect such personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, as monitored through regular penetration tests and vulnerability assessments (including by remediating any and all identified vulnerabilities); and (c) neither Aspen nor any of its Subsidiaries has (i) suffered any personal data breach; (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to a breach or alleged breach of their obligations under Data Protection Laws; or (iii) received any written claim or complaint from any data subject or other person claiming a right to compensation for failure to respond to any of their data subject rights requests or alleging any breach of Data Protection Laws.
Section 3.18 Taxes. (a) All material Tax Returns filed or required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Aspen or any of its Subsidiaries (each such Tax Return, an “Aspen Tax Return”) have been filed when due in accordance with all Applicable Law, and all such material Aspen Tax Returns are, or shall be at the time of filing, true and complete in all material respects.
(b) Aspen and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Taxing Authority all material Taxes (whether or not shown as due and payable on any Aspen Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Aspen and its Subsidiaries ordinarily record items on their respective books.
(c) Aspen and each of its Subsidiaries has duly and timely withheld all material Taxes required to be withheld from any payment to any Person and such withheld Taxes have been or will be duly and timely paid to the appropriate Taxing Authority.
(d) The consolidated U.S. federal income Tax Returns of Aspen through the Tax year ended June 30, 2017, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.
(e) There is no Action or, to the knowledge of Aspen, investigation now pending or, to Aspen’s knowledge, threatened against or with respect to Aspen or any of its Subsidiaries in respect of any material Tax or Tax asset.
(f) No claim, deficiency or assessment with respect to material Taxes has been asserted in writing against Aspen or any of its Subsidiaries, which has not been fully paid.
(g) Neither Aspen nor any of its Subsidiaries (i) is now or has been a member of an “affiliated group” as defined in Section 1504 of the Code (or any similar provision of any Applicable Law), other than, an “affiliated group” of which Aspen is the common parent, (ii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502- 6 (or any similar provision of any Applicable Law), as a transferee or successor, or by any other Contract, assumption or applicable provision of Applicable Law.
(h) During the preceding five-year period, neither Aspen nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(i) Neither Aspen nor any of its Subsidiaries (i) is a party to or bound by, or has any liability under any Tax Sharing Agreement, other than any Tax Sharing Agreement solely between Aspen and/or one or more of its Subsidiaries, or (ii) has granted any power of attorney with respect to any matters related to Taxes that is currently in force.
(j) Each Subsidiary of Aspen is, and at all times since its formation has been, properly classified for U.S. federal income tax purposes as the type of entity set forth opposite its name on Section 3.18(j) of the Aspen Disclosure Schedule.
(k) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Aspen or any of its Subsidiaries (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business).

(l) No written claim has been made by any Governmental Authority in a jurisdiction where Aspen or any of its Subsidiaries does not file Tax Returns that Aspen or such Subsidiary is or may be subject to taxation by that jurisdiction.
(m) Neither Aspen nor any of its Subsidiaries (i) has a permanent establishment (within the meaning of an applicable Tax treaty), branch, or other fixed place of business, or (ii) has otherwise been, or deemed to be, engaged in a trade or business in any jurisdiction, other than its own country of incorporation or formation. Neither Aspen nor any of its Subsidiaries currently has or has had nexus (within the meaning of the Applicable Law of any applicable state) in any state where Aspen or such Subsidiary, as applicable, does not currently, or did not at the applicable time, file Tax Returns and pay Taxes.
(n) There are no Liens for material Taxes upon any property or assets of Aspen or any of its Subsidiary except for Permitted Liens.
(o) Neither Aspen nor any of its Subsidiaries will be required to include amounts in income, or exclude or reduce material items of deduction, in a taxable period for which a Tax Return has not yet been filed as a result of any (i) change in or improper use of any method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) executed prior to the Closing, (iii) installment sale or open transaction made or entered into prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing, (v) intercompany transaction consummated or excess loss account existing on or prior to the Closing Date, in either case described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law), or (vi) application of Section 965 of the Code (and no amounts will be required to be paid by Aspen or any of its Subsidiaries pursuant to Section 965(h) of the Code).
(p) Neither Aspen nor any of its Subsidiaries has made a request for an advance tax ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.
(q) Neither Aspen nor any of its Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(r) Neither Aspen nor any of its Subsidiaries has received any relief, assistance or benefit, including any deferral of Taxes, from any Governmental Authority under any COVID-19 Relief Legislation.
(s) Notwithstanding anything to the contrary in this Agreement, this Section 3.18 (and so much of Section 3.19 as relates to Taxes) are the sole representations and warranties given by Aspen in this Agreement, and no other representation or warranty given by Aspen in this Agreement shall be construed or interpreted as containing any representation or warranty, in each case with respect to Tax matters.
Section 3.19 Employee Benefits and Labor Matters. (a) Section 3.19(a) of the Aspen Disclosure Schedule contains a correct and complete list of each material Aspen Benefit Plan (it being agreed that employment contracts for non-U.S. employees below the executive level which are consistent in all material respects with the standard forms of employment contracts provided to Emerson prior to the date hereof shall not be required to be listed on Section 3.19(a) of the Aspen Disclosure Schedule) and identifies (x) whether such plan is an Aspen U.S. Benefit Plan or an Aspen International Benefit Plan, (y) which such plans are defined benefit pension plans and (z) in the case of welfare plans, any such plans which are self-insured. Aspen has made available to Emerson copies of each material Aspen Benefit Plan and all amendments thereto and, if applicable, (i) any related trust, funding agreements or insurance policies, (ii) summary plan description and summaries of material modifications, (iii) the most recent IRS determination letter or foreign equivalent issued by a Governmental Authority, as may be applicable, (iv) actuarial reports and financial statements for the most recently completed fiscal year, (v) the most recent annual report (Form 5500) and all applicable schedules thereto or foreign equivalent, (vi) tax return (Form 990) prepared in connection with any such plan or trust or foreign equivalent and (vii) all material, non-routine documents and correspondence relating thereto received from or provided to any Governmental Authority during the past year. Notwithstanding the foregoing, this Section 3.19(a) shall not apply to any Aspen Benefit Plan that is maintained or sponsored by any Governmental Authority.

(b) Neither Aspen nor any of its Subsidiaries (nor any predecessor thereof) (x) sponsors, maintains or contributes to (or is required to contribute to), or has in the past sponsored, maintained or contributed to (or been required to contribute to), and no Aspen Benefit Plan is, a plan subject to Title IV of ERISA (each, a “Title IV Plan”), a defined benefit pension plan, or any pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993 or (y) has any, or is reasonably expected to have any, individually or in the aggregate, direct or indirect liability with respect to any Title IV Plan. Neither Aspen nor any of its Subsidiaries contributes to or is required to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA.
(c) Each Aspen Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or has pending or has time remaining in which to file, an application for such determination from the IRS, and to the knowledge of Aspen, no circumstances exist that would reasonably be expected to cause such determination or opinion letter being revoked or not issued or reissued.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect, since January 1, 2018, (i) each Aspen Benefit Plan has been established, funded and maintained in compliance with its terms and Applicable Law (including, to the extent applicable, ERISA and the Code) and with any agreement entered into with a union or labor organization; (ii) there have not been any Actions pending against or involving, or to the knowledge of Aspen, threatened against or threatened to involve any Aspen Benefit Plan (other than routine claims for benefits); (iii) no events have occurred with respect to any Aspen Benefit Plan that has resulted in, or to Aspen’ knowledge, would reasonably be expected to result in, the assessment of any excise Taxes or penalties against Aspen or any of its Subsidiaries; and (iv) all contributions, premiums and payments that are due to have been made for each Aspen Benefit Plan within the time periods prescribed by the terms of such plan and Applicable Law have been made.
(e) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) entitle any current or former employee, independent contractor, worker or consultant of Aspen or any of its Subsidiaries to any compensation or benefits (including any bonus, retention or severance pay); (ii) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Aspen Benefit Plans; (iii) limit or restrict the right of Aspen or any of its Subsidiaries and, after the consummation of the transactions contemplated hereby, Newco, the Surviving Corporation or any of their Subsidiaries, to merge, amend or terminate any of the material Aspen Benefit Plans; or (iv) result in the payment of any amounts that would not be deducible under Section 280G of the Code or result in the payment of any amounts subject to an excise tax under Section 4999 of the Code.
(f) Neither Aspen nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Aspen Employee or individual independent contractor, worker or consultant for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.
(g) Neither Aspen nor any of its Subsidiaries has any material liability in respect of, and no Aspen Benefit Plan provides or promises, any post-employment or retirement health, medical or hospitalization or similar benefits (whether insured or self-insured) for any current or former Aspen Employees or individual independent contractors, workers or consultants of Aspen or any of its Subsidiaries, except as required under Section 4980B of the Code or other Applicable Law.
(h) There has been no amendment to, written interpretation or announcement (whether or not written) by Aspen or any of its Subsidiaries relating to, or change in employee participation or coverage under, an Aspen Benefit Plan which would increase materially the expense of maintaining such Aspen Benefit Plan above the level of the expense incurred in respect thereof for the most recently completed fiscal year.
(i) Each Aspen International Benefit Plan (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is, to the extent so required, funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, in each case, except as would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect.
(j) No employee or former employee of Aspen or its Subsidiaries has transferred to the employment of Aspen or its Subsidiaries with an entitlement to payment of enhanced pension benefits on redundancy or early retirement by reference to employment with Aspen or any of its Subsidiaries or a previous employer and whether under an Aspen Benefit Plan, contract of employment or another arrangement.
(k) Neither Aspen nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into or amending, any collective bargaining agreement or other Contract or understanding with a labor or trade union, works council or similar organization and, to Aspen’ knowledge, since January 1, 2018, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Aspen Employees. Since January 1, 2018, neither Aspen nor any of its Subsidiaries has received any written request for recognition from any trade union, or for the establishment of a European Works Council, information and consultation body or any other employee representative body, to be the bargaining representative of any Aspen Employees. There are no material unfair labor practice grievances or complaints pending or, to Aspen’ knowledge, threatened against Aspen or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any pending request for union recognition involving Aspen Employees. There is no, and since January 1, 2018, there has not been any, material labor strike, slowdown or stoppage pending or, to Aspen’ knowledge, threatened by current or former Aspen Employees against Aspen or any of its Subsidiaries.
(l) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council (including European Works Council) or other employee representative body is not required for Aspen to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(m) Since January 1, 2018, Aspen and each of its Subsidiaries have been in compliance with all Applicable Laws relating to labor, employment and employment practices with respect to current and former Aspen Employees and individual independent contractors, workers and consultants, including payment of wages and salaries, hours, overtime, pension contributions, holiday pay, sick pay, housing fund and social insurance (and similar) contributions, terms and conditions of employment, mandatory accrual of statutory leave allowances, collective bargaining, classification of workers, discrimination, harassment, immigration and the payment and withholding of Taxes (collectively, “Employment Laws”), except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have an Aspen Material Adverse Effect, since January 1, 2018, there have not been any pending or, to Aspen’ knowledge, threatened Actions against Aspen or any of its Subsidiaries by or before any Governmental Authority relating to any violations or failures by Aspen or any of its Subsidiaries to comply with any applicable Employment Laws. Aspen and each of its Subsidiaries is, and has been since January 1, 2018, in material compliance with WARN and has no material liabilities or other obligations thereunder.
Section 3.20 Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and Action (or any basis therefor) or, to the knowledge of Aspen, investigation is pending or, to the knowledge of Aspen, is threatened by any Governmental Authority or other Person relating to Aspen or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) Aspen and its Subsidiaries are and have been in compliance with all Environmental Laws and all its Environmental Permits; and (iii) there are no Liabilities of Aspen or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such Liability.
(b) Aspen does not own, lease or operate any property in the State of New Jersey or Connecticut.

Section 3.21 Material Contracts. (a) Section 3.21 of the Aspen Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which Aspen or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which Aspen or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, an “Aspen Material Contract”):
(i) any Contract pursuant to which Aspen or any of its Subsidiaries incurred aggregate payment obligations or received aggregate payments in excess of $6,500,000 during the twelve-month period ended June 30, 2021;
(ii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Aspen or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Emerson, Emerson Sub, Newco, the Surviving Corporation or any of their respective Affiliates after the Closing or (B) contains any material exclusivity or material “most favored nation” obligations, material rights of first refusal, material rights of first offer, material put or call rights or other restrictions or similar provisions that are binding on Aspen or any of its Subsidiaries (or, after the Effective Time, that would be binding on Emerson, Emerson Sub, Newco, the Surviving Corporation or any of their respective Affiliates);
(iii) promissory notes, loan agreements, indentures, evidences of indebtedness or other Contracts providing for or relating to the lending of money in excess of $500,000;
(iv) any material joint venture, profit-sharing, partnership, stockholders, investors rights, registration rights or similar Contract;
(v) any Contracts or series of related Contracts entered into since January 1, 2018, relating to the acquisition or disposition of the business, assets or securities of any Person or any business for a price in excess of $10,000,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);
(vi) any Contracts or other transactions with any (A) executive officer or director of Aspen, (B) record or, to the knowledge of Aspen, beneficial owner of five percent (5%) or more of the voting securities of Aspen, or (C) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such executive officer, director or beneficial owner;
(vii) any material Contract pursuant to which Aspen or any of its Subsidiaries (A) grants any license, right or covenant not to sue with respect to any Aspen Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) or (B) obtains any license, right or covenant not to sue with respect to any Intellectual Property owned by any other Person (other than non-exclusive licenses to commercial off-the-shelf software which are generally available on non-discriminatory pricing terms);
(viii) any Aspen Material Lease; and
(ix) any other Contract required to be filed by Aspen pursuant to Item 601(b)(10) of Regulation S-K.
(b) Aspen has made available to Emerson a true and complete copy of each Aspen Material Contract. All of the Aspen Material Contracts are, subject to the Enforceability Exceptions, valid and binding obligations of Aspen or a Subsidiary of Aspen and, to the knowledge of Aspen, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Aspen or its Subsidiaries and, to the knowledge of Aspen, each of the other parties thereto, except where the failure to be valid and binding obligations and in full force and effect and enforceable would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect. To the knowledge of Aspen, no Person is seeking to terminate or challenge the validity or enforceability of any Aspen Material Contract, except such terminations or challenges which would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect. Neither Aspen nor any of its Subsidiaries, nor to the knowledge of Aspen, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Aspen nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Aspen Material Contract, in each case, except for those violations and defaults (or potential defaults) which would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect.
Section 3.22 Intended Tax Treatment. Neither Aspen nor any of its Subsidiaries has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would prevent the Emerson Contributions and the Merger Exchange, taken together, from qualifying for the Intended Tax Treatment.
Section 3.23 Finders’ Fees. Except for J.P. Morgan Securities LLC, a copy of whose engagement agreement has been provided to Aspen, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Aspen or any of its Subsidiaries who might be entitled to any fee or commission from Aspen or any of its Subsidiaries.
Section 3.24 Opinion of Financial Advisor. The Board of Directors of Aspen has received the opinion of J.P. Morgan Securities LLC, financial advisor to Aspen, to the effect that, as of the date of such opinion and subject to the assumptions, factors and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Aspen Stock.
Section 3.25 Antitakeover Statutes. Aspen has taken all action necessary to exempt the Transactions (including the Merger) and the Transaction Documents from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Transaction Documents or the Transactions.
Section 3.26 Compliance with Customs & Trade Laws.
(a) For the past five years, Aspen and any Subsidiary thereof, and all of their respective directors, and officers, and, to the knowledge of Aspen, employees and agents, have been in compliance in all material respects with Customs & Trade Laws.
(b) For the past five years, Aspen has obtained all applicable import and export licenses and all other necessary consents, notices, waivers, approvals, orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Customs & Trade Laws, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to Aspen and its Subsidiaries, taken as a whole.
(c) For the past five years, except as would not reasonably be expected to be, individually or in the aggregate, material to Aspen and its Subsidiaries, taken as a whole, Aspen has not (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs & Trade Laws, (ii) been the subject of a current, pending or, to the knowledge of Aspen, threatened investigation, inquiry or enforcement proceedings for violations of Customs & Trade Laws, or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non-compliance with Customs & Trade Laws.
Section 3.27 No Other Representations and Warranties. Except for the representations and warranties made by Aspen in this Article 3, neither Aspen nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Aspen or its Subsidiaries, or the accuracy or completeness of any information regarding Aspen or its Subsidiaries or any other matter furnished or provided to Emerson or made available to Emerson in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction Documents or the Transactions. Aspen and its Subsidiaries disclaim any other representations or warranties, whether made by Aspen or any of its Subsidiaries or any of their respective Affiliates or Representatives. Aspen acknowledges and agrees that, except for the representations and warranties made by Emerson in Article 4, neither Emerson nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Emerson or its Subsidiaries (including Newco and Merger Subsidiary), or the accuracy or completeness of any information regarding Emerson or its Subsidiaries (including Newco and Merger Subsidiary) or any other matter furnished or provided to Aspen or made available to Aspen in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction Documents, or the Transactions. Notwithstanding the foregoing, nothing in this Agreement shall limit any party’s remedies in the case of actual fraud.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF EMERSON
Subject to Section 13.05, except as disclosed in any publicly available Emerson SEC Document (including exhibits and other information incorporated by reference therein) filed after September 30, 2020 (excluding any disclosure set forth in any risk factor or forward looking statements section) and prior to the date hereof or as set forth in the Emerson Disclosure Schedule, Emerson represents and warrants to Aspen, as of the date hereof and as of the Closing Date, that:
Section 4.01 Corporate Existence and Power. Each of Emerson, Emerson Sub, Newco and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all corporate powers required to carry on its business as now conducted. Each of Emerson, Emerson Sub, Newco and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect. Emerson has heretofore made available to Aspen true and complete copies of the certificate of incorporation and bylaws of each of Emerson, Emerson Sub, Newco and Merger Subsidiary as currently in effect. Since the date of its incorporation, neither Newco nor Merger Subsidiary has engaged in any activities other than as contemplated by the Transaction Documents.
Section 4.02 Corporate Authorization. The execution, delivery and performance by Emerson, Emerson Sub, Newco and Merger Subsidiary of this Agreement and the consummation by Emerson, Emerson Sub, Newco and Merger Subsidiary of the transactions contemplated hereby are within Emerson’s, Emerson Sub’s, Newco’s and Merger Subsidiary’s respective corporate powers and have been duly authorized by all necessary corporate action on the part of Emerson, Emerson Sub, Newco and Merger Subsidiary, respectively. The execution, delivery and performance of each other Transaction Document to which Emerson or any of its Affiliates is or will be a party by Emerson and each such Affiliate, and the consummation of the transactions contemplated thereby, are within Emerson’s and each such Affiliate’s organizational powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary organizational action on the part of Emerson and each such Affiliate. Assuming due and valid execution by Aspen, this Agreement constitutes a valid and binding agreement of Emerson, Emerson Sub, Newco and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by Aspen, each other Transaction Document to which Emerson or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Emerson and any such Affiliate, shall constitute, a valid and binding agreement of Emerson and each such Affiliate, enforceable against Emerson and each such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.03 Governmental Authorization. The execution, delivery and performance by Emerson and its Affiliates of the Transaction Documents and the consummation by Emerson and its Affiliates of the Transactions require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Emerson, Emerson Sub, Newco or Merger Subsidiary is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, and (iv) any actions, Filings or Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect.
Section 4.04 Non-contravention. The execution, delivery and performance by Emerson and its Affiliates of the Transaction Documents and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Emerson or its applicable Affiliates (including of Newco, Emerson Sub, Merger Subsidiary or any Emerson Contributed Subsidiary), (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Emerson or any of its Subsidiaries is entitled under any provision of any Emerson Material Contract or (iv) result in the creation or imposition of any Lien on any asset of Newco, Merger Subsidiary, any Emerson Contributed Subsidiary or the Echo Business (including any Emerson Contributed Assets), with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect.
Section 4.05 Capitalization; Subsidiaries. (a) Each Emerson Contributed Subsidiary has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to carry on its business as now conducted and as proposed to be conducted upon consummation of the Pre-Closing Restructuring. Each Emerson Contributed Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Echo Business.
(b) The authorized, issued and outstanding capital stock or other equity interests of Newco and Merger Subsidiary is set forth on Section 4.05(b) of the Emerson Disclosure Schedule. All of the outstanding capital stock of or other voting securities of, or ownership interests in, Newco, Merger Subsidiary and each Emerson Contributed Subsidiary is owned by Emerson, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of Emerson or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, Newco, Merger Subsidiary or any Emerson Contributed Subsidiary, (ii) warrants, calls, options or other rights to acquire from Emerson or any of its Subsidiaries, or other obligations of Emerson or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, Newco, Merger Subsidiary or any Emerson Contributed Subsidiary or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, Newco, Merger Subsidiary or any Emerson Contributed Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Emerson Contributed Subsidiary Securities”). There are no outstanding obligations of Emerson or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Emerson Contributed Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person, none of Newco, Merger Subsidiary nor any Emerson Contributed Subsidiary owns, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.
(c) With respect to each Emerson Contributed Subsidiary that is organized after the date hereof, the representations and warranties in this Section 4.05 shall be deemed to have been made on the date such Emerson Contributed Subsidiary is organized rather than the date hereof.
Section 4.06 Financial Statements. Section 4.06 of the Emerson Disclosure Schedule sets forth (a) the unaudited consolidated and combined balance sheets of the Echo Business as of September 30, 2019 and 2020, and the related unaudited consolidated and combined statements of income for the fiscal years ended September 30, 2019, and 2020, and (b) the unaudited consolidated and combined balance sheet of the Echo Business as of June 30, 2021 (the “Echo Business Balance Sheet”) and the related unaudited consolidated and combined statement of income for the nine months then ended (collectively, the “Emerson Carveout Financial Statements”). The Emerson Carveout Financial Statements fairly present, in all material respects, in conformity with GAAP (except for the presentation of statements of equity, comprehensive income and cash flows for the periods then ended, tax adjustments on a standalone basis, and notes to the financial statements) applied on a consistent basis, the consolidated and combined financial position of the Echo Business as of the dates thereof and the consolidated and combined results of operations of the Echo Business for the periods then ended. The Subsequent Echo Business Financial Statements, (i) will be prepared on a carve-out basis from the audited consolidated financial statements or unaudited, as applicable, consolidated financial statements of Emerson included or incorporated by reference in the Emerson SEC Documents and (ii) will fairly present, in all material respects, in conformity with GAAP applied on a consistent basis, the consolidated and combined financial position of the Echo Business as of the dates thereof and the consolidated and combined results of operations and cash flows of the Echo Business for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).
Section 4.07 Disclosure Documents; SEC Filings.
(a) The information supplied by each of Emerson, Emerson Sub, Newco and Merger Subsidiary for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by each of Emerson, Emerson Sub, Newco and Merger Subsidiary for inclusion in the Proxy Statement/Prospectus, or any amendment or supplement thereto, shall not, on the date the Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of Aspen or at the time of the Aspen Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) Emerson has filed with or furnished to the SEC, and made available to Aspen, all Emerson SEC Documents to the extent related to the Echo Business. As of its filing date (and as of the date of any amendment), each Emerson SEC Document complied, and each Emerson SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, in each case, to the extent related to the Echo Business. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Emerson SEC Document did not, and each Emerson SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, in each case, to the extent related to the Echo Business.
Section 4.08 Absence of Certain Changes. (a) Since the Echo Business Balance Sheet Date, (i) the Echo Business has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect.
(b) From the Echo Business Balance Sheet Date until the date hereof, there has not been any action taken by Emerson or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Aspen’s consent, would constitute a breach of Section 6.01.
Section 4.09 No Undisclosed Material Liabilities. There are no Liabilities of the Echo Business, other than: (i) Liabilities disclosed and provided for in the Echo Business Balance Sheet; (ii) Liabilities incurred in the ordinary course of business consistent with past practices since the Echo Business Balance Sheet Date; (iii) Liabilities arising in the ordinary course of business under Contracts to the extent not resulting from a breach thereof; and (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect.
Section 4.10 Compliance with Laws and Court Orders. (a) Each of Newco, Merger Subsidiary and each Emerson Contributed Subsidiary and, in respect of the Echo Business, Emerson and each of its other Subsidiaries is, and since January 1, 2018, has been, in compliance with, and to the knowledge of Emerson is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to the Echo Business. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Emerson or any of its Subsidiaries (in each case, in respect of the Echo Business) that has had or would reasonably be expected to be, individually or in the aggregate, material to the Echo Business.
(b) For the five years preceding the date hereof, none of Newco, Merger Subsidiary nor any Emerson Contributed Subsidiary nor, in respect of the Echo Business, Emerson or any of its other Subsidiaries, has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Sanctioned Country or Sanctioned Person. Neither Emerson nor any of its Subsidiaries nor any directors, officers, or to the knowledge of Emerson, employees or agents of Emerson or any of its Subsidiaries is a Sanctioned Person.
(c) Each of Newco, Merger Subsidiary and each Emerson Contributed Subsidiary and, in respect of the Echo Business, Emerson and its other Subsidiaries (i) are, and for the five years preceding the date hereof have been, in material compliance with all applicable Sanctions and export controls laws, and (ii) have instituted, maintain and enforce policies and procedures reasonably designed to promote compliance with all applicable Sanctions and export controls laws. For the five years preceding the date hereof, Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries and, in respect of the Echo Business, Emerson and its other Subsidiaries have not been penalized for or threatened to be charged with, or given notice of any violation of, or, to the knowledge of Emerson, been under investigation with respect to, any Sanctions or export controls laws, and no Action by or before any Governmental Authority or any arbitrator involving Newco, Merger Subsidiary or any Emerson Contributed Subsidiary or, in respect of the Echo Business, Emerson or any of its other Subsidiaries with respect to Sanctions or export controls laws is pending, except where such proceedings or investigations would not reasonably be expected to be, either individually or in the aggregate, material to the Echo Business.
(d) None of (a) the Emerson Contributions or the Merger, (b) the execution, delivery or performance of this Agreement or (c) the consummation of any Transactions, or the fulfillment of the terms hereof, will result in a violation by Newco, Merger Subsidiary or any of the Emerson Contributed Subsidiaries or, in respect of the Echo Business, Emerson or any of its other Subsidiaries, or to the knowledge of Emerson cause a violation by any other Person, of Sanctions.
(e) None of Newco, Merger Subsidiary nor any of the Emerson Contributed Subsidiaries nor, in respect of the Echo Business, Emerson nor any of its other Subsidiaries, nor any of its or their respective officers, directors, or, to Emerson’s knowledge, employees or other Persons acting on behalf of Emerson or any of its Subsidiaries (in the case of Emerson and its Subsidiaries (other than Newco, Merger Subsidiary or the Emerson Contributed Subsidiaries), in respect of the Echo Business) has in the past five years directly or knowingly indirectly made, promised, or authorized or offered, agreed, or attempted to make any payment of cash or other thing of value to any employee or official of a Governmental Authority, any political party or official thereof, any candidate for political office or any other Person for purposes of obtaining or retaining business or gaining other unlawful advantage in material violation of any Anti-Corruption Laws. None of Newco, Merger Subsidiary nor any of the Emerson Contributed Subsidiaries nor, in respect of the Echo Business, Emerson nor any of its other Subsidiaries, nor any of its or their respective officers, directors, or, to Emerson’s knowledge, employees or other Persons acting on behalf of Emerson or any of its Subsidiaries (in the case of Emerson and its Subsidiaries (other than Newco, Merger Subsidiary or the Emerson Contributed Subsidiaries), in respect of the Echo Business) has in the past five years (i) been the subject of a material claim or allegation (from any source) relating to any potential violation of the Anti-Corruption Laws or any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to any employee or official of a Governmental Authority, to any political party or official thereof or to any candidate for political office or (ii) received any written notice or communication from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.
(f) None of Newco, Merger Subsidiary nor any of the Emerson Contributed Subsidiaries nor, in respect of the Echo Business, Emerson nor any of its other Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that would not reasonably be expected to be, individually or in the aggregate, material to the Echo Business.
Section 4.11 Litigation. There is no Action or, to the knowledge of Emerson, investigation pending against, or, to the knowledge of Emerson, threatened against or affecting, Newco, Merger Subsidiary or any Emerson Contributed Subsidiary or, in respect of the Echo Business, Emerson, any of its other Subsidiaries, any present or former officer, director, employee, independent contractor, worker or consultant of Newco, Merger Subsidiary or any Emerson Contributed Subsidiary or, in respect of the Echo Business, Emerson or any of its Subsidiaries or

any Person for whom Newco, Merger Subsidiary or any Emerson Contributed Subsidiary or, in respect of the Echo Business, Emerson or any of its other Subsidiaries may be liable or any of their respective properties (including any Emerson Contributed Assets) before (or, in the case of threatened investigations or Actions, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to be, individually or in the aggregate, material to the Echo Business.
Section 4.12 Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect, Emerson and each of its Subsidiaries hold, and after giving effect to the Pre-Closing Restructuring, Newco, Merger Subsidiary and each Emerson Contributed Subsidiary will hold, all Consents from Governmental Authorities necessary for the operation of the Echo Business (the “Emerson Permits”). Emerson and each of its Subsidiaries are and since January 1, 2018, have been in compliance with the terms of the Emerson Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect. There is no Action pending, or, to the knowledge of Emerson, threatened in writing that seeks the revocation, cancellation, termination, non-renewal or adverse modification of any Emerson Permit except where such revocation, cancellation, termination, non-renewal or adverse modification would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect.
Section 4.13 Properties; Sufficiency of Assets. (a) Except as would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect, Emerson and its Subsidiaries have, and after giving effect to the Pre-Closing Restructuring, the Emerson Contributed Subsidiaries will have, good title to, or valid leasehold interests in, (i) all property and assets reflected on the Echo Business Balance Sheet or acquired after the Echo Business Balance Sheet Date, except as have been disposed of since the Echo Business Balance Sheet Date in the ordinary course of business consistent with past practice, and (ii) after giving effect to the Pre-Closing Restructuring, all Emerson Contributed Assets shall be free and clear of all Liens, except Permitted Liens.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect, (i) each Lease under which Emerson or any of its Subsidiaries leases, subleases, licenses, uses, occupies or has any interest in any real property held by an Emerson Contributed Subsidiary after giving effect to the Pre-Closing Restructuring is valid and in full force and effect and free and clear of all Liens, except Permitted Liens; and (ii) neither Emerson nor any of its Subsidiaries, nor to Emerson’s knowledge any other party to any such Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Lease, and neither Emerson nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any such Lease.
(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Echo Business, neither Emerson nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy all or a portion of any real property in which Newco, Merger Subsidiary or an Emerson Contributed Subsidiary (after giving effect to the Pre-Closing Restructuring) holds a real property interest (other than any such interests provided pursuant to the Ancillary Agreements).
(d) The properties and assets of Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries (including, after giving effect to the Pre-Closing Restructuring, the Emerson Contributed Assets, and taking into account any property and services to be provided under the Ancillary Agreements and the Intellectual Property licensed under Section 7.17(b)) constitute in all material respects all of the property and assets that are owned, licensed or controlled by Emerson or any of its Affiliates as of the Closing Date that are reasonably necessary for the conduct of the Echo Business as conducted as of the date hereof and as of the Closing Date. The properties and assets of Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries (including, after giving effect to the Pre-Closing Restructuring, the Emerson Contributed Assets and taking into account the Intellectual Property licensed under Section 7.17(b)), together with the Echo Business Employees and with any property and services to be provided by Emerson and the Emerson Retained Subsidiaries to Newco, Merger Subsidiary or the Emerson Contributed Subsidiaries under the Ancillary Agreements (and if applicable, the Commercial Agreement Term Sheet), comprise all of the assets, personnel and properties that would be necessary and sufficient in all material respects for Newco to conduct the Echo Business in substantially the same manner as conducted as of the date hereof and as of the Closing Date. Other than with respect to Intellectual Property, none of the Emerson Excluded Assets are owned, used or held for use primarily in the conduct of the Echo Business.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect, each of the properties and assets of Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries (including, after giving effect to the Pre-Closing Restructuring, the Emerson Contributed Assets) that is material personal property is in all material respects in operable condition and repair, subject to normal wear and tear or refurbishments in the ordinary course and obsolescence in the ordinary course.
(f) Section 4.13(f) of the Emerson Disclosure Schedule sets forth an accurate and complete list of all Emerson Material Leases as of the date of this Agreement, together with the use, address, landlord and tenant for each such Lease.
(g) Section 4.13(g) of the Emerson Disclosure Schedule sets forth an accurate and complete list of all Emerson Material Owned Real Property as of the date of this Agreement, together with the use, address and owner of such real property.
Section 4.14 Intellectual Property. (a) Section 4.14(a) of the Emerson Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration for Patents, Trademarks and Copyrights included in the Echo Business Intellectual Property (the “Registered Echo Business Intellectual Property”).
(b) Except as would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect: (i) after giving effect to the Pre-Closing Restructuring, the Emerson Contributed Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Permitted Liens), all Echo Business Intellectual Property; (ii) none of the material Registered Echo Business Intellectual Property has been adjudged invalid or unenforceable in whole or in part other than in the ordinary course of Patent and Trademark prosecution and, to the knowledge of Emerson, all such Intellectual Property is otherwise valid, subsisting and enforceable; (iii) after giving effect to the Pre-Closing Restructuring, the Emerson Contributed Subsidiaries own, or are licensed to use (in each case, free and clear of any Liens), all Intellectual Property used, held for use in or necessary for the conduct of the Echo Business as currently conducted; (iv) none of the Emerson Contributed Subsidiaries, nor the conduct of the Echo Business, have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, the Intellectual Property rights of any Person; (v) to the knowledge of Emerson, no Person has infringed, misappropriated or otherwise violated any Echo Business Intellectual Property; (vi) neither Emerson nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending Action alleging that the Echo Business or any of the Emerson Contributed Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (vii) after giving effect to the Pre-Closing Restructuring, the consummation of the Transactions will not alter, encumber, impair or extinguish any Echo Business Intellectual Property nor will it, pursuant to any Contract to which Emerson or any of its Subsidiaries is party, encumber any Aspen Intellectual Property; (viii) Emerson and its Subsidiaries (including the Emerson Contributed Subsidiaries) have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets and source code included in the Echo Business Intellectual Property and no such Trade Secrets or source code has been disclosed other than to employees, representatives and agents of the Echo Business, all of whom are bound by written confidentiality agreements; (ix) none of the software included in the Echo Business Intellectual Property is subject to any agreement with any Person under which Emerson or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such software, except for arrangements requiring the release of such source code solely for reasons of cessation to exist or bankruptcy of Emerson or any of its Subsidiaries, and no such source code has been released to any Person, by any escrow agent or is entitled to be released to any Person by any escrow agent as a result of the Transactions; (x) the consummation of the Transactions will not trigger the release of any source code of any software included in the Echo Business Intellectual Property; (xi) Emerson and its Subsidiaries (including the Emerson Contributed Subsidiaries) have entered into binding, written agreements with the current and former employees and independent contractors of Emerson and its Subsidiaries (including the Emerson Contributed Subsidiaries) who have participated in the development of any material Intellectual Property for or on behalf of the Echo Business, whereby such employees and independent contractors presently assign to Emerson or any of its Subsidiaries (including any Emerson Contributed Subsidiary) any ownership interest and right they may have in all such Intellectual Property; (xii) neither Emerson nor any of its Subsidiaries (including any Emerson Contributed Subsidiary) has, to the knowledge of Emerson (A) used or incorporated any material proprietary source code included in the Echo Business Intellectual Property in a manner that would require Emerson or any of its Subsidiaries (including any Emerson Contributed Subsidiary) to deliver any such source code to any Third Party pursuant to any Open Source License, or (B) with respect to the Echo Business, licensed, distributed or used any software subject to an Open Source License in material breach of the terms of any Open Source License or in a manner that does not materially comply with the internal policies of Emerson or its Subsidiaries applicable to the Echo Business with respect to the licensing, distribution or use of software subject to an Open Source License; (xiii) the IT Assets owned by, or licensed or leased to, the Emerson Contributed Subsidiaries after giving effect to the Pre-Closing Restructuring (the “Echo Business IT Assets”), including those set forth on Section 1.01(h) of the Emerson Disclosure Schedule, operate and perform in a manner that permits the Emerson Contributed Subsidiaries and, in respect of the Echo Business, Emerson and each of its other Subsidiaries to conduct the Echo Business as currently conducted and, to the knowledge of Emerson, there has been no breach, or unauthorized use, access, interruption, modification or corruption of the Echo Business IT Assets (or any information and transactions stored or contained therein or transmitted thereby); and (xiv) Emerson and its Subsidiaries (including the Emerson Contributed Subsidiaries) have taken reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Echo Business IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and have implemented reasonable backup, disaster recovery, business continuity and encryption technology consistent with industry practices.
(c) As of the Closing Date, all Echo Business Intellectual Property shall be owned by Newco or any of its Subsidiaries (including the Emerson Contributed Subsidiaries), and not Emerson or any of its Affiliates (other than Newco or its Subsidiaries) pursuant to this Agreement for purposes of Section 7.08 (Wrong Pockets).
Section 4.15 Data Protection and Cybersecurity. For the purposes of this Section 4.15, the terms “personal data,” “personal data breach,” “process” (and its derivatives) and “supervisory authority” shall have the meaning given to them in the GDPR. Except as would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect: (a) the Emerson Contributed Subsidiaries and, in respect of the Echo Business, Emerson and each of its other Subsidiaries have complied with all applicable requirements of the Data Protection Laws; (b) each Emerson Contributed Subsidiary and, in respect of the Echo Business, Emerson and each of its other Subsidiaries have implemented reasonably appropriate technical and organizational measures to keep personal data processed by or on behalf of Emerson and its Subsidiaries in respect of the Echo Business confidential in accordance with Applicable Law (including, for the avoidance of doubt, Data Protection Laws) and to protect such personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, as monitored through regular penetration tests and vulnerability assessments (including by remediating any and all identified vulnerabilities); and (c) none of the Emerson Contributed Subsidiaries nor, in respect of the Echo Business, Emerson nor each of its other Subsidiaries has (i) suffered any personal data breach; (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to a breach or alleged breach of their obligations under Data Protection Laws; or (iii) received any written claim or complaint from any data subject or other person claiming a right to compensation for failure to respond to any of their data subject rights requests or alleging any breach of Data Protection Laws.
Section 4.16 Taxes. (a) All material Tax Returns filed or required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, each Emerson Contributed Subsidiary (each such Tax Return, an “Emerson Tax Return”) have been filed when due in accordance with all Applicable Law, and all such material Emerson Tax Returns are, or shall be at the time of filing, true and complete in all material respects.
(b) Each Emerson Contributed Subsidiary has paid (or has had paid on its behalf) the appropriate Taxing Authority all material Taxes (whether or not shown as due and payable on any Emerson Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Emerson and its Subsidiaries ordinarily record items on their respective books.

(c) Each Emerson Contributed Subsidiary has duly and timely withheld all material Taxes required to be withheld from any payment to any Person and such withheld Taxes have been or will be duly and timely paid to the appropriate Taxing Authority.
(d) The consolidated U.S. federal income Tax Returns of the Emerson Tax Group through the Tax year ended September 30, 2013 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.
(e) Other than with respect to matters of an Emerson Tax Group that do not exclusively relate to or affect any Emerson Contributed Subsidiary, there is no Action or, to the knowledge of Emerson, investigation now pending or, to Emerson’s knowledge, threatened against or with respect to an Emerson Contributed Subsidiary in respect of any material Tax or Tax asset.
(f) No claim, deficiency or assessment with respect to material Taxes has been asserted in writing against any Emerson Contributed Subsidiary, which has not been fully paid.
(g) None of the Emerson Contributed Subsidiaries (i) is now or has been a member of an “affiliated group” as defined in Section 1504 of the Code (or any similar provision of any Applicable Law), other than an Emerson Tax Group, (ii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502- 6 (or any similar provision of any Applicable Law), as a transferee or successor, or by any other Contract, assumption or applicable provision of Applicable Law, other than in respect of an Emerson Tax Group.
(h) During the preceding five (5)-year period, none of the Emerson Contributed Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(i) None of the Emerson Contributed Subsidiaries (i) is a party to or bound by, or has any liability under any Tax Sharing Agreement other than with respect to an Emerson Tax Group, or (ii) has granted any power of attorney with respect to any matters related to Taxes that is currently in force.
(j) Each Emerson Contributed Subsidiary is, and at all times since its formation has been, properly classified for U.S. federal income tax purposes as the type of entity set forth opposite its name on Section 4.16(j) of the Emerson Disclosure Schedule.
(k) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of any Emerson Contributed Subsidiary (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business).
(l) No written claim has been made by any Governmental Authority in a jurisdiction where any Emerson Contributed Subsidiary does not file Tax Returns that such Emerson Contributed Subsidiary is or may be subject to taxation by that jurisdiction.
(m) No Emerson Contributed Subsidiary (i) has a permanent establishment (within the meaning of an applicable Tax treaty), branch, or other fixed place of business, or (ii) has otherwise been, or deemed to be, engaged in a trade or business in any jurisdiction, other than its own country of incorporation or formation. No Emerson Contributed Subsidiary currently has or has had nexus (within the meaning of the Applicable Law of any applicable state) in any state where such Emerson Contributed Subsidiary does not currently, or did not at the applicable time, file Tax Returns and pay Taxes.
(n) There are no Liens for material Taxes upon any property or assets of any Emerson Contributed Subsidiary except for Permitted Liens.
(o) No Emerson Contributed Subsidiary will be required to include amounts in income, or exclude or reduce material items of deduction, in a taxable period for which a Tax Return has not yet been filed as a result of any (i) change in or improper use of any method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) executed prior to the Closing,

(iii) installment sale or open transaction made or entered into prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing, (v) intercompany transaction consummated or excess loss account existing on or prior to the Closing Date, in either case described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law), or (vi) application of Section 965 of the Code (and no amounts will be required to be paid by any Emerson Contributed Subsidiary pursuant to Section 965(h) of the Code).
(p) None of the Emerson Contributed Subsidiaries has made a request for an advance tax ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.
(q) None of the Emerson Contributed Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(r) No Emerson Contributed Subsidiary has received any relief, assistance or benefit, including any deferral of Taxes, from any Governmental Authority under any COVID-19 Relief Legislation.
(s) Notwithstanding anything to the contrary in this Agreement, this Section 4.16 (and so much of Section 4.17 as relates to Taxes) are the sole representations and warranties given by Emerson in this Agreement, and no other representation or warranty given by Emerson in this Agreement shall be construed or interpreted as containing any representation or warranty, in each case with respect to Tax matters.
Section 4.17 Employee Benefit Plans and Labor Matters.
(a) Section 4.17(a) of the Emerson Disclosure Schedule contains a correct and complete list of each material Echo Business Benefit Plan (it being agreed that employment contracts for non-U.S. employees below the executive level which are consistent in all material respects with the standard forms of employment contracts provided to Aspen prior to the date hereof shall not be required to be listed on Section 4.17(a) of the Emerson Disclosure Schedule) and identifies which such plans are defined benefit pension plans, Emerson Assumed Benefit Plans, Emerson Contributed Subsidiary Benefit Plans (and which identifies any such Emerson Assumed Benefit Plans or Emerson Contributed Subsidiary Benefit Plans which are welfare plans that are self-insured) and Emerson Retained Benefit Plans. Emerson has made available to Aspen copies of each material Emerson Assumed Benefit Plan and material Emerson Contributed Subsidiary Benefit Plan and all amendments thereto and, if applicable, (i) any related trust, funding agreements or insurance policies, (ii) summary plan description and summaries of material modifications, (iii) the most recent IRS determination letter or foreign equivalent issued by a Governmental Authority, as may be applicable, (iv) actuarial reports and financial statements for the most recently completed fiscal year, (v) the most recent annual report (Form 5500) and all applicable schedules thereto or foreign equivalent, (vi) tax return (Form 990) prepared in connection with any such plan or trust or foreign equivalent, and (vi) all material, non-routine documents and correspondence relating thereto received from or provided to any Governmental Authority during the past year. Notwithstanding the foregoing, Section 4.17(a) shall not apply to any Echo Business Benefit Plan that is maintained or sponsored by any Governmental Authority.
(b) None of the Emerson Contributed Subsidiaries (nor any predecessor thereof) (x) sponsors, maintains or contributes to (or is required to contribute to), or has in the past sponsored, maintained or contributed to (or been required to contribute to), and no Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan is, a Title IV Plan or a defined benefit pension plan (y) has any, or is reasonably expected to have any, individually or in the aggregate, direct or indirect liability with respect to any Title IV Plan or (z) other than in relation to the Emerson U.K. Pension Plan, sponsors, maintains or contributes to or has been an employer in relation to any pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993, and other than in relation to the Emerson U.K. Pension Plan is not ‘associated with’ or ‘connected with’ such a pension scheme (as those terms are defined under sections 435 and 249 of the United Kingdom Insolvency Act 1986). None of the Emerson Contributed Subsidiaries participate in the segregated defined benefit section of the Emerson U.K. Pension Plan, or have any liability to the segregated defined benefit section of the plan. None of the Emerson Contributed Subsidiaries contributes to or is required to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA. No Emerson Contributed Subsidiary has been issued with a restoration order, a contribution notice or financial support direction in relation to the Emerson U.K. Pension Plan or any other pension arrangement under section 38, 43 or 52 of the United Kingdom

Pensions Act 2004 or the United Kingdom Pensions Schemes Act 2021 and there are no circumstances which could give rise to the issue of any such order, notice or direction on any Emerson Contributed Subsidiary. No debt or contribution notice has been triggered, or will as a result of the Transactions become due, in relation to any Emerson Contributed Subsidiary pursuant to sections 75 or 75A of the United Kingdom Pensions Act 1995, sections 103 to 115 of the United Kingdom Pensions Schemes Act 2021 or otherwise, and no steps have been taken to commence the winding up of any occupational pension scheme which directly or indirectly might have that consequence.
(c) Each Emerson Assumed Benefit Plan and Emerson Contributed Subsidiary Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or has pending or has time remaining in which to file, an application for such determination from the IRS, and to the knowledge of Emerson, no circumstances exist that would reasonably be expected to cause such determination or opinion letter being revoked or not issued or reissued.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect, since January 1, 2018, (i) each Emerson Assumed Benefit Plan and Emerson Contributed Subsidiary Benefit Plan has been established, funded and maintained in compliance with its terms and Applicable Law (including, to the extent applicable, ERISA and the Code) and with any agreement entered into with a union or labor organization; (ii) there have not been any Actions pending against or involving, or to the knowledge of Emerson, threatened against or threatened to involve any Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan (other than routine claims for benefits); (iii) no events have occurred with respect to any Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan that has resulted in, or to Emerson’s knowledge, would reasonably be expected to result in, the assessment of any excise Taxes or penalties against any of the Emerson Contributed Subsidiaries; and (iv) all contributions, premiums and payments that are due to have been made for each Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan within the time periods prescribed by the terms of such plan and Applicable Law have been made.
(e) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) entitle any Echo Business Employee, Former Echo Business Employee or current or former individual independent contractor, worker or consultant of the Echo Business to any compensation or benefits (including any bonus, retention or severance pay); (ii) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Emerson Assumed Benefit Plans or Emerson Contributed Subsidiary Benefit Plans; (iii) limit or restrict the right of any Emerson Contributed Subsidiary and, after the consummation of the transactions contemplated hereby, Newco, the Surviving Corporation or any of their Subsidiaries, to merge, amend or terminate any of the material Emerson Assumed Benefit Plans or Emerson Contributed Subsidiary Benefit Plans; or (iv) result in the payment of any amounts that would not be deducible under Section 280G of the Code or result in the payment of any amounts subject to an excise tax under Section 4999 of the Code.
(f) None of the Emerson Contributed Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Echo Business Employee or Former Echo Business Employee for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.
(g) None of the Emerson Contributed Subsidiaries has any material liability in respect of, and no Echo Business Benefit Plan provides or promises, any post-employment or retirement health, medical or hospitalization or similar benefits (whether insured or self-insured) for any Echo Business Employees, Former Echo Business Employee or current or former individual independent contractors, workers or consultants of the Echo Business, except as required under Section 4980B of the Code or other Applicable Law.
(h) There has been no amendment to, written interpretation or announcement (whether or not written) by Emerson or any of the its Subsidiaries relating to, or change in employee participation or coverage under, an Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan which would increase materially the expense of maintaining such Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan above the level of the expense incurred in respect thereof for the most recently completed fiscal year.
(i) Each Emerson International Benefit Plan in relation to the Echo Business (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is, to the extent so required, funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, in each case, except as would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect.
(j) No Echo Business Employee or Former Echo Business Employee has transferred to the employment of Emerson or any of the Emerson Contributed Subsidiaries with an entitlement to payment of enhanced pension benefits on redundancy or early retirement by reference to employment with Emerson or any of the Emerson Contributed Subsidiaries or a previous employer and whether under an Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan, contract of employment, or another arrangement.
(k) Neither Emerson (with respect to the Echo Business) nor any of the Emerson Contributed Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into or amending, any collective bargaining agreement or other Contract or understanding with a labor or trade union, works council or similar organization with respect to Echo Business Employees and, to Emerson’s knowledge, since January 1, 2018, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Echo Business Employees. Since January 1, 2018, neither Emerson nor any of its Subsidiaries has received any written request for recognition from any trade union, or for the establishment of a European Works Council, information and consultation body or any other employee representative body, to be the bargaining representative of any Echo Business Employees or Former Echo Business Employees. There are no material unfair labor practice grievances or complaints pending or, to Emerson’s knowledge, threatened against the Echo Business or any of the Emerson Contributed Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any pending request for union recognition involving Echo Business Employees. There is no, and since January 1, 2018, there has not been any, material labor strike, slowdown or stoppage pending or, to Emerson’s knowledge, threatened by Echo Business Employees or Former Echo Business Employees against any Emerson Contributed Subsidiary or the Echo Business.
(l) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council (including European Works Council) or other employee representative body is not required for Emerson to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(m) Since January 1, 2018, Emerson and each of its Subsidiaries, including the Emerson Contributed Subsidiaries, has been in compliance with all applicable Employment Laws with respect to Echo Business Employees, Former Echo Business Employees and individual independent contractors, workers and consultants of the Echo Business, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have an Emerson Material Adverse Effect, since January 1, 2018, there have not been any pending or, to Emerson’s knowledge, threatened Actions against the Emerson Contributed Subsidiaries or the Echo Business by or before any Governmental Authority relating to any violations or failures by Emerson and each of its Subsidiaries, including the Emerson Contributed Subsidiaries, to comply with any applicable Employment Laws. The Echo Business and each of the Emerson Contributed Subsidiaries, are, and have been since January 1, 2018, in material compliance with WARN and has no material liabilities or other obligations thereunder, in each case with respect to Echo Business Employees or Former Echo Business Employees.
Section 4.18 Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action (or any basis therefor) or, to the knowledge of Emerson, investigation is pending or, to the knowledge of Emerson, is threatened by any Governmental Authority or other Person (x) relating to Newco, Merger Subsidiary or any Emerson Contributed Subsidiary or, solely in respect of the Echo Business, Emerson or any of its other Subsidiaries and (y) relating to or arising out of any Environmental Law; (ii) Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries and, solely in respect of the Echo Business, Emerson or any of its other Subsidiaries are and have been in compliance with all Environmental Laws and all its Environmental Permits; and (iii) there are no Liabilities of Newco, Merger Subsidiary or any Emerson Contributed Subsidiary or, solely in respect of the Echo Business, Emerson or any of its other Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such Liability.
(b) None of Newco, Merger Subsidiary or the Emerson Contributed Subsidiaries owns, leases or operates any property in the State of New Jersey or Connecticut.
Section 4.19 Material Contracts. (a) Section 4.19 of the Emerson Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which any Emerson Contributed Subsidiary is a party or by which it is bound (after giving effect to the Pre-Closing Restructuring) (each such Contract listed or required to be so listed, and each of the following Contracts to which an Emerson Contributed Subsidiary becomes a party or by which it becomes bound, after the date of this Agreement, an “Emerson Material Contract”):
(i) any Contract pursuant to which Emerson or any of its Subsidiaries (in each case, with respect to the Echo Businesses) incurred aggregate payment obligations or received (or had the right to receive) aggregate payments in excess of $6,500,000 during the twelve-month period ended June 30, 2021;
(ii) any Contract that (1) limits or purports to limit, in any material respect, the freedom of any Emerson Contributed Subsidiary to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Newco, the Surviving Corporation or any of their respective Affiliates after the Closing or (2) contains any material exclusivity or material “most favored nation” obligations, material rights of first refusal, material rights of first offer, material put or call rights or other restrictions or similar provisions that are binding on an Emerson Contributed Subsidiary (or, after the Effective Time, that would be binding on Newco, the Surviving Corporation or any of their respective Affiliates);
(iii) promissory notes, loan agreements, indentures, evidences of indebtedness or other Contracts providing for or relating to the lending of money in excess of $500,000;
(iv) any material joint venture, profit-sharing, partnership, stockholders, investors rights, registration rights or similar Contract;
(v) any Contracts or series of related Contracts entered into since January 1, 2018, relating to the acquisition or disposition of the business, assets or securities of any Person or any business for a price in excess of $10,000,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);
(vi) any Contracts or other transactions with any (A) executive officer or director of Emerson who are Echo Business Employees, (B) record or, to the knowledge of Emerson, beneficial owner of five percent (5%) or more of the voting securities of Emerson, or (C) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such executive officer, director or beneficial owner;
(vii) any material Contract pursuant to which any of the Emerson Contributed Subsidiaries (A) grants any license, right or covenant not to sue with respect to any Echo Business Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) or (B) obtains any license, right or covenant not to sue with respect to any Intellectual Property owned by any other Person (other than non-exclusive licenses to commercial off-the-shelf software which are generally available on non-discriminatory pricing terms);
(viii) any Emerson Material Lease;

(ix) any Contracts or other transactions between Emerson or an Emerson Retained Subsidiary, on the one hand, and Newco, Merger Subsidiary or an Emerson Contributed Subsidiary, on the other hand; and
(x) any other Contract required to be filed by Emerson pursuant to Item 601(b)(10) of Regulation S-K.
(b) Emerson has made available to Aspen a true and complete copy of each Emerson Material Contract. All of the Emerson Material Contracts are, subject to the Enforceability Exceptions, valid and binding obligations of Emerson or a Subsidiary of Emerson and, to the knowledge of Emerson, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Emerson or its Subsidiaries and, to the knowledge of Emerson, each of the other parties thereto, except where the failure to be valid and binding obligations and in full force and effect and enforceable would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect. To the knowledge of Emerson, no Person is seeking to terminate or challenge the validity or enforceability of any Emerson Material Contract, except such terminations or challenges which would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect. Neither Emerson nor any of its Subsidiaries, nor to the knowledge of Emerson, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Emerson nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Emerson Material Contract, except for those violations and defaults (or potential defaults) which would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect.
Section 4.20 Tax Treatment. None of Emerson, Emerson Sub, any Emerson Retained Subsidiary, any Emerson Contributed Subsidiary, Newco or Merger Subsidiary has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would prevent the Emerson Contributions and the Merger Exchange, taken together, from qualifying for the Intended Tax Treatment.
Section 4.21 Financing. Emerson has, or will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund the cash portion of the aggregate Merger Consideration.
Section 4.22 Finders’ Fees. Except for Centerview Partners LLC and Goldman Sachs & Co. LLC, each of whose fees will be paid by Emerson, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Emerson or any of its Subsidiaries who might be entitled to any fee or commission from Emerson or any of its Affiliates upon consummation of the Transactions.
Section 4.23 Compliance with Customs & Trade Laws.
(a) For the past five years, Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries and, in respect of the Echo Business, Emerson and its other Subsidiaries, and all of their respective directors, and officers, and, to the knowledge of Emerson, employees and agents, have been in compliance in all material respects with Customs & Trade Laws.
(b) For the past five years, each of Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries and, in respect of the Echo Business, Emerson and its other Subsidiaries has obtained all applicable import and export licenses and all other necessary consents, notices, waivers, approvals, orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Customs & Trade Laws, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Echo Business, taken as a whole.
(c) For the past five years, except as would not reasonably be expected to be, individually or in the aggregate, material to the Echo Business, taken as a whole, Each of Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries and, in respect of the Echo Business, Emerson and its other Subsidiaries has not (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any

Customs & Trade Laws, (ii) been the subject of a current, pending or, to the knowledge of Emerson, threatened investigation, inquiry or enforcement proceedings for violations of Customs & Trade Laws, or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non-compliance with Customs & Trade Laws.
Section 4.24 No Other Representations and Warranties. Except for the representations and warranties made by Emerson in this Article 4, none of Emerson, Emerson Sub, Newco, Merger Subsidiary or any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Emerson or its Subsidiaries (including Newco and Merger Subsidiary), or the accuracy or completeness of any information regarding Emerson or its Subsidiaries (including Newco and Merger Subsidiary) or any other matter furnished or provided to Aspen or made available to Aspen in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction Documents or the Transactions. Emerson and its Subsidiaries (including Newco and Merger Subsidiary) disclaim any other representations or warranties, whether made by Emerson or any of its Subsidiaries (including Newco and Merger Subsidiary) or any of their respective Affiliates or Representatives. Emerson acknowledges and agrees that, except for the representations and warranties made by Aspen in Article 3, neither Aspen nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Aspen or its Subsidiaries, or the accuracy or completeness of any information regarding Aspen or its Subsidiaries or any other matter furnished or provided to Emerson or made available to Emerson in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction Documents, or the Transactions. Notwithstanding the foregoing, nothing in this Agreement shall limit any party’s remedies in the case of actual fraud.
ARTICLE 5
COVENANTS OF ASPEN
Aspen agrees that:
Section 5.01 Conduct of Aspen. From the date hereof until the Effective Time, except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by any Applicable Law or requested by any Governmental Authority (including any COVID-19 Measures), (iii) as set forth in Section 5.01 of the Aspen Disclosure Schedule, (iv) with the prior written consent of Emerson (not to be unreasonably withheld, conditioned or delayed) or (v) as reasonably taken or omitted to be taken in response to the COVID-19 Measures (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (v), to the extent permitted under Applicable Law and practicable under the circumstances, Aspen shall provide prior notice to and consult in good faith with Emerson prior to taking such action) (collectively, the “Aspen Permitted Actions”), Aspen shall, and shall cause its Subsidiaries to, use reasonable best efforts to (x) conduct their businesses in the ordinary course consistent with past practice, (y) maintain and preserve intact their business organizations, their rights, franchises and other authorizations issued by Governmental Authorities and their relationships with their customers, regulators and other Persons with which they have advantageous business relationships (including the Aspen Employees) and (z) maintain and keep in good repair (ordinary wear and tear excepted) the material properties, assets and businesses of Aspen and its Subsidiaries. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except for the Aspen Permitted Actions, Aspen shall not, and shall cause its Subsidiaries not to:
(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $35,000,000 individually or $100,000,000 in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;
(c) (i) split, combine or reclassify any Aspen Securities (whether by merger, consolidation or otherwise), (ii) amend any term or alter any rights of any Aspen Securities or Aspen Subsidiary Securities (in each case, whether by merger, consolidation or otherwise), (iii) declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Aspen Securities or Aspen Subsidiary Securities (in the case of this clause (iii), other than dividends or distributions by a wholly owned Subsidiary of Aspen to Aspen or another wholly owned Subsidiary of Aspen), or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Aspen Securities or Aspen Subsidiary Securities (other than pursuant to the terms of Aspen Equity Awards outstanding as of the date hereof in accordance with the terms of the governing plans and applicable award agreements as of the date hereof);
(d) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Aspen Securities or Aspen Subsidiary Securities, other than the issuance of any shares of Aspen Stock upon the exercise or settlement of Aspen Equity Awards outstanding as of the date hereof in accordance with the terms of the governing plans and applicable award agreements as of the date hereof or (ii) grant any Aspen Equity Awards or any other equity or equity-based awards or discretionarily accelerate the vesting or payment of any Aspen Equity Awards;
(e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Emerson prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $2,000,000 in the aggregate;
(f) sell, lease, license, sublicenses, transfer, abandon or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) or permit to lapse, any assets, securities, interests, businesses or property, other than (i) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice and (ii) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $2,000,000 in the aggregate;
(g) incur, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, other than (i) any indebtedness under the Aspen Credit Agreement, (ii) any indebtedness under any letters of credit or other credit support (or similar instruments) issued in the ordinary course of business consistent with past practice, (iii) any indebtedness of Aspen owing to any of its Subsidiaries and of any Subsidiary of Aspen owing to Aspen or any other Subsidiary of Aspen, any other indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement and made available to Emerson prior to the date hereof, or (iv) any indebtedness incurred to replace, renew, extend, refinance or refund any of the foregoing (including undrawn commitments thereunder) (plus unpaid accrued interest thereon, and underwriting discounts, fees, commissions and expenses associated with such replacement, renewal, extension, refinancing or refunding);
(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) between Aspen and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of Aspen or (ii) in the ordinary course of business consistent with past practice;
(i) create or incur any Lien (except for a Permitted Lien) on any material asset;
(j) other than in the ordinary course of business consistent with past practice, enter into any Aspen Material Contract or terminate, renew, extend or amend in any material respect any Aspen Material Contract or waive, release or assign any material rights, claims or benefits thereunder, except (i) for any amendment, restatement, replacement (whether upon or after termination or otherwise, and whether with the original lenders or otherwise) refinancing, supplement or modification of indebtedness under the Aspen Credit Agreement or (ii) for any amendment, replacement, renewal, extension or termination of any Aspen Material Lease in the ordinary course of business that would not be reasonably expected to materially increase the Liabilities of Aspen;
(k) except as required by Applicable Law or the terms of any collective bargaining agreement or Aspen Benefit Plan in effect as of the date hereof, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing), (ii) establish, adopt, materially amend or terminate any Aspen Benefit Plan or any collective bargaining or similar agreement with any labor or trade union, works council or other employee representative, (iii) increase the compensation, bonus or other benefits payable to any Aspen Employee, except increases in compensation or benefits for any Aspen Employee who is not the Chief Executive Officer of Aspen that are made in the ordinary course of business consistent with past practice (except as prohibited by clause (i) above) or (iv) hire or terminate the employment of the Chief Executive Officer of Aspen;
(l) change methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(m) (i) make, change or revoke any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt, change or revoke any material method of Tax accounting; (iv) amend any material Tax Return; (v) enter into any material closing or similar agreement with respect to Taxes; (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (vii) settle or compromise any Action or investigation relating to material Taxes; (viii) request, apply for, or seek any relief, assistance or benefit, including any deferral of Taxes, under any COVID-19 Relief Legislation; or (ix) take or cause (or otherwise permit any other Person to take or cause) any action outside of the ordinary course of business which would reasonably be expected to materially increase Newco’s or any of its Affiliates’ (which following the Closing shall include Aspen and its Subsidiaries) Liability for Taxes;
(n) settle or compromise, or offer or propose to settle or compromise, (i) any Action or investigation, whether pending or threatened, involving or against Aspen or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by Aspen and its Subsidiaries in excess of $1,000,000 individually or $5,000,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief shall be deemed not to be in the ordinary course of business), (ii) any Transaction Litigation or (iii) any Action initiated by a stockholder of Aspen in their capacity as such;
(o) disclose to any third party, other than to employees, representatives or agents of Aspen or any of its Subsidiaries, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material Trade Secrets or source code included in the Aspen Intellectual Property; or
(p) agree, resolve or commit to do any of the foregoing.
Section 5.02 Aspen Stockholder Meeting. Aspen shall cause a meeting of its stockholders (the “Aspen Stockholder Meeting”) to be duly called and held as soon as reasonably practicable (but in no event later than 45 days) after the Registration Statement is declared effective under the 1933 Act for the purpose of voting on the approval and adoption of this Agreement and the Merger (and any separate or unbundled proposals to the extent required to implement the foregoing or as requested by the SEC). Subject to Section 5.03, Aspen shall (i) through the Board of Directors of Aspen, recommend approval and adoption of this Agreement, the Merger and the other Transactions by Aspen’s stockholders, (ii) use its reasonable best efforts to obtain the Aspen Stockholder Approval and (iii) otherwise comply with all Applicable Law with respect to such meeting. Aspen shall not, without the prior written consent of Emerson (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Aspen Stockholder Meeting; provided, however, that, notwithstanding the foregoing provisions of this Section 5.02, Aspen may postpone or adjourn the Aspen Stockholder Meeting (x) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of Aspen has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Aspen’s stockholders prior to the Aspen Stockholder Meeting, (y) if Aspen determines in good faith after consultation with outside counsel that such postponement or adjournment is required to comply with Applicable Law or (z) if, on the date of the Aspen Stockholder Meeting, Aspen reasonably determines in good faith after consultation with Emerson that Aspen has not received proxies representing a sufficient number of shares of Aspen Stock to obtain the Aspen Stockholder Approval (whether or not a quorum is present) or it will not have sufficient shares of Aspen Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Aspen Stockholder Meeting.

Notwithstanding the foregoing provisions of this Section 5.02, if, on the date of the Aspen Stockholder Meeting, Emerson reasonably determines in good faith that Aspen has not received proxies representing a sufficient number of shares of Aspen Stock to obtain the Aspen Stockholder Approval, Emerson may request Aspen to adjourn the Aspen Stockholder Meeting once and upon such written request of Emerson, Aspen shall adjourn the Aspen Stockholder Meeting until such date as shall be mutually agreed upon by Aspen and Emerson, which date shall be not less than five days nor more than ten days after the date of adjournment (but at least two Business Days prior to the End Date), and subject to the terms and conditions of this Agreement, shall continue to use its reasonable best efforts to solicit proxies from stockholders relating to the Aspen Stockholder Approval. Aspen shall coordinate with Emerson regarding the record date and the meeting date for the Aspen Stockholders Meeting. Without limiting the generality of the foregoing, this Agreement, the Merger and the other Transactions shall be submitted to Aspen’s stockholders at the Aspen Stockholder Meeting whether or not an Adverse Recommendation Change shall have occurred.
Section 5.03 No Solicitation; Other Offers. (a) General Prohibitions. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 11.01, except as otherwise set forth in this Section 5.03, neither Aspen nor any of its Subsidiaries nor any of their respective officers, directors or employees shall, and Aspen shall instruct and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective investment bankers, attorneys, accountants, consultants or other agents or advisors (such officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors, collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions (other than to request clarification of an unsolicited Acquisition Proposal for purposes of assessing whether such Acquisition Proposal is or is reasonably likely to result in a Superior Proposal) or negotiations with, furnish any information relating to Aspen or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Aspen or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party in connection with an Acquisition Proposal or an offer, proposal or inquiry that could reasonably be expected to lead to an Acquisition Proposal, (iii) fail to make, withdraw or modify, in a manner adverse to Emerson, the Aspen Board Recommendation (it being understood that any failure to publicly (A) if a tender or exchange offer for Aspen Stock that constitutes an Acquisition Proposal is commenced, recommend against such Acquisition Proposal within ten Business Days after the commencement of such Acquisition Proposal or (B) reaffirm the Aspen Board Recommendation within ten Business Days after written request by Emerson to do so will be treated as a withdrawal of the Aspen Board Recommendation; provided that Emerson shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and once for each material amendment to such Acquisition Proposal) or recommend an Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Aspen or any of its Subsidiaries (provided that if the Board of Directors of Aspen determines in good faith that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, then (A) Aspen may fail to enforce or grant any waiver or release under any such standstill or similar agreement to the extent necessary to permit the Person bound by such provision or agreement to make an Acquisition Proposal to the Board of Directors of Aspen and (B) concurrently with such waiver, release or failure to enforce by Aspen, any standstill or similar provisions in the Confidentiality Agreement shall immediately and automatically cease to be of any force or effect), (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on Aspen set forth in this Section by any officer, director or employee of Aspen or any of its Subsidiaries, and any violation of such restrictions by a Representative of Aspen or any of its Subsidiaries acting on behalf of Aspen or any of its Subsidiaries with the knowledge of Aspen or resulting from actions directed by Aspen or any of its Subsidiaries or any of their respective officers, directors or employees, shall be deemed to constitute a breach of this Section by Aspen.
(b) Exceptions. Notwithstanding Section 5.03(a), at any time prior to the Aspen Stockholder Approval (and in no event thereafter):
(i) Aspen, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to Aspen’s compliance in all material respects with Section 5.03(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors of Aspen reasonably believes is or is reasonably likely to result in a Superior Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to Aspen or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with terms in all material respects no less favorable to Aspen than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal and shall not include any term that would prevent Aspen from complying with its obligations under this Agreement); provided that all such information (to the extent that such information has not been previously provided or made available to Emerson) is provided or made available to Emerson or its Representatives prior to or promptly (and in any event within 24 hours) following the time it is provided or made available to such Third Party; and
(ii) Subject to compliance with Section 5.03(d), the Board of Directors of Aspen may make an Adverse Recommendation Change (A) following receipt of a Superior Proposal or (B) in response to an Intervening Event;
in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of Aspen determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.
In addition, nothing contained herein shall prevent the Board of Directors of Aspen (or any committee thereof) from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 5.03; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of Aspen reaffirms the Aspen Board Recommendation in such statement or in connection with such action, or (y) making a customary “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the 1934 Act (or substantially similar communication).
(c) Required Notices. Aspen shall notify Emerson promptly (but in no event later than 24 hours) after receipt by Aspen (or any of its Subsidiaries or its or their respective Representatives) of (i) any Acquisition Proposal, (ii) any bona fide indication that a Third Party intends to make an Acquisition Proposal or (iii) any request for information relating to Aspen or any of its Subsidiaries or for access to the business, properties, assets, books or records of Aspen or any of its Subsidiaries by any Third Party that has given any bona fide indication to Aspen (any of its Subsidiaries or its or their respective Representatives) that it intends to make, or has made, an Acquisition Proposal. Such notice shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Aspen shall keep Emerson reasonably informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Emerson copies of all correspondence and written materials sent or provided to Aspen or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Aspen’s compliance with this Section 5.03(c).
(d) “Last Look.” Further, the Board of Directors of Aspen shall not make an Adverse Recommendation Change, unless (i) Aspen promptly notifies Emerson, in writing at least four Business Days (it being understood and agreed that any amendment to the financial terms or other material terms of a Superior Proposal shall require a new written notification from Aspen and a new notice period under this Section 5.03(d), except that such new notice period shall be for two Business Days (as opposed to four Business Days)) before taking that action, of its intention to do so, attaching (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (ii) at the end of such four or two Business Day period, the Board of Directors of Aspen, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement offered in writing by Emerson, within such four or two Business Days period if applicable, continues to determine in good faith, after consultation with outside legal counsel, that the failure to make such Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Delaware Law.
(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Aspen Stock or all or substantially all of the consolidated assets of Aspen on terms that the Board of Directors of Aspen determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation, anticipated timing of consummation and, if a cash transaction (whether in whole or in part), the expectation of obtaining any necessary financing, are more favorable and provide greater value to all of Aspen’s stockholders than the Transactions (taking into account any proposal by Emerson to amend the terms of this Agreement pursuant to Section 5.03(d)).
(f) Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means material events, changes, circumstances, state of facts, condition or developments occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences or magnitude of which were not known or reasonably foreseeable, in each case to the Board of Directors of Aspen as of or prior to the date of this Agreement, and (ii) does not relate to the receipt, existence, or terms of an Acquisition Proposal (an “Intervening Event”); provided that in no event shall any of the matters referred to in clauses (i)-(iii) of the definition of Emerson Material Adverse Effect constitute an Intervening Event or be taken account in determining whether an Intervening Event has occurred.
(g) Obligation to Terminate Existing Discussions. Aspen shall, and shall cause its Subsidiaries and its and their officers, directors and employees, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. Aspen shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of Aspen or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information).
ARTICLE 6
COVENANTS OF EMERSON
Emerson agrees that:
Section 6.01 Conduct of the Echo Business. From the date hereof until the Effective Time, except (i) as otherwise expressly contemplated by this Agreement (including with respect to the implementation of the Pre-Closing Restructuring), (ii) as required by any Applicable Law or requested by any Governmental Authority (including any COVID-19 Measures), (iii) as set forth in Section 6.01 of the Emerson Disclosure Schedule, (iv) with the prior written consent of Aspen (not to be unreasonably withheld, conditioned or delayed) or (v) as reasonably taken or omitted to be taken in response to the COVID-19 Measures (provided, that, with respect to actions taken or omitted to be taken in reliance on this clause (v), to the extent permitted under Applicable Law and practicable under the circumstances, Emerson shall provide prior notice to and consult in good faith with Aspen prior to taking such action) (collectively, the “Emerson Permitted Actions”), Emerson shall, and shall cause its Subsidiaries to, use reasonable best efforts to (x) conduct the Echo Business in the ordinary course consistent with past practice, (y) maintain and preserve intact the Echo Business and, to the extent relating to the Echo Business, their business organizations, their rights, franchises and other authorizations issued by Governmental Authorities and their relationships with their customers, regulators and other Persons with which they have advantageous business relationships (including the Echo Business Employees) and (z) maintain and keep in good repair (ordinary wear and tear excepted) the material properties, assets and businesses of the Echo Business. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except for the Emerson Permitted Actions, Emerson shall not, and shall cause its Subsidiaries (other than Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries) not to, to the extent relating to the Echo Business, and shall cause Newco, Merger Subsidiary and the Emerson Contributed Subsidiaries not to:
(a) amend the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Newco, Merger Subsidiary or any Emerson Contributed Subsidiary;
(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $25,000,000 individually or $50,000,000 in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;
(c) (i) split, combine or reclassify any Emerson Contributed Subsidiary Securities (whether by merger, consolidation or otherwise), (ii) amend any term or alter any rights of any Emerson Contributed Subsidiary Securities (in each case, whether by merger, consolidation or otherwise), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Emerson Contributed Subsidiary Securities;
(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Emerson Contributed Subsidiary Securities;
(e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Aspen prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $2,000,000 in the aggregate;
(f) sell, lease, license, sublicenses, transfer, abandon or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) or permit to lapse, any assets, securities, interests, businesses or property (including any Emerson Contributed Assets), other than (x) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice and (y) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $2,000,000 in the aggregate;
(g) incur, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money;
(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) subject to Section 6.05, between Emerson and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of Emerson or (ii) in the ordinary course of business consistent with past practice;
(i) create or incur any Lien (except for a Permitted Lien) on any material asset (including any Emerson Contributed Asset);
(j) other than in the ordinary course of business consistent with past practice, enter into any Emerson Material Contract or terminate, renew, extend or amend in any material respect any Emerson Material Contract or waive, release or assign any material rights, claims or benefits thereunder except for any amendment, replacement, renewal, extension or termination of any Emerson Material Lease in the ordinary course of business that would not be reasonably expected to materially increase the Liabilities of the Echo Business;
(k) except as required by Applicable Law or the terms of any collective bargaining agreement or Echo Business Benefit Plan in effect as of the date hereof, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing) to any Echo Business Employee, (ii) establish, adopt, materially amend or terminate any Emerson Assumed Benefit Plan or Emerson Contributed Subsidiary Benefit Plan or any collective bargaining or similar agreement applicable to Echo Business Employees with any labor or trade union, works council or other employee representative (other than establishing or adopting any “mirror” or “clone” Benefit Plan that corresponds to any Emerson Retained Benefit Plan in which Echo Business Employees participate prior to the Closing as contemplated by Section 8.10), (iii) increase the compensation, bonus or other benefits payable to any Echo Business Employee, except (A) increases for any Echo Business Employee who is not a Key Echo Business Employee that are made in the ordinary course of business consistent with past practice (except as prohibited by clause (i) above) and (B) increases in benefits provided under any Emerson Retained Benefit Plan that are provided generally to Emerson employees and are not specifically targeted at Echo Business Employees, (iv) hire or terminate the employment of any Key Echo Business Employee, other than in the ordinary course of business consistent with past practice, or (v) transfer the employment or otherwise reallocate the services of (A) any Echo Business Employee to Emerson or any Emerson Retained Subsidiary such that such Echo Business Employee’s employment would not transfer to Newco or its Subsidiaries pursuant to the terms of Article 8 or (B) any person who is not an Echo Business Employee (excluding, for the avoidance of doubt, any person that becomes an Echo Business Employee following the date of this Agreement in accordance with Section 8.16) to an Emerson Contributed Subsidiary or the Echo Business such that such person’s employment would transfer to Newco or any of its Affiliates or any Emerson Contributed Subsidiary by operation of applicable Law;
(l) change methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(m) other than (x) with respect to matters of an Emerson Tax Group that do not exclusively relate to or affect Newco, Merger Subsidiary or any Emerson Contributed Subsidiary or (y) as would not be expected to materially increase the Liability for Taxes of Newco, Merger Subsidiary, or any Emerson Contributed Subsidiary in any tax period (or portion thereof) beginning after the Closing, (i) make, change or revoke any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt, change or revoke any material method of Tax accounting; (iv) amend any material Tax Return; (v) enter into any material closing or similar agreement with respect to Taxes; (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (vii) settle or compromise any Action or investigation relating to material Taxes; (viii) request, apply for, or seek any relief, assistance or benefit, including any deferral of Taxes, under any COVID-19 Relief Legislation; or (ix) take or cause (or otherwise permit any other Person to take or cause) any action outside of the ordinary course of business which would reasonably be expected to materially increase Newco’s or any of its Affiliates’ (which following the Closing shall include the Emerson Contributed Subsidiaries) Liability for Taxes;
(n) settle or compromise, or offer or propose to settle or compromise, any Action or investigation, whether pending or threatened, (i) involving the Echo Business or against Newco, Merger Subsidiary or any Emerson Contributed Subsidiary or any of their respective Subsidiaries or involving any Emerson Assumed Liability, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by Newco, Merger Subsidiary or any Emerson Contributed Subsidiaries in excess of $1,000,000 individually or $5,000,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief shall be deemed not to be in the ordinary course of business) or (ii) that relates to the Transactions;
(o) disclose to any third party, other than to employees, representatives or agents of Newco, Merger Subsidiary or any of the Emerson Contributed Subsidiaries, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material Trade Secrets or source code included in the Echo Business Intellectual Property; or
(p) agree, resolve or commit to do any of the foregoing.
Notwithstanding anything to the contrary herein, the parties acknowledge and agree that nothing in this Section 6.01 shall restrict Emerson or any of its Subsidiaries from (i) distributing cash to its direct or indirect parent entities or (ii) repaying or settling any indebtedness for borrowed money or other obligations of Emerson or any of its wholly owned Subsidiaries; provided that neither Emerson nor any of its Subsidiaries shall take any action in connection with clauses (i) or (ii) that would impose, or be reasonably be expected to impose, any Liabilities on Newco or the Emerson Contributed Subsidiaries after the Closing without the prior written consent of Aspen.
Section 6.02 Emerson Sub, Newco and Merger Subsidiary. (a) Emerson shall cause (i) the name of Newco to be changed to “Aspen Technology, Inc.” and (ii) Newco’s certificate of incorporation and bylaws to be in the form attached hereto as Exhibit G and Exhibit H, respectively, in the case of each of clauses (i) and (ii), immediately prior to and at the Closing. Emerson shall cause Emerson Sub and Newco to take any action required by this Agreement to be taken by Newco prior to or at the Closing. Prior to the Closing, Newco will not undertake any activity except for activity in connection with this Agreement and the Transactions.
(b) Newco shall cause Merger Subsidiary to take any action required by this Agreement to be taken by Merger Subsidiary prior to or at the Closing. Prior to the Closing, Merger Subsidiary will not undertake any activity except for activity in connection with this Agreement and the Transactions.
Section 6.03 Stock Exchange Listing. Newco shall use its reasonable best efforts to cause the shares of Newco Stock to be issued as part of the Merger Consideration to be approved for quotation on Nasdaq as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, subject to official notice of issuance. In furtherance of the foregoing, Newco shall apply for the “AZPN” ticker symbol with Nasdaq. On or prior to the Closing, if Newco or any of its Affiliates receives any written or oral notice from Nasdaq that Newco has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Closing for any reason (such notice a “Nasdaq Notice”), then Newco shall give prompt written notice of such Stock Exchange Notice to Aspen, including a copy of any written Nasdaq Notice or a summary of any oral Nasdaq Notice.
Section 6.04 Newco Board of Directors. Prior to the Effective Time, Emerson shall take all action necessary to cause Newco’s Board of Directors, effective as of the Closing, to be constituted as set forth in the Stockholders Agreement.
Section 6.05 Intercompany Accounts and Agreements. Effective as of immediately prior to the Closing, except (a) for the Transaction Documents and (b) for those arrangements set forth on Section 6.05 of the Emerson Disclosure Schedule, all intercompany accounts between Emerson or any of the Emerson Retained Subsidiaries, on the one hand, and any Emerson Contributed Subsidiary, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany accounts), and all Contracts between Emerson or any of the Emerson Retained Subsidiaries, on the one hand, and Newco, Merger Subsidiary or any Emerson Contributed Subsidiary, on the other hand, shall be terminated, in each case without further Liability or obligation (contingent or otherwise) to Newco or any of its Subsidiaries.
Section 6.06 Delivery of Financial Statements. Emerson shall, from the date hereof until the Closing Date, deliver to Aspen, as soon as reasonably practicable after the date hereof, (i) audited consolidated and combined balance sheets of the Echo Business as of September 30, 2019, 2020 and 2021, and related consolidated and combined statements of income, statements of comprehensive income, statements of equity and statements of cash flows, each audited in accordance with the procedures specified by the U.S. Public Company Accounting Oversight Board (and any successor thereof), together with audit reports, without qualification or exception thereto, on such financial statements from the independent accountant for Emerson and (ii) unaudited consolidated and combined balance sheet of the Echo Business as of the end of each fiscal quarter of Emerson and the related unaudited consolidated and combined statements of income, statements of comprehensive income, statements of equity and statements of cash flows of the Echo Business for such fiscal quarter, together with comparable financial statements for the corresponding periods of the prior fiscal year, in each case, to the extent required to be included or incorporated by reference in the Proxy Statement/Prospectus or the Registration Statement, which unaudited financial statements shall have been reviewed by the independent accountant for Emerson in accordance with the procedures specified by the U.S. Public Company Accounting Oversight Board (and any successor thereof) (such financial statements set forth in the foregoing clauses (i) and (ii), the “Subsequent Echo Business Financial Statements”).
Section 6.07 Retention of Books and Records. (a) For a period of five years from and after the Closing, Emerson shall, and shall cause its Affiliates to (i) retain books, records, files and papers used or held for use in the conduct of the Echo Business or otherwise relating to or arising out of the Echo Business, whether in hard copy or electronic format, that are in Emerson’s or one of the Emerson Retained Subsidiaries’ possession at the Closing (the “Non-Transferred Business Records”), (ii) give Newco, its Subsidiaries and their respective Representatives reasonable access to the offices, properties and all Non-Transferred Business Records during normal business hours and upon reasonable prior notice, (iii) furnish to Newco, its Subsidiaries and their respective Representatives copies of such Non-Transferred Business Records at Newco’s expense, (iv) furnish to Newco, its Subsidiaries and their respective Representatives such financial and operating data and other information in possession of Emerson or the Emerson Retained Subsidiaries to the extent relating to the conduct of the Echo Business on or before the Closing Date and (v) cause the employees, counsel, auditors and other Representatives of Emerson and the Emerson Retained Subsidiaries to cooperate with Newco, its Subsidiaries and their respective Representatives, to the extent relating to the Echo Business and reasonably requested by Newco, its Subsidiaries and their respective Representatives, including in connection with accounting, legal defense and other similar needs; provided that (x) nothing in this Section 6.07(a) shall require Emerson or any of the Emerson Retained Subsidiaries to give access to or furnish any materials prepared in connection with the Transaction Documents or the Transactions or to provide any information, materials or access in connection with any dispute hereunder (including any claim for indemnification), and (y) this Section 6.07(a) shall not apply with respect to Tax matters, which shall be governed by the Tax Matters Agreement; provided, further, that nothing in this Section 6.07(a) shall limit in any respect any rights any party may have with respect to discovery or the production of documents or other information in connection with any litigation.
(b) For a period of five years from and after the Closing, Newco shall, and shall cause its Affiliates to (i) retain books, records, files and papers relating to the Echo Business relating to periods prior to the Closing that are in Newco’s or one of its Subsidiaries’ possession at the Closing (the “Pre-Closing Business Records”), (ii) give Emerson, its Subsidiaries and their respective Representatives reasonable access to the offices, properties and all Pre-Closing Business Records during normal business hours and upon reasonable prior notice, (iii) furnish to Emerson, its Subsidiaries and their respective Representatives copies of such Pre-Closing Business Records at Emerson’s expense, (iv) furnish to Emerson, its Subsidiaries and their respective Representatives such financial and operating data and other information in possession of Newco or its Subsidiaries to the extent relating to the conduct of the Echo Business on or before the Closing Date and (v) cause the employees, counsel, auditors and other Representatives of Newco and its Subsidiaries to cooperate with Emerson, its Subsidiaries and their respective Representatives, to the extent relating to the Echo Business and reasonably requested by Emerson, its Subsidiaries and their respective Representatives, including in connection with accounting, legal defense and other similar needs; provided that (x) nothing in this Section 6.07(b) shall require Newco or any of its Subsidiaries to provide any information, materials or access in connection with any dispute hereunder (including any claim for indemnification), and (y) this Section 6.07(b) shall not apply with respect to Tax matters, which shall be governed by the Tax Matters Agreement; provided, further, that nothing in this Section 6.07(b) shall limit in any respect any rights any party may have with respect to discovery or the production of documents or other information in connection with any litigation.
(c) Notwithstanding anything to the contrary in this Section 6.07, neither Emerson nor Newco nor any of their respective Subsidiaries shall be required to (i) provide access to its offices, properties, books, records or personnel if such access would unreasonably disrupt its operations, (ii) provide access to or to disclose information where such access or disclosure could reasonably be expected to result in the loss the attorney-client or other legal privilege of such party or any of its Subsidiaries or contravene any Applicable Law or Contract or (iii) provide access to conduct any “Phase II” or other intrusive testing or sampling of environmental media or building materials; provided that each of Emerson and Newco shall, and shall cause its respective Subsidiaries to, use it reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply; provided, however, that in no event shall either Emerson or Newco have access to individual performance or evaluation records, medical histories or other similar information to the extent that in the reasonable opinion of the other party, after consultation with outside counsel, the disclosure of which would reasonably be expected to violate any Applicable Law. Notwithstanding anything to the contrary in this Section 6.07, materials may be redacted (A) as necessary to comply with contractual arrangements or Applicable Law and (B) as necessary to address reasonable attorney-client or other legal privilege or confidentiality concerns, and Emerson or Newco may designate information that it views to be commercially sensitive to be viewed only by outside counsel for the other parties, and such designation shall be honored by the parties receiving that information.

ARTICLE 7
ADDITIONAL COVENANTS OF THE PARTIES
The parties hereto agree that:
Section 7.01 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to cause the satisfaction as promptly as practicable of all of the conditions set forth in Article 10 and to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing, as promptly as practicable, with any Governmental Authority all documentation to effect all necessary Filings (including Filings pursuant to the HSR Act, which such Filings pursuant to the HSR Act shall be made within fifteen Business Days after the date of this Agreement) and (ii) using its reasonable best efforts to obtain, as promptly as practicable, all Consents required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the Transactions). To the extent permitted by Applicable Law, the parties shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. Without limiting the foregoing, none of the parties or any of their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other parties.
(b) Each of Emerson and Aspen shall, to the extent permitted by Applicable Law, (i) promptly notify the other of any substantive communication made or received by Emerson or Aspen, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to this Section 7.01) and regarding this Agreement or the Transactions, and, if permitted by Applicable Law, provide the other party a reasonable opportunity to review in advance any proposed written communication to any such Governmental Authority and incorporate such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication, (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to this Section 7.01) and regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such Governmental Authority, gives such other party the opportunity to attend or participate, as applicable, and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Aspen, Emerson or the Echo Business or other competitively sensitive material; provided that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 7.01 as “outside counsel only.”
(c) Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Emerson shall, and shall cause its Subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Merger to occur prior to the End Date; provided that nothing in this Section 7.01 or anything else in this Agreement shall require Emerson or any of its Affiliates to (and neither Aspen nor any of its Subsidiaries shall, or shall offer or agree to, do any of the following without Emerson’s prior written consent): (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Emerson or Emerson’s Affiliates, or Aspen or any of its Affiliates, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit Emerson’s, Emerson’s Affiliates, Newco’s, Newco’s Affiliates, or Aspen’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Emerson, Emerson’s Affiliates, Newco, Newco’s Affiliates, or Aspen or any of its Affiliates, or any interest or interests therein; or (iii) agree to do any of the foregoing, in each case of the foregoing clauses (i), (ii) and (iii), except and only if such action would not otherwise reasonably be expected to materially and adversely affect Emerson and its Subsidiaries (assuming for this purpose that Emerson and its Subsidiaries were a business the size of Newco and its Subsidiaries after giving effect to the Transactions) or Newco and its Subsidiaries (after giving effect to the Transactions) (any of the actions described in this proviso, a “Burdensome Condition”). Notwithstanding the foregoing, at the written request of Emerson, Aspen shall, and shall cause its Subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing.
(d) Emerson shall, upon consultation with Aspen and in consideration of Aspen’ views in good faith, be entitled to direct the defense of the Transactions before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (ii) any other Antitrust Law or (iii) obtaining any Consent from a Governmental Authority.
Section 7.02 Proxy Statement; Registration Statement. (a) As promptly as reasonably practicable following the date of this Agreement, the parties shall jointly prepare and cause to be filed with the SEC (i) a proxy statement relating to the Aspen Stockholder Meeting (together with all amendments and supplements thereto, the “Proxy Statement/Prospectus”) in preliminary form and (ii) a Registration Statement on Form S-4 which shall include the Proxy Statement/ Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Newco Stock to be issued in connection with the Merger. Each party agrees, as to itself and its Subsidiaries, that the Proxy Statement/Prospectus and the Registration Statement shall comply in all material respects with the applicable provisions of the 1933 Act and the 1934 Act and other Applicable Law.
(b) Each of the parties shall use its reasonable best efforts to (i) have, as promptly as reasonably practicable following the filing thereof, the Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective under the 1933 Act, (ii) keep the Registration Statement effective as long as necessary to consummate the Merger and (iii) to respond as promptly as reasonably practicable to any comments or requests for additional information from the SEC with respect to the Proxy Statement/Prospectus or the Registration Statement, as applicable. Each of the parties shall, as promptly as practicable after the receipt thereof, provide the other parties with copies of any written comments, and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the parties shall provide the other parties and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the parties or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Proxy Statement/Prospectus unless it consults with the other parties in advance and, to the extent permitted by the SEC, allows the other parties to participate. Subject to Section 5.03, the Proxy Statement/Prospectus shall include the Aspen Board Recommendation.
(c) The parties shall make all necessary filings with respect to the Transactions under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of the parties will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Newco Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Effective Time, any information relating to the parties, or any of their respective Affiliates, officers or directors should be discovered by a party that should be set forth in an amendment or supplement to the Registration Statement or the Proxy

Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Aspen.
Section 7.03 Public Announcements. Aspen and Emerson shall consult with each other with respect to their respective initial press releases concerning this Agreement and the Transactions. Following such initial press release, Aspen and Emerson shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call, public appearance (including interviews with media outlets) or meeting with investors or analysts or making or distributing any broad-based employee communication, in each case, with respect to this Agreement or the Transactions (collectively, a “Release”) and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such Release before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such Release (including any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 7.03 shall not apply to any Release (a) made or proposed to be made by Aspen in compliance with Section 5.03 with respect to the matters contemplated by Section 5.03, (b) if such Release does not disclose any non-public information regarding the Transactions beyond the scope of any previously agreed Release to which the other party had been consulted or (c) in connection with any dispute between the parties regarding this Agreement or the Transactions.
Section 7.04 Director and Officer Liability. (a) For six years after the Effective Time, (i) the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of Aspen (each, an “Aspen Indemnified D&O”) in respect of acts or omissions arising out of or relating to their service as officer or director of Aspen occurring at or prior to the Effective Time as provided under Aspen’ certificate of incorporation and bylaws in effect on the date hereof, and (ii) the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Emerson Contributed Subsidiaries (each, an “Emerson Contributed Subsidiary Indemnified D&O”) in respect of acts or omissions arising out of or relating to their service as officer or director of an Emerson Contributed Subsidiary Indemnified D&O occurring at or prior to the Effective Time as provided under such Emerson Contributed Subsidiary’s certificate of incorporation and bylaws or equivalent organizational documents in effect on the date hereof; provided that, in the case of each of clauses (i) and (ii) above, such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.
(b) For six years after the Effective Time, Newco shall maintain in effect provisions in the Surviving Corporation’s and each Emerson Contributed Subsidiary’s certificate of incorporation and bylaws (or equivalent organizational documents, including in such documents of any successor to the business of the Surviving Corporation or the Emerson Contributed Subsidiaries, as applicable) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are equivalent in all material respect to the corresponding provisions in existence on the date of this Agreement
(c) Prior to the Effective Time, (i) Aspen shall as of the Effective Time obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Aspen’ existing directors’ and officers’ insurance policies and Aspen’ existing fiduciary liability insurance policies for the Aspen Indemnified D&O for a claims reporting or discovery period of at least six years from the Effective Time with respect to any claim related to any period prior to the Effective Time; provided that Aspen shall provide Emerson a reasonable opportunity to participate in the selection of such tail policy and shall give reasonable and good faith consideration to any comments made by Emerson with respect thereto and (ii) Emerson shall continue to provide coverage for its Contributed Subsidiary Indemnified D&Os under its directors’ and officers’ liability and fiduciary liability insurance policies for six years from the Effective Time with respect to any claim related to any period before the Effective Time with terms, conditions, retentions and limits of liability no less favorable than Emerson’s existing policies.
(d) If the Surviving Corporation, an Emerson Contributed Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation or such Emerson Contributed Subsidiary, as the case may be, shall assume the obligations set forth in this Section 7.04.
(e) The rights of each Aspen Indemnified D&O and each Emerson Contributed Subsidiary Indemnified D&O under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of Aspen or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Aspen Indemnified D&O with Aspen or any of its Subsidiaries or any Emerson Contributed Subsidiary Indemnified D&O with such Emerson Contributed Subsidiary, as applicable. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Aspen Indemnified D&O and each Emerson Contributed Subsidiary Indemnified D&O.
Section 7.05 Pre-Closing Restructuring. Prior to the Closing, Emerson shall, and shall cause its Affiliates to, at Emerson’s sole cost and expense, undertake the restructuring transactions set forth on Exhibit I (the “Pre-Closing Restructuring”) in the manner described on such Exhibit I, including (a) the transfer by Emerson and the Emerson Retained Subsidiaries to an Emerson Contributed Subsidiary of each Emerson Contributed Asset, (b) the assumption by an Emerson Contributed Subsidiary of each Emerson Assumed Liability, (c) the transfer by each Emerson Contributed Subsidiary to Emerson or an Emerson Retained Subsidiary of each asset of such Emerson Contributed Subsidiary that would be an Emerson Excluded Asset were it held by an Emerson Retained Subsidiary and (d) the assumption by Emerson or an Emerson Retained Subsidiary of each Liability of an Emerson Contributed Subsidiary that would be an Emerson Excluded Liability were it a Liability of an Emerson Retained Subsidiary. Notwithstanding the foregoing, Emerson shall not, and shall cause its Affiliates not to, (A) transfer any assets, properties or businesses of any Emerson Contributed Subsidiary to Emerson or any Emerson Retained Subsidiary (other than any asset that would be an Emerson Excluded Asset were it held by an Emerson Retained Subsidiary) or (B) transfer to any Emerson Contributed Subsidiary, or have any Emerson Contributed Subsidiary otherwise assume, any Liabilities of Emerson or any Emerson Retained Subsidiary (other than the Emerson Assumed Liabilities). The Pre-Closing Restructuring shall be consummated in compliance with Applicable Law and pursuant to documentation that Aspen has had a reasonable opportunity to review and comment upon (which final documentation shall incorporate such reasonable comments of Aspen). The Pre-Closing Restructuring may be amended or modified by Emerson so long as such amendments or modifications would not reasonably be expected, individually or in the aggregate (1) to be material to Newco and its Subsidiaries (after giving effect to the Closing) (including any new material Liability), (2) to prevent or materially delay the consummation of the Transactions, (3) to materially interfere with, prevent or materially delay the ability of Aspen or, following the Closing, Newco or any of its Subsidiaries to perform their obligations under the Transaction Documents or consummate the transactions contemplated thereby, (4) to change in any material way the scope of the Echo Business being transferred to Newco under this Agreement or the allocation of assets and Liabilities contemplated by this Agreement, (5) to impose restrictions on the business of Newco following the Closing (other than pursuant to the Tax Matters Agreement) or (6) to result in material adverse Tax consequences to Aspen, its Affiliates, Newco or any Emerson Contributed Subsidiary that would not be the subject of indemnification by Emerson under the Tax Matters Agreement; provided that, in each case, Emerson shall reasonably in advance consult in good faith with Aspen in connection with, and provide Aspen with written notice of, any such amendments and modifications. Emerson shall keep Aspen reasonably informed, upon request, of the status and details of the Pre-Closing Restructuring.
Section 7.06 Third-Party Approval and Permits.
(a) Except with respect to Consents which are addressed in Section 7.01, subject to the terms and conditions of this Agreement, prior to the Closing, (i) each of Aspen and Emerson shall, and shall cause its respective Affiliates to, use its reasonable best efforts to obtain, as promptly as practicable, all Consents required to be obtained from any third party that are necessary to (x) consummate the Transactions (including, to the extent Aspen does not replace, renew, refinance or refund the indebtedness under the Aspen Credit Agreement, the Aspen Credit Agreement Consents) and (y) in the case of Emerson and its Affiliates, transfer and assign the Emerson Contributed Assets to Newco or one of the Emerson Contributed Subsidiaries and otherwise complete the Pre-Closing Restructuring, in each case, pursuant to Section 7.05, and (ii) each of Aspen and Emerson shall, and shall cause its respective Affiliates to, use its reasonable best efforts to provide all notices and otherwise take all actions necessary to transfer any transferable Aspen Permits and Emerson Permits, respectively, or reissue or obtain any replacement Aspen Permits and Emerson Permits, respectively, in each case, to the extent necessary to consummate the Transaction (including, in the case of Emerson, for Newco and the Emerson Contributed Subsidiaries to operate, as of the Closing Date, the Echo Business).
(b) Without limiting the foregoing, Section 7.05 or Section 10.03(a)(i), to the extent permitted by Applicable Law, in the event any Consent required to be obtained from any third party or Governmental Authority in connection with the transfer of any Emerson Contributed Asset or Emerson Excluded Asset has not been obtained by the Closing, then this Agreement (or the applicable transfer instrument) shall not constitute an agreement to sell, assign, transfer or convey such asset. The party contemplated to be transferring or causing to be transferred such asset (the “Transferring Party”) shall hold in trust for the party to whom such asset is contemplated to be transferred under this Agreement (the “Transferee”), and shall promptly forward to the Transferee any income, proceeds and other monies received in respect of, the relevant Emerson Contributed Asset or Emerson Excluded Asset, as applicable, and Transferee will promptly pay, perform or discharge when due any Liabilities arising thereunder, in each case, until such time as the required Consent is obtained and the transfer is effectuated. To the extent not prohibited by the relevant Emerson Contributed Asset or Emerson Excluded Asset, as applicable, or under Applicable Law, (i) the Transferring Party agrees to use reasonable best efforts to provide the Transferee with the economic benefits of any such Emerson Contributed Asset or Emerson Excluded Asset, as applicable, and the Transferee agrees to assume and bear all costs and Liabilities thereunder, in each case, in a manner to place the Transferring Party and Transferee in a substantially similar position as if such Emerson Contributed Asset or Emerson Excluded Asset, as applicable, had been assigned or transferred at the Closing, (ii) the parties agree to use reasonable best efforts to enter into and cooperate in arrangements with each other and the relevant third party intended to transitionally allow the Transferring Party to operate with or under the relevant Emerson Contributed Asset or Emerson Excluded Asset, as applicable, so that the Transferee can receive or incur the relevant benefits and Liabilities of such Emerson Contributed Asset or Emerson Excluded Asset, as applicable, until the expiration or renewal thereof in a manner to place the Transferring Party and the Transferee in a substantially similar position as if such Emerson Contributed Asset or Emerson Excluded Asset, as applicable, had been assigned or transferred at the Closing and (iii) the Transferring Party agrees to perform all applicable obligations under such Emerson Contributed Asset or Emerson Excluded Asset, as applicable, and enforce, at the request and for the account of the Transferee, or allow the Transferee and its Affiliates to enforce, in a commercially reasonable manner, any rights in respect of such Emerson Contributed Asset or Emerson Excluded Asset, as applicable. Upon obtaining any such requisite Consent, the relevant Emerson Contributed Asset or Emerson Excluded Asset, as applicable, shall promptly be transferred and assigned to the Transferee at no additional cost to Newco or any of its Subsidiaries.
Section 7.07 Commercial Agreement. Following the date hereof, Aspen and Emerson shall each negotiate in good faith the terms and conditions of the commercial agreement to be executed and delivered at the Closing (the “Commercial Agreement”) substantially on the terms set forth in the term sheet attached hereto as Exhibit A (the “Commercial Agreement Term Sheet”). Notwithstanding anything to the contrary set forth herein or in the Commercial Agreement Term Sheet, the parties hereto agree that (i) the Commercial Agreement Term Sheet contains all material terms necessary to the transactions contemplated thereby and the Commercial Agreement Term Sheet shall be binding on the applicable parties from and after the Closing, and all references to the agreement with respect thereto shall instead be deemed a reference to the Commercial Agreement Term Sheet (with such other deemed changes to such references and their context in the Transaction Documents as are necessary to give effect to this sentence), in each case, unless and until the Commercial Agreement has been executed and delivered, and (ii) the failure to reach agreement prior to the Closing with respect to the final form of Commercial Agreement shall not constitute a failure of any of the conditions set forth in Section 10.02(a)(i) or Section 10.03(a)(i) to be satisfied.
Section 7.08 Wrong Pockets. If following the Closing, Emerson on the one hand or Newco on the other (or any of their respective Affiliates, excluding Newco and its Subsidiaries in the case of Emerson and including the Emerson Contributed Subsidiaries in the case of Newco) shall receive or otherwise possess any asset, property or business that should belong to another Person pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto at no cost to Newco or any of its

Subsidiaries. In furtherance of the foregoing, Newco undertakes and agrees to return any Emerson Excluded Asset and to forward or remit to Emerson any payments received by Emerson or any of its Subsidiaries on account of any Emerson Excluded Asset, and Emerson undertakes and agrees to promptly transfer, or cause to be transferred, to Newco any Emerson Contributed Assets and to forward and remit to Newco any payment on account of any Emerson Contributed Asset. Prior to any such transfer, the Person then holding or possessing such asset shall hold such asset in trust for such other Person.
Section 7.09 Access to Information. (a) From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, Aspen and Emerson (with respect to the Echo Business) shall (i) provide to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books, records and personnel of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. All information furnished pursuant to this Agreement shall be subject to the Confidentiality Agreement. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.
(b) Notwithstanding anything to the contrary in this Section 7.09, neither Aspen nor Emerson nor any of their respective Subsidiaries shall be required to (i) provide access to its offices, properties, books, records or personnel if such access would unreasonably disrupt its operations, (ii) provide access to or to disclose information where such access or disclosure could reasonably be expected to result in the loss the attorney-client or other legal privilege of such party or any of its Subsidiaries or contravene any Applicable Law or Contract or (iii) provide access to conduct any “Phase II” or other intrusive testing or sampling of environmental media or building materials; provided that each of Aspen and Emerson shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply; provided, however, that in no event shall either Aspen or Emerson have access to individual performance or evaluation records, medical histories or other similar information to the extent that in the reasonable opinion of the other party, after consultation with outside counsel, the disclosure of which would reasonably be expected to violate any Applicable Law.
Notwithstanding anything to the contrary in this Section 7.09, materials may be redacted (A) as necessary to comply with contractual arrangements or Applicable Law and (B) as necessary to address reasonable attorney-client or other legal privilege or confidentiality concerns, and Aspen or Emerson may designate information that it views to be commercially sensitive to be viewed only by outside counsel for the other parties, and such designation shall be honored by the parties receiving that information.
Section 7.10 Notices of Certain Events. Each of Emerson and Aspen shall promptly notify the other of:
(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(b) any Actions that would reasonably be expected to prevent or materially delay the consummation of the Transactions;
(c) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article 10 not to be satisfied; and
(d) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause the conditions set forth in Article 10 not to be satisfied;
provided that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that a failure to comply with this Section 7.10 shall not constitute the failure of any condition set forth in Article 10 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article 10 to be satisfied.

Section 7.11 Release of Credit Support. Each of the parties will use its reasonable best efforts to obtain the unconditional release of (a) Emerson and its Subsidiaries (other than the Emerson Contributed Subsidiaries) from each of the guarantees, letters of credit, financial assurances, surety bonds, performance bonds or other contractual obligations (each, a “Credit Support Instrument”) to the extent relating to the Echo Business or otherwise relating to the Emerson Contributed Assets, including effecting such release through Newco’s provision of guarantees or other credit support or the substitution in all respects of Newco for Emerson or any of its Subsidiaries (other than the Emerson Contributed Subsidiaries) that is a party to any such Credit Support Instrument so that Newco or the applicable Subsidiary of Newco shall be solely responsible for the obligations of such Credit Support Instrument, and (b) Newco and the Emerson Contributed Subsidiaries from each Credit Support Instrument to the extent relating to any businesses (other than the Echo Business) conducted or operated by Emerson or any of its Subsidiaries (other than the Emerson Contributed Subsidiaries) or otherwise relating to the Emerson Excluded Assets, including effecting such release through Emerson’s provision of guarantees or other credit support or the substitution in all respects of Emerson for Newco or any of its Subsidiaries that is a party to any such Credit Support Instrument so that Emerson or the applicable Subsidiary of Emerson shall be solely responsible for the obligations of such Credit Support Instrument; provided that, in the case of each of clauses (a) and (b) above, any such release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to Aspen and Emerson. All costs and expenses incurred in connection with the release or substitution of the Credit Support Instruments shall be borne by Aspen (or, after the Closing, Newco) in the case of clause (a) above and Emerson in the case of clause (b) above. From and after the Closing, (i) Newco shall indemnify Emerson and its applicable Subsidiaries for any and all Damages arising from or relating to the Credit Support Instruments to the extent relating to the Echo Business or otherwise relating to the Emerson Contributed Assets and (ii) Emerson shall indemnify Newco and its Subsidiaries for any and all Damages arising from or relating to the Credit Support Instruments to the extent relating to any businesses (other than the Echo Business) conducted or operated by Emerson or any of its Subsidiaries (other than the Emerson Contributed Subsidiaries) or otherwise relating to the Emerson Excluded Assets. In the event that such unconditional release is not obtained prior to the Closing, each party shall continue to use its reasonable best efforts to accomplish the foregoing release and substitution in accordance with this Section 7.11.
Section 7.12 Name; Emerson Marks. (a) Except with respect to the Echo Business Intellectual Property, as expressly set forth in this Section 7.12 or as contemplated under the Ancillary Agreements, the parties acknowledge and agree that no party grants any license or other right with respect to any of its Intellectual Property to the other party under this Agreement, whether by implication, estoppel, exhaustion or otherwise, and each party retains and reserves all rights with respect to its Intellectual Property not expressly granted under this Agreement.
(b) Except as expressly provided in this Section 7.12 or as otherwise expressly agreed by the parties and/or their Subsidiaries in writing (other than with respect to prong (B) below), as soon as reasonably practicable following the Closing, but in any event no later than twelve months from the Closing Date (the “Transition Period”), Aspen and Newco shall, and shall cause their Subsidiaries (including, as of the Closing, the Emerson Contributed Subsidiaries) to (A) cease and discontinue any and all uses of the Emerson Marks as Trademarks and (B) (notwithstanding any other agreement between the parties and/or their Subsidiaries to the contrary) cause their names to be changed to such other names that do not include the Emerson Marks and make all necessary filings, and use reasonable best efforts to cause all applicable Governmental Authorities, to change all applications, registrations and filings, including corporate names, seals and certificates of Aspen, Newco and their Subsidiaries (including, as of the Closing, the Emerson Contributed Subsidiaries), such that they will not include any Emerson Marks. Subject to the terms of this Section 7.12 or as otherwise expressly agreed by the parties and/or their Subsidiaries in writing, Emerson, on behalf of itself and its Subsidiaries, grants Newco and its Subsidiaries a limited, non-exclusive, royalty-free, worldwide license solely during the Transition Period to use the Emerson Marks solely in connection with the operation of the Echo Business and natural extensions and evolutions thereof, in each case, in substantially the same form and manner, and subject to the same standards of quality, of that used by Emerson or its applicable Affiliate (including the Emerson Contributed Subsidiaries) during the twelve (12)-month period prior to the Closing Date. From and after the Closing, none of Aspen, Newco or any of their Subsidiaries (including, as of the Closing, the Emerson Contributed Subsidiaries) shall, or shall assist any third party to, challenge or seek to deny or restrict the ownership, validity or enforceability of any Emerson Marks.

(c) Aspen and Newco, on behalf of themselves and their Subsidiaries (including, as of the Closing, the Emerson Contributed Subsidiaries), acknowledge and agree that (i) Emerson and its Affiliates are the sole and exclusive owners of all right, title and interest in and to the Emerson Marks and (ii) neither Aspen or Newco nor any of their Subsidiaries (including, as of the Closing, the Emerson Contributed Subsidiaries) have acquired or will acquire any right, title or interest in or to the Emerson Marks (or any goodwill associated therewith) other than the rights expressly set forth in this Section 7.12. All goodwill associated with any and all use of the Emerson Marks by Newco or any of its Subsidiaries (including, as of the Closing, the Emerson Contributed Subsidiaries) shall inure to the benefit of Emerson and its Affiliates, as applicable.
(d) No use by or on behalf of Newco or any of its Subsidiaries of the Emerson Marks, or any component thereof, solely in a manner consistent with the practices of Emerson or any of its Affiliates (including the Emerson Contributed Subsidiaries) during the twelve months prior to the Closing Date and in accordance with the terms of this Section 7.12 shall constitute a breach of this Section 7.12. Further, neither Newco nor any of its Subsidiaries shall be deemed to have violated this Section 7.12, even after the Transition Period, by reason of: (i) the appearance of any Emerson Marks on any written or electronic data, materials, or assets that are solely used for internal purposes in connection with the Echo Business; or (ii) the use of any Emerson Marks solely in a non-Trademark manner in textual sentences that are factually accurate and non-prominent for purposes of conveying to customers or the general public that the Echo Business is no longer owned solely by Emerson or its Subsidiaries, or to reference historical details concerning or make historical reference to the Echo Business (including, for the avoidance of doubt, use of Emerson Marks on historical documents, including Contracts, existing as of the Closing).
(e) Except as otherwise expressly agreed by the parties and/or their Subsidiaries in writing, Emerson and each of its Subsidiaries shall, no later than twelve months after the Closing, cease any and all use of Trademarks included in the Echo Business Intellectual Property (such Trademarks, the “Acquired Trademarks”). Subject to the terms of this Section 7.12 or as otherwise expressly agreed by the parties and/or their Subsidiaries in writing, Newco, on behalf of itself and its Subsidiaries, grants Emerson and its Subsidiaries a limited, non-exclusive, royalty-free, worldwide license solely during the twelve month period following the Closing, to use the Acquired Trademarks solely in connection with the operation of their respective businesses and natural extensions and evolutions thereof, in each case, in substantially the same form and manner, and subject to the same standards of quality, of that used by Emerson or its applicable Affiliate (including the Emerson Contributed Subsidiaries) during the twelve (12)-month period prior to the Closing Date. Neither Emerson nor any of its Subsidiaries shall be deemed to have violated this Section 7.12(e) by reason of (i) the appearance of any Acquired Trademark on any written or electronic data, materials, or assets that are solely used for internal purposes in connection with their respective businesses; or (ii) the use of any Acquired Trademark in a non-Trademark manner solely in textual sentences that are factually accurate and non-prominent, including for purposes of conveying to customers or the general public that Emerson or its Subsidiaries are no longer the sole owners of the Echo Business or to make historical reference to the Echo Business (including, for the avoidance of doubt, use of Acquired Trademarks on historical documents, including Contracts, existing as of the Closing).
(f) Newco, on behalf of itself and its Subsidiaries, hereby agrees that, for a period of four (4) years immediately following the Closing Date, it will in connection with the Echo Business use the name “Open Systems International” or “OSI” as a sub-brand and maintain “monarch” as a product brand in accordance with and subject to the terms of the agreement set forth on Section 7.12(f) of the Emerson Disclosure Schedule, as such agreement exists as of the date hereof (a true and complete copy of which has been provided to Emerson prior to the date hereof) (the “OSI Agreement”).
Section 7.13 Transaction Litigation. Aspen shall promptly notify Emerson of any stockholder demands, litigations, arbitrations or other similar Actions (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep Emerson informed regarding any such Transaction Litigation. Aspen (i) shall give Emerson the opportunity to participate (but not control) in the defense and settlement of any Transaction Litigation, (ii) keep Emerson reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation, and Emerson may offer comments or suggestions with respect to such Transaction Litigation, which Aspen shall consider in good faith, and (iii) shall not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Emerson’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 7.14 Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Aspen Stock (including derivative securities with respect to Aspen Stock, including Aspen Equity Awards) or acquisitions of Newco Stock (including derivative securities with respect to Newco Stock, including Newco Options and Newco RSUs) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Aspen or Emerson or who will become subject to such reporting requirements with respect to Newco, in each case to be exempt from Section 16(b) of the 1934 Act pursuant to Rule 16b-3 promulgated under the 1934 Act.
Section 7.15 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, Aspen shall cooperate with Emerson and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Aspen Stock from Nasdaq and the deregistration of the Aspen Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.
Section 7.16 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-client Privilege. (a) Aspen and Newco each waive and will not assert, and agree to cause the Surviving Corporation and its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Emerson or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving the Transaction Documents or the Transactions, including any Action between or among Newco or its Affiliates (including the Surviving Corporation) and any Designated Person, by Davis Polk & Wardwell LLP, Baker McKenzie LLP or any other legal counsel (collectively, the “Designated Counsel”) currently representing Emerson or any of its Affiliates in connection with the Transaction Documents or the Transactions (the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Newco or its Affiliates (including the Surviving Corporation).
(b) It is the intention of the parties hereto that all rights to any attorney-client privilege of Emerson or any of its Affiliates (including Newco and Merger Subsidiary) applicable to communications between a Designated Counsel shall be retained solely by Emerson and its Affiliates (other than Newco, the Surviving Corporation and their respective Subsidiaries). Accordingly, Newco, the Surviving Corporation and their respective Subsidiaries shall not have access to any such communications, or to the files of any Designated Counsel in connection with the Current Representation, from and after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (i) Emerson and its Affiliates (other than Newco, the Surviving Corporation and their respective Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and Newco, the Surviving Corporation and their respective Subsidiaries shall not be holders thereof (and cannot waive and shall not purport to waive any such privilege), (ii) to the extent that files of any Designated Counsel constitute property of a client, only Emerson and its Affiliates (other than Newco, the Surviving Corporation and their respective Subsidiaries) shall hold such property rights and (iii) Newco will not assert, and agrees to cause the Surviving Corporation and its Subsidiaries not to assert, a waiver of any applicable attorney-client privilege over any documents for which Emerson and its Affiliates (other than Newco, the Surviving Corporation and their respective Subsidiaries) hold an attorney-client privilege with respect to the Current Representation.
(c) Newco agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries), that in the event of a dispute between Emerson or any of its Affiliates (other than Newco, the Surviving Corporation and their respective Subsidiaries), on the one hand, and Newco, the Surviving Corporation or any of their respective Subsidiaries, on the other hand, arising out of or relating to the Current Representation and in which a Designated Counsel jointly represented both (i) Emerson or such Affiliate and (ii) Newco or Merger Subsidiary, if applicable, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by Designated Counsel of any information or documents developed or shared during the course of any such joint representation.

(d) If, following the Closing, any third party shall seek to obtain from Newco or its Affiliates (including, after the Closing, the Surviving Corporation or any of its Subsidiaries) any attorney-client communications in connection with the Current Representation involving a Designated Counsel, then, to the extent reasonably practicable and not prohibited by any Governmental Authority, Newco shall notify Emerson of such application sufficiently in advance of any hearing on the application to permit Emerson to participate in any such proceedings.
Section 7.17 Intellectual Property License. (a) With respect to any Licensed Back Intellectual Property, effective from and after the Closing, Newco, on behalf of itself and its Subsidiaries (including, as of the Closing, the Emerson Contributed Subsidiaries), hereby grants to Emerson and the Emerson Retained Subsidiaries a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as provided in Section 7.17(c)), non-sublicensable (except as provided in Section 7.17(d)) license under such Intellectual Property to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services in connection with the operation of the businesses of Emerson and the Emerson Retained Subsidiaries as conducted as of the Closing and any natural extensions and evolutions thereof (in each case, other than (i) the Echo Business and (ii) any activities that would otherwise be prohibited by Section 4.6 of the Stockholders Agreement, regardless of whether such Section is in effect).
(b) With respect to any Emerson Licensed IP, effective from and after the Closing, Emerson, on behalf of itself and its Subsidiaries, hereby grants to Newco and its Subsidiaries (including, as of the Closing, the Emerson Contributed Subsidiaries) a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as provided in Section 7.17(c)), non-sublicensable (except as provided in Section 7.17(d)) license under such Intellectual Property to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services in connection with the operation of the Echo Business as conducted as of the Closing and any natural extensions and evolutions thereof.
(c) Notwithstanding the assignment provision in Section 13.06, Newco and its Subsidiaries, on the one hand, and Emerson and the Emerson Retained Subsidiaries, on the other hand, may assign the applicable licenses set forth in this Section 7.17 in whole or in part in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of, with respect to Newco and its Subsidiaries, the Echo Business, and with respect to Emerson and the Emerson Retained Subsidiaries, their respective businesses to which such license relates.
(d) Emerson and the Emerson Retained Subsidiaries, on the one hand, and Newco and its Subsidiaries, on the other hand, may sublicense the applicable licenses set forth in this Section 7.17 to (i) their vendors, consultants, contractors and suppliers, in connection with the provision of goods or services to the their respective businesses to which the license relates and (ii) their distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products and services of, with respect to Newco and its Subsidiaries, the Echo Business, and with respect to Emerson and the Emerson Retained Subsidiaries, their respective businesses to which such license relates, in each case, solely within the scope of such licenses.
(e) Each of the licenses granted in this Section 7.17 is, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and Emerson and the Emerson Retained Subsidiaries, as licensee on the one hand, and Newco and its Subsidiaries, as licensee on the other hand, will retain and may fully exercise all of their respective rights and elections under the United States Bankruptcy Code (or any similar foreign Applicable Law) with respect thereto.
(f) For the avoidance of doubt, this Section 7.17 shall survive in perpetuity.
Section 7.18 Treatment of Aspen Credit Agreement. Emerson shall use its commercially reasonable efforts (at Aspen’s sole cost and expense) to provide all customary cooperation as may be reasonably requested by Aspen to assist Aspen in connection with obtaining (i) any indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness under the Aspen Credit Agreement (in whole or in part, whether upon or after termination or otherwise, with the original lenders or otherwise, and without limitation as to amount, borrower, terms, conditions, covenants and other provisions), and/or (ii) obtaining the relevant Aspen Credit

Agreement Consents. Aspen shall promptly (and in any event within two Business Days of delivery of documentation evidencing the applicable cost or expense), upon request by Emerson, reimburse Emerson, the relevant Subsidiary of Emerson or the relevant representative or Affiliate of Emerson or the relevant Subsidiary of Emerson for all out-of-pocket costs and expenses (including outside attorneys’ fees and disbursements) incurred by Emerson, any of its Subsidiaries or any of their respective representatives and Affiliates in connection with the cooperation contemplated by this Section 7.18.
Section 7.19 Transition Services Agreement. Prior to the Closing, Emerson and Aspen shall cooperate in good faith to finalize the TSA Schedules (as defined in the Transition Services Agreement) and the exhibits to the Transition Services Agreement as soon as reasonably practicable after the date hereof. For the avoidance of doubt, the failure to finalize the TSA Schedules or the exhibits to the Transition Services Agreement shall not constitute a failure of a condition to the Closing set forth herein to be satisfied (nor shall such failure to finalize delay the Closing).
Section 7.20 Roxar License. Emerson shall, or shall cause its Subsidiaries (as applicable) to, amend the Trademark License Agreement, dated October 5, 2021, between Roxar Flow Measurement AS and Roxar Software Solutions AS (the “Roxar License Agreement”) to (i) extend the term of the Roxar License Agreement such that it remains in effect for thirty-six (36) months following the Closing Date and (ii) state that Newco shall not have any obligation to require its current or former customers to remove the Licensed Trademarks (as defined in the Roxar License Agreement) from existing products installed by such customers as of the Closing. For the avoidance of doubt, the failure to amend the Roxar License Agreement shall not constitute a failure of a condition to the Closing set forth herein to be satisfied (nor shall such failure to amend delay the Closing).
ARTICLE 8
EMPLOYEE MATTERS
Section 8.01 Emerson Contributed Subsidiary Business Employee and Emerson Offer Business Employees. Emerson shall cause Newco (or shall cause the Subsidiaries of Newco to) (i) continue the employment as of the Closing of each Emerson Contributed Subsidiary Business Employee and (ii) within a reasonable period of time (but not fewer than fifteen Business Days) prior to the Closing Date, make an offer to employ each Emerson Offer Business Employee that provides for terms consistent with the terms of this Article 8, which such offer of employment shall be effective as, and contingent upon the occurrence of, the Closing. If it is agreed between the parties that an Emerson Offer Business Employee should be employed by Aspen or one of its Subsidiaries with effect from the Closing (each an “Aspen Offer Employee”), Aspen shall (or shall cause its appropriate Subsidiary to) within a reasonable period of time (but not fewer than fifteen Business Days) prior to the Closing Date, make an offer to employ such Aspen Offer Employee (x) on terms consistent with the terms of this Article 8 and (y) with terms and conditions of employment substantially comparable to the terms and conditions of employment applicable to such Aspen Offer Employee as of immediately prior to the date of such employment offer, which such offer of employment shall be effective as, and contingent upon the occurrence of, the Closing (each such offer, and “Aspen Qualifying Offer”). Unless a written acceptance of an offer of employment is required by Applicable Law, any Emerson Offer Business Employee who does not expressly reject Newco’s (or as it may be, Aspen’s) offer of employment prior to the Closing and actually commences employment with Newco (or Aspen) or one of its Subsidiaries immediately following the Closing (or such later time as may be required by Applicable Law) shall be deemed for purposes of this Agreement to have accepted such offer as of the Closing. Effective as of immediately prior to the Closing (or such later time as may be required by Applicable Law), Emerson shall, or shall cause its applicable Subsidiary to, terminate the employment of any Emerson Offer Business Employee who does not accept an offer of employment from Newco or its applicable Subsidiary (or, if applicable, Aspen or its applicable Subsidiary). Emerson shall be solely liable, and shall reimburse Newco (or Aspen) or its applicable Subsidiary for any severance, statutory or other termination-related payments or benefits paid or provided by Newco (or Aspen) or its applicable Subsidiary to any such Emerson Offer Business Employee who does not accept such offer of employment; provided, however, that solely to the extent the parties determine pursuant to this Section 8.01 that Aspen or one of its Subsidiaries shall employ any applicable Aspen Offer Employee, Newco shall be solely liable, and shall reimburse Emerson or its applicable Subsidiary for any severance, statutory or other termination-related payments or benefits paid or provided by Emerson or its applicable Subsidiary to any such Aspen Offer Employee who does not receive an Aspen Qualifying Offer.

Section 8.02 Automatic Transfer Echo Business Employees. Each of Emerson, Aspen and Newco intend that the Automatic Transfer Regulations will apply to the employment of each of the Automatic Transfer Echo Business Employees and the transfer of each such Automatic Transfer Echo Business Employee’s employment contract from Emerson and its applicable Subsidiaries to Newco and its Subsidiaries, effective as of the Closing. If any such Automatic Transfer Echo Business Employees do not transfer automatically pursuant to the Automatic Transfer Regulations, Emerson shall cause Newco, or shall cause the relevant Subsidiary of Newco to, make an offer to employ such employee in accordance with Section 8.01 as soon as reasonably practicable following such determination and such employee shall constitute an Emerson Offer Business Employee for purposes of this Agreement.
Section 8.03 Retained Automatic Transfer Employees. If the contract of employment of any individual who is not an Automatic Transfer Echo Business Employee or an Emerson Offer Business Employee transfers to Newco or any of its Subsidiaries pursuant to the Automatic Transfer Regulations in connection with the consummation of the transactions contemplated by the Transaction Documents, or any such individual asserts that this is the case, Newco, Aspen or their Subsidiaries shall notify Emerson as soon as reasonably practicable after becoming aware and may, where relevant, terminate the employment of such individual no later than twenty-eight days after such individual’s contract of employment transfers to Newco and Emerson will indemnify and hold harmless Newco, Aspen and their Subsidiaries, as applicable, for fifty percent of the aggregate Liabilities arising from, or relating to, (a) the employment of the individual up to the date of any such termination, (b) the termination by Newco, Aspen or any of their Subsidiaries of the contract of employment of such individual, and (c) all other Liabilities Newco, Aspen or their Subsidiaries may incur pursuant to the Automatic Transfer Regulations (including any Liability for failure to consult) in relation to such individual.
Section 8.04 Maintenance of Compensation and Benefits. Subject, and in addition, to the requirements imposed by Applicable Law (including, in the case of Automatic Transfer Echo Business Employees, the Automatic Transfer Regulations), for a period of 12 months following the Closing Date, Newco shall provide, or shall cause its Subsidiaries to provide, Continuing Employees who remain employed by Newco and its Subsidiaries following the Closing Date with (i) at least the same base salary or wage rate and target annual cash bonus opportunity as provided to such Continuing Employee as of immediately prior to the Closing Date and (ii) employee benefits (excluding defined benefit pension benefits, retiree health or welfare benefits, severance or other termination-related compensation or benefits, equity-based compensation or change in control, transaction or retention bonuses (collectively, the “Excluded Benefits”)) that are substantially comparable to in the aggregate to the employee benefits (other than the Excluded Benefits) provided to such Continuing Employees under Aspen Benefits Plans (in the case of Continuing Aspen Employees) or Echo Business Benefit Plans (in the case of Continuing Echo Business Employees), as applicable, as of immediately prior to the Closing Date; provided that in the case of any Continuing Employee whose terms and conditions of employment are subject to a collective bargaining agreement, Newco shall provide for such continued employment to be on such terms and conditions as may be required under that collective bargaining agreement.
Section 8.05 Service Credit. Subject, and in addition, to the requirements imposed by Applicable Law (including, in the case of Automatic Transfer Echo Business Employees, the Automatic Transfer Regulations), from and after the Closing, with respect to any “employee benefit plan” (as defined under Section 3(3) of ERISA, whether or not subject to ERISA) maintained by Newco or any of its Subsidiaries (“Newco Benefit Plans”) in which any Continuing Employee becomes a participant following the Closing Date, for purposes of determining eligibility to participate, vesting and level of benefits (but not for benefit accrual purposes, except for purposes of severance and paid time off), (i) each Continuing Aspen Employee’s service with Aspen and its Subsidiaries (as well as service with any predecessor employer, to the extent recognized by Aspen or any of its Subsidiaries prior to the Closing) shall be treated as service with Newco and its Subsidiaries and (ii) each Continuing Echo Business Employee’s service with Emerson or any of its Subsidiaries (as well as service with any predecessor employer, to the extent recognized by Emerson or any of its Subsidiaries prior to the Closing) shall be treated as service with Newco and its Subsidiaries, in each case (A) to the same extent such service was recognized under an analogous Aspen Benefit Plan or Echo Business Benefit Plan, respectively, and (B) to the extent that such recognition would not result in any duplication of benefits. With respect to any Newco Benefit Plans that are health or welfare benefit plans in which any Continuing Employee (and his or her eligible dependents participates) from and after the Closing, (i) Newco shall waive, or shall cause its Subsidiaries to waive, any preexisting conditions limitations or exclusions, actively at work requirements and waiting periods, except to the extent that such items would not have been satisfied or waived under an analogous Aspen Benefit

Plan (in the case of Continuing Aspen Employees) or Echo Business Benefit Plan (in the case of Continuing Echo Business Employees), as applicable, as of immediately prior to the Closing, and (ii) Newco shall recognize, or shall cause its Subsidiaries to recognize, all co-payments, deductibles and similar expenses and out-of-pocket maximums incurred by each Continuing Employee (and his or her eligible dependents) prior to the Closing during the plan year in which Closing occurs for purposes of satisfying any comparable deductible and co-payment limitations and out-of-pocket requirements under the Newco Benefit Plans, to the extent recognized under an analogous Aspen Benefit Plan (in the case of Continuing Aspen Employees) or Echo Business Benefit Plan (in the case of Continuing Echo Business Employees), as applicable, as of immediately prior to the Closing.
Section 8.06 U.S. Defined Contribution Plans. Prior to the Effective Time, Emerson shall (i) cause the trustee of any Emerson 401(k) Plan to segregate the assets (including outstanding participant loans) of such Emerson 401(k) Plan representing the full account balances of Echo Business Employees that are expected to become Continuing Echo Business Employees as of the Closing Date and (ii) make all necessary amendments to the applicable Emerson 401(k) Plan and related trust agreements to provide for such segregation of assets and the transfer of assets as described below. As of the Effective Time, Newco shall, or shall cause its applicable Subsidiary to, have in place a tax-qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code (the “Newco 401(k) Plan”) that will (A) cover Continuing Echo Business Employees as of the Effective Time and (B) accept the transfer of account balances (including outstanding participant loans) from the Emerson 401(k) Plan as described below. As soon as practicable following the Effective Time, but no later than one-hundred and twenty (120) days following the Effective Time, Emerson shall cause the trustee of each Emerson 401(k) Plan to transfer, and Newco shall cause the Newco 401(k) Plan to receive, in the form of cash (or promissory notes representing outstanding loans of the Continuing Echo Business Employees) the full account balances of the Continuing Echo Business Employees under the Emerson 401(k) Plan (which account balances will have been credited with appropriate earnings attributable to the period from the Effective Time to the date of transfer described herein), reduced by any necessary benefit or withdrawal payments to or in respect of Continuing Echo Business Employees occurring during the period from the Effective Time to the date of transfer described herein, to the appropriate trustee as designated by Newco under the trust agreement forming a part of the Newco 401(k) Plan; provided, however, such transferred amounts shall only be transferred in accordance with Section 414(l) of the Code and all other Applicable Law. The Newco 401(k) Plan shall, effective as of the date of transfer described herein, assume all of the account balances accumulated by Continuing Echo Business Employees under the Emerson 401(k) Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) upon the transfer described herein. Following the Closing, each Continuing Echo Business Employee who is primarily employed in the U.S. shall be eligible to participate in the Newco 401(k) Plan (or, if applicable, such other tax-qualified defined contribution retirement plan in which similarly situated U.S. employees of Newco and its Subsidiaries are eligible to participate in from time to time) in accordance with the terms of such plan.
Section 8.07 Accrued Vacation. Following the Effective Time, Newco shall recognize and assume the Liability with respect to accrued but unused vacation time and other paid time off for all Continuing Echo Business Employees as of immediately prior to the Effective Time to the extent such recognition is permitted by Applicable Law.
Section 8.08 Participation in Emerson Retained Benefit Plans. Notwithstanding anything to the contrary herein, except to the extent required by Applicable Law, as expressly provided in this Article 8 or as provided in the Transition Services Agreement, effective as of Closing, each Continuing Echo Business Employee shall cease all active participation in, and accrual of benefits under, any Emerson Retained Benefit Plan.
Section 8.09 Creation and Assumption of Benefit Plans. Prior to the Closing, Emerson may, in consultation with Aspen, cause an Emerson Contributed Subsidiary to establish or assume such “mirror” or “clone” Benefit Plans that correspond to any applicable Emerson Retained Benefit Plan in which any Echo Business Employees participate prior to the Closing which Emerson reasonably determines, in consultation with Aspen, should be established or assumed by an Emerson Contributed Subsidiary as a “mirror” or “clone” plan, and Emerson shall use commercially reasonable efforts to provide that such plans in each case provide benefits substantially comparable to the Emerson Retained Benefit Plans to which the plan relates. Without limiting the foregoing; Emerson shall use commercially reasonable efforts to cause an Emerson Contributed Subsidiary to establish such “mirror” or “clone” Benefit Plans that correspond to any applicable Emerson Retained Benefit Plan in which any Echo Business Employees participate prior to the Closing that is either (1) required to be provided to such employees by Applicable Law or (2) which provides material healthcare or medical benefits for such employees; provided, in each case, that Emerson shall not be required to establish such plan to the extent that Aspen or one of its Subsidiaries is able, using commercially reasonable effort and in consultation with Emerson, to provide for participation by such employees in a corresponding Aspen Benefit Plan.
Section 8.10 Workers’ Compensation. Newco shall be responsible for providing benefits in respect of all claims for benefits in respect of workers’ compensation and any comparable Liabilities that are based upon any Continuing Echo Business Employees’ injuries or illnesses, regardless of whether arising before, on or after the Closing; provided that Emerson or the applicable Emerson Retained Subsidiary shall be responsible for providing benefits in respect of all claims for benefits (other than claims under Emerson Contributed Subsidiary Benefit Plans or Emerson Assumed Benefit Plans) in respect of workers’ compensation and any comparable Liabilities that are based upon Continuing Echo Business Employees’ injuries or illnesses that arise prior to the Closing.
Section 8.11 WARN Act. Emerson, Aspen and Newco hereby agree to cooperate in good faith to comply in all material respects with preparing and delivering any notices required or potentially required pursuant to WARN in connection with the transactions contemplated by the Transaction Documents.
Section 8.12 Works Council Information/Consultation Obligations. Emerson, Aspen and Newco hereby agree to cooperate in good faith to comply in all material respects with all information, consultation and other processes, if any, relating to any works councils (including Emerson’s European Works Council), union and any employee representative bodies in connection with the transactions contemplated by the Transaction Documents which, for avoidance of doubt, shall include any required information and consultation and other processes with respect to any labor union, works council or other organized employee representative body as required to: (a) comply with any applicable information and consultation requirement or practice, including obtaining any required opinion, advice or approval from such labor union, works council or other organized employee representative body in accordance with Applicable Law; or (b) establish that such information, consultation, opinion or approval is not required by applicable Law or otherwise a precondition to the Closing. In particular, for the purposes of any information or consultation process as is required with Emerson’s European Works Council, Aspen agrees to provide Emerson with all reasonable and necessary information requested by Emerson and cooperate in good faith with all reasonable requests made by Emerson in relation to the same.
Section 8.13 Employee Communications. Emerson, Aspen and Newco shall cooperate (a) in communications with Echo Business Employees and/or Aspen Employees with respect to employee benefit plans maintained by Emerson, Aspen or Newco or their respective Affiliates and with respect to other matters arising in connection with the transactions contemplated by the Transaction Documents and (b) if applicable, to satisfy, or cause to be satisfied, the information and consultation requirements of the Automatic Transfer Regulations to the extent that they apply to the transactions contemplated by the Transaction Documents. Prior to communicating or distributing any communications to any Echo Business Employees or their representatives that relate to the application of the covenants contained in Article 8 of this Agreement to the compensation or benefits to be provided to the Echo Business Employees following the Effective Time, Emerson shall provide such communication to Aspen for its prior review and Aspen shall have the right to provide reasonable comments to such communications, which will be considered by Emerson in good faith.
Section 8.14 No Third-Party Beneficiaries. Nothing in this Article 8 is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Echo Business Benefit Plan, Aspen Benefit Plan, Newco Benefit Plan or any other Benefit Plan (b) prevent Newco or its Subsidiaries, after the Closing Date, from amending or terminating any Emerson Assumed Benefit Plan, Emerson Contributed Subsidiary Benefit Plan, Aspen Benefit Plan or Newco Benefit Plan in accordance with its terms, (c) prevent Newco or its Affiliates, after the Closing, from terminating the employment of any Continuing Employee or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Aspen, Emerson, the Emerson Contributed Subsidiaries, or any of their respective Subsidiaries or Affiliates, including, without limitation, any Echo Business Employee, Former Echo Business Employee, Aspen Employee or any beneficiary or dependent thereof or any other Person.
Section 8.15 Newco Omnibus Incentive Plan; Assumption of Agreements. In the event that Aspen and Emerson mutually determine in good faith that Continuing Echo Business Employees will not be eligible to receive awards under the Aspen 2016 Omnibus Incentive Plan following the Closing, then, prior to the Aspen Stockholder Meeting, Newco shall approve and adopt an incentive equity plan, the principal terms of which are substantially similar to the Aspen 2016 Omnibus Incentive Plan and the final form of which (including any changes to the terms of the Aspen 2016 Omnibus Incentive Plan and the aggregate number of shares of Newco Stock to be reserved for issuance under such incentive equity plan) shall be mutually agreed to in good faith by Aspen and Emerson (the “Omnibus Incentive Plan”), and the parties shall cause such Omnibus Incentive Plan to be submitted for applicable stockholder approval (including, to the extent mutually determined by the parties to be necessary and applicable, submitted for stockholder approval at the Aspen Stockholder Meeting). As soon as practicable following the Closing Date, Newco shall (if such stockholder approval is obtained) file an effective registration statement on Form S-8 (or other applicable form) with respect to the Newco Stock issuable under the Omnibus Incentive Plan (to the extent applicable, as adjusted by the Aspen Equity Award Exchange Ratio), and Newco shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan remain outstanding. From and after the Effective Time, Newco shall assume and agree to perform the agreements set forth on Section 8.16 of the Aspen Disclosure Schedule, subject to the terms of such applicable agreements.
Section 8.16 Echo Business Employee Census. Emerson shall update Sections 1.01(c), 1.01(d) and 1.01(e) of the Emerson Disclosure Schedule at reasonable intervals before the Closing (each, a “Census Update Time”) (it being understood that the last such Census Update Time shall occur no later than five Business Days prior to the Closing Date); provided, however, that any updates to the foregoing sections of the Emerson Disclosure Schedule at any Census Update Time (a) shall not add any individual to Section 1.01(c) of the Emerson Disclosure Schedule unless such individual (i) was primarily employed in or dedicated to the Echo Business as of the date of this Agreement or (ii) becomes primarily employed in or dedicated to the Echo Business following the date of this Agreement in the ordinary course of business consistent with past practice, (b) shall not add any individual to Section 1.01(e) or remove any individual from Section 1.01(c) of the Emerson Disclosure Schedule who is primarily employed in or dedicated to the Echo Business (other than any individual who ceases to be primarily employed in or dedicated to the Echo Business in the ordinary course of business consistent with past practice) and (c) shall not update Section 1.01(d) of the Emerson Disclosure Schedule without Aspen’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, further, that, in connection with any such updates to such sections of the Emerson Disclosure Schedule in accordance with sub-clauses (a) and (b) above, at any applicable Census Update Time, Emerson shall provide such updated schedules to Aspen for its prior review and Aspen shall have the right to provide reasonable comments on such proposed updates (which will be considered by Emerson in good faith). Notwithstanding anything to the contrary herein, Emerson may update Sections 1.01(c), 1.01(d) and 1.01(e) of the Emerson Disclosure Schedule in order to (A) reflect the hiring or termination of individuals, subject to the restrictions set forth in Section 6.01(k)(iv), and (B) to add the Dutch Emerson Employees in accordance with Section 8.18, if applicable.
Section 8.17 Emerson Contributed Subsidiary Culture, Policies and Procedures.
(a) For the period commencing on the Closing Date and ending on October 1, 2022, Newco shall, or shall cause its Subsidiaries to, use reasonable best efforts to hold the same or similar work-place events and offer the same or similar work place perquisites, including holiday office parties and complimentary beverages, for the benefit of Continuing Echo Business Employees who, prior to October 1, 2020, were employees of Open Systems International, Inc. or any of its Subsidiaries as of October 1, 2020, that, collectively, are substantially similar in the aggregate to those provided by Open Systems International, Inc. or any of its Subsidiaries prior to October 1, 2020, the expectation being that the amounts invested in the foregoing will be substantially similar to historical levels on a percentage of revenue basis, in each case, to the extent required under the OSI Agreement.
(b) For a period commencing on the Closing Date and ending on October 1, 2022, Newco agrees that it will not, and will not cause its Subsidiaries to make, any material adverse revisions to the employment policies and procedures of Open Systems International, Inc. set forth in Section 8.17(b) of the Emerson Disclosure Schedule that are in place on the date hereof, in each case, to the extent required under the OSI Agreement.
Section 8.18 Dutch Employees. For the purposes of this Agreement, the Dutch Emerson Employees shall not be Echo Business Employees until such time that either: (a) the applicable waiting period has expired pursuant to section 25(6) of the Dutch Works Councils Act (x) without the works council of Emerson Process Management B.V. claiming the right to be advised in relation to the transfer of the Dutch Emerson Employees and having initiated legal proceedings pursuant to section 26 of the Dutch Works Councils Act; or (y) after a negative or conditional advice in relation to the transfer of the Dutch Emerson Employees without the works’ council of Emerson Process Management B.V. having initiated legal proceedings pursuant to section 26 of the Dutch Works Councils Act; or (b) the works’ council consultation procedure is complied with by either (i) obtaining a positive or neutral and unconditional advice in relation to the transfer of the Dutch Emerson Employees or (ii) confirmation from the works council that (x) it has been duly informed on the subject of the request for advice, (y) irrevocably and unconditionally waives its right to give advice and (z) the term of suspension referred to in article 25 (6) of the Dutch Works Councils Act shall not apply. Upon the earlier of the occurrence of the circumstances described in clause (a) and (b), the Dutch Emerson Employees shall be automatically be deemed to be Echo Business Employees for all purposes of this Agreement and shall be automatically added to 1.01 (d) of the Emerson Disclosure Schedule by Emerson. If the consultation under this Section 8.18 results in the works council of Emerson Process Management B.V. delivering an advice that (A) deviates from the proposed decision to enter into the proposed Transaction with respect to the transfer of Dutch Emerson Employees or (B) is subject to conditions that are not reasonably acceptable to whichever of Aspen or Emerson as is affected by such conditions, then Aspen and Emerson, without any binding obligation to agree on any changes to this Agreement, shall discuss in good faith whether and to what extent the proposed Transaction with respect to the transfer of Dutch Emerson Employees can be altered to accommodate the works’ council’s advice or concerns.
Section 8.19 Echo Business Employee Retention Program. On or promptly following the Closing Date, but in any event no later than five (5) Business Days after the Closing Date, Newco shall implement the retention program for the Continuing Echo Business Employees set forth on Section 8.19 of the Emerson Disclosure Schedule (including by making all applicable grants thereunder).
ARTICLE 9
TAX MATTERS
Section 9.01 Tax Treatment. Each of Aspen and Emerson (i) shall, and shall cause its respective Subsidiaries to, use reasonable its best efforts to cause the Emerson Contributions, and the Merger Exchange, taken together, to qualify for the Intended Tax Treatment, and (ii) shall not take or agree to take, and shall cause its respective Subsidiaries not to take or agree to take, any action, or knowingly fail to take any action, reasonably likely to cause the Emerson Contributions, and the Merger Exchange, taken together, not to qualify for the Intended Tax Treatment. Each of Aspen and Emerson shall, and shall cause its respective Affiliates to, report the Emerson Contributions and the Merger Exchange in a manner consistent with the Intended Tax Treatment and shall not take any contrary Tax position, except to the extent required pursuant to a “determination” under Section 1313(a) of the Code. Each of Aspen and Emerson shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment. Aspen shall reasonably cooperate with Emerson in the preparation and delivery by Newco of a Tax Representation Letter (as defined in the Tax Matters Agreement) prior to Closing containing customary representations with respect to actions by Newco and its Subsidiaries after Closing that could affect the Intended Tax Treatment (as defined in the Tax Matters Agreement) of the Pre-Closing Restructuring, which representations shall not differ in any material respect from, or impose material additional restrictions on the business of Newco than, those representations set forth in Section 9(a) of the Tax Matters Agreement.
Section 9.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, value added and other similar Taxes and fees (including all applicable real estate transfer Taxes but excluding, for the avoidance of doubt, any Taxes levied on or imposed with respect to income or capital gains), together with any penalties and interest that become payable in connection with the execution of this Agreement, and the Emerson Contributions and the Merger shall be borne and paid by Newco (excluding, for the avoidance of doubt, any transfer Taxes incurred with respect to the Pre-Closing Restructuring, which shall be borne as described in the Tax Matters Agreement). Unless otherwise required by Applicable Law, Newco shall prepare and file any Tax Return or other necessary documentation with respect to such Taxes or fees (and Emerson and Aspen shall reasonably cooperate, and shall cause their respective Subsidiaries to reasonably cooperate, with respect thereto as necessary).

ARTICLE 10
CONDITIONS TO THE TRANSACTIONS
Section 10.01 Conditions to the Obligations of Each Party. The obligations of Aspen, Emerson, Emerson Sub, Newco and Merger Subsidiary to consummate the Transactions are subject to the satisfaction of the following conditions:
(a) the Aspen Stockholder Approval shall have been obtained in accordance with Delaware Law;
(b) no Applicable Law shall prohibit the consummation of the Transactions;
(c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and
(d) the shares of Newco Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.
Section 10.02 Conditions to the Obligations of Emerson, Emerson Sub, Newco and Merger Subsidiary. The obligations of Emerson, Emerson Sub, Newco and Merger Subsidiary to consummate the Transactions are subject to the satisfaction of the following further conditions:
(a) (i) Aspen shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing; (ii)(A) the representations and warranties of Aspen contained in Section 3.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), (B) the representations and warranties of Aspen contained in Section 3.01, Section 3.02, Section 3.05 (other than Section 3.05(a)), Section 3.06(b), Section 3.23 and Section 3.24 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), (C) the representations and warranties of Aspen contained in Section 3.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, and (D) the other representations and warranties of Aspen contained in Article 3 of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Aspen Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (D) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect; and (iii) Emerson shall have received a certificate signed by an executive officer of Aspen to the foregoing effect;
(b) any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated and each Consent of a Governmental Authority set forth on Section 10.02 of the Emerson Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated); in each case without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing);
(c) no Applicable Law in any jurisdiction in which Emerson or Aspen (together with their respective Subsidiaries) have material assets, operations or revenues shall be in force and effect that would impose a Burdensome Condition (including any Burdensome Condition that would come in effect at the Closing) and no Action by any Governmental Authority any such jurisdiction seeking to impose a Burdensome Condition shall be pending; and
(d) since the date of this Agreement, there shall not have occurred any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, an Aspen Material Adverse Effect.

Section 10.03 Conditions to the Obligations of Aspen. The obligations of Aspen to consummate the Transactions are subject to the satisfaction of the following further conditions:
(a) (i) each of Emerson, Emerson Sub, Newco and Merger Subsidiary shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing; (ii)(A) the representations and warranties of Emerson contained in the second sentence of Section 4.05(b) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, (iii)(A) the representations and warranties of Emerson contained in Section 4.01, Section 4.02, Section 4.05(b) (other than the representations and warranties of Emerson contained in the second sentence of Section 4.05(b)), Section 4.13(d) and Section 4.22 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), (B) the representations and warranties of Emerson contained in Section 4.08(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, and (C) the other representations and warranties of Emerson contained in Article 4 of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Emerson Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (C) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect; and (iv) Aspen shall have received a certificate signed by an executive officer of Emerson to the foregoing effect;
(b) any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated and each Consent of a Governmental Authority set forth on Section 10.03(b) of the Aspen Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated);
(c) since the date of this Agreement, there shall not have occurred any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, an Emerson Material Adverse Effect; and
(d) the Pre-Closing Restructuring shall have been completed in all material respects in accordance with Section 7.05; provided that Aspen shall not be entitled to waive this closing condition until the later of (x) the date on which all other closing conditions in Section 10.01, Section 10.02 and this Section 10.03 (other than those closing conditions that by their nature cannot be satisfied until the Closing, but that would be capable of being satisfied if the Closing occurred on such date) have been satisfied and (y) the date that is the End Date.
ARTICLE 11
TERMINATION
Section 11.01 Termination. This Agreement may be terminated and the Transactions (including the Merger) may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Aspen):
(a) by mutual written agreement of Aspen and Emerson;
(b) by either Aspen or Emerson, if:
(i) the Merger has not been consummated on or before October 10, 2022 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement is the principal cause of, or results in, the failure of the Merger to be consummated by such time;
(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins Aspen or Emerson from consummating the Merger and, in the case of each of the foregoing clauses (A) and (B), such Applicable Law shall have become final and nonappealable; or

(iii) at the Aspen Stockholder Meeting (including any adjournment or postponement thereof), the Aspen Stockholder Approval shall not have been obtained; or
(c) by Emerson, if:
(i) an Adverse Recommendation Change shall have occurred; provided that any notice delivered by Aspen to Emerson pursuant to Section 5.03(d) stating Aspen’ intention to make an Adverse Recommendation Change in advance thereof shall not result in Emerson having any termination rights pursuant to this Section 11.01(c)(i) unless and until an Adverse Recommendation Change shall have occurred;
(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aspen set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such breach or failure (A) is incapable of being cured by the End Date or (B) if capable of being cure by the End Date, has not been cured by Aspen within 30 days following written notice to Aspen from Emerson of such breach or failure to perform; provided that none of Emerson, Emerson Sub, Newco or Merger Subsidiary is then in breach of any representation, warranty, covenant or agreement that would cause the condition set forth in Section 10.03(a) not to be satisfied; or
(iii) there shall have been an intentional and material breach of Section 5.02 or Section 5.03;
provided that the termination rights under Sections 11.01(c)(i) and 11.01(c)(iii) may not be exercised by Emerson after the Aspen Stockholder Approval shall have been obtained; or
(d) by Aspen, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Emerson, Emerson Sub, Newco or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such breach or failure (A) is incapable of being cured by the End Date or (B) if capable of being cure by the End Date, has not been cured by Emerson, Emerson Sub, Newco or Merger Subsidiary, as applicable, within 30 days following written notice to Emerson from Aspen of such breach or failure to perform; provided that Aspen is not then in breach of any representation, warranty, covenant or agreement that would cause the condition set forth in Section 10.02(a) not to be satisfied.
The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.
Section 11.02 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any Subsidiary of such party or any former, current or future stockholder, director, officer, employee, agent, consultant or other Representative of such party or any of its Subsidiaries) to the other party hereto; provided that no party shall be relieved from any liability or damages for actual fraud or for any willful and material breach of this Agreement prior to such termination. The provisions of this Section 11.02 and Sections 7.03 (Public Announcements), 13.04 (Expenses), 13.07 (Governing Law), 13.08 (Jurisdiction) and 13.09 (Counterparts; Effectiveness) and, to the extent applicable to the foregoing provisions, Article 1 (Definitions) shall survive any termination hereof pursuant to Section 11.01.
ARTICLE 12
INDEMNIFICATION
Section 12.01 Indemnification by Emerson. From and after the Closing Date (but subject to the other provisions of this Article 12 and Section 13.02), Emerson will indemnify and defend Newco and its Subsidiaries and their respective officers, directors, managers, employees, agents, successors and assigns (the “Newco Indemnified Persons”) from and against, and hold each Newco Indemnified Person harmless from, any and all Damages incurred or suffered by any Newco Indemnified Person arising out of, in connection with or relating to:
(a) any Emerson Excluded Liability; and
(b) any breach of any representation or warranty made by Emerson in Section 4.09 or Section 4.13(d).
Section 12.02 Indemnification by Newco. From and after the Closing Date (but subject to the other provisions of this Article 12 and Section 13.02), Newco will indemnify and defend Emerson and its Retained

Subsidiaries and their respective officers, directors, managers, employees, agents, successors and assigns (the “Emerson Indemnified Persons”) from and against, and hold each Emerson Indemnified Person harmless from, any and all Damages incurred or suffered by any Emerson Indemnified Person arising out of, in connection with or relating to:
(a) any Liability (other than any Emerson Excluded Liability) of an Emerson Contributed Subsidiary (including any Emerson Assumed Liability); and
(b) any breach of any representation or warranty made by Aspen in Section 3.11.
Section 12.03 Third-Party Claim Procedures. (a) The party seeking indemnification under Section 12.01 or Section 12.02 (the “Indemnified Party”) shall give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any Third Party (“Third-Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.
(b) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party shall, within thirty days after delivery of a notice by the Indemnified Party of such Third-Party Claim, give written notice to the Indemnified Party that it is assuming and controlling the defense of such Third-Party Claim and acknowledging that it would (based on the facts set forth in the notice by the Indemnified Party of such Third-Party Claim and without prejudice to the Indemnifying Party’s right to subsequently assert as a defense to its indemnification obligations under this Article 12 any material facts or circumstances not known to the Indemnifying Party at the time of its assumption of such defense) have an indemnity obligation for the Damages resulting from such Third-Party Claim as provided under this Article 12; provided, further, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if (A) the Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, Action, indictment, allegation or investigation, (B) the Third-Party Claim seeks as its primary remedy non-monetary, injunctive or equitable relief against the Indemnified Party or any of its Affiliates, (C) the amount in dispute is reasonably likely to exceed the maximum amount for which the Indemnifying Party can then be liable pursuant to this Article 12 or (D) it is reasonably likely that the Indemnified Party (as opposed to the Indemnifying Party) will bear a greater portion of the Damages with respect to such Third-Party Claim (after taking into account the application of the limitations set forth in Section 12.05 and any other pending or resolved claims for indemnification). If the Indemnifying Party shall so assume the control of the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third-Party Claim if (i) the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third-Party Claim, (ii) the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (iii) the settlement includes the admission of any wrongdoing by the Indemnified Party or any of its Affiliates, (iv) the Indemnifying Party does not pay all amounts in such settlement or (v) the settlement creates any Lien on any assets of any Indemnified Party or any of its Affiliates.
(c) If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel if (i) representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (ii) there are material legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party. In case the Indemnified Party chooses to participate in the defense of a Third-Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third-Party Claim.

(d) Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no party shall be required to disclose any such records or information that would result in the loss of attorney-client privilege, but such party shall use its reasonable best efforts to develop an alternative to providing such records or information that is reasonably acceptable to the other party.
Section 12.04 Direct Claim Procedures. If an Indemnified Party has a claim for indemnification under Section 12.01 or Section 12.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnification obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.08.
Section 12.05 Limitation on Liability.
(a) No party will be liable to any other party for Damages under this Article 12 that are special, indirect, incidental, exemplary, consequential or punitive damages, except where the damages are claimed by or awarded to a Third Party in a Third-Party Claim. The amount of any Damages shall be net of (i) any recovery or benefit (including insurance and indemnification) paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification, and if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party and (ii) any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages (determined on a with and without basis).
(b) Emerson shall have no obligation to indemnify any Newco Indemnified Persons under Section 12.01(b) with respect to Damages (i) unless such claim or series of related claims involve Damages in excess of $100,000, (ii) unless and until the aggregate amount of all Damages indemnifiable under Section 12.01(b) exceeds $25,000,000, after which Emerson shall be obligated for the Newco Indemnified Person’s Damages indemnifiable under Section 12.01(b) to the extent in excess of $25,000,000 and (iii) after the aggregate Damages paid by Emerson to Newco Indemnified Persons under Section 12.01(b) exceeds $250,000,000.
(c) Newco shall have no obligation to indemnify any Emerson Indemnified Persons under Section 12.02(b) with respect to Damages (i) unless such claim or series of related claims involve Damages in excess of $100,000, (ii) unless and until the aggregate amount of all Damages indemnifiable under Section 12.02(b) exceeds $85,000,000, after which Newco shall be obligated for the Emerson Indemnified Person’s Damages indemnifiable under Section 12.02(b) to the extent in excess of $85,000,000 and (iii) after the aggregate Damages paid by Newco to Emerson Indemnified Persons under Section 12.02(b) exceeds $850,000,000.
(d) For purposes of this Article 12, both the existence of any inaccuracy in or breach of any representation or warranty contained in Section 3.11, Section 4.09 or Section 4.13(d), and the amount of any Damages resulting from such inaccuracy or breach, shall be determined without giving effect to any “ material,” “ materiality,” “Aspen Material Adverse Effect,” “Emerson Material Adverse Effect” or similar qualifications contained in or otherwise applicable to such representation or warranty or any definition contained therein.
(e) No knowledge of or investigation by or on behalf of a party shall constitute or effectuate a waiver of such party’s right to enforce any representation, warranty, covenant, agreement or other obligation contained in this Agreement (to the extent set forth herein) or in any way limit such party’s right to indemnification under this Article 12.

(f) Each party shall, and shall cause its respective Affiliates to, use reasonable best efforts to mitigate any Damage indemnifiable under this Article 12 upon and after becoming aware of any event that would reasonably be expected to give rise to any such Damage.
(g) For purposes of this Article 12, any and all Damages of an Emerson Indemnified Party shall (i) take into account the relative equity ownership of Emerson and the Emerson Retained Subsidiaries in Newco and (ii) expressly include the amount required to gross up such Emerson Indemnified Party to take into account the portion of any related indemnification payment indirectly borne by Emerson and the Emerson Retained Subsidiaries by reason of their relative equity ownership in Newco.
Section 12.06 Exclusion of Other Remedies. From and after the Closing Date, the indemnification obligations set forth in this Article 12 will constitute the sole and exclusive remedies of the parties for any Damages based on, arising out of or otherwise in respect of any matter addressed in this Article 12, except for remedies involving specific performance or other equitable relief pursuant to Section 13.12 or in case of actual fraud.
Section 12.07 Tax Matters. Notwithstanding anything to the contrary in this Article 12 (other than Section 12.05(a) with respect to Tax benefits to the extent described therein), the Tax Matters Agreement, and not this Article 12, shall govern the parties’ rights and obligations with respect to Taxes and Tax matters relating to the Echo Business and the Emerson Contributed Subsidiaries.
Section 12.08 Tax Treatment. All payments made pursuant to this Article 12 shall be treated by the parties as an adjustment to the transaction consideration for applicable Tax purposes, unless otherwise required by Law.
ARTICLE 13
MISCELLANEOUS
Section 13.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“email”) transmission, so long as a receipt of such email is requested and received) and shall be given, if to Emerson, Emerson Sub, Newco or Merger Subsidiary, to:

Emerson Electric Co. 8000 West Florissant Avenue P.O. Box 4100 St. Louis, MO 63136
Attention:	Sara Yang Bosco, Senior Vice President, Secretary and General Counsel Vincent M. Servello, Vice President, Strategy & Corporate Development
E-mail:	Sara.Bosco@emerson.com Vincent.Servello@emerson.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017
Attention:	Phillip R. Mills Marc O. Williams Cheryl Chan
Facsimile No.: (212) 701-5800
Email:	phillip.mills@davispolk.com marc.williams@davispolk.com cheryl.chan@davispolk.com if to Aspen, to:

Aspen Technology, Inc. 20 Crosby Drive Bedford, MA 01703
Attention:	SVP and General Counsel
Email:	legalnotices@aspentech.com

with copies to (which shall not constitute notice):

Aspen Technology, Inc. 20 Crosby Drive Bedford, MA 01703
Attention:	President and CEO
Email:	legalnotices@aspentech.com

and

Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, MA 02116
Attention:	Graham Robinson Chadé Severin
Facsimile No.: (617) 573-4822
Email:	graham.robinson@skadden.com chade.severin@skadden.com
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 13.02 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for (a) the representations and warranties set forth in Section 3.11, Section 4.09 and Section 4.13(d), which shall survive the Closing until the date that is eighteen months after the Closing Date and (b) such covenants or agreements that by their terms are to be performed (in whole or in part) after the Effective Time, which shall survive the Closing until fully performed in accordance with their terms. For clarity, covenants and agreements under Section 12.01(a) and 12.02 shall survive indefinitely. Any claim for indemnification under Article 12 asserted in writing prior to the expiration of any such survival period as provided in this Section 13.02 shall have been timely made for purposes of this Section 13.02 such that the representation, warranty, covenant, agreement or obligation that is the subject of such claim, to the extent of such claim only, shall survive until such claim has been fully and finally resolved in accordance with the terms of this Agreement.
Section 13.03 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Aspen Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of Aspen under Delaware Law without such approval having first been obtained.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.04 Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
(b) Termination Fee.
(i) If this Agreement is terminated by Emerson pursuant to Section 11.01(c)(i) or Section 11.01(c)(iii) (in each case, without the Aspen Stockholder Approval having been previously obtained), then Aspen shall pay to Emerson, within one Business Day after such termination, in immediately available funds $325,000,000 (the “Termination Fee”) to an account specified by Emerson upon such termination.
(ii) If (A) this Agreement is terminated by Emerson or Aspen pursuant to Section 11.01(b)(i) (but, for clarity, only if at such time Emerson would not be prohibited from terminating this Agreement by the proviso in Section 11.01(b)(i)) or Section 11.01(b)(iii) or by Emerson pursuant to Section 11.01(c)(ii) (but, for clarity, only if at such time Emerson would not be prohibited from terminating this Agreement by the proviso in Section 11.01(c)(ii)) (in each case, without the Aspen Stockholder Approval having been obtained or, if such termination is after the Aspen Stockholder Approval has been obtained, as a result of a willful and material breach by Aspen), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors of Aspen or its stockholders and (C) within 12 months following the date of such termination, Aspen shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then Aspen shall pay to Emerson in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee to an account specified by Emerson upon such termination.
(c) Other Agreements Relating to the Termination Fee. Aspen acknowledges that the agreements contained in Section 13.04(b) are an integral part of the Transactions and that, without these agreements, Emerson, Emerson Sub, Newco and Merger Subsidiary would not enter into this Agreement. Accordingly, if Aspen fails promptly to pay the Termination Fee if and when due to Emerson pursuant to Section 13.04(b), it shall also pay any costs and expenses incurred by Emerson in connection with an Action to enforce this Agreement that results in a judgment against Aspen for payment of the Termination Fee, together with interest on the unpaid Termination Fee at the prime rate as published in The Wall Street Journal, Eastern Edition in effect from the date the Termination Fee was required to be paid to (but excluding) the payment date. Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is payable and actually paid by Aspen in accordance with Section 13.04(b) and this Section 13.04(c), the payment of such Termination Fee (and, if applicable, the amounts described in the second sentence of this Section 13.04(c)) shall be the sole and exclusive remedy of Emerson, Emerson Sub, Newco and Merger Subsidiary and their respective Affiliates against Aspen or any of its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, agents, consultants or other Representatives for any Damages suffered or incurred as a result of or in connection with any breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement or the failure of the Transactions to be consummated, and upon payment of such amount, none of Aspen, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, agents, consultants or other Representatives shall have any further Liability relating to or arising out of this Agreement, the other Transaction Documents or the Transactions.
Section 13.05 Disclosure Schedules. Any disclosure contained in the Aspen Disclosure Schedule or the Emerson Disclosure Schedule with reference to any section or subsection of this Agreement shall be deemed to apply to any other section or subsection of the Aspen Disclosure Schedule or the Emerson Disclosure Schedule, respectively, where the relevance of such disclosure is reasonably apparent. The mere inclusion of any item in the Aspen Disclosure Schedule as an exception to a representation or warranty of Aspen in this Agreement or the Emerson Disclosure Schedule as an exception to a representation or warranty of Emerson in this Agreement shall not be deemed to be an admission that (i) such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, an Aspen Material Adverse Effect or an Emerson Material Adverse Effect, as applicable, or trigger any other materiality qualification, or (ii) such item did not arise in the ordinary course of business or in a manner consistent with past practice of Aspen or Emerson, as applicable.
Section 13.06 Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04 and Article 12, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04 and Article 12, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other parties hereto.
Section 13.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 13.08 Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.
Section 13.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 13.10 Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
Section 13.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 13.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.
[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.
ASPEN TECHNOLOGY, INC.

By:	/s/ Antonio J. Pietri
Name: Antonio J. Pietri
Title: President and Chief Executive Officer

EMERSON ELECTRIC CO.

By:	/s/ Vincent M. Servello
Name: Vincent M. Servello
Title: Vice President

EMR WORLDWIDE INC.

By:	/s/ Vincent M. Servello
Name: Vincent M. Servello
Title: Vice President

EMERSUB CX, INC.

By:	/s/ Vincent M. Servello
Name: Vincent M. Servello
Title: Vice President

EMERSUB CXI, INC.

By:	/s/ Vincent M. Servello
Name: Vincent M. Servello
Title: Vice President

Annex B
[This Annex B includes a revision to Article 11 that has been agreed to between AspenTech and Emerson but has not been reflected in the Transaction Agreement. Parties to the Transaction Agreement expect to enter into an amendment to reflect such revision, which the AspenTech Board is expected to approve.]
FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Aspen Technology, Inc.

The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was October 8, 2021. The Corporation was originally incorporated under the name Emersub CX, Inc.

ARTICLE 1
NAME
The name of the corporation is Aspen Technology, Inc. (the “Corporation”).
ARTICLE 2
REGISTERED OFFICE AND AGENT
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE 3
PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE 4
CAPITAL STOCK
(A) Authorized Shares
1. Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is [•], consisting of [•] shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and [•] shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).
2. Preferred Stock. Preferred Stock may be issued from time to time in one or more classes or series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board”) and the filing of a certificate pursuant to the DGCL (a “Preferred Designation”), authority to do so being hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any classes or series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such class or series, and the number of shares constituting any such class or series and the designation thereof, or any of the foregoing. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, subject to obtaining a vote of the holders of any classes or series of Preferred Stock, if such a vote is required pursuant to the terms of this Certificate of Incorporation (including any Preferred Designation).
(B) Voting Rights
Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Designation) or pursuant to the DGCL.
ARTICLE 5
BYLAWS
Subject to the terms of the Stockholders Agreement, dated as of [•], among the Corporation, Emerson Electric Co., a Missouri corporation (“Emerson”), and EMR Worldwide Inc., a Delaware corporation (as amended from time to time, the “Stockholders Agreement”), the Board shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”). The Stockholders Agreement shall be publicly available with the Company’s public filings.
ARTICLE 6
BOARD OF DIRECTORS
(A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board.
(B) Election of Directors. Subject to the terms of the Stockholders’ Agreement and any Preferred Designation, the number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(C) Vacancies. Subject to the terms of the Stockholders Agreement and any Preferred Designation, vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified.
(D) Removal. Any director or the entire Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon or pursuant to the terms of the Stockholders Agreement with respect to the parties to such agreement and any Preferred Designation.
ARTICLE 7
MEETINGS OF STOCKHOLDERS
(A) Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date, and at such time as the Bylaws may provide.
(B) Special Meetings. Except as otherwise provided for in any Preferred Designation, special meetings of the stockholders may only be called as set forth in the Bylaws.
(C) Action by Consent. If Emerson and its affiliates beneficially own in the aggregate at least 20% of the voting power of all of the then-outstanding shares of capital stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by consent of stockholders without a meeting; provided that, if Emerson and its affiliates do not beneficially own at least 20% of the voting power of all of the then-outstanding shares of capital stock of the Corporation, then any action required or permitted to be taken at any annual or special meeting of stockholders may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and this Article 7 and may not be taken by consent of stockholders without a meeting (except pursuant to any Preferred Designation). For purposes of this Section (C) of Article 7, “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
ARTICLE 8
INDEMNIFICATION
(A) Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.
(B) Right to Indemnification.
(1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each, a “Covered Person”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this Article 8 shall be a contract right.
(2) If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(3) The Corporation may, by action of the Board, provide indemnification and advancement of expenses to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by applicable law.
(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.
(D) Priority of Corporation Obligations. The Corporation hereby acknowledges that a Covered Person may have certain rights of indemnification, advancement of expenses and/or insurance provided by persons (an “Other Indemnitor”) other than the Corporation or an affiliate of the Corporation. The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case to the extent legally permitted and as required by the terms of this Certificate of Incorporation or the Bylaws (or any other agreement between the Corporation and such Covered Persons), without regard to any rights such Covered Persons may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of such Covered Persons with.respect to any claim for which such Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Persons against the Corporation. The Other Indemnitors are express third party beneficiaries of the terms of this clause (D).
(E) Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
(F) Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ARTICLE 9
CORPORATE OPPORTUNITIES
The Corporation has waived certain corporate opportunities as identified in the Stockholders Agreement, such that Emerson and the other persons specified therein shall not be liable to the Corporation, its affiliates or its stockholders for breach of any fiduciary duty as a stockholder or director of the Corporation from pursuit of such opportunities as set forth in the Stockholders Agreement. Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the foregoing.
ARTICLE 10
AMENDMENTS
The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

ARTICLE 11
EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS AND
SEVERABILITY
Unless the Board otherwise approves in writing the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a duty (including any fiduciary duty) owed by any current or former director, officer or other employee or stockholder to the Corporation or the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of a fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (iv) any action asserting a claim related to, involving or against the Corporation governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (each, a “Covered Proceeding”); provided that the foregoing shall not apply to claims arising under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.
Unless the Board otherwise approves in writing the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Failure to enforce the provisions of this Article 11 would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11 and waived any argument relating to the inconvenience of the forums referenced above in. The existence of any prior written approval by the Corporation of an alternative forum shall not act as a waiver of the Corporation’s ongoing consent right as set forth in this Article 11 with respect to any current or future actions or claims.
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
ARTICLE 12
DGCL SECTION 203 AND BUSINESS COMBINATIONS
(A) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
(B) The Corporation shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:
1.	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
2.
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting power of all of the then-outstanding shares of capital stock of the Corporation at the time the transaction commenced, excluding for purposes of determining the voting power of all of the then-outstanding shares of capital stock of the Corporation (but not the voting power of the then-outstanding shares of capital stock of the Corporation owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3.
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation which is not owned by the interested stockholder.

For purposes of this Article 12, references to:
“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
“Emerson Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from Emerson or any of its affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Securities Exchange Act of 1934 beneficial ownership of 5% or more of the voting power of all of the then-outstanding shares of capital stock of the Corporation.
“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
1.
any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article 12 is not applicable to the surviving entity;

2.
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

3.
any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this clause (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

4.
any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
5.
any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses 1 to 4) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article 12, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (a) Emerson, any Emerson Direct Transferee, or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Securities Exchange Act of 1934, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
1.	beneficially owns such stock, directly or indirectly; or
2.
has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

3.
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

“person” means any individual, corporation, partnership, unincorporated association or other entity.
“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
“voting stock” means stock of any class or series entitled to vote generally in the election of directors.
ARTICLE 13
STOCKHOLDERS AGREEMENT
Notwithstanding anything in this Certificate of Incorporation to the contrary (including the provisions of Article 3 hereof), (i) the Corporation is not authorized to engage in any act or activity that would constitute a breach by the Corporation of Article III (except for Section 3.7), Section 4.2(e), Section 4.3, Section 4.4, Section 4.9 or Section 7.6 of the Stockholders Agreement (the “Specified Provisions”), and (ii) the Corporation shall lack the power to engage in any such act or activity, unless (in the case of either of clauses (i) or (ii)) such act or activity is approved, or ratified after such act or activity occurs, by the parties to the Stockholders Agreement. For the avoidance of doubt, a breach of the Specified Provisions shall not occur if an act or activity would constitute a breach of a contractual right relating to such Specified Provision of one or more of the parties to the Stockholders Agreement and such right has been waived (either by a limited waiver or otherwise) by such parties.
IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this     day of   , 20  .
Aspen Technology, Inc.

[Name]
Title: Chief Executive Officer

Annex C
FORM OF

AMENDED AND RESTATED

BYLAWS

OF

ASPEN TECHNOLOGY, INC.

* * * * *
ARTICLE 1
OFFICES
Section 1.01. Registered Office. The registered office of Aspen Technology, Inc. (the “Corporation”) shall be as set forth in the Corporation’s amended and restated certificate of incorporation (as may be amended and/or restated from time to time, the “Certificate of Incorporation”).
Section 1.02. Other Offices. The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the Board of Directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require.
Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.
ARTICLE 2
MEETINGS OF STOCKHOLDERS
Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors or its designee (or the Chair of the Board of Directors in the absence of a designation by the Board of Directors). The Board of Directors may, in its sole discretion, determine that meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section Section 2.07 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”).
Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.
Section 2.03. Special Meetings.
(a) Special meetings of stockholders may be called by the Board of Directors, the Chair of the Board of Directors, the President or the Secretary of the Corporation and may not be called by any other person. A special meeting of stockholders shall be called by the Secretary of the Corporation at the written request or requests made in accordance with this Section 2.03 (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) of holders of record of at least 20% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (a meeting called in accordance with this sentence, a “Stockholder Requested Meeting”). A Special Meeting Request to the Secretary shall be signed and dated by each stockholder of record (or a duly authorized agent of such stockholder) requesting the special meeting, shall comply with this Section 2.03, and shall include a statement of the specific purpose or purposes of the special meeting.
(b) A Stockholder Requested Meeting shall be held on such date and at such time as may be fixed by the Board of Directors in accordance with these Bylaws; provided that, the date of any such special meeting shall not be less than 10 days nor more than 45 days after a Special Meeting Request that satisfies the requirements of this Section 2.03 is received by the Secretary.

(c) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.04 of these Bylaws. Nothing contained herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders by including such matter in the Corporation’s notice of meeting pursuant to Section 2.04 of these Bylaws.
Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chair of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 2.05. Quorum. Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to the DGCL, the presence, in person or by proxy, of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business; provided that if a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders, acting by the affirmative vote of a majority of the voting power of the stockholders present in person or represented by proxy, may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.
Section 2.06. Voting. (a) Except as otherwise required by law, the Certificate of Incorporation, these Bylaws, or any law, rule or regulation applicable to the Corporation or its securities, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting at which a quorum is present on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances under a certificate filed pursuant to the DGCL (a “Preferred Stock Designation”), a nominee for director shall be elected to the Board of Directors if the nominee receives a majority of the votes cast with respect to that nominee’s election at any meeting of stockholders for the election of directors at which a quorum is present; provided that, if as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees for director exceeds the number of directors to be elected (a “contested election”), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted or acted upon after three years from its date, unless said proxy provides for a longer period.
Section 2.07. Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(a) participate in a meeting of stockholders; and
(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided that
(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;
(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and
(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 2.08. Organization. At each meeting of stockholders, unless otherwise determined by the Board of Directors, the Chair of the Board of Directors, if one shall have been elected, or in the Chair’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting of stockholders, shall act as chair of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.
Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chair of the meeting.
Section 2.10. Nomination of Directors and Proposal of Other Business.
(a) Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) as may be provided in the certificate of designations for any class or series of preferred stock, (D) pursuant to the Stockholders Agreement, dated [•], by and among the Corporation, Emerson Electric Co., a Missouri corporation, and EMR Worldwide Inc., a Delaware corporation (as amended from time to time, the “Stockholders Agreement”) or (E) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.
(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 2.10(a)(i)(E), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. The number of nominees a stockholder may nominate for election at the annual meeting shall not exceed the number of directors to be elected at such annual meeting. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 90 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. For purposes of this paragraph (ii) and Section 2.03 of these Bylaws, the 2021 annual meeting of stockholders shall be deemed to have been held on [•]. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iii) Except for any nomination pursuant to the Stockholders Agreement, a stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”)) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:
(1) the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;
(2) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;
(3) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;
(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;
(5) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates has the right to vote any shares of any security of the Corporation;
(6) any short interest of such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(7) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates that are separated or separable from the underlying shares of capital stock of the Corporation;
(8) any proportionate interest in shares of capital stock of the Corporation or derivative instruments, held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, or any of their respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;
(9) any performance related fees (other than an asset-based fee) that such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or derivative instruments, if any;
(10) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;
(11) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;
(12) any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and
(13) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.
If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.
(b) Special Meetings of Stockholders. Nominations of persons for election to the Board of Directors at a special meeting of stockholders that is not a Stockholder Requested Meeting may be made by stockholders only (i) pursuant to the Stockholders Agreement or (ii) if the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then only by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b). Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders that is not a Stockholder Requested Meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to clause (ii) of the preceding sentence, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, such stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 120 days prior to the date of the special meeting nor (B) later than the later of 90 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. Such stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).
(c) General. (i) To be eligible to be a nominee for election as a director pursuant to Section 2.10(a)(i)(E) or clause (ii) of the first sentence of Section 2.10(b), the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors (except any such person nominated pursuant to the Stockholders Agreement) for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
(ii) No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a meeting of stockholders except in accordance with the procedures set forth in Section 2.03 of these Bylaws and this Section 2.10.
(iii) The chair of the meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder nominating a director nominee or proposing other business, in each case pursuant to Section 2.10(a)(i)(E) or clause (ii) of the first sentence of Section 2.10(b) (or a qualified representative of such stockholder), does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(iv) Without limiting the foregoing provisions of this Section 2.10, a stockholder nominating a director nominee or proposing other business, in each case pursuant to Section 2.10(a)(i)(E) or clause (ii) of the first sentence of Section 2.10(b), shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided that, any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.03 of these Bylaws).
(v) Notwithstanding anything to the contrary in these Bylaws, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

ARTICLE 3
DIRECTORS
Section 3.01. General Powers. Except as otherwise provided in the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 3.02. Number, Election and Term Of Office. Subject to the terms of the Stockholders Agreement and any Preferred Designation, the Board of Directors shall consist of not less than 7 nor more than 15 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of the Whole Board. For purposes of these Bylaws, “Whole Board” shall mean the total number of authorized directors constituting the Board of Directors whether or not there exist any vacancies or other unfilled seats.
Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.
Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. To the fullest extent permitted by law, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chair of the Board of Directors in the absence of a determination by the Board of Directors).
Section 3.05. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.
Section 3.06. Special Meetings. Special meetings of the Board of Directors may be called by the Chair of the Board of Directors or the President and shall be called by the Chair of the Board of Directors, President or the Secretary, on the written request of three directors. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.
Section 3.07. Committees. (a) The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to the stockholders for approval or (ii) adopting, amending or repealing any Bylaw. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. The foregoing provisions of this Section 3.07 shall be subject in all respects to the requirements of the Stockholders Agreement.
Section 3.08. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Following such action, the writing or writings or electronic transmission or transmissions, shall be filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 3.09. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
Section 3.10. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 3.11. Vacancies. Subject to the terms of the Stockholders Agreement and any Preferred Designation, unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with the DGCL. Subject to the terms of the Stockholders Agreement and any Preferred Designation, unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.
Section 3.12. Removal. Subject to the terms of the Stockholders Agreement with respect to the parties to such agreement and any Preferred Designation, any director may be removed, with or without cause, by the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon.
Section 3.13. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.
ARTICLE 4
OFFICERS
Section 4.01. Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices.
Section 4.02. Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.
Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 of these Bylaws, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.
Section 4.04. Removal. Any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.
Section 4.05. Resignations. Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.
ARTICLE 5
CAPITAL STOCK
Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be uncertificated, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation, which shall include the Chair of the Board of Directors, the Chief Executive Officer, any President or Vice President, the Treasurer or Assistant Treasurer and the Secretary and Assistant Secretary. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.
Section 5.02. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.
Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.
ARTICLE 6
GENERAL PROVISIONS
Section 6.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.
(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 6.02. Dividends. Subject to limitations contained in the DGCL and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.
Section 6.03. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 6.04. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders or equity holders of any entity (except this Corporation) in which the Corporation may hold stock or other interests.
Section 6.05. Amendments. Except as set forth in the Stockholders Agreement, these Bylaws or any of them, may be altered, amended or repealed, or new Bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board.
Section 6.06. Stockholders Agreement. Notwithstanding anything in these Bylaws to the contrary, (i) the Corporation is not authorized to engage in any act or activity that would constitute a breach by the Corporation of Article III (except for Section 3.7), Section 4.2(e), Section 4.3, Section 4.4, Section 4.9 or Section 7.6 of the Stockholders Agreement (the “Specified Provisions”), and (ii) the Corporation shall lack the power to engage in any such act or activity, unless (in the case of either of clauses (i) or (ii)) such act or activity is approved, or ratified after such act or activity occurs, by the parties to the Stockholders Agreement. For the avoidance of doubt, a breach of the Specified Provisions shall not occur if an act or activity would constitute a breach of a contractual right relating to such Specified Provision of one or more of the parties to the Stockholders Agreement and such right has been waived (either by a limited waiver or otherwise) by such parties.

Annex D
FORM OF STOCKHOLDERS AGREEMENT

dated as of

[•]

among

ASPEN TECHNOLOGY, INC.,

EMERSON ELECTRIC CO.

and

EMR WORLDWIDE INC.

SCHEDULE 4.5(B) RELATED PARTY TRANSACTIONS POLICY
SCHEDULE 4.5(C) PRE-AGREED PROCEDURES
SCHEDULE 7.10(A)
SCHEDULE 7.10(E)

STOCKHOLDERS AGREEMENT
STOCKHOLDERS AGREEMENT, dated [•] (this “Agreement”), among Emerson Electric Co., a Missouri corporation (“Emerson Parent”), EMR Worldwide Inc., a Delaware corporation and wholly owned subsidiary of Emerson Parent (“Emerson”), and Aspen Technology, Inc., a Delaware corporation (formerly known as Emersub CX, Inc.) (the “Company”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 10, 2021, among Emerson Parent, Aspen Technology, Inc., a Delaware corporation (“Old Aspen Tech”), the Company, Emersub CXI, Inc., a Delaware corporation, and Emerson (as amended from time to time, the “Transaction Agreement”), Emerson Parent and Old Aspen Tech combined the Echo Business (as defined in the Transaction Agreement) with Old Aspen Tech and effected the Transactions (as defined herein);
WHEREAS, pursuant to the Transactions, Emerson holds Company Common Stock (as defined herein); and
WHEREAS, Emerson Parent, Emerson and the Company desire to enter into this Agreement in order to (i) set forth certain of their rights, duties and obligations as a result of the Transactions, (ii) provide for the governance of the Company and (iii) set forth rights and restrictions on certain activities in respect of the Company Common Stock, corporate governance, and other related corporate matters.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Action” means any action, claim, suit, or proceeding, in each case by or before any arbitrator or Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person; provided that no then-member of the Emerson Group shall be deemed to be an Affiliate of any then-member of the Company Group for purposes of this Agreement and no then-member of the Company Group shall be deemed to be an Affiliate of any then-member of the Emerson Group for purposes of this Agreement.
“Applicable Law” means, with respect to any Person, any U.S., non-U.S. or transnational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement (including any stock exchange listing requirements) enacted, adopted, promulgated or applied by a Governmental Authority, that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“beneficially own” means, with respect to Company Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i). The terms “beneficial owner” and “beneficial ownership” shall have correlative meanings.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Closing” has the meaning ascribed thereto in the Transaction Agreement.
“Common Equivalents” means (i) with respect to Company Common Stock, shares of Company Common Stock, (ii) with respect to any securities that are convertible into or exchangeable for Company Common Stock, the shares of Company Common Stock issuable in respect of the conversion or exchange of such securities into Company Common Stock, (iii) with respect to any options, warrants or other rights to acquire Company

Common Stock, the shares of Company Common Stock issuable thereunder and (iv) with respect to any shares of Company Common Stock subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions, such shares of Company Common Stock.
“Company Board” means the board of directors of the Company.
“Company Business” means the business of developing, marketing and selling industrial software; provided that the Company Business expressly excludes the businesses set forth in clauses (ii) and (iii) of the definition of the Emerson Permitted Business.
“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
“Company Covered Employees” means any Continuing Aspen Employees (as defined in the Transaction Agreement) or any Continuing Echo Business Employees (as defined in the Transaction Agreement).
“Company Group” means the Company and, as of the relevant time for which the determination of Company Group is being made, each Subsidiary of the Company.
“Company Independent Director” means each director of the Company who (i) is an Independent Director and (ii) (A) is not an executive officer or employee of any Emerson Group member and (B) would not be a director described under Clauses (A) through (F) of Rule 5605(a)(2) of the Nasdaq listing rules in relation to Emerson Parent assuming Emerson Parent were the “Company” thereunder.
“Company Securities” means (i) the Company Common Stock, (ii) any preferred stock of the Company, (iii) any other capital stock issued by the Company and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Company Common Stock or any other capital or preferred stock issued by the Company.
“Emerson Annual Statements” means the audited annual financial statements and annual reports to shareholders of any Emerson Group member.
“Emerson Contributed Subsidiaries” has the meaning ascribed thereto in the Transaction Agreement.
“Emerson Covered Employees” means any individual employed by Emerson Parent or any of its Subsidiaries (x) in Emerson’s Automation Solutions business or (y) who assists in the provision of any Service (as defined in the Transition Services Agreement) under the Transition Services Agreement.
“Emerson Director” means a member of the Company Board who is an Emerson Designee.
“Emerson Group” means, at any given time, Emerson Parent and each Person (other than any then-member of the Company Group) that is then a Subsidiary of Emerson Parent.
“Emerson Fully-Diluted Ownership Percentage” means, as of any time, the percentage of the then-outstanding Company Common Stock (as determined on a Common Equivalents basis) beneficially owned by the members of the Emerson Group as of such time, calculated on a Fully-Diluted basis.
“Emerson Ownership Percentage” means, as of any time, the percentage of the then-outstanding Company Common Stock beneficially owned by the members of the Emerson Group as of such time.
“Emerson Permitted Business” means (i) any and all of the business activities contemplated under the Intercompany Commercial Agreements, including acting as an agent or reseller of the Company’s products or services, and the Transition Services Agreement (as defined in the Transaction Agreement), (ii) the business of developing, marketing and selling control or hardware-connected technology software products, including software and technology intended for control engineering tools, device level applications, alarm management, distributed control systems (“DCS”), historian, subsystem interfaces, operator environments, human machine interface engineering and runtime, reporting and trending, IO controllers, programmable logic controllers (PLC), SCADA (non-power), protection and prediction systems, embedded advanced control, embedded batch, AMS machinery management, control system diagnostics and system health monitoring, tank management solutions, sensor-based corrosion and erosion solutions, DCS or skid-based blending & transfer solutions, custody transfer solutions, valves diagnostic solutions, connected solution – instruments and Plantweb Insight and (iii) the Emerson Retained Businesses and any natural enhancements or extensions thereof (including by further investments therein).
“Emerson Retained Businesses” means Emerson’s and its Subsidiaries’ software businesses as of immediately after the Closing, including DeltaV, Ovation, ESI, Geofields, Syncade, Zedi, Progea, Bio-G, Fluxa, AMS Device Manager, Mimic, AgileOps, Inmation, PlantWeb Optics, and KNet.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“First Trigger” means the members of the Emerson Group ceasing to beneficially own more than fifty percent (50%) of the outstanding Company Common Stock.
“First Trigger Date” means the date that is forty-five (45) days following the earliest of (x) the date on which the Company notifies Emerson in writing of the First Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the First Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the First Trigger; provided that if on such first date members of the Emerson Group beneficially own more than fifty percent (50%) of the outstanding Company Common Stock (and at no point during such forty-five (45) day period beneficially owned less than forty-five percent (45%) of the outstanding Company Common Stock), the First Trigger and the First Trigger Date shall be deemed to not have occurred for all purposes under this Agreement. For the avoidance of doubt, if at any point during such forty-five (45) day period, members of the Emerson Group beneficially own less than forty-five percent (45%) of the outstanding Company Common Stock, the First Trigger Date shall occur regardless of any subsequent acquisition by members of the Emerson Group of additional shares of Company Common Stock.
“Fourth Trigger Date” means the date on which members of the Emerson Group cease to beneficially own at least ten percent (10%) of the outstanding Company Common Stock.
“Fully-Diluted” means, without duplication, all outstanding shares of Company Common Stock, all shares of Company Common Stock issuable in respect of all outstanding securities convertible into or exchangeable for Company Common Stock, all shares of Company Common Stock issuable in respect of all outstanding options, warrants or other rights to acquire Company Common Stock (regardless of whether the issuance is subject to vesting or other restrictions) and all outstanding shares of Company Common Stock that are subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions (regardless of whether the restrictions are still in force).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, self-regulatory or administrative authority, organization, department, court, agency or official, including any political subdivision thereof.
“Group” means the Emerson Group or the Company Group, as the context requires.
“Independent Director” means a director of the Company who is independent under Nasdaq listing rules; provided that it is understood and agreed that the fact that an individual is an employee, officer or director of a member of the Emerson Group with the Emerson Group may not be the sole basis for the Company Board to determine that such person has a relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director under Nasdaq listing rules.
“Intercompany Commercial Agreements” means any and all Contracts (as defined in the Transaction Agreement) between any member of the Company Group, on the one hand, and any member of the Emerson Group, on the other hand, for the provision or receipt of goods, products or services (including software), in each case, as amended, modified or supplemented from time to time. Intercompany Commercial Agreements shall include the Commercial Agreement (as defined in the Transaction Agreement) as it may be amended from time to time but shall exclude this Agreement and the other Transaction Documents.

“Nasdaq” means The NASDAQ Stock Market LLC, or any successor thereto, or, any other stock exchange or quotation system on which the Company Common Stock is traded.
“Parties” means Emerson Parent, Emerson and the Company.
“Percentage Maintenance Share” means, with respect to any transaction in which Company Securities are issued or proposed to be issued or sold (the “Percentage Maintenance Issued Shares”), a number of other shares of Company Common Stock or other Company Securities, as applicable (which, for the avoidance of doubt, are not the Percentage Maintenance Issued Shares), such that, after taking into account the total number of outstanding shares of Company Common Stock (on a Common Equivalents and Fully-Diluted basis) immediately after giving effect to such issuance or sale (including the number of shares of Company Common Stock or such other Company Securities acquired by Emerson assuming it exercised its right to buy its full Percentage Maintenance Share with respect to such transaction), the Emerson Fully-Diluted Ownership Percentage would be, assuming Emerson acquired such number of Company Securities, equal to the Emerson Fully-Diluted Ownership Percentage immediately prior to such issuance or sale.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Pro Rata Portion” means, with respect to any Company Securities issued or proposed to be issued or sold in connection with any transaction (the “Pro Rata Issued Shares”), the number of such Pro Rata Issued Shares (calculated on a Common Equivalents and Fully-Diluted basis) such that, after taking into account the total number of outstanding shares of Company Common Stock (on a Common Equivalents and Fully-Diluted basis) immediately after giving effect to such issuance or sale, the Emerson Fully-Diluted Ownership Percentage would be, assuming Emerson acquired such number of Company Securities, equal to the Emerson Fully-Diluted Ownership Percentage immediately prior to such issuance or sale.
“Related Party Transaction” means any transaction between any member of the Company Group, on the one hand, and any member of the Emerson Group, or, solely in their capacity as such, any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any member of the Emerson Group, on the other hand.
“Representatives” means, with respect to any Person (other than an individual), such Person’s directors, officers, employees and other agents and representatives (including legal counsel and outside advisors).
“RPT Committee” means an ad-hoc committee formed by the Company Board from time to time consisting of at least two (2) directors of the Company, provided that all members of an RPT Committee must be Company Independent Directors who are designated by a majority of the Independent Directors.
“SEC” means the Securities and Exchange Commission.
“Second Trigger” means the members of the Emerson Group ceasing to beneficially own more than forty percent (40%) of the outstanding Company Common Stock.
“Second Trigger Date” means the date that is forty-five (45) days following the earliest of (x) the date on which the Company notifies Emerson in writing of the Second Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Second Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Second Trigger; provided that if on such first date members of the Emerson Group beneficially own more than forty percent (40%) of the outstanding Company Common Stock (and at no point during such forty-five (45) day period beneficially owned less than thirty-five percent (35%) of the outstanding Company Common Stock), the Second Trigger and the Second Trigger Date shall be deemed to not have occurred for all purposes under this Agreement. For the avoidance of doubt, if at any point during such forty-five (45) day period, members of the Emerson Group beneficially own less than thirty-five percent (35%) of the outstanding Company Common Stock, the Second Trigger Date shall occur regardless of any subsequent acquisition by members of the Emerson Group of additional shares of Company Common Stock.
“sole discretion” means being entitled to consider only such interests and factors as the Person making such determination desires, including solely its own interests, without having any duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any other Person.

“Subsidiary” means, with respect to any Person, (i) any entity (A) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person or (B) of which a majority of the equity interests are directly or indirectly owned by such Person or (ii) in the case of a partnership, of which such Person is the general partner; provided that, for purposes of this Agreement no member of the Company Group shall be a Subsidiary of Emerson Parent or Emerson.
“Third Trigger” means the members of the Emerson Group ceasing to beneficially own at least twenty percent (20%) of the outstanding Company Common Stock.
“Third Trigger Date” means the date that is forty-five (45) days following the earliest of (x) the date on which the Company notifies Emerson in writing of the Third Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Third Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Third Trigger; provided that if on such first date members of the Emerson Group beneficially own at least twenty percent (20%) of the outstanding Company Common Stock (and at no point during such forty-five (45) day period beneficially owned less than seventeen and a half percent (17.5%) of the outstanding Company Common Stock), the Third Trigger and the Third Trigger Date shall be deemed to have not occurred for all purposes under this Agreement. For the avoidance of doubt, if at any point during such forty-five (45) day period, members of the Emerson Group beneficially own less than seventeen and a half percent (17.5%) of the outstanding Company Common Stock, the Third Trigger Date shall occur regardless of any subsequent acquisition by members of the Emerson Group of additional shares of Company Common Stock.
“Transaction Documents” means, collectively, this Agreement, the Transaction Agreement and the other Ancillary Agreements (as defined in the Transaction Agreement).
“Transactions” has the meaning ascribed thereto in the Transaction Agreement.
“Transfer” means to sell, transfer, assign or otherwise dispose of any Company Common Stock, including by means of a hedge, swap or other derivative, and excluding, for the avoidance of doubt, (i) any sale, transfer, assignment or other transaction involving any equity interests of Emerson or any of its Affiliates, or any sale of or merger or consolidation involving Emerson or any of its Affiliates, (ii) subject to Section 3.4, the provision of a proxy in connection with any annual or special meeting of the stockholders of the Company and (iii) the tender of Company Common Stock in any tender or exchange offer that is approved by the Company Board prior to the consummation thereof. “Transferred” and “Transferring” shall have correlative meanings.
“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person, except for any de minimis ownership by another Person to the extent required by non-U.S. rules under Applicable Law.
Section 1.2. Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.
Term	Section
Agreement	Preamble
Audit Committee	3.2(e)
Company	Preamble
Company Auditors	5.3(d)(ii)
Company Confidential Information	4.1(a)
Company Public Documents	5.3(b)
Compensation Committee	3.1
Compliance Audit	5.3(g)
Compliance Program	5.3(g)
Disclosure Committee	5.3(f)
Dispute	6.1(a)
Emerson	Preamble
Emerson Auditors	5.3(d)(ii)

Term	Section
Emerson Confidential Information	4.1(b)
Emerson Designee	3.2(a)
Emerson Law Firms	7.10(a)
Emerson Parent	Preamble
Emerson Public Filings	5.2
Election Period	4.3(c)
Initial Notice	6.2
Issuance Notice	4.3(b)
Lead Independent Director	3.2(i)
Lockup Period	4.2(a)
M&A Committee	3.3(a)
Nominating & Governance Committee	3.2(e)
Non-Emerson Designee	3.2(e)
Non-Emerson Director	3.2(e)
Non-Privileged Deal Communications	7.10(c)
Old Aspen Tech	Preamble
Old Aspen Tech Board	3.1(i)
Old Aspen Tech Chair	3.1(i)
Other Committees	3.3(d)(i)
Other Stockholders	4.2(c)
Percentage Maintenance Share	4.3(b)
Pre-Agreed Procedures	4.5(c)(i)
Pre-Closing Related Party Transactions	4.5(a)
Privilege	5.5
Privileged Communications	7.10(a)
Privileged Deal Communications	7.10(b)
Proposed Purchase Price	4.3(b)(ii)
Related Party Transactions Policy	4.5(b)
Representatives	4.1(a)
Response	6.2
Significant Subsidiary	3.6(a)(i)
Standstill Period	4.2(b)(i)
Transaction Agreement	Preamble
ARTICLE II
TERM
Section 2.1. Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically (a) on the Fourth Trigger Date or (b) in the event that the Emerson Group beneficially owns 100% of the outstanding Company Securities (other than prong (iv) of the definition thereof). Notwithstanding the foregoing, the provisions of Section 4.1, Section 4.8, Section 5.4, Section 5.5, Article VI and Article VII, and the definitions contained herein that are used therein, shall survive the termination of this Agreement.
ARTICLE III
CORPORATE GOVERNANCE MATTERS
Section 3.1. Initial Board Composition. Effective as of the Closing, the Company Board shall initially consist of nine (9) members comprised of (i) five directors designated by Emerson as follows: (A) Jill D. Smith (the “Old Aspen Tech Chair”), the chair of the Old Aspen Tech board of directors (the “Old Aspen Tech Board”) as of the date of the Transaction Agreement, who shall be the initial chair of the Company Board, (B) one director designated by Emerson, and (C) three (3) directors designated by Emerson after consultation with the Old Aspen Tech Chair (it being understood that, as of the date of the Transaction Agreement, it was Emerson’s expectation that the persons in this clause (C) would be (x) members of the Old Aspen Tech Board or

(y) Independent Directors) (for the avoidance of doubt, the persons in this clause (i) are Emerson Designees), (ii) the Chief Executive Officer of Old Aspen Tech immediately prior to the Closing, and (iii) three (3) directors that are Independent Directors designated by Old Aspen Tech, and reasonably acceptable to Emerson, which directors shall have been designated by Old Aspen Tech prior to the designation of any director (other than the Old Aspen Tech Chair) by Emerson pursuant to this Section 3.1. Effective as of the Closing, the initial chair of the Compensation Committee of the Company Board (the “Compensation Committee”) shall be designated by Old Aspen Tech.
Section 3.2. Subsequent Board Composition.
(a) From and after the date hereof, the Company shall take all action to cause the Company Board, at any time (including if the size of the Company Board is increased or decreased), to be comprised of: (i) prior to the Third Trigger Date, a number of persons designated by Emerson (each person so designated by Emerson, an “Emerson Designee”) equal to the Emerson Ownership Percentage (expressed as a fraction) multiplied by the total authorized number of directors of the Company Board at such time (including as constituted immediately following any increase in size of the Company Board to comply with this Section 3.2), rounded up to the nearest whole person (but in no event less than a majority of the members on the Company Board until the Second Trigger Date) and (ii) following the Third Trigger Date, one Emerson Designee.
(b) The Company shall cause each Emerson Designee to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any annual or special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such Emerson Designee, including soliciting proxies in favor of the election of such persons.
(c) In the event that any Emerson Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute Emerson Designee.
(d) The Company hereby agrees to take, at any time and from time to time, all actions necessary to facilitate the removal and replacement of any Emerson Director upon the written request of Emerson.
(e) From and after the date hereof, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not an Emerson Director (each such person, a “Non-Emerson Director”), the Nominating & Governance Committee of the Company Board (the “Nominating & Governance Committee”) shall have the sole right to fill such vacancy or designate a person for nomination for election to the Company Board to fill such vacancy (such person, a “Non-Emerson Designee”) in accordance with Applicable Law; provided that, until the Third Trigger Date, (i) the then-current Chief Executive Officer of the Company shall be included for nomination at any annual or special meeting of the Company at which directors are elected and (ii) each Non-Emerson Designee (other than the then-current Chief Executive Officer of the Company) shall be a Company Independent Director and shall meet all other requirements under Applicable Law for membership on the Audit Committee of the Company Board (the “Audit Committee”) and one of which such Non-Emerson Designees shall also be an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K. For the avoidance of doubt, the Company Board shall at all times include at least three Company Independent Directors.
(f) For so long as the Emerson Ownership Percentage is greater than fifty percent (50%), to the extent permitted by Applicable Law, if so requested by Emerson, the Company shall avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of Nasdaq (in whole or in part, as requested by Emerson).
(g) Subject to Applicable Law, each Emerson Director shall keep confidential any information about the Company and its Affiliates he or she receives as a result of being a director of the Company Board, provided such Emerson Director is permitted to disclose to the Emerson Group, Representatives of the Emerson Group and such Emerson Director’s advisors information about the Company and its Affiliates that he or she receives as a result of being a director. Notwithstanding any duty otherwise existing under Applicable Law or in equity, to the fullest extent permitted by Applicable Law, no Emerson Director shall have any duty to disclose to the Company or the Company Board or any committee of the Company Board

(or subcommittee thereof) confidential information of Emerson or any Affiliates of Emerson in such Emerson Director’s possession even if it is material and relevant information to the Company, the Company Board or any committee of the Company Board (or subcommittee thereof) and, in any case, such Emerson Director shall not be liable to the Company, any of its stockholders or any other Person for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a director by reason of such lack of disclosure of such confidential information.
(h) Until the Second Trigger Date, (i) Emerson shall have the right to nominate a member of the Company Board as the chair of the Company Board and the Company shall cause the Company Board to take all actions necessary to cause such person to become the chair of the Company Board, and (ii) the Company shall take, at any time and from time to time, all actions necessary to cause the Company Board to remove and replace the chair of the Company Board with another member of the Company Board upon the written request of Emerson.
(i) Until the Second Trigger Date, if at any time the chair of the Company Board is not an Independent Director, to the extent the Company Board designates a director to be the “lead independent director” (the “Lead Independent Director”) (i) Emerson shall have the right to nominate a member of the Company Board who is an Independent Director to be the Lead Independent Director and the Company shall cause the Company Board to take all actions necessary to cause such person to become the Lead Independent Director, and (ii) the Company shall take, at any time and from time to time, all actions necessary to cause the Company Board to remove and replace the Lead Independent Director with another member of the Company Board who is an Independent Director upon the written request of Emerson.
(j) For the avoidance of doubt, Emerson shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company in accordance with Section 7.3.
Section 3.3. Committees of the Company Board.
(a) The Company Board shall have the following committees: an Audit Committee, a Nominating & Governance Committee, the Compensation Committee, until the Third Trigger Date an M&A Committee of the Company Board (the “M&A Committee”), and such other committees as determined by the Company Board. All references to committees in this Section 3.3 shall include any subcommittees of such committees. Until the Third Trigger Date, Emerson shall have the right to review and approve the charter for each committee and subcommittee of the Company Board (other than any RPT Committee).
(b) Audit Committee. The Company shall cause the Audit Committee to consist solely of three (3) directors, all of whom shall (i) be Company Independent Directors and (ii) meet all other requirements of Applicable Law and the Nasdaq listing rules for membership on the Audit Committee. Until the Third Trigger Date, Emerson shall be entitled to designate one non-voting observer who is entitled to attend meetings of the Audit Committee (which non-voting observer need not be a member of the Company Board).
(c) M&A Committee. The M&A Committee shall be an advisory committee that will consist solely of three (3) directors. Until the Third Trigger Date, Emerson shall be entitled to appoint one member of the M&A Committee and designate one non-voting observer who is entitled to attend meetings of the M&A Committee (which non-voting observer need not be a member of the Company Board). The M&A Committee shall, among other things, (i) review the Company’s strategy regarding mergers, acquisitions, investments and dispositions with management periodically and (ii) review all proposed mergers, acquisitions, investments or dispositions of assets or businesses (it being understood that (x) ordinary course capital expenditures which are otherwise unrelated to any acquisition or disposition of a business shall not be within the purview of the M&A Committee and (y) the charter for the M&A Committee shall permit the M&A Committee to establish materiality thresholds for transactions as to which the M&A Committee will not review, which thresholds shall be approved by Emerson).
(d) Other Committee Composition. Until the Third Trigger Date, (i) the Company shall take all action to cause the number of Emerson Directors on all committees and subcommittees of the Company Board other than the Audit Committee, M&A Committee and any RPT Committee (such committees and subcommittees, the “Other Committees”) at any time (including if the size of such Other Committee is increased or decreased, to the extent permitted hereunder) to be equal to the Emerson Ownership Percentage (expressed as a fraction) multiplied by the total authorized number of members of such Other Committee at such time (including as constituted immediately following any increase of such committee or subcommittee to comply with this Section 3.3 to the extent permitted hereunder), rounded up to the nearest whole person, (ii) Emerson shall have the right to designate which Emerson Director(s) will serve on each Other Committee and (iii) Emerson shall have the right to designate the chair of each Other Committee; provided that (A) until the Second Trigger Date, in no event shall the number of Emerson Directors on any Other Committee be less than a majority of the members of such Other Committee, and (B) following the Second Trigger Date, (1) the number of Emerson Directors on each Other Committee calculated pursuant to the foregoing shall be rounded down to the nearest whole person, but in no event be less than one member and (2) if (x) Emerson Transfers in any transaction or series of related transactions five percent (5%) or more of the Company Common Stock outstanding at such time (other than to an Emerson Affiliate) or (y) at any time, none of the Emerson Directors is an officer or employee of any member of the Emerson Group, then this Section 3.3(d) shall be of no further force and effect.
Section 3.4. Emerson Agreement to Vote. Emerson Parent shall, and shall cause each member of the Emerson Group to, (a) cause their respective Company Common Stock to be present for quorum purposes at any Company stockholder meeting, and (b) vote in favor of all Non-Emerson Designees nominated in accordance with this Agreement.
Section 3.5. Chief Executive Officer. As of the Closing, the Chief Executive Officer of the Company shall be Antonio J. Pietri.
Section 3.6. Consent Rights.
(a) Until the Second Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Emerson:
(i) any merger, consolidation, reorganization, conversion or any other business combination involving the Company, or sale of all or substantially all of the consolidated assets of the Company;
(ii) any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (other than capital expenditures) with a value in excess of $50,000,000 in any transaction or series of related transactions;
(iii) any redemption, repurchase, cancellation or other acquisition or any offer to redeem, repurchase, cancel or otherwise acquire Company Securities or any equity or equity-linked securities of any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act (a “Significant Subsidiary”), other than (A) repurchases of Company Common Stock of no more than $50,000,000 in any 12-month period and that are approved by the Company Board or (B) repurchases of equity or equity-linked securities of any Wholly Owned Subsidiary of the Company by the Company or any of its Wholly Owned Subsidiaries;
(iv) the declaration or payment of a cash or other dividend or any other distribution on the Company Securities or any equity or equity-linked securities of any Significant Subsidiary other than to the Company or one of its Wholly Owned Subsidiaries;
(v) any recapitalization, reclassification, spin-off or combination of any Company Securities or any equity or equity-linked securities of any Significant Subsidiary, other than a recapitalization, reclassification or combination of equity or equity-linked securities of a Wholly Owned Subsidiary of the Company (and solely involving Wholly Owned Subsidiaries of the Company) that remains a Wholly Owned Subsidiary of the Company after the consummation of such transaction and that does not have any adverse tax consequences to the Emerson Group;
(vi) any sale, transfer, lease, pledge, abandonment or other disposition or exclusive license (in each case of the foregoing, including by merger, consolidation, reorganization, conversion, joint venture, sale of stock or assets or otherwise) of any assets, businesses, interests, properties, securities or

Persons in with a value in excess of $25,000,000 in any transaction or series of related transactions in any 12-month period, other than (A) sales of inventory or services or dispositions of obsolete assets in each case in the ordinary course of business or (B) to the Company or any of its Wholly Owned Subsidiaries;
(vii) without limiting any other provision of this Agreement, any incurrence, assumption, guarantee, repurchase or other creation of indebtedness for borrowed money (including through the issuance of debt securities) in an aggregate principal amount in excess of $25,000,000 on a consolidated basis in any 12-month period, excluding (A) any indebtedness in respect of a revolving debt facility in existence as of the date hereof or which has previously been approved pursuant to this Section 3.6(a)(vii) and (B) any indebtedness solely among the Company and its Wholly Owned Subsidiaries;
(viii) any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Significant Subsidiary, other than a liquidation or dissolution of any Wholly Owned Subsidiary of the Company;
(ix) any establishment, adoption, amendment or termination of any equity incentive plan or arrangement;
(x) any issuance, delivery or sale, or authorization of the issuance, delivery or sale, of Company Securities or any equity or equity-linked securities of any Subsidiary of the Company, other than (A) pursuant to equity incentive plans and arrangements previously approved pursuant to this Section 3.6 and by the Company Board, (B) to the Company or one of its Wholly Owned Subsidiaries and (C) in the case of issuance of securities by any Subsidiary of the Company located outside of the United States, de minimis issuances required by Applicable Law;
(xi) any termination of the employment of the Chief Executive Officer of the Company or any appointment of a new Chief Executive Officer of the Company;
(xii) any amendment to the organizational documents (whether by merger, consolidation or otherwise) of the Company or any Significant Subsidiary, other than any such amendment to the organizational documents of any Wholly Owned Subsidiary of the Company that does not disproportionately and adversely affect Emerson in its capacity as an indirect stockholder of such Subsidiary as compared to other indirect stockholders of such Subsidiary;
(xiii) any establishment, adoption, material amendment or termination of any disclosure controls and procedures of the Company; and
(xiv) authorize, agree or commit to do any of the foregoing.
(b) Following the Second Trigger Date until the Third Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Emerson:
(i) any merger, consolidation, reorganization, conversion or any other business combination involving the Company, or sale of all or substantially all of the consolidated assets of the Company;
(ii) any sale, transfer, lease, pledge, abandonment or other disposition or exclusive license (in each case of the foregoing, including by merger, consolidation, reorganization, conversion, joint venture, sale of stock or assets or otherwise) of any assets, businesses, interests, properties, securities or Persons with a value in excess of $25,000,000 in any transaction or series of related transactions in any 12-month period, other than (A) sales of inventory or services or dispositions of obsolete assets in each case in the ordinary course of business or (B) to the Company or any of its Wholly Owned Subsidiaries;
(iii) any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company;
(iv) any material amendment to the organizational documents (whether by merger, consolidation or otherwise) of the Company;

(v) any establishment, adoption, material amendment or termination of any disclosure controls and procedures of the Company; and
(vi) authorize, agree or commit to do any of the foregoing.
(c) Following the Third Trigger Date until the Fourth Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Emerson:
(i) any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company;
(ii) any amendment to the organizational documents (whether by merger, consolidation or otherwise) of the Company that disproportionately and adversely affects Emerson in its capacity as a stockholder of the Company as compared to other stockholders of the same class of securities of the Company; and
(iii) authorize, agree or commit to do any of the foregoing.
(d) The Company shall provide reasonable advance notice and reasonably detailed information of any action (including copies of any related presentations and definitive agreements) for which it seeks Emerson’s prior written consent pursuant to this Section 3.6 and shall provide all other information reasonably and promptly requested by Emerson and its Representatives in connection with any such actions; provided that, in each case, the Company shall not be required to provide any information if providing such information would (i) violate Applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in the disclosure of Trade Secrets (as defined in the Transaction Agreement); provided further that the Company shall use commercially reasonable efforts to provide such information in a way that would not violate such Applicable Law or result in such loss or disclosure. Emerson shall inform the Company in writing as to whether or not consent is granted pursuant to this Section 3.6 no later than thirty (30) days (provided that, in the case of any requested consent pursuant to Section 3.6(a)(iii), (a)(iv), (a)(xiii) and (a)(xiv) (solely as it relates to the foregoing), and Section 3.6(b)(v) and (b)(vi) (solely as it relates to the foregoing), this shall be no later than fifteen (15) days) following the date on which the Company provides Emerson with the information regarding the transaction for which Emerson’s consent is requested, and, for the avoidance of doubt, Emerson shall be deemed to have consented to such transaction if Emerson does not provide a written statement that the requested consent has been denied within such time period. Emerson Parent shall make its Chief Executive Officer reasonably available to the Company for the purpose of responding to such requests.
(e) The dollar amounts set forth in Sections 3.6(a)(ii), (a)(iii), (a)(vi) and (a)(vii) and Sections 3.6(b)(ii) shall be increased by (i) on December 31, 2025, by the percentage increase in the Consumer Price Index published by the U.S. Bureau of Labor Statistics (the “CPI”) on December 31, 2025 as compared to the CPI on December 31, 2022, (ii) on December 31, 2028, by the percentage increase in the CPI on December 31, 2028 as compared to the CPI on December 31, 2025, and (iii) every three years from December 31, 2028, mutatis mutandis.
Section 3.7. Modifications to Business Strategy.
(a) Until the First Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, without the prior written consent of Emerson, modify the business strategy, or modify or expand the scope or nature of the business or other activities, of the Company or any of its Subsidiaries beyond the Company Business (which for the purposes of this provision includes control or hardware-connected technology software products for, and software and technology intended for, historian), or authorize, agree or commit to do any of the foregoing.
(b) The Company shall provide reasonable advance notice and reasonably detailed information of any action (including copies of any related presentations and definitive agreements) for which it seeks Emerson’s prior written consent pursuant to this Section 3.7 and shall provide all other information reasonably and promptly requested by Emerson and its Representatives in connection with any such actions; provided that, in each case, the Company shall not be required to provide any information if providing such information would (i) violate Applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in the disclosure of Trade Secrets (as defined in the Transaction Agreement); provided further that the Company shall use commercially reasonable efforts to provide such information in a way that would not violate such Applicable Law or result in such loss or disclosure. Emerson shall inform the Company in writing as to whether or not consent is granted pursuant to this Section 3.7 no later than thirty (30) days following the date on which the Company provides Emerson with the information regarding the action for which Emerson’s consent is requested, and, for the avoidance of doubt, Emerson shall be deemed to have consented to such transaction if Emerson does not provide a written statement that the requested consent has been denied within such time period. Emerson Parent shall make its Chief Executive Officer reasonably available to the Company for the purpose of responding to such requests.
ARTICLE IV
OTHER AGREEMENTS
Section 4.1. Confidentiality.
(a) From the date hereof until the date that is three (3) years following the Fourth Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement, any Transaction Document or any Intercompany Commercial Agreement, Emerson Parent shall not, shall cause the other members of the Emerson Group and its and such other members’ directors and officers not to, and shall use its reasonable best efforts to cause it and such other members’ employees and other agents and representatives (including legal counsel and outside advisors) not to, directly or indirectly, disclose any Company Confidential Information to any Person; provided that Company Confidential Information may be disclosed:
(i) to any other member of the Emerson Group;
(ii) to any Representative of any member of the Emerson Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to any member of the Emerson Group;
(iii) to any Person to whom any member of the Emerson Group is contemplating a Transfer of Company Common Stock; provided that such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof;
(iv) to any regulatory authority or ratings agency to which any member of the Emerson Group or any of its Affiliates is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information; or
(v) if the prior approval or written consent of the Company Board (not to be unreasonably withheld, conditioned or delayed) shall have been obtained.
Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Company Confidential Information in connection with the assertion or defense of any claim by or against any member of the Emerson Group or the Company Group, any Affiliates thereof, any Non-Emerson Designee, any Non-Emerson Director, any Emerson Designee or any Emerson Director.
For purposes of this Section 4.1(a), any confidential information relating to the Company Group furnished to any member of the Emerson Group in connection with this Agreement, the Transition Services Agreement, the other Transaction Documents or the Intercompany Commercial Agreements is hereinafter referred to as “Company Confidential Information.” “Company Confidential Information” does not include information that (i) is or becomes generally available to the public, other than as a result of a breach of this Section 4.1(a), (ii) was or became available to any member of the Emerson Group from a source other than a member of the Company Group or a Representative thereof on behalf of the Company Group or (iii) is developed independently by a member of the Emerson Group without reference to the Company Confidential Information; provided that, in the case of clause (ii), the source of such information was not known by such member of the Emerson Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information.
(b) From the date hereof until the date that is three (3) years following the Fourth Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement, any Transaction Document or any Intercompany Commercial Agreement, the Company shall not, shall cause the other members of the

Company Group and its and such other members’ directors and officers not to, and shall use its reasonable best efforts to cause it and such other members’ employees and other agents and representatives (including legal counsel and outside advisors) not to, directly or indirectly, disclose any Emerson Confidential Information to any Person; provided that Emerson Confidential Information may be disclosed:
(i) to any other member of the Company Group;
(ii) to any Representative of any member of the Company Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to any member of the Company Group;
(iii) to any regulatory authority or ratings agency to which any member of the Company Group or any of its Affiliates is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information; or
(iv) if the prior approval or written consent of Emerson (not to be unreasonably withheld, conditioned or delayed) shall have been obtained.
Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Emerson Confidential Information in connection with the assertion or defense of any claim by or against any member of the Emerson Group or the Company Group, any Affiliates thereof, any Non-Emerson Designee or any Non-Emerson Director.
For purposes of this Section 4.1(b), any confidential information relating to the Emerson Group furnished to any member of the Company Group in connection with this Agreement, the Transition Services Agreement, the other Transaction Documents or the Intercompany Commercial Agreements is hereinafter referred to as “Emerson Confidential Information.” “Emerson Confidential Information” does not include information that (i) is or becomes generally available to the public, other than as a result of a breach of this Section 4.1(b), (ii) was or became available to any member of the Company Group from a source other than a member of the Emerson Group or a Representative thereof on behalf of the Emerson Group or (iii) is developed independently by a member of the Company Group without reference to the Emerson Confidential Information; provided that, in the case of clause (ii), the source of such information was not known by such member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Emerson Group with respect to such information.
(c) If Emerson or any of its Affiliates or Representatives, on the one hand, or the Company or any of its Affiliates or Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to Applicable Law to disclose or provide any Company Confidential Information or Emerson Confidential Information, respectively, the Person receiving such request or demand or subject to such requirement, or so required by Applicable Law, shall use commercially reasonable efforts to provide the other Party with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand or subject to such requirement agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all commercially reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand or is subject to such requirement may thereafter disclose or provide any Company Confidential Information or Emerson Confidential Information, as the case may be, to the extent required by such Applicable Law (as so advised by counsel) or such Governmental Authority.
Section 4.2. Restrictions on Transferability and Acquisitions.
(a) Lockup. For a period of two (2) years beginning on the date hereof (the “Lockup Period”), no member of the Emerson Group shall Transfer any Company Common Stock to any Person that is not a controlled Affiliate of Emerson Parent, unless approved by an RPT Committee; provided that Section 4.2(a) shall be of no further force or effect from and after the Third Trigger Date.
(b)  Standstill.
(i) For a period of two (2) years beginning on the date hereof (the “Standstill Period”), Emerson Parent shall not, and shall cause the other members of the Emerson Group not to, directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage, any acquisition of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any other member of the Company Group that would result in the Emerson Ownership Percentage being greater than the Emerson Ownership Percentage as of the date hereof; provided that Emerson Parent shall be permitted to make a private proposal to the Company Board that would not reasonably be expected to require the Company or any other member of the Company Group to make any public announcement or other disclosure. The foregoing shall not prohibit:
(A) Emerson Parent or any other member of the Emerson Group from acquiring Company Common Stock by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by the Company to all holders of Company Common Stock on a pro rata basis; or
(B) acquisitions by Emerson Parent or any other member of the Emerson Group of Company Common Stock (A) approved by an RPT Committee, (B) pursuant to the exercise of the preemptive rights set forth in Section 4.3, (C) pursuant to the Pre-Agreed Procedures or (D) of no more than five (5%) of the outstanding Company Common Stock in the aggregate (as measured as of the date hereof) during the Standstill Period in the open market.
(c)  Buyout Transaction. Until the Second Trigger Date, any proposal by any member of the Emerson Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by stockholders other than the Emerson Group (the “Other Stockholders”) must either be (as elected by Emerson in its sole discretion) (i) subject to review, evaluation and prior written approval of an RPT Committee, or (ii) submitted for approval to the stockholders of the Company, with a non-waivable condition that a majority of the Company Common Stock held by Other Stockholders approve the transaction (or equivalent tender offer condition).
(d) Competitors. Following the Second Trigger Date, Emerson Parent shall not, and shall cause the other members of the Emerson Group not to, Transfer, in a single transaction or in a series of transactions, more than ten percent (10%) of the then-outstanding Company Common Stock to any Person who is engaged in any business that engages in the Company Business (other than a member of the Company Group or a member of the Emerson Group), unless approved by an RPT Committee.
(e) Company Obligations. The Company shall not adopt any stockholder rights plan, “poison pill” or similar arrangement, or adopt any anti-takeover provisions under its organizational documents, that would trigger any right, obligation or event as a result of any Transfer of Company Common Stock by any member of the Emerson Group.
Section 4.3. Preemptive Rights.
(a) To the extent permitted under Nasdaq rules, the Company hereby grants to Emerson the right until the Second Trigger Date to purchase up to its Pro Rata Portion of any Company Securities that the Company may from time to time propose to issue or sell to any Person; provided that, without limiting the Pre-Agreed Procedures, in the case Company Securities are proposed to be issued (in whole or in part) as consideration in any merger, consolidation, reorganization, conversion, joint venture or any other business combination, or any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (any such transaction, an “M&A Transaction”), Emerson shall only be entitled to purchase a number of such Company Securities up to its Percentage Maintenance Share.
(b) Without limiting Emerson’s rights pursuant to Section 3.6, the Company shall give written notice to Emerson (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.3(a) within five (5) Business Days following any meeting of the Company Board or any committee of the Company Board (or subcommittee thereof) at which any such issuance or sale is approved or, if the approval of the Company Board or any committee of the Company Board (or subcommittee thereof) is not required in connection with such issuance or sale, no less than thirty (30) days prior to the date of the proposed issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Company Securities and shall set forth the material terms and conditions of the proposed issuance or sale, including:
(i) the number and class of the Company Securities to be issued or sold and the percentage of the outstanding shares of capital stock of the Company such issuance or sale would represent;
(ii) the proposed issuance or sale date, which shall be at least thirty (30) days from the date of receipt by Emerson of the Issuance Notice; and
(iii) (x) in the case of an issuance for cash (other than a public offering of Company Securities) or offer from a prospective third party for cash, the proposed purchase price in cash per Company Security and (y) in all other cases (including a public offering of Company Securities), the Company’s calculation of the purchase price based on the Pre-Agreed Procedures (such proposed purchase price in clause (x) or (y), the “Proposed Purchase Price”).
(c) For a period of thirty (30) days (such period, as it may be extended pursuant to the proviso of this sentence, the “Election Period”) following the receipt by Emerson of an Issuance Notice, Emerson shall have the right to elect irrevocably to purchase up to its Pro Rata Portion of the Company Securities (or, to the extent applicable as set forth in the proviso of Section 4.3(a), a number of Company Securities up to its Percentage Maintenance Share) at the Proposed Purchase Price by delivering a written notice to the Company; provided that, following receipt of an Issuance Notice, Emerson may agree upon a different Proposed Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Emerson shall purchase up to its Pro Rata Portion of the Company Securities (or, to the extent applicable as set forth in the proviso of Section 4.3(a), a number of Company Securities up to its Percentage Maintenance Share) at such other Proposed Purchase Price and (ii) the Election Period shall be tolled for so long as Emerson and an RPT Committee are working in good faith to agree on a Proposed Purchase Price until such time as Emerson and such RPT Committee agree on the Proposed Purchase Price. If, at the termination of the Election Period, Emerson shall not have delivered such notice to the Company, Emerson shall be deemed to have waived all of its rights under this Section 4.3 with respect to the purchase of the Company Securities referred to in the Issuance Notice. The closing of any purchase by Emerson shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided that the closing of any purchase by Emerson may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to (x) obtain any required approval of a Governmental Authority or (y) to the extent stockholder approval is required under the Nasdaq rules, in which case the Company and Emerson shall use their respective reasonable best efforts to obtain any such approval(s); provided that the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times during this period be calculated as if Emerson shall have exercised its rights pursuant to this Section 4.3 in full and as if all remaining shares described in the Issuance Notice shall have been issued or sold, until such time that (i) such sale to Emerson is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Emerson from acquiring such Company Securities, (iii) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Emerson not be approved or (iv) Emerson determines not to exercise such rights.
(d) Upon the expiration of the Election Period, the Company shall be free to sell such Company Securities referenced in the Issuance Notice that Emerson has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to Emerson in the Issuance Notice delivered in accordance with Section 4.3(b); provided that if such sale is not consummated within thirty (30) days of the expiration of the Election Period, then any further issuance or sale of such Company Securities shall again be subject to this Section 4.3.
(e) For the avoidance of doubt, the provisions of this Section 4.3 shall terminate on the Second Trigger Date. Notwithstanding anything to the contrary in this Agreement, this Section 4.3 shall not apply with respect to the issuance or sale of Other Company Securities (as defined in the Pre-Agreed Procedures) which shall be subject to the terms and conditions of the Pre-Agreed Procedures.

(f) In all cases where Emerson has the right to purchase Company Securities up to its Percentage Maintenance Share pursuant to this Agreement (including Schedule 4.5(c)), following the issuance or sale of the applicable Company Securities that triggers such Percentage Maintenance Share, the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times be calculated as if Emerson shall have exercised such right in full and as if any Company Securities not yet issued or sold to the third party shall have been issued or sold, until the earlier of (i) the termination of the period for Emerson to elect to exercise such right if Emerson shall not have elected to exercise such right and (ii) the consummation of Emerson’s exercise of such right, at which time the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall be calculated in accordance with the definitions thereof.
Section 4.4. Percentage Maintenance Share.
(a) Following the Second Trigger Date, to the extent permitted under Nasdaq rules, with respect to any Company Securities that the Company may from time to time issue or sell to any Person, the Company hereby grants to Emerson the right to purchase Company Securities up to its Percentage Maintenance Share in connection with such transaction.
(b) Without limiting Emerson’s rights pursuant to Section 3.6, the Company shall give written notice to Emerson (a “Maintenance Notice”) of any issuance or sale of described in Section 4.4(a) within five (5) Business Days following such issuance or sale. The Maintenance Notice shall set forth the material terms and conditions of such issuance or sale, including:
(i) the number and class of the Company Securities issued or sold and the percentage of the outstanding shares of capital stock of the Company such issuance or sale represented;
(ii) the Percentage Maintenance Share with respect to such issuance or sale; and
(iii) the Proposed Purchase Price.
(c) For a period of 30 days (such period, as it may be extended pursuant to the proviso of this sentence, the “Maintenance Election Period”) following the receipt by Emerson of a Maintenance Issuance Notice, Emerson shall have the right to elect irrevocably to purchase up to its Percentage Maintenance Share at the Proposed Purchase Price by delivering a written notice to the Company; provided that, following receipt of a Maintenance Issuance Notice, Emerson may agree upon a different Proposed Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Emerson shall purchase up to its Percentage Maintenance Share at such other Proposed Purchase Price and (ii) the Maintenance Election Period shall be tolled for so long as Emerson and an RPT Committee are working in good faith to agree on a Proposed Purchase Price until such time as Emerson and such RPT Committee agree on the Proposed Purchase Price. If, at the termination of the Maintenance Election Period, Emerson shall not have delivered such notice to the Company, Emerson shall be deemed to have waived all of its rights under this Section 4.4 with respect to the purchase of the Company Securities referred to in the Maintenance Issuance Notice. The closing of any purchase by Emerson shall be consummated promptly following Emerson’s delivery of such notice; provided that the closing of any purchase by Emerson may be extended to the extent necessary to (x) obtain any required approval of a Governmental Authority or (y) to the extent stockholder approval is required under the Nasdaq rules, in which case the Company and Emerson shall use their respective reasonable best efforts to obtain any such approval(s); provided that the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times during this period be calculated as if Emerson shall have exercised its rights pursuant to this Section 4.4 in full and as if any Company Securities not yet issued or sold to the third party described in the Maintenance Notice shall have been issued or sold, until such time that (i) such sale to Emerson is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Emerson from acquiring such Company Securities, (iii) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Emerson not be approved or (iv) Emerson determines not to exercise such rights.

(d) For the avoidance of doubt, the provisions of this Section 4.4 shall be in effect following the Second Trigger Date. Notwithstanding anything to the contrary in this Agreement, this Section 4.4 shall not apply with respect to the issuance or sale of Other Company Securities (as defined in the Pre-Agreed Procedures) which shall be subject to the terms and conditions of the Pre-Agreed Procedures.
Section 4.5. Related Party Transactions.
(a) All proposed Related Party Transactions contemplated by the Transaction Documents between any member of the Company Group, on the one hand, and any member of the Emerson Group, on the other hand (the “Pre-Closing Related Party Transactions”) have been approved by the Company Board in connection with its approval of this Agreement and shall not be subject to any further approval of the Company Board or any committee or subcommittee of the Company Board (including by an RPT Committee), including with respect to any implementation of the terms of the Pre-Closing Related Party Transactions (including, to the extent applicable, any negotiation of one or more long-form agreements reflecting the terms of the Commercial Agreement Term Sheet (as defined in the Transaction Agreement); provided that, any material amendments to, material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections under any Pre-Closing Related Party Transactions shall require the prior written approval of an RPT Committee, subject to and consistent with the Related Party Transactions Policy (as defined below).
(b) For so long as the Emerson Ownership Percentage is at least 20%, except as set forth in Section 4.5(c), all Related Party Transactions shall be governed by the policy set forth on Schedule 4.5(b) (as it may be amended from time to time pursuant to Section 7.7(a), the “Related Party Transactions Policy”).
(c) The Related Party Transactions Policy shall not (i) apply to any transaction pursuant to Section 4.2(c), Section 4.3 or pursuant to the policies and procedures set forth on Schedule 4.5(c) (as may be amended from time to time, the “Pre-Agreed Procedures”), (ii) apply to any Related Party Transaction that is not a Material Related Party Transaction (as defined in the Related Party Transactions Policy) or (iii) limit Emerson’s rights and the Company’s obligations with respect to Section 3.6.
(d) Emerson shall have the right, but not the obligation, to participate in the transactions set forth in the Pre-Agreed Procedures to the extent set forth therein in accordance with the policies and procedures set forth therein, and the Company shall take all action such that Emerson shall be able to so participate if it so elects to the extent set forth therein.
Section 4.6. Non-Compete.
(a) Until the First Trigger Date, Emerson Parent will not, and will not permit any of the other members of the Emerson Group to, own, manage or operate any business that engages in the Company Business anywhere in the world except:
(i) ownership by Emerson Parent or any of the other members of the Emerson Group of less than an aggregate of 10% of the total equity ownership of a Person engaged in the Company Business; and
(ii) acquisitions by Emerson Parent or any of the other members of the Emerson Group of any business or Person that is engaged in the Company Business so long as no more than 20% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) are attributable to the Company Business; provided that Emerson Parent and the other members of the Emerson Group may acquire a diversified business or Person having more than 20% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) attributable to the Company Business as long as Emerson Parent or the applicable member of the Emerson Group divest the portion attributable to the Company Business in excess of such 20% threshold within 18 months following consummation of such acquisition.
(b) Notwithstanding the foregoing, in no event will this Agreement restrict or limit Emerson Parent or any member of the Emerson Group from owning, managing or operating any business that engages in the Emerson Permitted Business anywhere in the world.

Section 4.7. No Solicitation of Employees. For a period of twelve (12) months beginning on the date hereof, each of the Company and Emerson Parent shall obtain the prior written consent of the other before such Party or any of its Affiliates, directly or indirectly, solicits the employment of, in the case of the Company, any Emerson Covered Employee and, in the case of Emerson Parent, any Company Covered Employee, or make or extend any offer of employment to, or hire, employ or engage (including as a consultant or any similar role), in the case of the Company, any Emerson Covered Employee and, in the case of Emerson Parent, any Company Covered Employee. This Section 4.7 shall cease to apply with respect to an Emerson Covered Employee or a Company Covered Employee, six months after the date on which their employment with, in the case of an Emerson Covered Employee, the Emerson Group and, in the case of a Company Covered Employee, the Company Group, is terminated. Nothing in this Section 4.7 shall restrict or prevent either Party or any of its Affiliates from making generalized solicitations or searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms that are not instructed to solicit, hire or engage in the case of the Company, Emerson Covered Employees and, in the case of Emerson Parent, Company Covered Employees.
Section 4.8. Intercompany Agreements. If the Emerson Ownership Percentage is not in excess of forty percent (40%) for a consecutive period of six (6) months or more, each of the Company (on behalf of the applicable member of the Company Group) and Emerson Parent (on behalf of the applicable member of the Emerson Group) shall have the right to terminate any Intercompany Commercial Agreement upon written notice to the other.
Section 4.9. Corporate Opportunity.
(a) General. In recognition and anticipation (i) that the Company will not be a Wholly Owned Subsidiary of Emerson and that Emerson will be a significant stockholder of the Company, (ii) that directors, officers or employees of Emerson may serve as directors or officers of the Company, (iii) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between Emerson and the Company including this Agreement (including Section 4.6), the other Transaction Documents and the Intercompany Commercial Agreements, Emerson may engage in the same, similar or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) that Emerson may have an interest in the same areas of corporate opportunity as the Company, and (v) that, as a consequence of the foregoing, it is in the best interests of the Company that the respective rights and duties of the Company and of Emerson, and the duties of any directors or officers of the Company who are also directors, officers or employees of Emerson, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company, on the one hand, and Emerson, on the other hand, this Section 4.9 shall to the fullest extent permitted by Applicable Law regulate and define the conduct of certain of the business and affairs of the Company in relation to Emerson and the conduct of certain affairs of the Company as they may involve Emerson and its directors, officers or employees, and the power, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith.
(b) Certain Agreements and Transactions Permitted. The Company has entered into this Agreement, and, subject to this Agreement, may from time to time enter into and perform one or more agreements (including the Intercompany Commercial Agreements) (or modifications or supplements to pre-existing agreements) with Emerson pursuant to which the Company, on the one hand, and Emerson, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to this Section 4.9, and except as otherwise agreed in writing by the Company and Emerson, no such agreement, or the performance thereof by the Company or Emerson shall, to the fullest extent permitted by Applicable Law, be considered contrary to (i) any fiduciary duty that Emerson may owe to the Company or to any stockholder or other owner of an equity interest in the Company by reason of Emerson being a controlling or significant stockholder of the Company or participating in the control of the Company or (ii) any fiduciary duty owed by any director or officer of the Company who is also a director, officer or employee of Emerson to the Company, or to any stockholder thereof. Subject to Section 4.9(d), to the fullest extent permitted by Applicable Law, Emerson, as a stockholder of the Company, or as a participant in control of the Company, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of the Company who is also a director, officer or employee of Emerson shall have or be under any fiduciary duty to the Company to refrain from acting on behalf of the Company or of Emerson in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.
(c) Business Activities. Except as otherwise set forth herein (including Section 4.6) or otherwise agreed in writing between the Company and Emerson, and subject to Section 4.9(d), Emerson shall to the fullest extent permitted by Applicable Law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Company or (ii) doing business with any client, customer or vendor of the Company, and (except as provided in Section 4.9(d) below) neither Emerson nor any officer, director or employee thereof shall, to the fullest extent permitted by Applicable Law, be deemed to have breached its fiduciary duties, if any, to the Company solely by reason of Emerson’s engaging in any such activity. Subject to Section 4.9(d), except as otherwise agreed in writing between the Company and Emerson, in the event that Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Emerson, Emerson shall to the fullest extent permitted by Applicable Law not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that Emerson acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Company, and the Company to the fullest extent permitted by Applicable Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company.
(d) Corporate Opportunities. Except as otherwise agreed in writing between the Company and Emerson, in the event that a director or officer of the Company who is also a director, officer or employee of Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Emerson, such director or officer shall to the fullest extent permitted by Applicable Law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Company to the fullest extent permitted by Applicable Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company, if such director or officer acts in a manner consistent with the following policy:
(i) such a corporate opportunity offered to any individual who is a director but not an officer or employee of the Company and who is also a director, officer or employee of Emerson shall belong to the Company only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Company and otherwise shall belong to Emerson; and
(ii) such a corporate opportunity offered to any individual who is an officer or employee of the Company and also is a director, officer or employee of Emerson shall belong to the Company unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Emerson, in which case such opportunity shall belong to Emerson.
(e) Certain Definitions. For purposes of this Section 4.9, (1) “corporate opportunities” include business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company, but for Section 4.9(c)-(d), would have an interest or a reasonable expectancy, (2) “Emerson” shall mean Emerson and each other member of the Emerson Group and (3) the “Company” shall mean the Company and each other member of the Company Group.
Section 4.10. Nasdaq. The Company Common Stock shall be listed on The NASDAQ Stock Market LLC, or any successor thereto.

ARTICLE V
FINANCIAL AND OTHER INFORMATION
Unless otherwise expressly provided herein, each of the covenants and agreements in this Article V shall terminate on the Third Trigger Date.
Section 5.1. Annual, Quarterly and Monthly Financial Information; Emerson’s Operating Reviews.
(a) The Company shall deliver to Emerson Parent such financial, tax and accounting information and materials as Emerson Parent may reasonably request, including the following:
(i) within seven (7) Business Days following each calendar month-end, a monthly reporting package including an unaudited balance sheet of the Company as of the end of such month and the related statements of earnings, comprehensive income, stockholders’ equity and cash flows, and reasonable supporting schedules and account detail for the month and year-to-date period on Emerson Parent’s year-end basis, in accordance with GAAP, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year;
(ii) no later than the third (3rd) Monday of January, April, July, and October, forecast statements of earnings, cash flow, balance sheet and stockholders’ equity, and reasonable supporting schedules and analysis for the current fiscal quarter and the next three fiscal quarters; and
(iii) No later than the fifteenth (15th) calendar day of August, a forecast for the next four fiscal quarters (Emerson Parent’s fiscal year-end basis), including statements of earnings, cash flow, balance sheet and stockholders’ equity, and supporting schedules and analysis by quarter, for the next fiscal year.
(b) On a quarter-end basis, no later than ten (10) Business Days following the end of a fiscal quarter, the Company shall deliver a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite quarterly and year-to-date periods on Emerson Parent’s fiscal year basis (as applicable), and other information reasonably required to comply with Emerson Parent’s SEC reporting requirements. The Company shall provide Emerson Parent an opportunity to meet with management of the Company to discuss such information required to be delivered by this Section 5.1 upon reasonable notice during normal business hours.
(c) No later than five (5) Business Days prior to the day the Company publicly files its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC, the Company shall deliver to Emerson Parent the substantially final form of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, together with the form of all certifications required by Applicable Law by each of the Chief Executive Officer and Chief Financial Officer of the Company and, with respect to the Annual Report on Form 10-K, the form of opinion the Company’s independent certified public accountants expect to provide thereon.
Section 5.2. Emerson Public Filings. The Company shall cooperate, and cause its accountants to cooperate, with Emerson Parent to the extent reasonably requested by Emerson Parent in the preparation of Emerson Parent’s press releases, public earnings releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any amendments thereto and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by any member of the Emerson Group with the SEC, any national securities exchange or otherwise made publicly available (collectively, “Emerson Public Filings”). The Company shall provide to Emerson Parent all information that Emerson Parent reasonably requests in connection with any such Emerson Public Filings or that is required to be disclosed therein under any Applicable Law. The Company agrees to provide such information in a timely manner, but no later than ten (10) Business Days following each quarter-end date. If and to the extent reasonably requested by Emerson Parent, the Company shall diligently and promptly review all drafts of such Emerson Public Filings and prepare in a diligent and timely fashion any portion of such Emerson Public Filing pertaining to the Company or the other members of the Company Group. Prior to any printing or public release of any Emerson Public Filing, an appropriate executive officer of the Company, shall, if requested by Emerson Parent, confirm to the best of such officer’s knowledge that the information provided by the Company relating to the Company Group in such Emerson Public Filing is accurate, true and correct in all material respects. Unless required by Applicable Law or GAAP or interpretations thereof, without the prior consent of Emerson Parent, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any Affiliate of the Company or the Company Group that is provided by the Company for any Emerson Public Filing.
Section 5.3. Other Financial Reporting and Compliance Matters.
(a) Other Information. The Company shall provide to Emerson Parent such other information of the Company and the other members of the Company Group reasonably requested by Emerson, in a timely manner, in connection with its equity ownership in the Company.
(b) Public Information and SEC Reports. The Company shall timely file and consult with Emerson Parent in preparing reports, notices and proxy and information statements to be sent or made available by the Company to its security holders, all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act by the Company and all registration statements and prospectuses (including all financial statements contained therein) to be filed by the Company with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Company Public Documents”). Emerson Parent shall have the right to review and comment on any proposed Company Public Document reasonably in advance of the date the same are printed for distribution to the Company’s stockholders, sent to the Company’s stockholders or filed with the SEC, whichever is earliest. The Company shall consider any such comments in good faith and deliver to Emerson Parent, no later than the date the same are printed for distribution to the Company’s stockholders, sent to the Company’s stockholders or filed with the SEC, whichever is earliest, final copies of all Company Public Documents (except to the extent publicly available via the SEC’s EDGAR system). The Company shall file on a date reasonably determined by Emerson Parent, (x) its Quarterly Report on Form 10-Q with the SEC and (y) its Annual Report on Form 10-K with the SEC, unless the Company is otherwise required by Applicable Law. The Parties shall cooperate in preparing all press releases and other statements to be made available by the Company or any other member of the Company Group to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any other member of the Company Group. Emerson shall have the right to review and comment on, reasonably in advance, but no later than five (5) Business Days of public release or release to financial analysts or investors (1) all press releases and other statements to be made available by the Company or any other member of the Company Group to the public that relate to financial or accounting matters and (2) all reports and other information prepared by the Company or any other member of the Company Group for release to financial analysts or investors. The Company shall consider any such comments in good faith. No press release, report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the Emerson Group shall be filed with the SEC or otherwise made public or released to any financial analyst or investor by the Company or any of its Subsidiaries without the prior written consent of Emerson Parent (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to those portions of such document that contain information with respect to any member of the Emerson Group, except as may be required by Applicable Law (in such cases the Company shall use its reasonable best efforts to notify the relevant member of the Emerson Group and to obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).
(c) Earnings Releases. The Company shall publicly release its financial results for each annual and quarterly period on or before the first Tuesday of the second month following the quarter end for the quarter to which such results relate.
(d) Audit.
(i) Coordination of Auditors. The Company will not change auditors without the prior written consent of Emerson Parent.
(ii) Access to Personnel and Working Papers. The Company will request the independent certified public accountants of the Company (the “Company Auditors”) to make available to the independent certified public accountants of Emerson Parent (the “Emerson Auditors”) both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time before the Company Auditors’ opinion date, so that the Emerson Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the Emerson Auditors’ report on the Emerson Annual Statements, all within sufficient time to enable Emerson to meet its timetable for the printing, filing and public dissemination of the Emerson Annual Statements.
(e) Operating Review Process. Until the Second Trigger Date, upon Emerson Parent’s request, the Company’s Chief Executive Officer and all other relevant members of the Company’s senior management requested by Emerson Parent shall meet with members of Emerson Parent’s senior management at least four times a fiscal year to discuss matters relating to Emerson’s investment in the Company, including with respect to reviews of the Company’s operations, affairs, finances or results and the Company’s business plan and strategy; provided that following the Second Trigger Date and until the Third Trigger Date, (i) such meetings shall be held at least twice a fiscal year and (ii) if none of the Emerson Directors is a director, officer or employee of Emerson or any member of the Emerson Group, the Company will not be required to discuss the Company’s business plan and strategy at such meetings.
(f) Disclosure Committee. The Company shall establish a committee (the “Disclosure Committee”) consisting of members of the Company Board or management of the Company to, among other things, assist in preparing the disclosures required under Applicable Law. Emerson shall be entitled to appoint one individual as a non-voting observer to the Disclosure Committee who is entitled to attend meetings of the Disclosure Committee (which non-voting observer need not be a member of the Company Board).
(g) Compliance. Emerson Parent will be permitted to conduct internal audits on the Company Group to assess the Company Group’s internal controls over financial reporting as well as perform risk assessments on the Company Group’s controls over financial reporting processes. Such internal audits shall be conducted upon reasonable prior written notice to the Company, and any such audit shall not occur more than two (2) times during any twelve (12)-month period, unless reasonably justified. The Company will implement internal control changes as reasonably proposed by Emerson Parent, provided that following the Second Trigger Date and until the Third Trigger Date, the foregoing shall not apply and instead the Company Board shall determine if the Company will implement any internal control changes reasonably proposed by Emerson Parent. Emerson may, from time to time and at any time, request an audit (“Compliance Audit”) of the Company’s compliance programs, policies and procedures (the “Compliance Program”). Each Compliance Audit shall be conducted upon reasonable prior written notice to the Company, and any such Compliance Audit shall not occur more than two (2) times during any twelve (12)-month period, unless reasonably justified. In the event of a Compliance Audit, the Company shall (i) provide such information reasonably requested by Emerson relating to the Compliance Program, (ii) make available during normal business hours its Representatives upon Emerson’s reasonable request and (iii) implement any changes to the Compliance Program as reasonably proposed by Emerson Parent; provided that following the Second Trigger Date and until the Third Trigger Date, the foregoing Section 5.3(g)(iii) shall not apply and instead the Company Board shall determine if the Company will implement any changes reasonably proposed by Emerson Parent to the Compliance Program.
(h) Notice of Certain Events.
(i) The Company shall promptly notify Emerson Parent after the Company becomes aware (but no later than two (2) Business Days after it becomes so aware) of any ethics allegations involving violations of law, members of senior management or financial reporting issues, any material investigations (internal or external), or audit or Action regarding or involving any member of the Company Group. The Company shall keep Emerson Parent reasonably apprised of the status of each such allegation, investigation, audit or Action, consult with Emerson Parent with respect thereto and consider in good faith any comments or suggestions from Emerson Parent. In addition, Emerson Parent shall have the right to assume the defense of, and appoint legal counsel for, any such allegation, investigation, audit or Action which, if resolved adversely, could reasonably be expected (in Emerson Parent’s judgment) to result in significant reputational, injunctive or declaratory relief or financial harm to Emerson.

(ii) The Company shall notify Emerson Parent of any non-material amendment of any disclosure controls and procedures of the Company.
Section 5.4. Production of Witnesses; Records; Cooperation.
(a) Except in the case of an adversarial Action by one Party against another Party, each of Emerson and the Company shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved. The requesting Party shall bear all costs and expenses in connection therewith.
(b) Without limiting the foregoing, Emerson and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions other than an adversarial Action by one Party against another Party.
(c) The obligation of Emerson and the Company to provide witnesses pursuant to this Section 5.4 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.4(a)).
(d) In connection with any matter contemplated by this Section 5.4, Emerson and the Company will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
Section 5.5. Privilege. The provision of any information pursuant to this Article V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Neither the Company or any member of the Company Group nor Emerson or any member of the Emerson Group will be required to provide any information pursuant to this Article V if the provision of such information would serve as a waiver of any Privilege afforded such information.
ARTICLE VI
DISPUTE RESOLUTION
Section 6.1. General Provisions.
(a) Any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VI, which shall be the sole and exclusive procedures for the resolution of any such Dispute except as set forth in Section 6.1(g) and Section 7.12.
(b) Commencing with an Initial Notice (as defined in Section 6.2), all communications between the Parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any proceeding for the resolution of the Dispute.
(c) The Parties expressly waive and forego any right to trial by jury.
(d) The specific procedures set forth below, including the time limits referenced therein, may be modified by agreement of the Parties in writing.
(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending. The Parties will take such action, if any, required to effectuate such tolling.
(f) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, any other state court or federal court having subject matter jurisdiction located within the State of Delaware in connection with any such

Dispute, and each Party hereby irrevocably agrees that all claims in respect of any such Dispute or any suit, action or proceeding related thereto may be heard and determined solely in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection that they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit, on the judgment or in any other manner provided by Applicable Law.
(g) To the extent a Dispute under this Agreement is not resolved pursuant to Section 6.2 herein, a Party may bring such a Dispute in court solely in accordance with Section 6.1(f) of this Agreement. For the avoidance of doubt, unless pursuant to Section 7.12, a Party may not bring a Dispute in court without first following the procedures set forth in Section 6.2.
Section 6.2. Consideration by Senior Executives. The Parties shall attempt in good faith to resolve any Dispute by negotiation at a meeting between the Chief Executive Officer of Emerson Parent, on the one hand, and the Chief Executive Officer of the Company, on the other hand. Either Party may initiate the negotiation process by providing a written notice to the other (the “Initial Notice”). Fifteen (15) days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of the providing Party’s position and (ii) the name and title of any person that will represent that Party and of any other person who will accompany such person. Such meeting may be in person or by telephone within ten (10) Business Days of the date of the Response to seek a resolution of the Dispute.
Section 6.3. Attorneys’ Fees and Costs. Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VI.
ARTICLE VII
MISCELLANEOUS
Section 7.1. Corporate Power.
(a) Each of Emerson Parent and Emerson represents on behalf of itself and the Company represents on behalf of itself, as follows:
(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
Section 7.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 7.3. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”)) transmission, so long as a receipt of such e-mail is requested and received) and shall be given:
If to Emerson Parent or Emerson, to:

Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136
Attention:	Sara Yang Bosco, Senior Vice President, Secretary and General Counsel
Vincent M. Servello, Vice President, Strategy & Corporate Development
E-mail:	Sara.Bosco@emerson.com
Vincent.Servello@emerson.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Phillip R. Mills
Marc O. Williams
Cheryl Chan
Facsimile No.:	(212) 701-5800
E-mail:	phillip.mills@davispolk.com
marc.williams@davispolk.com
cheryl.chan@davispolk.com

If to the Company, to:

Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01703
Attention:	SVP and General Counsel
Email:	legalnotices@aspentech.com

with copies to (which shall not constitute notice):

Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01703
Attention:	President and CEO
Email:	legalnotices@aspentech.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, MA 02116
Attention:	Graham Robinson
Chadé Severin
Facsimile No.:	(617) 573-4822
Email:	graham.robinson@skadden.com
chade.severin@skadden.com
or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 7.4. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.5. Entire Agreement; No Other Representations and Warranties.
(a) This Agreement (including the annexes hereto) and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.
(b) Each Party hereby acknowledges and agrees that, except for any representations and warranties made by the other Party as set forth in Section 7.1, neither the other Party nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the other Party, or the accuracy or completeness of any information regarding the other Party in any form in expectation of or in connection with this Agreement.
Section 7.6. Assignment; No Third-Party Beneficiaries. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party except that Emerson Parent and Emerson may assign this Agreement to a member of the Emerson Group or in connection with a Transfer of Company Common Stock in accordance with this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.
Section 7.7. Amendment; Waiver.
(a) Any provision of this Agreement (including any Schedule, the Related Party Transactions Policy and the Pre-Agreed Procedures) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any material amendment or material modification of this Agreement (including any Schedule, the Related Party Transactions Policy and the Pre-Agreed Procedures) shall require the prior written approval of an RPT Committee; provided further that any material waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of an RPT Committee.
(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 7.8. Interpretations. The words “hereby,” “herewith,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, captions, headings and the division of this Agreement into Articles, Sections and other subdivisions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a particular statute or law shall be deemed also to include any Applicable Law. The sign “$” and the term “dollars” means the lawful currency of the United States of America. References to “or” mean “and/or” unless the context otherwise requires.
Section 7.9. Exercise of Rights. The exercise of any right under this Agreement by Emerson Parent or Emerson shall be made in each such Person’s sole discretion, subject to Applicable Law and any express limitations set forth in this Agreement.

Section 7.10. Privileged Matters.
(a) Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.10(a) (the “Emerson Law Firms”) may serve as counsel to Emerson and the other members of the Emerson Group, on the one hand, and the Emerson Contributed Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that, following consummation of the Transactions, the Emerson Law Firms may serve as counsel to any member of the Emerson Group or any director, officer, employee or Affiliate of any member of the Emerson Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding such representation. In connection with any representation expressly permitted pursuant to the prior sentence, the Company hereby irrevocably waives and agrees not to assert, and agrees to cause the other members of the Company Group to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) prior representation of the Emerson Contributed Subsidiaries by the Emerson Law Firms, and (ii) representation of any member of the Emerson Group prior to and after the Closing by the Emerson Law Firms. As to any privileged attorney-client communications between the Emerson Law Firms and any Emerson Contributed Subsidiary prior to the Closing (collectively, the “Privileged Communications”), the Company, together with any of its Affiliates, successors or assigns, agrees that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.
(b) The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all privileged communications in any form or format whatsoever between or among the Emerson Law Firms, on the one hand, and Emerson, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by Emerson Parent, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any dispute arising under this Agreement or the other Transaction Documents, unless finally adjudicated to not be privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Emerson Parent, shall be controlled by Emerson Parent, and shall not pass to or be claimed by the Company or any other member of the Company Group. The Company agrees that it will not, and that it will cause the other members of the Company Group not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any member of the Emerson Group waive the attorney-client privilege or any other privilege, or otherwise assert that the Company or any other member of the Company Group has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any member of the Emerson Group or the Emerson Law Firms.
(c) The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all communications in any form or format whatsoever between or among any of the Emerson Law Firms, Emerson Parent, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any of their respective directors, officers, employees or other Affiliates or Representatives that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by Emerson Parent, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to Emerson Parent, shall be controlled by Emerson Parent and ownership thereof shall not pass to or be claimed by the Company or any other member of the Emerson Group.
(d) Notwithstanding the foregoing, in the event that a dispute arises between the Company or any other member of the Company Group, on the one hand, and a third party other than Emerson Parent, any other member of the Emerson Group or their respective Affiliates, on the other hand, then the Company or such other member of the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided that to the extent such dispute relates to this Agreement, the other Transaction Documents or the Transactions, none of the Company or any other member of the Company Group may waive such privilege without the prior written consent of Emerson Parent. If the Company or any other member of the Company Group is legally required to access or obtain a copy of all or a portion of the Privileged Deal Communications, then the Company shall promptly (and, in any event, within three (3) Business Days) notify Emerson Parent in writing (including by making specific reference to this Section 7.10(d)) so that Emerson Parent can, at its sole cost and expense, seek a protective order, and the Company agrees to use commercially reasonable efforts to assist therewith.
(e) This Section 7.10 shall apply mutatis mutandis with respect to the representation by the law firms listed on Schedule 7.10(e) of any member of the Company Group and any successors thereof.
Section 7.11. Counterparts; Electronic Transmission of Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each Party has received a counterpart hereof signed by the Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 7.12. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.
[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
EMERSON ELECTRIC CO.

By:
Name:
Title:

EMR WORLDWIDE INC.

By:
Name:
Title:

ASPEN TECHNOLOGY, INC.

By:
Name:
Title:
[Form of Stockholders Agreement]

SCHEDULE 4.5(c)
PRE-AGREED PROCEDURES
Reference is made to the Stockholders Agreement among Aspen Technology, Inc. a Delaware corporation, Emerson Electric Co., a Missouri corporation and EMR Worldwide Inc., a Delaware corporation dated [•] (as it may be amended from time to time, the “Stockholders Agreement”). Capitalized terms utilized but not defined herein shall have the meanings given to them in the Stockholders Agreement.
“Other Company Securities” means: (i) Earnout Shares and (ii) Equity Awards.
ARTICLE I
PROPOSED PURCHASE PRICE
1.
In the case of any issuance or sale of Company Securities (other than an issuance for cash (other than a public offering of Company Securities) or offer from a prospective third party for cash) subject to Section 4.3 or Section 4.4 of the Stockholders Agreement, the Proposed Purchase Price (as contemplated by Section 4.3(b)(iii) and Section 4.4(b)(iii) of the Stockholders Agreement) in connection with such issuance or sale shall be as follows (unless (x) Emerson elects to propose a different purchase price or procedure which is agreed to by an RPT Committee or (y) to the extent Article III of this Schedule 4.5(c) is applicable, Emerson exercises its rights pursuant to Article III of this Schedule 4.5(c) (and the exercise of such rights is approved as set forth in Article III of this Schedule 4.5(c)) in which case Article III of this Schedule 4.5(c) shall apply):

a.
in the case of Company Common Stock issued or proposed to be issued (in whole or in part) as consideration in any M&A Transaction (including as any earnout, holdback, escrow or contingent payment (such Company Common Stock, the “Earnout Shares”)), a purchase price per share of Company Common Stock that is the lowest of (i) the average of the daily volume weighted average price of Company Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Company Board) for the twenty (20) consecutive trading days (the “20-Day VWAP”) ending on and including the last trading day prior to the signing of any definitive agreement with respect to, such transaction, (ii) the closing trading price of Company Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Company Board) (the “Spot Price”) on the last trading day prior to the signing of any definitive agreement with respect to, such transaction, (iii) the 20-Day VWAP ending on and including the last trading day prior to the consummation of such transaction and (iv) the Spot Price on the last trading day prior to the consummation of such transaction; provided that in the case of any Earnout Shares, Emerson shall only have the right to buy shares of Company Common Stock up to its Percentage Maintenance Share as such Earnout Shares are actually issued (but at the same purchase price as set forth in this clause (a)).

b.
in the case of a public offering of Company Securities, a purchase price per Company Security that is equal to the per Company Security price at which the underwriting bank(s) sells the portion of the offering sold to Persons other than members of the Emerson Group; provided that if such price is more than ten percent (10%) less than the-then current trading price of such Company Security, Emerson shall have the ability to request to purchase more than its Pro Rata Portion or Percentage Maintenance Share, as applicable, of such Company Securities in which case the Company and the applicable underwriting bank(s) shall have the ability to allocate accordingly and, for the avoidance of doubt, such allocation decision by the Company and such banks shall not be subject to the approval of an RPT Committee; and

c.
in all other cases (other than Equity Awards and Closing Equity Awards) in which (i) Company Common Stock is issued or sold or proposed to be issued or sold (including upon the conversion or exchange of any other Company Security), at a purchase price per share of Company Common Stock that is the lowest of (A) the 20-Day VWAP ending on and including the last trading day prior to the signing of any definitive agreement with respect to, such issuance, (B) the Spot Price on the last trading day prior to the signing of any definitive agreement with respect to, such issuance, (C) the 20-Day VWAP ending on and including the last trading day prior to the consummation of such issuance and (D) the Spot Price on the last trading day prior to the consummation of such issuance, and (ii) any other Company Security is issued or sold, at a purchase price proposed by an RPT Committee.

ARTICLE II
Equity Awards
1.
To the extent permitted under Nasdaq rules, the Company hereby grants to Emerson, with respect to each fiscal quarter of the Company after the date of the Stockholders Agreement: (i) the right to purchase shares of Company Common Stock up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale by the Company of restricted stock units, restricted shares, performance units or similar securities or rights (“RSUs”) issued, granted or sold during such fiscal quarter after the date of the Stockholders Agreement, (ii) the right to purchase shares of Company Common Stock up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale by the Company of stock options, warrants, stock appreciation rights, calls, subscriptions or similar securities or rights to acquire Company Common Stock (“Options”) issued, granted or sold during such fiscal quarter after the date of the Stockholders Agreement and (iii) the right to purchase Company Securities up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale of Company Securities pursuant to any “at the market” program or other similar mechanism (“ATM Program Securities”) during such fiscal quarter after the date of the Stockholders Agreement. The Company Common Stock or other Company Securities that Emerson has the right to purchase pursuant to this Section 1 of this Article II are the “Equity Awards”. For purposes of this Article II, “Equity Award Percentage Maintenance Share” means, with respect to any fiscal quarter of the Company after the date of the Stockholders Agreement, a number of shares of Company Common Stock or other Company Securities, as applicable as specified in this Section 1 of this Article II, such that, after taking into account the total number of outstanding Company Securities (on a Fully-Diluted basis) at the end of such fiscal quarter after giving effect to RSUs, Options or ATM Program Securities issued or sold during such fiscal quarter (including the Equity Award Percentage Maintenance Share in full) and excluding any other issuances or sales of Company Securities by the Company during the fiscal quarter and excluding any purchases, dispositions or sales of Company Securities by members of the Emerson Group during the fiscal quarter (but for the avoidance of doubt including the Equity Award Percentage Maintenance Share in full), the Emerson Fully-Diluted Ownership Percentage would be, assuming Emerson acquired such number of shares of Company Common Stock or other Company Securities, equal to the Emerson Fully-Diluted Ownership Percentage at the start of such fiscal quarter.

2.
Without limiting Emerson’s rights pursuant to Section 3.6 of the Stockholders Agreement, the Company shall provide written notice to Emerson within five (5) Business Days after the end of each fiscal quarter of the Company after the date of the Stockholders Agreement (the “Quarterly Issuance Notice”). The Quarterly Issuance Notice for any fiscal quarter shall set forth (w) (A) the number of RSUs or Options issued, granted or sold during such fiscal quarter and the number of shares of Company Common Stock issuable thereunder and (B) the number, type and price of ATM Program Securities issued, granted or sold during such fiscal quarter, (x) the Percentage Maintenance Share with respect to such issuances, grants and sales described in the preceding clause (w) for such fiscal quarter (the aggregate amount of Company Common Stock and other Company Securities that Emerson is entitled to purchase pursuant to such Quarterly Issuance Notice, the “Quarterly Offered Securities”), (y) the Specified Purchase Price for each Quarterly Offered Security and (z) supporting detailed calculations of, and related documentation for, all such amounts.

a.	“Specified Purchase Price” means:
(i)
in the case of any Company Common Stock that Emerson has the right to buy in connection with the issuance, grant or sale of an RSU or an Option, a per share price equal to the Spot Price on the last trading day of the fiscal quarter in which such RSU or Option was issued, granted or sold; and

(ii)
in the case of any ATM Program Security that Emerson has the right to buy, a per share price equal to the weighted average of the price at which all ATM Program Securities were issued during the fiscal quarter in which such Company ATM Program Securities were issued.

3.
For a period of forty-five (45) days (such period, as it may be extended pursuant to the proviso of this sentence, the “Quarterly Election Period”) following the receipt by Emerson of a Quarterly Issuance Notice, Emerson shall have the right to elect irrevocably to purchase all or a portion of the Quarterly Offered Securities at the applicable Specified Purchase Prices noted in the Quarterly Issuance Notice by delivering a written notice to the Company; provided that, following receipt of a Quarterly Issuance Notice, with respect to any or all of the Quarterly Offered Securities, Emerson may agree upon a different applicable Specified Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Emerson shall purchase such Quarterly Offered Securities at such other applicable Specified Purchase Price and (ii) the Quarterly Election Period shall be tolled for so long as Emerson and an RPT Committee are working in good faith to agree on such other applicable Specified Purchase Price until such time as Emerson and such RPT Committee agree on such other applicable Specified Purchase Price. If, at the termination of the Quarterly Election Period, Emerson shall not have delivered such notice to the Company, Emerson shall be deemed to have waived all of its rights under this Article II with respect to the purchase of the Quarterly Offered Securities for such fiscal quarter.
4.
The closing of any purchase by Emerson pursuant to this Article II shall be consummated promptly following Emerson’s delivery of such notice; provided that the closing of any such purchase by Emerson may be extended (i) to the extent necessary to obtain any required approval of a Governmental Authority or (ii) to the extent Company stockholder approval is required under the Nasdaq rules, in which case the Company and Emerson shall use their respective reasonable best efforts to obtain such approval(s) and after receipt of such approval(s), the Company and Emerson shall consummate such closing; and provided further that the Emerson Ownership Percentage and the Emerson Fully Diluted Ownership Percentage shall at all times during this period be calculated as if Emerson shall have exercised its rights pursuant to this Article II in full until such time that (i) such sale to Emerson is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Emerson from acquiring such Company Securities, (iii) in the case Company stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Emerson not be approved or (iv) Emerson determines not to exercise its right pursuant to this Article II.

5.
For the avoidance of doubt, without limiting any of Emerson’s rights in the Stockholders Agreement, Emerson shall not have any rights pursuant to Section 4.3 or Section 4.4 of the Stockholders Agreement to buy its Pro Rata Portion or Percentage Maintenance Share of Company Common Stock that are issued upon the exercise or vesting of (i) RSUs or Options described in this Article II at the time of such issuance or (ii) RSUs or Options granted prior to the Closing.

ARTICLE III
M&A TRANSACTION
1.	This Article III shall apply from the date of the Stockholders Agreement until the Second Trigger Date.
2.
Without limiting Section 3.6, 4.3 or 4.4 of the Stockholders Agreement or Article I of this Schedule 4.5(c), in the event the Company desires to enter into any definitive agreement for any M&A Transaction and proposes to obtain any financing for such transaction (including an M&A Transaction in which Company Common Stock is proposed to be issued (in whole or in part) as consideration for such M&A Transaction), the Company shall provide the terms of such M&A Transaction and required financing, a copy of any draft definitive agreement relating to such M&A Transaction, and any other information reasonably requested by Emerson, no later than thirty (30) days prior to the entry into such definitive agreement, and Emerson shall have the right (but not the obligation) to provide a percentage of such financing equal to or greater than the Emerson Fully-Diluted Ownership Percentage (but no more than 100%) at its election: (i) in exchange for additional Company Common Stock, (ii) pursuant to a credit agreement, promissory note, bond or other debt instrument (a “Debt Instrument”) issued by a member of the Company Group or (iii) pursuant to a Debt Instrument which is, entirely or partially, permitted to be accounted for as equity in accordance with GAAP (as defined in the Transaction Agreement) at the date of issuance (a “Hybrid Instrument”) issued by a member of the Company Group, in each case, in accordance with the terms set forth in Section 2(a), Section 2(b) and Section 2(c), respectively, of this Article III, or, at Emerson’s election, as otherwise agreed by an RPT Committee.

a.
In the case of clause (i) above, the price per share of Company Common Stock shall be the product of (1) the lower of (x) the 20-Day VWAP ending on and including the last trading day prior to the signing of any definitive agreement with respect to, such transaction and (y) the Spot Price on the last trading day prior to the signing of any definitive agreement with respect to, such transaction and (2) 0.95.

b.
In the case of clause (ii) above, Emerson shall propose the collateral or security required for such Debt Instrument, if any, and the applicable interest rate of such Debt Instrument shall be the greater of

(1) (x) the observable (or imputed) yield on publicly traded Debt Instruments of similar terms issued by any member of the Company Group plus (y) 50 basis points and (2) the greater of the average and median of the interest rates proposed in at least two (2) indications for acquisition debt on similar security terms that are received from commercial or investment banks by Emerson. For the avoidance of doubt, any Debt Instrument in accordance with the foregoing terms shall not be subject to the approval of an RPT Committee with respect to any other terms of such Debt Instrument.
c.
in the case of clause (iii), (1) Emerson shall propose the collateral or security required for such Hybrid Instrument, if any, (2) the applicable interest rate of such Hybrid Instrument shall be the greater of the average and median of the interest rates proposed in at least two (2) indications for acquisition debt on similar security terms that are received from commercial or investment banks by Emerson and (3) the applicable conversion price of such Hybrid Instrument shall be the greater of the average and median of the conversion prices proposed in at least two (2) indications for acquisition debt on similar security terms that are received from commercial or investment banks by Emerson. For the avoidance of doubt, any Hybrid Instrument in accordance with the foregoing terms shall not be subject to the approval of an RPT Committee with respect to any other terms of such Hybrid Instrument.

3.
Emerson shall notify the Company if it elects to provide any such financing, the structure of any such financing if it so elects, and the terms of such financing in accordance with this Article III if it so elects, no later than twenty (20) days after receipt of notice from the Company regarding such M&A Transaction and financing. For the avoidance of doubt, it shall be a breach by the Company of the Stockholders Agreement if the Company obtains any financing for any M&A Transaction without following the procedures set forth in this Article III and providing Emerson with an opportunity to provide such financing as set forth herein.

4.
Notwithstanding anything to the contrary herein, the financing that Emerson elects to provide pursuant to this Article III shall be subject to the approval of an RPT Committee and, if not so approved, Emerson shall not provide such financing pursuant to this Article III; provided that, for the avoidance of doubt, if such financing is not so approved, Emerson shall continue to have all of its other rights under the Stockholders Agreement, including pursuant to Section 4.3 and 4.4 of the Stockholders Agreement and the other provisions of this Schedule 4.5(c). For the avoidance of doubt, any transaction consummated pursuant to Section 2 of this Article III, if completed in accordance with the terms and procedures set forth herein including the approval of an RPT Committee, shall not be otherwise subject to the Related Party Transactions Policy (or any other related party, conflict of interest or similar policy or procedure of any member of the Company Group).

ARTICLE IV
CURE PERIODS
1.
For a period of forty-five (45) days beginning on the date on which Emerson notifies the Company of the Deconsolidation Trigger (such period, the “Consolidation Cure Period”), Emerson shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Emerson Ownership Percentage at the end of the Consolidation Cure Period shall be up to fifty-five percent (55%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day prior to the beginning of the Consolidation Cure Period and (y) the Spot Price on the last trading day prior to the beginning of the Consolidation Cure Period; provided that this Section 1 of this Article IV shall be of no further force and effect on the date that is six months following the end of Emerson’s first full fiscal year for which the Emerson Group does not consolidate the Company’s financial statements with the Emerson Group’s financial statements in accordance with GAAP.

a.
“Deconsolidation Trigger” means the members of the Emerson Group no longer being required (or in good faith, after consultation with accounting advisors, believing they will no longer be required) to consolidate the Company’s financial statements with the Emerson Group’s financial statements in accordance with GAAP.

2.
For a period of forty-five (45) days beginning on the earliest of (x) the date on which the Company notifies Emerson in writing of the First Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the First Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the First Trigger (such period, the “First Cure Period”),

Emerson shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Emerson Ownership Percentage at the end of such First Cure Period shall be up to fifty-five percent (55%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day of the First Cure Period and (y) the Spot Price on the last trading day of the First Cure Period.
3.
For a period of forty-five (45) days beginning on the earliest of (x) the date on which the Company notifies Emerson in writing of the Second Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Second Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Second Trigger (such period, the “Second Cure Period”), Emerson shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Emerson Ownership Percentage at the end of such Second Cure Period shall be up to fifty-five percent (55%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day of the Second Cure Period and (y) the Spot Price on the last trading day of the Second Cure Period.

4.
For a period of forty-five (45) days beginning on the earliest of (x) the date on which the Company notifies Emerson in writing of the Third Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Third Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Third Trigger (such period, the “Third Cure Period”), Emerson shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Emerson Ownership Percentage at the end of such Third Cure Period shall be up to twenty percent (20%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day of the Third Cure Period and (y) the Spot Price on the last trading day of the Third Cure Period.

5.
The closing of any purchase by Emerson pursuant to this Article IV shall be consummated promptly following Emerson’s delivery of the notice to the Company pursuant to Section 1, Section 2, Section 3 or Section 4 of this Article IV; provided that the closing of any such purchase by Emerson may be extended (i) to the extent necessary to obtain any required approval of a Governmental Authority or (ii) to the extent Company stockholder approval is required under the Nasdaq rules, in which case the Company and Emerson shall use their respective reasonable best efforts to obtain such approval(s) and after receipt of such approval(s), the Company and Emerson shall consummate such closing; provided that the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times during this period be calculated as if Emerson shall have exercised its rights pursuant to this Article IV in full until such time that (i) such sale to Emerson is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Emerson from acquiring such Company Securities, (iii) in the case Company stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Emerson not be approved or (iv) Emerson determines not to exercise its rights pursuant to this Article IV.

Annex E
FORM OF REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is entered into between EMR Worldwide Inc., a Delaware corporation (“Emerson”), and Aspen Technology, Inc., a Delaware corporation (formerly known as Emersub CX, Inc.) (the “Company”). Certain terms used in this Agreement are defined in Section 1.1.
W I T N E S S E T H:
WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 10, 2021, among Emerson Electric Co., a Missouri corporation (“Emerson Parent”), Aspen Technology, Inc., a Delaware corporation (“Old Aspen Tech”), the Company, Emersub CXI, Inc., a Delaware corporation, and Emerson (as amended from time to time, the “Transaction Agreement”), Emerson Parent and Old Aspen Tech have agreed to combine the Echo Business (as defined in the Transaction Agreement) with Old Aspen Tech and have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);
WHEREAS, pursuant to the Transaction Agreement, Emerson holds shares of the issued and outstanding common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”)
WHEREAS, the Company wishes to grant certain registration rights with respect to the Company Common Stock or other Registrable Securities held by Emerson or any other Holder, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Emerson and the Company, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement. The following terms shall have the meanings set forth in this Section 1.1:
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.
“Excluded Registration” means a registration under the Securities Act of (i) Registrable Securities pursuant to one or more Demand Registrations pursuant to Section 2 hereof, (ii) securities registered on Form S-8 or any similar successor form, and (iii) securities registered to effect the acquisition of, or combination with, another Person.
“Holder” means (i) Emerson and (ii) any direct or indirect transferee of Emerson who shall become a party to this Agreement in accordance with Section 2.10 and has agreed in writing to be bound by the terms of this Agreement.
“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.
“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
“Registrable Securities” means the Company Common Stock, including any shares thereof issuable upon or issued upon exercise, conversion or exchange of other securities of the Company or any of its subsidiaries and any securities issued or issuable directly or indirectly with respect to, in exchange for, upon the conversion of or in replacement of the Company Common Stock, whether by way of a dividend or distribution or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, exchange or other reorganization, owned by the Holders, whether owned on the date hereof or acquired hereafter; provided, however, that securities that, pursuant to Section 3.1, no longer have registration rights hereunder shall not be considered Registrable Securities.
“Requesting Holders” shall mean any Holder(s) requesting to have its (their) Registrable Securities included in any Demand Registration or Shelf Registration.
“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.
1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the section or agreement indicated.
Term	Section
Adverse Effect	Section 2.1.5
Advice	Section 2.6
Affiliate	Transaction Agreement
Agreement	Introductory Paragraph
Company	Introductory Paragraph
Company Common Stock	Recitals
Convertible or Exchange Registration	Section 2.7
Demand Registration	Section 2.1.1(a)
Demanding Shareholders	Section 2.1.1(a)
Demand Request	Section 2.1.1(a)
Emerson	Introductory Paragraph
FINRA	Section 2.8
Inspectors	Section 2.5(xiii)
Old Aspen Tech	Recitals
Transaction Agreement	Recitals
Piggyback Registration	Section 2.2.1
Records	Section 2.5(xiii)
Required Filing Date	Section 2.1.1(a)
Seller Affiliates	Section 2.9.1
Shelf Registration	Section 2.1.2
Suspension Notice	Section 2.6
1.3 Rules of Construction. Unless the context otherwise requires:
(1)	a term has the meaning assigned to it;
(2)	“or” is not exclusive;
(3)	words in the singular include the plural, and words in the plural include the singular;
(4)	provisions apply to successive events and transactions; and
(5)	“herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
ARTICLE 2
REGISTRATION RIGHTS
2.1 Demand Registration.
2.1.1 Request for Registration.
(a) Commencing on the date hereof, subject to any restrictions contained in the Stockholders Agreement, any Holder or Holders of Registrable Securities shall have the right to require the

Company to file a registration statement on Form S-1 or S-3 or any other appropriate form under the Securities Act or Exchange Act for a public offering or the listing or trading of all or part of its or their Registrable Securities (a “Demand Registration”), by delivering to the Company written notice stating that such right is being exercised, naming, if applicable, the Holders whose Registrable Securities are to be included in such registration (collectively, the “Demanding Shareholders”), specifying the number of each such Demanding Shareholder’s Registrable Securities to be included in such registration and, subject to Section 2.1.3 hereof, describing the intended method of distribution thereof (a “Demand Request”).
(b) Subject to Section 2.1.6, the Company shall file the registration statement in respect of a Demand Registration as soon as practicable and, in any event, within forty-five (45) days after receiving a Demand Request (the “Required Filing Date”) and shall use reasonable best efforts to cause the same to be declared effective by the SEC as promptly as practicable after such filing; provided, however, that:
(i) the Company shall not be obligated to effect a Demand Registration pursuant to Section 2.1.1(a) within 60 days after the effective date of a previous Demand Registration, other than a Shelf Registration pursuant to this Article 2; and
(ii) the Company shall not be obligated to effect a Demand Registration pursuant to Section 2.1.1(a) unless the Demand Request is for a number of Registrable Securities with a market value that is equal to at least $50 million as of the date of such Demand Request.
2.1.2 Shelf Registration. With respect to any Demand Registration, the Requesting Holders may require the Company to effect a registration of the Registrable Securities under a registration statement pursuant to Rule 415 under the Securities Act (or any successor rule) (a “Shelf Registration”) or any takedown thereunder.
2.1.3 Selection of Underwriters. At the request of a majority of the Requesting Holders, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of a “firm commitment” underwritten offering. The Holders of a majority of the Registrable Securities to be registered in a Demand Registration shall, after consultation in good faith with the Company, select the investment banking firm or firms to serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering. No Holder may participate in any registration pursuant to Section 2.1.1 unless such Holder (x) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements described above and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of his or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Holder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Securities, and the liability of each such Holder will be in proportion thereto, and provided, further that such liability will be limited to the net amount received by such Holder from the sale of his or its Registrable Securities pursuant to such registration.
2.1.4 Rights of Nonrequesting Holders. Upon receipt of any Demand Request, the Company shall promptly (but in any event within five (5) days) give written notice of such proposed Demand Registration to all other Holders, who shall have the right, exercisable by written notice to the Company within twenty (20) days of their receipt of the Company’s notice, to elect to include in such Demand Registration such portion of their Registrable Securities as they may request. All Holders requesting to have their Registrable Securities included in a Demand Registration in accordance with the preceding sentence shall be deemed to be “Requesting Holders” for purposes of this Section 2.1.
2.1.5 Priority on Demand Registrations. No securities to be sold for the account of any Person (including the Company) other than a Requesting Holder shall be included in a Demand Registration unless the managing underwriter or underwriters shall advise the Requesting Holders that the inclusion of such securities will not adversely affect the price, timing or distribution of the offering or otherwise adversely affect its success (an “Adverse Effect”). Furthermore, if the managing underwriter or underwriters shall advise the Requesting Holders that, even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Securities proposed to be included in such Demand Registration by Requesting Holders is sufficiently large to cause an Adverse Effect, the Registrable Securities of the Requesting Holders to be included in such Demand Registration shall equal the number of shares which the Requesting Holders are so advised can be sold in such offering without an Adverse Effect and such shares shall be allocated pro rata among the Requesting Holders on the basis of the number of Registrable Securities requested to be included in such registration by each such Requesting Holder.
2.1.6 Deferral of Filing. The Company may defer the filing (but not the preparation) of a registration statement required by Section 2.1 until a date not later than forty-five (45) days after the Required Filing Date and not more than once in any twelve-month period if (i) the Board of Directors of the Company or a committee of the Board of Directors of the Company determines in good faith that such registration would be materially detrimental to the Company and its stockholders; provided, that the Board of Directors of the Company or such committee, as applicable, shall, in making such determination, take into consideration the benefit to the Company of completing such registration and the reduction of the ownership of Registrable Securities by the Requesting Holder, or (ii) prior to receiving the Demand Request, the Company had determined to effect a registered underwritten public offering of the Company’s securities for the Company’s account, the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering, and the managing underwriter for such offering has determined that, in such firm’s judgment, the filing of the requested registration statement at the time and on the terms requested would materially and adversely affect such underwritten public offering of the Company’s securities for the Company’s account. A deferral of the filing of a registration statement pursuant to this Section 2.1.6 shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 2.1.6, the Company shall promptly (but in any event within five (5) days), upon determining to seek such deferral, deliver to each Requesting Holder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 2.1.6 and a general statement of the reason for such deferral and an approximation of the anticipated delay. Within twenty (20) days after receiving such certificate, the holders of a majority of the Registrable Securities held by the Requesting Holders and for which registration was previously requested may withdraw such Demand Request by giving notice to the Company; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement. The Company may defer the filing of a particular registration statement pursuant to this Section 2.1.6 only once.
2.2 Piggyback Registrations.
2.2.1 Right to Piggyback. Each time the Company proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Company or the account of any securityholder of the Company) (a “Piggyback Registration”), the Company shall give prompt written notice to each Holder of Registrable Securities (which notice shall be given not less than ten (10) days prior to the anticipated filing date of the Company’s registration statement), which notice shall offer each such Holder the opportunity to include any or all of its Registrable Securities in such registration statement, subject to the limitations contained in Section 2.2.2 hereof. Each Holder who desires to have its Registrable Securities included in such registration statement shall so advise the Company in writing (stating the number of shares desired to be registered) within ten (10) days after the date of such notice from the Company. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any registration statement pursuant to this Section 2.2.1 by giving written notice to the Company of such withdrawal. Subject to Section 2.2.2 below, the Company shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered.

2.2.2 Priority on Piggyback Registrations.
(a) If a Piggyback Registration is an underwritten offering and was initiated by the Company, and if the managing underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the Registration Statement would cause an Adverse Effect, the Company shall include in such registration statement (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such Holder, and (iii) third, any other securities requested to be included in such registration, provided that if such other securities have been requested to be included pursuant to a registration rights agreement, then such securities would be included as set forth in (ii) above. If as a result of the provisions of this Section 2.2.2(a) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such registration statement.
(b) If a Piggyback Registration is an underwritten offering and was initiated by a security holder of the Company, and if the managing underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the Registration Statement would cause an Adverse Effect, the Company shall include in such registration statement (i) first, the securities requested to be included therein by the security holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of securities owned by each such holder, and (ii) second, any other securities requested to be included in such registration (including securities to be sold for the account of the Company). If as a result of the provisions of this Section 2.2.2(b) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such registration statement.
(c) No Holder may participate in any registration statement in respect of a Piggyback Registration hereunder unless such Holder (x) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Company and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims, and encumbrances, (ii) such Holder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Securities, and the liability of each such Holder will be in proportion to, and provided, further, that such liability will be limited to, the net amount received by such Holder from the sale of his or its Registrable Securities pursuant to such registration.
2.3 SEC Form S-3. The Company shall use its reasonable best efforts to cause Demand Registrations to be registered on Form S-3 (or any successor form) once the Company becomes eligible to use Form S-3, and if the Company is not then eligible under the Securities Act to use Form S-3, Demand Registrations shall be registered on the form for which the Company then qualifies. If a Demand Registration is a Convertible or Exchange Registration, the Company shall effect such registration on the appropriate form under the Securities Act for such registration. The Company shall use its reasonable best efforts to become eligible to use Form S-3 (including if applicable an automatic shelf registration statement) and, after becoming eligible to use Form S-3, shall use its reasonable best efforts to remain so eligible.
2.4 Holdback Agreements.
(a) The Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any registration statement in connection with a Demand Registration (other than a Shelf Registration), or in the case of a Shelf

Registration, the filing of any prospectus relating to the offer and sale of Registrable Securities, or a Piggyback Registration, except pursuant to any registrations on Form S-4 or Form S-8 or any successor form or unless the underwriters managing any such public offering otherwise agree.
(b) If any Holder of Registrable Securities notifies the Company in writing that it intends to effect an underwritten sale registered pursuant to a Shelf Registration pursuant to Article 2 hereof, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities, during the seven days prior to and during the 90-day period beginning on the pricing date for such underwritten offering, except pursuant to registrations on Form S-4 or Form S-8 or any successor form or unless the underwriters managing any such public offering otherwise agree.
(c) Each Holder agrees, in the event of an underwritten offering by the Company (whether for the account of the Company or otherwise), not to offer, sell, contract to sell or otherwise dispose of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such securities, including any sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten offering), during the seven days prior to, and during the 90-day period (or such lesser period as the lead or managing underwriters may require) beginning on the effective date of the registration statement for such underwritten offering (or, in the case of an offering pursuant to an effective shelf registration statement pursuant to Rule 415, the pricing date for such underwritten offering).
2.5 Registration Procedures. Whenever any Holder has requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable, and pursuant thereto the Company will as expeditiously as possible:
(i)
prepare and file with the SEC, pursuant to Section 2.1.1(a) with respect to any Demand Registration, a registration statement on any appropriate form under the Securities Act with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, provided that as far in advance as practicable before filing such registration statement or any amendment thereto, the Company will furnish to the selling Holders copies of reasonably complete drafts of all such documents prepared to be filed (including exhibits), and any such Holder shall have the opportunity to object to any information contained therein and the Company will make corrections reasonably requested by such Holder with respect to such information prior to filing any such registration statement or amendment;

(ii)
except in the case of a Shelf Registration, prepare and file with the SEC such amendments, post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred eighty (180) days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iii)
in the case of a Shelf Registration or Convertible or Exchange Registration, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective (including the filing of a new registration statement upon the expiration of a prior one) and to comply with the provisions of the Securities Act with respect to the disposition (and, in the case of a Convertible or Exchange Registration, issuance) of all Registrable Securities subject thereto until the date on which all the Registrable Securities subject thereto have been sold pursuant to such registration statement;

(iv)
furnish to each seller of Registrable Securities and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any prospectus supplement, any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the

Registrable Securities owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section 2.6 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Securities covered by the registration statement of which such prospectus, amendment or supplement is a part);
(v)
use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the managing underwriter reasonably requests (or, in the event the registration statement does not relate to an underwritten offering, as the holders of a majority of such Registrable Securities may reasonably request); use its reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Securities owned by such seller in such jurisdictions (provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction);

(vi)
promptly notify each seller and each underwriter and (if requested by any such Person) confirm such notice in writing (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, and (C) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii)
permit any selling Holder which, in such Holder’s sole and exclusive judgment, might reasonably be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(viii)
make reasonably available members of management of the Company, as selected by the Holders of a majority of the Registrable Securities included in such registration, for assistance in the selling effort relating to the Registrable Securities covered by such registration, including, but not limited to, the participation of such members of the Company’s management in road show presentations and other information meetings reasonably organized by the underwriters;

(ix)
otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and make generally available to the Company’s securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than thirty (30) days after the end of the twelve (12) month period beginning with the first day of the Company’s first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said twelve (12) month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(x)
if requested by the managing underwriter or any seller promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(xi)
as promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each seller;

(xii)
cooperate with the sellers and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xiii)
promptly make available for inspection by any seller, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (x) if either (1) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are otherwise confidential and so notifies the Inspectors in writing, unless prior to furnishing any such information such Holder of Registrable Securities requesting such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further, that each Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(xiv)
furnish to each seller and underwriter a signed counterpart of (A) an opinion or opinions and “10b-5” disclosure letter of counsel to the Company, and (B) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers or managing underwriter reasonably requests;

(xv)
cause the Registrable Securities included in any registration statement to be (A) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed or (B) quoted on any inter-dealer quotation system if similar securities issued by the Company are quoted thereon, and, in each case, to be registered under the Exchange Act;

(xvi)	provide a transfer agent and registrar for all Registrable Securities registered hereunder;
(xvii)
cooperate with each seller and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority;

(xviii)
during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(xix)	notify each seller of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;
(xx)
enter into such agreements (including underwriting agreements in the managing underwriter’s customary form) as are customary in connection with an underwritten registration, with any representations, warranties and other agreements contained therein for the benefit of the underwriters also being for the benefit of the sellers of Registrable Securities; and

(xxi)
advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

2.6 Suspension of Dispositions. Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a “Suspension Notice”) from the Company of the happening of any event of the kind described in Section 2.5(vi)(C) such Holder will forthwith discontinue disposition of Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of registration statements set forth in Sections 2.5(ii) and 2.5(iii) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice. The Company shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.
2.7 Convertible or Exchange Registration. If any Holder of Registrable Securities offers or lists any options, rights, warrants or other securities issued by it or any other Person that are offered with, convertible into or exercisable or exchangeable for, or that otherwise represent any direct or indirect interest in, any Registrable Securities, such options, rights, warrants or other securities, and the Registrable Securities underlying any such securities, shall be eligible for registration pursuant to Section 2.1 and Section 2.2 hereof (a “Convertible or Exchange Registration”), and the Company shall cooperate with any registration or listing of such other securities by such Holder or such other Person to the same extent as would be required for registration or listing of Registrable Securities by the Company.
2.8 Registration Expenses. All reasonable, out-of-pocket fees and expenses incident to any registration hereunder, including, without limitation, the Company’s performance of or compliance with this Article 2, all registration and filing fees, all fees and expenses associated with filings required to be made with the Financial Industry Regulatory Authority (“FINRA”) (including, if applicable, the reasonable fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 2720, and of its counsel), as may be required by the rules and regulations of FINRA, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities), rating agency fees, printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with Depository Trust Company and of printing prospectuses), messenger and delivery expenses, the fees and expenses incurred in connection with any listing or quotation of the Registrable Securities, fees and expenses of counsel for the Company and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other persons retained by the Company, will be borne by the Company (unless paid by a security holder that is not a Holder for whose account the registration is being effected) whether or not any registration statement becomes effective; provided, however, that any underwriting discounts, commissions, or fees attributable to the sale of the Registrable Securities will be borne by the Holders pro rata on the basis of the number of shares so registered and the fees and expenses of any counsel, accountants, or other persons retained or employed by any Holder will be borne by such Holder.
2.9 Indemnification.
2.9.1 The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such seller (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the “Seller Affiliates”) (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.9.3) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; except insofar as any such statements are made in reliance upon and in strict conformity with information furnished in writing to the Company by such seller or any Seller Affiliate for use therein. The reimbursements required by this Section 2.9.1 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
2.9.2 In connection with any registration statement in which a seller of Registrable Securities is participating, each such seller will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller will indemnify the Company and each of its employees, advisors, agents, representatives, partners, officers and directors and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.9.3) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing to the Company by such seller or any of its Seller Affiliates specifically for inclusion in the registration statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to, and will be limited to, the net amount received by such seller from the sale of Registrable Securities pursuant to such registration statement; provided, however, that such seller of Registrable Securities shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company.
2.9.3 Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (X) the indemnifying party has agreed to pay such fees or expenses, or (Y) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party or (2) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.
2.9.4 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.9.1 or Section 2.9.2 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.9.4 were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.9.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.9.3, defending any such action or claim. Notwithstanding the provisions of this Section 2.9.4, no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.9.4 to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.
If indemnification is available under this Section 2.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.9.1 and Section 2.9.2 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.9.4 subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.9.2.

2.9.5 The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and will survive the transfer of securities.
2.10 Transfer of Registration Rights. The rights of each Holder under this Agreement may be assigned to any direct or indirect transferee of a Holder permitted under the Stockholders Agreement who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement.
2.11 Rule 144. The Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, will, upon the request of the Holders, make publicly available other information) and will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Company Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any Holder, the Company will deliver to such parties a written statement as to whether it has complied with such requirements and will, at its expense, forthwith upon the request of any such Holder, deliver to such Holder a certificate, signed by the Company’s principal financial officer, stating (a) the Company’s name, address and telephone number (including area code), (b) the Company’s Internal Revenue Service identification number, (c) the Company’s SEC file number, (d) the number of shares of each class of capital stock outstanding as shown by the most recent report or statement published by the Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.
2.12 Preservation of Rights. The Company will not (i) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Holders in this Agreement.
2.13 Stockholders Agreement. Notwithstanding anything else herein to the contrary, nothing in this Agreement shall be construed to permit a Transfer (as defined in the Stockholders Agreement) by any Holder of Registrable Securities that is prohibited by the terms of the Stockholders Agreement.
ARTICLE 3
TERMINATION
3.1 Termination. The Holders may exercise the registration rights granted hereunder in such manner and proportions as they shall agree among themselves. The registration rights hereunder shall cease to apply to any particular Registrable Security when: (a) a registration statement with respect to the sale of such Registrable Security shall have become effective under the Securities Act and such Registrable Security shall have been disposed of in accordance with such registration statement; (b) such Registrable Security shall have been sold to the public pursuant to Rule 144 under the Securities Act (or any successor provision); (c) such Registrable Security shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force; (d) such Registrable Security shall have ceased to be outstanding, (e) in the case of Registrable Securities held by a Holder that is not Emerson or any Affiliate thereof, such Holder holds less than five percent (5%) of the then outstanding Registrable Securities and such Registrable Securities are eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without restriction or (f) in the case of Registrable Securities held by Emerson or any Affiliate thereof, such Holder ceases to beneficially own any Registrable Securities or, if earlier, upon written agreement of the Company and such Holder. The Company shall promptly upon the request of any Holder furnish to such Holder evidence of the number of Registrable Securities then outstanding.
ARTICLE 4
MISCELLANEOUS
4.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:
(a)	if to the Company to:

Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01703
	Attention:	SVP and General Counsel
	Email:	legalnotices@aspentech.com

with copies to (which shall not constitute notice):

Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01703
	Attention:	President and CEO
	Email:	legalnotices@aspentech.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, MA 02116
	Attention:	Graham Robinson
Chadé Severin
	Facsimile No.:	(617) 573-4822
	E-mail:	graham.robinson@skadden.com
chade.severin@skadden.com

(b)	if to Emerson, to:

c/o Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136
	Attention:	Sara Yang Bosco, Senior Vice President, Secretary and General Counsel
Vincent M. Servello, Vice President, Strategy & Corporate Development
	E-mail:	Sara.Bosco@emerson.com
Vincent.Servello@emerson.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
	Attention:	Phillip R. Mills
Marc O. Williams
Cheryl Chan
	Facsimile No.:	(212) 701-5800
	E-mail:	phillip.mills@davispolk.com
marc.williams@davispolk.com
cheryl.chan@davispolk.com

If to any other Holder, the address indicated for such Holder in the Company’s stock transfer records with copies, so long as Emerson owns any Registrable Securities, to Emerson as provided above.
Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
4.2 Authority. Each of the parties hereto represents to the other that (i) it has the corporate power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action and no such further action is required, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
4.3 Governing Law; Jurisdiction; Specific Performance.
4.3.1 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
4.3.2 Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement. Nothing in this Section 4.3 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.1 shall be effective service of process for any suit or proceeding in connection with this Agreement.
4.3.3 The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.
4.4 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Company, each Holder, and their respective successors and assigns.
4.5 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law (as defined in the Transaction Agreement), then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.
4.6 Remedies. Any dispute, controversy or claim arising out of, or relating to, the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement shall be resolved in accordance with Article 10 of the Transaction Agreement.

4.7 Waivers. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.
4.8 Amendment. This Agreement may not be amended or modified in any respect except by a written agreement signed by the Company, Emerson (so long as Emerson owns any Registrable Securities) and the Holders of a majority of the then outstanding Registrable Securities.
4.9 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.
ASPEN TECHNOLOGY, INC.

By:
Name:
Title:

EMR WORLDWIDE INC.

By:
Name:
Title:
[Signature Page to Registration Rights Agreement]

Annex F
FORM OF

TAX MATTERS AGREEMENT

between
EMERSON ELECTRIC CO.,
on behalf of itself
and the members
of the Emerson Group

and
ASPEN TECHNOLOGY, INC.,
on behalf of itself
and the members
of the Newco Group

Dated as of [•]

F-i

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [•] between Emerson Electric Co., a Missouri corporation (“Emerson”), on behalf of itself and the members of the Emerson Group, as defined below and Aspen Technology, Inc., a Delaware corporation (formerly known as Emersub CX, Inc.) (“Newco,” and together with Emerson, the “Parties”), on behalf of itself and the members of the Newco Group, as defined below.
W I T N E S S E T H:
WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the Newco Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the Emerson Group;
WHEREAS, Aspen Technology, Inc. (“Aspen”), Emerson, EMR Worldwide Inc. (“Emerson Sub”), Newco and Emersub CXI, Inc. (“Merger Subsidiary”) have entered into a Transaction Agreement, dated as of October 10, 2021 (the “Transaction Agreement”), pursuant to which the Pre-Closing Restructuring, the Emerson Contributions and the Merger Exchange and other related transactions will be consummated;
WHEREAS, Emerson and its Subsidiaries intend to consummate, prior to the Effective Time, the Pre-Closing Restructuring, which except as provided in Section 7.05 of the Transaction Agreement shall be in the form depicted in Exhibit I to the Transaction Agreement, pursuant to which, among other things, (i) Roxar AS, an aksjeselskap organized in Norway (“Roxar AS”), will elect to be classified as disregarded as separate from its owner for U.S. federal income tax purposes (the “Roxar AS Conversion”), (ii) Aegir Norge Holdings AS, an aksjeselskap organized in Norway (“Aegir”), will elect to be classified as disregarded as separate from its owner for U.S. federal income tax purposes (the “Aegir Conversion”), (iii) Roxar AS will contribute 100% of the Equity Interests in Roxar Services AS (“Roxar Services”), an aksjeselskap organized in Norway, to Roxar Software Solutions AS, an aksjeselskap organized in Norway (“Roxar Software” and such contribution, the “Roxar Services Contribution”), (iv) Roxar AS will distribute 100% of the Equity Interests of Roxar Software to Aegir, (v) Aegir will distribute 100% of the Equity Interests of Roxar Software to Emerson Electric Nederland BV, a private limited company organized in the Netherlands (“EENBV”), (vi) EENBV will distribute 100% of the Equity Interests in Roxar Software to Emerson International Holding Co. Ltd., a private limited company organized in the United Kingdom (“EIHCL” and such distribution, the “Roxar Software Distribution”), (vii) EIHCL will contribute 100% of the Equity Interests in Roxar Software to Paradigm B.V., a private limited company organized in the Netherlands (“Paradigm BV” and such contribution, the “Roxar Software Contribution”), (viii) EIHCL will distribute 100% of the Equity Interests in Paradigm BV to Rutherfurd Acquisitions Ltd., a private limited company organized in the United Kingdom (“RAL”) (such distribution, the “Paradigm Distribution” and together with the Roxar Software Distribution, the “Distributions”), (ix) RAL will organize a new private limited company in the Netherlands (“Paradigm Newco,” provided that, if the transactions described in clauses (ix) – (xii) of this recital do not occur, all references herein to Paradigm Newco other than in this recital shall instead be references to Paradigm BV) and contribute 100% of the Equity Interests in Paradigm BV to Paradigm Newco, in exchange for shares of Paradigm Newco and a note (the “Paradigm Newco Note,” the contribution, the “Paradigm Newco Contribution,” and the receipt by RAL of the Paradigm Newco Note, the “Paradigm Newco Note Distribution”), (x) Paradigm BV will file an election under Treas. Reg. Section 301.7701-3 to be treated as disregarded as separate from Paradigm Newco, effective after the Paradigm Newco Contribution (the “Paradigm CTB Election”), (xi) Paradigm BV will transfer cash (the “Specified Cash”) to Paradigm Newco in exchange for a note (the loan of the Specified Cash, the “Paradigm BV Loan”), and (xii) Paradigm Newco will repay the Paradigm Newco Note to RAL with the Specified Cash (the “Paradigm Newco Note Repayment”);1
WHEREAS, the Pre-Closing Restructuring, the Emerson Contributions and the Merger Exchange are intended to qualify for the Intended Tax Treatment; and
WHEREAS, Emerson and Newco desire to set forth their agreement on the rights and obligations of Emerson and Newco and the members of the Emerson Group and the Newco Group respectively, with respect to (a) the administration and allocation of U.S. federal, state, local and non-U.S. Taxes incurred in Taxable periods beginning prior to the Closing Date, (b) Taxes resulting from the Pre-Closing Restructuring, the Emerson
[1]	NTD: To be revised before closing to reflect any changes to the Pre-Closing Restructuring Plan permitted by the Transaction Agreement.

Contributions and the Merger Exchange and transactions effected in connection therewith and (c) various other Tax matters.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
Section 1. Definitions. (a) As used in this Agreement:
“Active Trade or Business” means (i) with respect to the Roxar Software Distribution, the Roxar Software Business, as defined on Schedule A-1 and (ii) with respect to the Paradigm Distribution, the (x) Paradigm Software Business, as defined on Schedule A-2 and (y) unless the Pre-Closing Restructuring has been amended to exclude the Roxar Software Distribution, the Roxar Software Business.
“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Closing Date (in the event that the Closing Date is not the last day of the Taxable period, as if the Closing Date were the last day of the Taxable period), subject to adjustment for items accrued on the Closing Date that are properly allocable to the Taxable period following the Closing, as determined by Emerson in its reasonable discretion, after consultation with Newco; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending at the close of the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each Taxable period.
“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code).
“Combined Tax Return” means a Tax Return filed in respect of U.S. federal, state, local or non-U.S. income Taxes for a Combined Group.
“Company” means Emerson or Newco (or the appropriate member of each of their respective Groups), as appropriate.
“Emerson Contributed Subsidiary Carried Item” means any Tax Attribute of an Emerson Contributed Subsidiary that may or must be carried from one Taxable period to another prior Taxable period, or carried from one Taxable period to another subsequent Taxable period, under the Code or other Applicable Law.
“Emerson Contributed Subsidiary Non-Emerson Group Tax Return” means any Tax Return required to be filed by an Emerson Contributed Subsidiary that is not a Combined Tax Return with any member of the Emerson Group.
“Emerson Disqualifying Action” means (a) any action (or the failure to take any action) within its control by any member of the Emerson Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the capital stock of Emerson or any assets of any member of the Emerson Group or (c) any breach by any member of the Emerson Group of any representation, warranty or covenant made by it in this Agreement, that, in each case, would negatively affect clause (vii) of the Intended Tax Treatment; provided, however, that the term “Emerson Disqualifying Action” shall not include any action expressly described in or contemplated by any Transaction Document or that is undertaken pursuant to the Pre-Closing Restructuring, the Emerson Contributions or the Merger Exchange.
“Emerson Group” shall mean Emerson and each of its direct and indirect Subsidiaries immediately after the Closing, including any predecessors or successors thereto, other than those entities comprising the Newco Group. For the avoidance of doubt, any reference herein to the “members” of the Emerson Group shall include Emerson.
“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.
“Final Determination” means (i) with respect to U.S. federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the Emerson Group or any member of the Newco Group, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 14 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.
“Group” means, as the context requires, the Emerson Group or the Newco Group or either or both of them.
“Income Tax” means any Tax imposed on, or measured by reference to, net income or gains (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) or any similar Tax, and any related penalties, interest, or other additions in respect thereto.
“Income Tax Return” means any Tax Return in respect of an Income Tax.
“Indemnitee” means a Person that is entitled to seek indemnification from another Person pursuant to the provisions of Section 10.
“Intended Tax Treatment” means the qualification of (i) the Aegir Conversion as a tax-free liquidation for purposes of Sections 332 and 337 of the Code; (ii) the Roxar AS Conversion as a tax-free liquidation for purposes of Sections 332 and 337 of the Code; (iii) the Roxar Services Contribution and the Roxar Software Distribution, taken together, (x) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (y) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (z) as a transaction in which EENBV, Roxar Software and EIHCL recognize no income or gain for U.S. federal income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code; (iv) the Roxar Software Contribution and the Paradigm Distribution, taken together, (x) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (y) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (z) as a transaction in which EIHCL, Paradigm BV and RAL recognize no income or gain for U.S. federal income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code; (v) the formation of Paradigm Newco, the Paradigm Newco Contribution and the Paradigm CTB Election, taken together, as a reorganization under Section 368(a)(1)(F) of the Code; (vi) the Paradigm Newco Note Distribution and/or the Paradigm Newco Note Repayment, taken together, as a distribution under Section 301(c)(1), immediately after which Paradigm Newco will not have any remaining positive earnings and profits as determined for U.S. federal income tax purposes; and (vii) the Emerson Contributions and the Merger Exchange, taken together, as a transfer governed by Section 351 of the Code.
“Newco Disqualifying Action” means (a) any action (or the failure to take any action) within its control by any member of the Newco Group after the Closing (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Closing involving the capital stock of Newco or any assets of any member of the Newco Group or (c) any breach by any member of the Newco Group after the Closing of any representation, warranty or covenant made by it in this Agreement, that, in each case, would negatively affect the Intended Tax Treatment; provided, however, that the term “Newco Disqualifying Action” shall not include any Non-Dilutive Equity Issuance or any action expressly described in or contemplated by any Transaction Document or that is undertaken pursuant to the Pre-Closing Restructuring, the Emerson Contributions or the Merger Exchange.
“Newco Group” means Newco and each of its direct and indirect Subsidiaries immediately after the Closing (including the Emerson Contributed Subsidiaries) and any predecessors or successors thereto, other than those entities comprising the Emerson Group. For the avoidance of doubt, any reference herein to the “members” of the Newco Group shall include Newco.

“Non-Dilutive Equity Issuance” means a sale or other issuance to any Person of any Equity Interests of Newco if, in connection with such sale or issuance, the percentage of the outstanding Equity Interests of Newco held directly or indirectly by Emerson (measured by voting power and value, as determined for purposes of Section 355(e) of the Code) is not reduced, directly or indirectly, on a net basis, taking into account any other transaction or series of transactions effected in connection with such sale or issuance (including, for the avoidance of doubt, any sale or other issuance of Equity Interests of Newco to Emerson or any of its Subsidiaries); provided, that, Emerson and Newco shall cooperate with each other with respect to the sequencing of any transaction or series of transactions effected in connection with such sale or issuance so that Emerson will acquire Equity Interests of Newco simultaneously with, or prior to, the issuance of such Equity Interests of Newco to any Person other than Emerson; and provided, further, that, if such simultaneous or prior issuance to Emerson does not occur, then the sale or other issuance to any such other Person shall not be a “Non-Dilutive Equity Issuance” for purposes of this Agreement.
“OSI” means Open Systems International, Inc., a Delaware corporation.
“Paradigm Group” means Paradigm Newco and Roxar Software and each of their direct and indirect Subsidiaries immediately after the Closing.
“Paradigm SAG” shall mean the “separate affiliated group,” as defined in Section 355(b)(3) of the Code, with respect to Paradigm Newco.
“Person” has the meaning set forth in Section 7701(a)(1) of the Code.
“Post-Closing Period” means any Taxable period beginning after the Closing Date and the post-Closing portion of any Straddle Period.
“Pre-Closing Emerson Combined Group” means any Combined Group for a Pre-Closing Period that includes at least one member of the Emerson Group and at least one Emerson Contributed Subsidiary.
“Pre-Closing Emerson Combined Tax Return” means any Combined Tax Return for a Pre-Closing Emerson Combined Group.
“Pre-Closing Period” means any Taxable period ending on or before the Closing Date and the pre-Closing portion of any Straddle Period.
“Pre-Closing Restructuring Taxes” means any Taxes incurred with respect to the Pre-Closing Restructuring, including as a result of the failure of the Intended Tax Treatment of any portion of the Pre-Closing Restructuring.
“Separate Tax Return” means any Tax Return filed or required to be filed by, or with respect to, a member of the Emerson Group or a member of the Newco Group that is not a Combined Tax Return.
“Specified Tax Elections” means the Tax elections set forth on Schedule B.
“Straddle Period” means a Taxable period that includes (but does not end on) the Closing Date.
“Tax Advisor” means a law firm or accounting firm of nationally-recognized retained by Emerson to provide the Tax Opinion.
“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.
“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.
“Tax Opinion” shall mean the legal opinion delivered to Emerson by the Tax Advisor with respect to certain U.S. federal income Tax consequences of the Pre-Closing Restructuring and the Emerson Contributions.
“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).
“Tax Refund” means any Tax refund, or credit in lieu thereof.

“Tax Representation Letters” means the representations provided by Newco and Emerson to the Tax Advisor in connection with the rendering by the Tax Advisor of the Tax Opinion.
“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.
“Transfer Taxes” means all U.S. federal, state, local or non-U.S. sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto).
(b) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Due Date	Section 11(a)
Final Allocation	Section 5(b)
OSI Acquisition	Section 9(c)(i)
OSI Acquisition Date	Section 9(c)(i)
OSI Covered Tax Period	Section 9(c)(i)
OSI Pass-Through Tax Contest	Section 9(c)(ii)
OSI Pass-Through Tax Return	Section 9(c)(i)
OSI Sellers	Section 9(c)(iii)
Past Practices	Section 4(e)(i)
Paradigm Software Business	Schedule A-2
Proposed Allocation	Section 5(b)
PTI	Section 5(b)
Roxar Software Business	Schedule A-1
Specified OSI Refunds	Section 9(c)(iii)
Spinco	Section 9(a)(i)
Tax Arbiter	Section 24
Tax Refund Recipient	Section 7(c)
(c) All capitalized terms used but not defined herein shall have the same meanings as in the Transaction Agreement. Any term used in this Agreement which is not defined in this Agreement or the Transaction Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Law.
Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Emerson Group, on the one hand, and any Emerson Contributed Subsidiary, on the other hand, if not previously terminated, shall be terminated as of the Closing Date without any further action by the parties thereto. Following the Closing, no member of the Emerson Group or any Emerson Contributed Subsidiary shall have any further rights or liabilities thereunder, and this Agreement shall be the sole Tax sharing agreement between the members of the Emerson Group, on the one hand, and the members of the Newco Group (including the Emerson Contributed Subsidiaries), on the other hand.
Section 3. Liability for Taxes.
(a) General Liability for Taxes.
(i) Emerson Tax Liability. Except as provided in Section 3(c) and Section 3(a)(ii)(A), Emerson shall be liable for all Taxes reported, or required to be reported, on any Pre-Closing Emerson Combined Tax Return;

(ii) Newco Tax Liability. Except as provided in Section 3(a)(i) and Section 3(c), Newco shall be liable for:
(A) all Taxes reported, or required to be reported, on any Pre-Closing Emerson Combined Tax Return to the extent any such Pre-Closing Emerson Combined Tax Return includes any Tax Items required to be paid by or with respect to any Emerson Contributed Subsidiary or the Emerson Business attributable to any Post-Closing Period, as determined in accordance with Section 3(b);
(B) all Taxes reported, or required to be reported, on any Emerson Contributed Subsidiary Non-Emerson Group Tax Return; and
(C) all Taxes attributable to any Emerson Contributed Subsidiary that is not required to be reported on a Tax Return.
(b) Allocation Conventions. For purposes of Section 3(a):
(i) The amount of any Tax of any Emerson Contributed Subsidiary with respect to a Straddle Period that is based on or measured by income, sales, use, receipts, or other similar items shall be allocated between the Pre-Closing Period and the Post-Closing Period based on the Closing of the Books Method as of the end of the Closing Date; provided, however, that if Applicable Law does not permit an Emerson Contributed Subsidiary to close its Taxable year on the Closing Date, the Tax attributable to the operations of such Emerson Contributed Subsidiary for any Pre-Closing Period shall be the Tax computed using a hypothetical closing of the books consistent with the Closing of the Books Method (except to the extent otherwise agreed upon by Emerson and Newco).
(ii) The amount of any Tax of any Emerson Contributed Subsidiary with respect to a Straddle Period other than taxes described in Section 3(b)(i) shall be allocated between the Pre-Closing Period and the Post-Closing Period by multiplying the total amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on, and including, the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and allocating the result to the Pre-Closing Period and the remainder of such Tax to the Post-Closing Period.
(iii) Notwithstanding the provisions of Section 3(b)(i), any Tax Item of an Emerson Contributed Subsidiary arising from a transaction engaged in outside the ordinary course of business on the Closing Date after the Closing shall be allocable to the Post-Closing Period, and any such transaction by or with respect to Newco or any member of the Newco Group occurring after the Closing shall be treated for all Tax purposes (to the extent permitted by Applicable Law) as occurring at the beginning of the day following the Closing Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)); provided that, for the avoidance of doubt, the foregoing shall not include any action expressly described in or contemplated by any Transaction Document or that is undertaken pursuant to the Pre-Closing Restructuring, the Emerson Contributions or the Merger Exchange.
(c) Special Liability Rules. Notwithstanding any other provision in this Section 3, liability for the following Taxes shall be as follows:
(i) Pre-Closing Restructuring Transfer Taxes. Emerson shall be liable for 100% of Transfer Taxes with respect to the Pre-Closing Restructuring.
(ii) Pre-Closing Restructuring Taxes. Any liability for Pre-Closing Restructuring Taxes shall be allocated in a manner consistent with Section 10(a)(iii) and Section 10(b)(vi).
(iii) Taxes Covered by Transaction Documents. Subject to the preceding clauses of this Section 3(c), any liability or other matter relating to Taxes that is specifically addressed in any Transaction Document shall be allocated or governed as provided in such Transaction Document.

Section 4. Preparation and Filing of Tax Returns.
(a) Emerson Prepared Tax Returns. Emerson shall prepare and file, or cause to be prepared and filed, all Pre-Closing Emerson Combined Tax Returns. To the extent any Pre-Closing Emerson Combined Tax Return reflects operations of an Emerson Contributed Subsidiary for a Taxable period that includes the Closing Date, Emerson shall include in such Pre-Closing Emerson Combined Tax Return the results of such Emerson Contributed Subsidiary on the basis of the Closing of the Books Method to the extent permitted by Applicable Law.
(b) Newco Prepared Tax Returns. Newco shall prepare and file, or cause to be prepared and filed, any Emerson Contributed Subsidiary Non-Emerson Group Tax Return and any other Tax Return of any member of the Newco Group that is not a Pre-Closing Emerson Combined Tax Return.
(c) Provision of Information; Timing. Newco shall maintain all necessary information for Emerson (or any of its Affiliates) to file any Tax Return that Emerson is required or permitted to file under this Section 4, and shall provide to Emerson all such necessary information in accordance with the Emerson Group’s past practice. Emerson shall maintain all necessary information for Newco (or any of its Affiliates) to file any Tax Return that Newco is required or permitted to file under this Section 4, and shall provide Newco with all such necessary information in accordance with the Emerson Group’s past practice.
(d) Right to Review. The Party responsible for preparing (or causing to be prepared) any Tax Return under this Section 4 shall make such Tax Return and related workpapers available for review by the other Party, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Party would be liable under Section 3, or (ii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for a Tax Refund under this Agreement. The Party responsible for preparing (or causing to be prepared) the relevant Tax Return shall (x) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for the filing of such Tax Return (taking into account any applicable extensions) to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable best efforts to reflect on such Tax Return any reasonable comments provided by the requesting Party at least twenty (20) Business Days prior to filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability of the requesting Party with respect to such Tax Return is material. The Parties shall consult and attempt in good faith to resolve any issues arising out of the review of such Tax Return.
(e) Special Rules Relating to the Preparation of Tax Returns.
(i) General Rule. Except as provided in this Section 4(e)(i), Newco shall prepare (or cause to be prepared) any Tax Return, with respect to Taxable periods (or portions thereof) ending prior to or on the Closing Date, for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the Emerson Group prior to the Closing Date with respect to such Tax Return, to the extent permitted by Applicable Law, and otherwise as reasonably determined by Emerson.
(ii) Consistency with Intended Tax Treatment. All Tax Returns that include any member of the Emerson Group or any member of the Newco Group shall be prepared in a manner that is consistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of Applicable Law).
(iii) Emerson Contributed Subsidiary Non-Emerson Group Tax Returns. With respect to any Emerson Contributed Subsidiary Non-Emerson Group Tax Return, Newco and the other members of the Newco Group shall include Tax Items in such Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Emerson is responsible to the extent liability for such Tax Items is allocated in accordance with this Agreement.
(iv) Certain Determinations with respect to Pre-Closing Emerson Combined Tax Returns. Emerson shall be entitled in its reasonable discretion (i) to determine whether any Emerson Contributed Subsidiary is required under Applicable Law to be included in any Pre-Closing Emerson Combined Group and (ii) to elect to include any Emerson Contributed Subsidiary in any Pre-Closing Emerson Combined Group if the inclusion of such Emerson Contributed Subsidiary in such Pre-Closing Emerson

Combined Tax Return is elective under Applicable Law, except where such an election would be binding on Newco for a Taxable period beginning after the Closing in which case such determination shall be made by Emerson in its reasonable discretion after consultation with Newco. Newco shall cause each Emerson Contributed Subsidiary to execute and file such consents, elections and other documents as may be required by Applicable Law or reasonably requested by Emerson in connection with the filing of any Pre-Closing Emerson Combined Tax Return.
(v) Preparation of Transfer Tax Returns. The Company required under Applicable Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Law, Emerson and Newco shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.
(vi) If either Party reasonably determines that any member of the Newco Group may be required to file a Combined Tax Return with at least one member of the Emerson Group for a Post-Closing Period, the Parties shall cooperate in good faith to (A) determine whether such member of the Newco Group is required to file such a Combined Tax Return and (B) provide procedures that govern (I) the preparation and filing of such Tax Returns, (II) the allocation of the liability for Taxes reported on or otherwise due in respect of such Tax Returns, (III) the control and participation rights in any Tax Proceedings with respect to such Tax Returns and (IV) other related matters.
(f) Payment of Taxes. Emerson shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Emerson Group is responsible for filing under this Section 4, and Newco shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Newco Group is responsible for filing under this Section 4. If any member of the Emerson Group is required to make a payment to a Taxing Authority for Taxes for which Newco is liable under Section 3, Newco shall pay the amount of such Taxes to Emerson in accordance with Section 10 and Section 11. If any member of the Newco Group is required to make a payment to a Taxing Authority for Taxes for which Emerson is liable under Section 3, Emerson shall pay the amount of such Taxes to Newco in accordance with Section 10 and Section 11.
Section 5. Apportionment of Earnings and Profits and Tax Attributes.
(a) Any Tax Attributes arising in a Pre-Closing Period that are subject to allocation among members of a Combined Group shall be allocated among (and the benefits and burdens of such Tax Attributes will inure to) the members of the Emerson Group and the Emerson Contributed Subsidiaries in accordance with the Code, Treasury Regulations, and any Applicable Law, as determined by Emerson in its reasonable discretion.
(b) Emerson shall in good faith, based on information reasonably available to it, advise Newco in writing, as soon as reasonably practicable after Newco’s reasonable request following the Closing, of Emerson’s estimate of any earnings and profits, previously taxed earnings and profits (within the meaning of Section 959 of the Code (“PTI”)), Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute to be allocated or apportioned to any Emerson Contributed Subsidiary under Applicable Tax Law (the “Proposed Allocation”). Newco shall have thirty (30) days to review the Proposed Allocation and provide Emerson any comments with respect thereto. If Newco either provides no comments or provides comments to which Emerson agrees in writing, such resulting determination will become final (the “Final Allocation”). If Newco provides comments to the Proposed Allocation and Emerson does not agree, the Final Allocation will be determined in accordance with Section 24. All members of the Emerson Group and Newco Group shall prepare all Tax Returns in accordance with the Final Allocation. In the event of any adjustment to the earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attributes, Emerson shall promptly advise Newco in writing of such adjustment. For the avoidance of doubt, Emerson shall not be liable to any member of the Newco Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Law.
(c) Except as otherwise provided herein, to the extent that the amount of any earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the Emerson Group or an Emerson Contributed Subsidiary pursuant to Section 5(b)

is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as agreed by the Parties in good faith.
Section 6. Utilization of Tax Attributes.
(a) Amended Returns. Any amended Tax Return or claim for a Tax Refund with respect to any member of the Newco Group may be made only by the Party responsible for preparing the original Tax Return with respect to such member of the Newco Group pursuant to Section 4. If Newco reasonably determines that it is necessary or appropriate to amend a Separate Tax Return of an Emerson Contributed Subsidiary, or desires to claim a Tax Refund with respect to any such Tax Return, Emerson shall cooperate in good faith with Newco to amend such Tax Return or claim such Tax Refund; provided, that such amendment or claim shall be made only if the benefit of amending such Tax Return or claiming such Tax Refund is reasonably expected to materially outweigh the cost of such action, as determined by Emerson in its reasonable discretion; and provided, further, that Newco shall bear the out-of-pocket expenses of such amendment of such Tax Return and/or claim of such Tax Refund.
(b) No Carryback Election. The Parties hereby agree, except as provided in Section 6(c), (i) not to make or cause to be made any election to claim in any Pre-Closing Emerson Combined Tax Return an Emerson Contributed Subsidiary Carried Item from a Post-Closing Period and (ii) to elect, to the extent permitted by Applicable Law, to forgo the right to carry back any Emerson Contributed Subsidiary Carried Item from a Post-Closing Period to a Pre-Closing Emerson Combined Tax Return.
(c) Emerson Contributed Subsidiary Carrybacks.
(i) If Newco reasonably determines that an Emerson Contributed Subsidiary is required by Applicable Law to carry back any Emerson Contributed Subsidiary Carried Item from a Post-Closing Period to a Pre-Closing Emerson Combined Tax Return, it shall notify Emerson in writing of such determination at least sixty (60) days prior to filing the Tax Return on which such carryback will be reflected. Such notification shall include a description in reasonable detail of the basis for any expected Tax Refund and the amount thereof. If Emerson disagrees with such determination, the Parties shall resolve their disagreement pursuant to the procedures set forth in Section 24. The Emerson Group shall, at the request of Newco and at Newco’s expense, file or cooperate in good faith in the filing of any amended Tax Returns reflecting such carryback or claims for Tax Refund with respect to such carryback (unless such filing, (x) assuming it is accepted, could reasonably be expected to change the Tax liability of Emerson or any of its Affiliates for any Taxable period or (y) is not reasonably expected to provide a material benefit to Newco, as reasonably determined by Emerson).
(ii) If an Emerson Contributed Subsidiary Carried Item from a Post-Closing Period is carried back to a Pre-Closing Emerson Combined Tax Return pursuant to Section 6(c)(i), Emerson shall be required to make a payment to the Newco Group in an amount equal to the Tax Refund in respect of such Emerson Contributed Subsidiary Carried Item in accordance with Section 7(c).
(d) Emerson Contributed Subsidiary Carryforwards. If a portion or all of any Emerson Contributed Subsidiary Carried Item is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward to an Emerson Contributed Subsidiary Non-Emerson Group Tax Return, any Tax benefits arising from such carryforward shall be retained by the Newco Group.
(e) Unified Loss Rules Election. Emerson shall make a timely and valid election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A) to reduce the basis of the stock of any Emerson Contributed Subsidiaries to which such election applies, to the extent necessary to prevent any attribute reduction pursuant to Treasury Regulations Section 1.1502-36(d)(6). Emerson shall not make an election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B) or (C) to reattribute any of the Emerson Contributed Subsidiaries’ tax attributes to Emerson, without the prior written consent of Newco.
Section 7. Certain Tax Benefits.
(a) Emerson Tax Refunds. Emerson shall be entitled to any Tax Refunds (including, in the case of any refund received, any interest actually received on or in respect thereof) received by any member of the

Emerson Group or any Emerson Contributed Subsidiary, other than any Tax Refunds to which Newco is entitled pursuant to Section 7(b) (or, with respect to any Emerson Contributed Subsidiary Carried Item, Section 6). Newco shall not be entitled to any Tax Refunds received by any member of the Emerson Group or any Emerson Contributed Subsidiary, except as set forth in Section 7(b) (or, with respect to any Emerson Contributed Subsidiary Carried Item, Section 6).
(b) Newco Tax Refunds. Newco shall be entitled to any Tax Refunds (including, in the case of any refund received, any interest actually received on or in respect thereof) received by any member of the Emerson Group or any member of the Newco Group after the Closing Date (i) with respect to any Tax for which a member of the Newco Group is liable under this Agreement (including, for the avoidance of doubt, any amounts allocated to Newco pursuant to Section 3(c)(ii)) or (ii) resulting from an Emerson Contributed Subsidiary Carried Item to the extent provided in Section 6.
(c) Payments in Respect of Tax Refunds. A Company receiving (or realizing) a Tax Refund to which another Company is entitled hereunder (a “Tax Refund Recipient”) shall pay over the amount of such Tax Refund (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Refund and any other reasonable costs associated therewith) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Refund Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to the extent that, as a result of a subsequent Final Determination, a Tax Refund that gave rise to such payment is subsequently disallowed or required to be repaid to the relevant Taxing Authority.
(d) Corresponding Tax Benefits. Without duplication of Section 10(d), if any adjustment with respect to Taxes for which one Party is responsible under this Agreement makes allowable to the other Party any reduction in Taxes payable by the other Party or any other Tax benefit to such other Party which would not, but for such adjustment, be allowable, then the other Party (i) shall use commercially reasonable efforts to actually realize such Tax reduction or other Tax benefit, and (ii) shall pay over to the first Party such Tax reduction or other Tax benefit as and when actually realized, determined on a “with and without” basis, at the time the Tax Return which reflects such Tax reduction or other Tax benefit is filed.
Section 8. Certain Tax Elections. With respect to any Tax election (x) which, if made, would bind one or more members of the Emerson Group, on the one hand, and one or more members of the Newco Group, on the other hand, including the Specified Tax Elections, or (y) if made by one or more members of one Group would be effective only if the same election is made by one or more members of the other Group, Emerson shall be entitled in its reasonable discretion, after consultation with Newco, to determine whether the Emerson Group or the Newco Group shall make such Tax election, and no member of the Newco Group shall make any such Tax election without the prior written consent of Emerson (which may be granted or withheld in the reasonable discretion of Emerson, after consultation with Newco). If Emerson determines that such any such Tax election shall be made, or agrees to make such election, in each case in accordance with this Section 8, Newco and Emerson shall, and shall cause the members of the Newco Group and the Emerson Group, as appropriate, to cooperate in making such election.
Section 9. Certain Representations and Covenants.
(a) Representations.
(i) Newco and each other member of the Newco Group represents that as of the date hereof, and covenants that as of the Closing Date, except as contemplated by the Transaction Documents, there is no plan or intention:
(A) unless the Pre-Closing Restructuring has been amended to exclude the Roxar AS Conversion and the Aegir Conversion, to contribute or otherwise transfer any equity interests in Roxar Software or Roxar Services to an entity treated as corporation for U.S. federal income tax purposes;
(B) to liquidate Roxar Software or Paradigm Newco (together, the “Spincos” and each a “Spinco”) or to merge or consolidate any member of the Paradigm Group with any other Person subsequent to the Closing, unless, in the case of a merger or consolidation, such Spinco is the survivor of the merger, consolidation or amalgamation;

(C) to sell, transfer or otherwise dispose of, directly or indirectly, any material asset of any member of the Paradigm Group to a Person other than a member of the Paradigm SAG subsequent to the Closing, except (A) dispositions in the ordinary course of business, (B) any cash paid to acquire assets in arm’s length transactions, (C) transactions that are disregarded for U.S. federal income Tax purposes, and (D) mandatory or optional repayment or prepayment of indebtedness;
(D) to take or fail to take any action in a manner that is inconsistent with any representations furnished by Newco to the Tax Advisor in the Tax Representation Letters;
(E) to repurchase stock of either of the Spincos;
(F) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distributions) that could reasonably be expected to cause the Distributions to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly stock of the Spincos representing a 50% or greater interest (within the meaning of Section 355(d)(4) of the Code) in either Spinco; provided, that the Parties agree, for the avoidance of doubt, that a Non-Dilutive Equity Issuance is not such a transaction or event; or
(G) to cease to continue the active conduct of any Active Trade or Business, or to substantially reduce the business activity of any Active Trade or Business.
(b) Covenants.
(i) Neither Emerson nor Newco shall, nor shall permit any other member of the Emerson Group or the Newco Group to, take or fail to take any action that constitutes an Emerson Disqualifying Action or a Newco Disqualifying Action, as applicable.
(ii) Neither Emerson nor Newco shall, nor shall permit any other member of the Emerson Group or the Newco Group to, take or fail to take any action that is inconsistent with any representations furnished by Emerson or Newco to the Tax Advisor in the Tax Representation Letters.
(iii) During the two-year period following the Closing Date:
(A) each Spinco shall (x) maintain its status as a company engaged in the applicable Active Trade or Business for purposes of Section 355(b)(2) of the Code, (y) not engage in any transaction that would result in it ceasing to be a company engaged in the applicable Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (x) and (y) hereof, and (z) not dispose of or permit a member of the Paradigm Group to dispose of, directly or indirectly, any interest in a member of the Paradigm Group or permit any such member of the Paradigm Group to make or revoke any election under Treasury Regulation Section 301.7701-3; provided, that this clause (z) shall not prohibit an election under Treasury Regulation Section 301.7701-3 to treat a member of the Paradigm Group as a disregarded entity or partnership for U.S. federal income Tax purposes, to the extent such entity is wholly owned by one or more members of the Paradigm Group;
(B) neither Spinco shall repurchase any of its Equity Interests;
(C) neither Spinco shall, or shall agree to, merge, consolidate or amalgamate with any other Person, unless, in the case of a merger or consolidation, such Spinco is the survivor of the merger, consolidation or amalgamation;
(D) Newco shall not cease to own, indirectly, 100% of the Equity Interests in either Spinco;
(E) Newco shall not, and shall not permit any other member of the Newco Group to, or to agree to, sell or otherwise issue to any Person, any Equity Interests of Newco; provided, however, that Newco may issue Equity Interests to the extent such issuances (I) satisfy Safe Harbor VIII

(relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d) or (II) constitute a Non-Dilutive Equity Issuance;
(F) Newco shall not, and shall not permit any other member of the Newco Group to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of Newco, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of Newco or (III) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (I) or (II), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Closing Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distributions, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly any stock in either Spinco (or any successor thereto); provided, that the Parties agree, for the avoidance of doubt, that a Non-Dilutive Equity Issuance shall not be prohibited by this Section 9(b)(iii)(F); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code that has effect retroactive to a Taxable period that includes the Closing Date shall be incorporated in the restrictions in this clause (iv) and the interpretation thereof;
(G) Newco shall not, and shall not permit any other member of the Newco Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of Newco or either Spinco (including, without limitation, through the conversion of one class of Equity Interests of Newco or either Spinco into another class of Equity Interests of Newco or such Spinco); and
(H) unless the Pre-Closing Restructuring has been amended to exclude the Roxar AS Conversion and the Aegir Conversion, Newco shall not, and shall not permit any member of the Newco Group to, contribute or otherwise transfer any equity interests in Roxar Software or Roxar Services to an entity treated as corporation for U.S. federal income Tax purposes.
(iv) Neither Emerson nor Newco shall take or fail to take, or permit any other member of the Emerson Group or the Newco Group, respectively, to take or fail to take, any action which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax Treatment; provided that, with respect to Emerson and the Emerson Group, this covenant shall apply only with respect to clause (vii) of the definition of “Intended Tax Treatment”.
(v) Without the prior written consent of Emerson (not to be unreasonably withheld, conditioned or delayed), before October 1, 2022, Newco will not, directly or indirectly, cause or permit (A) the sale, exchange, transfer or other disposition of the shares of Paradigm Newco, Roxar Software or Roxar Services by the regarded owner (for U.S. federal income tax purposes) thereof as of the Closing Date, or (B) Paradigm Newco, Roxar Software or Roxar Services to engage in any merger, liquidation, reorganization or similar transaction, unless, in each case, such action does not constitute a triggering event pursuant to Treasury Regulations Section 1.367(a)-8(k), as reasonably determined by Emerson, after notice by and consultation with Newco at least 30 days prior to the taking by Newco of any such action; provided, that the Parties shall reasonably cooperate to file any new gain recognition agreement to the extent necessary to cause any such action to qualify as a triggering event exception pursuant to Treasury Regulations Section 1.367(a)-8(k).
(c) Certain Newco Covenants with respect to OSI.
(i) Newco will not cause or permit OSI or any of its Subsidiaries or any Affiliate of Newco to (i) file or amend or otherwise modify any Tax Return of OSI or its Subsidiaries if (A) OSI or such Subsidiary was treated as an S corporation or disregarded entity for purposes of such Tax Return on or prior to October 1, 2020 (the “OSI Acquisition” and such date, the “OSI Acquisition Date”) and

(B) the results of operations reflected on such Tax Return would also be reflected on a Tax Return of any owner of OSI prior to the OSI Acquisition, that relates in whole or in part to any taxable period (or portion thereof) beginning prior to the OSI Acquisition Date (such taxable period, an “OSI Covered Tax Period,” and such Tax Return, an “OSI Pass-Through Tax Return”), (ii) make or change any U.S. federal or state election or accounting method or practice with respect to any OSI Pass-Through Tax Return, or that has retroactive effect to, any OSI Covered Tax Period, (iii) voluntarily approach any Tax authority with respect to any OSI Pass-Through Tax Return attributable to an OSI Covered Tax Period or (iv) extend or waive the statute of limitations or other period for the assessment of any Tax with respect to any OSI Pass-Through Tax Return with respect to any OSI Covered Tax Period in each case, without the prior written consent of Emerson;
(ii) Newco shall promptly notify Emerson in writing upon receipt by Newco, any member of the Newco Group or any of Newco’s Affiliates of notice of any pending or threatened U.S. federal, state, local or foreign Tax audits, examinations or assessments relating to any OSI Pass-Through Tax Return for any OSI Covered Tax Period (an “OSI Pass-Through Tax Contest”). OSI’s sellers’ representative (whom Emerson shall identify to Newco) shall have the sole right to represent the interests of OSI or its Subsidiaries in any OSI Pass-Through Tax Contest, and to employ counsel of its choice at its expense.
(iii) Newco shall pay or cause to be paid to, or as directed by and on behalf of, Emerson the amount of any refund set forth on Schedule C (the “Specified OSI Refunds”) received by Newco or any of the Newco Group members promptly following receipt thereof; provided, that, prior to the payment of any Specified OSI Refund by Newco to Emerson, (i) Newco shall inform Emerson of the receipt of any Specified OSI Refund and (ii) Emerson shall certify to Newco that (x) Emerson is obligated to pay the entire amount of such Specified OSI Refund to certain persons that Emerson shall therein specify (the “OSI Sellers”), and (y) unless Emerson has directed Newco to pay such Specified OSI Refund on behalf of Emerson to the OSI Sellers, Emerson shall, promptly following its receipt of the payment of the amount of such Specified OSI Refund from Newco, so pay the entire amount of such Specified OSI Refund to the OSI Sellers. Newco shall cause the applicable Emerson Contributed Subsidiary to request a refund (rather than a credit in lieu of a refund) with respect to all Specified OSI Refunds.
(d) Newco Covenants Exceptions. Notwithstanding the provisions of Section 9(b), Newco and the other members of the Newco Group may:
(i) pay cash to acquire assets in arm’s length transactions, engage in transactions that are disregarded for U.S. federal Tax purposes, and make mandatory or optional repayments or prepayments of indebtedness; or
(ii) take any action that would reasonably be expected to be inconsistent with the covenants contained in Section 9(b), if either: (A) Newco notifies Emerson of its proposal to take such action and Newco and Emerson obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax Treatment, provided that Newco agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further that the Newco Group shall not be relieved of any liability under Section 10(a) of this Agreement by reason of seeking or having obtained such a ruling; or (B) Newco notifies Emerson of its proposal to take such action and obtains an unqualified opinion of counsel (I) from a Tax advisor recognized as an expert in U.S. federal income Tax matters and reasonably acceptable to Emerson, (II) on which Emerson may rely and (III) to the effect that, assuming the Pre-Closing Restructuring, the Emerson Contributions and the Merger Exchange otherwise (without taking into account the action contemplated by this paragraph) qualify for the Intended Tax Treatment, such action “will” not affect the Intended Tax Treatment, provided that the Newco Group shall not be relieved of any liability under Section 10(a) of this Agreement by reason of having obtained such an opinion.

Section 10. Indemnities.
(a) Newco Indemnity to Emerson. Newco and each other member of the Newco Group shall jointly and severally indemnify Emerson and the other members of the Emerson Group against, and hold them harmless, without duplication, from:
(i) any Tax liability for which Newco is liable pursuant to Section 3;
(ii) any Tax liability attributable to a breach, after the Closing, by Newco or any other member of the Newco Group of any representation, covenant or provision contained in this Agreement (including, for the avoidance of doubt, any Taxes resulting from any breach for which the conditions set forth in Section 9(c) are satisfied);
(iii) any Pre-Closing Restructuring Taxes attributable to a Newco Disqualifying Action (including, for the avoidance of doubt, any Taxes resulting from any action for which the conditions set forth in Section 9(d)(ii) are satisfied); and
(iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in clauses (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.
(b) Emerson Indemnity to Newco. Emerson and each other member of the Emerson Group will jointly and severally indemnify Newco and the other members of the Newco Group against, and hold them harmless, without duplication, from:
(i) any Tax liability for which Emerson is liable pursuant to Section 3;
(ii) any Taxes imposed on any member of the Newco Group under Treasury Regulations Section 1.1502-6 (or similar or analogous provision of state, local or foreign law) as a result of any Emerson Contributed Subsidiary being or having been a member of a Combined Group on or before the Closing Date;
(iii) any Taxes imposed on any member of the Newco Group under any provision of state, local or foreign law similar or analogous to Treasury Regulations Section 1.1502-6 as a result of such member being or having been a member of a Combined Group with any member of the Emerson Group on or after the Closing Date;
(iv) all amounts required to be paid by any Emerson Contributed Subsidiary under any Tax Sharing Agreement to which such Emerson Contributed Subsidiary is or was a party or is or was otherwise subject on or prior to the Closing Date;
(v) any Tax liability attributable to a breach, after the Closing, by Emerson or any other member of the Emerson Group of any representation in this Agreement or any covenant or provision contained in this Agreement or the Transaction Agreement;
(vi) any Pre-Closing Restructuring Taxes, other than any Pre-Closing Restructuring Taxes for which Newco and each other member of the Newco Group are obligated to indemnify Emerson and the members of the Emerson Group under Section 10(a)(iii); and
(vii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in clauses (i) through (vi), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.
(c) Discharge of Indemnity. Newco, Emerson and the members of their respective Groups shall discharge their obligations under Section 10(a) or Section 10(b) hereof, respectively, by paying the relevant amount in accordance with Section 11, within thirty (30) Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such thirty (30) Business Days, at least ten (10) Business Days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 10(a) or Section 10(b), as the case may be. Notwithstanding the foregoing, if any member of the Newco Group or any member of the Emerson Group disputes in good faith the fact or the amount of its obligation under Section 10(a) or Section 10(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 24 hereof; provided, however, that any amount not paid within thirty (30) Business Days of demand therefor shall bear interest as provided in Section 11.
(d) Corresponding Tax Benefits. If an indemnification obligation of any member of the Emerson Group or any member of the Newco Group, as the case may be, under this Section 10 arises in respect of an adjustment that makes allowable to an Indemnitee any reduction in Taxes payable by the Indemnitee or other Tax benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 10(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the Taxable year in which such indemnification obligation arises, determined on a “with and without” basis.
Section 11. Payments.
(a) Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, Emerson has the right to designate, by written notice to Newco, which member of the Emerson Group will make or receive such payment.
(b) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Transaction Agreement or any other Transaction Document, and this Agreement shall be construed accordingly.
Section 12. Guarantees. Emerson and Newco, as the case may be, each hereby guarantees and agrees to otherwise perform the obligations of each other member of the Emerson Group or the Newco Group, respectively, under this Agreement.
Section 13. Communication and Cooperation.
(a) Consult and Cooperate. Emerson and Newco shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:
(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Newco Group (or, in the case of any Tax Return of the Emerson Group, the portion of such return that relates to Taxes for which the Newco Group may be liable or earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute that may be allocated to a member of the Newco Group, in each case pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);
(ii) the execution of any document that may be necessary (including to give effect to Section 14) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and
(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information. Except as set forth in Section 14, Emerson and Newco shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.
(c) Tax Attribute Matters. Emerson and Newco shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Newco Group or any member of the Emerson Group, respectively.
(d) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the Emerson Group or Newco Group, respectively, shall be required to provide any member of the Newco Group or Emerson Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate to Newco, the business or assets of any member of the Newco Group, or matters for which Newco or Emerson Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the Emerson Group or the Newco Group, respectively, be required to provide any member of the Newco Group or Emerson Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that Emerson or Newco, respectively, determines that the provision of any information to any member of the Newco Group or Emerson Group, respectively, could be commercially detrimental or violate any law or agreement to which Emerson or Newco, respectively, is bound, Emerson or Newco, respectively, shall not be required to comply with the foregoing terms of this Section 13(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to Emerson or Newco, to the extent such access to or copies of any information is provided to a Person other than a member of the Emerson Group or Newco Group (as applicable)).
Section 14. Audits and Contests.
(a) Notice. Each of Emerson or Newco shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority or upon becoming aware of an actual or potential Tax Proceeding by a Taxing Authority that may affect the liability of any member of the Newco Group or the Emerson Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying Party is prejudiced by such failure.
(b) Emerson Control. Notwithstanding anything in this Agreement to the contrary, Emerson shall have the right to control all matters relating to any Tax Proceeding relating to any Pre-Closing Emerson Combined Tax Return. Emerson shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax Proceeding described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding is reasonably likely to (A) give rise to an indemnity obligation of Newco under Section 10 hereof or (B) affect the allocation of earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute that may be allocated to a member of the Newco Group pursuant to Section 5 hereof, (i) Emerson shall keep Newco informed of all material developments and events relating to any such Tax Proceeding described in this proviso, and (ii) other than with respect to any Tax Proceeding relating to any Pre-Closing Emerson Combined Tax Return, at its own cost and expense, Newco shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.
(c) Newco Control. Newco shall have the right to control all matters relating to any Tax Proceeding relating to any Emerson Contributed Subsidiary Non-Emerson Group Tax Return and any Tax attributable to any Emerson Contributed Subsidiary that is not required to be reported on a Tax Return, other than any Tax Proceeding relating to Pre-Closing Restructuring Taxes. Newco shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax Proceeding described in the preceding sentence; provided, however, that to the extent that any such Tax Proceeding is reasonably likely to give rise to an indemnity obligation of Emerson under Section 10 hereof, (i) Newco shall keep Emerson informed of all material developments and events relating to any such Tax Proceeding described in this proviso, (ii) at its own cost and expense, Emerson shall have the right to participate in (but not to control) the defense of any such Tax Proceeding, and (iii) Newco shall not settle or compromise any such contest without Emerson’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
(d) Pre-Closing Restructuring Taxes. Emerson shall have the right to control any Tax Proceeding relating to Pre-Closing Restructuring Taxes; provided, that Emerson shall keep Newco fully informed of all material developments and, other than with respect to any Tax Proceeding relating to any Pre-Closing Emerson Combined Return (which shall be governed by Section 14(b)), shall permit Newco, at its own cost and expense, a reasonable opportunity to participate in the defense of the matter.
Section 15. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, email transmission, or mail, to the following addresses:
if to Emerson or the Emerson Group, to:

Emerson Electric Co.
[•]
Attention: [•]
Email: [•]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Michael Mollerus
Email:	michael.mollerus@davispolk.com

if to Newco or the Newco Group, to:

Aspen Technology, Inc.
[•]
Attention: [•]
Email: [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Attention:	Graham Robinson
Moshe Spinowitz
Chadé Severin
E-mail:	graham.robinson@skadden.com
moshe.spinowitz@skadden.com
chade.severin@skadden.com
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 16. Costs and Expenses. The Party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return. Except as expressly set forth in this Agreement or the Transaction Agreement, (i) each Party shall bear the costs and expenses incurred pursuant to this Agreement to the extent the costs and expenses are directly allocable to a liability or obligation allocated to such Party and (ii) to the extent a cost or expense is not directly allocable to a liability or obligation, it shall be borne by the Party incurring such cost or expense. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.
Section 17. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between Emerson and Newco, this Agreement shall become effective upon the consummation of the Closing. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.
Section 18. Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).
Section 19. Construction. In this Agreement, unless the context clearly indicates otherwise:
(a) words used in the singular include the plural and words used in the plural include the singular;
(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;
(c) except as otherwise clearly indicated, reference to any gender includes the other gender;
(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;
(f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;
(g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
(h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;
(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(j) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;
(k) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and
(l) any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.
Section 20. Entire Agreement; Amendments and Waivers.
(a) Entire Agreement.
(i) This Agreement and the other Transaction Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Transaction Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Transaction Documents. This Agreement is an “Ancillary Agreement” as such term is defined in the Transaction Agreement and shall be interpreted in accordance with the terms of the Transaction Agreement in all respects, provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transaction Agreement, the terms of this Agreement shall control in all respects.
(ii)  THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER EMERSON NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE EMERSON BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF EMERSON OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. NEWCO ACKNOWLEDGES THAT EMERSON HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY EMERSON OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE EMERSON BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.
(b) Amendments and Waivers.
(i) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Emerson and Newco, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(ii) No failure or delay by any Party (or the applicable member of such Party’s Group) in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 22. Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom), and each of the Parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 15 shall be deemed effective service of process on such Party.
Section 23. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 24. Dispute Resolution. In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by Emerson and Newco; provided, however, that, if Emerson and Newco do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by Emerson, one member chosen by Newco, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the Parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the Parties to the dispute.
Section 25. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 13(d) and the indemnification and release provisions of Section 10, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.
Section 26. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Transaction Documents.
Section 27. Authorization. Each of Emerson and Newco hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its behalf and on behalf of each member of its Group, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party and each member of its Group, that this Agreement constitutes a legal, valid and binding obligation of each such Party and each member of its Group, and that the execution, delivery and performance of this Agreement by such Party and each member of its Group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such Party or member of its Group.
Section 28. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Law.
Section 29. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.
EMERSON ELECTRIC CO., on its own behalf and on behalf of the members of the Emerson Group

By:
	Name:	[•]
	Title:	[•]

ASPEN TECHNOLOGY, INC. (formerly known as Emersub CX, Inc.) on its own behalf and on behalf of the members of the Newco Group

By:
	Name:	[•]
	Title:	[•]
[SIGNATURE PAGE TO THE TAX MATTERS AGREEMENT]

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the registrant treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.
Annex G
Project Alias
Form of Commercial Agreement Terms
Set forth below is a high-level summary of select terms to be addressed in a commercial agreement executed in connection with the proposed “Project Alias” transaction. The terms described below are not intended to be, and are not, an exhaustive description of any definitive agreement entered into, or to be entered into, between the parties. It is envisaged that the parties will negotiate and agree in good faith upon such definitive agreement based upon, and consistent with, the terms described below (the “Definitive Agreement”). In the event the Definitive Agreement is not entered into prior to the closing of the transaction, the parties agree that the terms described below (i) include all material terms necessary to the transactions contemplated hereby and (ii) shall be binding on the parties and their affiliates, as applicable, in each case unless and until the Definitive Agreement has been executed. The parties agree that the terms described below and all discussions between the parties relating thereto shall be confidential.
Commercial Agreement

Scope of Products	• aspenONE Engineering suite (ENG);

• aspenONE Manufacturing and Supply Chain suite (MSC);

• aspenONE Asset Performance Management suite (APM);

• aspenONE Artificial Intelligence of Things (AIoT);

• the Emerson (as defined under the Transaction Agreement) (“Emerson”) products being transferred to Newco (as defined under the Transaction Agreement) (“Newco”) as part of the proposed transaction, as set forth on Exhibit A hereto; and

• certain future Newco products as mutually agreed upon by the parties during the term of the agreement (collectively, the “Products”).

Order of Precedence	• Immediately upon the closing of the transaction, the following agreements between the parties shall automatically terminate: [***]

• [***]

(1) [***]

(2) [***]

• Unless and until the Definitive Agreement is entered into between the parties, to the extent any term necessary to the transactions contemplated hereby is not addressed herein, the terms of the [***] shall apply, regardless of whether such agreement is terminated (it being understood that (i) in the event of any overlap or conflict between the terms of the [***] and the terms set forth herein, the terms set forth herein shall prevail and control, and (ii) [***].

Agency/Reseller Authorization
• Newco authorizes Emerson and its affiliates to act as its agent and/or reseller to market, promote and sell the Products either (i) incorporated and/or embedded with current and future Emerson products and services or (ii) on a standalone basis, in each case in any field and for any purpose throughout the world.

• Certain of the Products will be subject to an agency relationship and certain of the Products will be subject to a reseller relationship. [***]
Software License and Channel Agreement Elements	• The arrangement will consist of the following agreements:

• Software License Agreement: Newco grants Emerson and its affiliates a non-exclusive, license to (i) test Products for the purpose of incorporating and/or embedding the Products with current and future Emerson products and services, (ii) demonstrate the Products to prospective licensees, (iii) use the Products to train Emerson employees and prospective licensees, (iv) provide professional services/consulting to licensees, (v) develop interfaces and integration and (vi) otherwise exercise their rights and fulfill their obligations under the agreement. [***]

• The parties shall mutually agree upon an appropriate structure for purposes of sublicensing from Emerson or licensing directly from Newco any applicable intellectual property rights to Emerson customers.

• [***]

• For the avoidance of doubt, the license described above does not include the rights to source code.

• Channel Sales Agreement: Newco appoints Emerson as a global channel partner authorized to solicit orders from prospective licensees for Newco software, on either a commission or sell-through basis.

• The parties shall mutually agree upon (i) whether any Products will be re-branded or co-branded for purposes of marketing and sales of the Products by Emerson and (ii) the terms of any trademark licenses granted under the agreement in connection therewith.

Economic Terms	• Commission Sales (Agency Relationship – Newco Paper):

• Emerson shall receive a commission on license orders sourced by Emerson and closed by Newco, which will be based on Newco’s then-applicable list prices for the Products, less a [***] commission to be paid to Emerson for all amounts paid by such customer to Newco [***]. Newco shall provide first line software support to customers to whom Newco sells the Products.

• [***] Newco shall provide first line software support to customers to whom Newco sells the Products.

• Sell-through Sales (Reseller Relationship – Emerson Paper): A [***] discount percentage shall be applied to the license fees payable by Emerson to Newco for license orders sourced by Emerson. Emerson will establish the license fee payable by customer to Emerson and Emerson will pay Newco the then-current list price less the [***] discount. [***]. Emerson shall provide first line software support to customers to whom Emerson sublicenses the Products. The agreement between Emerson and the end user will contain customary required licensing language.

• OEM Relationship: Emerson may embed the Products into Emerson products and sell such products as part of Emerson’s own solutions. [***] The potential OEM products may be identified prior to closing. Fees will be defined for OEM arrangements, on a case-by-case basis, when they are formally established; [***]. Emerson shall provide first line software support to customers with respect to such OEM products.

• [***]

• [***]

Payment Terms	• Commission Sales (Agency Relationship – Newco Paper): Payment terms shall be consistent with those in the [***].

• Sell-through Sales (Reseller Relationship – Emerson Paper): Payment terms shall be consistent with those in the [***].

• OEM Relationship: Payment terms for OEM arrangements shall be established on a case-by-case basis, when such arrangements are formally established.

Delivery	• The parties shall mutually agree upon the timing and manner of delivery of each Product to Emerson for purposes of the reseller relationship, to the extent applicable.

IP Ownership	• Newco shall own all intellectual property rights in new applications/solutions developed by or on behalf of Newco using the Products. [***]

Maintenance, Hosting and Updates	• The parties shall mutually agree upon an amount of training Newco shall provide to Emerson sales channel and/or service engineers.

• Newco shall not restrict Emerson’s access to Newco’s third party service providers (independent entities not controlled by Newco).

• The parties shall discuss and mutually agree upon hosting of Products under each of the agency and reseller relationship.

Joint Development
• The parties will explore opportunities to work together to [***]. The output of a successful exploration will be a separate written joint development agreement having terms and conditions mutually agreed upon by the parties.

• [***]

Commitments for Strategic Initiatives	• [***]

• [***]

Meetings and Governance
• The parties shall work together to establish the details of the governance and execution model under the agreement, including Executive Business Reviews, peer mapping and cadence of key stakeholder engagements.

Term and Termination	• [***]

• The initial term of the agreement shall be [***] and shall automatically renew for successive [***] renewal terms, unless either party provides at least [***] written notice to the other party prior to the end of the initial term or then-current renewal term, as applicable.

• The parties shall mutually agree upon other termination rights, including, among others, those customary in an agreement of this nature (e.g., breach, bankruptcy, change of control).

[***]	• [***]

[***]	• [***]

Governing Law	• Delaware.

Confidentiality
• All information furnished pursuant to the agreement shall be subject to the confidentiality terms included in the Stockholders Agreement between Emerson, EMR Worldwide Inc. and Newco (regardless of whether such terms are, or such agreement is, terminated or expired).

Indemnification
• Newco and its affiliates shall indemnify and hold harmless Emerson and its affiliates from and against any and all losses and damages arising from or relating to (i) claims that the Products infringe, misappropriate or otherwise violate any third-party intellectual property rights and (ii) Newco’s and its affiliates’ gross negligence, willful misconduct or violation of applicable law.

• Emerson and its affiliates shall indemnify and hold harmless Newco and its affiliates from and against any and all losses and damages arising from or relating to Emerson’s and its affiliates’ gross negligence, willful misconduct or violation of applicable law.

Limitation of Liability; Disclaimer	• Except for any amounts due and payable under the agreement, in no event will either party’s aggregate liability under the agreement exceed $[***].

• Neither party shall be liable under the agreement for any special, indirect, punitive, exemplary, incidental or consequential damages, or any damages arising from the loss of use, data or profits, even if it has been advised of the possibility of such damages.

• The foregoing liability cap and exclusion of damages shall not apply with respect to (i) a breach by either party of its confidentiality obligations under the agreement, (ii) either party’s indemnification obligations under the agreement, (iii) infringement, misappropriation or other violations of intellectual property rights, (iv) gross negligence or (v) willful misconduct.

Dispute Resolution
• Any and all disputes arising out of or in connection with the agreement shall be escalated first to the parties’ senior management. In the event such senior management is unable to resolve such dispute, such dispute shall be escalated to the parties’ CEOs. In the event the parties’ CEOs are unable to resolve such dispute, such dispute shall be resolved through arbitration or litigation in the courts of the State of Delaware. The further details of such process will be agreed upon between signing and closing.

Additional Terms	• The agreement shall contain such other reasonable terms and conditions as are customary in an agreement of this nature and/or are mutually agreed upon by the parties.

Annex H
CONFIDENTIAL
[FORM OF] TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), is dated as of [    ] (the “Effective Date”), by and between Emerson Electric Co., a Missouri corporation (together with its Affiliates, “Emerson”), and Emersub CX, Inc., a Delaware corporation (“Newco”). Each of Emerson and Newco are referred to as a “Party,” and collectively, as the “Parties.”
PRELIMINARY STATEMENT
WHEREAS, the Parties, Aspen Technology, Inc., EMR Worldwide Inc. and Emersub CXI, Inc. have entered into a Transaction Agreement and Plan of Merger, dated as of October 10, 2021 (as amended from time to time, the “Transaction Agreement”);
WHEREAS, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Transaction Agreement; and
WHEREAS, pursuant to the Transaction Agreement, Emerson and Newco have agreed to enter into this Agreement on the Closing Date in order to provide for the provision of certain transitional services in connection with the contribution of the Echo Business by Emerson to Newco, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, conditions, and agreements hereinafter expressed, the Parties agree as follows:
1.	Services to be Provided.
(a)
During the Transition Period (as defined below) (or such shorter periods as may be specified in Schedule [A-1] and Schedule [A-2][1], respectively, attached to this Agreement and incorporated herein (each, a “TSA Schedule” and together, the “TSA Schedules”) with respect to any Services), Emerson shall provide (or cause to be provided by an Affiliate or a third-party provider (each, a “Subcontractor”)) to Newco the services described on Schedule [A-1] and Schedule [A-2] (collectively, and together with the Emerson Facility Services (as defined below), the “Services”); provided, however, that, without Newco’s prior written consent, not to be unreasonably withheld, conditioned or delayed, Emerson shall not cause a third-party Subcontractor to provide any Service if doing so would result in an increase in the aggregate Service Charges and out-of-pocket costs for such Service of more than ten percent (10%) compared to the Service Charges and out-of-pocket costs applicable to such Service as set forth in the applicable TSA Schedule; provided, further, that Emerson shall remain ultimately responsible for ensuring that the obligations set forth in this Agreement are satisfied with respect to any Service provided by any Subcontractor. The Services shall only be made available for, and Newco shall only be entitled to utilize the Services for, the benefit of the operation of the Echo Business and natural extensions or evolutions thereof. Services will not be provided in any location or jurisdiction to the extent the provision of any or all of the Services to an unrelated legal entity or business is illegal; provided, however, that in any such event, Emerson as promptly as commercially practicable shall notify Newco, and the Parties shall use their commercially reasonable efforts to develop, at Newco’s reasonable cost and expense (subject to Newco’s prior written approval), a work-around arrangement that is reasonably acceptable to Newco; provided, further, that in any such event, Emerson as promptly as commercially practicable shall use commercially reasonable efforts to perform, at Newco’s reasonable cost and expense (subject to Newco’s prior written approval), such Services through alternative means in accordance with Applicable Laws, and if not practicable, the Parties shall use commercially reasonable efforts, at Newco’s reasonable cost and expense (subject to Newco’s prior written approval), to minimize the impact, and negotiate in good faith to provide, at Newco’s reasonable cost and expense (subject to Newco’s prior written approval), a commercially reasonable alternative arrangement reasonably acceptable to Newco. The standard for such Services shall be as set forth in Section 3.

1
Note to Draft: Prior to the Closing, Emerson and Aspen shall cooperate in good faith to finalize the TSA Schedules reflecting Service Charges generally reflecting Emerson’s actual costs and the exhibits to the Transition Services Agreement as soon as reasonably practicable after the signing of the Transaction Agreement.

(b)
If a service (i) was provided by Emerson or an Emerson Retained Subsidiary (or a third party on its or their behalf) to the Echo Business during the twelve (12) months prior to the Closing, (ii) cannot reasonably be obtained by Newco from a third party and (iii) is not included in Schedule [•] (Excluded Services) (any such service, an “Omitted Service”), Newco may submit a written notice describing such service to Emerson within six (6) months after the Effective Date (or, for Omitted Services that are performed on a quarterly, annual or other cyclical basis, within sixty (60) days after such Omitted Service would have been provided under the first of such cycle to occur following the Effective Date). Promptly following receipt of such written notice, Emerson shall commence providing such Omitted Service under the terms of this Agreement, such Omitted Service shall be promptly documented in writing by the Parties as an amendment to the TSA Schedule and such Omitted Service shall be included in the Services. For the avoidance of doubt, the Service Charges applicable to any Omitted Service will be reasonably determined consistent with the methodology used to determine the Service Charges for similar Services.

(c)
Emerson will notify Newco and in good faith use reasonable efforts to obtain any Consents from any third party that may be required in connection with the performance of Emerson’s obligations hereunder, including the provision of the Services, in each case, with each Party bearing fifty percent (50%) of any out-of-pocket third-party costs and expenses associated with obtaining the applicable Consents; provided that in the event any necessary Consents cannot be obtained by Emerson despite its commercially reasonable efforts, Emerson as promptly as commercially practicable shall inform Newco, and the Parties shall develop and implement a commercially reasonable alternative arrangement reasonably acceptable to Newco, with each Party bearing fifty percent (50%) of any set-up costs for such arrangement.

(d)
Management of, and control over, the provision of the Services provided hereunder (including the determination or designation at any time of the equipment, employees and other resources of Emerson, its Affiliates or any Subcontractor to be used in connection with the provision of such Services) shall reside solely with Emerson. Without limiting the generality of the foregoing, except as provided in the TSA Schedules, all labor matters relating to any employees of Emerson, its Affiliates and any Subcontractor shall be within the exclusive control of such entity, and Newco shall not have any rights with respect to such matters. Except as provided in the TSA Schedules, Emerson shall be solely responsible for the payment of all salary and benefits and all Taxes (including income tax, social security taxes, unemployment compensation, workers’ compensation tax, other employment taxes or withholdings) and premiums and remittances with respect to employees used to provide any Services hereunder.

(e)
All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by Emerson, its Affiliates, or any Subcontractor in connection with the provision of Services (other than any such items being the property of Newco that are provided by Newco to Emerson to facilitate Emerson’s provision of the Services to Newco) hereunder shall remain the property of Emerson, its Affiliates or such Subcontractor and shall at all times be under the sole direction and control of Emerson, its Affiliates or such Subcontractor. Newco may not resell, license the use of or otherwise permit the use by others of any Services, except with the prior written consent of Emerson. Notwithstanding the foregoing, (i) all property, including all Intellectual Property, materials, equipment, samples, third-party licenses (or Intellectual Property licensed thereunder), software, hardware, servers and Confidential Information, (x) disclosed or provided by Newco to Emerson, its Affiliates or Subcontractors pursuant to this Agreement, together with Intellectual Property or data output generated by or on behalf of Emerson for Newco in the performance of the Services to the extent exclusively relating to the Echo Business as conducted during the Transition Period, is and shall remain the exclusive property of Newco or its Affiliates and its suppliers, as applicable and (ii) all property, including all Intellectual Property, materials, equipment, samples, third-party licenses (or Intellectual Property licensed thereunder), software, hardware, servers and Confidential Information, disclosed or provided by Newco to Emerson, its Affiliates or Subcontractors pursuant to this Agreement to the extent relating to the businesses of Emerson or the Emerson Retained Subsidiaries or otherwise not exclusively relating to the Echo Business or (y) disclosed or provided by Emerson to Newco, its Affiliates or Subcontractors pursuant to this Agreement, other than Intellectual Property generated by or on behalf of Emerson for Newco in the performance of the Services to the extent exclusively relating to the Echo Business as conducted during the Transition Period, in each case, is and shall remain the exclusive property of Emerson or its Affiliates and its suppliers, as applicable. Subject to the terms of this Agreement, each Party hereby grants to the other Party a non-exclusive, worldwide, fully paid-up, royalty-free, non-transferable (except in accordance with Section 18(g)) license, without the right to sublicense (except as necessary to receive the Services or to subcontract the provision of Services in accordance with Section 1(a)), solely during the Transition Period, to use, reproduce, modify, create derivative works of, perform, display, transmit and otherwise exploit any Intellectual Property (other than Trademarks) provided pursuant to this Agreement solely to perform or receive the Services, as applicable.
(f)
EXCEPT AS EXPRESSLY SET FORTH IN SECTION 1(e), NO LICENSES OR ANY OTHER RIGHT, TITLE OR INTEREST IN OR TO ANY INTELLECTUAL PROPERTY ARE GRANTED TO EITHER PARTY OR ANY OF ITS AFFILIATES UNDER THIS AGREEMENT, WHETHER BY IMPLICATION, ESTOPPEL, EXHAUSTION OR OTHERWISE, AND EACH PARTY RETAINS AND RESERVES ANY AND ALL RIGHT, TITLE AND INTEREST NOT EXPRESSLY GRANTED UNDER THIS AGREEMENT.

2.	Consideration for Services.
(a)
Newco shall pay to Emerson the fees for each Service (or category of Services, as applicable) as set forth on the applicable TSA Schedule (including, for the avoidance of doubt, as adjusted in connection with any extension pursuant to Section 9(a)) (collectively, the “Service Charges,” and each, a “Service Charge”). During the Transition Period, the amount of a Service Charge for any Service (or category of Services, as applicable) shall not increase, except to the extent such costs and amounts increase for other businesses of Emerson using the same service at the same location or changes in actual compensation and benefits costs. Where Service Charges are calculated on a per headcount basis, Emerson understands and agrees that headcount may fluctuate in the ordinary course of business; provided that, if Newco provides updates to the applicable headcount no later than five (5) days before any calendar month of the Transition Period, Emerson shall adjust the applicable Service Charges effective as of such calendar month. Newco will be charged for the then-current headcount for the invoiced period. Actual, documented out-of-pocket costs paid to any third-party provider that is providing goods or services used by Emerson in providing the Services (e.g., license costs for software) will be an incremental cost to Newco in addition to the Service Charges, and will be charged to Newco at the actual third-party cost allocated to the Services in a manner consistent with past practice; provided, however, that Newco’s prior written approval shall be required with respect to any out-of-pocket costs exceeding twenty five thousand dollars ($25,000). Notwithstanding the foregoing, for the avoidance of doubt, Emerson shall bear all costs and expenses associated with building or setting up the Transition Environment (as described in Schedule [A-1]) and the Service Charges to be paid by Newco shall reflect the costs and expenses associated with Newco’s connection to and Echo’s operation of the Transition Environment in connection with the provision and receipt of the Services.

(b)
Echo shall deliver invoices to Newco on a monthly basis reflecting charges for the preceding month. Echo agrees to afford Newco, upon reasonable notice, access to such information, records and documentation of Echo as Newco may reasonably request in order to verify any invoices and charges for Services hereunder or additional out-of-pocket costs as set forth in Section 2(a).

(c)
Newco shall pay the amount (other than amounts it disputes in good faith) of such invoice in U.S. dollars by wire transfer to Emerson within thirty (30) days of the date of receipt of such invoice to the account specified by Emerson and payment of the disputed amount (if and to the extent required) shall be made promptly after resolution of such dispute in accordance with this Section 2(c); provided that, at Emerson’s option, with respect to Services rendered outside the United States, payments may be required to be made in local currency, subject to Newco’s consent (not to be unreasonably withheld). If Newco fails to pay such amount by such date, Newco shall be obligated to pay to Emerson, in addition to the amount due, interest at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on such date, compounded monthly, accruing from the date the payment was due through the date of actual payment. If Newco disputes in good faith the amount reflected on any invoice, Newco shall promptly, but in any event within sixty (60) days of the date of receipt of such invoice, specify in writing the portion that it disputes and the basis for that dispute. If Newco has disputed an amount in connection with the payment of an invoice in accordance with the foregoing, or if Newco provides written notice to Emerson challenging whether the Service Charges set forth on an invoice rendered by Emerson pursuant to Section 2(b) accurately reflect the Services provided hereunder within sixty (60) days of the receipt of such invoice, then, in either case, the Parties shall comply with the following process: (i) the appropriate representatives from the finance divisions of the Parties shall promptly meet to review and attempt to resolve the matter; (ii) if the matter is still not resolved, then the Service Coordinators (as defined below) of the Parties shall meet and shall use reasonable efforts to resolve the dispute; and (iii) if the matter is still not resolved within ten (10) days of referral to the Service Coordinator, then the Parties shall undertake the procedures set forth in Section 18(b) hereof.
(d)
Except as set forth in Section 2(c), Newco shall pay the full amount of the Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to Emerson under this Agreement on account of any obligation owed by Emerson to Newco that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

(e)
Incremental to any other payments, fees or charges in this Agreement, Newco shall pay any Taxes imposed on, or payable with respect to, the provision of Services, including all applicable sales, use, value added and similar Taxes, but excluding Taxes based on Emerson’s net income or assets.

(f)
All amounts payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by Applicable Law. If deduction or withholding is required by Applicable Law on the payment of any amount under this Agreement, the amount of the payment due from the Party required to make such payment shall be increased to an amount which, after any withholding or deduction, leaves an amount equal to the payment which would have been due if no such deduction or withholding were required. Newco shall withhold (or cause to be withheld) such taxes, levies or charges and pay (or cause to be paid) such withheld amounts over to the applicable taxing authority in accordance with the requirements of Applicable Law and provide Emerson with an official receipt confirming payment. Emerson shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of Newco, use commercially reasonable efforts to provide Newco with any certificate or other documentary evidence (i) required by any Tax Law or (ii) which Emerson is entitled by any Tax Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment and Newco agrees to accept and act in reliance on any such duly and properly executed or other applicable documentary evidence. Each Party shall reasonably cooperate and use commercially reasonable efforts to minimize or eliminate any withholding Tax liability.

3.
Standard for Service. Except as otherwise provided in this Agreement or the TSA Schedules, Emerson agrees to perform each Service such that the nature, quality, standard of care, level of priority and the service level at which such Service is performed are not materially less than the nature, quality, standard of care, level of priority and service level at which substantially the same service was performed by or on behalf of Emerson to the Echo Business during the twelve (12) months prior to the Closing Date (or, if not so previously provided, then substantially the same as that applicable to similar services provided by Emerson to the Emerson Retained Subsidiaries). Without limiting the foregoing, in the event there is any restriction on Emerson under an existing contract with a third party that would restrict the nature, quality or standard of care applicable to delivery of a Service to be provided by Emerson to Newco, Emerson shall promptly provide notice to Newco of such restriction and Newco and Emerson shall reasonably cooperate in good faith to mutually agree on alternative arrangements or procedures to allow Emerson to provide such Service in a manner as close as possible to the standards described in this Section 3. Emerson shall not be responsible for any inability to provide a Service or any delay in doing so to the extent that such inability or delay is caused by the failure of Newco to timely provide the information, access or other cooperation necessary for Emerson to provide such Service. Without limiting Emerson’s obligation to provide the Services in accordance with the standards set forth in, and subject to, this Section 3, Emerson may supplement, modify, substitute or otherwise alter any of the Services from time to time in a manner that is generally consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by Emerson; provided that no such alteration adversely affects the Echo Business or natural expansions or extensions thereof in any material respect. Newco may request to modify the terms and conditions relating to the performance of a previously agreed-upon Service in order to resolve issues that were not apparent as of the Effective Date, which may include, among other things, new procedures or processes for providing such Service (a “Service Modification”). In each such case, the Service Coordinators shall discuss such potential changes and determine possible scope impact on the Services. If the Service Modification is a change to the Service that does not materially and adversely affect Emerson’s costs or ability to provide, or cause to be provided, such Service, Emerson shall promptly, at Newco’s reasonable cost and expense, implement such Service Modification. In the event Newco desires a Service Modification that would materially and adversely affect Emerson’s costs or ability to provide, or cause to be provided, the applicable Service, Emerson shall consider approving such Service Modifications in good faith, such approval not to be unreasonably withheld, conditioned or delayed.
4.
Cooperation for Statutory and Tax Filings. Newco undertakes and agrees to cooperate in accordance with the standard for Services described in Section 3 to enable Emerson to complete in a timely manner any and all statutory and Tax filings required to be filed by Emerson and/or its Affiliates pursuant to the Transaction Agreement that include any information related to the Echo Business. Newco will provide and, as applicable, cause its employees and its Affiliates and their employees to provide, all such reasonable cooperation to Emerson, its Affiliates and their respective representatives with respect to such filings as is reasonably requested, including preparing or causing to be prepared (to the extent consistent with past practices) and furnishing or causing to be furnished records, information, work papers, reports and other documents as requested by Emerson, its Affiliates or their respective representatives and causing Continuing Echo Business Employees who possess relevant knowledge to make themselves available for consultation with respect to the foregoing; provided that notwithstanding anything to the contrary in this Section 4, Newco will only be obligated to cause any Person to cooperate with Emerson pursuant to this Section 4 if and for so long as Newco is capable of directing the actions of such Person.

5.
Migration Assistance. Within sixty (60) days after the date hereof, the Parties shall jointly develop a detailed plan for (a) separating and conveying any assets (including data) held by Emerson or its Affiliates that are to be, or that have been, assigned to Newco, in each case, pursuant to the Transaction Agreement and (b) migrating the Services and all related information and customer accounts, to Newco or its designee in an efficient, low-risk and low-disruption manner to both Parties (such plan, as mutually agreed to by the Parties, the “Migration Plan”). Each Party shall perform all of its respective obligations in the Migration Plan. Such plan shall include, at a minimum, key milestones and dependencies required by each Party to complete its own obligations.

6.
Disaster Recovery & Business Continuity. During the Transition Period, Emerson shall implement and maintain (i) information technology security requirements and policies and (ii) disaster recovery and other business continuity systems and processes, in each case, that are substantially the same as Emerson maintains for the Emerson Retained Subsidiaries.

7.
Force Majeure. No Party shall be responsible for a delay in delivery of or any failure to perform any Service if prohibited by Applicable Law or caused by an act of god or public enemy, war, terrorism, cyber-attack, government acts or regulations, fire, flood, embargo, quarantine, pandemic, epidemic, unusually severe weather or other cause similar to the foregoing, in each case which is beyond its reasonable control (each, a “Force Majeure Event”); provided, however, that such Party notifies the other Party as soon as reasonably practicable, in writing, upon learning of the occurrence of the Force Majeure Event. Subject to compliance with the foregoing provision, a Party’s obligations hereunder (except its payment obligations in respect of Services already provided) shall be postponed for such time as its performance is suspended or delayed on account of the Force Majeure Event, and upon the cessation of the Force Majeure Event, such Party will use commercially reasonable efforts to resume its performance hereunder.

8.
Confidential and Proprietary Information and Rights. Newco and Emerson each acknowledge that any information provided to or coming into the possession of the other pursuant to this Agreement will be governed by the confidentiality provisions of the Stockholders Agreement, mutatis mutandis (as applicable hereto, the “Confidentiality Obligations”); provided, however, that notwithstanding any contrary provisions of the confidentiality provisions of the Stockholders Agreement, the Confidentiality Obligations

of the Parties shall remain in effect for five (5) years after the Closing Date, except that the Confidentiality Obligations of the Parties with respect to the protection of confidential information that is source code or that otherwise constitutes or is treated as of the Closing by the disclosing Party as a trade secret shall remain in effect perpetually.
9.	Transition Period and Termination.
(a)
The term of this Agreement (the “Transition Period”) shall commence on the Closing Date and continue with respect to each of the Services for the term thereof (the “Service Term”), which Service Term shall, unless otherwise agreed to by Emerson and Newco in any TSA Schedule, terminate twelve months following the Closing Date; provided that except as otherwise specified on any TSA Schedule, Newco may, upon written notice prior to the expiration of the applicable Service Term, extend any Service Term by up to an additional six (6) months (i.e., for any twelve (12)-month Service Term, up to eighteen (18) months from the Effective Date) at the same Service Charges applicable to the initial Service Term (such Services Charge, as adjusted in accordance with Section 2(a), the “Base Charge”), and for up to a second additional six (6) month period (i.e., for any twelve (12)-month Service Term, up to twenty-four (24) months from the Effective Date) at Services Charges reflecting: (i) the Base Charge for the nineteenth (19th) month after the Effective Date, (ii) one hundred and ten percent (110%) of the Base Charge for the twentieth (20th) month after the Effective Date, (iii) one hundred and eleven percent (111%) of the Base Charge for the twenty-first (21st) month after the Effective Date, (iv) one hundred and twelve percent (112%) of the Base Charge for the twenty-second (22nd) month after the Effective Date, (v) one hundred and fourteen percent (114%) of the Base Charge for the twenty-third (23rd) month after the Effective Date and (vi) one hundred and fifteen percent (115%) in the twenty-fourth (24th) month after the Effective Date; provided, further, that except as otherwise specified on any TSA Schedule, (i) Newco may terminate one or more of the Services it receives at any time and for any reason on not less than thirty (30) days’ prior written notice to Emerson and (ii) both Parties may terminate this Agreement with respect to one or more Services immediately upon mutual agreement; provided, further, that the termination date of the Emerson Facility Services shall be as described in Section 12(b) hereof.

(b)
Notwithstanding the foregoing, each Party reserves the right to immediately terminate this Agreement by written notice to the other Party in the event that the other Party materially breaches this Agreement and such breach remains uncured for thirty (30) days after receipt of written notice from the non-breaching Party.

(c)
Upon the effective date of termination of any Service pursuant to this Agreement, Emerson will have no further obligation to provide the terminated Service, and Newco will have no obligation to pay any future Service Charges relating to any such Service; provided that Newco shall remain obligated to Emerson for the Service Charges and any other fees, costs and expenses owed and payable in accordance with the terms of this Agreement in respect of Services provided prior to the effective date of termination. Upon the effective date of termination of any Service pursuant to this Agreement, Emerson shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated Service to the extent the same are not required to provide other Services to Newco), and, upon request of Newco, Emerson shall provide Newco with documentation and/or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. The termination of any license of any Emerson Facility pursuant to this Agreement will be treated in a corresponding manner under this Section 9(c).

(d)
The failure of either Party to terminate this Agreement for breach of any term or condition shall not constitute a waiver of such breach and shall not affect such Party’s right to terminate this Agreement by reason of subsequent breaches of the same or other terms or conditions.

(e)
Any termination of this Agreement with respect to any one or more Services shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement, except as otherwise specified on the applicable TSA Schedule.

10.	Limitation of Liability; Exclusion of Warranties.
(a)
Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY HERETO SHALL BE LIABLE FOR (I) ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT THE OTHER PARTY IS REQUIRED TO PAY ANY SUCH AMOUNTS TO A THIRD PARTY, IN EACH CASE ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES PROVIDED HEREUNDER (INCLUDING DELIVERABLES ASSOCIATED THEREWITH), INCLUDING PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR (II) THE FURNISHING, PERFORMANCE, OR USE OF ANY GOODS OR SERVICES SOLD OR PERFORMED PURSUANT HERETO, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), BREACH OF WARRANTY, OR OTHERWISE, EXCEPT IN THE CASE OF THIS CLAUSE (II) FOR THE WILLFUL BREACH, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF SUCH PARTY OR ITS AFFILIATES OR REPRESENTATIVES. FURTHER, THE LIABILITY OF EITHER PARTY TO THE OTHER PARTY FOR ANY LOSS OR DAMAGE ARISING IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED FIVE (5) TIMES THE TOTAL AMOUNT BILLED OR BILLABLE TO NEWCO UNDER THIS AGREEMENT.

(b)
Obligation to Correct. Without limiting any rights or remedies of Newco, in the event of any breach of this Agreement by Emerson with respect to any material error or defect in the provision of any individual Service, Emerson shall promptly, after Emerson’s Service Coordinator becomes aware of such error or defect, notify Newco and, at Newco’s request, correct such error or defect or re-perform such Service in a timely manner as promptly as practical after Newco’s request at the expense of Emerson.

(c)
Exclusion of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TSA SCHEDULES, (A) THE SERVICES, (B) THE LICENSES IN SECTION 1(e) AND (C) THE RIGHTS GRANTED HEREUNDER ARE, IN EACH CASE, PROVIDED AND GRANTED “AS-IS” WITH NO OTHER WARRANTIES, AND EMERSON AND NEWCO EACH EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER; PROVIDED, THAT NEITHER THIS DISCLAIMER NOR ANY OTHER PROVISION OF THIS AGREEMENT SHALL IN ANY WAY LIMIT ANY REPRESENTATIONS AND WARRANTIES OF ANY PERSON UNDER THE TRANSACTION AGREEMENT, STOCKHOLDERS AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT IN EACH CASE RELATED THERETO.

11.
Access to Records and Properties. Newco shall, during normal business hours and with reasonable prior notice, provide Emerson with access to its books and records pertaining to the Echo Business solely for the purposes of Emerson’s provision of the Services and solely to the extent necessary for Emerson to provide the Services. Newco shall also provide Emerson with physical access to computer and communications equipment at the Echo Business’ facilities in order to maintain or service such equipment and associated software, including such access for a reasonable time following the termination of this Agreement, in each case, to the extent reasonably necessary for the provision of the Services.

12.
Access to Emerson Facilities. Emerson hereby grants to Newco or an Affiliate thereof a limited right to use and access premises at any facility identified as an “Emerson Facility” on Schedule [A-1] and, without additional charge, to continue to use furniture and equipment at any such facility (an “Emerson Facility”) for substantially the same purposes as used by the Echo Business in the twelve (12) months prior to the Effective Date (all such rights, the “Emerson Facility Services”). Schedule [A-1] sets forth a description of each Emerson Facility and all costs as to which Newco or an Affiliate is required to reimburse Emerson on a proportionate basis based on the metric used to allocate such costs during the twelve (12) months prior to the Effective Date (e.g., headcount or rentable square feet occupied by Newco or its Affiliates). At each Emerson Facility, Emerson shall, in addition to providing access to and the right to use such facility, provide to the personnel of Newco and its Affiliates the facility-related ancillary services reasonably necessary to support Newco’s office work policies with respect to in-office attendance, but in any event, not less than the services provided to the Echo Business during the twelve (12) months prior to the Closing at the Emerson Facility (e.g., reception, general maintenance and janitorial services, heat and air-conditioning and use of the mailroom) and Emerson shall provide, or cause to be provided each Emerson Facility subject to the following terms and conditions:
(a)
Newco shall, and shall cause its Affiliates to, permit only Newco and its Affiliates’ respective authorized personnel, contractors, invitees or licensees to use the Emerson Facility, except as otherwise permitted by Emerson in writing;

(b)
Newco shall, and shall cause its Affiliates and their respective personnel, contractors, invitees or licensees to, vacate the Emerson Facility at or prior to the earliest of (x) the expiration date of the lease relating to the Emerson Facility as set forth in Schedule [A-1], (y) the expiration or termination of this Agreement and (z) the date set forth in Schedule [A-1], unless provided in Schedule [A-1] with respect to such space[2], and upon such expiration, Newco or its Affiliate shall deliver over to Emerson any portion of the Emerson Facility utilized by Newco or its Affiliates in substantially the same repair and condition as existed on the Effective Date, ordinary wear and tear and damage by casualty or condemnation excepted; provided, however, that in the event that a third-party lease for an Emerson Facility specifies otherwise, the Party vacating such Emerson Facility shall deliver over such Facility in such repair and condition (taking into account the date that Newco began its occupation of such Emerson Facility such that Newco shall only bear any costs or expenses associated with delivering over such Facility in substantially the same repair and condition as existing on the Effective Date and Emerson shall bear all incremental costs and expenses reasonably incurred by Newco in delivering over such Facility in the repair and condition as set forth in the third-party lease) as set forth in the third-party lease; provided, further, that in the event that Newco shall fail to deliver over such Emerson Facility in such repair and condition as required by this Agreement and/or a third-party lease, Emerson may undertake reasonable actions to establish such condition and repair, and shall be reimbursed for its reasonable costs associated with delivering over such Facility in substantially the same repair and condition as existing on the Effective Date.

(c)
Newco agrees that Newco or its Affiliates shall not make and shall cause their respective personnel, contractors, invitees and licensees to refrain from making, any alterations or improvements to any Emerson Facility, except as otherwise permitted by Emerson in writing; provided, however, that Newco or its Affiliates shall not require Emerson consent in connection with non-structural cosmetic changes or other immaterial alterations or improvements.

(d)
Emerson and its Affiliates, and the landlord in respect of the third-party lease in which the applicable Emerson Facility is located, shall have (i) such access as provided in the applicable lease and (ii) otherwise reasonable access to Newco’s and its Affiliates’ space at the Emerson Facility from time to time as reasonably necessary in accordance with past practice;

(e)
Newco agrees to maintain, and to cause its Affiliates to maintain, commercially appropriate and customary levels (in no event less than what is required by the landlord of the tenant under the relevant third-party lease) of property and liability insurance in respect of the premises occupied in each Emerson Facility and the activities conducted thereon; provided for any Emerson Facility, to the extent Newco reimburses Emerson for an allocable share of property insurance costs in respect of a property insurance policy for such Emerson Facility, Newco shall not be required to maintain a separate policy of property insurance.

(f)
Newco shall, and shall cause its Affiliates and their respective personnel, contractors, invitees and licensees to, comply with (i) all Applicable Laws relating to their use or occupation of any Emerson Facility including those relating to environmental, health and workplace safety matters, (ii) Emerson’s generally applicable site rules, regulations, policies and procedures (if any) which have been provided in writing to Newco as of the Effective Date and (iii) any applicable requirements of such third-party lease governing any Emerson Facility which have been provided to Newco in writing as of the Effective Date; and

[2]	Note to Draft: Parties to discuss entering into a lease or sublease for certain spaces where a longer term arrangement may be contemplated.

(g)
The rights granted in this Section 12 shall be in the nature of a limited right and shall not create a leasehold or other estate or possessory right in any of Newco or its Affiliates or their respective representatives, contractors, invitees or licensees, with respect to any Emerson Facility and, except as expressly provided herein, shall not include any right of sub-license or sub-leasehold to any third party.

(h)
Notwithstanding anything herein to the contrary, where required by local law or otherwise beneficial to the Parties, the provision of Emerson Facility Services or access to an Emerson Facility may be separately documented in a sublease or other document (as reasonably agreed by the Parties) with material terms substantively consistent with those described in this Agreement (with such modifications as are reasonably required to comply with local law requirements).

13.
Reports. Emerson shall cause to be provided to Newco in connection with the Services being provided by Emerson (in accordance with Section 3 hereof) the same reports (whether generated internally or by any third party) that were provided in the ordinary course prior to the Effective Date in the same form as provided in the ordinary course prior to the Effective Date and at the same frequency, to the extent such report directly relates or directly pertains to a Service and the costs and expenses for the provision of such reports shall be included in the corresponding Service Charge. Upon written request by Newco, Emerson shall provide (consistent with the standards set forth in Section 3 hereof), at Newco’s reasonable cost and expense, any reports necessary for Newco or its Affiliates to satisfy any filing deadlines with Governmental Authorities.

14.
Record-Keeping. Emerson shall maintain complete and accurate records of the Services performed by or on behalf of Emerson and its Affiliates under this Agreement during the Transition Period and for one (1) year following the Transition Period. Such records may be used by Emerson’s Service Coordinator to resolve any dispute pursuant to Section 18(b).

15.
Controls and Compliance. Emerson will operate any IT control processes in accordance with Emerson’s internal control standards. If a material IT control deficiency affecting the Services is identified in the normal course of business operations for a previously working internal control administered by Emerson, Emerson and Newco will reasonably cooperate in good faith to determine the root cause and potential remediation of the deficiency, with any such remediation to be at Emerson’s reasonable cost and expense.

16.
Covenants. Emerson and Newco will not, and will use reasonable efforts to ensure that their respective employees, officers, directors, Affiliates and agents do not, make any use of or attempt to gain access to any part of the other Party’s business systems and communications networks or to any data or information of the other Party or its Affiliates not specifically made available to that Party under this Agreement. Emerson and Newco shall not introduce (i) any code, program, or script (devices) that, upon the occurrence or the non-occurrence of any event, will disable any system or application; (ii) to or through the other Party’s “network,” any worm, virus, trap door, back door or any other contaminant or disabling devices; or (iii) any form of breach of security, data corruption or interruption into the other Party’s “network.” If a Party has violated this covenant, then in addition to any rights and remedies (including damages) to which the non-breaching Party or its Affiliates may be entitled at law or in equity, the breaching Party will, to the non-breaching Party’s reasonable satisfaction, promptly take all commercially reasonable action to implement all necessary procedures to prevent the reoccurrence of any such violation; failing which, the non-breaching Party may terminate this Agreement upon thirty (30) days’ written notice (such notice to describe the breach in reasonable detail); provided, however, that the breaching Party shall have the opportunity to cure during the thirty (30)-day notice period, to the non-breaching Party’s reasonable satisfaction, any such violation.

17.
Indemnification. Each Party (the “Indemnitor”) shall indemnify, defend and hold harmless the other Party and its Affiliates, and its and their respective directors, officers, agents, employees, successors and assigns (the “Indemnitee”) against, any Damages arising from or relating to third-party claims arising from or relating to the gross negligence, willful misconduct or fraud of the Indemnitor or any of its Affiliates in connection with this Agreement. This Section 17 shall not apply with respect to Taxes other than any Taxes that represent Damages arising from any non-Tax claim. Section 12.03 (Third-Party Claim Procedures) of the Transaction Agreement shall apply, mutatis mutandis, to any indemnification hereunder.

18.	General Provisions.
(a)
Notice. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission and electronic mail (“email”) transmission, so long as a receipt of such email is requested and received) and shall be given to the address, facsimile number or email address specified for notices in Section 13.01 of the Transaction Agreement or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Eastern time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

(b)
Dispute Resolution. Newco, on the one hand, and Emerson, on the other hand, shall by written notice to the other, appoint respective principal points of contact (each, a “Service Coordinator”) who shall be responsible for the day-to-day implementation or monitoring (as applicable) of the Services, including attempted resolution of any issues that may arise during the performance of the Parties’ obligations under this Agreement. In addition, Emerson will appoint an executive sponsor (the “Emerson Executive Sponsor”) by written notice to Newco, and Newco will appoint an executive sponsor (the “Newco Executive Sponsor”) by written notice to Emerson. In the event that the Service Coordinators are unable to resolve any issues regarding the performance of the Services hereunder after a period of ten (10) days (the “Disputed Issues”), the Disputed Issues may be referred to a separation management committee (the “Separation Management Committee”), which shall be at least four (4) persons and solely comprised of an equal number of members of Emerson’s and Newco’s management teams responsible for acquisition integration. If the Separation Management Committee is unable to reach resolution on any Disputed Issues after a period of seven (7) days, such Disputed Issues shall be submitted to the Emerson Executive Sponsor and Newco Executive Sponsor for resolution within seven (7) days and any unresolved disputes after such seven (7) day period, the Parties may pursue an Action in accordance with Section 18(l); provided, however, that nothing herein shall prevent or limit either Party’s right to seek temporary, preliminary or permanent equitable, including injunctive, relief. Without limiting the foregoing, any resolution of such Disputed Issues agreed to in writing by the Emerson Executive Sponsor and the Newco Executive Sponsor shall be considered final and binding upon the Parties. For the avoidance of doubt, unless otherwise directed in writing by Newco, Emerson shall continue to provide all Services during the pendency of any dispute hereunder. Unless otherwise mutually agreed to by the Parties, all communications relating to the Services shall be directed first, to the Service Coordinators and second, to the Separation Management Committee. The initial Service Coordinators shall be set forth on Exhibit [A] attached hereto and the Parties may replace their respective Service Coordinator(s) at any time by providing written notice to the other Party. Each Party may replace its members on the Separation Management Committee at any time by providing written notice to the other Party, and each of Emerson and Newco may replace the Emerson Executive Sponsor and the Newco Executive Sponsor, respectively, at any time by providing written notice to the other Party.

(c)
Injunctive Relief. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

(d)
No Partnership, Joint-Venture Or Agency Created. The relationship of Emerson and Newco shall be that of independent contractors only. Nothing in this Agreement shall be construed as making one Party a partner, joint-venturer, agent or legal representative of the other Party or otherwise as having the power or authority to bind the other Party in any manner.

(e)
Entire Agreement. The TSA Schedules are incorporated into this Agreement, and this Agreement together with the TSA Schedules, the Transaction Agreement and the other Transaction Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof. In the event of any conflict between this Agreement and the Transaction Agreement, the terms of the Transaction Agreement shall control.
(f)
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(g)
Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned by Emerson without the prior written consent of Newco, or by Newco without the prior written consent of Emerson (which consents shall not be unreasonably withheld, conditioned or delayed).

(h)
Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(i)	Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
(j)
Headings; Interpretation. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to a Section, Exhibit or Schedule, unless otherwise indicated, shall mean a Section of this Agreement or an Exhibit or a Schedule attached to this Agreement, respectively. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions, headings and the division of this Agreement into Sections and other subdivisions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman. References to a “corporation” or “company” shall be construed so as to include any corporation, company, or other body corporate, wherever and however incorporated or established.
(k)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
(l)
Submission to Jurisdiction. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by either Party or any of its Affiliates or against either Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 18(a) shall be deemed effective service of process on such Party.

(m)
Amendment and Waiver. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

(n)
Disclosure Generally. All TSA Schedules attached hereto are incorporated herein and expressly made part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the TSA Schedules attached hereto or in any agreement contemplated hereby shall be deemed to refer to this entire Agreement, including all TSA Schedules.

(o)
No Third-Party Beneficiaries or Other Rights. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the Parties and their respective successors and assigns.

(p)
Personal Data. To the extent Emerson is processing any Personal Data (as defined in Exhibit [•]3) on behalf of Newco in connection with the provision of the Services, the terms and conditions of the Data Protection Agreement attached hereto as Exhibit [•] shall apply.

(q)
Survival. The Parties hereby acknowledge and agree that the obligations of each Party set forth in Sections 1(e), 1(f), 4, 7, 8, 8, 10, 14, 16, 17 hereof and this Section 18 shall survive any termination of this Agreement.

[Signature page follows]
3	Note to Draft: Exhibit to be agreed upon prior to Closing.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.
Emerson Electric Co.

By:
Name:
Title:
Emersub CX, Inc.

By:
Name:
Title:
[Signature Page—Transition Services Agreement]

Annex I

October 10, 2021
The Board of Directors
Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01703
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (the “Company Common Stock”), of Aspen Technology, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company being effected pursuant to the Transaction Agreement and Plan of Merger, dated as of October 10, 2021 (the “Agreement”), among the Company, Emerson Electric Co. (“Emerson”), EMR Worldwide Inc., a wholly-owned subsidiary of Emerson (“Emerson Sub”), Emersub CX, Inc., a wholly-owned subsidiary of Emerson (“Newco”) and Emersub CXI, Inc., a wholly-owned subsidiary of Newco (“Merger Subsidiary”, and together with Emerson, Emerson Sub and Newco, the “Acquiror Group”). Pursuant to the Agreement, among other things, (i) Emerson and Emerson Sub will make the Emerson Contributions (as defined in the Agreement) to Newco, which contributions include the Emerson Sub Contribution (as defined in the Agreement) (the “Business”) and the Emerson Cash Contribution (as defined in the Agreement), in exchange for Newco Common Stock (defined below) and (ii) the Company will merge with and into Merger Subsidiary and become a wholly-owned subsidiary of Newco, and as a result of such merger each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by Emerson and its affiliates and shares of Company Common Stock held by a holder who has not voted in favor of the Transaction and who has demanded appraisal for such shares in accordance with Delaware law, will be converted into the right to receive consideration per share equal to an amount in cash equal to the Emerson Cash Contribution (as defined in the Agreement) divided by the Aspen Closing Fully Diluted Shares (as defined in the Agreement) (the “Cash Consideration”) and 0.42 shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of Newco's common stock, par value $0.0001 per share (the “Newco Common Stock”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Business and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Business with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Business relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Business with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Business, the financial condition and future prospects and operations of the Company and the Business, the effects of the Transaction on the financial condition and future prospects of the Company and the Business, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and Emerson or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Business or the Acquiror Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Business to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror Group in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis and that the Company will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Newco or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Newco Common Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and Emerson, for which we and such affiliates have received customary compensation. Such services during such period have included acting (i) for the Company as joint arranger and joint bookrunner on a syndicated credit facility closed in December 2019 and (ii) for Emerson as joint lead arranger and joint bookrunner on a syndicated credit facility refinanced in May 2018, joint bookrunner on a bond issuance filed in May 2019, and joint bookrunner on a bond issuance filed in September 2020. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and Emerson, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Emerson. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Emerson for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. MORGAN SECURITIES LLC
J.P. MORGAN SECURITIES LLC

Annex J
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the registrant treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.
Annex K
Form of Commercial Agreement
Aspen Technology, Inc. (“Old AspenTech”), a Delaware corporation with its principal place of business at 20 Crosby Drive, Bedford, Massachusetts 01730 USA, Emersub CX, Inc., a Delaware corporation (“New AspenTech” and, collectively with Old AspenTech, “AspenTech”), and Fisher-Rosemount Systems, Inc., an Emerson Automation Solutions company (“Emerson”) incorporated in Delaware with a principal place of business at 1100 W. Louis Henna Blvd., Round Rock, Texas 78681 USA, hereby enter into a commercial agreement (this “Agreement”; AspenTech Contract ID# 126917) with respect to distribution of AspenTech software products to end users by Emerson acting on either a commission or sell-through basis (“Channel Distribution”) or acting as an original equipment manufacturer or white-label basis (“OEM”).
COVER PAGE
Part I. AGREEMENT
1.
This Agreement shall be effective as of the last date of signature by the parties and shall be expressly contingent upon the closing of the transaction and merger pursuant to the Transaction Agreement and Plan of Merger (as amended from time to time, the “Transaction Agreement”) entered into on October 10, 2021 among AspenTech, Emerson Electric Co. (“Emerson Electric”), EMR Worldwide Inc., a wholly owned subsidiary of Emerson Electric, New AspenTech, and Emersub CXI, Inc., a direct wholly owned subsidiary of Emersub CS, Inc. With respect to the foregoing and for the avoidance of doubt, this Agreement shall be considered null and void ab initio in the event the closing of the transaction and merger pursuant to the Transaction Agreement does not occur.

2.
Effective as of the date of the closing specified in Section 1 above (the “Closing Date”), the following agreements between the parties will be superseded by this Agreement, provided that: (i) amounts payable by one party to the other in connection with end user orders written under such agreements, including commissions payable by Old AspenTech to Emerson and fees payable by Emerson to Old AspenTech, shall remain payable in accordance with the terms of such agreements and (ii) all licensing and distribution rights and duration of licenses granted to Emerson and obligations on the part of Old AspenTech with respect to the ten (10) [***] and the ten (10) Additional [***] under the Channel Sales Agreement (as defined below) (collectively, the “[***]”) shall continue and remain in effect under this Agreement upon such terms and conditions as set forth in the Channel Sales Agreement. For purposes of clarification and notwithstanding anything in this Agreement to the contrary, no payments shall be due or otherwise payable by Emerson to Old AspenTech in connection with the licensing and distribution by Emerson of the [***]). As used herein, the term “Additional [***]” shall have the meaning as defined in the Channel Sales Agreement.

•	Memorandum of Understanding - Strategic Initiative effective February 8, 2018
•	Channel Sales Agreement (Contract ID# 90817) effective February 9, 2018, as amended June 29, 2020 (Contract ID# 110750) and March 31, 2021 (Contract ID# 120644) (the “Channel Sales Agreement”)
3.	This Agreement consists of this Cover Page and the exhibits and annexes specified below, which are expressly incorporated in this Agreement and made a part hereof.
•	Exhibit A - Definitions
•	Exhibit B - Products, Commissions, Discounts and Fees
Annex 1 - Standard Opportunity Go to Market Process
Annex 2 - Channel Order Pricing
Annex 3 - AspenTech Standard List Pricing

Annex 4 - Purchase Order Requirements
Annex 5 – OEM Products and OEM Product Pricing
•	Exhibit C - General Conditions
•	Exhibit D - License Terms
•	Exhibit E - OEM Terms
•	Exhibit F - Channel Terms
•	Exhibit G - Exception Review Process
•	Exhibit H - Joint Development
•	Exhibit I - Designated Representatives
•	Exhibit J - Meetings and Governance
•	Exhibit K – Form of End User License Terms For Sell-Through Orders and Fulfillment Orders
•	Exhibit L – Standard List Pricing Books
4.
All economic terms of this Agreement shall be reviewed by the parties commencing 60 days prior to January 1, 2023 and annually thereafter, and the parties shall mutually agree upon any necessary modifications thereto (including those based on the parties’ current understanding of applicable markets), which shall be implemented on January 1, 2023 and each January 1 thereafter while this Agreement is in effect; provided that such modifications shall be intended to permit Emerson to be and remain competitive in markets (including markets in which the Software has not previously been marketed or sold). The parties will also review AspenTech’s sales and support organization associated with this arrangement with Emerson to ensure alignment between the parties with respect thereto.

5.	This Agreement shall continue in effect through the end of the day before the fifth anniversary of the Closing Date unless renewed or terminated earlier in accordance with the terms hereof.
6.	This Agreement will renew for successive five-year renewal terms unless either party provides at least 90 days’ written notice to the other party prior to the end of the then-current term.
7.
If following the Closing Date, Emerson Electric Co. holds 40% or less of the voting power in New AspenTech for more than six consecutive months, each of Emerson and AspenTech shall have the right to terminate this Agreement in the sole discretion of the terminating party upon providing written notice to the other party.

8.
Either party may terminate this Agreement upon 30 days' written notice if the other party breaches its obligations under this Agreement and fails to cure the breach by the end of the notice period. Either party may terminate this Agreement immediately upon written notice if the other party makes an assignment for the benefit of its creditors, becomes insolvent, or is the subject of a voluntary or involuntary petition in bankruptcy, receivership, or similar proceeding and such proceeding is not dismissed within 90 days of filing. Termination hereunder shall have no effect on the timely fulfillment of, and payments due or coming due with respect to, Emerson orders for Software and/or SMS issued pursuant to this Agreement prior to the date of termination or during the Wind-down Period. The termination or expiration of this Agreement shall not affect in any way any licenses granted to clients prior to such termination or expiration or during the Wind-down Period. Understanding fully the risk that this Agreement may be terminated or may expire as provided herein, each party agrees that in the event of termination for any reason other than for cause due to breach, the other party shall not be liable solely by reason of such termination for damages or otherwise, including on account of the loss of present or prospective profits, for expenditures, investments, or opportunities forgone, or for the inability to fulfill contracts under this Agreement, or otherwise.

9.
Upon the date of any expiration or termination of this Agreement (and regardless of the reason for such expiration or termination and notwithstanding any provision in this Agreement to the contrary): (i) Emerson shall be permitted, and hereby retains the right without any further action on the part of the parties, to continue to exercise all of its license rights under this Agreement (including the ability to obtain SMS) for a period of two years following such date of expiration or termination, provided that the wind-down period associated with any OEM arrangement may be longer than two years, as mutually agreed upon by the parties (the “Wind-down Period”); and (ii) the obligations of AspenTech and Emerson under this Agreement shall continue during the Wind-down Period. Upon the conclusion of the Wind-down Period: (a) all of the Emerson rights to reproduce, market, license, and distribute (or otherwise make available for use) the Software (other than such further distributions as required to maintain and support the Software distributed prior to the conclusion of the Wind-down Period) shall immediately and automatically cease (unless and to the extent otherwise agreed by AspenTech in writing); (b) none of the sublicenses entered into by Emerson while this Agreement is in effect (and including the Wind-down Period) for the Software shall be impacted by the expiration or termination of this Agreement or by the conclusion of the Wind-down Period; and (c) the SMS support obligations of AspenTech with respect to the Software with active licenses pursuant to this Agreement shall continue for a period of five years.
10.
Notwithstanding anything to the contrary in this Agreement, Software License Agreement identified by Contract ID# 90439 entered into between Old AspenTech and Emerson effective March 31, 2018 (the “Existing Software License Agreement”) (as the same may be amended by the parties in writing from time to time) shall remain in full force and effect.

Part II. EXECUTION
1.
Signature of this Cover Page by both parties shall establish conclusive evidence of the arrangement between them regardless of whether either party may issue additional documents, including issuance by Emerson of a purchase order with respect to this Agreement.

2.
Any Purchase Orders issued by Emerson under this Agreement must contain a specific reference to this Agreement and must satisfy the requirements of Annex 4 - Purchase Order Requirements to Exhibit B - Products, Commissions, Discounts and Fees.

3.
AspenTech will reference Emerson’s Purchase Order number in invoices issued hereunder; however, (i) AspenTech expressly rejects any terms or conditions in any Emerson Purchase Order that conflict with the terms of this Agreement and (ii) Emerson expressly rejects any terms or conditions in AspenTech documents that conflict with the terms of this Agreement.

4.
If AspenTech signs and returns to Emerson an Emerson Purchase Order or copy thereof, the parties agree that such AspenTech signature does not signify AspenTech's acceptance of any terms that conflict with those set forth in this Agreement. If Emerson signs and returns to AspenTech any document provided by AspenTech in connection with this Agreement, the parties agree that such Emerson signature does not signify Emerson's acceptance of any terms that conflict with those set forth in this Agreement. For purposes of clarification, any license agreement entered into and executed by both AspenTech and Emerson in connection with the Exception Review Process as provided for in Exhibit G shall not be deemed as having terms that conflict with those set forth in this Agreement.

5.
The parties’ signatures below, whether manual or electronic and including signatures on counterpart signature pages, establish conclusive evidence of the arrangement, regardless of whether a purchase order is also issued. Executed signature pages sent by email scan, facsimile or otherwise by photocopy are valid means of signature and delivery.

Agreed to and accepted by:
Aspen Technology, Inc.	Fisher-Rosemount Systems, Inc.
An Emerson Automation Solutions company

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Emersub CX, Inc.

By:

Name:

Title:

Date:

Exhibit A - Definitions
The following definitions shall apply to the defined terms as used in this Agreement.
“Affiliate” means any entity that is controlled by, under common control with, or that controls, either party, directly or indirectly, where “control” means ownership of more than 50% of the controlled entity; provided that none of Emerson Electric nor any then-subsidiary of Emerson Electric (excluding New AspenTech and any then-subsidiary of New AspenTech) shall be deemed to be an Affiliate of New AspenTech or any then-subsidiary of New AspenTech for purposes of this Agreement and none of New AspenTech nor any then-subsidiary of New AspenTech shall be deemed to be an Affiliate of Emerson Electric or any then-subsidiary of Emerson Electric (excluding New AspenTech and any then-subsidiary of New AspenTech) for purposes of this Agreement.
“AspenTech Standard List Pricing” or “Standard List Pricing” shall have the meaning set forth in Annex 3 to Exhibit B.
“Defect” means a material error in program logic or documentation for the Software that prevents the performance of a principal computing function as set forth in AspenTech's published specifications for the Software. Defect also includes any Material Vulnerability not mitigated or remediated as required under Section 32(ii) of Exhibit C - General Conditions.
“Dongle” means a hardware security device required for Software to function.
“Exception Review Process” or “ERP” has the meaning set forth in Exhibit G - Exception Review Process.
“Force Majeure” means a force beyond the reasonable control of a party to this Agreement, such as fire, strike, war, civil unrest, terrorist action, government regulations or acts of nature. A force will not be deemed a Force Majeure with respect to either party's payment obligations unless such force disrupts public banking or communications networks necessary to effect the transfer of funds.
“OSI Products” means all of the software products, suites, and platforms of Open Systems International, Inc. (an Emerson Affiliate) which have been acquired by New AspenTech under the Transaction Agreement (including, but not limited to, the following software products, suites, and platforms: [***]).
“[***]” means the operator training simulation [***] comprised of the Software products as defined in Exhibit L, including the Aspen HYSYS® Upstream, Aspen HYSYS Dynamics Run-Time and Aspen HYSYS Crude products of the aspenONE® Engineering software suite.
“Proprietary Information” means Software and other confidential information provided in connection with Software, and any benchmarking data or other results of use or testing of the Software which are indicative of its performance, operation, efficacy, reliability or quality. Proprietary Information does not include information that:
(i)	is or becomes publicly known through no wrongful act or failure to act on the part of Emerson; or
(ii)
is rightfully known by Emerson without any proprietary restrictions at the time of receipt of such information from AspenTech, or becomes rightfully known to Emerson without proprietary restrictions from a source other than AspenTech; or

(iii)
is required by law to be disclosed by Emerson, provided that Emerson, if legally permissible, promptly notifies AspenTech and takes reasonable steps to limit such disclosure to such legal requirements; or

(iv)
is independently developed by any employee or agent of Emerson who has not used the Software, seen a demonstration of the Software, received training on the Software, or received or been informed of information about the Software in the course of distributing models developed with the Software, or providing technical support, implementation and/or consulting support and configuration services to AspenTech licensees of the Software pursuant to this Agreement.

“Purchase Order” means any purchase orders issued by Emerson to AspenTech under this Agreement for Software and/or SMS and which, with respect to Sell-Through Orders and Fulfillment Orders, satisfies the requirements of Annex 4 - Purchase Order Requirements to Exhibit B - Products, Commissions, Discounts and Fees. If there is a conflict between the terms of this Agreement and the terms set forth in any Purchase Order, the terms of this Agreement shall control and prevail.

“Release” means a generally available new version or release of the Software with new features and/or significant enhancements. Release includes computer programs of AspenTech intended to replace any of the Software.
“Security Incident” means a data breach of AspenTech’s Processes and Controls of which AspenTech becomes aware and which AspenTech has confirmed (following, if applicable, such internal investigation as reasonably required and timely performed) affects Emerson’s Data and Systems.
“SLM Server” means each network computer that manages the licenses required to run the Software. Subject to any specified license restrictions set forth in this Agreement, the Software may be installed on more than one SLM Server upon written notice to the AspenTech Administrative Coordinator.
“Software” means AspenTech or third-party proprietary computer program(s), suites, and platforms set forth in Exhibit B -Products, Commissions, Discounts and Fees in object code form, and any Updates, Releases, Dongles, license keys, documentation, data, process or other manuals, databases, simulation files, integrated or standalone models, technology archives, process tools, enhancements and instructions, and any authorized copies thereof, provided with the Software, as such list in Exhibit B - Products, Commissions, Discounts and Fees may be updated from time to time upon the mutual written agreement of the parties.
“Software License Manager” (“SLM”) means a software-based licensing system which controls and tracks the usage of Software products. The SLM shall be provided by AspenTech to Emerson (at no additional cost or expense) and does not change or provide additional functionality to the products: it only provides access to the Software through an SLM Server.
“Software Maintenance and Support” (“SMS”) means technical support via telephone, email or the AspenTech Online Support Center as described at http://esupport.aspentech.com; Updates and Releases and associated user documentation offered on a when-and-if available basis; and commercially reasonable efforts by AspenTech to remedy Defects by: (i) providing a bug fix, patch or workaround procedure; and/or (ii) incorporating a permanent Defect correction in the next Update or Release of the Software. SMS encompasses all of the following support levels:
•	First-Level Support - Answers routine software usage questions and data-entry questions and handles issues such as setup in the GUI, simple configuration and Software functionality questions;
•
Second-Level Support - Handles problems caused by user errors and erroneous data, questions about modeling and applications, detailed setup and configuration issues or any other complex questions related to documented features; and

•
Third-Level Support - Covers problems caused by specific Software Defects or questions on particular algorithms that may produce the suspicious results, which usually requires a developer’s knowledge of the source code or changes in the source code.

“Standard Opportunity” or “Standard Opportunities” means a Channel Order opportunity: (i) with respect to providing Software and SMS to markets, accounts and/or countries/territories that are specified in Annex 1 - Standard Opportunity Go To Market Process to Exhibit B - Products, Commissions, Discounts and Fees as it may be updated from time to time by written agreement of the parties and (ii) that meets the applicable pricing and other terms specified in Exhibit B - Products, Commissions, Discounts and Fees (including Purchase Order requirements as set forth in Annex 4) as the same may be updated from time to time by written agreement of the parties. Subject to the foregoing sub-clause (ii), Emerson may issue one or more Sell-Through Orders under this Agreement for the following two [***] offering, and doing so shall always be considered a Standard Opportunity: [***] (including, for purposes of clarification, all components and functionality included in these [***] as of the Closing Date). [***].
“Supported Computer(s)” means one or more computers: (i) owned or leased by, or under the control of, Emerson or a permitted Emerson Affiliate (if any); and (ii) of a manufacture, model and operating system for which AspenTech at the time offers a current version of the Software.
“Update” means a generally available revision of the Software with minor changes and/or Defect corrections. Updates generally occur between each Release of the Software.

Exhibit B - Products, Commissions, Discounts and Fees
AspenTech Software Products
•	aspenONE® Engineering suite
•	aspenONE Engineering for E&C suite
•	aspenONE Manufacturing and Supply Chain (“MSC”) suite
•	aspenONE Asset Performance Management (“APM”) suite
•	Aspen Artificial Intelligence of Things (“AIoT”) products
•	OTS Software Bundles
•	[***]
•	OSI Products
•	[***]
•	Such additional AspenTech computer programs or products as mutually agreed upon by the parties
The Software further includes all Updates and Releases of the products, programs, suites, and platforms listed above.
Internal Use Licenses
Emerson may, at its discretion, license from AspenTech any then-currently supported version of any Software for internal use by Emerson and its Affiliates only as set forth at Section 1.a of Exhibit D - License Terms at any time. Requests by Emerson for such internal use licenses shall be fulfilled promptly by AspenTech by generating licenses locked to an Emerson domain and making them available for download. No license fees, SMS fees, or other fees or charges shall apply other than any applicable taxes and any shipping expenses incurred by AspenTech to fulfill Emerson requests for physical shipment of the subject Software. Purchase Orders are not required for internal use licenses unless taxes or shipping fees apply.
OEM Product Orders
Emerson may sublicense and distribute then-current versions of the Software designated in Annex 5 - OEM Products and OEM Product Pricing, and any other technology that may become the subject of a development agreement between the parties (e.g., [***]) (all such Software, products, and other technology, collectively, “OEM Products”). Emerson may distribute OEM Products at any time by embedding the OEM Products in or incorporating the OEM Products with Emerson hardware, software, services, or systems and providing the combined product or service to a client of Emerson or its Affiliates or to any other third party in accordance with Exhibit E - OEM Terms (each such sublicense or distribution of an OEM Product may hereinafter be referred to as an “OEM Transaction” or “OEM Order”).
OEM Products may also include standalone versions of the Software which are distributed by Emerson on a standalone OEM or white-labeled basis; provided the parties have mutually agreed upon the Software that may be distributed by Emerson on a standalone OEM or white-labeled basis.
Emerson shall coordinate with AspenTech and the Parties shall, if applicable, mutually agree upon a process with respect to OEM Transactions whereby a license generator is implemented and Emerson staffs a fulfillment team to configure tokens and term licensing under each applicable OEM Transaction.
[***]
[***]. The ERP shall not apply to the licensing and distribution by Emerson of the [***].
For any incremental [***] requested by Emerson, SMS is included for the first year of the license term for such bundles. Emerson may, in its discretion, continue to obtain, and AspenTech shall continue to provide, SMS to Emerson for the OTS Software Bundles subject to payment to AspenTech of an annual fee of [***] of the unit license fee specified in Exhibit L for each bundle for which Emerson elects to obtain SMS, escalating at an annual rate of [***] for so long as Emerson elects to obtain such SMS.

Emerson may request either a physical dongle or an electronic license file for the [***] locking mechanism.
If an [***] is required, the [***] bundle will be provided with the restriction that only the upstream functionality to link to [***] functionality in HYSYS Upstream bundle may not be used.
The [***] are comprised of the Software products as defined in Exhibit L.
Quarterly reports shall be provided by Emerson and/or its Affiliates to AspenTech as provided for in Exhibit E – OEM Terms.
The ERP shall not apply to OEM Transactions.
Channel Orders
Emerson may solicit orders from clients or other third parties for any then-current version of Software at any time on either a sell-through, commission, or fulfillment basis in accordance with Exhibit F - Channel Terms and, as applicable for Channel Orders that are not Standard Opportunities, Exhibit G - Exception Review Process (“Channel Orders”). With respect to each Channel Order (whether such Channel Order is a Standard Opportunity or designated as an REO in accordance with Exhibit G –Exception Review Process), Emerson may at its discretion determine whether to solicit the same as a Sell-Through Order or as Commissionable Order if the pricing to the end user is not discounted by more than [***] off Standard List Pricing. Where the end user pricing will be discounted by Emerson by more than [***] off Standard List Pricing, AspenTech retains sole discretion on whether Channel Orders will be written as Sell-Through Orders or Commissionable Orders or whether AspenTech will decline to write a Commissionable Order at all.
Emerson retains sole discretion to decline to accept a Fulfillment Order.
For purposes of clarification, individual Purchase Orders are required to be submitted by Emerson for each Channel Order.
No rebranding or co-branding of the Software shall occur with respect to Channel Orders unless the parties mutually agree upon whether any Software will be rebranded or co-branded for purposes of marketing and sales of the Software by Emerson pursuant to Channel Orders.
Sell-Through Orders
For Channel Orders solicited on a sell-through basis (“Sell-Through Orders”; a reseller relationship wherein Emerson is the licensor of the applicable Software), the following terms shall apply.
•
Emerson will enter into written license agreement with end users in such form as Emerson may elect from time to time, provided that the terms of such license agreement must be at least as restrictive as the restrictions and obligations specified at Exhibit K - Form of End User License Terms For Sell-Through Orders and Fulfillment Orders with respect to use of Software by the end users.

•	Emerson shall provide First-Level Support SMS to the end users under Sell-Through Orders and AspenTech shall provide Second-Level and Third-Level Support SMS to the end users.
Emerson will issue a binding Purchase Order per Annex 4 to AspenTech for each Sell-Through Order based on the then-current AspenTech Standard List Pricing for the ordered Software and the applicable fee discounts specified in Annexes 3 and 2, respectively, to this Exhibit B - Products, Commissions, Discounts and Fees as it may be updated from time to time. Each Sell-Through Order shall be promptly fulfilled by AspenTech and the discounted fees shall be paid by Emerson to AspenTech pursuant to the schedule set forth in Exhibit F - Channel Terms. Emerson shall not be subject to any pre-payment or volume commitments on the part of Emerson or its customers to obtain such discount.
Commissionable Orders
For Channel Orders solicited on a commission basis (“Commissionable Orders”; an agency relationship wherein AspenTech has closed the order and New AspenTech, Old AspenTech, or one of their subsidiaries is the licensor of the applicable Software and Emerson has negotiated the transaction and sale), the following terms shall apply.

•
Emerson shall: (i) notify AspenTech of the applicable opportunity, (ii) provide AspenTech with such data and information pertaining to the applicable end user as requested by AspenTech, and (iii) obtain the end users agreement to license terms and pricing as established by AspenTech and AspenTech shall draft an end user license agreement with the end user where New AspenTech, Old AspenTech, or one of their subsidiaries is the licensor.

•
Subject to Emerson obtaining agreement on the part of the applicable end user to the pricing and licensing terms established by AspenTech at AspenTech’s commercially reasonable discretion, AspenTech will enter into a written Commissionable Order, including the applicable license with the end user where New AspenTech, Old AspenTech, or one of their subsidiaries is the licensor.

•
Emerson shall receive a commission from AspenTech on each Commissionable Order, which commission will be based on Annex 2 to this Exhibit B - Products, Commissions, Discounts and Fees as it may be updated from time to time upon the written agreement of the parties. Commissions shall be paid by AspenTech to Emerson pursuant to the schedule set forth in Exhibit F - Channel Terms.

•	AspenTech shall provide all SMS to the end users under Commissionable Orders.
•
Sourcing of Commissionable Orders by Emerson means where Emerson has submitted qualified transactions for sales leading to Commissionable Orders by sending an email notification to an AspenTech email address to be designated by AspenTech. The notification must contain the following information at a minimum and any other information that may be designated under the registration process to be agreed upon between the parties in order to confirm qualification of transactions.

○	Account name and address
○	Emerson Sales Representative contact information
○	Annual Spend and license type
•
An authorized AspenTech representative will promptly respond to the email notification by either confirming or denying that the transaction is qualified (based upon criteria as mutually agreed upon by the parties). If AspenTech denies a transaction, the parties shall promptly discuss the reason(s) for the denial if so requested by Emerson.

•
If AspenTech confirms a transaction is qualified, AspenTech will negotiate final terms and conditions with the end user, the transaction shall, if entered into by AspenTech and the end user, be a Commissionable Order for purposes of this Agreement, and AspenTech shall pay Emerson the applicable commissions for such Commissionable Order in accordance with this Agreement.

Fulfillment Orders
A Fulfillment Order is a Channel Order that is not a Standard Opportunity and a Fulfillment Order may include an order for any other product or service that AspenTech offers its customers and which is solicited on a fulfillment basis by AspenTech (“Fulfillment Orders”; a reseller relationship where AspenTech does not have a legal entity with trade license capability in the applicable jurisdiction and it has been determined that it is to AspenTech’s benefit to leverage Emerson’s global presence to transact business through local Emerson entities in non-U.S. jurisdictions instead of AspenTech seeking to do business directly in such non-U.S. jurisdiction) and the following terms shall apply.
•
The parties agree that Fulfillment Orders are intended to be utilized solely in those countries where AspenTech does not have a legal entity in the applicable country. Fulfillment Orders are not intended to supplant Sell-Through Orders and are, in all instances, subject to acceptance by Emerson in the exercise of its sole discretion (which shall not be unreasonably withheld).

•
For each Fulfillment Order opportunity, AspenTech shall: (i) notify Emerson of the applicable opportunity, (ii) provide Emerson with such data and information pertaining to the applicable end user as requested by Emerson, and (iii) negotiate license terms and pricing and draft an end user license agreement with the end user wherein Emerson is the sublicensor of the applicable software.

Each such end user license agreement shall include provisions at least as restrictive as the restrictions and obligations specified at Exhibit K - Form of End User License Terms For Sell-Through Orders and Fulfillment Orders and shall be in a form acceptable to Emerson.
•
For each Fulfillment Order accepted by Emerson in writing, (i) Emerson will seek to enter into a written agreement with the end user that conforms to the pricing negotiated by AspenTech and form of end user license agreement as negotiated by AspenTech and which end user license agreement is acceptable to Emerson, (ii) upon entering into such end user license agreement with the applicable end user, Emerson will issue a Purchase Order to AspenTech which: (a) is in accordance with Annex 4 to Exhibit B of this Agreement that specifically references the Fulfillment Order entered into between Emerson and the end user and that includes retention by Emerson of [***] (the “Fulfillment Order Retention Amount”) as consideration for operationalizing the Fulfillment Order on a pass-through basis and (b) includes a payment schedule aligned to the pricing that AspenTech has negotiated with the end user and provided to Emerson; and (iii) within [***] days of Emerson's receipt of each invoice from AspenTech (which invoices are to be aligned to the payment schedule set forth in sub-clause (b) above), Emerson will pay the undisputed amount of each such invoice to AspenTech (provided Emerson shall be entitled to a one-time deduction of the Fulfillment Order Retention Amount if such deduction is not reflected in the invoices). All payments by Emerson shall be in U.S. dollars after taking into account the applicable exchange rate. [***].

•	AspenTech shall provide all SMS to end users under each Fulfillment Order.

Annex 1 – Standard Opportunity Go to Market Process
Standard Opportunity Markets
Channel Order opportunities solicited by Emerson with end users in the following markets regardless of location (i.e., worldwide) (“Standard Opportunity Markets”) shall be deemed as Standard Opportunities (subject to compliance with sub-clause (ii) of the definition of Standard Opportunities) that are not subject to the ERP under this Agreement and that may be pursued by Emerson at its sole discretion within the Standard Opportunity Markets:
•	[***]
•	[***]
•	[***]
•	[***]
In addition, Standard Opportunity Markets include the following [***] market and [***] market (subject, however, to the additional qualifications set forth below):
•	[***] – provided, however:
•
For select accounts and/or pursuits in North America and Europe where AspenTech has already begun the sales process, AspenTech will continue to pursue the opportunities directly. The lists of these opportunities will be provided to Emerson within 30 days of the signing of this Agreement (the “AspenTech [***] Opportunities”).

•
For [***] accounts in [***] and for all global [***] accounts (including all enterprise engagements), Emerson and AspenTech shall collaborate and mutually agree within thirty (30) days following the Closing Date which accounts shall be designated as joint accounts. For the identified joint accounts, Emerson will receive a [***] discount or a [***] commission (as applicable) instead of the [***] discount or [***] commission (as applicable) set forth in Annex 2. For all other accounts, (but excluding the AspenTech [***] Opportunities), Emerson will have the right to sell and will receive the [***] discount or [***] commission (as applicable) set forth in Annex 2.

•
Globally and notwithstanding the foregoing, Emerson may always sell [***] sites regardless of geographic location or type of account and Emerson will receive the [***] discount or [***] commission (as applicable) set forth in Annex 2; provided however, for a given customer, Emerson is excluded from selling [***] if that product is currently sold by AspenTech to such customer or such customer is identified by AspenTech as a customer under pursuit for such product.

•
For [***] accounts in [***] (which includes [***]), Emerson will pursue such accounts, including enterprise engagements, as a Standard Opportunity Market (excluding global accounts that have been specified as joint accounts) and will receive the [***] discount or [***] commission (as applicable) set forth in Annex 2.

•
For existing contracts and future contracts sold by AspenTech, AspenTech in its sole discretion and regardless of geographic location or type of account may pursue renewals and incremental expansions of such contracts even if such contracts would otherwise be considered a Standard Opportunity.

•	[***] – provided, however:
•
For [***] sites regardless of geographic location or type of account, if the customer [***], Emerson will [***]; otherwise Emerson may extend to the customer such pricing [***] set forth in Exhibit B for Channel Orders.

•
Where a customer has committed to using Emerson’s DeltaV and/or Ovation in a [***], the account will be treated as a Standard Opportunity; provided, however, if the customer [***], then the Standard Opportunity will be subject to [***] subject to the requirements set forth in Exhibit B for Channel Orders.

Standard Opportunity Accounts
Emerson and AspenTech shall develop and maintain a list of customer accounts which will be treated as Standard Opportunities regardless of market or location (unless expressly noted otherwise) (“Standard Opportunity Accounts”). Channel Orders solicited within these Standard Opportunity Accounts shall be deemed as Standard Opportunities (subject to compliance with sub-clause (ii) of the definition of Standard Opportunities) that are not subject to the ERP under this Agreement and that may be pursued by Emerson at its sole discretion.
Standard Opportunity Geographic Territories
Emerson and AspenTech shall develop and maintain a list of geographic territories which will be treated as Standard Opportunities regardless of market (“Standard Opportunity Territories”). Channel Orders solicited within these Standard Opportunity Territories shall be deemed as Standard Opportunities (subject to compliance with sub-clause (ii) of the definition of Standard Opportunities) that are not subject to the ERP under this Agreement and that may be pursued by Emerson at its sole discretion.
Note: On a quarterly basis, the parties will review the then current Standard Opportunity Markets, Standard Opportunity Accounts, and Standard Opportunity Territories. If the parties mutually agree upon any additions or other changes to any of the foregoing (including the designation of specific accounts or territories that should be listed as excluded from the Standard Opportunity Markets, each an “Excluded Standard Opportunity Account” or “Excluded Standard Opportunity Territory,” respectively), this Annex 1 – Standard Opportunity Go to Market Process shall be amended accordingly; provided, however, any Channel Orders being pursued within a deleted Standard Opportunity Market or being pursued with an Excluded Standard Opportunity Account or in an Excluded Standard Opportunity Territory prior to the effective date of such amendment as evidenced by Emerson’s written records documenting that Emerson was pursuing it, shall continue to not be subject to the ERP under this Agreement for [***] days after the effective date of such amendment or until such Channel Order is no longer being solicited, whichever comes first. For purposes of clarification, any changes to this Annex 1 must be mutually agreed to in writing by the parties.
Potential Additional Markets For Consideration By AspenTech and Emerson
Additional areas of exploration for collaborative sales engagement to leverage AspenTech and Emerson's respective market positions may include but are not limited to:
•	[***]
•	[***]
•	[***]

Annex 2 – Channel Order Pricing
Sell-Through Order Discounts
Emerson shall receive a [***] discount off AspenTech Standard List Pricing for the license fees, including the fees for SMS and [***] annual escalation, to be paid by Emerson to AspenTech for all Software for each Sell-Through Order. For the avoidance of doubt, the [***] discount shall be applied to the AspenTech Standard List Pricing, SMS, and the annual escalation of [***] for the duration of the license term. Payments shall be made by Emerson to AspenTech in accordance with Exhibit F.
The discount of [***] for Sell-Through Orders above shall be reduced to [***] for renewals of Sell-Through Orders; provided however, to the extent the growth in the order value of the renewals exceeds the [***] annual escalation, the discount will be [***] on the excess above the escalation. For clarification purposes, the AspenTech Standard List Pricing shall continue to escalate annually at [***].
Commissionable Order Commissions
Emerson shall receive from AspenTech a commission payment in the amount of [***] of the license component of the license fees paid by the applicable customer to AspenTech in connection with each Commissionable Order. For the avoidance of doubt, the license component of the license fees does not include fees for SMS for the duration of the license term; provided however, in no event shall the fees for SMS exceed AspenTech’s standard SMS pricing. Payments shall be made by AspenTech to Emerson in accordance with Exhibit F.
The commission payment of [***] for Commissionable Orders above shall [***] for renewals of Commissionable Orders; provided however, to the extent the [***] annually, the commission will be increased to [***] on the excess above [***].

Annex 3 - AspenTech Standard List Pricing
AspenTech Standard List Pricing means the pricing (including token tables) set forth in Exhibit L for the identified Software.
Where Standard List Pricing for the Software is not set forth in Exhibit L, pricing will be determined through the ERP.
AspenTech Standard List Pricing is subject to adjustment (including establishment for additional Software products) by AspenTech from time to time upon a reasonable basis and upon written notice from AspenTech to Emerson. In the event of an update to this Annex 3 (including changes to Exhibit L), (i) Emerson may continue to purchase at the effective discounted price (as set forth in Annex 2) off of the AspenTech Standard List Pricing in effect immediately prior to any such update for a period of [***] months following the effective date of the update and (ii) the parties will cooperate in making corresponding updates to the pricing calculator or other tool AspenTech may provide to Emerson to calculate pricing.

Annex 4 - Purchase Order Requirements
All Purchase Orders issued by Emerson hereunder must contain the following information as applicable to Sell-Through Orders and to Fulfillment Orders. For purposes of clarification, Purchase Orders are only required under this Agreement in connection with Sell-Through Orders and with Fulfillment Orders and shall not be required in connection with internal use licenses (except as set forth in Exhibit B where taxes or shipping fees may apply), Commissionable Orders, or with individual OEM Orders.
1)	End customer names, address
2)	Billing name, address of Emerson or its Affiliate
3)	Ship to address
4)	Product detail, quantities, price to be paid by Emerson under this Agreement
5)	Payment terms corresponding to those required under this Agreement
6)	Payment amount and schedule (see example payment table below)
7)	Machine Locking ID (if applicable)
8)	Start Date
Example Payment Table
Payment Amount (USD)	Due Date
$	Net [***] days from Start Date
$	[***] months from Start Date
$	[***] months from Start Date
$	[***] months from Start Date
$	[***] months from Start Date
$	[***] months from Start Date
All Purchase Orders must be emailed to AspenTech at the email address designated by AspenTech in writing to Emerson. A completed pricing calculator must be attached to the email and must match the pricing presented in the Purchase Order. The pricing calculator tool shall meet the requirements of this Agreement, be provided by AspenTech to Emerson, and updated from time to time by written agreement of the parties to assist automating calculation of the pricing to be paid by Emerson under this Agreement (including the AspenTech Standard List Pricing).
For each Sell-Through Order only, the applicable Purchase Order must contain the following terms:
1.
License fees are payable in annual installments in advance and, unless agreed otherwise by the parties in writing, the license fees [***] per year. Undisputed invoices for license fees are payable on or before the applicable due date specified in the Purchase Order. AspenTech will issue an invoice for the initial installment upon shipment and will invoice each subsequent invoice at least [***] days before the applicable due date. AspenTech will issue invoices to the Emerson address specified in the Purchase Order or to such other address as Emerson may designate upon written notice received by AspenTech.

2.	All payments must be in U.S. Dollars. Emerson shall make all undisputed payments required under the Purchase Order without setoff, counterclaim or other defense.
3.
If Emerson fails to make an undisputed payment when due, AspenTech will send the past-due invoice to Emerson with notice of late payment. Late payment charges of the lower of [***] per month and the maximum statutory rate permitted under applicable law will accrue on all invoiced amounts that conform to the Purchase Order commencing [***] days from the date of such notice and will continue to accrue until the undisputed outstanding invoice is paid in full. Late charges are payable in full within [***] days of the invoice date.

4.
If Emerson fails to pay all outstanding and undisputed license fees within [***] days of the date of a written past-due notice provided by AspenTech to Emerson, AspenTech may terminate the purchase order or may suspend performance of SMS until all outstanding license fees and late charges are paid in full.

5.	[RESERVED.]
6.
AspenTech will deliver to Emerson at the location and on the date specified in the Purchase Order (or as otherwise designated by Emerson in writing) one copy of the Software and any license keys or dongles necessary or required for such Software to function. AspenTech will deliver either electronically or via physical shipment. Electronic delivery will be [***] when AspenTech makes access to the Software available to Emerson or the end user, as applicable, and the ship-to party has the ability to use the Software. Physical delivery will be [***] designated in the applicable Purchase Order. All risk of loss during carriage/transportation shall be the responsibility of AspenTech. Emerson has no obligation to obtain insurance while the Software is in transit from AspenTech to Emerson. Software is deemed delivered when made available for download or is shipped. AspenTech is not responsible for installation.

7.
Either party may terminate the Purchase Order upon [***] days’ written notice if the other party breaches its obligations under the Purchase Order and fails to cure the breach by the end of the notice period. Upon termination of a Purchase Order by AspenTech for cause, the license associated with the terminated Purchase Order shall automatically terminate and all license fees outstanding or due thereunder in the future shall automatically accelerate and be immediately due and payable in full. Upon termination of a Purchase Order by Emerson for cause, the parties will meet and mutually agree upon a remedy, which may include issuance of a credit memo or cash refund. Emerson further reserves any and all damages (both at law and in equity) to which it may entitled.

8.	[Reserved]
9.
The term for each license granted under this purchase order commences on the start date indicated in the purchase order and expires at the end of the specified license term. Emerson has no right of refund or return after shipment of the license key(s) unless there is a dispute about AspenTech’s performance, in which case the parties shall meet and mutually agree upon a remedy, [***]. Upon expiration or termination of the license, Emerson shall promptly: (i) use commercially reasonable efforts to return or cause the end user to return to AspenTech all Software and proprietary information and all copies thereof associated with this purchase order; (ii) use commercially reasonable efforts to ensure that all Software has been erased from the memory of the end user’s computer(s) and storage devices or rendered non-readable; (ii) use commercially reasonable efforts to return or cause end user to return all Dongles provided by AspenTech; and (iv) certify in writing that Emerson has satisfied its obligations hereunder.

The list below is a list of terms within a Purchase Order that are considered by the parties to be non-standard, each of which would if included in a Purchase Order, require the transaction to be processed through the ERP as a condition of AspenTech acceptance of the Purchase Order should Emerson elect not to remove the term from the subject Purchase Order following receipt of notice from AspenTech that such provision would result in the Channel Order not being deemed as a Standard Opportunity.
1)	[***]
2)	[***]
3)	[***]
4)	[***]
5)	[***]
6)	[***]

Annex 5

OEM Products and OEM Product Pricing
OEM Products
OEM Products consist of the [***] ([***]) and any of the Software that becomes the subject of a development agreement between the parties. The parties agree to pursue development agreements for technology from at least the following products: [***].
On a quarterly basis, the parties will review additional Software products and mutually agree on whether any such Software product will be identified as an OEM Product that Emerson may distribute in OEM Transactions that are not subject to the ERP. Identification of any such product as an OEM Product shall be confirmed by one or more agreed updates to this Annex 5.
OEM Transactions are not subject to the ERP.
Branding/White-Labeling
Subject to mutual agreement of the parties, Emerson may distribute additional OEM Products on a branding/white-labeling basis.
OEM Product Pricing
Pricing for OEM Products will be defined on a product-by-product basis and will be at a [***] discount from the then current AspenTech Standard List Pricing for the applicable Software, unless otherwise mutually agreed upon by the parties from time to time and as set forth in one or more updates to this Annex 5 – OEM Products and OEM Product Pricing. The pricing for the [***] (excluding the [***]) is set forth below in this Annex 5 and (unless expressly agreed otherwise by the parties in writing) is not subject to any discount.
Notwithstanding the foregoing and unless, the parties agree to negotiate certain special pricing, pricing certain special projects, [***], in each case on a product-by-product basis, will be at a [***] discount from the then current AspenTech Standard List Pricing for the applicable Software.
For purposes of clarification, pricing for OEM Products shall be established on a product-by-product basis and not for each OEM Transaction such that once pricing for OEM Products is established for a particular OEM Product, the same pricing shall apply to all OEM Transactions for such OEM Product.
[***]
The [***] pricing is set forth below. For purposes of clarification, however, this pricing shall not apply to the [***] and the parties agree that there shall be no fees due or payable by Emerson to AspenTech for the licensing of the [***].
[***] Pricing (excluding [***])
See Exhibit L.

Exhibit C - General Conditions
1.
Taxes. All amounts payable by Emerson hereunder are exclusive of all withholding, excise, sales, use, value added, consumption, transfer and other taxes and duties, however designated, that may be imposed by any federal, state, municipal or other governmental authority with respect to a transaction. AspenTech shall invoice for all such taxes and Emerson must pay all such taxes except for taxes on AspenTech's net income. If applicable, Emerson shall be responsible for obtaining and providing to AspenTech any certificate of exemption or similar document required to exempt Emerson from sales, use or similar tax liability with respect to a transaction hereunder. Emerson shall be fully responsible for payment of all income taxes, VAT, or other taxes on amounts received by Emerson pursuant to this Agreement. If Emerson is required to withhold tax on any amounts payable under this Agreement, Emerson shall be responsible for the payment of such tax and shall pay AspenTech the full amount invoiced without any deduction for such withholding tax. If AspenTech is required to collect any taxes from Emerson, AspenTech shall invoice for the same, Emerson shall pay such invoiced taxes, and AspenTech will remit amounts collected to the appropriate taxing jurisdiction.

2.
Payment and Remedies for Late Payment. Unless otherwise mutually agreed upon by the parties in writing, payment terms for all amounts to be paid hereunder shall be as set forth in Exhibits E - OEM Terms and F - Channel Terms.

3.
Record-Keeping. Emerson shall make and keep accurate books, records and accounts of all transactions executed by Emerson in the course of its appointment pursuant to this Agreement and shall maintain complete records of the disposition of all Software and related technical data under this Agreement, showing at least username, ultimate destination, product number and date of license or other disposition of all Software and related technical data. Emerson shall answer in reasonable detail any questionnaire or other communication from AspenTech, its outside auditors, and/or any accredited representative of the U.S. Government reasonably requested to establish compliance with the representations and warranties undertaken by Emerson hereunder, provided such questionnaire or communication from AspenTech or its auditors is made on a reasonable recurring time basis. AspenTech shall make and keep accurate books, records and accounts of all of the AspenTech Standard List Pricing for the Software and all of AspenTech’s transactions made in the course of this Agreement and shall maintain complete records of the disposition of all Software and related technical data under this Agreement. AspenTech shall answer in reasonable detail any questionnaire or other communication from Emerson, its outside auditors, and/or any accredited representative of the U.S. Government reasonably requested to establish compliance with the representations and warranties undertaken by AspenTech hereunder (including, then current AspenTech Standard List Pricing for the Software), provided such questionnaire or communication from Emerson or its auditors is made on a reasonable recurring time basis.

4.
Audit Rights. At any time while this Agreement is in effect and for [***] after expiration or termination thereof but not more than once in each consecutive [***], upon ten days’ written notice from AspenTech, Emerson shall provide AspenTech access to relevant Emerson books and records and shall provide data regarding usage of Software or allow AspenTech reasonable access for the purpose of retrieving such data for the sole purpose of verifying compliance with the provisions of this Agreement. Such data may be in the form of usage logs or other discrete data, in electronic or hardcopy format. AspenTech will not disclose such information to any third party, except to enforce AspenTech's rights. Upon reasonable written notice to Emerson but not more than once annually, during normal business hours, at AspenTech's expense, and subject to Emerson security policies, AspenTech or its authorized representative may audit Emerson records relating to compliance with the terms of this Agreement, including payment records, computer names/usernames/departments and location information found on each SLM Server, and other physical and electronic data concerning all Software usage at any or all Emerson or Emerson Affiliate locations worldwide. Any audit or examination shall be performed at the expense of AspenTech and shall be subject to the reasonable security requirements and confidentiality requirements of Emerson and shall be conducted in a manner so as to minimize disruption to the business operations of Emerson. At any time while this Agreement is in effect and for [***] after expiration or termination thereof but not more than once in each consecutive [***] period, upon [***] written notice from Emerson, AspenTech shall provide Emerson access to relevant AspenTech books and records and shall provide data regarding the AspenTech Standard List Pricing for the Software and payment of commissions to Emerson or allow Emerson reasonable access for the purpose of retrieving such data for the sole purpose of verifying compliance with the provisions of this Agreement.
5.
Force Majeure. Either party's failure to perform its obligations under this Agreement will not be deemed a breach of this Agreement to the extent that such failure is due to a Force Majeure. Failure to perform will be excused by Force Majeure hereunder only during the period that the Force Majeure prevents performance. The time for performance shall be suspended for the duration of such Force Majeure up to [***], upon which the party not relying on the Force Majeure event to avoid performance may elect to terminate this Agreement on [***] prior written notice to the other party. Further, the party seeking to claim excuse from performance shall promptly notify the other party in writing of the Force Majeure event, the anticipated duration of the event, and the actions the party is taking to mitigate the event.

6.
Assignment/Change in Control. Except for an assignment of this Agreement (including all Purchase Orders) or any one or more Purchase Orders by Emerson to an Emerson Affiliate, neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Except as provided with respect to the transaction and merger specified at Part I, Section 1 of the Cover Page, a change of control of either party shall constitute an assignment of this Agreement by such party; provided that (i) the sale, transfer or other disposition by Emerson Electric or its subsidiaries (other than New AspenTech or its subsidiaries) of any shares or equity interests in New AspenTech or any successor to New AspenTech shall not constitute an assignment of this Agreement; (ii) a change of control of Emerson Electric shall not constitute an assignment of this Agreement; and (iii) a change of control in Emerson in conjunction with a transaction described in clause (i) of this proviso shall not constitute an assignment of this Agreement.

7.
Injunctive Relief. Any breach of this Agreement that adversely affects either party's intellectual property rights might give rise to irreparable injury to the non-breaching party for which money damages would not be adequate compensation. In addition to any other legal remedies that may be available, the non-breaching party will be entitled to seek injunctive relief against such breach or threatened breach.

8.
Exclusion of Damages. Neither party shall be liable under the agreement for any special, indirect, punitive, exemplary, incidental or consequential damages, or any damages arising from the loss of use, data or profits, even if THE PARTY has been advised of the possibility of such damages. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS AND DAMAGES ARISING OUT OF BREACH OF THE LICENSE RESTRICTIONS AND PROVISIONS PERTAINING TO OWNERSHIP AND PROPRIETARY RIGHTS AND DAMAGES ARISING OUT OF UNAUTHORIZED DISCLOSURE, MISUSE OR MISAPPROPRIATION OF A PARTY'S INTELLECTUAL PROPERTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, OR ANY OTHER DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.	Limitation of Liability. Except for any amounts due and payable under the agreement, in no event will either party’s aggregate liability under the agreement exceed [***].
10.
Exclusions. Sections 8 and 9 shall not apply with respect to: (i) a breach by either party of its confidentiality obligations under this Agreement; (ii) either party’s indemnification obligations under this Agreement; (iii) infringement, misappropriation or other violations of intellectual property rights; (iv) gross negligence; or (v) willful misconduct.

11.
Independent Contractor. Emerson acknowledges that it is an independent contractor, and the employees of either party shall not be deemed to be the employees of the other. Nothing in this Agreement shall be construed to create a commercial agency, nor shall Emerson be deemed a franchisee, broker, employee, master or servant of AspenTech. AspenTech and Emerson agree that this Agreement shall not be registered in any commercial agency registry or similar official depository.

12.
Costs and Expenses. It is expressly understood and agreed that neither party is under any obligation or requirement to reimburse the other party for any expenses or costs incurred by a party in the performance of its responsibilities under this Agreement. Any costs or expenses incurred by a party shall be at such party’s sole risk, and upon its independent business judgment that such costs and expenses are appropriate.

13.
Compliance with Law. Each party agrees to comply with, and to cause its officers, employees, agents, contractors, subcontractors and consultants to comply with, all applicable laws, regulations, rulings, and executive orders of the United States and any other government(s) with jurisdiction over the party with respect to the matters set forth in this Agreement.

14.
FCPA. Each party specifically represents and warrants that it is familiar with the U.S. Foreign Corrupt Practices Act, including the anti-bribery provisions thereof, and agrees to comply therewith. Neither party shall make any improper payments, loans, gifts (or promises of any such act) to any government official or employee, or any other person to whom such a payment would be unlawful under the FCPA.

15.
Export Compliance. The Software may be restricted by U.S. Government export control laws from export to certain countries and certain organizations and individuals. Each party agrees to comply with such restrictions. Each party shall furnish any documents reasonably required by the other party in order to file an application for U.S. export licenses if any are required, and Emerson shall obtain and maintain any required import license, exchange permit or other necessary authorization from or any government(s) for distribution of the Software by Emerson within such jurisdictions. Each party will execute a letter of assurance for export control purposes upon request by the other party.

16.
Boycotts. Emerson shall refuse any request to comply with, and shall provide to AspenTech information related to, a foreign country's embargo or boycott of Israel. Emerson will comply with the Export Administration Regulations, 15 CFR, Part 760 (Restrictive Trade Practices or Boycotts).

17.
Dispute Resolution. Any and all disputes arising out of or in connection with this Agreement shall be escalated first to the parties’ senior management. In the event such senior management is unable to resolve such dispute, such dispute shall be escalated to the parties’ respective chief executive officers. In the event the parties’ chief executive officers are unable to resolve such dispute, such dispute shall be resolved through arbitration or litigation in the courts of the State of Delaware.

18.
Governing Law. Regardless of where any action may be brought, the validity and performance of this Agreement will be governed by the laws of the State of Delaware, USA, without regard to its rules on conflicts of law. The parties exclude application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

19.	Construction. This Agreement shall be construed as a whole in order to harmonize and give effect to all provisions hereof, so that none are rendered meaningless.
20.
Entire Agreement. This Agreement (i) constitutes the complete and exclusive statement of the terms and conditions between the parties with respect to the matters set forth herein; (ii) is intended by the parties as a final expression of their agreement with respect to the terms hereof; and (iii) except as otherwise expressly provided herein, supersedes all other agreements, purchase orders, negotiations, representations, tender documents, and proposals, written or oral, with respect to the matters set forth herein. With respect to the matters set forth herein, each party expressly rejects any terms or conditions in any document or instrument provided by the other or any other communication from the other party that are additional to, or different from, the terms of this Agreement. For the avoidance of doubt and except as set forth in Part I of this Agreement, this Agreement does not supersede or terminate in any manner: (i) the Existing Software License Agreement and (ii) the Software License Agreement between Emerson and Old AspenTech dated [***].

21.	English Language. This Agreement is purposefully written only in the English language, which shall be the official language governing any interpretation hereof.
22.	Counterpart Originals. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

23.	Amendment. Any modification of this Agreement must be in a writing manually signed by authorized representatives of the parties and specifically identified as a modification hereof.
24.	No Waiver. Failure or delay of either party to exercise any right or remedy under this Agreement shall not constitute a waiver of rights or remedies hereunder.
25.
Severability. If any provision of this Agreement is held unenforceable or inoperative by any court of competent jurisdiction, either in whole or in part, the remaining provisions shall be given full force and effect to the extent not inconsistent with the original terms of this Agreement.

26.
Notices. Any notice given under this Agreement must be sent in writing to the other party's designated representative for formal notices specified in Exhibit I - Designated Representatives or to such other address most recently designated by such party to the other party in writing. Emerson shall promptly notify AspenTech of any change in the Emerson billing address.

27.
Survival. Notwithstanding any provision of this Agreement to the contrary, the expiration or termination of this Agreement shall not relieve the parties of any obligations that, by their nature, survive such expiration or termination, including warranty, indemnity, audit rights, governing law, and obligations regarding confidential information, taxes, and intellectual property.

28.
Confidentiality. Except for disclosures to their respective Affiliates and legal and financial advisors, both parties shall maintain the terms and conditions of this Agreement in confidence. Further, all information of a party or its Affiliates furnished or otherwise obtained pursuant to this Agreement shall be subject to the confidentiality terms included in the Stockholders Agreement among Emerson Electric Co., EMR Worldwide Inc. and New AspenTech (regardless of whether such terms are, or such agreement is, terminated or expired).

29.
Indemnification. (a) AspenTech and its Affiliates shall indemnify and hold harmless Emerson and its Affiliates from and against any and all losses and damages arising from or relating to (i) claims that Software infringes, misappropriates or otherwise violates any third-party intellectual property rights, (ii) third party claims relating to Fulfillment Orders except to the extent the claims arise from Emerson’s negligence, and (iii) AspenTech’s and its Affiliates’ gross negligence, willful misconduct or violation of applicable law. (b) Emerson and its Affiliates shall indemnify and hold harmless AspenTech and its Affiliates from and against any and all losses and damages arising from or relating to Emerson’s and its Affiliates’ gross negligence, willful misconduct or violation of applicable law.

30.
Software Delivery. The parties shall mutually agree upon the timing and manner of delivery of the Software to Emerson for purposes of the reseller relationship and internal use license granted hereunder.

31.
Scope of License Rights. Notwithstanding anything in this Agreement to the contrary, each of the following provisions of this Section 31 shall apply: (i) each license granted to Emerson under this Agreement (including all use rights granted therein) shall extend to Emerson, its Affiliates, and their respective contractors and consultants providing services to Emerson or its Affiliates, (ii) all distribution and sub-license rights granted to Emerson under this Agreement shall extend to Emerson and its Affiliates, (iii) Emerson shall be responsible for ensuring that its Affiliates and its and its Affiliates’ permitted contractors and consultants access and use the Software only in accordance with the obligations and restrictions of this Agreement, (iv) in each instance where Emerson has obtained a license to the Software under this Agreement for distribution and use by an end user or for the beneficial use by an end user , Emerson may host (in its discretion and through itself or its contractors provided Emerson or its contractors have obtained AspenTech’s certification to host) and make the Software available for access and use by the end user for the remainder of the term of the license; provided, however, Emerson may only host Software which AspenTech is then making available for use on an on-premise basis; and (v) in each instance where Emerson has obtained a license for an end user under a Sell-Through Order, the term of the license for the Software shall commence upon the date Emerson delivers the Software to the applicable end user.

32.	Cyber Security; Information Security.
[***]

Exhibit D - License Terms
1.
License Agreements. Pursuant to the terms and conditions of this Agreement (including the terms of this Exhibit D - License Terms), AspenTech will grant and Emerson shall accept non-exclusive licenses to use and to sub-license and distribute the Software as follows. AspenTech specifically reserves all rights not expressly granted under this Agreement.

a. Internal Use Licenses. Internal use licenses are non-sublicensable and non-transferable and may be used until the expiration or termination of the then-current term of this Agreement and Wind-down Period solely on Supported Computer(s) for Emerson’s internal use as set forth herein and to make backup and archival copies of the Software in accordance with the terms and conditions of this Agreement. Internal use licenses include the right for Emerson to distribute to third parties, at no additional charge, any and all models (including simulation models) developed by Emerson with the Software. Internal use licenses are limited to access and use of the Software by Emerson, Emerson Affiliates, and contractors or consultants providing service to Emerson or any Emerson Affiliate. Emerson is responsible for ensuring that its Affiliates, contractors and consultants access and use the Software only in accordance with the obligations and restrictions of this Agreement. Software may be used under such internal use license only for purposes of: (i) testing the Software for the purpose of incorporating and/or embedding the Software with current and future Emerson products and services, (ii) demonstrating the Software to prospective licensees and such demonstrating shall, for purposes of this Agreement, be considered as internal use, (iii) conducting internal training for Emerson and its Affiliate employees and delivering training to current and potential third-party licensees of AspenTech software, provided that they do not access or use an Emerson or its Affiliate copy of the Software, (iv) providing professional services/consulting to licensees, (v) developing interfaces and integration, and (vi) otherwise exercising rights and fulfilling obligations under this Agreement. Each such license shall be royalty free except for the license specified in clause (iv) above, which shall be subject to license fees mutually agreed to by the parties. Except as may be set forth above, Emerson and its Affiliates may not use the Software licensed hereunder pursuant to an internal use license in a production environment in any way and may not access or provide Software to third parties on a hosting, service bureau or time-sharing basis. To the extent tokens are necessary for Emerson to exercise the above rights, AspenTech shall provide Emerson with access to such tokens at no charge, except as described above with respect to clause (iv). Each license shall extend to Emerson, its Affiliates, and contractors and consultants providing services to Emerson or its Affiliates. For the avoidance of doubt, the license described above does not include the rights to source code.
b. OEM Licenses. AspenTech hereby grants to Emerson a non-exclusive right to distribute OEM Software licenses to Emerson clients in OEM Transactions in the sole discretion of Emerson, subject to the requirements set forth in this Agreement. OEM licenses include the right to sublicense and distribute any then-current version of Software at any time by embedding the Software in or incorporating Software with Emerson hardware, software, services, or systems and providing the combined product or service to a client or other third party in accordance with Exhibit F - OEM Terms. OEM licenses shall also extend to standalone versions of the Software which are distributed by Emerson on a standalone OEM or white-labeled basis; provided the parties have mutually agreed upon the Software that may be distributed by Emerson on a standalone OEM or white-labeled basis.
c. Sell-Through and Fulfillment Licenses. AspenTech hereby grants to Emerson a non-exclusive right to distribute and sublicense Software obtained by way of Sell-Through Orders and/or Fulfillment Orders to Emerson clients in accordance with Exhibit E - Channel Terms.
2.
Replacement License Keys or Dongles. AspenTech shall issue replacement license keys or dongles so Emerson may use the Software on additional SLM Servers or move the Software from one SLM Server or computer to another, with no change in the license scope. Within [***] of the date a replacement license key or dongle is issued, Emerson must delete the original license key or return the original dongle to AspenTech, as applicable. If Emerson loses a dongle, Emerson must give prompt email notice of the lost dongle to AspenTech Customer Care and must promptly return the dongle if and when it is found.

3.	SMS. AspenTech will provide all SMS to Emerson for all internal use licenses granted hereunder. Except as provided for in this Agreement, AspenTech will not provide SMS directly to Emerson clients.

To receive SMS, Emerson must designate a system administrator who is familiar with the Software. For AspenTech to troubleshoot in real time Software performance problems identified by Emerson, Emerson must provide AspenTech remote access to the Emerson system via an electronic medium approved by AspenTech. AspenTech has no responsibility to provide SMS to Emerson to the extent prevented by the failure of Emerson to provide such access.
4.
Title. Title to, ownership of, and all rights in patents, copyrights, trade secrets and other intellectual property rights in Software do not transfer to Emerson and (except for the non-exclusive rights granted to Emerson hereunder) shall remain in AspenTech and/or AspenTech's third-party vendors and licensors.

5.
Benchmarking - Third Parties. Emerson may not engage a third party to perform benchmarking or security testing on the Software unless that third party enters into a written nondisclosure agreement directly with AspenTech.

6.	[RESERVED]
7.
Confidentiality. Emerson shall protect Proprietary Information to the same degree Emerson protects its own proprietary information, but with no less than a reasonable degree of care, and in any event shall not use it in any way other than as permitted under this Agreement, or disclose it or permit access thereto to any third party (other than permitted Emerson Affiliates, contractors or consultants or as permitted under this Agreement) without AspenTech's prior written consent, manually signed by an executive officer assigned to AspenTech's headquarters, and subject to the limitations stated herein. If such consent is granted, such third parties shall not be regarded as licensees of AspenTech nor as sublicensees of Emerson.

8.
Models. Any and all models (including simulation models) created by Emerson or an Emerson Affiliate with the Software shall be owned solely and exclusively by Emerson or the Emerson Affiliate and may, at the discretion of Emerson, be distributed to third parties.

9.
Emerson Confidential Information. AspenTech acknowledges and agrees that in the course of this Agreement, Emerson may provide AspenTech with confidential information of Emerson or its clients (including clients who are AspenTech licensees). If AspenTech obtains any such confidential Information, AspenTech shall not provide or otherwise disclose it to any third party and shall restrict any and all use of the information solely as necessary to verify compliance by Emerson with the terms of this Agreement.

10.
Copying. Emerson may make archival or back-up copies of Software as reasonably required by the Emerson network security protocol, provided that all copyright and proprietary notices must be duplicated on each such copy. Emerson shall not make any other copies. Emerson shall not remove any copyright notice of AspenTech or its third-party vendors.

11.
Interoperability. If applicable law requires that Emerson be able to modify Software to make it inter-operable with other software, AspenTech will, at its option: (i) at the expense of Emerson, use commercially reasonable efforts to make the Software inter-operable with such other software, or license Emerson tools and/or information to make the Software inter-operable; or (ii) grant Emerson the right to make such modifications only to the extent required by law. Any such permitted modifications will constitute Software for purposes of this Agreement.

12.
Prohibition Against Reverse Engineering. Emerson shall not, nor attempt to, reverse compile, disassemble or otherwise reverse-engineer the Software. The Software may include calculation routines that mimic the operation of plants, processes and/or equipment that Emerson may use to create or augment models of plants, processes or equipment. Such models created or augmented using Software may not be used in machine learning analytics or to reverse-engineer Software in any manner, including by using data processed in Software for the purpose of training any type of third-party artificial intelligence program.

13.
Restricted Uses. Software may not be used to develop any platforms or programs that have features or functionality similar to the features or functionality of the Software. Emerson may not make any modifications or enhancements to the Software, create any derivative works of Software, or merge or separate Software or any component thereof, including by attempting to train artificial intelligence programs.

13.1 While Emerson may only use Proprietary Information as permitted under this Agreement, AspenTech acknowledges and agrees that Emerson is in the business of developing products with the same or similar functionality as the Software and that Emerson's access to and use of the Software as permitted herein shall not, in and of itself, prohibit Emerson or its Affiliates from developing their own software that may have the same or similar functionality as the Software, subject to the terms of Section 4.6 (Non-Compete) of the Stockholders Agreement of the Transaction Agreement.
14.
Security. Software may contain license management technology that must be activated in order for the Software to function, and may include a hardware lock device, license administration software, and/or a license authorization key to control access to the Software and identify and deter any use of the Software in violation of this Agreement. Emerson shall not take any action to knowingly modify or avoid or defeat the purpose of any such license management technology. Use of the Software without any required lock device or authorization key is prohibited. AspenTech reserves the right to embed a software security mechanism within the Software to collect, store and transmit to AspenTech or its agent, data relating to the usage of an unauthorized or illegal copy of the Software, including, without limitation, information about the device(s) and location(s) where an unauthorized or illegal copy of the Software is used, the number of times it has been copied, and specific user information of the user of an unauthorized or illegal copy of the Software, such as the username or email address of such unauthorized user. Provided AspenTech complies with all applicable data collection and use laws then in effect, Emerson consents to such collection and transmission of data, as well as its use if an unauthorized or illegal copy is detected.

15.
Third-Party Software. Emerson shall not (i) separate any embedded third-party software or its components from the Software, (ii) use any such third-party software or its components independently of the Software; (iii) develop and link Emerson's programs with any third-party libraries or classes provided with Software; or (iv) develop or use any runtime configuration tools not provided with Software for the purpose of configuring any third-party runtime components embedded in Software.

16.
Expiration or Termination. Upon expiration or termination of a license, the right of Emerson to use Software under such expired or terminated license shall end and Emerson shall promptly: (i) return to AspenTech all Software and Proprietary Information and all copies thereof under such expired or terminated license, (ii) except for archival copies, erase all Software under such expired or terminated license from the memory of Emerson's computer(s) and storage devices or render it non-readable, (iii) return all dongles provided by AspenTech for such expired or terminated license, and (iv) certify in writing that Emerson has satisfied its obligations under this Section 16.

17.
Warranty of No Defects. AspenTech warrants that Software will be free from Defects when delivered. To the maximum extent permitted by applicable law, the exclusive remedy and AspenTech's sole obligation will be to correct or circumvent any Defect reported to AspenTech that causes and continues to cause a system-critical disruption of Emerson business operations; provided, however, that: (i) Emerson must report any Defects to AspenTech promptly after discovery and furnish AspenTech with supporting documentation and details adequate to substantiate the report and assist AspenTech in the identification and detection of such Defect; and (ii) AspenTech is able to reproduce the Defect on properly functioning equipment controlled by AspenTech. This warranty is contingent upon: (x) use of Software in accordance with this Agreement; and (y) no interference from applications, derivative works, or configurations provided by third parties and not specifically recommended by AspenTech.

18.
Disclaimer. ASPENTECH DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ASPENTECH DOES NOT WARRANT THAT THE OPERATION OF SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE.

19.
THIRD PARTIES. SOFTWARE MAY CONTAIN FUNCTIONALITY SUPPLIED BY THIRD PARTIES. INCLUDING DEVELOPERS, VENDORS, SUPPLIERS, CONTRACTORS, OR CONSULTANTS. WHILE ASPENTECH SHALL REMAIN RESPONSIBLE FOR ALL OF THE SOFTWARE, INCLUDING ALL FUNCTIONALITY SUPPLIED BY THIRD PARTIES, IN NO EVENT WILL SUCH THIRD PARTIES BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES ARISING FROM THIS AGREEMENT. SUCH THIRD PARTIES ARE BENEFICIARIES OF SOFTWARE LICENSES GRANTED TO Emerson UNDER THIS AGREEMENT.

20.
Warranty of No Infringement. AspenTech represents and warrants to Emerson that the Software and its use as provided for herein does not, to the knowledge of AspenTech, infringe the intellectual property rights of any third party.

21.
Infringement Indemnity. AspenTech will defend Emerson, the Emerson Affiliates, and each of their respective successors and assigns, officers, directors, employees, representatives, agents, contractors, customers, and consultants (“Emerson Indemnitees”) against any claims of infringement by any of the Software in the form received from AspenTech of any third party's intellectual property rights and AspenTech will indemnify and hold harmless the Emerson lndemnitees from and against all damages, losses, assessments, penalties, fines, liabilities, costs and expenses awarded against any of the Emerson lndemnitees In any such claim, provided that: (i) Emerson promptly (and in no event more than ten days after receiving written notice of such alleged infringement) notifies AspenTech's General Counsel in writing; (ii) Emerson gives AspenTech the right to control the defense of such claims; and (iii) Emerson fully cooperates with AspenTech (at the cost and expense of AspenTech) in any defense or settlement of such claims. AspenTech has no infringement indemnification obligation except as stated in this Section 21, and this obligation does not apply to infringement arising from: (x) integration or combination of Software together with other software, materials or products not integrated or combined by AspenTech or not specifically recommended by AspenTech in the Software specifications, if the infringement would have been avoided in the absence of such integration or combination; (y) use of the Software for other than its intended purpose; or (z) use of other than the current, unaltered Release if the infringement would have been avoided by the use of such Release and provided AspenTech has made available such Release and Emerson has had a reasonable period of time to implement such Release.

22.
Remedy. In addition to AspenTech’s indemnification obligations under Section 21, the sole and exclusive remedy of Emerson if a court of competent jurisdiction determines that Software has infringed a third party's U.S. intellectual property rights as specified in Section 21 will be that AspenTech will, in its sole discretion and at its sole cost and expense: (i) replace the infringing Software product with a non-infringing, functionally-compatible product; (ii) modify the product so that it becomes non-infringing, but functionally-compatible; or (iii) obtain a license for Emerson to use the allegedly infringing product.

23.
Verification. During normal business hours at any time while this Agreement is in effect, AspenTech may, upon reasonable written notice to Emerson and not more than once in each consecutive twelve-month period, examine computer names/usernames/departments and location information found on each SLM Server to confirm and verify that usage of Software by Emerson is in compliance with this Agreement. Such examination shall be performed at AspenTech's expense and conducted in a manner not to impact the business operations of Emerson and subject to Emerson rules and policies for on-site visitation.

Exhibit E - OEM Terms
1.
Emerson may, in its sole discretion, embed Software in or include Software with Emerson hardware, software, and systems and distribute and sublicense the combined product to Emerson clients for such amounts, duration, and upon such license terms, as Emerson may elect, provided that such terms must be at least as restrictive as the restrictions and obligations specified at Exhibit K - Form of End User License Terms For Sell-Through Orders and Fulfillment Orders - License Terms with respect to use of Software.

2.	Emerson shall provide AspenTech access upon request to all documentation between Emerson and its clients establishing the restrictions and obligations with respect to use of Software.
3.	Emerson will be responsible for providing First-Level Support SMS and Second-Level Support SMS to its clients.
4.
Emerson and AspenTech will mutually agree on training required to ensure successful deployment and support of OEM Products by Emerson. Training details will be specified in the respective development agreements.

5.	AspenTech will provide Emerson Third-Level Support SMS.
6.
Emerson and/or its Affiliates shall, on a quarterly basis and with respect to OEM Transactions, provide AspenTech one or more reports in Microsoft® Excel format identifying the number of Software licenses granted and required SMS from AspenTech; version and configuration; product mix; name of end users; shipment address; and date of shipment (each an “OEM Distribution Report”). The OEM Distribution Reports for each quarter shall be sent to AspenTech within four weeks of the end of the quarter. Each OEM Distribution Report will be accompanied by one or more Purchase Orders issued by Emerson and/or its Affiliates for the Software distributed under each OEM Transaction for the subject OEM Distribution Report. Purchase Orders issued by Emerson and/or its Affiliates shall be provided on a quarterly basis within a commercially reasonable time after the quarter ends. The Purchase Orders will be non-cancelable, only for OEM Products that have been shipped prior to Purchase Order issuance, and contain product details as required by this Agreement.

7.
AspenTech shall invoice Emerson and its Affiliates on a quarterly basis using the OEM Distribution Reports and applicable Purchase Orders. Such quarterly invoices shall be issued by AspenTech promptly following receipt by AspenTech of such quarterly OEM Distribution Reports. Each such invoice shall be payable as agreed in an applicable development agreement. [***] Emerson will, in its sole discretion, establish the fees payable by the client to Emerson under any OEM Order. For [***] and such other OEM Products as mutually agreed, Purchase Orders will be issued at the time of order and each invoice shall be payable within [***] of the date of the invoice.

Exhibit F - Channel Terms
1.
AspenTech hereby appoints Emerson on a non-exclusive basis to promote and solicit Channel Orders on a commission or sell-through basis for the Software and related services on a worldwide basis. This appointment does not limit in any way the right of AspenTech to directly or indirectly market or provide Software or services except as set forth in Exhibit G - Exception Review Process.

2.
Emerson must register any sales opportunity for the Software that it desires to pursue and which is not a Standard Opportunity, a Fulfillment Order, or an OEM Transaction or otherwise expressly exempted from ERP under this Agreement. Standard Opportunities are excluded from the ERP; provided, however, Emerson shall provide such information as reasonably required by AspenTech on a monthly basis to forecast orders on a non-binding basis.

3.	[RESERVED.]
4.
While this Agreement is in effect, Emerson shall receive commissions and/or discounts as specified in Exhibit B - Products, Commissions, Discounts and Fees for Channel Orders that are solicited by Emerson.

5.
For Commissionable Orders, within [***] of AspenTech's receipt of a commissionable payment from a client for a Commissionable Order, AspenTech will pay Emerson commission at the applicable rate specified in Exhibit B - Products, Commissions, Discounts and Fees.

6.
For Sell-Through Orders which have been fulfilled by AspenTech pursuant to a Purchase Order issued by Emerson, AspenTech shall invoice Emerson upon fulfillment of each Sell-Through Order based on the applicable pricing and discount specified in Exhibit B - Products, Commissions, Discounts and Fees. Each such invoice shall be payable in full within [***] of the invoice date. [***] Emerson will, in its sole discretion, establish the fees payable by the client to Emerson under any Sell-Through Order.

7.
No later than [***] after the Closing Date, the parties shall in good faith work with one another to communicate a written description of the ERP as identified in Exhibit G - Exception Review Process to their respective sales channels. Within [***] after the Closing Date, a mutually agreed number of Emerson sales and technical support employees shall complete basic AspenTech sales and technical training and become reasonably proficient in promoting Software. The parties shall further mutually agree upon the amount and type of training AspenTech shall provide to Emerson sales channel and/or service engineers.

8.
With respect to any client engaged by Emerson under this Agreement, should Emerson know that such client is actively and willfully engaged in the material infringement of the patents, copyrights, trade secrets, trademarks or other proprietary rights of AspenTech in the Software, Emerson shall notify AspenTech of the same.

9.	Emerson shall not enter into any Sell-Through Order if assignment of the Sell-Through Order by Emerson to AspenTech is not permitted under the terms of the Sell-Through Order or any applicable law.
10.
Emerson recognizes AspenTech's ownership of and title to its registered and common law trademarks and trade names, and the goodwill attaching thereto, and agrees that any goodwill which accrues because of use by Emerson of the trademarks or trade names of AspenTech in connection with use of the Software by Emerson, or because of any other activity involving the promotion of the Software by Emerson, shall vest in and become the property of AspenTech. Emerson agrees not to contest or take any action to contest AspenTech's registered and common law trademarks or trade names which are not confusingly similar to any registered and common law trademarks or trade names of Emerson, or to use, employ or attempt to register any trademark or any trademark which is confusingly or deceptively similar to AspenTech trademarks or trade names.

11.
Under this Agreement, Emerson may use AspenTech's name and trade designations only in connection with the promotion of Software and Emerson shall have no other right to use the trademarks and trade names of AspenTech (or of any third parties used in connection with the Software).

12.
With respect to this Agreement, Emerson shall provide to AspenTech, for prior review and written approval in AspenTech's sole discretion, all promotional or other materials produced by Emerson that use or display AspenTech's trademarks or trade names.

13.
AspenTech will, at no charge to Emerson, provide Emerson access to marketing materials made available by AspenTech to its channel partners and grant [***] Emerson representatives as designated by Emerson access to the online AspenTech internal sales resource center with download privileges, including access to sales presentations, white papers, videos and brochures and to distribute or otherwise make the same available internally within Emerson and its Affiliates and (with respect to customer facing materials) to the customers and potential customers of Emerson and its Affiliates to facilitate the activities of Emerson under this Agreement.

14.	Subject at all times to the Wind-down Period, the following consequences will result immediately upon termination or expiration of this Agreement.
i.
All manner of appointment and license grant by AspenTech to Emerson shall terminate; provided however, for any Channel Order actively being pursued by Emerson as of the date of termination or expiration of this Agreement, the parties must mutually agree whether Emerson may continue to pursue such Channel Order.

ii.	AspenTech may cease shipping Software under this Agreement, and any outstanding payment obligations of Emerson and/or AspenTech under this Agreement will become immediately due and payable in full.
iii.
Emerson shall: (i) cease to hold itself out as a representative with respect to Software; (ii) cease all activity related to this Agreement; (iii) advise each client and prospect in writing that Emerson is no longer an authorized representative or distributor with respect to Software, and take no action that could adversely affect AspenTech's reputation or goodwill with such parties; and (iv) cease using and deliver to AspenTech or destroy, at the sole expense of Emerson, all Software, Proprietary Information of AspenTech, and any other materials that display any trademark or trade names of AspenTech, that were received under this Agreement and all copies thereof in the possession of Emerson except for archival copies. An officer or director of Emerson shall promptly certify in writing to AspenTech that Emerson has complied with this provision.

iv.
Subject to Section 14(i), at AspenTech's request and unless expressly prohibited by applicable law or the terms of a Sell-Through Order, Emerson shall immediately upon termination of this Agreement: (i) assign to AspenTech any Sell-Through Orders in effect between Emerson and any client, including all rights to receive future payments due under any such Sell-Through Order (whereupon AspenTech shall assume all obligations under and full liability for each assigned Sell-Through Order); and (ii) notify any affected client of such assignment. Upon request by AspenTech, Emerson shall remit to AspenTech all prorated fees paid by the client to Emerson in advance for any portion of the license term of the Sell-Through Order following the date of termination.

Exhibit G - Exception Review Process
This Exception Review Process set forth in this Exhibit G (“ERP”) shall govern the registration and reporting process for Channel Order opportunities pursued by Emerson under this Agreement that are not Standard Opportunities and will define the sales engagement scenarios and eligibility for license commissions to be paid, or discounts offered, for Channel Orders. This ERP is intended to minimize channel conflicts between the AspenTech and Emerson sales teams and provide a simple and efficient process for deal validation and sales ownership. The order of precedence in case of conflict between the other provisions of this Agreement and the ERP will be the other provisions of this Agreement and then the ERP. For purposes of clarification, the ERP shall not apply to Standard Opportunities, OEM Transactions, distribution by Emerson of the [***] (including the [***] Bundles) or to Fulfillment Orders.
1.
For Channel Orders that are not Standard Opportunities or Fulfillment Orders, Emerson shall register the opportunity at the AspenTech Deal Registration portal located at https://esupport.aspentech.com/s_login and provide AspenTech such information as reasonably required by AspenTech to track pipeline and confirm payment and for forecasting and booking purposes.

2.
If the registered opportunity is accepted by AspenTech (each a “Registered Exception Opportunity” or “REO”), the following process will, unless otherwise mutually agreed by the parties in writing, be followed by AspenTech Partner Operations.

•	Validate that the information in the REO is complete.
•	Categorize the REO as a Standard Opportunity.
•
AspenTech’s ERP Governance team will review and take the request into AspenTech’s A&A (Authorization and Approval) process and shall schedule a meeting between the AspenTech ERP Governance team and the Emerson team to establish a detailed path forward and define escalation paths.

•
For each REO, (i) AspenTech shall document and, no later than [***] following the end of the quarter in which the REO is issued, provide Emerson with a written summary of the anticipated benefits to AspenTech for Emerson to pursue the subject Channel Order, (ii) maintain such documentation in accordance with AspenTech’s record retention policies, and (iii) a license agreement will be required between AspenTech and Emerson for each transaction with any resulting negotiated difference from a Standard Opportunity.

2.1	Each REO will remain an REO until the earliest of the following events.
•	The client declines to enter into a license agreement with AspenTech or Emerson. Emerson withdraws the REO.
•
The REO has been registered for [***], unless (a) the registration is extended in writing by the parties or (b) a Software license proposal has been submitted to the client and is still pending, in which case the REO will renew for successive additional [***] periods pending response from the client on such proposal.

2.2.	[***]
3.
If the registered opportunity is rejected by AspenTech, AspenTech will notify Emerson in writing of the rejection and the basis for the rejection, and Emerson will not pursue the opportunity unless it may be pursued as a Standard Opportunity.

Exhibit H - Joint Development
1.
The parties will explore opportunities to work together to develop mutually beneficial new or enhanced solutions or interfaces between their products. The output of a successful exploration will be a separate written joint development agreement having terms and conditions mutually agreed upon by the parties.

2.
To the extent a new product is developed under any such joint development agreement, and if the parties mutually agree that such new product will be owned by AspenTech, such product will automatically be subject to the terms of this Agreement.

3.
AspenTech shall own all intellectual property rights in new applications/solutions developed by or on behalf of AspenTech using the Software. For the avoidance of doubt, Emerson shall own all intellectual property rights in new applications/solutions developed by or on behalf of Emerson (i) for use with the Software or (ii) using development or configuration tools or features of the Software (it being understood that AspenTech shall retain ownership of all intellectual property rights in the Software and any derivatives thereof).

4.	The parties have identified the following additional activities, among others, as potential candidates for consideration, and may agree to pursue other activities under this Agreement.
i.	[***]
ii.	[***]
iii.	[***]
iv.	[***]
v.	[***]
5.	The parties agree that the provisions of this Exhibit H - Joint Development are non-binding and may be cancelled by either party at any time.

Exhibit I - Designated Representatives
The parties each hereby designate the below-listed individual(s) as their Designated Representative(s) responsible to direct performance of the party's efforts under the Agreement. Either party may (from time to time and upon written notice to other party) designate replacement representatives.
FOR FORMAL NOTICES:
AspenTech:
Office of the General Counsel
Aspen Technology, Inc.
20 Crosby Drive
Bedford, Massachusetts 01730
USA
Phone: +1-781-221-6400
FAX: +1-781-221-6410
legalnotices@aspentech.com
Emerson:
Associate General Counsel
Fisher-Rosemount Systems, Inc.,
An Emerson Automation Solutions company
1100 W. Louis Henna Blvd. #E 4007
Round Rock, Texas, 78681
USA
Phone: +1-512-834-7062
and
Dustin Beebe
Fisher-Rosemount Systems, Inc.,
An Emerson Automation Solutions company
1100 W. Louis Henna Blvd.
Round Rock, Texas, 78681-7430
USA
Phone: +1-225-291-9591
dustin.beebe@emerson.com
and
General Counsel
Emerson Electric Co.
8000 West Florissant Avenue
St. Louis, MO 63136-8506
FOR OPERATIONAL ISSUES UNDER THE AGREEMENT:
AspenTech:
Debra Dailey
Principal Sales Operations Analyst
Aspen Technology, Inc.
20 Crosby Drive
Bedford, Massachusetts 01730
USA
Phone: +1-781-221-4240
debra.dailey@aspentech.com

Emerson:
Todd Anstine
Fisher-Rosemount Systems, Inc.,
An Emerson Automation Solutions company
8070 W. Florissant Ave., Bldg. M
St. Louis, Missouri 63136
USA
Phone: +1-314-553-7260
todd.anstine@emerson.com
FOR SALES SUPPORT/ QUESTIONS:
AspenTech:
Ely Feese
Senior Alliance Manager
Aspen Technology, Inc.
2500 CityWest Blvd Suite 1500
Houston, Texas 77042
USA
Phone: +1-281-584-1059
ely.feese@aspentech.com
Emerson:
Todd Anstine
Fisher-Rosemount Systems, Inc.,
An Emerson Automation Solutions company
8070 W. Florissant Ave., Bldg. M
St. Louis, Missouri 63136
USA
Phone: 1-314-553-7260
todd.anstine@emerson.com
FOR TECHNICAL SUPPORT QUESTIONS:
AspenTech:
David Reumuth
Senior Director, Customer Support & Training
Aspen Technology, Inc.
2500 CityWest Blvd Suite 1500
Houston, Texas 77042
USA
Phone: +1 281-584-1933
david.reumuth@aspentech.com
Emerson:
Todd Anstine
Fisher-Rosemount Systems, Inc.,
An Emerson Automation Solutions company
8070 W. Florissant Ave., Bldg. M
St. Louis, Missouri 63136
USA
Phone: +1-314-553-7260
todd.anstine@emerson.com

Exhibit J - Meetings and Governance
1.
The parties shall work together to establish the details of the governance and execution model under this Agreement, including Executive Business Reviews, peer mapping and cadence of key stakeholder engagements. The model will include, but not be limited to, the following elements.

i.
[***] Sales Lead Market Reviews will be conducted within [***] while this Agreement is in effect, commencing with the quarter beginning on the first full calendar month after the Closing Date. The parties will mutually agree on any adjustments to Exhibit B - Products, Commissions, Discounts and Fees that may be appropriate based on then-current market conditions.

ii.
[***] Executive Business Reviews (Joint Steering Committee) will be established to review the status of execution plan rollout, reporting on key performance indicators (the ERP, revenue, wins, etc.), priorities, focus and conflict resolution.

iii.
Relationship Development Meetings will be conducted with key stakeholders, including representatives from sales, marketing, services, and product management, to address project execution, sales pipeline, enablement activities, issues and opportunities.

iv.	[***] review will be conducted as specified in Section 4 of Part 1 of the Cover Page.
2.
Each party shall appoint an executive responsible for the expansion of the embedding, use and resale of the Software by Emerson. Further, each party will make reasonably appropriate investments to support end users as required in the initial sales pursuit and lifecycle support.

3.
Emerson agrees to (i) include all jointly agreed upon embedded and select additional Software in the Emerson “price book,” (ii) ensure proper incentives for Emerson sales of the Software, (iii) provide Software and allow AspenTech access to [***], and (iv) commit to a comprehensive technical and sales enablement plan.

Exhibit K - Form of End User License Terms For Sell-Through Orders and Fulfillment Orders

[***]

Exhibit L – Standard List Pricing Books

[***]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Officers and Directors.
Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
The New AspenTech Charter contains provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the DGCL, as may be amended from time to time.
Section 102(b)(7) of the DGCL, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The New AspenTech Charter contains a provision for such limitation of liability to the fullest extent permitted by the DGCL, as may be amended from time to time.
Item 21.	Exhibits and Financial Statement Schedules.
The exhibits listed below in the “Exhibit Index” are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.
EXHIBIT INDEX
Exhibit No.	Description
2.1*^
Transaction Agreement and Plan of Merger, dated as of October 10, 2021, among Aspen Technology, Inc., Emerson Electric Co., EMR Worldwide Inc., Emersub CX, Inc. and Emersub CXI, Inc., as it may be amended from time to time (attached as Annex A to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)

3.1**
Form of Amended and Restated Certificate of Incorporation of Aspen Technology, Inc. (attached as Annex B to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)

3.2*
Form of Amended and Restated Bylaws of Aspen Technology, Inc. (attached as Annex C to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)

5.1**	Legal Opinion of Davis Polk & Wardwell LLP

Exhibit No.	Description
8.1*#	Form of Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1*
Form of Stockholders Agreement, among Emerson Electric Co., EMR Worldwide Inc. and Aspen Technology, Inc. (attached as Annex D to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)

10.2*
Form of Registration Rights Agreement, between EMR Worldwide Inc. and Aspen Technology, Inc. (attached as Annex E to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)

10.3*
Form of Tax Matters Agreement, between Emerson Electric Co. and Aspen Technology, Inc. (attached as Annex F to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)

10.4*
Commercial Agreement Term Sheet, between Emerson Electric Co. and Aspen Technology, Inc. (attached as Annex G to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)

10.5*
Form of Transition Services Agreement, between Emerson Electric Co. and Aspen Technology, Inc. (attached as Annex H to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)

10.6*†
Form of Commercial Agreement, between Emerson Electric Co. and Aspen Technology, Inc. (attached as Annex K to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)

21.1*	List of Subsidiaries
23.1**	Consent of Davis Polk & Wardwell LLP (contained in Exhibit 5.1)
23.2**	Consent of KPMG LLP (as auditor for AspenTech)
23.3**	Consent of KPMG LLP (as auditor for the Emerson Industrial Software Business)
23.4*#	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1)
99.1*	Form of Proxy Card
99.2**	Consent of J.P. Morgan Securities LLC
99.3*	Fairness Opinion of J.P. Morgan Securities LLC (attached as Annex I to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)
99.4*	Consent of Jill D. Smith to be named as Director
99.5*	Consent of Antonio J. Pietri to be named as Director
99.6*	Consent of Karen M. Golz to be named as Director
99.7*	Consent of Robert M. Whelan Jr. to be named as Director
99.8*	Consent of Ram R. Krishnan to be named as Director
99.9**	Consent of Arlen R. Shenkman to be named as Director
99.10*	Consent of Thomas F. Bogan to be named as Director
99.11*	Consent of Patrick M. Antkowiak to be named as Director
107*	Calculation of Filing Fee Table
^
Schedules and certain exhibits to the Transaction Agreement and Plan of Merger have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.

*	Previously filed.
**	Filed herewith.
#	Executed version to be filed by amendment.
†	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10).
Item 22.	Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 18th day of March, 2022.
EMERSUB CX, INC.

By:	/s/ Mark J. Bulanda
	Name:	Mark J. Bulanda
	Title:	President
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date

/s/ Mark J. Bulanda	Sole Director, Emersub CX, Inc.	March 18, 2022
Mark J. Bulanda